As filed with the Securities and Exchange Commission on January 26, 2007

Registration No. 333-137012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN PHYSICIANS SERVICE GROUP, INC.	AMERICAN PHYSICIANS INSURANCE COMPANY
(Exact Name of Co-registrant as Specified in Its Charter)	(Exact Name Of Co-registrant as Specified in Its Charter)

Texas	Texas
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)

8741	6331
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

75-1458323	75-1517531
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

1301 S. Capital of Texas Highway, Suite C-300 Austin, Texas 78746-6550 (512) 328-0888	1301 S. Capital of Texas Highway, Suite C-300 Austin, Texas 78746-6550 (800) 252-3628
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Principal Executive Offices)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Principal Executive Offices)

Copies to:
KENNETH S. SHIFRIN American Physicians Service Group, Inc. 1301 S. Capital of Texas Highway, Suite C-300 Austin, Texas 78746-6550 (512) 328-2892	NORRIS C. KNIGHT, JR., M.D. American Physicians Insurance Company 1002 Texas Boulevard, Suite 407 Texarkana, Texas 75501
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Agent for Service)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Co-Registrant’s Agent for Service)

TIMOTHY L. LAFREY Akin Gump Strauss Hauer & Feld LLP 300 West Sixth Street, Suite 2100 Austin, Texas 78701 (512) 499-6200 Fax: (512) 499-6290	CLARKE HEIDRICK Graves, Dougherty, Hearon & Moody, P.C. 401 Congress Avenue, Suite 2200 Austin, TX 78701 Tel: (512) 480-5600 Fax: (512) 480-5836

Approximate date of commencement of proposed sale to public:  As soon as practicable after the registration statement becomes effective and the effective date of the proposed merger of APSG ACQCO, Inc., a wholly owned subsidiary of American Physicians Service Group, Inc., referred to as APSG, with and into American Physicians Insurance Company, referred to as APIC, as described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
APSG Common Stock ($0.10 par value)	2,380,952 shares	N/A	$30,143,000(2)	$3,225
APSG Series A Redeemable Preferred Stock ($1.00 par value)	10,295 shares	N/A	$10,295,000(3)	$1,102
APIC Common Stock ($1.00 par value)	10,000,000 shares	N/A	$30,143,000(4)	$3,225
APIC Series A Redeemable Preferred Stock ($1.00 par value)	10,295 shares	N/A	$10,295,000(5)	$1,102

(1)	Consists of up to 2,380,952 shares of common stock, par value $.10 per share and up to 15,000 shares of Series A redeemable preferred stock, par value $1.00 per share, of American Physicians Service Group, Inc., or APSG, that may be issued in connection with the merger described in this document; also consists of 10,000,000 shares of common stock, par value $1.00 per share, and up to 15,000 shares of Series A redeemable preferred stock, par value $1.00 per share, of American Physicians Insurance Company, or APIC, that may be issued in connection with the conversion described in this document. The number of shares of APSG common stock to be issued in the merger is based on an exchange ratio to be calculated at the effective time of the merger. The number of shares listed here is an estimate made solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. It is based on the greatest number of shares of APSG common stock that could be issued in the merger in exchange for the 10,000,000 shares of APIC common stock to be issued pursuant to the conversion described herein, before APSG would have a unilateral option right to terminate the merger agreement. This estimate uses an exchange ratio of 0.238 shares of APSG common stock for each share of APIC common stock. The number of shares of APSG and APIC Series A redeemable preferred stock to be issued in the conversion and merger described in this document will be calculated based upon the value of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. The numbers of shares listed here are estimates made solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. They are based upon one-thousandth of $10,295,000, the book value of the unreturned surplus recorded on APIE’s books as of September 30, 2006.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s common stock, the proposed maximum aggregate offering price is based upon (i) $30,143,000, the book value of the APIC common stock as of September 30, 2006 to be converted into, and exchanged for, APSG common stock in the merger, less (ii) $0, the cash consideration payable by APSG to the holders of APIC’s common stock, pursuant to Rule 457(f)(3) under the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s preferred stock, the proposed maximum aggregate offering price is based upon $10,295,000, the book value of the APIC Series A redeemable preferred stock as of September 30, 2006 to be converted into, and exchanged for, APSG Series A redeemable preferred stock in the merger, pursuant to Rule 457(f)(3) under the Securities Act of 1933, as amended.
(4)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s common stock, the proposed maximum aggregate offering price is based upon $30,143,000, or the value of APIE’s shareholders’ equity as of September 30, 2006.
(5)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. Since there is no market for APIC’s preferred stock, the proposed maximum aggregate offering price is based upon $10,295,000, the book value of refundable surplus deposits as of September 30, 2006 that will be evidenced by the APIC preferred shares.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EFFECT THE EXCHANGE OFFER UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED JANUARY 26, 2007

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

American Physicians Service Group, Inc., referred to as APSG, its wholly owned subsidiary, APSG ACQCO, Inc., referred to as Merger Sub, and American Physicians Insurance Exchange, referred to as APIE, have agreed on a merger transaction in which, immediately after APIE converts from a Texas reciprocal insurance exchange to a Texas stock insurance company and changes its name to American Physicians Insurance Company, or APIC, Merger Sub will merge with and into APIC, with APIC continuing as the surviving company and wholly owned subsidiary of APSG. Before we can complete the conversion and the merger, we must obtain the approval of APSG shareholders and APIE subscribers. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the conversion, the merger and other matters. The merger agreement and plan of conversion are attached as Annex A and Annex B, respectively, to this joint proxy statement/prospectus and are incorporated into this joint proxy statement/prospectus by reference.

At the effective time of the conversion, APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years, which we collectively refer to as the APIE policyholders, will receive their portion of 10,000,000 shares of APIC common stock pursuant to a conversion formula based upon both the total number of APIE subscribers and the relative earned premium attributable to the APIE policyholders over the three-year period prior to June 1, 2006. Also pursuant to the conversion, each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

At the effective time of the merger, each share of common stock of APIC that would be issued in the conversion will be converted into, and exchanged for, the right to receive that number of shares of APSG common stock based upon an exchange ratio to be calculated upon the occurrence of certain events. The exchange ratio will be equal to a purchase price of $39,000,000 minus the net present value of payments that must be made by APSG to comply with the mandatory redemption features of the APSG Series A redeemable preferred stock issued in exchange for the APIE refundable deposit certificates determined on the basis of a constant discount rate of 5.35%, divided by $14.28, divided by 10,000,000.

Your vote is very important. The merger is an integral aspect of the plan of conversion. We cannot complete the merger unless the APSG common shareholders vote to approve the issuance of APSG common stock and the APIE subscribers vote to approve the plan of conversion and the merger. Approval of each of the proposals set forth above is a prerequisite to the consummation of the conversion and the merger. None of the actions contained in these proposals will become effective unless both the conversion and the merger are approved. The merger will become effective as soon as the certificate of merger is filed with the Secretary of State of the State of Texas. This will be filed as soon as practicable after the transactions are approved by the APSG shareholders and the APIE subscribers, and after all closing conditions to the merger agreement has been satisfied or, where permissible, waived. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger.

The APSG common stock is listed on the Nasdaq Small Cap Market under the symbol “AMPH.” There is no public market for the Series A redeemable preferred stock of APSG or the common stock and Series A redeemable preferred stock of APIC.

This document is a prospectus relating to the shares of APSG common stock and APSG Series A redeemable preferred stock to be issued in the merger and the shares of APIC common stock and APIC Series A redeemable preferred stock to be issued in the conversion, and a joint proxy statement for APSG and APIE to solicit proxies for their respective special meetings of shareholders and subscribers, respectively. It contains answers to frequently asked questions and a summary of the important terms of the merger agreement and the plan of conversion and the related transactions, followed by a more detailed discussion.

Before casting your vote, please take the time to review carefully this joint proxy statement/prospectus, including the section entitled “ Risk Factors” beginning on page 24.

This joint proxy statement/prospectus is dated             , 2007 and is first being mailed to APSG shareholders and APIE subscribers on or about             , 2007.

Sincerely,

Kenneth S. Shifrin Chairman and Chief Executive Officer American Physicians Service Group, Inc.	Norris C. Knight, Jr., M.D. Chairman American Physicians Insurance Exchange

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR SERIES A REDEEMABLE PREFERRED STOCK OF APSG OR APIC TO BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

+AMERICAN PHYSICIANS SERVICE GROUP, INC.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF AMERICAN PHYSICIANS SERVICE GROUP, INC.

To the shareholders of American Physicians Service Group, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of American Physicians Service Group, Inc., a Texas corporation, referred to as APSG, will be held at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746 on             , 2007 at              local time, for the following purposes:

1. To consider and vote upon a proposal for the APSG shareholders to approve the issuance of APSG common stock to the persons entitled to receive common stock, as a result of the conversion of American Physicians Insurance Exchange, or APIE, into a Texas stock insurance company called American Physicians Insurance Company, or APIC, immediately followed by the merger of a wholly owned subsidiary of APSG with and into APIC, with APIC becoming a wholly owned subsidiary of APSG as a result of the transactions contemplated by the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended;

2. To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000;

3. To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time; and

4. To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on                     , 2007 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Each share of APSG common stock is entitled to one vote at the special meeting. Approval of each of the above proposals requires the affirmative vote of a majority of the common shares outstanding, in person or by proxy, at a meeting of shareholders where a quorum exists. A quorum will exist where a majority of the shares of APSG common stock issued and outstanding and entitled to vote are represented in person or by proxy at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Approval of the proposal to approve the issuance of APSG common stock is a prerequisite to the consummation of the merger. None of Proposals 1, 2 or 3 above will become effective unless the issuance of common shares in Proposal 1 above is approved and effective. Holders of APSG common stock are not entitled to dissenters’ rights. A list of the shareholders entitled to vote will be open for examination by shareholders at APSG’s offices at 1301 S. Capital of Texas Highway, Suite C-300, Austin Texas, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

The board of directors of APSG has determined that the terms of the merger agreement and the transactions contemplated by it are fair to and in the best interest of APSG and its shareholders. Accordingly, the members of APSG’s board of directors have approved the merger agreement and the transactions contemplated by it, declared their advisability, and recommends that APSG shareholders vote at the special meeting to approve Proposal 1 above relating to the issuance of APSG common stock as a result of the transactions contemplated by the merger agreement. The board of directors also recommends that the shareholders vote to approve Proposals 2 and 3 above relating to the amendments of the 2005 Incentive and Non-Qualified Stock Option Plan, and Proposal 4.

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or voting instruction card to ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

W. H. HAYES
Secretary

                    , 2007

AMERICAN PHYSICIANS INSURANCE EXCHANGE

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

NOTICE OF SPECIAL MEETING OF SUBSCRIBERS

OF AMERICAN PHYSICIANS INSURANCE EXCHANGE

To the subscribers of American Physicians Insurance Exchange:

NOTICE IS HEREBY GIVEN that a special meeting of subscribers of American Physicians Insurance Exchange, a Texas reciprocal insurance exchange, referred to as APIE, will be held at             on             , 2007 at              local time, for the following purposes:

1. To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Plan of Conversion of APIE, as amended, which includes the form of the articles of incorporation, referred to herein as the certificate of formation, of APIC, in which APIE will be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC;

2. To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended; and

3. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Only APIE subscribers who were subscribers of record both as of June 1, 2006 and at the close of business on                     , 2007, are entitled to vote at the special meeting or at any adjournments or postponements thereof. Each APIE subscriber is entitled to one vote at the special meeting. Approval of each of Proposals 1 and 2 set forth above requires the affirmative vote of at least two-thirds of the subscribers. Approval of each of Proposals 1 and 2 set forth above is a prerequisite to the consummation of the conversion and the merger. The merger is an integral aspect of the plan of conversion. None of the actions contained in Proposals 1 or 2 will become effective unless both the conversion and the merger are approved. APIE subscribers are not entitled to dissenters’ rights under applicable Texas law. A list of the subscribers entitled to vote will be open for examination by subscribers at APIE’s offices at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

The board of directors of APIE has determined that the terms of the plan of conversion and the merger agreement and the transactions contemplated by them are fair to and in the best interest of APIE, its subscribers, policyholders and holders of refundable deposit certificates. Accordingly, the members of APIE’s board of directors have approved the plan of conversion, including the form of the certificate of formation of APIC included therein, and the merger agreement, and the transactions contemplated by them, declared their advisability, and recommends that APIE subscribers vote at the special meeting to approve all of the proposals described above.

Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or voting instruction card to ensure that you will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

GREGORY M. JACKSON, M.D.
Secretary

                    , 2007

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about APSG and APIE from documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 155. This information is available to you without charge upon written or oral request.

APSG files reports, proxy statements and other information with the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information that APSG files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov.

Copies of the APSG documents may also be obtained without charge from APSG on the internet at www.amph.com, under the “Investor Relations” section, or by contacting American Physicians Service Group, Inc., 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, (512) 328-0888.

If you wish to obtain any of these documents from APSG, you should, to ensure timely delivery, make your request no later than                     , 2007.

APIE is subject to the laws and regulations of the State of Texas applicable to reciprocal insurance exchanges and, in accordance therewith, files financial reports and other public information with the Texas Department of Insurance. The publicly available financial reports and other information regarding APIE can be inspected at the offices of the Texas Department of Insurance at Financial Monitoring Section, Hobby Building Tower 3, 3rd Floor, 333 Guadalupe Street, Austin, Texas 78701, during normal business hours.

APIE filed a Plan of Conversion to convert to a stock insurance company with the Commissioner of Insurance of the State of Texas that describes the conversion and merger and contains other information required by the Texas Insurance Code, including such information requested by the commissioner and other public materials submitted to the commissioner concerning the application.

Copies of certain APIE documents, including financial reports, the merger agreement, the plan of conversion and other public information, are available at no cost upon request by contacting APIE at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, (800) 252-3628, or may be obtained on the internet at www.apie.us. Such documents include the bylaws, as amended, of APIE, the proposed amended and restated bylaws of APIC and the articles of incorporation, referred to herein as the certificate of formation, of APIC.

If you wish to obtain any of these documents from APIE, you should, to ensure timely delivery, make your request no later than                     , 2007.

All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

i

QUESTIONS AND ANSWERS ABOUT THE CONVERSION AND MERGER

Set forth below are commonly asked questions and answers about the conversion and the merger, including parenthetical page references to the more complete discussion in this document of the questions answered in this section. For a more complete description of the legal and other terms of the conversion and merger, please read carefully this entire document and the other available information referred to in “Where You Can Find More Information” on page 155.

Q:	Why are APSG and APIE proposing the merger? (see pages 114 to 115)

A:	APSG believes that the merger will create positive opportunities that outweigh potential negative consequences. In reaching its decision to approve the merger, the APSG board of directors considered positive and negative factors which could have an impact on the APSG shareholders, including the following:

APSG Positive Merger Attributes:

•	Common Goals and Objectives. It is the natural evolution of two companies founded simultaneously with similar goals and purposes of providing services to physicians.

•	Increased Financial Strength. The combined APSG/APIC entity will have greater revenues, assets and equity than the separate companies, which should make it more visible in the public markets, increase its borrowing, buying, marketing and recruitment power, and enhance its ability to compete in a consolidating industry.

•	Growth Potential. The merger is consistent with plans to grow APSG within its areas of existing expertise.

•	Smooth Transition. With a thirty year history of managing the operations of APIE and with a close working relationship with its directors, a smooth transition, without corporate culture differences or risk and expense associated with a typical due diligence analysis, is likely.

•	Shareholder Value. As shown in the Unaudited Pro Forma financial statements as of and for the period ending September 30, 2006 and the notes thereto on pages 139 and 148, diluted net income per share is $0.53 before the merger and $2.66 afterward. Book value per share is $9.92 before the merger and $11.99 afterward. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

APSG Negative Merger Attributes:

•	Market Price Fluctuations. The market price of APSG common stock may fluctuate, and sales of APSG common stock, including sales of shares issued in the merger, could lower the market price of APSG common stock.

•	Earnings Volatility. While the board believes that the merger will increase shareholder value, it considered the potential negative year-to-year impact that could result from earnings volatility between years. Presently, APSG collects a base management fee from APIE which is not dependent on APIE’s profitability. This partly insulates APSG from the years in which APIE could have lower earnings. Similarly, APSG’s profit sharing in the earnings of APIE are capped at 3% of earned premium. This prevents APSG from recognizing additional profits in years when APIE’s earnings are above the cap. After the merger, APSG will consolidate the net income or loss of APIC and thus, without the above limits on APIC’s minimum or maximum performance, APSG’s earnings will be impacted by the full range of APIC’s earnings.

•	Uncertainties in APIE Estimates. The estimate of loss and loss adjustment expense reserves and reinsurance premiums and reserves at APIE are inherently uncertain and could materially affect the value of APIE. APIE periodically reviews its established reserves and may adjust reserves based on the results of these reviews. These adjustments could be significant. If APIE changes its estimates, these changes are reflected in results of operations during the period in which they are made and could negatively impact APSG results of operations.

A:	In reaching its decision to approve the conversion and the merger, the APIE board of directors considered positive and negative factors which could have an impact on the APIE policyholders, including the following:

APIE Positive Merger Attributes:

•	Common Goals and Objectives. It is the natural evolution of two companies founded simultaneously with similar goals and purposes of providing services to physicians.

•	Increased Financial Strength. The combined APSG/APIC entity will have greater revenues, assets and equity than the separate companies, which should make it more visible in the public markets, increase its borrowing, buying, marketing and recruitment power, and enhance its ability to compete in a consolidating industry.

•	Increased Access to Capital. The conversion and merger will allow APIE to continue to prosper through the ability to access capital through public markets, in terms of the ability to increase the Company’s net worth, in addition to what is being generated by its stand-alone financial performance.

•	Growth Potential. Growth opportunities would be enhanced for APIE due to its improved financial strength and ability to access capital for additional underwriting capacity.

•	Ownership. Each subscriber will receive publicly traded common stock as part of the combination, in contrast to the illiquid nature of subscriber membership interests in a reciprocal exchange. In addition, APIE policyholders, collectively will own approximately 43% of APSG’s common stock upon closing.

•	A.M. Best and Other Rating Agencies. The conversion and merger will allow the company to pursue and eventually achieve meaningful ratings with A.M. Best and other rating agencies. APIC’s ability to achieve a meaningful A.M. Best rating will further enhance its ability to write insurance for more medical professionals, including those who may be required to purchase insurance from a Best rated carrier.

•	Continued Physician Involvement. The current physician members of APIE’s board of directors will continue to be very involved in an advisory capacity in all areas of the insurance business including claims, underwriting, and risk management. Four members of the board of directors of APIE, Dr. Knight, Dr. Peche, Dr. Shoberg and Dr. Pierce, will serve on the board of directors of APIC, at the discretion of APSG. Additionally, two members of the APIE board of directors, Dr. Norris Knight and Dr. William Peche, will join the APSG board of directors after the merger.

•	Tax Free Status. APSG and APIE each expect that the conversion and the merger should be tax free pursuant to Section 368(a) of the Internal Revenue Code to APSG, APIC, APIE and the APIE policyholders. However, the holders of the refundable deposit certificates may recognize gain or loss on the exchange of those certificates for APIC Series A redeemable preferred shares. Regardless, the receipt of APSG Series A redeemable preferred stock for APIC Series A redeemable preferred stock should not be a separately taxable exchange. Additionally, in the merger, holders of APIC common stock should recognize gain or loss attributable to their receipt of cash instead of fractional shares of APSG common stock (fractional shares of APSG Series A redeemable preferred shares will be issued to holders of APIC Series A redeemable preferred stock in the merger, as necessary).

APIE has received a qualified opinion from Deloitte Tax LLP relating to the material United States federal income tax consequences of the conversion and merger, which are described in detail under “Material United States Federal Income Tax Consequences of the Conversion and Merger.” Please review carefully the information under the caption “Material United States Federal Income Tax

Consequences of the Conversion and Merger” beginning on page 133 for a description of the material United States federal income tax consequences of the merger. Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation. You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

•	Fairness. In its opinion letter, dated August 22, 2006, Raymond James & Associates, Inc. opined to the APIE board of directors that, as of that date and subject to the assumptions, limitations, qualifications and other matters described in the opinion, the consideration to be received by the APIE policyholders pursuant to the conversion and the merger was fair, from a financial point of view. The APIE policyholders consist of (i) subscribers, who are physicians holding medical professional liability insurance contracts underwritten by APIE; (ii) non-physician health care providers who, in the discretion of the APIE board of directors, have the right to obtain professional liability insurance through APIE, such as certified registered nurse anesthetists, physicians’ assistants and nurse midwives; and (iii) certain former subscribers who have obtained an extended reporting endorsement (tail coverage). Raymond James’ opinion does not address the fairness of consideration to be received by holders of refundable deposit certificates.

APIE Negative Merger Attributes:

•	Market Price Fluctuations. Due to potential fluctuations in the market value of APSG common stock prior to the completion of the merger, APIE policyholders cannot be sure of the number of APSG shares that will be issued in the merger.

•	Inability to Benefit from APSG Stock Price Appreciation. APIE policyholders’ ability to benefit from increases in the value of APSG common stock prior to closing of the merger is limited. The exchange ratio under the merger agreement is subject to adjustments that limit the range in the value of APSG common stock to be received by APIE policyholders in the merger. Therefore, the opportunity for APIE policyholders to benefit from any increase in the market value of APSG common stock between the announcement of the merger and the closing of the merger will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

•	Thinly Traded Stock. APSG common stock is currently thinly traded and it may be difficult for APIE policyholders to sell the common stock they receive in the merger.

Q:	How will the conversion and the merger affect APIE’s policyholders and holders of refundable deposit certificates? What will APIC holders of common stock and Series A redeemable preferred stock receive for their shares? (see pages 105 to 106 and pages 123 to 124)

A:	Under the terms of the plan of conversion, APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years will receive shares of APIC common stock based on a conversion formula. Each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

Immediately after the conversion is effective, under the terms of the merger, APIC holders of common stock will receive shares of APSG common stock in exchange for shares of APIC common stock they receive in the conversion based upon an exchange ratio to be calculated prior to the consummation of the merger in accordance with the merger agreement. APIC holders of Series A redeemable preferred stock will receive one share of APSG Series A redeemable preferred stock in exchange for each share of APIC Series A redeemable preferred stock they receive in the conversion. Following the merger, APIC common shareholders will own approximately 43% of the issued and outstanding common stock of APSG.

Q:	Why is APSG proposing changes to its 2005 Incentive and Non-Qualified Stock Option Plan? (see pages 151 to 153)

A:	As part of the conversion and merger APSG is granting options to purchase 148,000 shares of its common stock as an inducement to attract and retain physician members of the advisory board and board of directors of APIC and APSG. The issuance of these options will substantially deplete the options available under its 2005 Incentive and Non-Qualified Stock Option Plan, referred to as the 2005 Incentive Plan. The APSG board of directors has long believed that having key employees and directors participate in the ownership of APSG aligns them with its shareholders, enhances their motivation and results in longer retention. Accordingly, the APSG shareholders are being asked to make additional shares available under the 2005 Incentive Plan so that APSG can continue to grant options to attract and retain personnel necessary to carry out its business objectives. The board further believes that option holders should share the same risks and rewards as all other shareholders and is taking this opportunity to remove a provision from the 2005 Incentive Plan that allows the board to alter the terms of the individual option agreements. Though that provision had never been used by the board, provisions of that type in stock option plans have come to be viewed by some investors as giving special advantages to option holders not enjoyed by other shareholders and the board believes that it should be eliminated.

Q:	What will happen at the APSG special meeting? (see pages 99 to 101)

A:	At the APSG special meeting, APSG shareholders will vote on:

•	the issuance of shares of APSG common stock as a result of the merger;

•	an amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000; and

•	an amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time.

Q:	What will happen at the APIE special meeting? (see pages 102 to 104)

A:	At the APIE special meeting, APIE subscribers will vote on a proposal to approve and adopt the plan of conversion, which includes the form of the certificate of formation of APIC and a proposal to approve and adopt the merger agreement and the transactions contemplated by the plan of conversion and merger agreement. Neither the proposal to approve the conversion nor the proposal to approve the merger will take effect unless both proposals are approved. The plan of conversion is contingent upon approval of the merger, and the merger is contingent upon approval of the plan of conversion. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger.

Q:	Will APSG shareholders receive any shares in the merger? (see pages 123 to 124)

A:	No. APSG shareholders will continue to hold the APSG common stock they owned prior to the effective time of the merger.

Q:	Where will my shares be traded after the merger? (see page 72 and 125)

A:	APSG common stock is traded on the Nasdaq Small Cap Market under the symbol “AMPH.” APSG Series A redeemable preferred stock will not be traded. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day “lock-up” period commencing on the closing of the merger during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly following the APSG special meeting of shareholders and the APIE special meeting of subscribers and after all regulatory approvals have been obtained.

Q:	How do I vote at my meeting? (see pages 99 to 104)

A:	APSG Shareholders. After carefully reading this document and the information incorporated by reference, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the APSG shareholder meeting. To ensure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend the shareholder meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted to APSG shareholders. You may revoke your proxy on or before the day of the shareholder meeting by following the instructions beginning on page 101. You then may either change your vote or attend the shareholder meeting and vote in person.

APIE Subscribers. After carefully reading this document and the information incorporated by reference, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that you will be represented at the APIE subscriber meeting. To ensure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend the subscriber meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted to APIE subscribers. You may revoke your proxy on or before the day of the subscriber meeting by following the instructions on page 103 to 104. You then may either change your vote or attend the subscriber meeting and vote in person.

Q:	What happens if I abstain from voting, or do not submit a proxy or vote? (see pages 99 to 104)

A:	APSG Shareholders. Approval of all of the APSG proposals, including the proposal to approve the issuance of the APSG common stock pursuant to the merger, requires the affirmative vote, in person or by proxy, of a majority of the issued and outstanding shares of common stock on the record date at a meeting where a quorum exists. An abstention or failure to submit a properly executed proxy card will have the effect of a negative vote on such proposal. Broker non-votes will also have the effect of a negative vote on any proposal.

APIE Subscribers. Approval of the APIE proposals to adopt the plan of conversion and the merger agreement requires the affirmative vote, in person or by proxy, of at least two-thirds of the subscribers. An abstention or failure to submit a properly executed proxy card will have the effect of a negative vote on the proposals submitted to the APIE subscribers.

Q:	What should I do if I want to change my vote? (see pages 99 to 104)

A:	You can change your vote at any time before your proxy card is voted at your meeting of shareholders or subscribers. You can do this in one of three ways:

•	you can send a written notice to the company of which you are a shareholder or subscriber stating that you revoke your proxy;

•	you can complete and submit a later dated proxy card to that company; or

•	you can attend your special meeting and vote in person.

However, your attendance alone will not revoke your proxy and if you have instructed a broker to vote your shares, you must follow the procedure your broker provides to change those instructions.

Q:	What vote does my board of directors recommend? (see pages 107 and 116)

A:	The APSG board of directors recommends that its shareholders vote at the special meeting to approve all of the proposals, including the issuance of the APSG common stock as a result of the transactions contemplated by the merger agreement.

The APIE board of directors recommends that its subscribers vote at the special meeting to approve all of the proposal including the proposal to adopt the plan of conversion, which includes the form of the certificate of formation of APIC, and the proposal to adopt the merger agreement, and the transactions contemplated by the plan of conversion and merger agreement. Neither the proposal to approve the conversion nor the proposal to approve the merger will take effect unless both proposals are approved. The plan of conversion is contingent upon approval of the merger, and the merger is contingent upon approval of the plan of conversion.

Q:	What votes are required to approve the proposals? (see pages 100 and 103)

A:	APSG Shareholders. Approval of each of the APSG proposals, including the proposal to approve the issuance of the APSG common stock pursuant to the merger, requires the affirmative vote, in person or by proxy, of a majority of the shares of APSG common stock issued and outstanding on the record date at a meeting where a quorum exists. A quorum exists where a majority of the shares entitled to vote are present in person or by proxy at the meeting. If you abstain from voting on a proposal, your abstention will have the effect of a negative vote on such proposal. Broker non-votes will also have the effect of a negative vote on any proposal.

APIE Subscribers. Approval of each of the proposal to adopt the plan of conversion and the proposal to adopt the merger agreement submitted to the APIE subscribers requires the affirmative vote, in person or by proxy, of two-thirds of the APIE subscribers who were subscribers of record both as of June 1, 2006 and at the close of business on , 2007. If you abstain from voting on the proposals, your abstentions will have the effect of a negative vote.

Q:	If my broker holds my APSG shares in “street name,” will my broker vote them for me without my instructions? (see page 100)

A:	No. Your broker will not be allowed to vote your APSG shares without instructions from you. You should instruct your broker to vote your shares, following the procedure your broker provides.

Q:	Should I send in my APIE refundable deposit certificates now? (see page 106)

A:	No. If you are a holder of APIE refundable deposit certificates, the certificates will be deemed converted into, and exchanged for, shares of APSG Series A redeemable preferred stock upon the effectiveness of the merger and no further action will be required by you.

Q:	Are APSG shareholders or APIE subscribers entitled to appraisal rights? (see page 124)

A:	No. Neither APSG shareholders nor APIE subscribers, policyholders or holders of refundable deposit certificates are entitled to dissenter’s rights of appraisal.

Q:	Are the conversion and merger taxable? (see pages 133 to 136)

A:	APSG and APIE each expect that the conversion and the merger should be tax free pursuant to Section 368(a) of the Internal Revenue Code to APSG, APIC, and APIE. The conversion should be tax free to persons solely receiving APIC common stock but it may be taxable to persons receiving APIC Series A redeemable preferred stock in the conversion. Regardless, the receipt of APSG Series A redeemable preferred stock for APIC Series A redeemable preferred stock should not be a separately taxable exchange. In the merger, holders of APIC common stock should recognize gain or loss attributable to the receipt of cash instead of fractional shares of APSG common stock (fractional shares of APSG Series A redeemable preferred shares will be issued to holders of APIC Series A redeemable preferred stock in the merger, as necessary).

APIE has received a qualified opinion from Deloitte Tax LLP relating to the material United States federal income tax consequences of the conversion and merger, which are described in detail under “Material United States Federal Income Tax Consequences of the Conversion and Merger.” Please review carefully the information under the caption “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 133. Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation.

You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

Q:	Is the merger contingent on shareholder approval of all the APSG proposals? (see page 100)

A:	No. The only vote required by the APSG shareholders to effect the merger is the approval regarding the issuance of APSG common stock.

Q:	Are the conversion and merger contingent on APIE subscriber approval of the APIE proposals to approve the conversion and merger? (see page 103)

A:	Yes. The merger is an integral aspect of the plan of conversion. If two-thirds of APIE subscribers do not approve both the conversion and merger, neither the conversion nor the merger may be consummated.

Q:	Is the consummation of the merger contingent on the approval of any party other than the APSG shareholders and APIE subscribers? (see page 137)

A:	In addition to shareholder and subscriber approval, the Texas Department of Insurance must have approved the plan of conversion and the merger. APSG and APIE currently expect this condition to be satisfied prior to or promptly after the special meetings.

Q:	Are there any risks in the merger that I should consider? (see pages 24 to 34)

A:	Yes. There are risks associated with all business combinations, including the proposed merger. We have described these risks and other risks in more detail under “Risk Factors” beginning on page 24.

Q:	Where can I find more information about the companies? (see page 155)

A:	APSG files periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any reports, statements or other information that APSG files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov.

APIE files financial reports and other public information with the Texas Department of Insurance. The publicly available financial reports and other information regarding APIE can be inspected at the offices of the Texas Department of Insurance at Financial Monitoring Section, Hobby Building Tower 3, 3rd Floor, 333 Guadalupe Street, Austin, Texas 78701, during normal business hours.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, please see “Where You Can Find More Information” on page 155.

Q:	Who can help answer my questions?

A:	If you have more questions about the conversion and merger, please call William H. Hayes of APSG at (512) 328-0888 or Sharon Stripling of APIE at (800) 252-3628.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 about APSG that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found in, among other places, “Questions and Answers About the Conversion and Merger,” “Summary,” “The Companies,” “APSG Management’s Discussion and Analysis of Financial Condition and Results of Operation of APSG,” “Risk Factors” and elsewhere in this document regarding the financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for the future operations of APSG and APIC, and statements regarding integration of the businesses of APSG and APIE and general economic conditions.

Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the merger. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither APSG nor APIE undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of operations of APSG and APIC after the merger, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	general economic conditions, either nationally or in APSG’s or APIC’s market area, that are worse than expected;

•	changes in the health care industry which could have a material impact on APSG’s operations;

•	regulatory and legislative actions or decisions that adversely affect business plans or operations;

•	inflation and changes in the interest rate environment, the performance of financial markets and/or changes in the securities markets that adversely affect the fair value of investments or operations;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance; and changes in the availability or cost of reinsurance;

•	significantly increased competition among insurance providers;

•	failure of APSG’s trading system resulting in trading and service interruptions, potential loss of revenues or possible litigation; and

•	APSG’s loss of key executives, personnel, accounts or customers.

Risks that could adversely affect the proposed merger of APSG and APIC include but are not limited to the following:

•	the market price of APSG common stock may fluctuate;

•	APSG common stock is currently thinly traded and it may be difficult for APIE policyholders to sell the common stock they receive in the merger;

•	governmental consents needed to complete the merger may not be obtained, may be delayed or may be granted with burdensome conditions;

•	failure to complete the merger could negatively impact the share price of APSG common stock and the future business and financial results of APSG and APIE; and

•	the shareholders of APSG may fail to approve the merger, or the subscribers of APIE may fail to approve the conversion and merger.

SUMMARY

This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under “Where You Can Find More Information” on page 155. We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this document and incorporated by reference herein. We also encourage APIE subscribers to read the plan of conversion, the legal document governing the conversion, which is included as Annex B to this document and incorporated by reference herein. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Companies

(see pages 35 to 98)

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

(512) 328-0888

APSG, through its subsidiaries, provides services that include management services to APIE, and brokerage and investment services to individuals and institutions.

APS Facilities Management, Inc., dba APMC Insurance Services, Inc., or FMI, a wholly owned subsidiary of APSG, as the attorney-in-fact for APIE provides management services to APIE under the terms of a management agreement. The management agreement provides for full management by FMI of the affairs of APIE under the direction of APIE’s board of directors. Subject to the direction of the APIE board, FMI, sells and issues policies, investigates, settles and defends claims, and otherwise manages APIE’s day to day operations. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses.

The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI provides these management services only to APIE. APSG’s revenues from this segment were 46%, 48% and 36% of its total revenues in 2005, 2004 and 2003, respectively, and 48% of its total revenues in the first nine months of 2006.

Brokerage and investment services are provided by APSG’s financial services subsidiaries which provide investment and investment advisory services to institutions and individuals throughout the United States. Financial service revenues are primarily earned on commissions received on both exchange and over-the-counter fixed income securities transactions. In addition, revenues are recorded from fees earned through investment banking transactions, namely, by assisting public and private corporations in raising funds in the capital markets. APSG’s revenues from this segment were 54%, 52% and 64% of its total revenues in 2005, 2004 and 2003, respectively, and 52% of its total revenues in the first nine months of 2006.

APSG was organized in October 1974 under the laws of the State of Texas. Its principal executive office is in Austin, Texas at the address listed above and its website is www.amph.com. APSG makes available free of charge on its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

American Physicians Insurance Exchange

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

(800) 252-3628

APIE was organized as a reciprocal insurance exchange under the laws of the State of Texas in 1975 for the purpose of providing its policyholders (health care providers) with liability and other insurance coverage. A reciprocal insurance exchange is an association of persons cooperating through an attorney-in-fact for the purpose of insuring themselves and each other. It is so called because policyholders effectively “exchange” insurance contracts and thereby insure each other. From inception of APIE through March 1992, as periodically determined and approved by the APIE’s board of directors, subscribers desiring to purchase insurance through APIE were required from time to time to make contributions to APIE’s surplus through refundable deposits. Subscribers who made refundable deposits received certificates setting forth the terms of the return of refundable deposits. APIE was initially capitalized through deposits made by subscribers and historically used such deposits to offset significant underwriting losses. See “Information about APIE — Refundable Surplus” on page 76. These exchanges generally have a need for few, if any, paid employees and, instead, are required to enter into a contract with an “attorney-in-fact” that provides all management and administrative services for the exchange. FMI is the attorney-in-fact for APIE. The APIE board of directors provides direction to FMI in the management of APIE’s operations. The board of directors is elected by the subscribers pursuant to APIE’s bylaws, which provide that each subscriber has an equal vote in the election of directors, regardless of the amount of premiums paid by the subscriber. See “Management of APIE” beginning on page 94.

APIE specializes in writing medical professional liability insurance for healthcare providers. It writes insurance in Texas primarily through purchasing groups and has not been required to file rates and policy forms for business written through purchasing groups. A purchasing group is a non-profit corporation that has as one of its purposes the purchase of liability insurance on a group basis and obtains coverage only for its group members who are physicians in similar or related specialities with respect to medical professional liability. Federal law, 15 USC Sec. 3905, et. seq, authorized the use of purchasing groups for liability insurance. Texas law, Tex. Ins. Code art. 21.54 Sec. 6, provides that “an insurer shall be exempt from any law of the state that prohibits providing or offering liability insurance to a purchasing group or its members advantages based on their loss and expense experience not afforded to other persons with respect to rates, policy forms, coverages, or other matters.” The Texas Department of Insurance has never required APIE to file rates or forms for business written through purchasing groups.

The policyholders insured by APIE consist of (i) subscribers, who are physicians holding medical professional liability insurance contracts underwritten by APIE; (ii) non-physician health care providers who, in the discretion of the APIE board of directors, have been allowed to obtain professional liability insurance through APIE, such as certified registered nurse anesthetists, physicians’ assistants and nurse midwives; and (iii) certain former subscribers who have obtained an extended reporting endorsement (tail coverage). Subscribers pay, in addition to their annual insurance premiums, a contribution to APIE’s surplus. The surplus contributions made from 1975 to 1992 were refundable. The subscribers who made refundable deposits during this time received certificates reflecting their contribution. Under the terms of these certificates, the deposits do not become refundable until the later of (i) the expiration of a 24-month waiting period from the date of the deposit, or (ii) such time as the APIE board of directors determines that APIE has a surplus that exceeds minimum surplus amounts determined by the board of directors to be necessary for APIE’s operations and pursuant to any agreements with the Texas Department of Insurance. Partial refunds of refundable deposits were made by APIE in 1989, 1990, 1995 and 1999. Effective September 3, 2004, as amended on October 11, 2005, TDI issued a consent order approving a partial refund program for Refundable Deposit Holders and, under the terms of the order, aggregate refund payments were made by APIE of $250,000 in 2004 and $200,000 in 2005. APIE has not refunded any refundable deposits under the partial refund program to date in 2006. As of September 30, 2006, the total balance of refundable deposits outstanding was $10,295,000.

The Conversion

(see pages 105 to 108)

Pursuant to the plan of conversion, upon the effectiveness of the conversion, APIE will convert from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC.

APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years, will receive their portion of 10,000,000 shares of APIC common stock pursuant to a conversion formula based upon both the total number of APIE subscribers and the relative earned premium attributable to the APIE policyholders over the three-year period prior to June 1, 2006. Also pursuant to the conversion, each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus evidenced by the outstanding balance on APIE’s books as of the date of the closing. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

The Merger

(see pages 109 to 125)

Pursuant to the merger agreement, immediately following the conversion of APIE to APIC, APSG ACQCO, Inc., a newly formed, wholly owned subsidiary of APSG, will merge into APIC with APIC becoming a wholly owned subsidiary of APSG.

At the effective time of the merger, each share of common stock of APIC that would be issued in the conversion will be converted into, and exchanged for, the right to receive that number of shares of APSG common stock based upon an exchange ratio to be calculated upon the occurrence of certain events. The exchange ratio will be equal to a purchase price of $39,000,000 minus the net present value of payments that must be made by APSG to comply with the mandatory redemption features of the APSG Series A redeemable preferred stock issued in exchange for the APIE refundable deposit certificates determined on the basis of a constant discount rate of 5.35%, divided by $14.28, divided by 10,000,000. As required by the terms of the Merger Agreement, the $14.28 conversion price was based on the average closing price of APSG’s common stock for the twenty consecutive trading days immediately prior to the June 7, 2006 announcement of the merger. Under the plan of conversion and merger agreement, the net present value of these redemption payments will be based on a discounted present value of the outstanding balance of unreturned surplus on APIE’s books as of the effective time of the merger. As of September 30, 2006, the outstanding balance was $10,295,000 and the net present value of this amount was determined to be $9,204,000. The exchange ratio may be adjusted, as of the effective time of the merger, in the event the market price for APSG’s common stock fluctuates over or under a certain range. The merger agreement contains an adjustment provision whereby the exchange ratio will be adjusted, as of the effective time of the merger, in the event the market price of the APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the effective time of the merger, or the closing market price, is more than 15% higher or lower than $14.28, or is greater than $16.42 or less than

$12.14. If the closing market price of APSG common stock is more than 25% higher or lower than $14.28, either party has the unilateral right, but does not have to, terminate the merger agreement altogether. If neither party chooses to terminate, the merger consideration shall be calculated as set forth in this joint proxy statement/prospectus. For example, and purely by way of illustration, if the merger became effective as of October 10, 2006, then the closing market price would be $16.65, or the average closing price of APSG’s common stock for the twenty consecutive trading days ending on the business day immediately prior to October 10, 2006, or 16.6% higher than $14.28. Since the closing market price is more than 15% higher than $14.28, then the exchange ratio will be equal to $39,000,000, the aggregate purchase price, minus $9,204,000, the net present value of payments that must be made by APSG to comply with the mandatory redemption features of the APSG Series A redeemable preferred stock issued in exchange for the APIE refundable deposit certificates, multiplied by 115%, divided by $16.65, the closing market price, divided by 10,000,000. Therefore, in this scenario, holders of APIC common shares would receive 0.205 shares of APSG common stock for each share of APIC common stock. The following is a table showing the number of shares of APSG common shares that could be issued in the merger based on various hypothetical closing market prices of APSG common stock:

Percentage of $14.28	Closing Market Price of APSG Common Shares	Exchange Ratio (# of APSG common shares per APIC common share)	Number of APSG Common Shares to be Issued	% Ownership of APSG Common Shares by APIC Common Shareholders
75%	$10.71	0.236	2,364,762	46.0%
80%	$11.42	0.222	2,217,740	44.4%
85%	$12.14	0.209	2,086,555	42.9%
100%	$14.28	0.209	2,086,555	42.9%
115%	$16.42	0.209	2,086,555	42.9%
120%	$17.14	0.200	1,999,148	41.9%
125%	$17.85	0.192	1,919,630	40.9%

Since the number of APSG common shares to be issued pursuant to the merger is based on the closing market prices of APSG stock up until the close of the business day prior to the merger’s effective time, the actual value of the merger consideration and the number of shares to be issued will not be determined prior to the time that the APSG shareholders and the APIE subscribers will vote on the proposed transaction. Therefore, the actual number of APSG common shares issued in the merger may differ from the examples provided in this joint proxy statement/prospectus. However, APIE policyholders may call APSG at (800) 252-3628 to find out an estimated number of shares of APSG common stock that would be issued for each share of APIC common stock, based on the average closing market price of APSG common stock on the twenty trading days prior to the day of such call. Each share of Series A redeemable preferred stock of APIC that would be issued in the conversion will be converted into, and exchanged for, the right to receive one share of APSG Series A redeemable preferred stock. See “The Merger—Merger Consideration” on page 123 in this joint proxy statement/prospectus. The shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period in which the holders of such shares are prohibited from transferring their shares. See “The Merger—Merger Consideration” on page 123 and “The Merger—Federal Securities Laws Consequences; Stock Transfer Restrictions” on page 125.

After the merger is completed, APIC common shareholders will own approximately 43% of APSG. Also, at the effective time of the merger, the current members of the APIE board of directors will receive options to purchase an aggregate 148,000 shares of APSG common stock at $13.94 per share as consideration for their anticipated service as advisory directors or directors of APIC and APSG. Dr. Norris Knight and Dr. William Peche, each members of the APIE board of directors, will be appointed as members of the APSG board of directors . See “Interests of Certain Persons in the Merger—Consideration to the APIE Board of Directors” on page 150.

The members of the APIE board of directors will receive additional compensation from APIC for serving as directors or advisory directors of APIC following the merger as provided under the terms of an Advisory Services Agreement between APIC and API Advisory, LLC. Under the terms of the Advisory Services Agreement, compensation for the directors is $2,500 for each board meeting attended in person and $250 per hour if attended by telephone with the same rates applicable to each committee of the board. API Advisory, LLC will be reimbursed for its out of pocket costs incurred in connection with the provision of the services, plus any amount paid to directors for board and committee meetings, medical director, or executive secretary if those are not paid directly by APIC. See “Interests of Certain Persons in the Merger—Advisory Services Agreement” on page 150.

A summary chart showing the post-merger structure, including the relationship between APSG, APIC and API Advisory LLC, as well as other APSG subsidiaries, is shown below. All subsidiaries of APSG will be 100% wholly owned by APSG after the merger. There is no ownership interest of API Advisory LLC by APSG, APIC or any other APSG subsidiary. Under the terms of the Advisory Services Agreement, API Advisory LLC will provide APIC with advisory and consulting services. Its relationship with APIC will be that of an independent contractor, not an attorney-in-fact, subsidiary, partner or other type of relationship.

The Merger Agreement

Merger Consideration

The agreed purchase price for the acquisition of APIE pursuant to the merger is $39,000,000. In the merger, recipients of shares of APIC common stock and Series A redeemable preferred stock received pursuant to the conversion will receive shares of APSG common stock and Series A redeemable preferred stock, respectively, for each share of APIC common stock and Series A redeemable preferred stock that they own immediately prior to the effective time of the merger pursuant to an exchange ratio to be calculated prior to the effectiveness of the merger. APIC common shareholders will receive cash for any fractional shares which they would otherwise receive in the merger. Fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the receipt of the requisite approval of the APSG shareholders and APIE subscribers;

•	the approval from the Texas Department of Insurance;

•	the declaration of the effectiveness by the SEC of this registration statement on Form S-4 registering the APIC and APSG common and Series A redeemable preferred stock issuable to APIE policyholders, with no stop orders suspending the effectiveness thereof having been issued;

•	no preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, will be in effect that would make the conversion or the merger illegal or otherwise prevent the consummation thereof;

•	the accuracy of each party’s representations and warranties and compliance by each party with its agreements contained in the merger agreement;

•	the execution of the Advisory Services Agreement between APIC and API Advisory, LLC;

•	the election by the APSG board of directors of Norris C. Knight, Jr., M.D. and William J. Peche, M.D. to join the APSG board of directors;

•	the receipt of reasonable assurances from the tax advisors of APSG and APIE that the conversion and the merger should qualify as tax free reorganizations under Section 368(a) of the Internal Revenue Code; and

•	the completion of the conversion.

Fiduciary Duties

The merger agreement contains detailed provisions prohibiting APIE from seeking an alternative transaction. These “no solicitation” provisions prohibit APIE from taking any action to solicit a takeover proposal. These provisions also prohibit APIE from recommending or participating in negotiations with respect to any acquisition of APIE or any merger, consolidation or business combination involving APIE, although this prohibition is subject to some exceptions, which also apply to APSG, including exceptions that permit the directors of APIE and APSG to comply with their respective fiduciary duties, after following specified procedures. In specified circumstances, the merger agreement permits the board of directors of APIE or APSG to accept an alternative takeover proposal such board of directors determines to be superior to the merger, and to terminate the merger agreement in such event by paying a termination fee of $1,500,000 and reimbursing the transaction expenses incurred by the other party in connection with the merger.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger in the following manners:

(1) by mutual written consent of APSG and APIE;

(2) by either party if there has been a breach of any representation, warranty, or covenant contained in the merger agreement on the part of the other party in any material respect and the breaching party has not cured the breach within 10 days following receipt of written notice;

(3) by either party if the closing price of APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the closing date of the merger is greater than $17.85 or less than $10.71;

(4) prior to the approval by the APSG shareholders of the issuance of the APSG common stock, by either APIE (if APIE has not breached its no solicitation obligations) or APSG if the board of directors of the terminating party authorizes a superior proposal and pays the other party the applicable termination fee of $1,500,000 and reimburses the other party’s expenses;

(5) by either party if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that would make the merger illegal or otherwise prevent the consummation thereof is in effect and has become final and nonappealable; and

(6) automatically without any action by APIE or APSG in the event the merger has not been consummated by March 31, 2007.

If either party chooses to terminate the merger agreement, both APSG and APIE will convene board meetings to consider their options and the possibility of resolicitation. Also, although the merger agreement prohibits APIE from seeking an alternative takeover proposal, in specified circumstances, the merger agreement permits the board of directors of APIE or APSG to accept an alternative takeover proposal such board of directors determines to be superior to the merger, and to terminate the merger agreement in such event by paying a termination fee of $1,500,000 and reimbursing the transaction expenses incurred by the other party in connection with the merger. In deciding whether to exercise such termination rights due to fiduciary duties, the APIE board and the APSG board will consider factors such as the purchase price offered, the consideration offered (cash, stock, debt, etc.) differences in the proposal (including the representations and warranties and the covenants) and differences in the philosophy of the company making the alternative takeover proposal.

Expenses

The parties have agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, including the conversion, will be paid by the party incurring such expenses, whether or not the merger is consummated. If the merger agreement is terminated and the termination fee is payable as a result thereof, in addition to the payment of the termination fee of $1,500,000, the terminating party will pay the non-terminating party, or reimburse such party for, all out-of-pocket fees and expenses incurred by the non-terminating party (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with the merger agreement and the transactions contemplated thereby, without limitation.

The Advisory Services Agreement

Pursuant to the merger agreement, at the effective time of the merger, APIC will enter into an Advisory Services Agreement with API Advisory, LLC, or API Advisor, an entity to be formed by the current members of the APIE board of directors. API Advisor will be owned solely and equally by the nine current members of the APIE board of directors. Neither APIC nor APSG shall have any ownership in API Advisor. The new agreement will allow APIC to retain physician involvement in APIC, continue APIE’s philosophy of physicians working for physicians, and ensure the provision of consulting services to APIC by advisors with a strong working relationship with APIE. The members of the APIE board of directors will provide advisory services to APIC similar to the services they currently provide to APIE through their membership on the APIE board of directors and the committees of the board of directors. Under the terms of the Advisory Services Agreement, API Advisor will provide APIC with advisory and consulting services. Its relationship with APIC will be that of an independent contractor, not an attorney-in-fact, subsidiary, partner or other type of relationship. API Advisor will provide up to nine persons to serve on an advisory board of directors of APIC, which will meet concurrently with the APIC board of directors. The advisory board will provide advice and counsel to the APIC board on matters coming before the APIC board, but advisory board members do not have the right to vote on matters brought before the APIC board. APSG may elect one or more directors of the advisory board to the APIC board of directors. API Advisor will assign directors on the advisory board to participate on one or more committees of APIC. APIC will compensate the members of the advisory board and the committees directly based on meeting attendance and is expected to be commensurate with their current compensation for service on the APIE board of directors and committees. Under the terms of the API Advisory Services agreement, initial compensation for the advisory directors are $2,500 for each board meeting attended in person and $250 per hour, if attended by telephone, respectively with the same rates applicable to each committee of the board. Total compensation paid to the APIE board of directors in 2005 and for the nine months ended September 30, 2006 was approximately $362,000 and $272,000. In addition, API Advisor will retain, compensate and provide a medical director to APIC. The medical director, who is currently paid an annual salary of $185,000, will be subject to the operational authority of the chief operating officer and the board of APIC. APIC will pay the medical director and one administrative assistant directly. API Advisor will be reimbursed its out of pocket costs incurred in connection with the provision of the services, plus any amount paid to directors, medical director, or executive secretary if those are not paid directly by APIC. Total compensation paid to the APIE medical director in 2005 and for the first nine months ended September 30, 2006 was $210,000 and $150,300; respectively. Under the agreement, APSG shall maintain customary officers and directors’ liability insurance with an endorsement naming the persons designated by API Advisor to provide advisory and consulting services to APIC as additional insureds thereunder, with respect to their services as advisory directors of APIC. See the “Merger Agreement— Advisory Services Agreement” on page 132 and “Interests of Certain Persons in the Merger—Advisory Services Agreement” on page 150.

The Special Meetings and Voting

APSG. A special meeting of APSG shareholders will be held at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746 on                     , 2007 at              local time. At the meeting, you will be asked:

(1) To consider and vote upon a proposal for the APSG shareholders to approve the issuance of APSG common stock to the persons entitled to receive common stock, as a result of the conversion of American Physicians Insurance Exchange, or APIE, into a Texas stock insurance company called American Physicians Insurance Company, or APIC, immediately followed by the merger of a wholly owned subsidiary of APSG with and into APIC, with APIC becoming a wholly owned subsidiary of APSG as a result of the transactions contemplated by the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended;

(2) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000;

(3) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time; and

(4) To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on                     , 2007 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Each share of APSG common stock is entitled to one vote at the special meeting. Approval of each of the above proposals requires the affirmative vote of a majority of the common shares outstanding, in person or by proxy, at a meeting of shareholders where a quorum exists. A quorum will exist where a majority of the shares of APSG common stock issued and outstanding and entitled to vote are represented in person or by proxy at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Approval of the proposal to approve the issuance of APSG common stock is a prerequisite to the consummation of the merger. None of the proposals above will become effective unless the issuance of common shares in Proposal 1 above is approved and effective. Holders of APSG common stock are not entitled to dissenters’ rights. A list of the shareholders entitled to vote will be open for examination by shareholders at APSG’s offices at 1301 S. Capital of Texas

Highway, Suite C-300, Austin Texas, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

APIE. A special meeting of APIE subscribers will be held at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746 on                     , 2007 at              local time. At the meeting, you will be asked:

(1) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Plan of Conversion of APIE, as amended, in which APIE will be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC, which includes the form of the certificate of formation of APIC;

(2) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended; and

(3) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Only APIE subscribers who were subscribers of record both on June 1, 2006 and at the close of business on                     , 2007, are entitled to vote at the special meeting or at any adjournments or postponements thereof. Each APIE subscriber is entitled to one vote at the special meeting. Approval of each of Proposals 1 and 2 set forth above requires the affirmative vote of at least two-thirds of the subscribers. Approval of each of Proposals 1 and 2 set forth above is a prerequisite to the consummation of the conversion and the merger. The merger is an integral aspect of the plan of conversion. None of the actions contained in Proposals 1 or 2 will become effective unless both the conversion and the merger are approved. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger. A list of the subscribers entitled to vote will be open for examination by subscribers at APIE’s offices at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, during ordinary business hours during the ten-day period prior to the special meeting and also at the special meeting.

Mutual Conditions

Approval by the APSG shareholders of the proposal to issue the APSG common stock in the merger and approval by the APIE subscribers to approve and adopt the plan of conversion, which includes the form of the certificate of formation of APIC, and the merger agreement are mutual conditions to the conversion and merger. APIE will not be converted to a stock insurance company unless the merger is consummated and vice versa.

Matters to be Considered in Deciding How to Vote

Board of Directors’ Recommendations to Shareholders and Subscribers (see pages 115 and 116)

APSG. The board of directors of APSG has approved and adopted the merger agreement and the transactions contemplated by it, declared its advisability, and recommends that APSG shareholders vote at the special meeting to approve the issuance of APSG common stock as a result of the transactions contemplated by the merger agreement. See “The Merger—Background of the Merger” beginning on page 109. In addition, the APSG board of directors recommends that APSG shareholders vote to approve both amendments to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan, including the increase in the number of shares of common stock that may be granted under the plan, which will not become effective unless the merger is consummated, and the elimination of the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time, which will become effective if approved by the affirmative vote of a majority of the APSG common shares outstanding, regardless of whether the issuance of APSG common shares is approved and effective.

APIE. The board of directors of APIE has approved the plan of conversion and the merger agreement, declared the plan of conversion and the merger agreement advisable, determined that the plan of conversion and the merger agreement and the transactions contemplated by them are fair to and in the best interests of APIE and its subscribers, policyholders and holders of refundable deposit certificates, and recommends that APIE subscribers vote at the special meeting in favor of the adoption of the plan of conversion and the merger agreement. See “The Conversion—Background to the Conversion” beginning on page 105 and “The Merger—Background of the Merger” beginning on page 109.

Opinion of APIE Financial Advisor (see pages 117 to 123)

In its opinion letter, dated August 22, 2006, Raymond James & Associates, Inc. opined to the APIE board of directors that, as of that date and subject to the assumptions, limitations, qualifications and other matters described in the opinion, the receipt of APSG common stock by the APIE policyholders, pursuant to the plan of conversion and merger agreement, is fair, from a financial point of view, to the APIE policyholders. See “The Merger—Opinion of APIE’s Financial Advisor” beginning on page 117.

Material United States Federal Income Tax Consequences of the Conversion and Merger (see pages 133 to 136)

The conversion should qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code, with respect to APIE and APIC. The conversion should be tax free to persons solely receiving APIC common stock but it may be taxable to persons receiving APIC Series A redeemable preferred stock in the conversion. For a full description of the material tax consequences of the conversion, see “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 133.

The merger should qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code. Recipients of APIC common stock and Series A redeemable preferred stock in the conversion generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of their APIC common stock and Series A preferred stock for APSG common stock and Series A preferred stock in the merger, except that they should recognize gain or loss attributable to their receipt of cash instead of fractional shares of APSG common stock (fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary). Holders of APSG common stock should not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. For a full description of the material tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 133.

Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation. You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

Dissenter’s Rights of Appraisal (see page 124)

Holders of APSG common stock are not entitled to dissenters’ rights of appraisal in connection with the merger. APIE policyholders and holders of APIE refundable deposit certificates are not entitled to dissenters’ rights of appraisal under applicable Texas law in connection with the conversion or the merger.

Accounting Treatment (see page 123)

APSG intends to account for the merger under the purchase method of business combinations with APSG having been deemed to have acquired APIC. This means that the assets and liabilities of APIC will be recorded, as of the completion of the merger, at their fair values and added to those of APSG.

Regulatory Matters (see page 137)

As a Texas reciprocal insurance exchange, the conversion and merger must be approved by the Commissioner of the Texas Department of Insurance. APIE has filed an Application to Convert to a Stock Insurance Company with the Commissioner and APIE policyholders, holders of refundable deposit certificates and other interested persons have the right to provide the Commissioner with comments on the plan of conversion and the merger. On September 13, 2006, the Commissioner held a hearing to consider the fairness of the exchange of the APIE policyholders’ interests for shares of APIC common stock and the rights to repayment from APIE’s refundable surplus for shares of APIC Series A redeemable preferred stock, and to consider the testimony presented and information filed by interested parties, APSG and APIE. APIE provided advance written notice of the September 13, 2006 hearing to each APIE policyholder and each holder of a refundable deposit certificate. In addition, public notice of the hearing was made through publication by the Commissioner in the Texas Register. The duly noticed hearing was held on September 13, 2006 in the public hearings room of the Texas Department of Insurance in Austin, Texas. In his opening remarks, the Commissioner indicated for the record that the Texas Department of Insurance would not make a decision on fairness at the conclusion of the hearing, but would solicit input on fairness and allow Texas Department of Insurance staff to ask questions of the representatives of the parties and any other persons who chose to speak. The Commissioner accepted testimony from representatives of the APIE board of directors and their legal counsel. The Commissioner questioned these representatives at some length concerning the rationale for the conversion and the merger and the determination and allocation of the purchase price. The Commissioner also questioned representatives of APIE’s investment advisor, Raymond James & Associates, Inc., concerning the process utilized in analyzing the terms of the conversion and the merger for purposes of rendering their opinion thereon dated August 22, 2006 to the board of directors of APIE. The Commissioner also questioned representatives of APSG and its legal counsel. No one made an appearance to speak in opposition to the conversion and the merger, although Texas Department of Insurance staff indicated for the record that they had received some written comments in that regard. No rulings or indications of a decision were made by the Commissioner during or at the conclusion of the hearing.

The approval of the plan of conversion by the Texas Department of Insurance is a condition of the conversion. APIE is subject to regulation by the Arkansas Insurance Department, but APIE has been advised by legal counsel in Arkansas, Dover Dixon Horne PLLC, that approval by the Arkansas Insurance Department is not required for the conversion or merger.

Market Price Information (see page 72 and 123 to 124)

APSG’s common stock is listed on the Nasdaq Small Cap Market under the symbol “AMPH.” On June 2, 2006, the last full trading day on the Nasdaq Small Cap Market prior to the June 5, 2006 public announcement of the proposed merger, APSG common stock closed at $13.94 per share.

Because the exchange ratio is based upon a number of components, several of which cannot yet be determined, we cannot at this time determine the number of shares of APSG common and Series A redeemable preferred stock that will be issued pursuant to the conversion and the merger. Because APIE is an insurance exchange without issued equity interests and because the exchange ratio cannot be calculated at this time, we cannot provide the pro forma equivalent value of APIE policyholder interests.

There is no public market for APSG’s Series A redeemable preferred stock, APIC’s common stock or APIC’s Series A redeemable preferred stock.

SELECTED HISTORICAL FINANCIAL DATA

APSG and Subsidiaries Selected Financial Data

The following table sets forth selected historical financial and operating data for APSG. The income statement data set forth below for each of the years in the five-year period ended December 31, 2005 and the balance sheet data as of December 31, 2005, 2004, 2003, 2002 and 2001 are derived from the consolidated audited financial statements of APSG included elsewhere herein and should be read in conjunction with, and are qualified by reference to, such statements and the related notes thereto. The income statement data for the nine months ended September 30, 2006 and 2005, and the balance sheet data as of September 30, 2006 and 2005, are derived from consolidated unaudited financial statements of APSG which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All information is presented in accordance with accounting principles generally accepted in the United States of America, or GAAP.

Selected Condensed Consolidated Historical Financial and

Operating Data of American Physicians Service Group, Inc.

	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
SELECTED FINANCIAL DATA	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data)
Selected Income Statement Data:
Revenues	$21,977	$22,877	$33,973	$32,021	$30,449	$23,077	$20,036
Income from continuing operations before interest, income taxes, minority interests and equity in loss of unconsolidated affiliates	1,770	5,104	7,812	3,097	4,090	5,554	851
Income (loss) from continuing operations	1,569	3,615	5,460	2,152	2,772	3,156	(1,568)
Net income (loss)	$1,569	$3,615	$5,460	$2,152	$2,799	$3,411	$(578)

Per Share Amounts:
Basic: Income (loss) from continuing operations	$0.57	$1.36	$2.03	$0.85	$1.26	$1.42	$(0.85)
Net income (loss)	0.57	1.36	2.03	0.85	1.27	1.53	(0.25)
Diluted: Income (loss) from continuing operations	0.53	1.24	1.86	0.76	1.13	1.35	(0.85)
Net income (loss)	$0.53	$1.24	$1.86	$0.76	$1.14	$1.45	$(0.25)
Diluted: weighted average shares outstanding	2,942	2,920	2,931	2,838	2,449	2,345	2,343
Cash dividends	$0.30	$0.25	$0.25	$0.20	$—	$—	$—
Book value per share	$9.92	$9.31	$9.95	$9.23	$7.78	$8.03	$5.37

Selected Balance Sheet Data:
(as of)
Total assets	$34,556	$29,693	$33,505	$30,443	$25,638	$24,981	$21,660
Long-term obligations	—	—	—	1,133	1,576	2,665	4,489
Total liabilities	6,826	4,238	5,783	6,229	6,532	7,455	8,869
Minority interests	20	14	15	1	—	384	124
Total stockholders’ equity	$27,710	$25,441	$27,707	$24,213	$19,106	$17,142	$12,667

APIE Selected Financial Data

The following table sets forth selected historical financial and operating data for APIE. The income statement data set forth below for each of the years in the three-year period ended December 31, 2005 and the balance sheet data as of December 31, 2005 and 2004 are derived from the audited financial statements of APIE included elsewhere herein and should be read in conjunction with, and are qualified by reference to, such statements and the related notes thereto. The income statement data for the years ended 2002 and 2001 and for the nine months ended September 30, 2006 and 2005, and the balance sheet data as of December 31, 2003, 2002 and 2001 and as of September 30, 2006 and 2005, are derived from unaudited financial statements of APIE which management believes incorporate all of the adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. All selected data are presented in accordance with GAAP.

Selected Condensed Consolidated Historical Financial and

Operating Data of American Physicians Insurance Exchange

	Nine Months Ended September 30,		Year Ended December 31,
SELECTED FINANCIAL DATA	2006	2005	2005	2004	2003	2002	2001
	(In thousands)
Selected Income Statement Data
Gross premiums and maintenance fees written	$61,560	$64,821	$79,301	$84,571	$70,994	$58,815	$36,598
Premiums ceded	(5,627)	(11,333)	(12,885)	(12,878)	(10,352)	(7,595)	(3,673)
Net premiums and maintenance fees earned	52,405	48,253	64,183	64,616	52,844	38,168	31,347
Investment income, net of investment expenses	4,624	3,883	5,131	4,089	3,119	3,300	3,366
Realized capital gains (losses), net	265	270	552	608	185	(214)	1,305
Total revenues	57,295	52,407	69,866	69,313	56,148	41,254	36,018
Losses and loss adjustment expenses	29,879	35,535	43,976	48,655	44,546	29,616	26,735
Income from operations	17,235	7,811	13,219	9,237	1,904	1,425	1,706
Net income	$11,403	$5,435	$9,031	$5,815	$692	$1,541	$1,644

Selected Balance Sheet Data
(as of)
Total investments	$135,219	$110,914	$113,233	$97,874	$78,539	$54,664	$44,185
Total assets	204,236	152,672	174,833	145,728	123,520	102,439	86,481
Reserve for losses and loss adjustment expenses	109,414	78,304	95,372	69,445	63,713	54,187	53,543
Refundable subscriber deposits	10,295	10,837	10,568	11,001	11,461	11,578	11,664
Total liabilities	174,094	136,214	155,591	133,827	117,616	97,267	83,143
Total members’ equity	$30,143	$16,458	$19,242	$11,901	$5,904	$5,172	$3,338

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma consolidated financial data has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere herein and related notes thereto. This information is based on the historical consolidated balance sheets as of September 30, 2006 and the consolidated statements of income of APSG and APIE for the nine months ended September 30, 2006 and the year ended December 31, 2005. The statements include pro forma adjustments as described in the notes accompanying the financial statements. The pro forma data is based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. The information is for illustrative purposes only. The companies may have performed differently had they always been combined. The selected unaudited pro forma financial data may not be indicative of what the combined company will experience after the merger. The balance sheet data as of the period ended September 30, 2006 is presented as if the merger occurred on September 30, 2006. The income statement data for the year ended December 31, 2005 and the nine months ended September 30, 2006 are presented as if the merger occurred on January 1, 2005. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 138.

Selected Unaudited Pro Forma Financial Information

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(In thousands, except per share data)
Consolidated Income Statement Data:
Net premiums and maintenance fees earned	$52,405	$64,183
Investment income, net of investment expenses	5,418	5,832
Financial services revenues	11,421	18,459
Total revenues	69,778	92,595
Net income per share
Basic	2.75	2.98
Diluted	2.66	2.83

	As of September 30, 2006
	(In thousands, except per share data)
Consolidated Balance Sheet Data:
Investments	$155,617
Total assets	236,920
Reserve for losses and loss adjustment expenses	109,414
Total liabilities	178,405
Minority interests	20
Shareholders’ equity	58,495
Book value per share	11.99

RISK FACTORS

You should carefully consider the following factors in evaluating APSG’s business and acquiring its common stock and in evaluating the other proposals described in this joint proxy statement/prospectus regarding APSG, APIE and APIC. The occurrence of any of the following risks could materially harm APSG’s business. In that case the trading price of APSG’s common stock could decline dramatically, and you may lose all or part of your investment. You should consider this joint proxy statement/prospectus in light of the risks, difficulties and uncertainties prevalent in industries that federal or state authorities heavily regulate, such as the financial services, insurance and medical services industries. It is especially important to keep these risk factors in mind when you read forward-looking statements APSG includes in this prospectus, which are statements that relate to future periods and include statements about APSG’s expected operating results, market opportunities and ability to compete.

Risks Relating to the Merger

THE MARKET PRICE OF APSG COMMON STOCK MAY FLUCTUATE, AND SALES OF APSG COMMON STOCK, INCLUDING SALES OF SHARES ACQUIRED IN THE EXCHANGE, COULD LOWER THE MARKET PRICE OF APSG COMMON STOCK.

The market price of APSG common stock may fluctuate in response to quarter-by-quarter variations in its operating results, variations in the operating results of its competitors, changes in earnings estimates for APSG by analysts, developments in the industries in which it operates, or changes in general economic conditions. Sales of substantial amounts of APSG common stock in the public market following the merger by the APSG shareholders, including by the APIE policyholders who become APSG shareholders in the merger, would adversely affect the market price of APSG common stock.

DUE TO POTENTIAL FLUCTUATIONS IN THE MARKET VALUE OF THE APSG COMMON STOCK PRIOR TO THE COMPLETION OF THE MERGER, APIE POLICYHOLDERS CANNOT BE SURE OF THE NUMBER OF APSG SHARES THAT WILL BE ISSUED IN THE MERGER.

The exchange ratio under the merger agreement is subject to adjustment, as of the effective time of the merger, if the average of the per share closing prices of a share of APSG common stock as reported on the Nasdaq during the twenty trading days ending on the business day immediately prior to the effective date of the merger is more than 15% higher or lower than $14.28 per share. If the closing price as calculated above fluctuates by more than 25%, the parties have the right to terminate the merger agreement and the merger may not actually occur. Therefore, any change in the market price of APSG common stock prior to completion of the merger will affect the value and may possibly affect the amount of APSG shares that the APIE policyholders will receive upon completion of the merger. Share price changes may result from a variety of factors including general market and economic conditions, changes in APSG’s operations and prospects, and regulatory considerations. Many of these factors are beyond both APSG’s and APIE’s control.

Accordingly, at the time of the special meetings of the APSG shareholders and the APIE subscribers, the APSG shareholders and the APIE subscribers will not necessarily know or be able to calculate the value of the number of shares of APSG common stock that will be issued upon the completion of the merger.

Moreover, because stock prices fluctuate, the market value of the shares of APSG common stock that APIE subscribers receive in the merger may increase or decrease following the merger. The 180-day lock-up period to which the shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject creates a risk that the shares may decline in value during a period in which the shares may not be sold.

APIE POLICYHOLDERS’ ABILITY TO BENEFIT FROM INCREASES IN THE VALUE OF APSG COMMON STOCK PRIOR TO CLOSING OF THE MERGER IS LIMITED.

The exchange ratio under the merger agreement is subject to adjustments that limit the range in the value of APSG common stock to be received by APIE policyholders in the merger. The exchange ratio under the merger agreement is subject to adjustment if the average of the per share closing prices of a share of APSG common stock as reported on the Nasdaq during the twenty trading days ending on the business day immediately prior to the effective date of the merger is more than 15% higher or lower than $14.28 per share. Therefore, the opportunity for APIE policyholders to benefit from any increase in the market value of APSG common stock between the announcement of the merger and the closing of the merger will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

APSG COMMON STOCK IS CURRENTLY THINLY TRADED AND IT MAY BE DIFFICULT FOR APIE POLICYHOLDERS TO SELL THE COMMON STOCK THEY RECEIVE IN THE MERGER.

APSG common stock is currently thinly traded. As a result, prices quoted for APSG stock may not reflect the actual fair market value of the stock. Also, because of the low volume of trading in APSG common stock, it may be difficult for APIE policyholders to sell the common stock they receive in the exchange. If they are able to sell APSG common stock, the limited trading volume could result in a significantly lower sales price than the sales price quoted by the National Association of Securities Dealers Automated Quotation System at the time of their order to sell. APIE policyholders should consult an experienced investment or financial advisor prior to attempting any sale of APSG common stock.

APIE HAS LIMITED PUBLIC REPORTING REQUIREMENTS.

Although APIE files statutory financial reports and limited other public information with the Texas Department of Insurance and the Arkansas Insurance Department, APIE has never issued any stock or been subject to the reporting requirements of the SEC for a public company. As a result, there is not as much publicly available information about APIE regarding its financial standing, business plans and results of operations, or the value of its interests as there would be for an SEC reporting company. Therefore, it will be difficult to determine the value of the shares of stock of the converted APIE entity to be issued in the conversion and acquired by APSG under the merger agreement.

APSG AND APIE MUST OBTAIN SEVERAL GOVERNMENTAL CONSENTS TO COMPLETE THE MERGER WHICH, IF DELAYED, NOT GRANTED OR GRANTED WITH BURDENSOME CONDITIONS, MAY JEOPARDIZE OR POSTPONE THE MERGER, RESULT IN ADDITIONAL EXPENSE OR REDUCE THE ANTICIPATED BENEFITS OF THE TRANSACTION.

The plan of conversion of APIE from a reciprocal insurance exchange into a stock insurance company must be approved in a timely manner by the Texas Department of Insurance. If the parties do not receive this approval, they will not complete the merger. The Texas Department of Insurance has broad discretion in administering governing regulations. As a condition to approval of the conversion and the merger, the Texas Department of Insurance may impose requirements, limitations or costs that could negatively affect the way APSG conducts business following the merger. These requirements, limitations or costs could jeopardize or delay completion of the merger. If APSG or APIE agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could reduce the anticipated benefits of the merger which could result in a material adverse effect on the business and results of operations of APSG following the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE SHARE PRICE OF APSG COMMON STOCK AND THE FUTURE BUSINESS AND FINANCIAL RESULTS OF APSG AND APIE.

If the merger is not completed, the ongoing business of APSG or APIE may be adversely affected and APSG and APIE will be subject to several risks, including the following:

•	Management of each of the companies may be focused on the merger instead of pursuing other opportunities that could be beneficial to the respective companies.

•	The two companies will be required to pay certain costs relating to the merger such as legal, accounting, financial advisor and printing fees and expenses.

•	Either party may be required to pay the other party a termination fee of $1,500,000 plus out-of-pocket fees and expenses under the merger agreement.

•	Any negative impacts on APIE’s premiums will flow through to APSG to some extent through its management agreement with APIE, since approximately half of APSG’s revenue from continuing operations is attributable to the management agreement between FMI and APIE. Failure to close the transaction may result in the market perception of financial weakness of APIE or APSG resulting in a negative impact on APIE premiums through lower retention and more difficulty in obtaining new business.

BOTH THE CONVERSION AND MERGER, AND ANY SUBSEQUENT SALE OF APSG COMMON STOCK OR APSG SERIES A REDEEMABLE PREFERRED STOCK, MAY RESULT IN TAX CONSEQUENCES TO APIE POLICYHOLDERS.

Neither APSG nor APIE has obtained a ruling from the Internal Revenue Service concerning whether the conversion and merger will in fact be treated as tax free transactions. APIE has obtained an opinion from Deloitte Tax LLP which will support the conclusions contained in this registration statement regarding the material federal income tax consequences of the conversion and merger. However, you should understand the tax opinion is subject to several qualifications and is not binding on the Internal Revenue Service, and the Internal Revenue Service could successfully assert a contrary position.

Deloitte Tax LLP, tax advisor to APIE, has issued a qualified opinion concerning the tax consequences of the conversion and merger. The qualified nature of the opinion reflects that the tax consequences of the conversion and merger are not certain. In this case, Deloitte Tax LLP has issued a qualified opinion, rather than an unqualified opinion, because the conversion of a reciprocal insurance exchange into a stock company followed by a merger of the converted company with another corporation is an unusual transaction on which there is no direct authority as to the tax consequences. Both the conversion and merger and any subsequent sale by you of APSG common stock or APSG Series A redeemable preferred stock may result in significant tax liabilities to you.

If the conversion fails to qualify as a tax-free reorganization for federal income tax purposes, the exchange of APIE Policyholder Interests for APIC common stock in the conversion will be taxable to the APIE Policyholders, and the exchange of APIE Refundable Deposit Certificates for APIC preferred stock in the conversion will be taxable to holders of APIE Refundable Deposit Certificates. If the merger fails to qualify as a tax-free reorganization for federal income tax purposes, the exchange of APIC common stock for APSG common stock in the merger will be taxable to holders of APIC common stock, and the exchange of APIC preferred stock for APSG preferred stock in the merger will be taxable to holders of APIC preferred stock. You should review carefully the information under the caption “Material United States Federal Income Tax Consequences of the Conversion and Merger” beginning on page 133. You should also discuss the potential tax consequences of the conversion and merger with your tax and legal advisors.

THE PROPOSED TERMS OF THE SERIES A REDEEMABLE PREFERRED STOCK COULD CHANGE AS A RESULT OF REGULATORY REVIEW PRIOR TO CLOSING OF THE MERGER AND COULD RESULT IN AN INCREASE TO THE PURCHASE PRICE AND JEOPARDIZE THE MERGER.

The current terms of the mandatory redemption obligation under the Series A redeemable preferred stock of APSG or the Series A redeemable preferred stock of APIC are subject to change prior to closing based on review by the appropriate regulatory authorities. An unfavorable change to these terms could result in an increase to the purchase price and jeopardize the merger by allowing either APIE or APSG to terminate the merger agreement.

Risks Relating to the Combined Company’s Operations After the Merger

The eligible APIE policyholders will own shares of APSG common stock upon completion of the merger. In determining whether to approve the merger agreement, both the APSG stockholders and APIE subscribers should consider the following risk factors regarding the business of APSG, including the impact of the merger.

APSG’S RELIANCE ON KEY EXECUTIVES AND KEY ACCOUNTS COULD AFFECT THE RESULTS OF OPERATIONS OF APSG.

APSG believes that its success depends on the efforts and abilities of a relatively small group of executive personnel. The loss of services of one or more of these key executives could have a material adverse effect on its business. APSG has identified its key executives as Kenneth S. Shifrin, Chairman of the Board and Chief Executive Officer, George Conwill, president of APS Investment Services, Maury Magids, president of APS Insurance Services, and William Hayes, Chief Financial Officer. APSG does not maintain key man life insurance on any of its key executives. Additionally, a loss of one or more key accounts is possible and could have a material adverse effect upon earnings.

APSG IS DEPENDENT ON A FEW CUSTOMERS AND THIS DEPENDENCE COULD ADVERSELY AFFECT ITS PROFITABILITY.

APSG’s subsidiaries are highly dependent on a few customers. The loss of any of these customers could have a material adverse effect on APSG’s business and profitability and the value of its common stock. Approximately half of APSG’s revenue from continuing operations is attributable to its management agreement with APIE. After the merger, losing APIE as a customer will no longer be a risk. However, as a wholly owned subsidiary of APSG after the merger, any reduction in premiums written by APIE or profit recorded by APIE would still have a negative effect on APSG’s revenues and net income. The amount of these premiums can also be adversely affected by competition. Substantial underwriting losses might result in a curtailment or cessation of operations by APIE, and would accordingly affect APSG’s consolidated business, financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS IN APSG’S CHARTER DOCUMENTS, APSG’S SHAREHOLDER RIGHTS PLAN AND TEXAS LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF APSG.

Certain anti-takeover provisions applicable to the governance of APSG could prevent or delay an acquisition of APSG’s business at a premium price or at all. Some of these provisions are contained in APSG’s articles of incorporation as well as in a shareholder rights plan adopted by APSG. Others are contained in the Texas statutory law governing corporations. These provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of APSG by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of APSG first to negotiate with APSG.

APSG’s articles of incorporation provide that APSG may not engage in certain business combinations with a corporation, subsidiary of a corporation, person, or other entity which is the beneficial owner, directly or indirectly, of twenty percent or more of APSG’s outstanding voting shares unless either certain requirements are first satisfied or the transaction is approved by the affirmative vote of no less than two-thirds of the shares of APSG common stock present in person or by proxy as a meeting where at least 80% of the APSG common shares are represented (in person or by proxy).

Under APSG’s shareholder rights plan, each outstanding share of common stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from APSG a unit consisting of one one-thousandth of a share of Series A junior participating preferred stock at a price subject to adjustment. This could prevent or delay a change in control of APSG.

Articles 13.01 through 13.08 of the Texas Business Corporations Act provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations, and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of twenty percent or more of the corporation’s voting shares) for a period of three years from the date such person became an affiliated shareholder unless (i) the business combination or purchase or acquisition of shares made by the affiliate shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or (ii) the business combination was approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder. Neither APSG’s articles of incorporation nor its bylaws contain any provision expressly providing that APSG will not be subject to the Texas anti-takeover statute. The Texas anti-takeover statute may have the effect of inhibiting a non-negotiated merger or other business combination involving APSG, even if such event(s) would be beneficial to APSG shareholders.

AS A HOLDING COMPANY, APSG’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS ARE DEPENDENT ON ITS SUBSIDIARIES.

APSG is principally a holding company with assets consisting primarily of cash and investment securities. APSG’s ability to pay its operating expenses and to service its indebtedness is dependent upon the cash and marketable securities of its subsidiaries and its ability to receive funds from such subsidiaries through loans, dividends or otherwise. The subsidiaries are legally distinct entities and have no obligation, contingent or otherwise, to make funds available to APSG for such obligations. In addition, the ability of APSG’s subsidiaries to make such payments is subject to applicable state laws, and claims of the subsidiaries’ creditors will generally have priority as to the assets of such subsidiaries. After the merger, the ability of APIC to pay dividends to APSG or redeem any of the APIC preferred stock that will be held by APSG is subject to regulation by the Texas Department of Insurance, which may limit or prevent payment of any such dividends. Pursuant to such regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively. Accordingly, there can be no assurance that APSG’s subsidiaries will be able to pay funds to it or that such funds, if any, received by it will be sufficient to enable it to meet its obligations.

MANAGEMENT SHAREHOLDERS OF APSG HAVE SIGNIFICANT CONTROL OF APSG AND THE ABILITY TO INFLUENCE THE APPROVAL OF MATTERS FOR WHICH SHAREHOLDER VOTING IS INVOLVED.

Before and after giving effect to the exchange of APSG common stock offered in the merger, APSG’s executive officers and directors and their affiliates will beneficially own approximately 33% and 20%, respectively, of APSG outstanding common stock, assuming full conversion of all options exercisable within 60 days of September 30, 2006, that they may beneficially own. As a result, APSG’s management will be able to influence and possibly control the election of APSG’s board of directors and the outcome of other corporate actions requiring shareholder approval.

APSG’S SUBSIDIARIES AND APIE OPERATE IN HIGHLY COMPETITIVE BUSINESSES AGAINST COMPETITORS WITH GREATER FINANCIAL, MARKETING, TECHNOLOGICAL, PERSONNEL AND OTHER RESOURCES.

The industries in which APSG operates are highly competitive. Many of APSG’s competitors possess greater financial, marketing, technological and other resources. There can be no assurance that APSG will be able to continue to compete successfully.

APSG’s subsidiaries, including APS Financial Corporation, or APS Financial, APS Clearing, Inc., or APS Clearing, and APS Asset Management, Inc., or Asset Management, are each engaged in a highly competitive business. Their competitors include, with respect to one or more aspects of their business, all of the member organizations of the New York Stock Exchange and other registered securities exchanges, all members of the NASD, registered investment advisors, members of the various commodity exchanges and commercial banks and thrift institutions. In many instances, APS Financial and Asset Management compete directly with these organizations. In addition, there is competition for investment funds from the real estate, insurance, banking and thrift industries.

Substantially all of APSG’s revenue from the insurance services segment is currently attributable to FMI providing management services to APIE. Currently, because FMI’s management fee is based on the combination of statutory earned premiums of APIE and a percentage of APIE’s statutory profits subject to a cap based on premium levels, APSG’s revenue attributable to FMI’s operations can be adversely affected by competition faced by APIE. After the merger, APSG’s revenue attributable to APIE’s operations will remain susceptible to being adversely affected by APIE’s competition. APIE competes with several insurance carriers, including Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance, The Doctors Company and the Texas Medical Liability Insurance Underwriting Association (JUA). Moreover, with the successful passing of tort reform legislation in late 2003, additional companies have re-entered the Texas market, resulting in further increases in competition.

APSG’S FINANCIAL SERVICES BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

The securities industry is subject to extensive governmental supervision, regulation and control by the SEC, state securities commissions and self-regulatory organizations, which may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of APS Financial or any of its officers or employees. The NASD regulates APSG’s financial services business’ marketing activities. The NASD can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or any of its officers or employees.

APSG’s ability to comply with all applicable laws and rules is largely dependent on its establishment and maintenance of a system to ensure compliance with these laws and rules, as well as its ability to attract and retain qualified compliance personnel. APSG could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could have a material adverse effect on its business, financial condition and operating results.

APSG cannot control whether the federal or state governments or self-regulatory organizations having jurisdiction over APSG’s securities brokerage business will adopt regulations or take other actions, such as the failure to renew or the revocation of required licenses and certifications, that would have a material adverse effect on APSG’s business, financial condition and results of operations. In addition, APSG’s operations and profitability may be affected by additional legislation, changes in rules promulgated by the SEC, NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations, and state securities commissions, or changes in the interpretation or enforcement of existing laws or rules.

APSG AND APIE ARE EXPOSED TO INTEREST RATE AND INVESTMENT RISK.

Changes in interest rates could have an impact at APSG’s broker/dealer subsidiary, APS Financial. As interest rates rise bond prices fall and vice-versa. Since revenues at APS Financial are primarily recorded as commissions earned on the trading of fixed income securities, a rise in interest rates will cause a drop in the yield of these securities and will generally result in customers being cautious about committing funds or selling their positions, thus negatively affecting commissions earned. The general level of interest rates may trend higher or lower following the merger, and this move may impact APSG’s level of business in different fixed income sectors. A volatile interest rate environment following the merger could also impact APSG’s business as this type of market condition can lead to investor uncertainty and their corresponding willingness to commit funds.

As of September 30, 2006, APSG’s recorded basis in debt and equity securities was approximately $20,000,000. A material, other than temporary, decline in the value of any of these investments could have a material adverse effect on APSG’s financial condition and results of operations. A decline in the value of equity securities, evidenced by lower prices traded for the common stock of these companies, might occur for several reasons, including poor financial performance, obsolescence of the service or product provided or any other news deemed to be negative by the investing public. A decline in the value of debt securities might occur for the same reasons above as well as due to an increase in interest rates.

APIE is principally exposed to three types of market risk related to its investment operations, including credit risk, interest rate risk and equity price risk.

APIE has exposure to credit risk primarily as a holder of investment grade fixed income securities. However, even investment grade securities can rapidly deteriorate and result in significant losses.

The value of the fixed income securities is also subject to interest rate risk. As market interest rates decrease, the portfolio value increases with the opposite holding true in rising interest rate environments.

Equity securities are subject to equity price risk, which is defined as the potential for loss in market value due to a decline in equity prices. The value of common stock equity investments is dependent upon the general conditions in the securities markets and the business and financial performance of the individual companies in the portfolio. Values are typically based on future economic prospects as perceived by investors in the equity markets.

APSG IS SUBJECT TO MARKET FORCES BEYOND ITS CONTROL WHICH COULD IMPACT IT MORE SEVERELY THAN ITS COMPETITORS.

APSG’s securities brokerage business, like other securities firms, is directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have experienced significant volatility. If APSG’s trading volume decreases, its revenues decline. Also, when trading volume is low, its profitability is adversely affected because its overhead remains relatively fixed, despite lower compensation costs associated with commission revenues. Severe market fluctuations could have a material adverse effect on APSG’s business, financial condition and operating results. Some of APSG’s competitors with more diverse product and service offerings might withstand such a downturn in the securities industry better than APSG would.

APS FINANCIAL’S CUSTOMERS MAY DEFAULT ON THEIR MARGIN ACCOUNTS, EFFECTIVELY PASSING THEIR LOSSES ON TO APSG.

APSG’s securities brokerage customers sometimes purchase securities on margin through APSG’s clearing organization; therefore APSG is subject to risks inherent in extending credit. This risk is especially great when the market is rapidly declining. In such a decline, the value of the collateral securing the margin loans could fall below the amount of a customer’s indebtedness. Specific regulatory guidelines mandate the amount that can be loaned against various security types. APS Financial rigorously adheres to these guidelines and in a number of instances exceeds those requirements. Independent of APSG’s review, its corresponding clearing organization independently maintains a credit review of APSG’s customer accounts. If customers fail to honor their commitments, the clearing organization would sell the securities held as collateral. If the value of the collateral were insufficient to repay the loan, a loss would occur, which APSG may be required to fund. Any such losses could have a material adverse effect on APSG’s business, financial condition and operating results.

APS FINANCIAL MUST MAINTAIN CERTAIN NET CAPITAL REQUIREMENTS THAT COULD SLOW APSG’S EXPANSION PLANS OR PREVENT PAYMENTS OF DIVIDENDS.

The SEC, NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to the firm’s liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations, such as trading activities, that require the intensive use of capital would be limited. APSG’s ability to pay dividends on its common stock, repay debt and redeem or purchase shares of its outstanding stock could be severely restricted. A significant operating loss or an extraordinary charge against net capital could adversely affect the ability of APS Financial to expand or even maintain its present levels of business, which could have a material adverse effect on APSG’s business, financial condition and operating results.

APSG’S TRADING SYSTEMS MAY FAIL, RESULTING IN TRADING AND SERVICE INTERRUPTIONS, A POTENTIAL LOSS OF REVENUES OR POSSIBLE LITIGATION.

APSG’s securities brokerage business receives and processes trade orders through internal trading software and touch-tone telephones and depends heavily on the integrity of the electronic systems supporting this type of trading. Heavy stress placed on its systems during peak trading times could cause its systems to operate too slowly or fail. If APSG’s systems or any other systems in the trading process slow down significantly or fail even for a short time, its customers would suffer delays in trading, potentially causing substantial losses and possibly subjecting APSG to claims for such losses or to litigation claiming fraud or negligence. During a systems failure, APSG may be able to take orders by telephone; however, only associates with securities broker’s licenses can accept telephone orders, and an adequate number of associates may not be available to take customer calls in the event of a systems failure. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a system failure. Any systems failure that interrupts APSG’s operations could negatively impact its business, financial condition and operating results.

FAILURE OF THIRD-PARTY VENDORS TO PROVIDE CRITICAL SERVICES COULD HARM APSG’S BUSINESS.

APSG relies on a number of third parties to assist in the processing of its transactions, including online and internet service providers, back office processing organizations, and market makers. Any problems caused by these third parties, including as a result of their not providing APSG their services for any reason or their performing their services poorly, could have negatively impact APSG’s business, financial condition and operating results.

APIC’S MEDICAL MALPRACTICE INSURANCE BUSINESS WILL BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

Insurance businesses are subject to extensive regulation by state insurance authorities in each state in which they operate. Regulation is intended for the benefit of policyholders rather than stockholders. In addition to the amount of dividends and other payments that can be made by APIC, these regulatory authorities have broad administrative and supervisory power relating to licensing requirements, trade practices, capital and surplus requirements, investment practices and rates charged to insurance customers.

After the merger, these regulations may impede or impose burdensome conditions on rate increases or other actions that APSG may want to take to enhance its operating results, and could affect APSG’s ability to pay dividends on its common stock. In addition, APSG may incur significant costs in the course of complying with regulatory requirements. Also, APSG’s ability to grow APIC through premiums and additional capacity could be limited due to surplus and risk-based capital requirements under the financial regulatory guidelines of the Texas Department of Insurance.

APSG’S REVENUES AND OPERATING PERFORMANCE MAY FLUCTUATE WITH INSURANCE BUSINESS CYCLES.

Growth in premiums written in the medical professional liability industry has fluctuated significantly over the past 10 years as a result of, among other factors, changing premium rates. The cyclical pattern of such fluctuation has been generally consistent with similar patterns for the broader property and casualty insurance industry, due in part to the participation in the medical professional liability industry of insurers and reinsurers which also participate in many other lines of property and casualty insurance and reinsurance. Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns characterized by periods of greater competition in pricing and underwriting terms and conditions, followed by periods of capital shortage, lesser competition and increasing premium rates.

MARKET CONDITIONS COULD CAUSE REINSURANCE TO BE MORE COSTLY OR UNAVAILABLE FOR APIC.

As part of APIE’s overall risk management strategy, it currently purchases reinsurance for amounts of risk from $250,000 up to $1,000,000. After the merger, if APIC is unable to maintain its current reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates, APIC may be adversely affected by losses or have to reduce the amount of risk it underwrites. APIC’s inability to maintain, obtain or renew insurance coverage could then have a direct adverse effect on APSG’s results of operations and financial condition. APIE’s current reinsurance contracts do not have a change of control provision and will not have to be renegotiated as a result of the merger.

GEOGRAPHIC CONCENTRATION MEANS THAT APIC’S PERFORMANCE MAY BE AFFECTED BY ECONOMIC, REGULATORY AND DEMOGRAPHIC CONDITIONS OF ITS OPERATIONS WITHIN THE STATE OF TEXAS.

Because APIC’s business will be concentrated primarily in Texas, adverse developments in Texas may have a disproportionately greater affect on APSG’s insurance operations after the merger than they would have if APIC did business in more diverse markets.

CHANGES IN THE HEALTH CARE INDUSTRY COULD HAVE A MATERIAL IMPACT ON APSG’S INSURANCE OPERATIONS.

APIE currently derives, and after the merger APSG’s insurance operations will derive, substantially all of its medical professional liability insurance premiums from physicians and other individual healthcare providers, physician groups and smaller healthcare facilities. Significant attention has recently been focused on reforming the healthcare industry at both the federal and state levels. In recent years, a number of factors related to the emergence of managed care have negatively impacted or threatened to impact the practice of medicine and economic independence of medical professionals. Medical professionals have found it more difficult to conduct a traditional fee-for-service practice and many have been driven to join or contractually affiliate with provider-supported organizations. Such change and consolidation may result in the elimination of, or a significant decrease in, the role of the physician in the medical professional liability insurance purchasing decision and could reduce APIE’s, and after the merger APSG’s, medical professional liability premiums as groups of insurance purchasers may be able to retain more risk.

THE PASSAGE OF TORT REFORM AND THE SUBSEQUENT REVIEW OF SUCH LAWS BY THE COURTS COULD HAVE A MATERIAL IMPACT ON APSG’S INSURANCE OPERATIONS.

Tort reforms generally restrict the ability of a plaintiff to recover damages by imposing one or more limitations, including, among other limitations, eliminating certain claims that may be heard in a court, limiting the amount or types of damages, changing statutes of limitation or the period of time to make a claim, and/or limiting venue or court selection. Texas enacted legislation in 2003 specifically directed at medical malpractice liability insurance reform. Among the more significant aspects of the legislation were caps on non-economic damages and caps on non-economic damages against a single institution and against all health-care institutions combined.

While the effects of tort reform would appear to be generally beneficial to APSG’s insurance business after the merger, there can be no assurance that such reforms will be effective or ultimately upheld by the courts in the various states. Further, if tort reforms are effective, the business of providing professional and other liability insurance may become more attractive, thereby causing an increase in competition for APSG’s insurance business. In addition, there can be no assurance that the benefits of tort reform will not be accompanied by regulatory actions by state insurance authorities that may be detrimental to APSG’s insurance business such as expanded coverage requirements and premium rate limitations or rollbacks. Also, the tort reform legislation, and the caps on non-economic damages, could change as a result of challenges in the courts or by future legislation.

IF APIC IS UNABLE TO OBTAIN A FAVORABLE FINANCIAL STRENGTH RATING, IT MAY BE MORE DIFFICULT FOR APIC TO WRITE NEW BUSINESS OR RENEW ITS EXISTING BUSINESS.

Third party rating agencies assess and rate the claims-paying ability of insurers based upon criteria established by the agencies. The financial strength ratings assigned by rating agencies to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations and are not directed toward the protection of investors. These ratings are not recommendations to buy, sell, or hold any security and are not applicable to the securities being offered by this prospectus.

Financial strength ratings are used by agents and clients as an important means of assessing the financial strength and quality of insurers. The inability of APIC to obtain a meaningful rating within a reasonable period of time could adversely affect APIC’s ability to sell insurance policies and inhibit it from competing effectively. If market conditions for APIC’s insurance become more competitive, competitors with higher financial strength ratings might have a competitive advantage. These results could have a material adverse effect on APSG’s results of operations and financial condition.

THE UNPREDICTABILITY OF COURT DECISIONS COULD HAVE A MATERIAL IMPACT ON APIC’S RESULTS OF OPERATIONS.

APIC’s results of operations may be adversely affected by court decisions that expand the liability on its policies after they have been issued and priced or by a judiciary’s decision to accelerate the resolution of claims through an expedited court calendar, thereby reducing the amount of investment income APIC would have earned on related reserves. Additionally, a significant jury award, or series of awards, against one or more of APIC’s insureds could require APIC to pay large sums of money in excess of its reserved amounts. APIC’s policy to aggressively litigate claims against its insureds that it considers unwarranted or claims where settlement resolution cannot be achieved may increase the risk that APIC may be required to make such payments.

APIC could become subject to claims for extra-contractual obligations or losses in excess of policy limits in connection with its policyholders’ insurance claims. These claims are sometimes referred to as “bad faith” actions as it is alleged that the insurance company failed to negotiate a settlement of a claim in good faith within the insured’s policy limit. APIE currently maintains insurance in the form of a component of its ceded reinsurance for such occurrences, which serves to mitigate exposure to such claims. However, the assertion of multiple claims for extra-contractual obligations in a single year or one or more large claims in a single year could result in potential exposure materially in excess of insurance coverage or in increased costs of such insurance coverage. Such occurrences could have a material adverse effect on APSG’s results of operations and financial condition.

APIE’S LOSS RESERVES ARE BASED ON ESTIMATES AND MAY BE INADEQUATE TO COVER ACTUAL LOSSES.

As a risk bearing insurance entity, APIE must establish and maintain reserves for its estimated liability for losses and loss adjustment expense. APIE establishes loss reserves in its financial statements that represent an estimate of amounts needed to pay and administer claims with respect to insured events that have occurred, including events that have not yet been reported to APIE. Loss reserves are estimates of the ultimate cost of individual claims based on actuarial estimation techniques and are inherently uncertain. Judgment is required in applying actuarial techniques to determine the relevance of historical payment and claim closure patterns under current facts and circumstances. APIE periodically reviews its established reserves and may adjust reserves based on the results of these reviews. These adjustments could be significant. If APIE changes its estimates, these changes are reflected in results of operations during the period in which they are made. After the merger, if any changes in estimates occur, APSG will record the effects in its financial statements.

IF APIC DOES NOT EFFECTIVELY PRICE ITS INSURANCE POLICIES, FINANCIAL RESULTS WILL BE ADVERSELY AFFECTED.

APIC’s premium rates are established when coverage is initiated and based on factors which include estimates of expected losses generated from the policies APIC underwrites. As do most medical malpractice insurance carriers, APIC analyzes many factors when pricing a policy, including the policyholder’s prior loss history, medical specialty and practicing territory. Inaccurate information regarding a policyholder’s past claims experience puts APIC at risk for mispricing its policies. When initiating coverage on a policyholder, APIC must rely on the claims information provided by the policyholder or previous carriers to properly estimate future claims exposure. If the claims information is not accurately stated, APIC could underprice its policies by using claims estimates that are too low. As a result, actual costs for providing insurance coverage to policyholders may be significantly higher than associated premiums. After the merger, APSG assumes the risk that policies in force were written at inadequate premium rates.

INFORMATION ABOUT APSG

General

APSG, through its subsidiaries, provides services that include management services to APIE and brokerage and investment services to individuals and institutions.

APSG was organized in October 1974 under the laws of the State of Texas. Its principal executive office is at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, and its telephone number is (512) 328-0888. Its website is www.amph.com. APSG makes available free of charge on its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Financial information about APSG’s industry segments is disclosed in Note 16 to its audited consolidated financial statements included herein.

APSG’s Insurance Services

APS Insurance Services, Inc., or Insurance Services, is a wholly owned subsidiary of APSG. Prior to October 1, 2003, APSG owned 80% of Insurance Services. On October 1, 2003, APSG acquired the remaining 20% minority interest in Insurance Services for approximately $2,050,000 in cash (see Note 14 to its audited consolidated financial statements included herein). Insurance Services, through its wholly owned subsidiaries FMI and American Physicians Insurance Agency, Inc. provides management services to APIE. FMI, the attorney-in-fact for APIE provides these services under the terms of a management agreement. The management agreement provides for full management by FMI of the affairs of APIE under the direction of APIE’s board of directors. Subject to the direction of the APIE board, FMI, sells and issues policies, investigates, settles and defends claims, and otherwise manages APIE’s day to day operations. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses.

The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI provides these management services only to APIE. APSG’s revenues from this segment were 46%, 48% and 36% of its total revenues in 2005, 2004 and 2003, respectively, and 48% of its total revenues in the first nine months of 2006.

See “Revenues and Industry Segment” on page 73 for a discussion of APIE revenues and APIC revenues after the merger.

Substantially all of APSG’s revenue from the insurance services segment was attributable to FMI providing management services to APIE. More information about FMI’s relationship with APIE is available in “Information About APIE—Relationship with Attorney-In-Fact” on page 75.

APSG’s Financial Services

Through its subsidiaries, APS Financial Corporation, or APS Financial, APS Clearing, Inc., or APS Clearing, and APS Asset Management, Inc., or Asset Management, APSG provides investment and investment advisory services to institutions and individuals throughout the United States. APSG’s revenues from this segment were 54%, 52% and 64% of its total revenues in 2005, 2004 and 2003, respectively, and 52% of its total revenues in the first nine months of 2006.

APS Financial is a fully licensed broker/dealer that provides brokerage and investment services primarily to institutional and high net worth individual clients. APS Financial also provides portfolio accounting, analysis, and other services, to insurance companies and banks. Although these other services account for only a small portion of the revenues of APS Financial, they can be instrumental in maintaining the business of some clients. APS Financial has its main office in Austin, Texas.

APS Financial charges commissions on both exchange and over-the-counter, or OTC, transactions in accordance with industry practice. When APS Financial executes OTC transactions as a dealer, it receives, in lieu of commissions, markups or markdowns.

APS Financial is a member of the National Association of Securities Dealers, Inc., or NASD, and the Securities Investor Protection Corporation, or SIPC, and, in addition, is licensed in 44 states and the District of Columbia.

Every registered broker/dealer doing business with the public is subject to stringent rules with respect to net capital requirements promulgated by the SEC. These rules, which are designed to measure the financial soundness and liquidity of broker/dealers, specify minimum net capital requirements. As a registered broker/dealer, APS Financial is subject to these rules. Compliance with applicable net capital requirements could limit APS Financial’s operations, such as limiting or prohibiting trading activities that require the use of significant amounts of capital. A significant operating loss or an extraordinary charge against net capital could adversely affect the ability of APS Financial to expand or even maintain its present levels of business. At September 30, 2006, APS Financial was in compliance with all applicable net capital requirements.

APS Financial clears its transactions through Southwest Securities, Inc., or Southwest, on a fully disclosed basis. Southwest also processes orders and floor reports, matches trades, transmits execution reports to APS Financial and records all data pertinent to trades. APS Financial pays Southwest a fee based on the number and type of transactions that Southwest conducts for APS Financial.

APS Clearing was established in 2005 and is dedicated to the clearing and settlement of trades involving syndicated bank loans, trade claims and distressed private loan portfolios. This company seeks to develop business with clients who trade in the high-yield bond market. In addition to marketing to professional hedge funds and institutional clientele, APSG also may receive referral leads from its affiliate companies.

Asset Management, a registered investment adviser under the Investment Advisers Act of 1940, was formed and registered with the SEC in 1998. APSG formed Asset Management to manage fixed income and equity assets for institutional and individual clients on a fee basis. Asset Management’s mission is to provide clients with investment results within specific client-determined risk parameters.

APSG’s Other Investments

At September 30, 2006, APSG owned less than 1% of the outstanding common stock of HealthTronics, Inc, or HealthTronics (successor by merger to Prime Medical Services, Inc., or Prime Medical), having reduced its ownership from 15% in 2002 with the sale of 1,591,000 shares during 2002. Prior to that sale APSG recorded its pro-rata shares of HealthTronics’ earnings using the equity method of accounting. As a result of its reduced ownership, APSG now accounts for its investment as an available-for-sale equity security, with changes in market value, net of tax, reflected in shareholders’ equity as “accumulated other comprehensive income.” At September 30, 2006, APSG’s investment in HealthTronics common stock has an aggregate fair market value of $600,000 and a cost basis of approximately $488,000.

The common stock of HealthTronics is quoted on the NASDAQ National Market under the symbol “HTRN.” HealthTronics is a Georgia corporation and is required to file annual, quarterly and other reports and documents with the SEC. The summary information in the accompanying consolidated financial statements regarding HealthTronics is qualified in its entirety by reference to such reports and documents. Such reports and documents may be examined and copies may be obtained from the SEC.

At September 30, 2006, APSG owned 385,000, or approximately 4%, of the outstanding shares of Financial Industries Corporation, or FIC. The aggregate purchase price was approximately $5,647,000, which was sourced entirely from APSG’s cash reserves. These shares were not registered when acquired in 2003 but were subject to a registration rights agreement requiring FIC’s best efforts to register them within one year of the transaction. Due to FIC’s delay in filing its Forms 10-K and 10-Q, it has not been able to register these shares and was delisted from the NASDAQ exchange in July 2004.

In 2004, APSG determined that significant declines in FIC’s market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, APSG recorded pre-tax charges to earnings totaling $2,567,000 in 2004 and $135,000 in 2005, reducing its cost basis in FIC from $5,647,000, or $14.67 per share, to $2,945,000, or $7.65 per share. During 2006, FIC’s market price has stabilized. As APSG’s adjusted cost basis in FIC is $7.65 and with the stock price above $8.00 per share in 2006, there was no need to take an additional charge in the first nine months of 2006. While APSG currently continues to have the ability and the intent to hold the stock indefinitely, it concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. APSG will continue to monitor and evaluate the situation at FIC and further determine if changes in fair market value of the investment are temporary or “other than temporary.”

Discontinued Operations

Effective November 1, 2002, APSG sold APS Consulting as APSG determined the division’s operations were not consistent with its long-term strategic plan. APSG sold all of its APS Consulting shares for a de minimus amount of cash plus a $250,000 seven-year term note at the prime rate plus 3%. APSG’s existing contract, which was entered into on October 1, 2002, and states that APSG will provide administrative support services to APS Consulting for a period of approximately seven years, remains in effect. The fees that APSG will receive under this contract are dependent on APS Consulting’s pre-tax earnings, but may not be less than $200,000 or more than $518,000 over the life of the agreement. Because APSG was dependent upon the future successful operation of APS Consulting to collect its proceeds from the disposal and because APSG had a security interest in the assets of APS Consulting, its retained risk of loss precluded it from recognizing the divestiture of APS Consulting under the guidance of FASB Interpretation No 46. Accordingly, APSG did not recognize the divestiture of APS Consulting and continued to consolidate the division as an entity in which APSG had a variable interest that would absorb the majority of the entity’s operating losses if they occurred.

Effective November 1, 2003, APS Consulting was able to obtain third party financing and repay its note payable to APSG in exchange for its agreeing to discount the note by $35,000. APSG provided no guarantees or credit enhancements in connection with APS Consulting securing this financing. Accordingly, APSG no longer has a risk of loss related to these operations and have recognized the transaction as a divestiture. As a result, APSG ceased consolidation of APS Consulting financial statements effective November 1, 2003. APSG recognized a gain in 2003 of $27,000, net of tax, and administrative support fees totaling $42,000 in the first nine months of 2006, $103,000 in 2005, $47,000 in 2004 and $98,000 in 2003.

Competition

Insurance Services. Substantially all of APSG’s revenue from this segment was attributable to FMI providing management services to APIE. Because FMI’s management fee is based on the combined earned premiums and profits of APIE, APSG’s revenue can be adversely affected by APIE’s competition. While there is no direct competition with respect to providing management services to APIE, APIE does compete with several insurance carriers, including Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance, The Doctors Company and the Texas Medical Liability Insurance Underwriting Association (JUA). These companies are considered APIE’s competitors because they are the companies to whom policyholders who cancel their policies with APIE typically move. APIE competes with these companies on a variety of factors including price, customer service, expertise in claims handling, policy coverage, risk management services and financial strength. In premiums written and asset size, Texas Medical Liability Insurance Underwriting Association (JUA) is of equal size with APIE and Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance and The Doctors Company are significantly larger than APIE. With the successful passing of tort reform legislation in late 2003, additional companies have re-entered the Texas market, resulting in increased competition.

Financial Services. APS Financial, APS Clearing and Asset Management are engaged in a highly competitive business. Their competitors include, with respect to one or more aspects of their business, all of the member organizations of the New York Stock Exchange and other registered securities exchanges, all members of the NASD, registered investment advisors, members of the various commodity exchanges and commercial banks and thrift institutions. Many of these organizations are national rather than regional firms and have substantially greater personnel and financial resources than APSG. In many instances APS Financial, APS Clearing and Asset Management compete directly with these organizations. In addition, there is competition for investment funds from the real estate, insurance, banking and thrift industries.

Regulation

Insurance Services. FMI has received certificates of authority from the Texas and Arkansas insurance departments, licensing it on behalf of the subscribers of APIE. APIE, as a reciprocal insurance exchange, is subject to regulation by the insurance departments of the States of Texas and Arkansas. These regulations strictly limit all financial dealings of a reciprocal insurance exchange with its officers, directors, affiliates and subsidiaries. In the case of APIE, these regulations apply to FMI, the attorney-in-fact. Premium rates, advertising, solicitation of insurance, types of insurance issued and general corporate activity are also subject to regulation by the insurance departments of the States of Texas and Arkansas.

Financial Services. APS Financial and Asset Management are subject to extensive regulation under both federal and state laws. The SEC is the federal agency charged with administration of the federal securities and investment advisor laws. Much of the regulation of broker/dealers, however, has been delegated to self-regulatory organizations, principally the NASD and the national securities exchanges. These self-regulatory organizations adopt rules (subject to approval by the SEC) which govern the industry and conduct periodic examinations of member broker/dealers. APS Financial is also subject to regulation by state and District of Columbia securities commissions.

The regulations to which APS Financial is subject cover all aspects of the securities business, including sales methods, trade practices among broker/dealers, uses and safekeeping of customers’ funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the method of operation and profitability of APS Financial and, accordingly, APSG. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings that can result in censure, fine, suspension or expulsion of APS Financial and/or its officers or employees. The principal purpose of regulation and discipline of broker/dealers is the protection of customers and the securities markets, rather than protection of creditors and shareholders of broker/dealers.

APS Financial, as a registered broker/dealer and NASD member organization, is required by federal law to belong to the SIPC. When the SIPC fund falls below a certain minimum amount, members are required to pay annual assessments in varying amounts not to exceed 0.5% of their adjusted gross revenues to restore the fund. The SIPC fund provides protection for customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

Revenues and Industry Segments

The information required by Regulation S-K Items 101(b) and 101(d) related to financial information about segments and financial information about sales is contained in Note 16 to its accompanying audited consolidated financial statements included herein.

Employees

As of September 30, 2006, APSG employed, on a full time basis, approximately 109 persons, including 63 by Insurance Services, 38 by APS Financial and APS Clearing, and 8 directly by APSG. APSG considers its employee relations to be good. None of APSG’s employees are represented by a labor union and APSG has experienced no work stoppages.

Properties

APSG leases approximately 23,000 square feet of office space from HealthTronics in an office project at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas as its principal executive offices.

APSG also leases approximately 1,200 square feet of office space for its insurance services subsidiary at 5401 North Central Expressway, Suite 316, LB #B4, Dallas, Texas.

Legal Proceedings

APSG is involved in various claims and legal actions that have arisen in the ordinary course of its business. APSG believes that any liabilities arising from these actions will not have an adverse effect on its financial condition or results of operations.

Market for Common Equity and Related Stockholder Matters

APSG. APSG’s common stock is currently listed on the NASDAQ Small Cap Market under the symbol “AMPH.” The following table sets forth the range of the quarterly high and low bid prices for fiscal years 2004 and 2005, and the first three quarters of 2006.

	Price Range of Common Stock
	High	Low	Dividends Paid
2004
First quarter	$14.08	$8.31	$—
Second quarter	14.92	8.51	—
Third quarter	10.24	8.50	0.20
Fourth quarter	10.49	9.51	—

2005
First quarter	$13.24	$10.01	$—
Second quarter	13.80	9.25	—
Third quarter	13.30	11.50	0.25
Fourth quarter	13.25	11.37	—

2006
First quarter	$13.86	$12.15	$—
Second quarter	16.25	13.51	0.30
Third quarter	18.73	12.82	—

As of November 6, 2006, there were approximately 199 holders of record of APSG’s common stock. On such date, the last reported sale price of APSG’s common stock was $16.16.

In 2006, 2005 and 2004, APSG declared cash dividends on its common stock of $0.30, $0.25 and $0.20, respectively, per share of common stock amounting to total cash outlays of approximately $838,000, $671,000 and $518,000, respectively. Prior to 2004, APSG had never declared or paid any cash dividends on its common stock. APSG’s policy has been to retain its earnings to finance growth and development. The declaration and payment of any future dividends on APSG’s common stock would be at the sole discretion of its board of directors, subject to its financial condition, capital requirements, future prospects and other factors deemed relevant.

APIE. As a reciprocal insurance exchange, APIE is not listed on any national stock exchange. Generally, dividends may be paid out of earned surplus after the repayment of all refundable deposits outstanding. No such dividend has been paid by APIE since 1984 and none are expected to be paid in the foreseeable future unless the conversion and merger are consummated. If the conversion and merger are consummated, pursuant to its regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. Furthermore, APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively.

Effect of Merger on Beneficial Owners of more than 5% of APSG’s Common Stock

The following table sets forth certain information as of September 30, 2006, on both a pre-merger and pro forma post-merger basis, regarding the amount and nature of the beneficial ownership of APSG common stock by (a) each person who is known by APSG to be the beneficial owner of more than five percent of the outstanding shares of its common stock, (b) each of APSG’s directors, (c) each of the named executive officers, and (d) all of APSG’s officers and directors as a group:

	Pre Merger		Post Merger
Beneficial Owner	Number of Shares Beneficially Owned (1)	% of Class	Number of Shares Beneficially Owned	% of Class
Hoak Public Equities, LP (2)	138,202	5.0%	138,202	2.9%
Boston Avenue Capital, LLC (3)	263,661	9.6%	263,661	5.5%
Daniel Zeff (4)	274,834	10.0%	274,834	5.7%
First Wilshire Securities Management, Inc. (5)	226,018	8.3%	226,018	4.7%
Kenneth S. Shifrin (6)	657,554	23.3%	657,554	13.4%
Lew N. Little, Jr.	26,500	1.0%	26,500	0.5%
Jackie Majors	41,500	1.5%	41,500	0.9%
William A. Searles	30,000	1.1%	30,000	0.6%
Cheryl Williams	31,063	1.1%	31,063	0.6%
Norris C. Knight, Jr., M.D. (7)	—	—	23,067	0.5%
William J. Peche, M.D. (7)	—	—	29,781	0.6%
W.H. Hayes	60,253	2.2%	60,253	1.2%
Maury L. Magids	91,000	3.2%	91,000	1.9%
Thomas R. Solimine	20,360	0.7%	20,360	0.4%
All officers and directors as a group	1,006,590	32.7%	1,059,438	20.3%

(1)	Includes options exercisable within 60 days of September 30, 2006.
(2)	The address for Hoak Public Equities, LP is 500 Crescent Court, Suite 220, Dallas, TX 75201. We have not been able to determine the person or persons controlling the fund through publicly available information.
(3)	The address for Boston Avenue Capital, LLC is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Charles M. Gillman is the fund manager.
(4)	The address for Daniel Zeff is c/o Zeff Holding Company, LLC, 50 California Street, Suite 1500, San Francisco, CA 94111.
(5)	The address for First Wilshire Securities Management, Inc. is 600 South Lake Street, Suite 100, Pasadena, CA 91106. We have not been able to determine the person or persons controlling the fund through publicly available information.

(6)	The address for Kenneth S. Shifrin is 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746-6550.
(7)	To be elected to the APSG board of directors at the effective time of the merger. Reflects shares acquirable under options pursuant to the merger agreement and an estimate of the shares received as merger consideration.

Equity Compensation Plan Information as of December 31, 2005

The following table represents securities authorized for issuance under equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, grants and rights.	Weighted-average exercise price of outstanding options, warrants and rights.	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity Compensation plans approved by security holders	621,000	$7.92 Note 1	339,000 Note 2
Equity compensation plans not approved by security holders	none	none	none
Total	621,000	$7.92	339,000

Note 1: Includes 55,963 shares granted under the Deferred Compensation Plan.

Note 2: Excludes shares awarded under the Deferred Compensation Plan, as those are share awards in lieu of cash compensation and have no exercise price.

Share Repurchase Program

APSG announced a share repurchase program on August 17, 2004. It initially authorized the purchase of up to $2,000,000 in common stock, but on December 12, 2005 and June 30, 2006, it was increased by additional increments of $2,000,000 each. In 2005, 139,107 shares were purchased, 45,295 of which were purchased in open market transactions and 93,812 of which were purchased in private transactions. In the first nine months of 2006, 158,010 shares were purchased, all but 39,000 of which were purchased in open market transactions. As of September 30, 2006, APSG had purchased a total of $4,220,000 (324,000 shares) in common stock under the company’s stock repurchase plan since its announcement. APSG’s open market stock repurchases are made in reliance upon the Rule 10b-18 of the Exchange Act safe harbor from certain market manipulation claims for purchases by an issuer of its own common stock. Under this rule, APSG may not open trading in its shares, may not trade in the last thirty minutes of the trading session, may bid no more than the current bid or last trade, and may purchase no more in a single day than 25% of the average daily trading volume for the last four calendar weeks, unless certain rules for larger block trades are followed. APSG’s stock option plan allows it to accept shares owned by an optionee immediately prior to the exercise of an option in payment for the option exercise. Substantially all of the shares acquired in private transactions in 2005 and 2006 were acquired in this manner. Additionally, APSG considers unsolicited offers to sell shares back to APSG and makes a decision on purchasing them based on the price and APSG’s business needs at the time of offer. APSG gives priority in its repurchases to shares offered in option exercises, followed by open market purchases and finally unsolicited offers from shareholders. APSG does not reissue any shares acquired in repurchases, instead canceling them upon acquisition. APSG has suspended its share repurchase program during the time this joint proxy/registration statement is disseminated until the effective time of the merger, in accordance with applicable SEC regulations.

The following table represents stock repurchases under the share repurchase program during 2005 and the first nine months of 2006.

Issuer Purchases of Equity Securities

Period	(a) Total Number of shares Purchased (1)	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Dollar Value of Shares that May yet be Purchased under the Plans or Programs
Jan 1, 2005 – Jan 31, 2005	7,612	$10.43	7,612	$1,654,000
Feb 1, 2005 – Feb 28, 2005	104	11.39	104	1,653,000
Mar 1, 2005 – Mar 31, 2005	14,708	12.07	14,708	1,476,000
Apr 1, 2005 – Apr 30. 2005	7,100	12.94	7,100	1,384,000
May 1, 2005 – May 31, 2005	62,470	12.24	62,470	618,000
Jun 1, 2005 – Jun 30, 2005	—	—	—	618,000
Jul 1, 2005 – Jul 31, 2005	—	—	—	618,000
Aug 1, 2005 – Aug 31, 2005	32,963	12.81	32,963	196,000
Sep 1, 2005 – Sep 30, 2005	3,000	12.55	3,000	158,000
Oct 1, 2005 – Oct 31, 2005	1,450	12.64	1,450	140,000
Nov 1, 2005 – Nov 30, 2005	9,200	12.55	9,200	25,000
Dec 1, 2005 – Dec 31, 2005	500	13.06	500	2,018,000
Jan 1, 2006 – Jan 31, 2006	20,600	13.01	20,600	1,750,000
Feb 1, 2006 – Feb 28, 2006	12,856	12.86	12,856	1,585,000
Mar 1, 2006 – Mar 31, 2006	10,800	13.28	10,800	1,442,000
Apr 1, 2006 – Apr 30, 2006	6,500	14.80	6,500	1,346,000
May 1, 2006 – May 31, 2006	7,710	14.56	7,710	1,234,000
Jun 1, 2006 – Jun 30, 2006	82,431	14.62	82,431	2,029,000
Jul 1, 2006 – Jul 31, 2006	4,711	14.39	4,711	1,961,000
Aug 1, 2006 – Aug 31, 2006	11,402	14.34	11,402	1,797,000
Sep 1, 2006 – Sep 30, 2006	1,000	17.12	1,000	1,780,000

(1)	Of the total shares purchased during these twenty-one months, 164,305 were purchased in open market transactions and 132,812 were purchased in private transactions.

APSG Management’s Discussion and Analysis of Financial Condition and Results of Operations of APSG

General

APSG provides insurance services, including management services to APIE, and financial services, including brokerage and investment services to individuals and institutions.

Insurance Services. APSG provides management services to APIE through its subsidiary, FMI. FMI provides management and administrative services to APIE, a reciprocal insurance exchange that provides medical professional liability insurance. APIE is governed by a board of directors consisting of, as of June 1, 2006, eight physicians and one non-physician. Pursuant to a management agreement and the direction of this board, FMI manages and operates APIE, including performing policy issuance, claims investigation and settlement, and all other management and operational functions. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses. The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI only provides these management services to APIE. APSG’s revenues from this segment were 46%, 48% and 36% of its total revenues in 2005, 2004 and 2003, respectively, and 48% of its total revenues in the first nine months of 2006. APSG recognizes revenues for the management fee portion based on a percentage of earned premiums on a monthly basis. APSG recognizes revenues for the management fee portion based on profit sharing in the fourth quarter, when it is certain that APIE will have an annual profit. FMI’s assets are not subject to APIE policyholder claims.

Financial Services. APSG provides investment and investment advisory services to institutions and individuals throughout the United States through the following subsidiaries:

•	APS Financial. APS Financial is a fully licensed broker/dealer that provides brokerage and investment services primarily to institutional and high net worth individual clients. APS Financial also provides portfolio accounting, analysis, and other services to insurance companies and banks. APSG recognizes commissions revenue, and the related compensation expense, on a trade date basis.

•	APS Clearing. APS Clearing facilitates the settlement of trades involving syndicated bank loans, trade claims and distressed private loan portfolios. Trade claims are private debt instruments representing a pre-petition claim on a debtor’s estate. APSG recognized commissions revenue, and the related compensation expense, when the transaction is complete and fully funded.

•	Asset Management. Asset Management manages fixed income and equity assets for institutional and individual clients on a fee basis. APSG recognizes fee revenues monthly based on the amount of funds under management.

Other Investments. In addition, as of September 30, 2006, APSG has the following significant investments which are accounted for as available-for-sale securities: (1) APSG owns approximately 97,000 shares of HealthTronics common stock, representing less than 1% of its outstanding common stock, and (2) APSG owns 385,000 shares of FIC, representing approximately 4% of its outstanding common stock. APSG’s policy is to account for investments as available-for-sale securities which requires that APSG assess fluctuations in fair value and determine whether these fluctuations are temporary or “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Temporary changes in fair value are recognized as unrealized gains or losses excluded from earnings and reported in equity as a component of accumulated other comprehensive income, net of income taxes. Should a decline in an investment be deemed other than temporary, as was the case with APSG’s investment with FIC in both 2004 and 2005, pre-tax charges to earnings will be taken in the period in which the impairment is considered to be other than temporary.

As of September 30, 2006, APSG also had investments totaling $15,318,000 in investment-grade governmental and corporate fixed income securities, which are accounted for as available for sale. These securities are carried at fair value with unrealized gains and losses, net of taxes, reported in equity as a component of accumulated other comprehensive income. As above, APSG would recognize an impairment charge to earnings in the event a decline in fair value below the cost basis if one of these investments is determined to be other than temporary.

Critical Accounting Policies and Estimates

The preparation of APSG’s consolidated financial statements requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, APSG evaluates its estimates, including those related to impairment of assets; bad debts; income taxes; and contingencies and litigation. APSG bases its estimates on historical experience and on various other assumptions that APSG believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

APSG believes the following critical accounting policies and estimates affect its more significant judgments and estimates used in the preparation of its consolidated financial statements. APSG periodically reviews the carrying value of its assets to determine if events and circumstances exist indicating that assets might be impaired. If facts and circumstances support this possibility of impairment, its management will prepare undiscounted and discounted cash flow projections, which require judgments that are both subjective and complex. Management may also obtain independent valuations.

APSG’s financial services revenues are composed primarily of commissions on securities trades and clearing of trade claims and asset management fees. Revenues related to securities transactions are recognized on a trade date basis. Revenues from the clearing and settlement of trades involving syndicated bank loans, trade claims and distressed private loan portfolios are recognized when the transaction is complete and fully funded. Asset management fees are recognized as a percentage of assets under management during the period based upon the terms of agreements with the applicable customers.

APSG’s insurance service revenues related to management fees are recognized monthly at 13.5% of the earned premiums of the managed company. APSG also shares equally any profits of the managed company, to a maximum of 3% of the earned insurance premiums. Any past losses of the managed company are carried forward and applied against earnings before any profits are shared. The profit sharing component is recorded in the fourth quarter based on the audited financial results of the managed company.

When necessary, APSG records an allowance for doubtful accounts based on specifically identified amounts that APSG believes to be uncollectible. If APSG’s actual collections experience changes, revisions to its allowance may be required. APSG has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customers’ credit standing or rating could have a material affect on its results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

The carrying amounts for cash and cash equivalents approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.

When necessary, APSG records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While APSG has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event APSG were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period the determination was made. Likewise, should APSG determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period the determination was made.

APSG accounts for its equity and fixed income securities as available for sale. In the event a decline in fair value of an investment occurs, management may be required to determine if the decline in market value is other than temporary. Management’s assessments as to the nature of a decline in fair value are based on the quoted market prices at the end of a period, the length of time an investment’s fair value has been in decline and APSG’s ability and intent to hold the investment. If the fair value is less than the carrying value and the decline is determined to be other than temporary, an appropriate write-down is recorded against earnings.

Stock-Based Compensation

In December 2004, the FASB issued a revision (“SFAS No. 123(R)”) to SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), and APSG was required to adopt SFAS No. 123(R) in the first quarter of 2006. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations, and requires that all stock-based compensation, including options, be expensed at fair value, as of the grant date, over the vesting period. Companies are required to use an option pricing model (e.g.: Black-Scholes or Binomial) to determine compensation expense, consistent with the model previously used in the already required disclosures of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. The adoption of SFAS No. 123(R) has not had a material effect on APSG’s financial position, operations or cash flow.

At September 30, 2006, APSG has two stock-based compensation plans, which are described more fully in Note 12 to its accompanying audited condensed consolidated financial statements included herein. Prior to January 1, 2006, APSG accounted for these plans under the recognition and measurement principles of APB No. 25, under which stock-based employee compensation cost was not reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In accordance with SFAS No. 123, as amended by SFAS No. 148, APSG provided footnote disclosure of the pro forma stock-based compensation cost, net loss and net loss per share as if the fair-value based method of expense recognition and measurement prescribed by SFAS No. 123 had been applied to all employee options.

As a result of adopting SFAS No. 123(R) on January 1, 2006, APSG’s pre-tax income for the nine months ended September 30, 2006 is $189,000 less than it would have been if APSG had continued to account for stock-based compensation under APB No. 25. Basic and diluted net income per share would be unchanged if APSG had not adopted SFAS No. 123(R). The adoption of SFAS No. 123(R) had no effect on APSG’s statement of cash flows in the nine months ended September 30, 2006, as stock option expense is a non-cash charge.

Results of Operations

Overview and Business Outlook

Insurance Services revenues for the first nine months of 2006 were 1% higher than the same period in 2005, a year which enjoyed record revenues. Total member’s equity at APIE has grown approximately 57% in 2006 after growing approximately 78% in 2005. Insurance Services revenues are dependent on APIE and if APIE’s surplus continues to grow, this would continue to increase the financial strength of the company and its capacity to write new business and therefore increase the amount of profit in which APSG would be able to share. Beginning in 2006, Insurance Services expects operating expenses to increase over 2005, primarily as a result of anticipated new personnel hires required to support estimated growth in new business and the retention of existing business. Professional fees will be higher after 2006 as a result of the decision by the SEC to require micro-cap companies to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Effective as of May 30, 2006, the board of directors of APSG approved a merger with APIE. Subsequent to the merger, it is anticipated that the Insurance Services management fee revenues derived from the attorney-in-fact contract with APIE would no longer exist and revenues from earned premiums and investment income from APIE as well as results from operations would be reported. See “Information about APIE—Revenues and Industry Segment,” on page 73. For the twelve months ending December 31, 2005 and the nine-months ending September 30, 2006 the management fee revenues reported by Insurance Services was $11,045,000 and $6,815,000, respectively. For the twelve months ending December 31, 2005 and the nine-months ending September 30, 2006 the total revenues reported by APIE was $69,866,000 and $57,295,000, respectively.

APSG’s insurance segment is greatly affected by the profitability of APIE which APSG manages through FMI. Significant increases in the frequency and/or severity of claims brought against APIE’s insured doctors would negatively affect the profitability of APIE, and consequently, the amount of profit, if any, in which APSG would be able to share. This risk has been reduced as a result of physicians renewing at lower limits of coverage. Prior to tort reform legislation in 2003, the Texas market place experienced rate increases as a result of unfavorable claims trending. As rates continued to increase, physicians sought lower limits of coverage in order to lower their cost of coverage. The shift to lower limits resulted in lower premiums being by paid to APIE by physician- policyholders. However, the lower premiums paid as a result of this shift were offset by rate increases of approximately 39%, 13% and 1% in 2002, 2003 and 2004, respectively. In addition, policyholder headcount increased from 2,992 at January 1, 2002 to 4,578 at the end of September 30, 2006 which also offset this shift to lower policy limits. Total gross premiums and maintenance fees written were $70,993,380, $84,570,995, $79,301,001 and $61,560,465 for the year ended December 31, 2003, 2004, 2005 and for the nine months ended September 30, 2006, respectively. Further, tort and insurance reform passed in the State of Texas in 2003 capped non-economic damages and placed restrictions on mass litigation. As a result of tort reform, competitors have re-entered the State of Texas, which has resulted in increased competition and lowering of rates.

APS Financial, the broker/dealer division of APSG’s financial services segment, saw growth in its investment banking division in 2005 and in the first nine months of 2006 while commission revenues from security trading in 2005 mirrored those recorded in 2004, and fell in the first nine months of 2006. APS Clearing, which represents a new revenue stream, was formed in 2005. APS Clearing earns commissions on the trading and clearing of non-security transactions in bank debt and trade claims. The investment banking department was ramped up in 2005 with the hiring of a dedicated investment banker who was successful in closing several private placement transactions. Commission revenues from investment-grade trading was flat in a soft investment climate, while revenues from non-investment grade (high-yield) trades saw an increase, particularly in the latter half of 2005.

For commission revenue generation, bullish, unstable markets provide APSG with the most opportunity. Conversely, stable, bearish markets pose the greatest difficulty in generating income. Uncertainty in world, political and economic events can also be an obstacle to revenue generation. Investors may take a wait-and-see attitude should uncertainty exist.

Although APSG has been fortunate in retaining its key salespersons, a loss of one or more key individuals and/or a loss of one or more key accounts is possible and could have an adverse effect upon earnings.

The nature of the broker/dealer business and the current litigious legal environment in which APSG operates means that there is always the possibility of one or more lawsuits being brought against it. Claims against broker/dealers generally rise in periods of down markets and the more prolonged a downturn, generally the greater risk of litigation.

Although consolidated net earnings were up substantially in 2005 compared to the two previous years, combined net earnings from APSG’s two core segments was down slightly in 2005 compared to 2004. The primary reason for the large increase in consolidated net earnings is the result of unusually high gains on the sales of APSG’s investments in 2005 and unusually high other-than-temporary impairments charges of investments recorded in 2004. Such gains and losses are not likely to be repeated.

First Nine Months of 2006 Compared to First Nine Months of 2005

Revenues from operations decreased $2,413,000 (26%) and $900,000 (4%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. APSG’s operating income decreased $643,000 (69%) and $522,000 (24%) in the current year three and nine months, respectively, compared to the same periods in 2005. APSG’s net income decreased $986,000 (71%) and $2,046,000 (57%) in the current year three and nine months, respectively, compared to the same periods in 2005. Lastly, APSG’s diluted net income per share decreased $0.34 (71%) and $0.71 (57%) in the current year three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The reasons for these changes are described below.

Insurance Services. Total revenues from APSG’s insurance services segment decreased $6,000 (0%) for the three months but increased $94,000 (1%) for the nine month periods ended September 30, 2006, compared to the same periods in 2005. The current quarter decrease in revenues is mainly attributable to a management fee revenue decrease of $25,000 (1%) as a result of lower earned premiums at APIE, APSG’s managed medical malpractice insurance company, due to rate decreases implemented in the latter part of 2005. This has resulted in lower written premium of $1.1 million for the nine months ended September 30, 2006 as compared to the same period for 2005. While planned rate decreases have lowered written premium, policyholder retention remains strong at greater than 90% for APIE. Management fee revenues for the nine months ended September 30, 2006 decreased $24,000 (0%) over the comparable period for 2005 for the same reasons noted above for the current quarter. Pass through commissions increased by $58,000 (4%) in the current quarter as a result of higher effective commission rates paid to third party agents in order to increase market share as compared to the same period in 2005. For the nine months ended September 30, 2006, pass through commission revenues were $236,000 (7%) higher than in the same period in 2005 as commission rates and premiums written through agents for new business at APIE remained higher in 2006. As noted in the following paragraph, commissions paid to third party independent agents increased by an equivalent amount, resulting in no impact on net income. Finally, risk management fees decreased $25,000 (60%) and $79,000 (45%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005, as a result of fewer renewals requiring these services and the discontinuation of a high risk management program at the end of 2005. This decrease in risk management fees is the result of two key factors. First, fees are lower due to an improved claims environment following tort reform legislation enacted in 2003, resulting in fewer new business and renewal accounts being placed into the risk management program and thus being required to pay for these services. Second, risk management services continue to be performed, but due to increased competition APSG has occasionally provided these services at no charge.

Insurance services expenses increased $216,000 (7%) and $692,000 (9%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. Payroll expense increased $117,000 (15%) and $377,000 (16%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005 due in part to merit increases, the addition of new managerial positions, additional staff positions for business development and physician services departments and expensing stock options as required by FAS123(R). Professional fees increased $58,000 (102%) and $105,000 (57%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005 due to consulting costs incurred in the analysis of new policy and claims software. Pass through commissions expense increased $58,000 (4%) and $236,000 (7%) for the three and nine months ended September 30, 2006 compared to the same period in 2005 due to the above-mentioned increase in commissions paid to third party independent agents. Lastly, advertising expense increased $23,000 (141%) and $23,000 (29%) for the three and nine months ended September 30, 2006 compared to the same period in 2005 due to consulting costs associated with increased marketing efforts.

Financial Services. APSG’s financial services revenue decreased $2,407,000 (44%) and $994,000 (8%) in the three and nine months ended September 30, 2006, respectively compared to the same periods in 2005. The primary contributing factor to these lower revenue figures is the fact that commissions earned at APSG’s broker/dealer company, APS Financial, were down in 2006. Commission income, derived mostly from transactions in the fixed income market in both investment and non-investment grade securities, were down $2,915,000 (58%) and $3,935,000 (34%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. There continues to be various economic factors causing this slowdown in trading activity including poor investment fundamentals such as a rising interest rate environment with an inverted yield curve, volatility in certain corporate sectors and volatile energy prices. As a result of these difficult conditions APS Financial consolidated trading into its main office in Austin, Texas and closed its Houston office in the third quarter of 2006. Though the Houston office generated commission revenues of approximately $1.2 million during the first nine months of 2006 and $2.6 million for all of 2005, it had become unprofitable during the past twelve months. Partially offsetting lower commissions were revenues derived from other businesses, including investment banking and distressed bank debt/trade claim trading which contributed in the aggregate an increase of $508,000 (148%) and $2,943,000 (483%) for the current year three and nine month periods, respectively, compared to the same periods in 2005.

APSG’s financial services expenses decreased $1,883,000 (39%) and $661,000 (6%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The primary reason for the decrease was a $1,628,000 (49%) and $932,200 (13%) decrease in commission expense in the current three and nine month periods, respectively, compared to the same periods in 2005 as a result of the above-mentioned decline in broker/dealer commissions earned. Adding to the variance in the current year quarter was a decrease of $227,000 (57%) in incentive compensation expense, the result of lower net earnings in the period. Partially offsetting these variances was an increase in payroll of $43,000 (9%) and $291,000 (23%) for the three and nine months periods in 2006, respectively, as compared to the same periods in 2005 as a result of continued personnel expansion in APSG’s investment banking and bank debt/trade claim businesses.

General and Administrative Expense. General and administrative expenses decreased $137,000 (24%) and $525,000 (27%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The current year three month decrease is primarily due to lower incentive compensation expense. Incentive compensation, a formula driven expense calculated in part on net earnings, decreased $109,000 (46%) due to much lower investment gains in 2006. The current year nine month decrease is due to lower legal and professional fees, lower salaries and lower management incentive compensation. Salaries declined $79,000 (13%) in the nine month period ended September 30, 2006 compared to the same period in 2005 as a result of a severance payment in 2005 to a former employee who has since been retained as a tax consultant. Legal and professional fees declined $91,000 (36%) during the current year nine months as costs associated with internal controls disclosures and procedures under the Sarbanes-Oxley Act of 2002, or SOX 404, compliance are minimal in 2006 compared to the first nine months of 2005 when APSG was ramping up its compliance efforts. With the continued uncertainty as to what, if any, relief is to be granted to non-accelerated filers like us, APSG has slowed its expenditures in an attempt to control SOX 404 compliance costs. In particular, APSG did not retain the outside SOX 404 consultants it employed during 2005 and has concentrated instead on internal compliance efforts. Our SOX compliance costs in 2007 can be expected to increase over 2006 as we hire either consultants or a director of internal audit to complete the task. Incentive compensation expense decreased $299,000 (44%) in the current nine month period compared to the same period in 2005 for the same reason as described in the three month variance above.

Gain on Sale of Assets. During the three and nine months ended September 30, 2006, APSG recognized approximately $141,000 and $422,000, respectively, of deferred gain related to the November 2001 sale and subsequent leaseback of real estate to Prime Medical (now called HealthTronics, Inc.). Due to APSG’s continuing involvement in the property, it deferred recognizing approximately $2,400,000 of the approximately $5,100,000 gain and are recognizing it in earnings, as a reduction of rent expense, monthly through September 2006. As of September 30, 2006 no more of these deferred gains remain to be recognized. In addition, 15% of the gain ($760,000) related to APSG’s then 15% ownership in the purchaser, was deferred. As APSG’s ownership percentage in HealthTronics declines through its sales of HealthTronics common stock, it recognizes these gains proportionately to its reduction of its interest in HealthTronics. During the three and nine months ended September 30, 2006 APSG recognized approximately $13,000 and $15,000, respectively, of these deferred gains as a result of HealthTronics common stock sold in the periods. As of September 30, 2006, there remained a balance of approximately $31,000 to be recognized in future periods.

Gain on Investments. Gains on investments decreased $1,024,000 (92%) and $2,981,000 (96%) in the current year three month and nine month periods, respectively, due to the sale of a large number of available-for-sale equity securities in both comparative periods of 2005 compared to sales in 2006. Sales of these securities are down in 2006 as a result of fewer shares held by us and a decline in their market price.

Loss on Impairment of Investment. The losses recorded in the three and nine month periods in 2005 represented write-downs of investments in an equity security and in a bond held for investment after determining that market declines in the value of these securities should be considered “other than temporary”. No further impairment charges have occurred in 2006 as the bonds were sold in February 2006 and the common stock price of the equity security has not declined further. The equity investment referred to is the shares of common stock APSG owns in Financial Industries Corporation, or FIC. APSG records pretax charges to earnings should the common stock price of the security on the last day of each interim or annual period fall below the adjusted cost basis of its investment in FIC. In the first nine months of 2005, that charge totaled $136,000. As APSG’s adjusted cost basis in FIC had been lowered to $7.65 and with the stock price trading above $8.00 per share in 2006, there had been no need to take additional charges 2006. APSG will continue to monitor and evaluate the situation at Financial Industries.

Interest Income. APSG’s interest income increased $82,000 (49%) and $255,000 (62%) in the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The current year increases were due to higher interest rates as well as a much higher balance of interest-bearing fixed income securities. At September 30, 2006 there was a balance in investment securities held of $15.3 million compared to a balance of $12.3 million held at September 30, 2005.

Other Income. APSG’s other income increased $13,000 (433%) but decreased $61,000 (70%) for the three and nine month periods ended September 30, 2006, respectively, compared to the same periods in 2005. The increase in the current year three month period was due to the receipt of management fees from a former affiliate in excess of the fees received from them during this same period in 2005. The decrease in the current year nine month period is primarily due to inventory losses on securities held at APS Financial totaling $38,000 in 2006 compared to inventory gains of $20,000 in 2005.

2005 Compared to 2004

Revenues from operations increased $1,952,000 (6%) in 2005 compared to 2004. APSG’s operating income decreased $499,000 (9%) to $4,845,000 compared to $5,344,000 in 2004. APSG’s net earnings increased $3,308,000 (154%) in 2005 to a total of $5,460,000 compared to net earnings of $2,152,000 in 2004. APSG’s diluted earnings per share increased to $1.86 in 2005 compared to $0.76 in 2004. The reasons for these changes are described below.

Insurance Services. Insurance services revenues increased $198,000 (1%) in 2005 compared to 2004. The primary reason for the 2005 increase was a $364,000 (4%) increase in management fees, the result of greater insurance premium volumes. Earned premium increased at APIE by 4% in 2005 compared to 2004 primarily as a result of new business, which saw an 8% net increase in the number of insured professionals, and because of strong retention of its existing business in 2005. In addition, profits shared with APIE grew $78,000 (4%) to $2,007,000 in 2005 from $1,929,000 in 2004. Consistent with APSG’s revenue recognition policy, this revenue was not recognized until the fourth quarter of the year after profit-sharing goals were attained. APSG cannot accurately predict what, if any, profits will be available to it until the completion of an end-of-year actuarial analysis by independent actuaries. Partially offsetting these increases was a $118,000 (37%) decrease in risk management fee income in 2005 compared to 2004, the result of a lower number of physicians utilizing this service. This decrease in risk management fees is the result of two key factors. First, fees are lower due to an improved claims environment following tort reform legislation enacted in 2003, resulting in fewer new business and renewal accounts being placed into the risk management program and thus being required to pay for these services. Second, risk management services continue to be performed, but due to increased competition APSG has occasionally provided these services at no charge. Also, pass through commissions earned by third-party agents decreased $106,000 (2%) in 2005 to $4,376,000 compared to $4,482,000 in 2004, the result of a 6% decline in written premiums in 2005. Written premiums are down in 2005 compared to 2004 as a result of lower new business written during the year along with an average decrease in premium rates of 8.8%. As noted below, commissions paid to third-party independent agents decreased by an equivalent amount, resulting in no impact on net earnings.

Insurance services expenses increased $294,000 (3%) in 2005 compared to 2004. The primary reasons for the 2005 increase were higher payroll and higher professional fees. Payroll increased $185,000 (6%) in 2005 as a result of normal merit raises as well as the addition of two new managerial positions. Professional fees increased $175,000 (253%) in 2005 compared to 2004 primarily as a result of fees paid in association with Sarbanes-Oxley Act compliance requirements. In addition, depreciation increased $61,000 (25%) in 2005 compared to 2004 due to a significant increase in capital purchases made during 2005 necessary to upgrade management information and reporting capabilities. Partially offsetting these increases was a $106,000 (2%) decrease in commissions paid to third party independent agents, as noted above.

Financial Services. Financial services revenues increased $1,754,000 (11%) in 2005 compared to 2004. The increase was mostly due to contributions from APSG’s investment banking and bank debt trading businesses, which were up a combined $1,709,000 from last year. Of this increase, bank debt trading generated revenues of $1,166,000 in 2005, its first year of operations, with minimal start-up costs. This increase, combined with commission revenue from secondary market securities trading, which was up slightly from 2004, made 2005 APS Financial’s second best year in terms of total revenues in its twenty-four year history. APSG’s broker/dealer business derives most of its revenue from trading in the secondary fixed income market, both in investment and non-investment grade securities. Commission revenue from APSG’s investment grade market segment was lower, due to the Federal Reserve raising short-term rates. The short end of the treasury yield curve, in step with Federal Reserve tightening, traded to higher yields, while the longer end of the curve hovered near historically low levels, creating a flat to slightly inverted yield curve in 2005. This created an investment environment where customers continued to be cautious to commit funds in 2005, particularly to longer maturing instruments, thus negatively impacting trading revenues. The decline in APSG’s investment grade business was offset by increased activity in the high-yield markets. In 2005, the U.S. high-yield markets, which were generally considered rich the previous year, began to correct with some volatility, increasing APSG’s trading revenues from this market segment.

Financial services expense increased $1,725,000 (12%) in 2005 compared to 2004. Commission expense, which includes commissions from secondary market trading, as well as placement fees for investment banking and referral fees for bank debt trading, was up $1,159,000 (12%) as a result of the above-mentioned increase in commission revenue. Payroll was up $430,000 (31%) in part due to the hiring of additional personnel in the investment banking and bank debt trading areas as the firm ramped up these business efforts, and due to an increase in performance related forgivable loans. Legal and professional expenses increased $195,000 (115%) from the previous year, principally due to expenses associated with APSG’s efforts to comply with the provisions of the Sarbanes-Oxley Act of 2002. Partially offsetting these increases was a decrease in incentive compensation expense of $143,000 (13%) in 2005 compared to 2004 as a result of higher minimum performance thresholds placed upon management in 2005.

General and Administrative Expenses. General and Administrative expenses increased $510,000 (23%) in 2005 compared to 2004. The 2005 increase was due primarily to a $269,000 (34%) increase in incentive compensation expense in 2005 resulting from additional contractual bonuses that will be paid on the greater gains from the sale of a higher number of shares of HealthTronics common stock completed in 2005. In addition, salaries expense increased $148,000 (23%) in 2005 partially due to a severance payment to a former officer, Duane Boyd, who has since been retained as a tax consultant coupled with an addition in salaries at the executive level in an effort to remain competitive in the marketplace. Professional fees increased $59,000 (85%) in 2005 compared to 2004 as a result of fees paid in association with Sarbanes-Oxley Act compliance requirements. Partially offsetting these increases was a 2005 decrease in legal fees of $39,000 (64%), the result of lower need for outside legal consulting in 2005 as well as fees paid in 2004 in association with a Form S-3 filing that were not applicable in 2005.

Gain on Sale of Assets. Gain on sale of assets primarily represents the recognition of deferred income. During 2005, APSG recognized approximately $513,000 of deferred gain related to the November 2001 sale and subsequent leaseback of real estate to Prime Medical (its name prior to the merger with HealthTronics). During 2005, APSG also recognized $133,000 of the deferred gains related to APSG’s then 15% ownership in HealthTronics. The increase in 2005 is the result of an increased number of HealthTronics common stock shares sold compared to 2004.

Gain on Investments. Gain on investments increased $2,915,000 (1,190%) in 2005 compared to 2004. The 2005 increase is primarily due to gains on the sale of a greater number of shares of HealthTronics common stock compared to 2004. In addition, APSG recorded income of $225,000 from an investment in a private company that was sold during 2005 and in which APSG had a zero basis. Partially offsetting these gains was a write-off totaling $160,000 from an investment loan that was given earlier in 2005. Information provided by the third party loan obligor at the time of the loan was proven to be less than complete and it was determined in September 2005, after the loan was several months in default, that it is unlikely that APSG will recover any of the remaining debt owed it. As such, the balance of the loan was written off.

Loss on Impairment of Investments. The 2005 loss was due to a write-down of APSG’s investment in FIC common stock coupled with an impairment of its investment in Toys R Us bonds. The loss in 2004 represents an impairment in the value of APSG’s investment in FIC common stock. During 2004, the value of APSG’s investment in FIC had declined significantly. In October 2004, APSG determined that this decline in market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, APSG recorded pre-tax charges to earnings totaling $2,567,000 in 2004. These charges reduced APSG’s cost basis in FIC common stock from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which was equal to the quoted market price of FIC shares on December 31, 2004. During 2005, APSG took additional pre-tax charges to earnings totaling $135,000, further reducing its cost basis in FIC to $2,945,000, or $7.65 per share. While APSG continues to have the ability and the intent to hold the stock indefinitely, it concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July 2005, FIC was able to file its 2003 Form 10-K but has yet to file any 2004 or 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market.

In April 2004, APSG purchased $300,000 of Toys R Us bonds. In March 2005, Toys R Us announced a plan of merger with another toy company and a planned leveraged buyout, which precipitated a drop in the price of the bonds. An independent analysis indicated that the new debt to be issued in connection with the leveraged buyout will put the existing bonds in a subordinated position. Since these bonds have a 2018 maturity, APSG believes that the impairment is “other than temporary” during its shorter than expected holding period. Consequently, APSG recognized a charge against pre-tax earnings of $57,000 using the quoted price of the bonds as of June 30, 2005. By December 2005, the value of the bonds had declined further and, based in part upon weak earnings reports, APSG determined that an additional impairment charge of $24,000 was necessary using the quoted price of the bonds as of December 31, 2005. APSG will continue to monitor and evaluate the situations at both FIC and Toys R Us and further determine if changes in fair market value of these investments are temporary or “other than temporary.”

Gain on the Extinguishment of Debt. During 2005 and 2004, APSG recorded $24,000 and $75,000, respectively, as gains on extinguishment of debt. The 2004 amount represents that amount of liability that was released by participants in a loan to a former affiliate. Due to poor operating results, the affiliate was in default and not making scheduled payments under its loan agreement with APSG in which the participations had been sold. As a result, the loan participants released APSG from any obligations under the participation agreements. In September 2005, APSG determined there is a remote possibility that the final obligation, totaling $24,000, will be required to be paid under the terms of the participation agreement and as a result, APSG reversed it and recognized a gain in the same amount.

Interest Income. APSG’s interest income increased $222,000 (61%) in 2005 compared to 2004 primarily as a result of a higher balance of interest-bearing securities held in 2005 as well as to higher average interest rates. At December 31, 2005, APSG held a balance of $13,246,000 in fixed income securities versus a balance of $4,903,000 at December 31, 2004. The increase in 2005 was primarily attributable to cash received upon the sale of equity securities.

Other Income (Loss). APSG’s other income increased $109,000 (727%) in 2005 compared to 2004. The increase in 2005 was due to net gains in inventory held briefly at APS Financial in 2005 totaling $26,000 versus net inventory losses of $30,000 in 2004. In addition, APSG received $103,000 in administrative fee income from Eco-Systems in 2005 versus $47,000 in 2004 resulting from their increase in earnings in 2005.

Minority Interests. For the years 2005 and 2004, minority interests represents a 3% interest in Asset Management, a subsidiary within APSG’s financial services segment, owned by key individuals within Asset Management. Minority interests increased in 2005 due to a prior period adjustment resulting from APSG’s acquisition of a former 2% minority interest shareholder.

Cash Flows. APSG’s cash flows provided from operations decreased $3,144,000 (58%) in 2005 compared to 2004 due in part to a timing difference in the receipt of profit sharing earned for these two years. APSG received $1,050,000 in 2004 from APIE in profit sharing for the year 2004, while receiving the remainder in early 2005. By comparison, all of the 2005 profit sharing was received in January 2006. Whether or not APSG receives any cash from APIE for profit sharing in the year it was earned typically is simply a timing issue. In addition, APSG paid nearly $1,500,000 more in federal income taxes in 2005 than in 2004, the result of taxes owed on much larger gains on investments. These gains in 2005 were the result of a decision to liquidate APSG’s investment in HealthTronics common stock, resulting in a 74% decrease in the number of shares of common stock owned which created gains of approximately $3,000,000. APSG’s cash flows used in investing activities decreased $354,000 (8%) in 2005 as a result of lower capital expenditures as well as increased net receipt of loans over the amount funded. APSG’s cash used in financing activities increased $887,000 (192%) in 2005 primarily as a result of a $1,000,000 increase in the purchase of APSG’s treasury stock compared to 2004. Partially offsetting this was a $278,000 increase in cash received from the exercise of stock options.

2004 Compared to 2003

Revenues from operations increased $1,572,000 (5%) compared to 2003. APSG’s operating income increased $1,381,000 (35%) to $5,344,000 in 2004 compared to $3,963,000 in 2003. APSG’s net earnings decreased $647,000 (23%) in 2004 to a total of $2,152,000 compared to net earnings of $2,799,000 in 2003. APSG’s diluted earnings per share decreased to $0.76 in 2004 compared to $1.14 in 2003. The reasons for these changes are described below.

Insurance Services. Insurance services revenues increased $4,490,000 (41%) in 2004 compared to 2003. One of the primary reasons for the 2004 growth is an increase of $1,207,000 (167%) in profits shared with APIE. The total amount of profit sharing recognized in 2004 was $1,929,000, all of which was recognized during the fourth quarter of 2004, after profit sharing goals were attained. In 2003, APSG recognized all of that year’s total of $722,000 in profit sharing during the fourth quarter as well. As the certainty of profits at APIE cannot be fully known until an end-of-year actuarial analysis by independent actuaries, APSG cannot predict what, if any, profits will be available to APSG until this analysis is complete. Another reason for the growth in revenues in 2004 was a $1,607,000 (23%) increase in management fees resulting from greater insurance premium volumes. Earned premium increased at APIE by 24% in 2004 compared to 2003 primarily as a result of new business and strong retention of APSG’s existing business in 2004. Lastly, commission income increased $1,435,000 (47%) in 2004 compared to 2003, resulting from approximately $15,040,000 in additional written premium in 2004. As noted below, commissions paid to third party independent agents increased by an equivalent amount, resulting in no impact on net income.

Insurance services expenses increased $2,127,000 (27%) in 2004 compared to 2003. The 2004 increase is primarily due to the $1,435,000 (47%) increase in commissions paid to third party independent agents. In addition, payroll expense increased $208,000 (8%) and formula driven incentive compensation expense increased $206,000 (39%) in 2004 compared to 2003. Payroll expense was up in 2004 due primarily to normal annual merit raises in addition to personnel additions made in the latter half of 2003 that were expensed the entire year in 2004. Among the additions was a high-level management position to help meet APSG’s growing financial reporting requirements. The increase in formula driven incentive compensation cost was the result of an increase in segment operating profits. Excluding incentive compensation costs, pre-tax profits at APSG’s insurance segment rose $2,679,000 (95%). Lastly, depreciation and amortization costs were $102,000 (74%) higher in 2004 compared to 2003 as a result of amortizing the non-compete agreement that was created upon the repurchase of the 20% minority interest in October 2003 for a full year compared to only three months in 2003. Partially offsetting these increases was a $176,000 (79%) decrease in advertising in 2004 compared to 2003, a result of re-branding efforts of the business performed in 2003.

Financial Services. Financial services revenues decreased $2,918,000 (15%) in 2004 compared to 2003. Although commission revenues in 2004 were the second highest in APS Financial’s twenty-three year history, they were down compared to 2003, which saw record commission revenues at APS Financial. APSG’s broker/dealer derives most of its revenue from trading in the fixed income market, both in investment and non-investment grade securities. Revenue from both grade securities was lower. Investment grade markets are typically linked to treasury rates, which continued to trade in 2004 at a historically low yield levels. Customers were cautious on committing funds, particularly to longer maturing instruments, thus negatively impacting trading revenues. Also, in 2004 the U.S. high-yield markets were almost universally considered over-valued, trading at historically low spreads to treasuries. Again, this contributed to a reluctance of APSG’s customers to commit funds, and contributed to lower revenues.

Financial services expense decreased $2,046,000 (12%) in 2004 compared to 2003. The primary reason for the 2004 decrease is a $1,714,000 (15%) decrease in commission expense resulting from the decrease in commission revenue at APS Financial mentioned above. In addition, net profits before management incentive costs decreased at APS Financial by $1,284,000 (29%) resulting in a $530,000 (33%) decrease in the 2004 formula driven incentive compensation costs. Partially offsetting these decreases was an increase in payroll costs of $108,000 (8%) in 2004 resulting from normal annual merit raises as well as the hiring of two new full-time positions. In addition, there were relatively minor 2004 increases in employee benefits, professional fees and information services.

General and Administrative Expenses. General and administrative expenses increased $158,000 (8%) in 2004 compared to 2003. The 2004 increase was primarily due to higher incentive compensation expense which was $126,000 (19%) greater in 2004 on substantially higher operating income in 2004. Other professional fees were $40,000 (136%) higher in 2004 primarily as a result of fees incurred in connection with Sarbanes-Oxley Act internal control procedures. Also, director’s fees increased $59,000 (64%) as a result of a higher fee structure implemented in 2004 as well as an increased number of board and committee meetings compared to 2003. Partially offsetting these increases was a decrease in legal fees of $29,000 (32%) in 2004, the result of non-recurring fees incurred in 2003 in connection with APSG’s investment in FIC.

Gain on Sale of Assets. Gain on sale of assets primarily represents the recognition of deferred income. Approximately $760,000 of the $5,100,000 deferred gain on the sale of real estate to Prime Medical (its name prior to the merger with HealthTronics) in 2001 was due to APSG’s ownership interest in Prime Medical and is recognized upon the reduction of APSG’s ownership percentage in Prime Medical through the sale of its stock. In 2004, APSG recognized approximately $56,000 from the sale of a higher number of shares of Prime Medical common stock versus 2003, when a gain of $8,000 was recorded.

Gain on Investments. Gain on investments increased $118,000 (93%) in 2004 compared to 2003 as a result of gains from the sale of a greater number of available-for-sale equity securities sold in 2004.

Loss on Impairment of Investments. The 2004 loss was due to a write-down of APSG’s investment in FIC common stock. During 2004, in accordance with SFAS 115, APSG determined that the decline in market value of FIC common stock was other than temporary and APSG recorded pre-tax charges to earnings totaling $2,567,000. These charges reduced APSG’s cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which is equal to the quoted market price of FIC shares on December 31, 2004.

APSG believes the decline in the market price of FIC common stock has been brought about by its failure to file its 2003 Form 10-K and its subsequent de-listing from the NASDAQ Stock Market. APSG had expected FIC to bring its filings current and pursue restoring its exchange listing but these events have not yet occurred. While APSG currently continues to have the ability and the intent to hold the stock indefinitely, APSG has concluded that the additional uncertainty created by the late filings together with the lack of current financial information dictates that the decline should be viewed as other than temporary.

Affiliates Earnings (Loss). APSG’s equity in the earnings of Prime Medical (its name prior to the merger with HealthTronics) was zero in 2004 as well as in 2003 as APSG no longer accounts for its investment in Prime Medical using the equity method of accounting, as was the case in the first quarter of 2002 when APSG recorded $186,000 in equity earnings. As of March 19, 2002, APSG ceased accounting for its investment in Prime Medical using the equity method of accounting because (1) on January 1, 2002, Kenneth S. Shifrin, APSG’s Chairman and CEO, stepped down from day-to-day operations as Executive Chairman of the Board of Prime Medical, but continued to serve as non-executive Chairman. Mr. Shifrin further reduced his responsibilities on Prime Medical’s Board to Vice-Chairman in 2004; and (2) from January to March 19, 2002, APSG sold 1,570,000 shares of Prime Medical common stock reducing APSG’s ownership percentage in 2002 to approximately 5%.

APSG’s equity in earnings of Uncommon Care was zero in 2004, $260,000 in 2003 and a loss of $230,000 in 2002. Because APSG’s total investment and advances to Uncommon Care has been reduced to zero, APSG suspended recording equity losses, as required under the equity method. In 2002, APSG advanced them $230,000 and recorded a loss for the full amount of the advance. In 2003, after informing Uncommon Care’s management that APSG would make no further advances, it recorded equity in earnings of unconsolidated affiliates in the amount of $260,000 related to cash received from Uncommon Care. APSG expects no further receipts of cash from Uncommon Care and consequently expects to record no additional income in the future.

Interest Income. APSG’s interest income increased $61,000 (20%) in 2004 compared to 2003 primarily as a result of a higher balance of interest-bearing securities held in 2004. At December 31, 2004, APSG had a balance of $4,903,000 in fixed income securities versus a balance of $897,000 at December 31, 2003.

Other Income (Loss). APSG’s other income increased $53,000 in 2004 as a result of a write-down taken in 2003 totaling $120,000 on an equity investment. Partially offsetting this was a decrease of $51,000 in administrative fee income from Eco-Systems in 2004 resulting from their decreased earnings.

Minority Interests. Minority interests represents the combination of two outside interests in APSG’s subsidiaries: a 20% interest in Insurance Services owned by FPIC Insurance Group, Inc. and a 3% interest in Asset Management, a subsidiary within APSG’s financial services segment, owned by key individuals within Asset Management. Minority interests decreased in 2004 due to the repurchase of the 20% minority interest in Insurance Services from the minority interest holder, FPIC Insurance Group, effective October 1, 2003. Consequently, only nine months of minority interest was recorded in 2003. During 2004, minority interest was recorded only at Asset Management and amounted to just $1,000.

Discontinued Operations. Effective November 1, 2003, APS Consulting paid off the negotiated remaining amount of the note payable to APSG. Even though APSG had sold this segment to APS Consulting’s management exactly one year earlier, it continued to consolidate its revenues, expenses and balance sheet items because it was dependent upon future successful operations of the division to collect its proceeds from the disposal and APSG did not transfer risk of loss to discontinue reporting them on its consolidated financial statements. With the payoff of the note, APSG recognized the divesture and now reports APS Consulting as a discontinued operation. For 2003, only the after-tax gain on disposal of the segment is recorded as earnings from APS Consulting. There was no effect in 2004.

Cash Flows. For the year ended December 31, 2004, APSG’s cash provided by operations increased $814,000 (17%) compared to 2003 as a result of the increase in operating income at APSG’s insurance services segment. Cash used in investing activities increased $1,089,000 (33%) in 2004 compared to 2003 as a result of proceeds from the sale of available-for-sale equity securities during 2003, which were much greater than those received in 2004. Cash provided by financing activities decreased $1,339,000 (153%) in 2004 as a result of fewer options exercised compared to 2003, a greater number of treasury stock shares purchased during 2004 and cash dividends paid in 2004.

Liquidity and Capital Resources

Working Capital. APSG’s net working capital was $18,197,000 and $15,880,000 at September 30, 2006 and December 31, 2005, respectively. The increase in the current year was due primarily to cash received from operations. Cash and cash equivalents decreased $2,641,000 in the first nine months of 2006 as cash provided by operations was more than offset by net cash used in investing and financing activities. Cash from operating activities increased $1,125,000 primarily due to cash received from current year earnings plus cash received from APIE for profit sharing ($2,000,000) that was recorded in 2005. Partially offsetting this was cash paid in 2006 for incentive compensation earned and accrued in 2005 ($2,200,000) and estimated 2006 federal income tax payments ($754,000). Cash from investing activities decreased $1,954,000 as purchases of available-for-sale securities exceeded cash received from the sales of other available-for-sale securities. In addition, APSG made a performance driven loan in January, 2006 in the amount of $238,000 to a high-producing broker. This loan is forgivable evenly over a period of twenty four months, the life of the loan. Cash from financing activities decreased $1,812,000 due to purchases of treasury stock exceeding cash received from the exercise of employee stock options as well as from dividends paid during the second quarter of 2006 in the amount of $820,000. Restricted cash in the amount of $3,523,000 did not affect working capital as an equal amount of current trade payables was recorded as of September 30, 2006.

Historically, APSG has maintained strong liquidity and, as a result, APSG has been able to satisfy its operational and capital expenditure requirements with cash generated from its operating and investing activities. These same sources of funds have also allowed APSG to pursue investment and expansion opportunities consistent with its growth plans. Although there can be no assurance APSG’s operating activities will provide positive cash flow in 2006, it is optimistic that its working capital requirements will be met for the foreseeable future for the following reasons: (1) its current cash position is very strong, with a balance of approximately $3.6 million; (2) its investments in long term available-for-sale equity and short and long term fixed income securities could provide an additional $16.7 million should the need arise; and (3) it renewed a line of credit in April 2006 that is described below.

Line of Credit. In April 2006 APSG renewed a $3.0 million line of credit that was originally established in November 2003 with PlainsCapital Bank. The loan calls for interest payments only to be made on any amount drawn until April 15, 2007, when the entire amount of the note, principal and interest then remaining unpaid, is due and payable. At September 30, 2006, there were no draws taken against this line of credit. APSG is in compliance with the covenants of the loan agreement, including requirements for a minimum of $5.0 million of unencumbered liquidity and a minimum 2 to 1 net worth ratio.

Capital Expenditures. APSG’s capital expenditures for equipment were $131,000 in the nine months of 2006. The majority of these expenditures were primarily hardware and software upgrades to its computer network. APSG expects capital expenditures in 2006 to be approximately $175,000 and to be funded through cash on hand.

Commitments. There were no participation agreements or purchase commitments at December 31, 2005. Commitments of cash outflow related to operating lease arrangements with terms of one to four years at December 31, 2005 are as follows:

Contractual Obligations

	Payment Due (In thousands)
Contractual Cash Obligations	2006	2007	2008	2009	2010	Total
Operating Leases	$278	$164	$34	$5	$—	$481

Margin Loans. APSG extends credit to its customers, which is financed through its clearing organization, Southwest, to help facilitate customer securities transactions. This credit, which earns interest income, is known as “margin lending.” In margin transactions, the client pays a portion of the purchase price of securities, and APSG makes a loan (financed by its clearing organization) to the client for the balance, collateralized by the securities purchased or by other securities owned by the client.

In permitting clients to purchase on margin, APSG is subject to the risk of a market decline, which could reduce the value of its collateral below the client’s indebtedness. Agreements with margin account clients permit APSG’s clearing organization to liquidate its clients’ securities with or without prior notice in the event of an insufficient amount of margin collateral. Despite those agreements, APSG’s clearing organization may be unable to liquidate clients’ securities for various reasons including the fact that the pledged securities may not be actively traded, there is an undue concentration of certain securities pledged, or a trading halt is issued with regard to pledged securities. If the value of the collateral were insufficient to repay the margin loan, a loss would occur, which APSG may be required to fund. As of December 31, 2005, the total of all customer securities pledges on debit balances held in margin accounts was approximately $2,900,000 while the total value of the securities within these margin accounts was approximately $24,800,000. APSG is also exposed should Southwest be unable to fulfill its obligations for securities transactions.

Inflation

APSG’s operations are not significantly affected by inflation because it is not required to make large investments in fixed assets. However, the rate of inflation will affect certain of its expenses, such as employee compensation and benefits.

Recent Accounting Pronouncements

In November 2005, the FASB issued Staff Position No. FSP 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“FSP 115-1 and 124-1”). FSP 115-1 and 124-1 supersedes Emerging issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” and amends Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Statement of Financial Accounting Standards No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 and 124-1 address the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also includes provision for accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 is effective for periods beginning after December 15, 2005, with earlier adoption permitted. The Company adopted FSP 115-1 and 124-1 during the fiscal quarter ended December 31, 2005. The adoption of FSP 115-1 and 124-1 did not have a material effect on APIE’s financial position or results of operations.

In February, 2006 the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. APSG does not expect the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

In July 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. APSG has not yet determined the impact this interpretation will have on its results from operations or financial position.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 157, “Accounting for Fair Value Measurements,” effective for fiscal years beginning after November 15, 2007. This Statement defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. We do not expect the adoption of this standard to have a material effect on APSG’s financial position, results of operations or cash flows.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 158, “Accounting for Defined Benefit and Other Postretirement Plans,” effective as of the end of the fiscal year ending after December 15, 2006. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We do not expect the adoption of this standard to have a material effect on APSG’s financial position, results of operations or cash flows.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements as of September 30, 2006 or December 31, 2005 or 2004.

Quantitative and Qualitative Disclosures about Market Risk

APSG has exposure to changes in interest rates and the market values of its investments but has no material exposure to fluctuations in foreign currency.

Interest Rate Risk. APSG’s exposure to market risk for changes in interest rates relates to both its investment portfolio and its revenues generated through commissions at its financial services segment. A one percent change in interest rates on APSG’s current cash and fixed income securities balance of approximately $19,000,000 would result in a change of $190,000 annually in interest income. All of APSG’s marketable fixed income securities are designated as available-for-sale and, accordingly, are presented at fair value on its balance sheets. Fixed rate securities may have their fair market value adversely affected due to a rise in interest rates, and APSG may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates.

Changes in interest rates could have an impact at APSG’s broker/dealer subsidiary, APS Financial. The general level of interest rates may trend higher or lower in 2006, and this move may impact APSG’s level of business in different fixed income sectors. If a generally improving economy is the impetus behind higher rates, then while APSG’s investment grade business may drop off, its high-yield business might improve with improving credit conditions. A volatile interest rate environment in 2006 could also impact its business as this type of market condition can lead to investor uncertainty and their corresponding willingness to commit funds.

As APSG currently has no debt and does not anticipate the need to take on any debt in 2006, interest rate changes will have no impact on its financial position as it pertains to interest expense.

Investment Risk. As of September 30, 2006, APSG’s recorded basis in debt and equity securities was approximately $20,000,000. As of December 31, 2005, APSG’s recorded basis in debt and equity securities was approximately $18,300,000. APSG regularly reviews the carrying value of its investments and identifies and records losses when events and circumstances indicate that such declines in the fair value of such assets below its accounting basis are other-than-temporary. During 2004, the value of one of APSG’s investments, FIC, had declined significantly. In October 2004, APSG determined that this decline in market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, APSG recorded pre-tax charges to earnings totaling $2,567,000 in 2004. These charges reduced APSG’s cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share, which was equal to the quoted market price of FIC shares on December 31, 2004. During 2005, APSG took additional pre-tax charges to earnings totaling $135,000, further reducing its cost basis in FIC to $2,945,000, or $7.65 per share. While APSG currently continues to have the ability and the intent to hold the stock indefinitely, it concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July 2005, FIC was able to file its 2003 Form 10-K and in October, 2006 FIC filed its 2004 Form 10-K, but it still has yet to file any 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market.

The effect on APSG’s financial statements as a result of these impairment charges was as follows:

Impairment Loss	Nine months ended September 30,	Years ended December 31,
	2006	2005	2004
Financial Industries Corp.
Reduction of Pre-Tax Earnings	—	$135,000	$2,567,000
Increase in Other Comprehensive Income	—	89,100	1,694,220
Reduction in Deferred Tax Assets	—	45,900	872,780

APSG will continue to monitor and evaluate the situation at FIC and further determine if changes in fair market value of the investment are temporary or “other than temporary.”

APSG also has an investment of 97,000 shares of common stock of HealthTronics. Although APSG has an unrealized gain of approximately $112,000 as of September 30, 2006, this investment can also be at risk should market or economic conditions change for the worse or should adverse situations occur at HealthTronics, such as a major product line becoming obsolete. The remainder of APSG’s corporate equity and fixed income investments share the same risks as HealthTronics but its exposure is much lower.

Independent Registered Public Accountants

Fees paid to APSG’s auditors’ firm during 2005 and 2004 were comprised of the following:

	2005	2004
Audit Fees	$155,000	$135,000
Audit-related fees	6,000	10,000
Tax Fees	—	—
All Other Fees	—	—

Total	$161,000	$145,000

Audit Fees. Audit fees relate to services rendered in connection with the audit of the annual financial statements included in APSG’s Form 10-K and the quarterly reviews of financial statements included in APSG’s Form 10-Q filings.

Audit-related Fees. Audit-related services include fees for assurance and related services, such as consultations concerning financial accounting and reporting matters.

Tax Fees. There were no tax fees in 2005 or 2004.

All Other Fees. There were no other fees in 2005 or 2004.

All fees paid in 2005 and 2004 to APSG’s independent auditors were pre-approved by the Audit Committee.

MANAGEMENT OF APSG

Directors and Executive Officers

Pursuant to APSG’s bylaws, its board of directors has, by resolution, fixed the number of directors at five. All directors will hold office until APSG’s next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to increase the number of directors serving on its board to seven and add Norris C. Knight Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the APSG board of directors at the effective time of the merger.

APSG’s executive officers serve until the next annual meeting of its directors and until their successors are duly elected and qualified, or until their earlier, death, resignation or removal.

Following the effective time of the merger, APSG’s board of directors will be comprised of the following:

Name	Age	Position
Kenneth S. Shifrin	57	Chairman of the Board, President and Chief Executive Officer
Lew N. Little, Jr.	49	Director
William A. Searles	63	Director
Jackie Majors	72	Director
Cheryl Williams	55	Director
Norris C. Knight, Jr., M.D.	71	Director
William J. Peche, M.D.	70	Director

The following table presents information with respect to APSG’s current directors and executive officers:

Name	Age	Position
Kenneth S. Shifrin	57	Chairman of the Board, President and Chief Executive Officer
Lew N. Little, Jr.	49	Director
William A. Searles	63	Director
Jackie Majors	72	Director
Cheryl Williams	55	Director
William H. Hayes	58	Senior Vice President—Finance, Secretary, and Chief Financial Officer
Maury L. Magids	42	Senior Vice President—Insurance
Thomas R. Solimine	48	Controller

Mr. Shifrin has been APSG’s Chairman of the Board since March 1990. He has been its President and Chief Executive Officer since March 1989 and he was President and Chief Operating Officer from June 1987 to February 1989. He has been a director of APSG since February 1987. From February 1985 until June 1987, Mr. Shifrin served as APSG’s Senior Vice President—Finance and Treasurer. Mr. Shifrin is a director of HealthTronics. He was Vice Chairman of HealthTronics from November 2004 to March 2006, and served as the Chairman of the Board of Prime Medical, a provider of lithotripsy services and a manufacturer of specialty vehicles for the transport of medical and broadcast/communications equipment, from 1989 until its merger into HealthTronics in November 2004. He has also served as a director of Financial Industries Corporation, or FIC, a provider of life insurance and annuity products, since June 2003. Mr. Shifrin is a member of the World Presidents Organization.

Mr. Little has been a director since 2005. He has been Chief Executive Officer of Harden Healthcare, LLC, an operator and manager of senior care facilities, since December 2001. Mr. Little was President of Capstar Partners, LLC., a private investment company, from February 2000 until joining Harden Healthcare. Prior to his association with Capstar, Mr. Little had spent 18 years in the banking industry, most recently as President of Bank of America in Austin, Texas.

Mr. Searles has been a director of APSG since 1989. He has been an independent business consultant since 1989. Before then, he spent 25 years with various Wall Street firms, the last ten years of which were with Bear Stearns (an investment banking firm) as an Associate Director/Limited Partner. He has served as Chairman of the Board of APS Investment Services, Inc., a wholly owned subsidiary of APSG, since May 1998. He currently serves as a director of HealthTronics. Mr. Searles served as a director of Prime Medical from 1989 until the time of the merger with HealthTronics in November 2004.

Mr. Majors has been a director since March 2003. He previously served on APSG’s board of directors from 1989 through 1993. Mr. Majors was a director and President of Prime Medical, a provider of lithotripsy services, from 1989 until his retirement in 1996. He was APSG’s Vice President-Merger and Acquisitions from 1984 to 1986, and has been an independent business consultant since 1996.

Ms. Williams has been a director of APSG since December 2003. She has been a private investor and business consultant since 2002. She was Chief Financial Officer of Prime Medical from 1989 to 2002. Prior to that she held finance and accounting positions in the data processing and aircraft industries.

Mr. Hayes has been APSG’s Senior Vice President—Finance since June 1995. Mr. Hayes was APSG’s Vice President from June 1988 to June 1995 and was APSG’s Controller from June 1985 to June 1987. He has been APSG’s Secretary since February 1987 and APSG’s Chief Financial Officer since June 1987. Mr. Hayes is a Certified Public Accountant.

Mr. Magids has been APSG’s Senior Vice President—Insurance Services since June 2001 and has been President and Chief Operating Officer of FMI since November 1998. Mr. Magids joined APSG in October 1996. Mr. Magids is a Certified Public Accountant and was with Arthur Andersen LLP from August 1986 until September 1996.

Mr. Solimine has been APSG’s Controller since June 1994. He has served as Secretary for APS Financial since February 1995. From July 1989 to June 1994, Mr. Solimine served as APSG’s Manager of Accounting.

Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to add Norris C. Knight, Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the board of directors of APSG at the effective time of the merger.

Dr. Knight has been a member of the APIE board of directors since 1978, serving as APIE’s Chairman of the Board from 1998 to 2004 and from May 2005 to the present. He began his private practice of orthopedic surgery in 1965 in Texarkana, Texas. He graduated from the University of Mississippi and the University of Mississippi School of Medicine, followed by an internship at the University Medical Center in Jackson, Mississippi, and a residency at the University of Mississippi School of Medicine. He also served two years as an orthopedic surgeon in the U.S. Army Medical Corp. He is currently a staff member at various Texarkana hospitals and a courtesy staff member at Hope Memorial Hospital in Hope, Arkansas.

Dr. Peche was one of the founding members of the APIE board of directors, and has served as a director since the organization’s formation. He has been in the private practice of Obstetrics and Gynecology in San Antonio, Texas since 1970. He graduated from St. Mary’s University in San Antonio and has received his medical degree from Nuevo Leon University. He completed a rotating internship at the University of South Texas Medical School in the Bexar County Hospital District, followed by a residency at the University of Texas Medical School in San Antonio. During his years of practice, he has been the Chairman of the Ob/Gyn Departments at Santa Rosa General Hospital and North Central Baptist Hospital, both in San Antonio. He was also the Chief of Staff at Santa Rosa in 1988.

Committees of the Board of Directors

APSG’s board of directors has established three standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating Committee.

Audit Committee. APSG’s board of directors has an audit committee that, during 2005, consisted of three directors, Mr. Little, Mr. Majors and Ms. Williams. The chairperson of the committee is Ms. Williams. Mr. Little replaced Mr. Robert L. Myer, who did not stand for re-election, on June 14, 2005. APSG’s board has determined that the committee members are “independent” as defined in Rule 4200(a)(15) of the Nasdaq listing standards. In addition, APSG’s board has determined that the committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Exchange Act. APSG’s board has further determined that Ms. Williams is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The audit committee held eight meetings during 2005 and has held 5 meetings during the first nine months of 2006. audit committee members attended all meetings. The audit committee meets with APSG’s independent auditors, reviews APSG’s financial statements, and selects the independent auditors for each fiscal year. No changes to APSG’s audit committee will occur as a result of the merger.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by APSG’s independent auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The audit committee has delegated pre-approval authority to Ms. Williams when expedition of services is necessary.

Compensation Committee Interlocks and Insider Participation. APSG’s board has a compensation committee, which in 2005 consisted of three directors, Mr. Little, Mr. Majors and Ms. Williams, all of whom are “independent” directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. Mr. Little replaced Mr. Myer, who did not stand for re-election, on June 14, 2005. The chairperson of the committee is Mr. Majors. The compensation committee held one meeting during 2005, with all members attending, and has held 3 meetings during the first nine months of 2006. The compensation committee recommends to the board the compensation of APSG’s executive officers and directors. No changes to APSG’s compensation committee will occur as a result of the merger. There are no compensation committee interlocks (i.e., none of APSG’s executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving as a member of APSG’s board of directors or compensation committee).

Nominating Committee. APSG’s board of directors has a nominating committee that assists the board in identifying qualified individuals to become directors. During 2005, the committee consisted of three members, Mr. Little, Mr. Majors and Ms. Williams, all of whom are “independent” directors as defined in Rule 4200(a)(15) of the Nasdaq listing standards. The chairperson of the committee is Mr. Majors. The nominating committee held one meeting in 2005 and 1 meeting in the first nine months of 2006. No changes to APSG’s nominating committee will occur as a result of the merger.

The nominating committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to APSG’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating committee decides not to recommend a member for re-election, the nominating committee will identify the desired skills and experience of a new nominee in light of the criteria below. Research may be performed to identify qualified individuals. To date, the nominating committee has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it may do so in the future if it considers doing so necessary or desirable.

The consideration of any candidate for service on APSG’s board is based on the nominating committee’s assessment of the candidate’s professional and personal experiences and expertise relevant to APSG’s operations and goals. The committee evaluates each candidate on his or her ability to devote sufficient time to board activities to effectively carry out the work of the board. The ability to contribute positively to the existing collaborative culture among board members is also considered by the committee. In addition, the committee considers the composition of the board as a whole, the status of the nominee as “independent” under the Nasdaq’s listing standards and the rules and regulations of the SEC, and the nominee’s experience with accounting rules and practices. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem are in APSG’s and APSG’s shareholders’ best interests.

Code of Ethics

APSG has established a Code of Ethics for its chief executive officer, senior finance officers and all other employees. A current copy of this code is available on APSG’s web site at www.amph.com. The contents of this web site are not incorporated by reference and the web site address provided in this proxy statement is intended to be an inactive textual reference only.

Executive Compensation

Summary Compensation Table

Set forth below is information concerning aggregate cash compensation earned during each of APSG’s last three fiscal years by APSG’s chief executive officer and each of its other most highly compensated executive officers who received in excess of $100,000 in salary and bonuses during any of the last three years, whom we will refer to as APSG’s named executive officers.

	Annual Compensation					Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)	LTIP Payouts (#)(1)	All Other Compensation ($)(2)
Kenneth S. Shifrin, Chairman, President and Chief Executive Officer	2005 2004 2003	341,660 300,000 300,000		588,000 458,000 421,000	(3)	15,000 10,000 50,000	5,000 10,308 —	7,026 6,360 6,152

William H. Hayes, Senior Vice President—Finance, Secretary and Chief Financial Officer	2005 2004 2003	148,332 139,992 130,412		110,000 104,000 101,000		5,000 5,000 40,000	3,000 3,326 —	7,026 6,355 6,632

Thomas R. Solimine, Controller	2005 2004 2003	91,200 82,750 79,390		50,000 50,000 50,000		5,000 5,000 30,000	1,000 1,000 —	4,236 4,204 3,796

Maury L. Magids, Senior Vice President—Insurance	2005 2004 2003	225,000 224,167 204,996		350,750 353,526 263,585		— 25,000 25,000	3,000 10,923 —	4,902 240 216

William A. Searles, Chairman of the Board of Investment Services	2005 2004 2003	108,000 108,000 72,000	(4) (4) (4)	226,626 238,102 453,000	(3)(5) (5) (5)	10,000 5,000 35,000	1,894 1,000 —	— — —

(1)	These shares were granted under the Deferred Compensation Plan.
(2)	Consists of APSG’s matching contributions to its 401(k) plan and premiums paid for group life insurance in excess of $50,000 coverage with respect to such officer.
(3)	The amount shown includes $78,000 and $14,000 paid to Mr. Shifrin and Mr. Searles, respectively, under a 1999 incentive plan related to profits APSG will realize upon the sale of APSG’s investment in HealthTronics.
(4)	Director’s fee for serving as Chairman of Investment Services.
(5)	Non-discretionary incentive bonus based on Investment Services achieving specified levels of return on capital.

Options Granted in Last Fiscal Year

The following table provides information related to options granted to the named executive officers during 2005. APSG does not have any outstanding stock appreciation rights.

Individual Grants

Name	Number of Securities Underlying Options Granted to (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term:
					5% ($)(2)	10% ($)
Kenneth S. Shifrin	15,000	26%	11.55	December 6, 2010	47,850	105,750
William H. Hayes	5,000	9%	11.55	December 6, 2010	15,950	35,250
Thomas R. Solimine	5,000	9%	11.55	December 6, 2010	15,950	35,250
Maury L. Magids	—	—	—	—	—	—
William A. Searles	10,000	— (3)	11.55	December 6, 2010	31,900	70,500

(1)	These options were granted at the closing price on the date of grant. All options were vested at the date of grant.
(2)	The potential realizable value of the options granted in 2005 was calculated by multiplying those options by the excess of (a) the assumed market value of APSG’s underlying common stock five years from grant date of the options if the market value of its common stock were to increase 5% or 10%, as applicable, in each year of the option’s 5-year term over (b) the exercise price noted above. This calculation does not take into account any taxes or other expenses that might be owed. The 5% and 10% appreciation rates are set forth in the SEC rules and APSG makes no representation that its common stock will appreciate at these assumed rates or at all.
(3)	Mr. Searles is a director and Chairman of APS Investment Services, Inc., but is not an employee.

Aggregated Option Exercises During 2005 and Option Values at December 31, 2005

The following table provides information related to options exercised by the named executive officers during 2005 and the number and value of unexercised options held at December 31, 2005. We do not have any outstanding stock appreciation rights.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Kenneth S. Shifrin	50,000	$553,125	150,000	—	1,102,300	—
William H. Hayes	59,000	$445,330	12,000	14,000	36,950	91,070
Thomas R. Solimine	10,000	$81,330	20,000	10,000	64,650	65,050
Maury L. Magids	4,000	$41,250	46,000	23,000	354,510	130,590
William A. Searles	50,000	$456,470	50,000	—	271,600	—

(1)	The Value Realized is calculated by subtracting the per-share exercise price of the option from the closing price of APSG’s common stock on the date of exercise and multiplying the difference by the number of shares of its common stock acquired upon exercise.
(2)	The Value of Unexercised In-the-Money Options is before any income taxes and is determined by aggregating for each option outstanding as of December 31, 2005 the amount calculated by multiplying the number of shares underlying such option by an amount equal to the closing price of APSG’s common stock on December 31, 2005, which was $13.20, less the exercise price of such option.

Long-Term Incentive Plans—Awards In Last Fiscal Year

The following table provides information related to common stock granted under the Deferred Compensation Plan during 2005.

				Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout (#)		Threshold (#)	Target (#)	Maximum (#)
Kenneth S. Shifrin	5,000	(1	)(2)	5,000	5,000	5,000
William H. Hayes	3,000	(1)		3,000	3,000	3,000
Thomas R. Solimine	1,000	(1)		1,000	1,000	1,000
Maury L. Magids	3,000	(1)		3,000	3,000	3,000
William A. Searles	1,894	(1	)(3)	1,894	1,894	1,894

(1)	Represents awards under the Deferred Compensation Plan. Shares are earned in the year of award. Payout of the shares is subject to a schedule wherein shares become eligible for payout over five years, in equal annual amounts, following the grant (the “eligible shares”). Upon reaching age 60, participants are then entitled to receive the eligible shares and the shares that become eligible each year thereafter. In the event that a participant terminates employment or resigns and signs a non-competition agreement, all of the shares granted become eligible and will be paid out in four equal annual installments beginning with the date of the non-competition agreement. In the event that a terminating participant does not sign a non-competition agreement or if a participant is terminated for cause, the participant will receive only the eligible shares and shares not yet eligible will be forfeited and allocated pro rata to the remaining participants. All shares granted are to be paid out in the event of the death or disability of the participant.
(2)	Related to service as a director of APSG.
(3)	Related to service as a director of APSG and APS Investment Services, Inc.

Director Compensation

Nonemployee directors receive a fee of $2,500 for each in-person board meeting, $400 for teleconference board meetings and $400 for each committee meeting they attend. The chairpersons of the Audit Committee and of the Compensation Committee each receive an annual stipend of $5,000 for serving in those capacities. Mr. Shifrin does not receive separate compensation for his services as a director. Directors are eligible to receive stock option grants under APSG’s 2005 Incentive and Non-Qualified Stock Option Plan. In 2005, Mr. Majors, Mr. Searles and Ms. Williams were each granted options for 10,000 shares of APSG common stock. Mr. Little was granted options for 25,000 shares in 2005. Mr. Shifrin received options for 15,000 shares of APSG common stock in 2005. All of these options have an exercise price equal to the closing price on the date of grant and are fully vested at the date of grant. Directors are also eligible to receive grants of common stock under the American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan which we refer to as the Deferred Compensation Plan. In 2005, Mr. Shifrin was awarded 3,000 shares and Mr. Little, Mr. Majors, Mr. Searles and Ms. Williams were each awarded 1,000 shares. Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to add Norris C. Knight, Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the board of directors at the effective time of the merger, and will receive options to purchase 22,000 and 29,000 shares, respectively, of APSG common stock. These options will have an exercise price of $13.94 and will be fully vested as of the date of the grant.

Employment Agreements

APSG has entered into employment agreements with executive officers Mr. Shifrin, Mr. Magids and Mr. Hayes. Each of these agreements provides for the payment of a base salary, eligibility for, but not a guarantee of, performance bonuses whose provisions are determined annually by its board of directors, and such other benefits as are available to its other salaried employees. Mr. Shifrin’s agreement provides for a monthly salary, currently $29,166, and terminates August 1, 2010. Mr. Magids’ and Mr. Hayes’ agreements provide for monthly salaries of $25,000 and $12,500, respectively, and terminate March 1, 2008 and August 1, 2008, respectively. Mr. Searles has a consulting agreement, which provides for a monthly fee of $9,000 and terminates August 1, 2008. Each of the agreements provides for the employee or consultant to receive lump-sum payments in the event the agreements are terminated by APSG without cause or by either party following a “change in control” of APSG, as defined in the agreements. These payments are calculated, for Mr. Shifrin, as four times, and for Mr. Magids, Mr. Hayes and Mr. Searles, as two times, their respective average annual cash compensation earned for the past four years for Mr. Shifrin and for the past two years for all others. If the termination is of the employee’s or consultant’s own choosing, the compensation is two times the average annual cash compensation for the prior four years for Mr. Shifrin and one times the average annual cash compensation for the prior two years for all others.

Indemnity Agreements

APSG has entered into indemnity agreements with its directors and certain of its officers. The agreements generally provide that, to the extent permitted by law, APSG must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was an officer, director or employee. In addition, APSG’s articles of incorporation and certain of its subsidiaries’ articles of incorporation provide for certain indemnifications and limitations on director liability.

There are no family relationships among any of APSG’s executive officers, and there is no arrangement or understanding between any of APSG’s executive officers and any other person pursuant to which he or she was selected as an officer. Each of APSG’s executive officers was elected by its board of directors to hold office until the next annual election of officers and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. APSG’s board of directors elects its officers in conjunction with each annual meeting of its shareholders.

Security Ownership of Certain Beneficial Owners and Management of APSG

The following table sets forth certain information as of September 30, 2006 regarding the amount and nature of the beneficial ownership of APSG common stock by (a) each person who is known by APSG to be the beneficial owner of more than five percent of the outstanding shares of its common stock, (b) each of APSG’s directors, (c) each of the named executive officers, and (d) all of APSG’s officers and directors as a group:

	Pre Merger		Post Merger
Beneficial Owner	Number of Shares Beneficially Owned (1)	% of Class	Number of Shares Beneficially Owned	% of Class
Hoak Public Equities, LP (2)	138,202	5.0%	138,202	2.9%
Boston Avenue Capital, LLC (3)	263,661	9.6%	263,661	5.5%
Daniel Zeff (4)	274,834	10.0%	274,834	5.7%
First Wilshire Securities Management, Inc. (5)	226,018	8.3%	226,018	4.7%
Kenneth S. Shifrin (6)	657,554	23.3%	657,554	13.4%
Lew N. Little, Jr.	26,500	1.0%	26,500	0.5%
Jackie Majors	41,500	1.5%	41,500	0.9%
William A. Searles	30,000	1.1%	30,000	0.6%
Cheryl Williams	31,063	1.1%	31,063	0.6%
Norris C. Knight, Jr., M.D. (7)	—	—	23,067	0.5%
William J. Peche, M.D. (7)	—	—	29,781	0.6%
W.H. Hayes	60,253	2.2%	60,253	1.2%
Maury L. Magids	91,000	3.2%	91,000	1.9%
Thomas R. Solimine	20,360	0.7%	20,360	0.4%
All officers and directors as a group	1,006,590	32.7%	1,059,438	20.3%

(1)	Includes options exercisable within 60 days of September 30, 2006.
(2)	The address for Hoak Public Equities, LP is 500 Crescent Court, Suite 220, Dallas, TX 75201. We have not been able to determine the person or persons controlling the fund through publicly available information.
(3)	The address for Boston Avenue Capital, LLC is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Charles M. Gillman is the fund manager.
(4)	The address for Daniel Zeff is c/o Zeff Holding Company, LLC, 50 California Street, Suite 1500, San Francisco, CA 94111.
(5)	The address for First Wilshire Securities Management, Inc. is 600 South Lake Street, Suite 100, Pasadena, CA 91106. We have not been able to determine the person or persons controlling the fund through publicly available information.
(6)	The address for Kenneth S. Shifrin is 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746-6550.
(7)	To be elected to the APSG board of directors at the effective time of the merger. Reflects shares acquirable under options pursuant to the merger agreement and an estimate of the shares received as merger consideration.

Certain Relationships and Related Transactions

Asset Management. In May 1998, APSG formed APS Asset Management, Inc., or Asset Management, of which APSG owns 97%. Asset Management was organized to manage fixed income and equity assets for institutional and individual clients on a fee basis. Certain of APSG’s officers, directors and employees also invested in Asset Management, paying the same price per share as APSG did. One percent is owned by a former consultant of the company. The investments in Asset Management of certain officers, directors and employees of APSG are as follows:

Name	Title	Ownership %
George S. Conwill	President of APS Investment Services, Inc.	1%
William A. Searles	Director and Chairman of APS Investment Services, Inc.	1%

Other. During 2005, Mr. Searles also served as a director and Chairman of the Board of APS Investment Services, Inc. For his additional director services, Mr. Searles was paid monthly director fees of $9,000, plus a non-discretionary incentive amount based on APS Investment Services, Inc. achieving certain levels of return on capital. His total non-discretionary incentive compensation earned for these additional director duties was $223,810 in 2005, consisting of $212,676 cash compensation and $11,184 deferred compensation.

DESCRIPTION OF APSG CAPITAL STOCK

The summary of the terms of the APSG capital stock set forth below is qualified by reference to the terms of the restated articles of incorporation and amended and restated bylaws of APSG.

Authorized Capital Stock

APSG’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

Following the merger, APSG expects there to be approximately 4,800,000 shares of common stock outstanding.

As of September 30, 2006, approximately 96,000 shares of common stock are reserved for issuance pursuant to APSG’s deferred compensation plan, approximately 348,000 shares of common stock are reserved for issuance pursuant to APSG’s 2005 Incentive Plan, and approximately 305,000 shares of common stock are reserved for issuance pursuant to the 1995 Incentive and Non-Qualified Stock Option Plan, or the 1995 Incentive Plan. Following the merger, if the shareholders approve the amendment to the 2005 Incentive Plan providing for up to an additional 300,000 shares to be issued thereto, approximately 648,000 shares will be reserved for issuance pursuant to the 2005 Incentive Plan and approximately 305,000 shares will be reserved for issuance pursuant to the 1995 Incentive Plan. In connection with the merger, APSG has agreed to grant approximately 148,000 options to the current APIE board members, leaving only approximately 49,000 options remaining to be granted under the terms of the 2005 Incentive Plan. No shares remain to be granted under the 1995 Incentive Plan. The APSG board believes that it is in the best interests of the company to be able to continue to provide to the persons who are responsible for the continued growth of APSG’s business an opportunity to acquire a proprietary interest in APSG, thereby creating an increased interest in and greater commitment for the growth, success and welfare of the company.

The holders of common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of APSG’s board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by APSG. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of APSG’s assets after payment or providing for the payment of liabilities and any liquidation preference of any outstanding preferred stock. Each holder of APSG common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. The outstanding shares of APSG common stock are, and the shares to be issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Share Repurchase Program

APSG announced a share repurchase program on August 17, 2004. It initially authorized the purchase of up to $2,000,000 in common stock, but on December 12, 2005 and June 30, 2006, it was increased by additional increments of $2,000,000 each. In 2005, 139,107 shares were purchased, 45,295 of which were purchased in open market transactions and 93,812 of which were purchased in private transactions. In the first nine months of 2006, 158,010 shares were purchased, all but 39,000 of which were purchased in open market transactions. As of September 30, 2006, APSG had purchased a total of $4,220,000 (324,000 shares) in common stock under the company’s stock repurchase plan since its announcement. APSG has suspended its share repurchase program during the time this joint proxy/registration statement is disseminated until the effective time of the merger, in accordance with applicable SEC regulations. See “Information about APSG—Share Repurchase Program” on page 41.

Deferred Compensation Plan

APSG has also participated in a deferred compensation plan since December 2004, which enables APSG to have more flexibility in compensating directors, key employees and consultants and advisors through ownership of its common stock. When shares granted become eligible for withdrawal by plan participants, they will be purchased in the open market or issued from APSG’s authorized shares of common stock. In 2005, a total of 21,108 shares were awarded, for which APSG recorded an expense of $252,000.

Shareholder Rights Plan

APSG has adopted a shareholder rights plan that requires APSG to distribute one preferred share purchase right as a dividend on each outstanding share of APSG common stock upon the occurrence of certain events. We refer to the preferred share purchase rights as the Preferred Rights. Shareholder rights plans such as this are commonly referred to as “poison pills.”

Each Preferred Right entitles the record holder to purchase from APSG, upon the occurrence of triggering events specified in the plan, one one-thousandth of a share of its Junior Participating Preferred Stock, Series A, par value $1.00 per share, or a Preferred Share, at a price of $20 per one one-thousandth of a Preferred Share, subject to adjustment. Generally, each one one-thousandth of a Preferred Share will have rights at least as favorable as one share of APSG’s common stock. The rights to acquire the Preferred Shares will be exercisable upon the earlier of (a) a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of APSG’s outstanding common stock or (b) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of APSG’s outstanding common stock. The objective of the rights plan is to reduce the risk of an unwanted takeover, which increases the likelihood that APSG’s shareholders will receive the long-term value of their investment.

Preferred Stock

APSG’s board has the authority, without further shareholder approval, to create other series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.

In anticipation of the merger, on May 30, 2006, APSG’s board established and provided for the issuance of Series A Redeemable Preferred Stock, par value $1.00 per share, which consists initially of 10,500 authorized shares of Series A Redeemable Preferred Stock, which we refer to as the Series A redeemable preferred stock.

Holders of Series A redeemable preferred stock are entitled to cumulative dividends thereon at the rate of three percent (3%) per annum payable on the remaining redemption value per share, in priority to the payments of dividends on the common shares. Holders of Series A redeemable preferred stock have no preemptive rights and have the same voting rights as the holders of APSG common stock. The shares are non-certificated and mandatorily redeemable. They will be redeemed ratably at $1,000,000 per year, with all remaining outstanding shares being redeemed by December 31, 2016. Furthermore, in connection with the merger, pursuant to its regulatory authority, the Texas Department of Insurance has required APSG to place $2,500,000 into an escrow account with a bank, to remain in escrow until the aggregate remaining redemption and dividend obligation is less than the amount of such escrow balance. APSG has agreed that, no withdrawals will be made from this escrow account without prior approval from the Texas Department of Insurance. In the event of any liquidation, the holders of Series A redeemable preferred stock receive an amount equal to the remaining redemption value before any distribution is made to the holders of APSG common stock.

Indemnification of Officers and Directors

Article 2.02-1 of the Texas Business Corporation Act, or the TBCA, provides that a Texas corporation shall have the power to indemnify anyone who was, is, or may become a defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation’s best interests and (B) in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to be liable in respect of any claim, issue or matter only after a court of competent jurisdiction adjudges the person liable and the person has exhausted all available appeals. APSG may not indemnify a director as described above for obligations resulting from a proceeding (i) in which such person is liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases APSG may indemnify such director against reasonable expenses the director actually incurs in connection with the proceeding unless the director’s misconduct was willful, in which case APSG may not pay such indemnification).

A corporation may provide indemnification as described above only if a determination of indemnification is made: (i) by a majority vote of a quorum of directors who the proceeding does not name as defendants or respondents at the time of voting, regardless of whether the directors not named defendants or respondents constitute a quorum; (ii) by a majority vote of a committee of the board of directors, if (A) the committee is designated by a majority vote of the directors who at the time of the vote are not named defendants or respondents in the proceeding, regardless of whether the directors not named defendants or respondents constitute a quorum, and (B) the committee consists solely of one or more of the directors not named as defendants or respondents in the proceeding; (iii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (i) and (ii); or (iv) by the shareholders in a vote that excludes the shares held by the directors who are named defendants or respondents in the proceeding. A court may order indemnification even though APSG does not meet certain of these conditions, if the court deems indemnification proper and equitable; provided, however, that if the court determines that the indemnified person is liable to the corporation or that he improperly received a personal benefit, the court-ordered indemnification cannot exceed the reasonable expenses that the indemnified party actually incurred in connection with the proceeding.

A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that he or she improperly received a personal benefit, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be available in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification. A corporation may pay, or reimburse a director for, the director’s reasonable expenses incurred because he or she was, is, or may become a defendant correspondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above-described standards after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director’s financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that the director has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by such director in connection with that proceeding is prohibited under the standards enumerated above. Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director’s appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person’s status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if the shareholders of the corporation have approved including coverage for the additional liability.

Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or before the next submission to shareholders of a consent to action without a meeting, and, in any case, within the12-month period immediately following such indemnification or advance.

A corporation shall indemnify officers and others who are not officers, employees, or agents of the corporation, but who are serving at the corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

Article IX of APSG’s restated articles of incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of the board of directors of APSG, APSG will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of APSG as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, APSG currently maintains directors and officers’ liability insurance.

Article XVI of APSG’s restated articles of incorporation provides that APSG directors shall not be liable to APSG or its shareholders for monetary damages for an act or omission in the director’s capacity as a director except for liability based upon (i) a breach of duty of loyalty to APSG or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

In addition to the indemnifications provided by APSG’s restated articles of incorporation, APSG has entered into indemnity agreements with its officers and directors. The agreements generally provide that, to the extent permitted by law, APSG must indemnify each person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of APSG.

The preceding discussion of indemnification agreements, APSG’s restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for APSG’s common stock, and is referred to as the Transfer Agent.

Stock Exchange Listing

APSG’s common stock is listed on the NASDAQ Small Cap Market under the symbol “AMPH.” APSG will use its reasonable best efforts to cause the shares of common stock issuable in the merger to be approved for listing on the NASDAQ Small Cap Market prior to the effective time of the merger, subject to official notice of issuance.

INFORMATION ABOUT APIE

General

APIE was organized as a reciprocal insurance exchange under the laws of the State of Texas in 1975. A reciprocal insurance exchange is an entity, similar to a mutual insurance company, that sells insurance to its subscribers and other eligible healthcare providers, who may pay, at the election of the company, in addition to their annual insurance premiums, a contribution to the exchange’s surplus. These exchanges generally have a need for few, if any, paid employees and, instead, are required to enter into a contract with an “attorney-in-fact” that provides all management and administrative services for the exchange. APS Facilities Management, Inc., dba APMC Insurance Services, Inc., or FMI, a wholly owned subsidiary of APSG, is the attorney-in-fact for APIE.

APIE is authorized to do business in the States of Texas and Arkansas, and specializes in writing medical professional liability insurance for physician groups, individual physicians and other healthcare providers. APIE currently insures approximately 4,600 physicians, dentists and other healthcare providers, the vast majority of which are in Texas. APIE writes insurance in Texas primarily through purchasing groups and is not subject to certain rate and policy form regulations issued by the Texas Department of Insurance. It reviews applicants for insurance coverage based on the nature of their practices, prior claims records and other underwriting criteria. APIE is one of the largest medical professional liability insurance companies in the State of Texas. APIE is the only reciprocal exchange based in Texas that is wholly owned by its subscriber physicians.

Generally, medical professional liability insurance is offered on either a “claims made” basis or an “occurrence” basis. “Claims made” policies insure physicians only against claims that occur and that are reported during the period covered by the policy. “Occurrence” policies insure physicians against claims based on occurrences during the policy period regardless of when they are reported. APIE offers only a “claims made” policy in Texas and Arkansas, but provides for an extended reporting option upon termination of the policy. Substantial underwriting losses could result in a curtailment or cessation of operations by APIE. To limit possible underwriting losses, APIE reinsures 100% of all its Texas and Arkansas coverage risk between $250,000 and $1,000,000 per medical incident, primarily through certain domestic and international reinsurance companies.

Revenues and Industry Segment

APIE derives its revenues from earned premiums and maintenance fees and its revenues result from issuing policies written on a claims-made basis to subscribers and other healthcare providers. A claims-made policy provides coverage for claims reported during the policy year. APIE charges both a base premium and a premium maintenance fee. Premium maintenance fees are charged to offset the costs incurred by APIE to issue and maintain policies. Policies are written for a one-year term and premiums and maintenance fees are earned on pro-rata basis over the term of the policy. Upon termination of coverage, members may purchase an extended reporting period (tail) policy for additional periods of time. These extended period coverage policy premiums are immediately earned when the policy is issued. After the merger, the revenues of APIC will be generated from earned premiums.

APIE utilizes specific underwriting guidelines in determining whether to issue policy coverage to an individual physician, group practice or entity. In evaluating whether a risk is considered acceptable or not, APIE evaluates a physician’s claims history including the frequency and severity of claims reported, the specialty, practices and procedures, training and board certification, practicing territory, disciplinary actions, requested coverage limits, hospital privileges and other related information. Subscribers and other healthcare providers requesting coverage with APIE must complete an application. Based on this risk evaluation, pricing is determined utilizing a rating model that applies specific factors for specialty, territory, policy limits. Certain discounts are available for claims history and group discounts.

APIE’s results from operations are primarily driven by underwriting results, which is measured by subtracting incurred loss and loss adjustment expenses and other underwriting expenses from net earned premiums and maintenance fees. Net earned premiums exclude premiums ceded to reinsurers. Premiums ceded to reinsurers (ceded premiums) represent amounts paid to the reinsurance companies in return for the reinsurance company assuming a portion of the risk. Currently, the reinsurance companies are responsible for any loss in excess of $250,000 per claim. APIE utilizes reinsurance to provide for greater diversification of business, which allows management to control exposure to potential losses arising from large risks, and allows APIE to have capacity for growth.

While underwriting gain (loss) is a key performance indicator of operations, it is not uncommon for a property and casualty insurer to generate an underwriting loss, yet earn profit overall, because of the return on investments (investment income) and realized capital gains.

Investment income is a result of the performance of APIE’s assets invested in fixed income, bonds and the gains/losses realized on the sale of equities. Investment income is impacted by the size of the portfolio and the rate of return, or yield, on the fixed income portfolio.

Industry Information

The cyclical nature of medical malpractice insurers is influenced by many factors, which affect the financial results of the medical malpractice insurance industry, several of which are beyond the control of APIE. These factors include, among other things, changes in severity and frequency of claims; changes in applicable laws and regulatory reform; changes in judicial attitudes towards liability claims; and changes in inflation, interest rates, and general economic conditions.

The availability of medical malpractice insurance, or the industry’s underwriting capacity, is determined principally by the industry’s level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of the medical malpractice insurance industry has fluctuated between soft insurance markets and hard insurance markets. In a soft insurance market, competitive conditions drive unfavorable premium rates and underwriting terms and can result in below profitable levels for insurance carriers. Beginning in the early 1990s, the medical malpractice insurance industry in Texas and Arkansas operated in a “soft” market. Similarly, soft markets were experienced at the national level also. However, beginning in 2001 throughout 2003, the medical malpractice market hardened, with a large number of carriers withdrawing from the Texas market. Prices for coverage rose substantially due to increasing losses suffered in the industry. With the passage of the tort reform laws in Texas in 2003, many national medical malpractice insurers have re-entered the Texas market causing medical malpractice rates to decrease due to increased competition.

Corporate Strategy

APIE was founded over 30 years ago with a core principle of “physicians protecting physicians.” The conservative philosophy of the board of directors of APIE has allowed APIE to successfully continue its operations throughout several cycles in the marketplace. APIE’s financial objective is to build surplus to ensure the long-term viability of APIE while maintaining competitive rates in the marketplace. In addition, APIE’s philosophy is to set premium rates to cover the costs related to protecting and defending APIE’s insured physicians. APIE sets rates upon which premiums are determined using sound actuarial principles, underwriting and business judgment. APIE also consults with its outside actuaries. APIE’s board of directors has been actively involved in APIE’s operations through its committee structure. Through its underwriting, executive, claims, finance, audit and various other committees, the APIE board of directors provides guidance to management in setting strategy for APIE.

The goal of APIE is to build upon its position as a leading writer of professional liability insurance in Texas while maintaining its commitment to disciplined underwriting and aggressive claims management. APIE has fostered a strong culture of aggressively defending claims that it believes have no merit. APIE aggressively evaluates new claims as to their merit and severity. Severe claims are presented to its physician claims committee for medical practice evaluation and then reviewed for defensibility.

APIE intends to continue to market its medical malpractice insurance products while maintaining rate adequacy, selective underwriting criteria and effective claims management. APIE will continue to closely monitor premium revenues, losses and loss adjustment costs, and acquisition, underwriting and insurance expenses. APIE uses its investment portfolio to meet its liquidity and profitability needs as well as to maximize after-tax investment returns.

APIE believes its corporate strategy allows it to compete on a basis other than price alone. It also believes that its presence and focus in the Texas market allows it to monitor and understand changes in the liability climate which enables it to develop better business strategies in a more timely manner than its competitors. APIE has sustained its financial stability during difficult market conditions through responsible pricing. APIE is committed to maintaining prudent operating and financial leverage and conservatively investing its assets. It recognizes the importance that its customers and producers place on its strong financial condition and it intends to manage its business to protect its financial security.

Relationship With Attorney-In-Fact

APSG, directly or through a wholly owned subsidiary of APSG, has been the attorney-in fact for APIE since its inception. The management agreement with APIE provides for full management by the attorney-in-fact of the affairs of APIE under the direction of APIE’s board of directors. Subject to the direction of the APIE board, the attorney-in-fact, FMI, sells and issues policies, investigates, settles and defends claims, and otherwise manages APIE’s day to day operations. In consideration for performing its services, FMI receives a management fee based on APIE’s earned premiums (before payment of reinsurance premiums), as well as a portion of APIE’s profits. The amount of these premiums can be adversely affected by competition. FMI pays certain salaries and personnel related expenses, rent and office operations costs and information technology costs, as provided in the management agreement. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions and certain other specific expenses.

The management agreement with FMI obligates APIE to pay management fees to FMI based on APIE’s earned premiums before payment of reinsurance premiums. The management fee percentage is 13.5% of earned premium. In addition, any pre tax profits of APIE will be shared equally with FMI (profit sharing) so long as the total amount of profit sharing does not exceed 3% of earned premiums. FMI only provides these management services to APIE. The management fees paid to FMI were $11,038,400, $10,608,800 and $7,275,800, in 2005, 2004 and 2003, respectively, and $6,815,000 in the first nine months of 2006.

Pursuant to the plan of conversion, the existing management agreement will be terminated. Pursuant to the merger agreement, at the effective time of the merger, APIC will enter into an Advisory Services Agreement with API Advisory, LLC, or API Advisor, an entity to be formed by the current members of the APIE board of directors. The new agreement will allow APIC to retain physician involvement in APIC, continue APIE’s philosophy of physicians working for physicians, and ensure the provision of consulting services to APIC by advisors with a strong working relationship with APIE. Under the agreement, APSG shall maintain customary officers and directors’ liability insurance with an endorsement naming the persons designated by API Advisor to provide advisory and consulting services to APIC as additional insureds thereunder, with respect to their services as advisory directors of APIC. See “The Merger Agreement—The Advisory Services Agreement” on page 132.

Competition

APIE competes with several insurance carriers, including Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance, The Doctors Company and the Texas Medical Liability Insurance Underwriting Association (JUA). These companies are considered APIE’s competitors because they are the companies to whom policyholders who cancel their policies with APIE typically move. APIE competes with these companies on a variety of factors including price, customer service, expertise in claims handling, policy coverage, risk management services and financial strength. In premiums written and asset size, Texas Medical Liability Insurance Underwriting Association (JUA) is of equal size with APIE and Medical Protective Insurance Company, Texas Medical Liability Trust, ProAssurance and The Doctors Company are significantly larger than APIE. Moreover, with the successful passing of tort reform in late 2003, additional companies have re-entered the Texas market, resulting in further increases in competition.

Regulation

APIE, as an insurance company, is subject to regulation by the insurance departments of the States of Texas and Arkansas. These regulations strictly limit all financial dealings of a reciprocal insurance exchange with its officers, directors, affiliates and subsidiaries. Premium rates, advertising, solicitation of insurance, types of insurance issued and general corporate activity are also subject to regulation by the insurance departments of the States of Texas and Arkansas.

Refundable Surplus

From inception of APIE through March 1992, as periodically determined and approved by APIE’s board of directors, subscribers desiring to purchase insurance through APIE were required from time to time to make refundable deposits. APIE was initially capitalized through deposits made by subscribers and historically used such deposits to offset significant underwriting losses. Subscribers who made refundable deposits received certificates setting forth the terms of the return of the refundable deposits. Beginning in 1987, the payment of refundable deposits and related accrued interest to subscribers upon cancellation of policies was suspended until, in the opinion of APIE’s board of directors and the Texas Department of Insurance, adequate surplus for such payments was available. APIE’s board of director’s would propose to the Texas Department of Insurance a partial refund of surplus deposits to former subscribers, subject to the Texas Department of Insurance’s approval. Under these plans, partial refunds were made in years 1989, 1990, 1995, and 1999. However, current subscribers would receive full refunds of their deposit upon death, disability or retirement.

Effective September 3, 2004, as amended on October 11, 2005, the Texas Department of Insurance issued a consent order approving a partial refund program to former subscribers and, under the terms of the order, aggregate payments were made to former subscribers of $200,000 in 2005 and $250,000 in 2004. APIE has not refunded any refundable deposits to former subscribers under the partial refund program to date in 2006. As of September 30, 2006, the total balance of refundable deposits outstanding was $10,295,000. Pursuant to the conversion and merger, holders of certificates representing outstanding refundable deposits will receive shares of Series A redeemable preferred stock of APSG and APIE’s obligations regarding the deposits will be extinguished.

Employees

Reciprocal exchanges generally have few, if any, paid employees. At September 30, 2006, APIE employed two people. The attorney-in-fact, FMI, provides all other day-to-day management and administrative services.

Recent Significant Events

The State of Texas, as well as many other states and the U.S. government, began evaluating tort reform as a way to reduce rising premium rates. On September 13, 2003, Texas voters approved Proposition 12, a state constitutional amendment which gives the Texas legislature authority to set limits on damages in medical malpractice and other lawsuits. Proposition 12 coincided with the passage of Texas House Bill 4, or HB4, which became effective on September 1, 2003 and places a cap on non-economic damages in medical malpractice cases. Specifically, HB4 places a $250,000 cap for all physicians on a per case basis and a $250,000 cap for each health care institution, which collectively cannot exceed $500,000, resulting in an overall “stacked cap” of $750,000 for non-economic damages. It limits damages awarded for plaintiff’s non-economic damages such as damages for mental anguish, pain and suffering, and loss of companionship. However, there is no limit on the amount of economic or actual damages that could be received in a claim or suit. HB4 also limits liability of physicians in cases involving product liability or mass action cases.

In anticipation of the effectiveness of HB4, claim counts rose sharply as a result of increased filings by plaintiff attorneys prior to September 1, 2003. APIE believes that many of the cases filed to beat the deadline of HB4’s tort reform were without merit and filed frivolously against APIE’s insured doctors. As of December 31, 2005, of the 930 cases reported to APIE for the 2003 report year, 642 claims have been closed without paid damages, and 100 claims, or 11%, have been closed with paid damages. APIE’s historical averages show that approximately 20% of cases closed by report year have paid damages. However, of the remaining 188 cases open for 2003, APIE believes these cases have substantially more merit and will take time to settle. While APIE has experienced fewer claims with paid damages to date for the 2003 report year, it has incurred substantially higher amounts of legal expenses in order to properly defend these additional claims.

In 2004, APIE experienced a substantial drop in the number of new cases reported, down to 382 in 2004 as compared to 930 in 2003. As a result, APIE began to see early signs of the market softening in Texas with the re-entry of large national carriers and the entry of new carriers into the marketplace.

In 2005, claim counts continued to remain at a low level of 321 reported claims. As a result of this trend, APIE lowered its rates on average approximately 9% in 2005. The rate reductions were supported by independent actuarial analysis.

APIE remains cautiously optimistic that this lower claim count will continue; however, the full impact of tort reform will not occur until 2007 since many cases related to pre-tort reform law still remain open. In addition, the full impact of the $250,000 cap on damages itself is still unknown since many of the post-tort reform cases are still in litigation and remain open. During 2006, APIE continues to monitor the frequency of claims and severity of loss and legal expenses to determine if further adjustment in its rates is warranted.

APIE will continue to monitor and support tort reform and its efforts to stabilize and improve the medical malpractice insurance industry. However, there can be no assurance that tort reform will continue or that past reforms will remain in effect.

APIE Management’s Discussion and Analysis of Financial Condition and Results of Operations of APIE

General

APIE is a physician-governed medical malpractice reciprocal insurance exchange. APIE has been in continuous business since it was formed in 1975. It is licensed to operate in the states of Texas and Arkansas and has been dedicated to providing professional liability insurance protection to its policyholders for the last 30 years.

A reciprocal insurance exchange is an organization under which policyholders (members) effectively exchange insurance contracts and thereby insure each other and become members of the exchange. Since inception, APIE has been managed by APSG, directly or through a wholly owned subsidiary, subject to the direction of APIE’s board of directors.

APIE principally writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas and Arkansas. APIE currently insures approximately 4,600 physicians, dentists and other healthcare providers, substantially all of which are in Texas. Most of APIE’s coverage is written on a “claims-made and reported” basis. Coverage is provided only for claims that are first reported to APIE during the insured’s coverage period and that arise from occurrences during the insured’s coverage period. APIE also makes extended, or tail, coverage available for purchase by policyholders in order to cover claims that arise from occurrences during the insured’s coverage period, but that are first reported to APIE after the insured’s coverage period and during the term of the applicable tail coverage.

Critical Accounting Policies

The accompanying financial statements have been prepared in accordance with GAAP. The preparation of GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the accompanying financial statements are the reserve for losses and loss adjustment expenses, death, disability and retirement reserves, provision for federal income taxes, reinsurance premiums recoverable/payable and premiums ceded. Other critical accounting policies include revenue recognition, deferred policy acquisition costs and refundable deposits.

APIE considers the following accounting policies to be critical because they involve significant judgment by management and the effect of those judgments could result in a material effect on the financial statements.

Reserve for Loss and Loss Adjustment Expense. Loss and loss adjustment expense reserves represent management’s best estimate of the ultimate costs of all reported and unreported losses incurred. The reserves for unpaid losses and loss adjustment expenses are estimated using actuarial analysis. These estimates include expectations of what the ultimate settlement and administration of claims will cost based on the company’s assessments of facts and circumstances then known, review of historical settlement patterns, estimates in trends in loss severity, frequency, legal theories of liability and other factors. Other factors include the nature of the injury, the judicial climate where the insured event occurred, and trends in health care costs. In addition, variables in reserve estimation can be affected by both internal and external events, such as economic inflation, legal trends and legislative changes. The estimation of medical professional liability loss and loss adjustment expense is inherently difficult. Injuries may not be discovered until years after an incident, or a claimant may delay pursuing recovery for damages. Medical liability claims are typically resolved over an extended period of time, often five years of more.

The combination of changing conditions and the extended time required for claim resolution results in a loss estimation process that requires actuarial skill and the application of judgment, and such estimates require periodic revisions. Management performs an in-depth review of the reserve for unpaid losses and loss adjustment expenses on a semi-annual basis with assistance from its outside consulting actuary. Management is continually reviewing and updating the data underlying the estimation of the loss and loss adjustment expense reserves and APIE makes adjustments that it believes the emerging data indicates. Any adjustments to reserves that are considered necessary are reflected in the results of operations in the period the estimates are changed.

Loss and loss adjustment expense represents the largest component of expense of the insurance operations of APIE. In considering the potential sensitivity of the factors and assumptions underlying management’s best estimate of loss and loss adjustment reserves, it is also important to understand that the medical professional liability sector of the property and casualty insurance industry is characterized by a relatively small number of claims with a large average cost per claim. For example, in 2005, which ended with 3,919 policyholders, APIE paid a total of $19,718,000 in paid damages on 203 claims. Even a relatively small change in the number of claims expected to be paid (i.e. frequency) or a relatively small percentage change in the average cost per claim (i.e. severity) could have a significant impact on reserves and correspondingly, the financial position and results of operations of APIE. This is also the case for other key assumptions as well, such as the frequency of reported claims that will ultimately close with paid damages versus those that will close without paid damages. Historically, APIE has closed over 80% of claims with no paid damages. In addition, due to the relatively small number of claims ultimately resulting in paid damages and the average cost per claim, any change in the trends assumed in the ultimate values such as legislative changes resulting in tort reform, claims handling procedures, economic inflation and other factors could result in a significant change in the reserve estimate.

The following table reflects the activity in the liability for reserve for losses and loss adjustment expenses showing the changes for the twelve month periods beginning January 1, 2003 and ending December 31, 2005 and the nine month period ending September 30, 2006 (in thousands):

	September 30, 2006	2005	2004	2003
Reserve for losses and loss adjustment expenses—January 1	$95,372	$69,445	$63,713	$54,187
Less reinsurance recoverable on paid losses and unpaid losses	27,850	11,203	14,980	17,924

Net balance—January 1	67,522	58,242	48,733	36,263

Incurred—net of reinsurance—related to:
Current years	31,081	28,261	29,305	33,650
Prior years	(1,202)	15,715	19,350	10,896

Net incurred	29,879	43,976	48,655	44,546

Paid—net of reinsurance—related to:
Current years	3,361	4,062	4,181	5,371
Prior years	14,300	30,634	34,965	26,705

Net paid	17,661	34,696	39,146	32,076

Net balance—September 30 and December 31	79,740	67,522	58,242	48,733
Plus reinsurance recoverable on paid losses and unpaid losses	29,674	27,850	11,203	14,980

Reserve for losses and loss adjustment expenses—September 30 and December 31	$109,414	$95,372	$69,445	$63,713

Incurred—net of reinsurance for the current years relates to incurred loss and loss adjustment expense for the current accident year. Incurred—net of reinsurance for the prior years represents the total net change in estimates charged or credited to earnings in the current year with respect to liabilities that originated and were established in prior years. As noted in the table above, APIE has increased its incurred loss and loss adjustment expense for prior year development by $15,715,000, $19,350,000 and $10,896,000 for the years ending December 31, 2005, 2004 and 2003 respectively. For the period ending September 30, 2006, APIE has decreased its incurred loss and loss adjustment expense for the prior year favorable development by $1,202,000.

For the 2003 year, with assistance from its outside actuary, APIE increased incurred loss and loss adjustment expenses by $10,896,000 for prior-year development as a result of unfavorable trends in the underlying claims data including a slowdown in the overall closure rate of pending claims, and an increase in the severity of indemnity paid during 2003 relating to prior periods. Tort reform increased the number of claims reported during 2003 as many cases were filed to beat the filing deadline and made existing claims for prior years more difficult to settle due to the time devoted to the number of new filings. As a result, reserves for prior-year open accident years were increased to appropriately reflect the frequency and potential severity of claims filed prior to the passage of tort reform.

During 2004, after careful evaluation of open claims and trend assumptions with the assistance from its outside actuary, APIE determined that pre-tort reform claims were continuing to develop adversely and as a result increased the estimate for loss and loss adjustment expense for claims incurred for prior years by $19,350,000.

During 2005, with assistance from its outside actuary, APIE continued to review the impact of tort reform and while current accident year reported claims were substantially lower, loss costs and legal expenses on prior-year claims continued to trend significantly higher. APIE determined that the effect of tort reform not only increased the number of claims reported in 2003, but also increased the cost of litigating remaining open cases for other open prior accident/report years as well. As a result, during 2005, APIE continued to increase incurred loss and loss adjustment expense reserves related to prior accident years by $15,715,000.

During 2006, after an evaluation of open claims and trend assumptions and assistance from its outside actuary as part of its mid-year reserve review, APIE recorded a decrease of $1,200,000 for incurred loss and loss adjustment expenses for prior-year development as a result of favorable trends in the underlying claims data. The adjustment was due to accident years 2004 and 2005 developing favorably by $8,200,000, most of which can be attributable to the passage of Texas tort reform legislation effective September 1, 2003, offset by $7,000,000 of adverse development for pre-tort reform years (2003 and prior) which continue to develop unfavorably with increasing levels of severity and loss expenses.

APIE rigorously attempts to consider all significant facts and circumstances known at the time loss reserves are established. Due to the inherently uncertain process involving loss and loss adjustment expense reserve estimates including but not limited to the future development settlement environment, final resolution of the estimated liability will be different from that anticipated at the reporting date. Therefore, actual paid damages in the future may yield a materially different amount than currently reserved – favorable or unfavorable. While management believes that the estimates for loss and loss adjustment expense reserves are adequate as of September 30, 2006, there can be no assurance that our estimates will not change in the future given the many variables inherent in such estimates and the extended period of time that it can take for claim patterns to emerge. APIE has established its reserve for loss and loss adjustment expense at what it believes to be the upper end of the reserve estimates, as projected by the actuarial review, but there is no assurance that such reserves will ultimately prove adequate. Due to historic adverse development, the volatility associated with being primarily a single-state and single-line insurance carrier and a higher level of APIE’s premium writings historically exceeding a 2:1 net written premium to surplus level, management has estimated reserves to the upper end of the reserve range.

If reserves ultimately prove to be too high, then the excess amount will be recognized as a reduction to loss and loss adjustment expenses in the current period of operations that the change in estimate is made. If reserves prove to be inadequate in the future, APIE would have to increase such reserves and incur a charge to earnings in the period that such reserves are increased, which could have a material adverse affect on APIE’s results of operations and financial condition. These specific risks described above, combined with the variability that is inherent in any reserve estimate, could result in significant positive or adverse deviation from APIE’s carried net reserve amounts.

Reinsurance.

Premiums Ceded. APIE enters into reinsurance agreements whereby other insurance entities agree to assume a portion of the risk associated with the policies issued by APIE. In return, APIE agrees to pay a premium to the reinsurers. APIE utilizes reinsurance to provide for greater diversification of business, which allows management to control exposure to potential losses arising from large risks, and allows APIE to have additional capacity for growth.

Under its primary professional liability reinsurance contract or excess of loss treaty, certain premiums are ceded to other insurance companies under the terms of the reinsurance agreement. The excess of loss treaty provides coverage for losses in excess of APIE’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience and thus, a portion of policyholder premium ceded to the reinsurers is “swing-rated” or experience rated on a retrospective basis. The swing-rated contract is subject to a minimum and a maximum premium range to be paid to the reinsurers, depending on the extent of losses actually paid by the reinsurers. A provisional premium is paid during the initial policy year. The actual percentage rate ultimately ceded under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under their retrospective treaties.

To the extent that estimates for unpaid losses and loss adjustment expenses change, the amount of swing rated reinsurance premiums may also change. The ceded premium estimates are based upon management’s estimates of ultimate losses and loss adjustment expenses and the portion of those losses and loss adjustment expenses that are allocable to reinsurers under the terms of the related reinsurance agreements. Given the uncertainty of the ultimate amounts of losses and loss adjustment expenses, these estimates may vary significantly from the ultimate outcome. In addition to the in-depth review of reserves for unpaid losses and loss adjustment expenses on a semi-annual basis, APIE also has its outside consulting actuary review development in the reinsurance layer or excess of $250,000 retention for each open swing-rated treaty year. APIE reviews these estimates and any adjustments necessary are reflected in the period in which the change in estimate is determined. Adjustment to the premiums ceded could have a material effect on APIE’s results of operations for the period in which the change is made. In addition to an adjustment to premiums ceded, estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis, give rise to an asset, other amounts receivable under reinsurance contracts or liability, funds held under reinsurance treaties. Furthermore, each retrospective treaty requires a 24 or 36-month holding period before any cash can be returned or paid.

For the nine months ended September 30, 2006, APIE recorded favorable net development of $2,800,000 as a result of lower estimated ceded premiums by $4,300,000 for treaty years 2002 through 2005, which were partially offset by higher estimated ceded premiums or adverse development for the 2006 treaty year by $1,500,000. In addition, as of September 30, 2006, APIE has recorded an asset, other amount recoverable under reinsurance contracts of $5,014,000 and a liability, funds held under reinsurance treaties of $3,738,000 which represent the differences between the estimates of ultimate reinsurance premiums ceded amounts for the 2002 through 2006 treaty years as compared to the amounts paid on a provisional basis.

The effect of reinsurance on premiums written and earned is as follows (in thousands)

	Nine Months September 30, 2006		2005		2004		2003
	Written	Earned	Written	Earned	Written	Earned	Written	Earned
Direct premium and maintenance fees including converted surplus deposits	$61,560	$58,032	$79,301	$76,948	$84,571	$77,027	$67,682	$59,885
Assumed	—	—	—	—	—	—	3,311	3,311
Ceded	(5,627)	(5,627)	(12,885)	(12,765)	(12,878)	(12,411)	(10,352)	(10,352)

Net premiums	$55,933	$52,405	$66,416	$64,183	$71,693	$64,616	$60,641	$52,844

Reinsurance Recoverables. Ceded reserves for loss and loss adjustment expenses are recorded as reinsurance recoverables. Reinsurance recoveries are the estimated amount of future loss payments that will be recoverable from reinsurers, and represent the portion of losses incurred during the period that are estimated to be allocable to reinsurers.

There are several factors that can directly impact the ability to accurately forecast the reinsurance recoverables. Many of the factors discussed above related to the sensitivities of forecasting total loss and loss adjustment expense reserves also apply when analyzing reinsurance recoverables. Since APIE cedes excess losses above $250,000 the trends related to severity significantly impact this estimate. Current individual claims severity can be above or fall below APIE’s retention level over the period it takes to resolve a claim. Furthermore, tort reform in Texas has been in effect since the latter part of 2003 and has lowered claim counts but the trends of severity payouts are only beginning to emerge. Additional deviations in the data such as changes in specialties, limits or terrorities can make forecasting a long tail business such as medical professional liability insurance difficult. Insurance product lines are classified as either short tail or long tail based on the the average length between the event triggering claims under a policy and the final resolution of those claims. Short tail claims are reported and settled quickly, resulting in less estimation variability. The longer the time (long tail) before the final resolution which is the case with medical professional liability, the greater the exposure to estimation risk and hence the greater the estimation uncertainity.

Similar to the estimate for reserves, due to the long-tailed nature of the medical professional liability line of insurance, relatively small changes in the actuarial assumptions for trends, inflation, severity, frequency for projected ultimate loss and loss adjustment expense reserves can have a greater impact on the recorded balance for reinsurance recoverables than with most other property and casualty insurance lines. While APIE believes that its estimate for ultimate projected losses related to loss and loss adjustment expense is adequate based on reported and open claim counts, there can be no assurance that additional significant reserve enhancements will not be necessary in the future given the many variables inherent in such estimates and the extended period of time that it can take for claim patterns to emerge.

Reinsurance contracts do not relieve APIE from its obligations to policyholders. APIE continually monitors its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Any amount found to be uncollectible is written off in the period in which the uncollectible amount is identified. APIE requires letters of credit from any reinsurance company that does not meet certain regulatory requirements, and or credit ratings. As of September 30, 2006, all of APIE’s reinsurance contracts were with companies in strong financial condition, and management believes there is not a need to establish an allowance for uncollectible reinsurance recoverable.

Unsecured reinsurance recoverables at September 30, 2006 and December 31, 2005, that exceeded 10% of total reinsurance paid and unpaid loss and loss adjustment expenses are summarized as follows (in thousands):

Company Name	September 30, 2006	December 31, 2005
Transatlantic Reinsurance	$4,825	$3,872
Swiss Reinsurance	17,312	16,791

Both Transatlantic Reinsurance and Swiss Reinsurance are AM Best rated A+ (Superior).

Deferred Policy Acquisition Costs. The costs of acquiring and renewing insurance business that vary with and are directly related to the production of such business are deferred and amortized ratably over the period the related premiums are earned. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Deferred acquisition costs are recorded net of ceding commissions. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed in the period the determination is made.

Death, Disability, and Retirement Reserves. APIE has established a death, disability, and retirement reserve for policyholders, which is intended to set aside a portion of the policy premium to account for the coverage provided for the extended reporting period or tail coverage offered by APIE upon the death and/or disability and/or retirement of a policyholder which is provided at no additional cost to the policyholder. The death, disability and retirement reserve is included in unearned premiums.

Refundable Deposits. APIE was initially capitalized by contributions from its subscribers. While no new deposits have been required since 1992, APIE has an obligation to repay these amounts and has classified these as a liability. As more fully described under new accounting standards, Statement of Financial Accounting Standards (“SFAS”) No.150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity has been adopted. Additionally, see Note 8 of the audited financial statements of APIE included herein for more complete information.

Revenue Recognition. APIE issues policies written on a claims-made basis. A claims-made policy provides coverage for claims reported during the policy year. APIE charges both a base premium and a premium maintenance fee. Policies are written for a one-year term and premiums and maintenance fees are earned on a pro-rata basis over the term of the policy. Premium maintenance fees are charged to offset the costs incurred by APIE to issue and maintain policies. Unearned premiums and maintenance fees are determined on a monthly pro-rata basis. Upon termination of coverage, members may purchase an extended reporting period (tail) endorsement for additional periods of time. These extended reporting period coverage endorsement premiums are earned when written.

Income Taxes. APIE computes income taxes utilizing the asset and liability method. APIE recognizes current and deferred income tax expense, which is comprised of estimated provisions for Federal income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to the deferred tax assets will not be realized. APIE has not established a valuation allowance because it believes it is more likely than not APIE’s deferred tax assets will be fully recovered.

Results of Operations

Overview and Business Outlook

APIE delivered positive results in 2005 and for the first nine months of 2006, despite rate decreases in 2005 and the first nine months of 2006, which lowered gross premiums and maintenance fees written. Despite lower premiums, improvements in APIE’s terms on reinsurance contracts coupled with lower loss and loss adjustment expenses post-tort reform allowed APIE to deliver positive income from operations and net income after taxes. For the year ended 2005 and for the nine months ended September 30, 2006, APIE had income from operations of $13,200,000 and $17,200,000, respectively and net income, after taxes of $9,000,000 and $11,400,000, respectively.

In 2004 and 2005, reported claims counts were substantially lower than pre-tort reform years. Prior to September 1, 2003, the effective date of the new tort reform law, APIE saw claim counts rise sharply as a result of increased filings. In 2003, 2004 and 2005, after careful evaluation of open claims and trend assumptions, APIE increased its loss and loss adjustment expense substantially for prior development on pre-tort reform claims based on the potential impact of these claims in relation to post-tort reform claims and the associated cost of litigation. APIE believes that the full impact of tort reform will not be known for several years since many cases filed prior to the effective date of the tort reform laws still remain open. In addition, the full impact of the non-

economic cap on damages itself is still unknown since many of the post-tort reform cases are still in litigation and remain open.

As compared to historical levels in 2003 and prior years, current trends indicate that lower claim counts may continue throughout 2006. However, claim counts for the nine months ended September 30, 2006 have increased as compared to the same period in 2005 and 2004. In the first nine months of 2006, 409 claims have been reported, and reported claims for the year ended December 31, 2006 are projected to be 588, as compared to 336 reported claims for 2005 and 335 reported claims for 2004. APIE expects that personal injury attorneys will increase their claims filings since the environment has stabilized since tort reform and will also explore new, creative ways to assert these claims. Loss adjustment expenses are those expenses incurred in defending claims and primarily consist of attorney’s fees. APIE anticipates these fees will increase as it will incur defense expenses on the higher claim counts due to the increased numbers of insureds.

Since the passage of tort reform, rate adequacy and growth in headcount have allowed APIE to report significant income from operations and net income, and while APIE remains optimistic about the results from operations for the remainder of 2006, these record financial results will not be sustainable long-term. In light of favorable developments in both claim counts and claim severity post-tort reform and increased competition, APIE lowered its rates on average approximately 9% in 2005 and on average approximately 18% for the first nine months of 2006. APIE has seen an increase in competition by both existing professional liability carriers as well as new entrants into the marketplace. As a result of this increased competition, APIE continues to be faced with price pressure on both existing renewals and new business. Many of the new entrants have been aggressive in seeking new business and are willing to compete on price. APIE will continue to monitor frequency of claims and severity of loss and legal expenses to determine if further rate adjustments are warranted. As a result of these market forces, APIE will face increased competition for the remainder of 2006 and throughout 2007, but will continue to price its insurance products at rates believed to be adequate for the risks assumed.

Three Months Ended September 30, 2006 compared to Three Months Ended September 30, 2005

Gross premiums and maintenance fees written for the three months ended September 30, 2006 and September 30, 2005 totaled $24,100,000 and $26,900,000, respectively. In addition to medical malpractice premiums, APIE charges a premium maintenance fee to its insureds. Premium maintenance fees are a percent of premium and are charged to offset the costs incurred by APIE to issue and maintain policies. While APIE increased the number of APIE policyholders during this time frame from 3,773 as of September 30, 2005 to 4,578 as of September 30, 2006, gross premiums and maintenance fees written decreased $2,800,000 due to the recent rate decreases which averaged 9% in 2005 and 18% for the first nine months of 2006.

Premiums ceded decreased $300,000 from $3,700,000 at September 30, 2005 to $3,400,000 at September 30, 2006. The decrease in premiums ceded is the result of lower earned premiums for the current quarter ended September 30, 2006 as computed to the quarter ended September 30, 2005. APIE enters into reinsurance contracts, which provide coverage for losses in excess of APIE’s retention of $250,000 on individual claims and, since 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience. The actual percentage rate charged by reinsurers under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under these retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis are reviewed by treaty year, with each treaty year giving rise to either an asset or liability on the balance sheet. Additionally, each treaty year requires a 24 or 36-month holding period before any cash can be returned or paid. Premiums ceded also decreased for the three months ended September 30, 2006 as compared to the three months ended September 30, 2005 as a result of lower costs of reinsurance applicable to the 2006 reinsurance contract. In addition, in 2006, APIE is now paying for 10% of any claim in excess of $250,000, and therefore, is ceding less premium to the reinsurers for this additional risk. APIE retained this 10% risk in the reinsurance layer in excess of $250,000 based on decreases in claims since the passage of tort reform legislation in 2003.

Net premiums and maintenance fees earned decreased to $15,100,000 for the three months ended September 30, 2006 from $15,200,000 for the three months ended September 30, 2005. The decrease is primarily the result of the decrease in premiums and maintenance fees written offset by a decrease in premiums ceded discussed in the preceding paragraph.

Investment income, net of investment expenses, increased to $1,600,000 for the current three month period compared to $1,500,000 for the prior year’s three month period due to the increase in the invested assets over this time frame.

Loss and loss adjustment expenses decreased by $1,000,000 to $10,700,000 for the three months ended September 30, 2006 from $11,700,000 for the three months ended September 30, 2005. The decrease is the result of the following factors. After an evaluation of open claims and trend assumptions and assistance from its outside actuary as part of the mid-year reserve review, APIE lowered its 2006 accident year loss and loss adjustment expenses in relation to its initial projection for 2006 accident year loss and loss adjustment expenses. This change in estimate resulted in lower loss and loss adjustment expenses of $1,300,000 in the third quarter 2006 as compared to the third quarter 2005. This decrease was offset by higher prior year adverse development for the three months ended September 30, 2005 as compared to the three months ended September 30, 2006.

Other underwriting expenses for the quarter ended September 30, 2006 increased $400,000 to a total of $4,100,000 as compared to $3,700,000 for the quarter ended September 30, 2005. Other underwriting expenses consist primarily of management fees, commissions to agents, premium taxes and general operating expenses. Legal and auditing fees increased $350,000 due to expenses incurred related to the proposed merger of APIE with APSG.

The net change in deferred acquisition costs, which is comprised of the change in amortized commissions paid to agents on new and renewal business and amortized premium taxes, increased by a net $224,000 from $(651,000) at September 30, 2005 to $(427,000) at September 30, 2006 due to the timing of the earn-out of previously written premiums.

For the three months ended September 30, 2006, income from operations was $2,500,000 and net income was $1,600,000. For the three months ended September 30, 2005 income from operations was $2,100,000 and net income was $1,400,000. Income from operations primarily increased based on the increases in investment income and decreases in loss and loss adjustment expenses and reinsurance ceded premiums discussed above.

First Nine Months 2006 compared to First Nine Months 2005

Gross premiums and maintenance fees written for the nine months ended September 30, 2006 and September 30, 2005 totaled $61,600,000 and $64,800,000, respectively. While APIE increased the number of insured physicians by 805 from 3,773 at September 30, 2005 to 4,578 at September 30, 2006, the increase in headcount has been offset by rate decreases. The growth in additional APIE policyholders has occurred as a result of increased marketing efforts.

Premiums ceded decreased from $11,300,000 at September 30, 2005 to $5,600,000 at September 30, 2006. The decrease of $5,700,000 in premiums ceded is the result of APIE’s mid-year review for the period ending June 30, 2006, with the assistance of its outside actuaries, of its excess loss “swing-rate” reinsurance treaties. As a result of this review changes in estimates resulted in $4,300,000 in favorable development for prior year reinsurance treaties. APIE enters into reinsurance contracts, which provide coverage for losses in excess of APIE’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience. The actual percentage rate charged by reinsurers under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under their retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis are reviewed by treaty year, with each treaty year giving rise to either an asset or liability on the balance sheet. Additionally, each treaty year requires a 24 or 36-month holding period before any cash can be returned or paid. For the nine months ended September 30, 2006, APIE recorded favorable development of $4,300,000 as a result of lower estimated ceded premiums for treaty years 2002 through 2005. Premiums ceded also decreased by $1,400,000 for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005 mainly as a result of lower costs of reinsurance applicable to the 2006 reinsurance contract. The 2006 reinsurance treaty has lower ceded premium due to APIE retaining an additional 10% of any claim in excess of $250,000, and therefore is ceding less premium to the reinsurers for this additional risk. APIE is retaining this additional risk in the reinsurance layer in excess of $250,000 based on decreases in claims since the passage of tort reform legislation in 2003. In addition, ceded premiums are lower for the current period due to lower earned premiums in 2006 as compared to 2005.

Net premiums and maintenance fees earned increased $4,100,000 to $52,400,000 for the nine months ended September 30, 2006 from $48,300,000 for the nine months ended September 30, 2005. The increase is primarily the result of a decrease in premiums ceded. Additionally, higher net earned premiums and maintenance fees are the result of an increased number of insured physicians purchasing extended reporting coverage upon cancellation. Upon termination of coverage, policyholders may purchase an extended reporting period (tail) endorsement providing coverage for future claims occurring while insured by APIE. These extended reporting period coverage endorsement premiums are earned when written. Total extended reporting period coverage endorsement premiums were $2,400,000 for the nine months ended September 30, 2006 as compared to $2,000,000 for the same period in 2005. The increase in extended reporting coverage endorsement premiums is primarily attributable to one large physician group terminating coverage and purchasing an extended reporting period coverage endorsement.

Investment income, net of investment expenses, increased $700,000 to $4,600,000 for the nine month period ended September 30, 2006, compared to $3,900,000 for the nine months ended September 30, 2005. During this period, APIE increased its invested asset portfolio from $110,900,000 at September 30, 2005 to $135,200,000 at September 30, 2006 resulting in the increase in investment income.

Loss and loss adjustment expense decreased by $5,600,000 from $35,500,000 for the nine months ended September 30, 2005 to $29,900,000 for the nine months ended September 30, 2006. The decrease of $5,600,000 is the result of the following two factors. First, for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005, APIE increased current accident year loss and loss adjustment expenses by $1,500,000 as a result of the increase in the number of claims filed in 2006 and the growth in the number of policyholders as compared to 2005. For the first nine months ended September 30, 2006, 409 claims have been reported. Estimated reported claims for the year ended December 31, 2006 are projected to be 588 as compared to 336 reported claims for 2005. Additionally, APIE increased the number of policyholders from 3,773 as of September 30, 2005 to 4,578 as of September 30, 2006. Second, the above increase in the current accident year loss and loss adjustment expenses was offset by higher prior year adverse development for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2006. For the nine months ended September 30, 2005, APIE recorded $5,900,000 of prior year adverse development in contrast to $1,200,000 of prior year favorable development for the nine months ended September 30, 2006. The $5,900,000 of adverse development for the nine months ended September 30, 2005 was mainly attributable to higher estimated loss and loss adjustment expenses due to higher claims counts filed in 2003 in order to avoid the effective date of the tort reform legislation. The $1,200,000 of prior year favorable development for the nine months ended September 30, 2006 was the result of 2004 and 2005 developing favorably by $8,200,000, most of which can be attributable to the passage of Texas tort reform legislation effective September 1, 2003 offset by $7,000,000 of adverse development for pre-tort reform legislation years which developed unfavorably with increased levels of severity and loss expenses.

Other underwriting expenses for the nine months ended September 30, 2006 increased by $1,100,000 to $10,500,000 from $9,400,000 for the prior year nine months period. These expenses consist primarily of management fees, commissions to agents, premium taxes and general operating expenses. Legal, auditing and other professional and advisory fees increased by $681,000 due to expenses incurred related to the proposed conversion and merger of APIE with APSG. Commissions paid to agents increased $305,000 due to higher effective commission rates during the current year in order to generate new business and retain existing business.

Income from operations increased $9,400,000 from $7,800,000 for the nine months period ending September 30, 2005 to $17,200,000 for the nine months ended September 30, 2006. Income from operations increased based on the increases in net earned premiums and investment income and a decrease in loss and loss adjustment expenses partially offset by an increase in other underwriting expenses. Net income was $11,400,000 for the nine months ended September 30, 2006 as compared to $5,400,000 for the nine months ended September 30, 2005.

2005 Compared to 2004

Gross premiums and maintenance fees written for the years ended December 31, 2005 and 2004 were $79,301,000 and $84,600,000, respectively. While insured physicians and dentists grew from 3,622 at the end of 2004 to 3,919 at December 31, 2005, the 6.2% decrease in gross written premiums and maintenance fees from 2004 to 2005 is attributable to the approximately 9% average rate decrease by APIE in 2005. During 2005, APIE was able to grow its market share while lowering premium rates and still maintain acceptable loss ratios. Due to the new carriers entering the Texas market, there was competitive pressure to lower premium rates. APIE believes that its 30 years of uninterrupted service are seen as an attractive option for many APIE policyholders continuing to insure their practice with APIE even at a slightly higher premium than new carriers entering the market.

Premiums ceded on an earned basis for the years ended December 31, 2005 and 2004 were $12,900,000 and $12,900,000, respectively. APIE enters into reinsurance contracts, which provide coverage for losses in excess of APIE’s retention of $250,000. The reinsurance contracts beginning in 2002 through 2005 are swing rated treaties that have various minimum and maximum rates. The actual percentage rate will depend upon the ultimate losses developed to the reinsurer under the related treaty. As of December 31, 2005, APIE has estimated ceding rates of 22% for the 2002 treaty year, 25.4% for the 2003 treaty year, 17% for the 2004 treaty year, and 17% for the 2005 treaty year, of earned premium to cover the anticipated losses under these treaties. APIE, supported by independent actuarial reviews, continually monitors the development of claims subject to reinsurance and adjusts the amount recorded to reinsurance premium ceded based on development. As of December 31, 2005, APIE has recorded $6,800,000 for other amounts receivable under reinsurance contracts for estimated provisional payments to reinsurers for the 2002, 2004 and 2005 treaty years in excess of the current provisional ceding rate and $1,500,000 for funds held under reinsurance treaties for estimated provisional payments to reinsurers for the 2003 treaty year that were less than the current estimated ceding rate.

APIE had net premiums and maintenance fees earned of $64,200,000 and $64,600,000 for the years ended December 31, 2005 and 2004, respectively. The decrease is primarily the result of the previously discussed rate decreases and partially offset by the increased number of insured physicians.

Investment income, net of investment expenses was $5,100,000 and $4,100,000 for the years ended December 31, 2005 and 2004, respectively, as a result of a larger asset base in bonds as well as improving yields in the bond market. The investment philosophy of APIE has been and continues to be to conservatively invest a large portion of its investment portfolio in triple A-rated CMO bonds for the purpose of generating cash flow to match claim activity while maintaining a reasonable investment yield. During 2005 and 2004, APIE increased its investments in mortgage backed bonds as a result of higher premium and maintenance fees receipts. APIE maintained a similar percentage of equities in its investment portfolio in 2005 and 2004. APIE plans to maintain its investments portfolio mix at similar percentages for the near future.

Realized gains on investments were $552,000 in 2005, down from $608,000 in 2004 as a result of sales of equity securities by the investment managers of APIE’s equity portfolio.

Loss and loss adjustment expenses were $44,000,000 for 2005 and $48,700,000 for 2004. During each of the last two years, APIE increased prior year reserves substantially. Prior to the passage of tort reform legislation in 2003, APIE saw a significant number of cases filed to beat the effective date of the new tort laws. This increase in filings caused a delay in resolving the existing open claims. The process of negotiating and litigating existing claims slowed down dramatically as a result of the surge of new cases. In addition, claims counts, legal expenses and loss severity rose substantially for report years 2000 through 2003. In 2004 and 2005, APIE experienced a substantial drop in the number of new claims reported from a high of 930 claims in 2003 to 382 for 2004, and 321 for 2005.

During 2004, after careful evaluation of open claims and trend assumptions, APIE determined that the length of time needed to litigate 2003 pre-tort reform claims would continue to increase due to the potential financial impact of these claims in relation to post-tort reform claims. As a result, APIE increased the estimate for ultimate losses and loss adjustment expenses for claims incurred in 2003 and prior years by $19,300,000. During 2005, APIE continued to review the impact of tort reform and while current accident year reported claims were substantially lower, loss costs and legal expenses on prior-year claims continued to trend significantly higher. APIE determined that the effect of tort reform not only increased the number of claims reported in 2003, but also increased the cost of litigating remaining open cases for other open prior accident years as well. As a result, during 2005, APIE continued to increase incurred loss and loss adjustment expense reserves related to prior accident years by $15,700,000. Due to this rising loss severity of prior year claims, APIE has strengthened its reserves, net of reinsurance, from an average open reserve of approximately $57,000 as of December 31, 2004 to over $94,000 as of December 31, 2005. APIE will continue to aggressively defend its policyholders consistent with its past practices and participate in mediation of settlements and utilize local defense firms, where appropriate, to help reduce the cost of litigation.

Other underwriting expenses which consist primarily of management fees, commissions to agents, premium taxes and general operating expenses were $12,800,000 and $12,100,000 for the years ended December 31, 2005 and 2004, respectively. FMI serves as the attorney-in-fact for APIE. In accordance with the terms of a management agreement, FMI performs the administrative functions related to the operations of APIE. FMI receives a management fee from APIE for providing these services. The management fee is calculated as a percentage of the direct gross earned premiums plus a contingent management fee that is based upon the financial performance of APIE. The contingent management fee is calculated based upon 50% of the statutory pre-tax and pre-contingent fee income of APIE, capped at 3% of direct gross earned premiums. Total management fees of APIE totaled $11,000,000 and $10,600,000 in 2005 and 2004, respectively. Of these total management fees incurred $6,000,000 and $5,400,000 were allocated to other underwriting expenses for 2005 and 2004, respectively. The remaining management fees for each of the years were allocated to loss adjustment expenses and investment expenses.

Other underwriting expenses directly related to the production of new and renewal premiums are considered as acquisition costs and are capitalized and amortized to expense over the period in which the related premiums are earned. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Deferred acquisition costs are recorded net of ceding commissions. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed in the period the determination is made. During the year ended December 31, 2005 a total of $5,400,000 of expenses (primarily agents’ commissions and premium taxes) were capitalized and $5,300,000 were amortized as expense. During 2004, $5,400,000 was capitalized and $4,800,000 amortized.

For the years ended December 31, 2005 and 2004 income from operations was $13,200,000 and $9,200,000, respectively. Total current and deferred income tax expenses incurred for 2005 and 2004 were $4,200,000 and $3,400,000, respectively. Net income, after income taxes was $9,000,000 and $5,800,000 for 2005 and 2004, respectively. Net income increased in 2005 over 2004 based on the increases in net premiums and maintenance fees earned and investment income, net of investment expenses while loss and loss adjustment expenses decreased. APIE also recognized recoverable premiums ceded from reinsurers for the 2002 through the 2005 treaty years. These increases were offset by increases in other underwriting expenses and income taxes.

2004 Compared to 2003

Gross written premiums and maintenance fees for the years ended December 31, 2004 and 2003 were $84,600,000 and $71,000,000, respectively. The 19.1% increase in gross written premiums and maintenance fees from 2003 to 2004 is primarily attributable to growth in the number of insureds from 2,992 to 3,622 year over year. In 2004, APIE was able to grow market share while holding premium rates steady.

Premiums ceded for the years ended December 31, 2004 and 2003 were $12,900,000 and $10,400,000, respectively. The increase is the result of the increase in premiums earned based on the increased number of covered insureds in 2004. As of December 31, 2004, APIE recorded $5,000,000 for other amounts receivable under reinsurance contracts for estimated provisional payments to reinsurers for the 2002, 2004 and 2005 in excess of the provisional ceding rates for these years.

APIE had net premiums and maintenance fees earned of $64,600,000 and $52,800,000 for the years ended December 31, 2004 and 2003, respectively. The increase is primarily the result of an increase in the gross written premiums and maintenance fees as discussed above.

Investment income, net of investment expenses was $4,100,000 and $3,100,000 for the years ended December 31, 2004 and 2003, respectively, as a result of a larger asset base in bonds as well as improving yields in the bond market. A majority of APIE’s invested assets were in triple A-rated CMO bonds. During 2004 and 2003, APIE was able to utilize additional cash flows from premium and maintenance fee collections to increase its investments in mortgage backed bonds. APIE maintained a similar percentage of equities in its investment portfolio in 2004 and 2003.

Realized capital gains on investments were $608,000 in 2004 as a result of sales of APIE’s equity securities by the investment managers who manage the equity investments in APIE’s investment portfolio. Realized gains for 2003 were $185,000.

Loss and loss adjustment expenses were $48,700,000 and $44,500,000 for the years ended December 31, 2004 and 2003, respectively. APIE increased prior year reserves substantially during these periods. This development was the result of APIE re-evaluating all open claims and trend assumptions for prior year open claims and the increased exposure based on the substantial increase in written premiums and insured counts in 2004.

During 2004, APIE determined that the length of time needed to litigate 2003 pre-tort reform claims would continue to increase due to the potential financial impact of these claims in relation to post-tort reform claims. As a result, APIE increased the estimate for ultimate losses and loss adjustment expenses for claims incurred in 2003 and prior years by $19,300,000.

For the 2003 year, APIE increased incurred loss and loss adjustment expenses by $10,900,000 for prior-year development as a result of unfavorable trends in the underlying claims data including a slowdown in the overall closure rate of pending claims, and an increase in the severity of indemnity paid during 2003 relating to prior periods. Tort reform increased the number of claims reported during 2003 as many cases were filed to beat the filing deadline and made existing claims for prior years more difficult to settle due to the time devoted to the number of new filings. As a result, reserves for prior-year open accident years were increased to appropriately reflect the frequency and potential severity of claims filed prior to the passage of tort reform.

Other underwriting expenses such as management fees, commissions to agents, premium taxes and general operating expenses were $12,100,000 and $9,800,000 for the years ended December 31, 2004 and 2003, respectively. Total management fees of APIE were $10,600,000 and $7,300,000 in 2004 and 2003, respectively. Of these total management fees incurred $5,400,000 and $3,800,000 were allocated to other underwriting expenses for 2004 and 2003, respectively. The remaining management fees for each of the years were allocated to loss adjustment expenses and investment expenses.

For the years ended December 31, 2004 and 2003, income from operations was $9,200,000 and $1,900,000, respectively. Total current and deferred income tax expenses incurred for 2004 and 2003 were $3,400,000 and $1,200,000, respectively. Net income after income taxes was $5,800,000 and $692,000 for 2004 and 2003, respectively. The 2004 net income increased over 2003 due to a substantial increase in earned premiums and maintenance fees and an increase in investment income. The offsets to these increases in revenues were increases in loss and loss adjustment expenses, other underwriting expenses and income taxes.

Liquidity and Capital Resources and Financial Condition

The current primary sources of APIE’s liquidity are insurance premiums, net investment income, recoveries from reinsurers and proceeds from the maturity or sale of invested assets. These funds are used to pay losses, loss adjustment expenses, operating expenses, reinsurance premiums and taxes.

From inception of APIE through March 1992, APIE supplemented its liquidity with refundable deposits made by subscribers, that became part of APIE’s surplus. The deposit requirements, as periodically determined and approved by APIE’s board of directors, required eligible physicians desiring to purchase insurance through APIE to make refundable deposits. As of December 31, 2005 and 2004, APIE had refundable deposits outstanding of $10,600,000 and $11,000,000 respectively, which included accrued interest. At September 30, 2006, these deposits totaled $10,295,000. These deposits are included in the accompanying financial statements as a liability (refundable subscriber deposits) in accordance with SFAS No. 150.

Due to uncertainty related to the timing of the payment of claims, cash from operations for a medical malpractice insurer can vary substantially from period to period. During 2005, 2004 and 2003, APIE had positive net cash flow from operating activities of $12,700,000, $22,600,000 and $15,400,000, respectively. For the nine months ended September 30, 2006, cash flow from operations was a positive $23,100,000. The positive cash flow during these periods is primarily related to the increased premium and maintenance fee receipts and the decreased claims payments. In addition, cash flows from investment income continue to increase as the investment portfolio has increased significantly during the three year period. While APIE anticipates claim payouts for the 2006 year to be approximately $41,400,000, it has the ability to fund these claims from current premiums, investment income revenue and if necessary, the sale of bonds from its investment portfolio.

There are no participation agreements or purchase commitments as of September 30, 2006. APIE’s primary liability is the reserves for losses and loss adjustment expenses which are estimates of the ultimate expected payouts on existing reported and estimated unreported claims. These reserves totaled $109,400,000, $95,400,000 and $69,400,000 at September 30, 2006, December 31, 2005 and December 31, 2004, respectively. APIE’s reserves for unpaid losses and loss adjustment expenses are an estimate of future cash flows necessary to fulfill insurance obligations based on insured events that have already occurred, but the amount and timing of the cash flow is uncertain. In addition, APIE was initially capitalized by contributions from its subscribers. While no new deposits have been required since 1992, APIE has an obligation to repay these amounts and has classified these as a liability. APIE may return full refundable deposits to active policyholders upon death, disability and retirement, and may elect to refund up to $200,000, in the aggregate, per year to former subscribers without approval from the Texas Department of Insurance, subject to approval by the APIE board and specific Texas Department of Insurance requirements.

As of December 31, 2005, APIE has the following contractual obligations:

	Payments Due by Period
	(In thousands)
Contractual Obligations	Total	2006	2007	2008	2009	2010	> 2010
Reserve for loss and loss adjustment expenses	$95,400	$41,400	$29,500	$15,200	$6,600	$1,900	$800
Refundable deposits	$10,600	$200	$200	$200	$200	$200	$9,600

After evaluation of open claims and trend assumptions and assistance with its consulting actuary as part of APIE’s mid-year reserve review, APIE has recorded a decrease of $1,200,000 for the nine month period ended September 30, 2006 for incurred loss and loss adjustment expenses for prior-year development as a result of favorable trends in the settlement of the underlying claims. The adjustment was due to favorable development of accident years 2004 and 2005 by $8,200,000 most of which is attributable to the passage of tort reform in Texas effective September 1, 2003, offset by $7,000,000 of adverse development for pre-tort reform years which continue to develop unfavorably with increasing levels of severity and loss expenses.

APIE maintains a portion of its investment portfolio in short-term securities and cash to meet short-term operating liquidity requirements, including the payment of losses and loss expenses. APIE also invests a substantial part of its cash flow from operations principally in bonds/fixed income securities. APIE plans to continue its emphasis on fixed income securities investments.

Cash and cash equivalents and invested assets totaled $139,100,000, $116,700,000 and $106,400,000 at September 30, 2006, December 31, 2005 and December 31, 2004, respectively. Cash and cash equivalents and invested assets represents 68.1%, 66.8% and 73.1% of APIE’s total assets for the same respective periods. APIE believes that all of its short-term and fixed-maturity securities are readily marketable and have scheduled maturities in line with projected cash needs.

APIE’s members’ equity has increased from $11,900,000 at December 31, 2004 to $19,200,000 at December 31, 2005. As of September 30, 2006 members’ equity totaled $30,100,000.

APIE believes that it has the ability to fund its continuing operations from its premiums written and investment income. APIE plans to continue its focus on the efficient operation of its core business.

Effects of Inflation

The primary effect of inflation on APIE is considered in pricing and estimating reserves for unpaid losses and loss adjustment expense for claims in which there is a long period between reporting and settlement, such as medical malpractice claims. The actual effect of inflation on APIE’s results cannot be accurately known until claims are ultimately settled. Based on actual results to date, APIE believes that loss and loss adjustment expense reserve levels and APIE’s rate making process adequately incorporate the effects of inflation.

Recent Accounting Pronouncements

From its inception in 1975 through 1992, subscribers of APIE were required to make refundable deposits to become eligible to purchase insurance issued by APIE. APIE adopted Statement of Financial Accounting Standards (“SFAS”) No.150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity, as of January 1, 2004, and recorded these refundable deposits as a liability. FAS No. 150 established standards as to how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. APIE has determined that its refundable deposits fall within the scope of FAS No. 150. APIE discontinued requiring refundable deposits in 1992. APIE may return full refundable deposits to active policyholders upon death, disability and retirement, and may elect to refund up to $200,000, in the aggregate, per year to former subscribers without approval from the Texas Department of Insurance, subject to approval by the APIE board of directors and specific Texas Department of Insurance requirements. See “Information about APIE—Refundable Surplus” on page 76.

In November 2005, the FASB issued Staff Position No. FSP 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“FSP 115-1 and 124-1”). FSP 115-1 and 124-1 supersedes Emerging issues Task Force Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” and amends Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, Statement of Financial

Accounting Standards No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 and 124-1 address the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also includes provision for accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 is effective for periods beginning after December 15, 2005, with earlier adoption permitted. The Company adopted FSP 115-1 and 124-1 during the fiscal quarter ended December 31, 2005. The adoption of FSP 115-1 and 124-1 did not have a material effect on APIE’s financial position or results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements as of September 30, 2006 or December 31, 2005 or 2004.

Quantitative and Qualitative Disclosure About Market Risk

APIE believes that it is principally exposed to three types of market risk related to its investment operations, including credit risk, interest rate risk, and equity price risk.

The term market risk refers to the risk of a loss arising from adverse changes in market rates and prices such as interest rates, credit risk, equity prices, and foreign currency exchange rates.

APIE invests its assets primarily in fixed-maturity securities, which as of September 30, 2006 and December 31, 2005 comprised over 94% of total investments at market value. As of September 30, 2006 and December 31, 2005, the fair value of investments in fixed maturity securities was $128,221,300 and $106,118,200, respectively.

The fixed income maturities consist predominately of investment grade U.S. government agency and non-agency CMOs and U.S. government agency mortgage-backed bonds for the purpose of generating ample cash flow to meet claim funding requirements while maintaining a reasonable investment yield.

Equity securities, comprised over 4.3% and $4.5% of total investments at market value as of September 30, 2006 and December 31, 2005, respectively. As of September 30, 2006 and December 31, 2005, the fair value of investments in equity securities was $5,878,500 and $5,153,200, respectively.

The remainder of the investment portfolio consists of cash and highly liquid short-term investments.

APIE has exposure to credit risk primarily as a holder of fixed income securities. APIE controls this exposure by emphasizing investment grade quality in the fixed income securities it purchases. As of September 30, 2006 and December 31, 2005, 100% of APIE’s fixed income portfolio consisted of securities rated investment grade. APIE believes that this concentration of investment grade securities limits its exposure to credit risk on its fixed income investments.

The value of the fixed income maturities is also subject to interest rate risk. As market interest rates decrease, the value portfolio increases with the opposite holding true in rising interest rate environments. APIE believes it is in a position to keep its fixed income investments until maturity since it does not invest in fixed maturity securities for trading purposes.

Equity securities are subject to equity price risk, which is defined as the potential for loss in market value due to a decline in equity prices.

The value of common stock equity investments is dependent upon the general conditions in the securities markets and the business and financial performance of the individual companies in the portfolio. Values are typically based on future economic prospects as perceived by investors in the equity markets.

As mentioned above, APIE’s invested assets are subject to interest rate risk and equity risk. The following table presents the effect on current estimated fair values of the fixed-maturity securities available-for-sale and equity securities assuming a 100-basis point (1.0%) increase in market interest rates and a 10% decline in equity prices.

	Carrying Value	Estimated Fair Value at Current Market Rates/Prices	Estimated Fair Value at Adjusted Market Rates/Prices (1)
	(In thousands)
September 30, 2006
Interest rate risk:
Fixed-maturities, available for sale	$128,221	$128,221	$121,608
Equity price risk
Equity securities	5,879	5,879	5,291

December 31, 2005
Interest rate risk:
Fixed-maturities, available for sale	106,118	106,118	101,023
Equity price risk:
Equity securities	5,153	5,153	4,638

(1)	Adjusted rates assume a 100 basis-point (1%) increase in market rates for fixed rate securities and a 10% decline in equity market values.

For all its financial assets and liabilities, APIE seeks to maintain reasonable average durations, consistent with the maximization of income, without sacrificing investment quality and providing for liquidity and diversification.

The estimated fair values at current market rates for financial instruments subject to interest rate risk and equity risk in the table above are the same as those included elsewhere herein. The estimated fair values are calculated using simulation modeling based on the most likely outcome, assuming a 100-basis point shift in interest rates.

This sensitivity analysis provides only a limited, point-in-time of the market risk sensitivity of certain of APIE’s financial instruments. The actual impact of market interest rate and price changes on the financial instruments may differ significantly from those shown in the sensitivity analysis. The sensitivity analysis is further limited, as it does not consider any actions that APIE could take in response to actual and/or anticipated changes in interest rates and equity prices.

MANAGEMENT OF APIE

Directors and Executive Officers

APIE does not have any executive officers that receive compensation for performing services for APIE. Management functions of APIE are performed by APSG, through a wholly owned subsidiary, FMI, that acts as attorney-in fact for APIE. The management agreement with APIE provides for full management by FMI of the affairs of APIE under the direction of APIE’s board of directors. See “Information about APIE—Relationship with Attorney-In-Fact” on page 75.

Pursuant to APIE’s bylaws, its board of directors has, by resolution, fixed the number of directors at no less than four and no more than fifteen. A majority of the directors must be a subscriber or a member of any corporation or partnership which is a subscriber of APIE and must also be a board certified, eligible physician involved in the active practice of medicine. All directors hold office for three years or until their earlier death, resignation or removal. Subscribers of APIE vote annually to fill expiring director positions. Directors may be reelected for additional three year terms.

Pursuant to the adoption of the merger agreement, APIE will become American Physicians Insurance Company, or APIC, which in turn will enter into an Advisory Services Agreement with API Advisor, LLC, an entity to be formed and owned in nine equal interests of 11.11% each by the nine current members of the APIE board of directors. Neither APIC nor APSG shall have any ownership in API Advisor, LLC. The members of the APIE board of directors will provide advisory services to APIC similar to the services they currently provide to APIE through their membership on the APIE board of directors and the committees of the board of directors. The Advisory Services Agreement is described in greater detail in the section entitled, “The Merger Agreement—The Advisory Services Agreement” on page 132.

The following table presents information with respect to APIE’s current board of directors:

Name	Age	Position
Norris C. Knight, Jr., M.D.	71	Chairman of the Board
Freddie L. Contreras, M.D.	51	Director
Thomas Eades, M.D.	61	Director
Michael L. Green, Jr., M.D.	37	Director
Lawrence S. Pierce, M.D.	54	Director
Richard S. Shoberg, M.D.	65	Director
William J. Peche, M.D.	70	Vice-Chairman of the Board
Gregory M. Jackson, M.D	55	Secretary of the Board and Medical Director
Duane K. Boyd, Jr.	61	Director

Dr. Knight has been a member of the APIE board of directors since 1978, serving as APIE’s Chairman of the Board from 1998 to 2004 and from May 2005 to the present. He began his private practice of orthopedic surgery in 1965 in Texarkana, Texas. He graduated from the University of Mississippi and the University of Mississippi School of Medicine, followed by an internship at the University Medical Center in Jackson, Mississippi, and a residency at the University of Mississippi School of Medicine. He also served two years as an orthopedic surgeon in the U.S. Army Medical Corp. He is currently a staff member at various Texarkana hospitals and a courtesy staff member at Hope Memorial Hospital in Hope, Arkansas. Following the merger, Dr. Knight will be a director of APSG.

Dr. Contreras has been a member of the APIE board of directors since 2001. He has been practicing neurosurgery in Texarkana since 1982. He is a board certified partner with the Neurosurgical Associates of Texarkana. He is also affiliated with Wadley Regional Medical Center and Christus St. Michael Health Systems in Texarkana. He graduated from Oklahoma City University and the University of Oklahoma Medical School, followed by internship and residency work at the University of Texas Medical Branch in Galveston, Texas.

Dr. Eades has been a member of the APIE board of directors since 1978 and served as Chairman of the Board from 1985 to 1988. He began his private practice of cardiology in 1976. He is currently a cardiologist with San Antonio Heart Associates in San Antonio, Texas. He earned his undergraduate degree from Southwestern College at Memphis and his medical degree from the University of Tennessee Medical Units, followed by an internship with the University of Tennessee and a residency at the University of Tennessee Medical Units. He was the Chief Resident of Internal Medicine at the City of Memphis Hospitals in 1973 and an instructor in Internal Medicine at the University of Tennessee Medical Units in 1974. He also served as a Consultant in Cardiology at Brooks Air Force Base from 1974 until 1976.

Dr. Green has been a member of the APIE board of directors since June 2006. He began his private practice of Advanced Laparoscopic/Bariatric Surgery in 2003. He is currently the medical director of Obesity Surgical Specialists at Renaissance Hospital in Dallas, TX. He earned his undergraduate degree from Prairie View A&M University and his medical degree from Indiana University School of Medicine in 1996, completed his residency in General Surgery at the University of Illinois in 2002 and completed his fellowship in Advanced Laparoscopic/Bariatric Surgery at the Providence Hospital in 2003.

Dr. Pierce has been a member of the APIE board of directors since 1989, serving at various times as Vice Chairman, Secretary and Chairman of the Executive Committee. He has been in private practice in Allen, Texas, specializing in Routine and High-Risk Obstetrics as well as Gynecology since 1981. He is an active staff member of Presbyterian Hospital of Allen. He graduated from the University of Texas at Austin and then Southwestern Medical School in Dallas. He later completed an internship and residency at St. Paul Hospital in Dallas.

Dr. Shoberg has been a member of the APIE board of directors since 1978. He began his private anesthesiology practice with Capitol Anesthesiology Association in Austin, Texas, in 1974. He is board certified and is currently a Staff Anesthesiologist at Seton Medical Center Hospitals and Brackenridge Hospital in Austin. He received degrees from Baylor University in Waco, Texas, and the University of New Mexico School of Medicine. He completed an internship at the University of New Mexico Affiliated Hospitals, then completed his residency training in anesthesia at Walter Reed Army Medical Center in Washington, D.C.

Dr. Peche was one of the founding members of the APIE board of directors, and has served as a director since the organization’s formation. He has been in the private practice of Obstetrics and Gynecology in San Antonio, Texas since 1970. He graduated from St. Mary’s University in San Antonio, and received his medical degree from Nuevo Leon University. He completed a rotating internship at the University of South Texas Medical School in the Bexar County Hospital District, followed by a residency at the University of Texas Medical School in San Antonio. During his years of practice, he has been the Chairman of the Ob/Gyn Departments at Santa Rosa General Hospital and North Central Baptist Hospital, both in San Antonio. He was also the Chief of Staff at Santa Rosa in 1988. Following the conversion and merger, Dr. Peche will be a director of APSG.

Dr. Jackson became a member of the APIE board of directors in 1990, serving as Medical Director since 1996. He is Board Certified in Family Practice and has operated his own private practice in San Antonio, Texas, since 1982. He is affiliated with numerous hospitals in the San Antonio area. He earned degrees from the University of Texas at Austin and his medical degree from the Universidad Autonoma de Tamaulipas, followed by an internship and residency at Baylor College of Medicine and Affiliated Hospitals in Houston.

Mr. Boyd became a member of the APIE board of directors in June 2006. He is the first non-physician board member and provides financial and accounting expertise to the APIE board. He holds a Bachelors of Science degree in Chemistry from the University of Wisconsin and a Masters in Science in Chemistry and a Masters in Public Accounting from the University of Texas in Austin. He is a Certified Public Accountant and worked with Peat, Marwick and Mitchell and KPMG over a 17 year period, mostly recently as an Insurance Services Partner. While at KPMG, his clients included APIE and APSG. In 1991, Mr. Boyd became President of APIE and its Attorney-in-Fact, in which position he remained until 2000 when he retired from the company. Since retirement, Mr. Boyd has provided business and financial consulting services on a part-time basis, including to APSG and APIE.

Committees of the Board of Directors

APIE’s board of directors has established the following committees:

•	Ad Hoc/Special Purpose Committee

•	Audit Committee

•	Claims Committee

•	Ethics/Internal Affairs Committee

•	Physician Liaison Committee

•	Finance Committee

•	Marketing/Underwriting/Rates Committee

•	Political Affairs Committee

•	Nominating Committee

Ad Hoc/Special Purpose Committee. APIE’s board of directors formed this special purpose committee solely for the purpose of evaluating the prospects of the conversion and merger with APSG. Members of the committee include Dr. Jackson, Dr. Knight, Dr. Peche and Dr. Shoberg.

Audit Committee. The audit committee meets with APIE’s independent auditors, reviews APIE’s financial statements and selects the independent auditors for each fiscal year. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by APIE’s independent auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Members of the audit committee include Dr. Contreras (Chairman), Mr. Boyd, Dr. Green, Dr. Jackson, Dr. Pierce and Dr. Shoberg. Non-voting members from the attorney-in-fact include Mr. Kenneth S. Shifrin, Mr. Maury L. Magids and Mr. Marc J. Zimmermann.

Claims Committee. The claims committee functions to analyze the strengths and weaknesses of each claim or suit presented by the claims department to assist in developing defense strategies on behalf of insureds of APIE. Claims are pre-reviewed by physicians in specialties relevant to the claim. Members of the claims committee include all members of the board of directors with Dr. Peche serving as Chairman.

Ethics/Internal Affairs Committee. The ethics and internal affairs committee addresses specific issues related to the board of directors. Members of the committee include Dr. Knight (Chairman), Dr. Eades, Dr. Peche and Dr. Shoberg. Non-voting member from the attorney-in-fact is Mr. Maury L. Magids.

Physician Liaison Committee. The physician liaison committee provides insureds or applying physicians with an opportunity to meet directly with board members to discuss issues regarding applications for insurance, policy renewals, premiums and any other underwriting concerns. Members of the committee include Dr. Jackson (Chairman) and any of the board members on an as needed basis.

Finance Committee. The purpose of the finance committee is evaluate the financial results of APIE as well as review the overall investment performance of APIE’s fixed income and equity portfolio. This committee also provides guidance related to any future investment and financial decisions/strategies. Members of the committee include Dr. Contreras (Chairman), Mr. Boyd, Dr. Green, Dr. Jackson, Dr. Pierce and Dr. Shoberg. Voting members from the attorney-in-fact include Mr. Kenneth S. Shifrin, Mr. Maury L. Magids and Mr. Samuel R. Granett.

Marketing/Underwriting/Rates Committee. The marketing/underwriting/rates committee advises on rate changes, marketing strategies, and underwriting policies and procedures. Members of the committee include Dr. Shoberg (Chairman), Dr. Eades, Dr. Green, Dr. Jackson and Dr. Pierce.

Political Affairs Committee. The political affairs committee provides advice on legislative and regulatory issues. Members of the committee include Dr. Pierce (Chairman) and any of the board members on an as needed basis.

Nominating Committee. The nominating committee selects members to be nominated for the board of directors. The nominating committee identifies nominees by first evaluating the current members of the board who are willing to continue in service. Current members of the board with skills and experience that are relevant to APIE’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. The nominated candidates are elected by the policyholders. Members of the committee include Dr. Contreras, Dr. Jackson and Dr. Peche (Chairman).

Code of Ethics

APIE does not have an established code of ethics for the entity in general. The Exchange is managed by its attorney-in-fact who has established a code of ethics. APSG has established a code of ethics for its chief executive officer, senior finance officers and all other employees. A current copy of this code is available on APSG’s web site at www.amph.com. The contents of this web site are not incorporated by reference and the web site address provided in this proxy statement is intended to be an inactive textual reference only.

Executive Compensation

APIE does not have any executive officers that receive compensation for performing services for APIE. Management functions of APIE are performed by APSG, through a wholly owned subsidiary that acts as attorney-in-fact for APIE. The management agreement with APIE provides for full management by the attorney-in-fact of the affairs of APIE under the direction of APIE’s board of directors. In addition, APIE is a reciprocal exchange and therefore does not have capital stock and thus, there are no stock options issued or outstanding.

Director Compensation

Directors are compensated for board meetings at the rate of $2,500 per day for a maximum of $7,500 for a three day annual meeting. Expenses incurred by board members related to APIE functions are reimbursed by APIE. Attendance at committee meetings is compensable at $2,500 per day. Claims evaluations by board members are compensable at $250 per hour. Out of office time such as recruitment, underwriting assessment, evaluation of groups, client development, board education/development and representation on the Texas Alliance for Patient Access is compensable at $2,500 per day, $1,250 per half day and $250 per hour for less than a half day. Travel expenses are also reimbursed for these functions. Board member evaluation of physician applications is compensable at $10 per application.

Employment Agreements

APIE and its attorney-in-fact have entered into an employment agreement with Dr. Jackson for service as medical director for APIE. The agreement is for two year periods and is renewed by vote of the APIE board of directors. Under the employment agreement, Dr. Jackson is paid $185,000 per year by FMI, as well as a discretionary bonus. In 2005, total compensation paid to Dr. Jackson was $210,253. In the first nine months of 2006, Dr. Jackson’s total compensation was $150,300. Dr. Jackson’s agreement terminates January 1, 2007. The agreement provides for the payment of his current base salary excluding any bonus and non-cash benefits for a maximum period of nine months upon termination by APIE or the attorney-in-fact without cause. If service as medical director is terminated by Dr. Jackson or by APIE for cause there are no additional benefits to be paid beyond the accrued amounts at the date of termination.

Indemnity Agreements

APIE’s bylaws provide indemnification for any and all persons who may serve or who have served at any time as directors of APIE, and their respective heirs, administrators, successors and assigns, against all liabilities (including but not limited to the amounts of judgments, settlements, fines or penalties) and expenses necessarily incurred by any such persons in connection with the defense or settlement of any claims or proceedings in which they are made parties by reason of being or having been directors of APIE, except where the person shall have been adjudged to be liable for his/her own gross negligence, bad faith, fraudulent intent or willful malfeasance. In the event of settlement before final adjudication, the person can be indemnified for reasonable costs if a majority of the board finds that settlement is in the best interests of APIE.

APIE’s bylaws also provide this same indemnification arrangement for its attorney-in-fact and any all persons who may serve or who have served at any time as officers or directors of the attorney-in-fact.

With respect to APIC, the Texas Insurance Code does not contain express provisions providing indemnity to directors, officers or controlling persons of a Texas stock insurance company. However, Section 8.2 of the articles of incorporation of APIC, which have been submitted for approval by the Texas Commissioner of Insurance in the plan of conversion, contain provisions that would allow indemnification of persons who are a party to, testify or otherwise participate in, any pending or threatened proceeding because such person is or was a director of APIC or, while a director of APIC, is or was serving at the request of APIC in a representative capacity for another organization. Such indemnification is provided to the fullest extent authorized or permitted by applicable law and includes the right to be reimbursed by APIC for the reasonable expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition. In addition, APIE currently maintains directors’ and officers’ liability insurance which will continue to provide coverage for APIC after the conversion.

Furthermore, Section 8.1 of the articles of incorporation of APIC provides that current and former directors of APIC will have no personal liability to APIC or any of its shareholders for monetary damages for any act or omission in such person’s capacity as a director of APIC except to the extent such limitation or elimination of liability is not permitted by applicable law.

The preceding discussion of APIC’s articles of incorporation and APIE’s bylaws is not intended to be exhaustive and is qualified in its entirety by APIE’s bylaws and the articles of incorporation of APIC.

THE APSG SPECIAL MEETING

APSG is furnishing this joint proxy statement/prospectus to its common shareholders in connection with the solicitation of proxies by the APSG board of directors for use at the special meeting of its shareholders.

The board of directors of APSG:

(i) has determined that the merger agreement and the transactions contemplated thereby, including the merger and the Advisory Services Agreement, are fair to, and in the best interests of, APSG and its shareholders;

(ii) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby;

(iii) has determined that it is fair to, and in the best interests of, APSG and its shareholders to amend its 2005 Incentive and Non-Qualified Stock Option Plan, referred to as the 2005 Incentive Plan, to authorize the issuance of up to an additional 300,000 shares of common stock to APSG’s directors, key employees and consultants and advisors pursuant to stock options granted thereunder;

(iv) has approved and adopted the amendment to the 2005 Incentive Plan to increase the number of shares of common stock to be granted thereunder;

(v) has approved and adopted the amendment to the 2005 Incentive Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time;

(vi) recommends that the shareholders of APSG vote “FOR” approval of the issuance of shares of APSG common stock in connection with the merger;

(vii) recommends that the shareholders of APSG vote “FOR” approval of the amendment of the 2005 Incentive Plan to increase the number of shares of common stock to be granted thereunder; and

(viii) recommends that the shareholders of APSG vote “FOR” approval of the amendment of the 2005 Incentive Plan to eliminate the exchange provision.

Date; Place and Time

The special meeting is scheduled to be held at the offices of APSG, 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, on                     , 2007, at              local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

(i) To consider and vote upon a proposal for the APSG shareholders to approve the issuance of APSG common stock to the persons entitled to receive common stock, as a result of the conversion of American Physicians Insurance Exchange, or APIE, into a Texas stock insurance company called American Physicians Insurance Company, or APIC, immediately followed by the merger of a wholly owned subsidiary of APSG with and into APIC, with APIC becoming a wholly owned subsidiary of APSG as a result of the transactions contemplated by the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended;

(ii) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to increase the number of shares of common stock that may be granted under the plan from 350,000 to 650,000;

(iii) To consider and vote upon a proposed amendment to APSG’s 2005 Incentive and Non-Qualified Stock Option Plan to eliminate the exchange provision allowing APSG to exchange or buy out any previously granted stock option at any time; and

(iv) To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

None of the proposals above will become effective unless the issuance of common shares under Proposal (i) above is approved and effective.

Record Date; Stock Entitled to Vote; Quorum

Owners of record of shares of common stock of APSG at the close of business on                     , 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. APSG’s common stock is the only class of voting securities of APSG. On the record date, approximately                      shares of common stock were issued and outstanding and entitled to vote at the special meeting.

Owners of record of APSG common stock on the record date are each entitled to one vote per share with respect to the issuance of shares of APSG common stock pursuant to the merger agreement and the amendment of the 2005 Incentive Plan.

A quorum of APSG shareholders is necessary to hold a valid meeting of shareholders. The holders of a majority of the shares of APSG common stock issued and outstanding and entitled to vote at the APSG special meeting must be represented, in person or by proxy, at the special meeting in order for a quorum to be established. Both abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required

The affirmative vote of a majority of the outstanding shares of APSG common stock outstanding as of the record date is required to approve the issuance of the shares of APSG common stock in connection with the merger and the amendment to the 2005 Incentive Plan. Abstentions may be specified with respect to each proposal by properly marking the “ABSTAIN” box on the proxy for such proposal or by making the same election by telephone or internet voting. Abstentions and broker non-votes will have the effect of a negative vote on any proposal. The only vote required by the APSG shareholders to effect the merger is the approval regarding the issuance of APSG common stock.

Share Ownership of APSG Directors; Executive Officers and Significant Shareholders

At the close of business on the record date and excluding shares underlying options and restricted stock, APSG’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of, and have the power to vote,                      shares of APSG common stock, representing approximately         % of the then outstanding shares of APSG common stock. APSG believes that each of its directors and executive officers intends to vote “FOR” the approval of the issuance of shares of APSG common stock in connection with the merger and “FOR” the amendment of the 2005 Incentive Plan.

Voting of Proxies

Shares of APSG common stock represented by properly executed physical proxies or proxies properly effected by telephone or on the internet and received prior to the special meeting will be voted at the special meeting in the manner specified on such proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” the proposals presented at the special meeting.

APSG shareholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the special meeting.

To vote by mail, APSG shareholders may mark and sign the proxy card mailed to them and return it in the envelope provided. Internet and telephone voting are available twenty-four hours a day, seven days a week, through 10:59 pm Central Time the day prior to the day of the APSG special meeting. To vote on the internet, APSG shareholders may go to http://www.proxyvote.com and follow the website’s instructions to vote. To vote by telephone, APSG shareholders may use any touchtone telephone to vote by calling 1-800-454-8683. Internet and telephone voters should have the information contained on their proxy card available when they vote.

Revocation of Proxy

An APSG shareholder may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

(i) delivering, prior to the special meeting, to American Physicians Service Group, Inc. Attn: Corporate Secretary, at 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, a written notice of revocation bearing a later date or time than the revoked proxy;

(ii) as to physical proxies, completing and submitting a new later-dated proxy card;

(iii) as to proxies effected by telephone or on the internet, by calling the telephone voting number or connecting to the internet voting site and voting again; or

(iv) attending the special meeting and voting in person.

Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a shareholder must vote in person at the meeting. If a broker has been instructed to vote a shareholder’s shares, the shareholder must follow directions received from the broker in order to change the shareholder’s vote.

Expenses of Solicitation

APSG will bear the costs of printing and mailing this joint proxy statement/prospectus to its shareholders and the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of APSG, without receiving additional compensation therefor, may solicit proxies by telephone, by e-mail, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and APSG will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

Miscellaneous

In the event that a quorum is not present at the time the special meeting is convened, APSG may adjourn the special meeting with or without a vote of the shareholders. If at the time the special meeting is convened APSG believes that additional time should be allowed for the solicitation of proxies, APSG may adjourn the special meeting upon a vote of the shareholders. If APSG proposes to adjourn the special meeting by a vote of the shareholders, the persons named in the enclosed form of proxy will vote all shares of APSG common stock for which they have voting authority in favor of an adjournment. Proxies voted against the proposals related to the merger or the amendments of the 2005 Incentive Plan will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

It is not expected that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting.

THE APIE SPECIAL MEETING

APIE is furnishing this joint proxy statement/prospectus to its subscribers in connection with the solicitation of proxies by the APIE board of directors for use at the special meeting of its subscribers.

The board of directors of APIE:

(i) has determined that the plan of conversion and the transactions contemplated thereby, including the conversion of APIE from a reciprocal insurance exchange to a stock insurance company and the merger are fair to, and in the best interests of, APIE and its subscribers, policyholders and holders of refundable deposit certificates;

(ii) has approved and adopted the plan of conversion, which includes the form of the certificate of formation of APIC and the merger agreement, and approved the conversion and the other transactions contemplated thereby;

(iii) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, APIE and its subscribers, policyholders and holders of refundable deposit certificates;

(iv) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; and

(v) recommends that the subscribers of APIE vote “FOR” approval of the conversion of APIE into a stock insurance company and the merger with APSG.

Date; Place and Time

The special meeting is scheduled to be held at the offices of APIE, 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, on                     , 2007, at                      local time.

Purpose of the Special Meeting

The purpose of the special meeting is:

(i) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Plan of Conversion of APIE, as amended, in which APIE will be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC, which includes the form of the certificate of formation of APIC;

(ii) To consider and vote upon a proposal for the APIE subscribers to approve and adopt the Merger Agreement and Plan of Merger, dated June 1, 2006, as amended; and

(iii) To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The merger is an integral aspect of the plan of conversion. Subscriber approval of the plan of conversion is contingent upon subscriber approval of the merger, and subscriber approval of the merger is contingent upon subscriber approval of the plan of conversion. Neither the merger nor the conversion will take effect unless both transactions occur.

Record Date; Persons Entitled to Vote; Quorum

Only APIE policyholders with an effective subscriber agreement and power of attorney both on June 1, 2006 and at the close of business on                     , 2007, the record date for the special meeting are entitled to vote at the special meeting. We refer to such policyholders as subscribers. On the record date, there were approximately 3,600 subscribers of APIE entitled to vote at the special meeting.

Eligible subscribers of record of APIE on the record date are each entitled to one vote, irrespective of the number or value of insurance policies held, with respect to approval of the plan of conversion, which includes the form of the certificate of formation of APIC included therein, and one vote, irrespective of the number or value of insurance policies held, with respect to approval of the merger agreement. There are no other voting rights or voting interests of APIE. APIE policyholders and holders of refundable deposit certificates representing unpaid surplus contributions will not be entitled to any dissenters’ rights of appraisal under applicable Texas law, nor will holders of refundable deposit certificates representing unpaid surplus contributions who are not subscribers have an opportunity to vote on the conversion and merger.

A quorum of APIE subscribers is necessary to hold a valid meeting of subscribers. Not less than 10% of the subscribers entitled to vote at the APIE special meeting must be represented in person or by proxy at the special meeting in order for a quorum to be established. Abstentions count as present for establishing a quorum. An abstention occurs when a subscriber attends a meeting, either in person or by proxy, but abstains from voting.

Vote Required

Approval of each of Proposals (i) and (ii) set forth above requires the affirmative vote of at least two-thirds of the subscribers. Approval of each of Proposals (i) and (ii) set forth above is a prerequisite to the consummation of the conversion and the merger. None of the actions contained in Proposals (i) and (ii) will become effective unless both the conversion and the merger are approved. Abstentions may be specified with respect to a proposal by properly marking the “ABSTAIN” box on the proxy for such proposal or by making the same election by telephone or internet voting. Abstentions and failures to vote will have the effect of a negative vote.

APIE Directors and Executive Officers

At the close of business on June 1, 2006, the record date, APIE’s directors and executive officers may be deemed to have the power to have eight votes, representing approximately 0.22% of the total subscribers entitled to vote at the APIE special meeting. APIE believes that each of its directors and executive officers intends to vote “FOR” the approval of the plan of conversion and “FOR” the merger with APSG.

Voting of Proxies

Votes of APIE subscribers represented by properly executed physical proxies or proxies and received prior to the special meeting will be voted at the special meeting in the manner specified on such proxies. Physical proxies that are properly executed and timely submitted but which do not contain specific voting instructions will be voted “FOR” the proposals presented at the special meeting.

To vote by mail, APIE subscribers may mark and sign the proxy card mailed to them and return it in the envelope provided. Internet and telephone voting are available twenty-four hours a day, seven days a week, through 10:59 pm Central Time the day prior to the day of the APIE special meeting. To vote on the internet, APIE subscribers may go to http://www.voteproxy.com and follow the website’s instructions to vote. To vote by telephone, APIE subscribers may use any touchtone telephone to vote by calling 1-800-PROXIES. Internet and telephone voters should have the information contained on their proxy card available when they vote.

Revocation of Proxy

An APIE subscriber may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

•	delivering, prior to the special meeting, to American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, a written notice of revocation bearing a later date or time than the revoked proxy;

•	as to physical proxies, completing and submitting a new later-dated proxy card;

•	as to proxies effected on the internet, by connecting to the internet voting site and voting again; or

•	attending the special meeting and voting in person.

Attending the special meeting will not by itself constitute revocation of a proxy; to do so, a subscriber must vote in person at the meeting.

Expenses of Solicitation

APIE will bear the costs of printing and mailing this joint proxy statement/prospectus to its subscribers and the costs of soliciting proxies from its subscribers. In addition to soliciting proxies by mail, directors and officers of APIE and employees of the attorney-in-fact, without receiving additional compensation therefor, may solicit proxies by telephone, by e-mail, by facsimile or in person.

Miscellaneous

In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason APIE believes that additional time should be allowed for the solicitation of proxies, APIE may adjourn the special meeting with or without a vote of the subscribers. If APIE proposes to adjourn the special meeting by a vote of the subscribers, the persons named in the enclosed form of proxy will vote in favor of an adjournment. Proxies voted against the proposals related to the plan of conversion or the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional proxies.

It is not expected that any matter not referred to in this joint proxy statement/prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting.

THE CONVERSION

The following discussion summarizes the material terms of the plan of conversion. The merger and the merger agreement are integral aspects of the plan of conversion and are separately described under “The Merger” on page 109 and “The Merger Agreement” on page 126. APSG shareholders and APIE subscribers should read carefully the plan of conversion, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

General

As a condition to the merger, APIE must first be converted from a Texas reciprocal insurance exchange into a Texas stock insurance company because APIE, as a reciprocal insurance exchange, has no authorized, issued or outstanding capital stock. Instead, APIE’s subscribers, through their subscriber agreements, have rights to the distribution of APIE’s assets after repayment of liabilities upon its liquidation or dissolution. Pursuant to the plan of conversion, APIE will be converted to a stock insurance company and the APIE policyholders and holders of refundable deposit certificates will become entitled to receive capital stock of the converted entity, which will change its name to American Physicians Insurance Company, or APIC, upon the effectiveness of the conversion. All APIE subscriber interests will be extinguished upon completion of the conversion.

Background to the Conversion

The conversion is only being proposed because it is necessary to effect the merger. The refundable surplus certificates do not impact the APIE policyholders, upon conversion, but the agreed value of the refundable surplus certificates reduces the amount of APSG common stock to be received by the APIE policyholders as merger consideration. For further discussion of the background of the conversion and merger consideration, see “The Merger—Background of the Merger” on page 109.

Conversion Consideration

APIC Common Stock. At the effective time of the conversion, APIE subscribers and other eligible insureds, collectively referred to as the APIE policyholders, will become entitled to receive their portion of 10,000,000 shares of APIC common stock pursuant to a conversion formula based upon both the total number of APIE subscribers and the relative earned premium attributable to the APIE policyholders over the three-year period prior to June 1, 2006.

For purposes of receiving APIC common stock in the conversion, APIE subscribers are physicians who hold medical professional liability insurance contracts underwritten by APIE and who have an effective subscriber agreement and power of attorney as of June 1, 2006, or the record date, which remain effective as of the effective time of the conversion. Other eligible insureds are non-physician health care providers, such as certified registered nurse anesthetists, physicians’ assistants and nurse midwives, who were as of June 1, 2006 and are at the effective time of the conversion premium paying policyholders or are former subscribers who have obtained an extended reporting endorsement (tail coverage) from APIE within the last three years.

In the conversion, each APIE subscriber will become entitled to receive an equal pro rata share of 3,000,000 shares, or 30% of the total APIC common stock. In addition, the APIE subscribers and the other eligible insureds will each become entitled to receive a portion of the remaining 7,000,000 shares, or 70% of the total APIC common stock, which will be allocated based upon the relative earned premiums attributable to such APIE policyholder’s policy issued by APIE over the three-year period prior to June 1, 2006. The calculation of earned premium will exclude maintenance fees and legal defense premiums. For example, if an APIE subscriber, one of 3,832 eligible APIE subscribers as of June 1, 2006, has earned premiums attributable to that subscriber’s APIE policy equal to 0.04240% of the total earned premiums of APIE, the eligible subscriber would receive 3,750.88 shares out of a total 10,000,000 shares of APIC common stock in the conversion, calculated as follows:

(30% x 10,000,000)	+ (70% x 10,000,000 x 0.04240%) = 3750.88
3832

The APIC common shares received by APIE policyholders who are not subscribers but are either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) would be calculated slightly differently, since they will not receive a pro rata portion of 3,000,000 shares of APIC common stock, but they will receive a portion of 7,000,000 shares of APIC common stock based upon the relative earned premiums attributable to such APIE policyholder’s policy issued by APIE. For example an APIE policyholder who is not a subscriber who has earned premiums attributable to that APIE policyholder’s APIE policy equal to 0.0249% of the total earned premiums of APIE would receive 1,743 shares out of a total 10,000,000 shares of APIC common stock, calculated as follows:

(70% x 10,000,000 x 0.0249%) = 1743.00

The holders of APIC common stock, who after the merger will only be APSG, will be entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of APIC’s board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by APIC. Pursuant to its regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively.

APIC Series A Redeemable Preferred Stock. From APIE’s inception in 1975 through March 1992, eligible health care providers desiring to purchase insurance through APIE were required to make a refundable deposit that became part of a surplus, required to be maintained under the Texas Insurance Code to offset underwriting losses. The amount of refundable deposit made by subscribers varied during this period based on the medical specialty and the surplus requirements of APIE.

The subscribers who made refundable deposits received certificates reflecting their contribution. Under the terms of these certificates, the deposits do not become refundable until the later of (i) the expiration of a 24-month waiting period from the date of the deposit, or (ii) such time as the APIE board of directors determines that APIE has a surplus that exceeds minimum surplus amounts determined by the board of directors to be necessary for APIE’s operations and pursuant to any agreements with the Texas Department of Insurance. The refundable deposit certificates are non-transferable. As of September 30, 2006, the total balance of the refundable deposits outstanding was $10,295,000.

In the conversion, holders of refundable deposit certificates will become entitled to receive shares of APIC’s Series A redeemable preferred stock. Pursuant to the terms of the plan of conversion, each APIE holder of a refundable deposit certificate will become entitled to receive one share of Series A redeemable preferred stock of APIC for every $1,000 of unreturned surplus contributions evidenced by the outstanding balance on APIE’s books as of the closing date of the conversion. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

The APIC Series A redeemable preferred stock will have terms which are the same as the APSG Series A redeemable preferred stock, except that the APIC Series A redeemable preferred stock will be non-voting stock and the 3% dividend will begin to accrue three days following issuance rather than upon issuance.

Conversion of APIE Policyholders’ and Holders’ of Refundable Deposit Certificates Interests

APIE policyholders and holders of outstanding refundable deposit certificates that become entitled to receive shares of APIC common stock or Series A redeemable preferred stock in the conversion will not receive such APIC shares. Instead, shares of APIC common stock and Series A redeemable preferred stock will represent the right to receive the applicable consideration in the merger. See “The Merger—Merger Consideration” on page 123 and “The Merger Agreement—Exchange of Shares; Fractional Shares” on page 131.

Conditions of the Conversion

The conversion will not be consummated unless all of the following conditions are met:

Regulatory Approvals. APIE is subject to the laws and regulations of the State of Texas applicable to reciprocal insurance exchanges and, in accordance therewith, the Commissioner of the Texas Department of Insurance must give its approval of the conversion and the merger. APIE has filed an Application to Convert to a Stock Insurance Company with the Commissioner that describes the conversion and contains other information required by the Texas Insurance Code. APIE has provided notice to APIE policyholders informing them of their right to provide the Commissioner with comments on the plan of conversion. APIE and the Commissioner also provided APIE policyholders, holders of outstanding refundable deposit certificates and other interested parties notice of a hearing to consider the fairness of the exchange of the APIE policyholders’ interests for shares of APIC common stock and the rights to repayment from APIE’s refundable surplus for shares of APIC Series A redeemable preferred stock, and to consider the testimony presented and information filed by interested parties, APSG and APIE. This hearing was held on September 13, 2006, in the public hearing room of the Texas Department of Insurance in Austin, TX. See “Regulatory Filings and Approvals Required to Complete the Conversion and Merger” on page 137. Subsequent to the conclusion of the hearing, the Commissioner will issue its findings regarding the plan of conversion.

Subscriber Approval. The conversion and subsequent merger cannot be consummated until approved by APIE subscribers. Under APIE’s bylaws, only current subscribers are entitled to vote on APIE matters requiring a vote of the subscribers of APIE. Former subscribers with refundable deposits on hand as of the date of record are not entitled to vote on the conversion and merger nor are they entitled to dissenters’ rights of appraisal under applicable Texas law. Each current subscriber is entitled to one vote, regardless of the number or the value of APIE policies held by such subscriber. Approval of the conversion and the merger requires the affirmative vote, in person or by proxy, of at least two-thirds of the APIE subscribers. For more information on voting requirements, see “The APIE Special Meeting” on page 102.

Tax Matters. Pursuant to the terms of the plan of conversion, the conversion cannot be consummated until APIE receives either a ruling from the Internal Revenue Service or an opinion from APIE’s tax advisors with respect to the tax treatment of the conversion and the merger. APIE has received an opinion from Deloitte Tax LLP to the effect that the merger and the conversion should each qualify as a tax free reorganization to APSG, APIC and APIE, under Section 368(a) of the Internal Revenue Code. The conversion should be tax free to persons solely receiving APIC common stock but it may be taxable to persons receiving APIC Series A redeemable preferred stock in the conversion. Additionally, in the merger, holders of APIC common stock should recognize gain or loss attributable to their receipt of cash instead of fractional shares of APSG common stock. Fractional shares of APSG Series A redeemable preferred shares will be issued to holders of APIC Series A redeemable preferred stock in the merger, as necessary. The opinion of Deloitte Tax LLP is subject to several qualifications and is not binding on the Internal Revenue Service, and the Internal Revenue Service could successfully assert a position contrary to that set forth in the opinion. A copy of this opinion is attached as Annex C. Tax matters are very complicated and the tax consequences of the conversion and the merger to you will depend on the facts of your particular situation. You should consult your own tax and legal advisors for a full understanding of the tax consequences of the conversion and the merger to you.

Merger Conditions. The conversion will not become effective unless all of the conditions of the merger agreement have been met, and the merger will not become effective unless all of the conditions of the plan of conversion have been met. See “The Merger Agreement—Conditions to the Completion of the Merger” on page 126.

Recommendation of the APIE Board of Directors

At its meeting on June 1, 2006, after careful consideration, the APIE board of directors adopted and approved the plan of conversion and merger agreement with APSG and authorized the execution of these documents. The APIE board of directors determined that adoption of the plan of conversion and merger agreement with APSG is advisable and in the best interests of APIE and its policyholders. At its meeting on August 18, 2006, the APIE board of directors approved amending the merger agreement to (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumulative dividend to the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007. The dividends on the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock shall be paid out of funds legally available for such purpose, shall compound annually and shall accrue at the rate of 3% per annum of the redemption price of such stock, which redemption price shall be $1,000 per share, adjusted accordingly for fractions of a share. The dividends shall not have any regular dividend payment date, but rather shall be paid on dates fixed by the board of directors of APSG or APIC, as applicable. The dividends shall be payable in cash. The dividends on each share of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock shall accrue from the date of issuance, and shall be cumulative, which means that no dividends may be paid with respect to any shares of common stock of APSG or APIC, as applicable, unless all accrued dividends have been paid at some point within the last twelve months with respect to that company’s shares Series A Redeemable Preferred Stock. In addition, the Texas Department of Insurance, pursuant to its regulatory authority, will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively. The APIE board also authorized the execution of any amendments to the transaction documents to effect the approved changes. The APIE board of directors recommends that subscribers vote “FOR” the approval and adoption of the plan of conversion and merger.

THE MERGER

The following discussion summarizes the material terms of the merger and the merger agreement. Shareholders and subscribers should read carefully the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

General

On June 1, 2006, the APIE board of directors adopted the plan of conversion and approved the merger agreement. The APSG board of directors also approved the merger agreement on May 30, 2006.

The plan of conversion and the merger agreement provide that APIE will convert into a Texas stock property and casualty insurance company and will change its name to American Physicians Insurance Company, or APIC. APIC will then merge with APSG ACQCO, Inc., a wholly owned subsidiary of APSG. APIC will be the surviving company after the merger and will be wholly owned by APSG.

In the merger, persons entitled to receive APIC common stock and Series A redeemable preferred stock in the conversion will receive shares of APSG common stock and Series A redeemable preferred stock for each share of APIC common stock and Series A redeemable preferred stock that they were entitled to receive in conversion. APIC common stock will be exchanged for APSG common stock pursuant to an exchange ratio to be calculated prior to the effectiveness of the merger. APIC common shareholders will receive cash for any fractional shares which they would otherwise receive in the merger. APIC Series A redeemable preferred stock will be exchanged for APSG Series A redeemable preferred stock on a one-for-one basis. APSG Series A redeemable preferred stock will be issued, as necessary, in fractional shares, and no cash payments will be made for fractional shares of the preferred stock. The APSG common stock issued in the merger will be authorized for listing on the NASDAQ, subject to official notice of issuance, before the completion of the merger. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day lock-up period commencing on the closing of the merger, during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

APSG and APIE are working towards completing the merger as quickly as possible and expect to complete the merger in the fourth quarter of 2006. See “The Merger Agreement” on page 126.

Background of the Merger

One of the main goals of the board of directors of APIE is to build on its foundation of 30 years of continuous insurance coverage for Texas and Arkansas physicians and to continue to build on the financial strength of APIE. Periodically, the board of directors of APIE has discussed alternatives to growth and strategies to continually strengthen APIE. Over the last several years, the APSG board of directors and its management team have also discussed the benefits to shareholders of expanding the company to better utilize its financial and personnel resources. However, in evaluating opportunities and alternatives for growth, the strategy of APSG has most recently been to stay within its general areas of expertise in the insurance and financial services sectors.

In April 2005, prior to this plan of conversion and merger, APSG held preliminary discussions with another medical professional liability insurance company about the possibility of acquisition. The APSG board of directors discussed this potential acquisition at its meeting on May 26, 2005 and management presented a plan of acquisition to the insurance company on June 10, 2005. On July 11, 2005, APSG was informed that a competing offer had been accepted and it ceased its due diligence.

In late August 2005, Dr. Norris Knight, Chairman of the APIE board and Dr. Greg Jackson, Medical Director of APIE approached Mr. Ken Shifrin, Chairman and Chief Executive Officer of APSG, concerning the possible combination of APSG and APIE. APSG has served as the attorney-in-fact of APIE through its wholly owned subsidiary, FMI (the attorney-in-fact). The concept of combining APIE and APSG would be the natural evolution of two companies founded simultaneously with similar purposes of providing services to physicians. APIE, as a subsidiary of a public company, would have access to capital and would retain physician involvement in APIC.

On September 7, 2005, the APSG board of directors held an initial discussion of the positive and the negative aspects for both APSG and APIE of such a combination. At this meeting the APSG board agreed to have Mr. Shifrin begin preliminary discussions with APIE regarding a transaction.
On September 29, 2005, at a meeting of the board of directors of APIE, Ken Shifrin, Chairman and Chief Executive Officer of APSG, made a presentation concerning the potential benefits of a combination of the two companies. Mr. Shifrin discussed the concept of a potential combination, the method of combination, the benefits and negative aspects of such a combination, the post merger organization, the due diligence requirements and the sequence of events that would be required to achieve a combination of the two companies. Dr. Richard Shoberg, an APIE board member, suggested that the APIE board hire an outside firm to assist in determining an appropriate valuation of the company. Representatives of APSG then left the meeting and the discussion continued. The importance of maintaining the APIE philosophy and physician board involvement was discussed and was considered a critical component for the combination of the two companies to occur. A vote was received in favor of proceeding forward with consideration of the transaction. Dr. Norris Knight, Chairman of the APIE board, appointed a special ad hoc committee to include himself and other board members, Dr. Greg Jackson, Dr. William Peche and Dr. Richard Shoberg. Also appointed was Duane Boyd, then a consultant to the APIE board.

On October 13, 2005, a teleconference of the APIE ad hoc committee was held to begin discussions of the initial concepts relative to the potential combination of APIE and APSG. Specific items regarding retaining physician involvement within the combined company were discussed as well as the need to evaluate and retain outside counsel and financial advisors to represent APIE.

On October 20, 2005, Dr. Knight and Mr. Boyd conducted a teleconference with Mr. Clarke Heidrick, a shareholder in the firm of Graves Dougherty Hearon and Moody P.C., or Graves Dougherty, to discuss the qualifications of the firm and the firm’s ability to represent APIE regarding the transaction. In late October 2005, Graves Dougherty was retained as legal counsel to represent APIE.

On November 3, 2005, Mr. Shifrin and Dr. Knight met at APIE offices in Austin, Texas to discuss physician involvement after a potential combination of the two companies.

On December 7, 2005, the APSG board of directors discussed the potential merger. Mr. Shifrin reported that APIE had begun the process of selecting a financial advisor.

On December 9, 2005, an executive session was held following a meeting of the APIE board of directors to discuss the potential conversion and merger with APSG.

On December 19, 2005, Dr. Knight, Mr. Boyd and representatives from Graves Dougherty met to discuss the transaction and the concepts of the potential combination. Specific discussions regarding corporate governance, physician involvement and APIE representation on the APSG board were discussed.

On December 22, 2005, a meeting of the special ad hoc committee was held at the APIE offices in Austin, Texas. Present at the meeting were all committee members, Mr. Shifrin and Maury Magids, President of the Attorney-in-Fact, attorneys from Akin Gump Strauss Hauer & Feld LLP, or Akin Gump, outside counsel to APSG and Graves Dougherty, outside counsel to APIE. Mr. Shifrin outlined the benefits and risks of a potential combination of APIE and APSG. The discussion between the parties about the structure of the transaction was based upon the importance of having the transaction qualify as a tax free reorganization and for continued physician involvement in the business. The parties concluded that a conversion of APIE, followed immediately by a merger, best allowed them to accomplish both of these objectives. Committee members reviewed an initial term sheet at the meeting that had been prepared by the ad hoc committee with the advice of APIE’s legal counsel. APIE committee members stressed the importance of physician involvement highlighting that the integration of physician and management of the attorney-in-fact had been the cornerstone of the success of APIE. Also, discussed was the importance of the role of the medical director in the future of the combined company. Dr. Knight requested that legal counsel draft a term sheet with the changes discussed by the ad hoc committee relating to continued physician involvement so that it could be sent out to APIE board members prior to the next board meeting on January 5, 2006. APSG representatives were excused from the meeting and then a decision was made by the ad hoc committee to proceed with a recommendation to the APIE board of directors on January 5, 2006 to continue to pursue a potential combination of APIE and APSG.

On January 5, 2006, a meeting of the APIE board of directors was held at the APIE offices in Austin, Texas. Present at the meeting were all current board members, as well as Dr. Michael Green and Mr. Boyd and outside counsel for both APIE and APSG. Representatives from the attorney-in-fact included Mr. Magids, Mr. Shifrin and Marc Zimmermann, Chief Financial Officer. Dr. Knight proceeded with a brief discussion of the ad hoc committee meetings that had been held previously. Mr. Shifrin gave a presentation reviewing the benefits and potential risks of the combination. The APIE board discussed the importance of engaging an investment banking firm to provide a fairness opinion to the board. Mr. Heidrick of Graves Dougherty then provided an overview regarding the term sheet. APSG representatives were then excused from the meeting. There was a ballot vote of APIE board members and it was agreed to proceed with the potential combination of APIE and APSG.

In late January, 2006, Mr. Magids and Mr. Zimmermann held a meeting with representatives from the Texas Department of Insurance discussing the intention of APSG and APIE to pursue the plan of conversion and the plan of merger. Additionally, the goal of the meeting was to gather a list of items that would be needed in order to properly file the plan of conversion and related exhibits with the Texas Department of Insurance.

On February 2, 2006, Dr. Knight and Mr. Boyd interviewed three investment banking firms at the APIE offices, in Austin, Texas. Also, in attendance were Mr. Shifrin and Mr. Magids. Prior to selecting these firms, the board had received information from seven firms and narrowed its selection to three firms to choose from to serve as its financial advisor.

On February 9, 2006, the APIE ad hoc committee met via teleconference to discuss a possible presentation to the Texas Department of Insurance regarding the conversion and merger. Present at the meeting were all committee members; Jay Thompson, a Partner with the law firm, Thompson, Coe, Cousins and Irons LLP, or Thompson Coe, regulatory counsel for APIE; and Mr. Shifrin, Mr. Magids and Mr. Zimmermann with APSG. Mr. Thompson recommended that preliminary discussions begin with the Texas Department of Insurance concerning the conversion and merger in particular around the treatment of refundable deposit holders.

Also on February 9, 2006, a meeting of the board of directors of APIE was held via teleconference call. Also invited to participate at the meeting were Mr. Boyd as well as Mr. Shifrin and Mr. Magids. The purpose of the meeting was to discuss three items: 1) how to handle the refundable deposits as part of the conversion and merger, 2) selection of an investment bank to issue a fairness opinion to the board of directors of APIE, and 3) converting to GAAP accounting for purposes of future necessary SEC filings. The APIE board of directors discussed several alternatives for handling the refundable surplus deposits upon conversion, including continuing with the plan approved by the Texas Department of Insurance, requesting permission to increase the annual payments above the then approved amounts, and paying the refundable surplus deposits in full. The option of paying the refundable surplus deposits in full was rejected due to the adverse effect the payments would have on APIE’s required surplus and the adverse tax implications for the overall transaction. The board decided to proceed with the current approved payback plan unless the Texas Department of Insurance was not amenable to this approach. The APIE board also approved Raymond James and Associates, Inc., or Raymond James at this meeting as its financial advisor and also agreed to proceed with converting the statutory financial statements to GAAP financial statements.

On February 15, 2006, APIE entered into an agreement with Raymond James to provide a fairness opinion on the transaction and to advise the board concerning the conversion and merger.

At its meeting on February 17, 2006, the APSG board of directors discussed the preliminary meeting with the Texas Department of Insurance in late January, 2006 for the purpose of determining whether to continue moving forward with the transaction. The board decided to engage an insurance industry tax specialist, Simkin CPA, for a preliminary tax assessment. It was subsequently determined that the preliminary results mirrored those of APIE’s tax advisor and that APSG had sufficient information to make an informed judgment regarding the tax considerations of the merger without incurring the expense of a final analysis by Simkin CPA. The APSG board also discussed the need to prepare the legal documents. The APSG board also considered the need to hire its own financial advisor, but determined that its thirty year history of managing APIE gave it sufficient knowledge to make an evaluation on its own.

On March 1, 2006, Dr. Knight, Dr. Jackson and Mr. Thompson representing APIE and Mr. Magids representing APSG met with the Texas Department of Insurance to discuss the treatment of refundable deposit certificate holders as part of the plan of conversion. It was requested that APIE provide to the department a memo addressing its approach towards repayment of this obligation.

On March 2, 2006, a meeting of the ad hoc committee took place at the offices of APIE in Austin, Texas, with legal counsel for APIE participating. The purpose of the meeting was to meet with representatives from Raymond James. During the meeting, Raymond James addressed conversion issues and valuation considerations including an initial discussion of valuation. Raymond James also discussed alternatives for adjusting consideration based on changes in APSG share price. Additionally, they discussed alternatives for terminating the transaction for substantial changes in APSG’s share price. It was proposed to allow for either party to terminate the agreement if APSG’s share price increased or decreased by more than 25% before the closing. A lock-up period of 180 days after closing was discussed in which APSG shares exchanged in the transaction could not be sold or transferred.

During its board meeting on March 22, 2006 the APSG board of directors continued to review the merger with APIE. The APSG board met with legal counsel to discuss a transaction timeline and critical steps, reviewed expense estimates to complete the transaction and reviewed pro forma financial statements of the combined entities.

On March 29, 2006, the special ad hoc committee of APIE met to discuss changes needed to ensure that the merger would be a tax free reorganization. Also, present at the meeting were representatives from Graves Dougherty, legal counsel to APIE.

On April 1, 2006, a conference call was held with several members of the APIE board briefing them on the recent tax considerations and updating them on potential changes to the transaction.

On April 20, 2006, a meeting of the board of directors was held at the APIE offices in Austin, Texas. Mr. Shifrin presented revised proposals to the board of directors of APIE designed to ensure that the conversion and merger transaction would qualify as tax free reorganizations. Mr. Shifrin specifically discussed the post-merger organizational structure as well as the advisory services concept which would allow for continued physician involvement in the newly formed company after completion of the merger while maintaining the tax-free status of the transaction. Mr. Heidrick of Graves Dougherty, outside counsel to APIE, then proceeded with a presentation highlighting the advisory services concept and the differences between the previous discussions by the APIE board regarding physician involvement in the combined company after the merger and the newly proposed advisory concept. The significant revisions to the structure of the advisory services agreement which were discussed were being made in response to tax considerations for qualifying as tax free reorganizations. Representatives from Raymond James gave an update on its progress regarding the fairness opinion as well as general comments on the transaction including the benefits to APIE. After significant discussion regarding the benefits of the transaction to current policyholders and former subscribers with refundable deposits, the APIE board voted to continue to proceed with the possible conversion and merger. It was recommended that APIE hire its own tax advisors to evaluate the transactions, and the Board of Directors approved Deloitte Tax LLP to serve in this capacity.

Over the course of the next month, a significant number of discussions were held via teleconference in which counsel for both parties, representatives of APSG and APIE, and from time to time Raymond James, met to discuss and negotiate terms of the transaction. In late May 2006, after a significant number of discussions, APSG and APIE agreed to the terms regarding the plan of conversion and plan of merger and it was agreed that the total purchase price would be $33 million and would include approximately 1,700,000 shares of APSG common stock issued to the eligible policyholders of APIE and the assumption of $10,400,000 in refundable deposits, which will be converted to APSG Series A redeemable preferred stock. It was agreed by both parties that the above terms would be presented at each company’s board meeting for approval.

On May 30, 2006 the board of directors of APSG met to discuss the documents that had been negotiated with APIE to effect the merger and the need to authorize additional shares in the stock option plan to provide for those to be issued in the merger, as well as to meet future compensation needs. Following the discussion the board voted to approve the transaction and authorize the execution of the merger agreement, related transaction documents and the change to the stock option plan.

On June 1, 2006, a meeting of the board of directors of APIE was held at the APIE offices in Austin, Texas. Absent from the meeting was Dr. Freddie Contreas. Also, at the meeting were representatives from Raymond James and outside counsel of APIE including Graves Dougherty and Thompson Coe. Also, invited to the meeting were Mr. Shifrin, Mr. Magids and Mr. Zimmermann of APSG. Mr. Shifrin presented a summary of the transaction terms including the purchase terms, the advisory services agreement, key legal documents of the transaction, critical steps to closing the transaction, the structure of the conversion and merger and the post-merger organizational structure. After this presentation Raymond James presented its fairness opinion to the APIE board of directors. Mr. Boyd who had been serving as a consultant to the APIE board throughout the process also stated that he was in favor of the conversion and merger. A vote was taken and the APIE board of directors voted in favor of the plan of conversion and merger and authorized the execution of the appropriate transaction documents.

Later that afternoon, representatives from APSG and APIE, Raymond James and outside counsel for both parties presented an overview of the plan of conversion and merger agreement to representatives at the Texas Department of Insurance.

On June 5, 2006, APIE filed its plan of conversion with the Texas Department of Insurance, and APSG and APIE issued a joint press release announcing that the merger had been approved by the boards of both companies with a planned fourth quarter 2006 close, subject to approval by the Texas Department of Insurance, required SEC filings and approval by the shareholders and subscribers of the respective companies.

In August 2006, APIE reported solid financial performance for the quarter ended June 30, 2006, a product of steady operating results and positive development on claims reserves and on reinsurance treaties. As a result of the excellent performance, the parties began negotiation to change the merger agreement and, as necessary, the other transaction documents, to: (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumlative dividend to the APSG Series A preferred shares; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007.

On August 17, 2006, the APIE ad hoc committee met at APIE’s annual meeting to consider the proposed changes. Following discussion, the committee voted to approve the changes to the merger agreement and to recommend the changes to the board of directors.

On August 18, 2006 the board of directors of APIE and, via teleconference, its outside counsel and financial advisor, Raymond James, met to discuss the proposed changes to the merger transaction and the ongoing negotiations with APSG. Following the discussion, the APIE board approved the proposed changes and authorized the execution of any amendments to the merger agreement and, as necessary, the related transaction documents, to achieve the proposed changes, subject to the receipt of a satisfactory revised fairness opinion.

On August 15 and, following an adjournment, again on August 22, 2006, the board of directors of APSG, via teleconference, met to discuss the proposed changes to the merger transaction and the ongoing negotiations with APIE. Following the discussion, the APSG board approved the proposed changes and authorized the execution of any amendments to the merger agreement and, as necessary, the related transaction documents, to achieve the proposed changes, subject to APIE receiving a satisfactory revised fairness opinion.

On August 23, 2006 APIE received a revised fairness opinion, dated August 22, 2006, from its financial advisor, Raymond James, indicating that the consideration to be received by the eligible policyholders of APIE pursuant to the revised terms of the conversion and merger agreements is fair, from a financial point of view.

On August 24, 2006, following receipt of an updated fairness opinion from Raymond James, the parties executed an amendment to the merger agreement to effect the changes agreed upon by the parties.

On August 25, 2006, APSG and APIE issued a joint press release announcing the revised terms. APSG also filed a Current Report on Form 8-K with the SEC disclosing the revised terms.

On September 12, 2006, after the merger announcement and the initial filing of the S-4, APSG’s board of directors discussed a further amendment to APSG’s 2005 Stock Option Plan that would bring the plan into compliance with current standards of corporate governance and would be a natural extension of the amendment approved during the merger discussions. Accordingly, the board agreed to amend the plan to eliminate the provision that allows the board discretion on purchasing or exchanging previously granted options and to seek shareholder approval for that proposal along with the merger proposal.

In October, November and December of 2006, representatives of APSG and APIE, and their legal counsel, met on several occasions with the staff of the Texas Department of Insurance to discuss the conversion and merger. The Texas Department of Insurance’s approval of the conversion and merger is conditioned upon APSG maintaining certain funds in escrow and APIC being subject to certain limitations on the payment of dividends to APSG or redeeming the APIC preferred stock that will be held by APSG. APSG will place $2,500,000 in an escrow account with a bank to remain until the aggregate remaining redemption obligation on the outstanding APSG Series A redeemable preferred stock is less than the amount of the escrow balance, with no withdrawals to be made from this escrow account without prior approval from the Texas Department of Insurance. Furthermore, pursuant to its regulatory authority, the Texas Department of Insurance will prohibit APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. APSG has agreed that, without prior approval of the Texas Department of Insurance, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10% of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus. By way of illustration, if this dividend and redemption restriction had been in place in 2003, 2004 and 2005, possible dividends for those years would have been limited to $202,305, $357,268 and $870,465, respectively.

APSG did not consider any alternative transactions. APSG determined that acquiring APIE, its joint venture partner, would strengthen APSG and enhance its growth opportunities. Further, there was limited due diligence risk, as APSG personnel thoroughly understood the business of APIE.

APIE did not consider any alternative transactions. The ability of APIE to be acquired by another party was limited because:

•	APIE only had two employees and was dependent on APSG to manage its operations.

•	APIE’s ability to terminate its management agreement with APSG was very limited and the management agreement with APSG would make APIE less attractive to other parties.

Further, APIE and APSG have been joint venture partners since their formation, approximately thirty years ago. Both companies and their respective boards of directors work well together and APIE’s board of directors had concluded that being acquired by APSG would increase the likelihood that the physician orientation of APIE would be maintained.

APIE Considerations Relating to the Merger and the Share Issuance

As a reciprocal insurance exchange, APIE cannot access capital or surplus through stock offerings. The APIE board believes that the conversion and merger will allow the company to continue to prosper through the ability to access capital through public markets and that the policyholders will benefit from outside capital in addition to what is being generated by its stand-alone financial performance.

The APIE board views access to capital as a component for the company to grow and to compete in a changing marketplace. Additional capital will only further strengthen the company and provide a platform for growth by increasing market capacity. Furthermore, the APIE board anticipates that the conversion and merger, if approved, will allow the company to pursue and eventually achieve meaningful ratings with A.M. Best and other rating agencies. The company’s ability to achieve a meaningful A.M. Best rating will further enhance the converted company’s ability to write insurance for more medical professionals that may be required to purchase insurance from a Best rated carrier.

Equally important in the APIE board’s evaluation of this transaction was the continued involvement of the physicians in the combined entity after the merger. Through the Advisory Services Agreement, physician insureds will continue to be very involved in an advisory capacity in all areas of the insurance business including claims, underwriting, and risk management. Insured physicians will continue to have the opportunity to meet with the board of directors through its physician liaison committee. Furthermore, two current APIE board members, Dr. Norris Knight and Dr. William Peche, will join the APSG board of directors after the merger.

The APIE board also evaluated a number of other factors in its determination to approve the plan of conversion and the merger:

•	The board believes that the plan of conversion and merger agreement significantly improves the repayment of refundable deposits to the current holders of these instruments. Pursuant to the plan of conversion, holders of outstanding refundable deposits will receive Series A mandatorily redeemable preferred stock of APSG, to be redeemed ratably at $1,000,000 per year. From the beginning of 2001 through September 30, 2006, APIE had only repaid an aggregate of $712,400 in refundable deposits.

•	Each APIE policyholder will receive publicly traded common stock as part of the merger, in contrast to the illiquid nature of subscriber interests in a reciprocal insurance exchange. In addition, APIE policyholders will collectively own approximately 43% of APSG’s common stock upon the consummation of the merger. The APIE board believes that having 43% ownership will be beneficial to the APIE policyholders in that collectively, the APIE policyholders will be able to exert significant influence over APSG policy and voting decisions.

•	The board of directors believes that other insurers that are organized as stock companies possess a competitive advantage over APIE because stock companies have access to capital markets and are more recognized and accepted in the business community than reciprocal exchanges.

•	The opinion of the financial advisor that the consideration to be received pursuant to the plan of conversion and merger agreement is fair, from a financial point of view, to the eligible policyholders.

•	The expected treatment of the conversion and merger as tax free reorganizations for APSG, APIC and APIE.

The board of directors of APIE also considered certain potential risks of the conversion and merger, including the following:

•	The effort, time and expense of the conversion and merger process could be potentially disruptive to the operations of the APIE.

•	APSG common stock is currently thinly traded and it may prove difficult for APIE subscribers to sell the APSG common stock received in the merger at the quoted market prices.

•	The regulatory approval required for the transactions to close may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits from the transactions.

•	In addition to filing financial reports based on statutory accounting principles as required by the Texas Department of Insurance, APIC will also be required to incur the cost to prepare and file financial reports in accordance with GAAP.

•	The APIE board of directors would not have the same level of control over APIE decisions after the merger.

In conclusion, the APIE board believes that approval of the conversion and merger will enhance the ability of the company to continue as a reliable, stable insurance provider for physicians, offering the company high quality services and insurance products.

Recommendation of the APIE Board of Directors

At its meeting on June 1, 2006, after careful consideration, the APIE board of directors adopted and approved the plan of conversion and merger agreement with APSG and authorized the execution of these documents. The APIE board of directors determined that adoption of the plan of conversion and merger agreement with APSG is advisable and in the best interests of APIE and its policyholders. At its meeting on August 18, 2006, the APIE board of directors approved amending the merger agreement to (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumulative dividend to the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007. The APIE board also authorized the execution of any amendments to the transaction documents to effect the approved changes. The APIE board of directors recommends that subscribers vote “FOR” the approval and adoption of the plan of conversion and merger.

APSG Considerations Relating to the Merger and the Share Issuance

After careful consideration, the APSG board of directors determined that the merger with APIE is in the best interests of APSG and its shareholders. Among other things, the following factors supported the decision to approve the merger:

•	The merger is consistent with plans to grow APSG within areas of existing expertise.

•	Growth opportunities would be enhanced for APIE. While it did not quantify the growth due to the uncertainty of future opportunities, the board believes that an improved capital structure will create opportunities to attract additional policyholders that currently might restrict their choice of a medical malpractice provider to larger, rated carriers and could allow APIE to expand outside of its current markets. The APSG board of directors also believes that to sustain this potential growth, additional capital will be needed and that having access to the public market will provide a venue for raising it in a cost effective manner.

•	With a thirty year history of managing the operations of APIE and with a close working relationship with its directors, a smooth transition, without corporate culture differences or financial unknowns, is likely.

•	The merger is expected to have a positive impact on certain key financial ratios. In reviewing pro forma financial information, the board noted a pro forma increase in book value per share at December 31, 2005 from $9.95 to $11.78. They also noted that diluted earnings per share for the year ended December 31, 2005 showed an increase from $1.86 to $2.83 per share on a pro forma basis.

APSG’s board of directors recognized that there are risks associated with the merger and considered, among other things, the following risks:

•	The effort, time and expense of the merger process could be potentially disruptive to the operations of the entities.

•	APSG’s earnings could be more volatile as a result of being impacted directly by insurance cycles. Presently APSG collects a base management fee from APIE which is not dependent on APIE’s profitability. This partly insulates APSG from the years in which APIE could have pretax losses. After the merger APSG will consolidate the net income or loss from APIE and thus its earnings will be exposed to swings in insurance industry cycles.

•	APSG would be subject to additional regulatory requirements.

•	There is no certainty that the conditions contained in the merger agreement will be satisfied and the merger consummated.

•	In addition to filing financial reports based on statutory accounting principles as required by the Texas Department of Insurance, APIC will also be required to incur the cost to prepare and file financial reports in accordance with GAAP.

Recommendation of the APSG Board of Directors

At its meeting on May 30, 2006, after careful consideration, the APSG board of directors determined that approval of the merger with APIE is advisable and in the best interests of APSG and its shareholders, approved the merger agreement and merger with APIE and authorized the execution of the merger agreement and related transaction documents. At its meeting on August 22, 2006, the APSG board of directors approved amending the merger agreement to (a) increase the purchase price for the acquisition of APIE pursuant to the merger from $33,000,000 to $39,000,000, such increase to consist of approximately 300,000 more APSG common shares and the addition of a 3% cumulative dividend to the shares of APSG Series A redeemable preferred stock and APIC Series A redeemable preferred stock; and (b) change the date after which, if the merger has not yet been consummated, either party may terminate the merger agreement from December 31, 2006 to March 31, 2007. The APSG board also authorized the execution of any amendments to the transaction documents to effect the approved changes. The APSG board of directors recommends that APSG stockholders vote “FOR” the approval of the issuance of shares of APSG common stock and Series A redeemable preferred stock in connection with the merger.

Opinion of APIE’s Financial Advisor

On February 15, 2006, APIE retained Raymond James to issue a fairness opinion in connection with a series of transactions whereby (i) APIE would convert from a reciprocal insurance exchange under Texas law to a stock insurance company, APIC, and (ii) a subsidiary of APSG would immediately thereafter be merged with and into APIC. In connection with such engagement, APIE requested Raymond James’ opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by APIE eligible policyholders as defined in the plan of conversion, pursuant to the plan of conversion and the merger agreement. APIE selected Raymond James based upon its qualifications, expertise and reputation as a nationally recognized investment banking firm.

In connection with Raymond James’ engagement, Raymond James has delivered to the APIE board of directors its opinion that, based upon and subject to the various considerations set forth in its written opinion dated August 22, 2006, the exchange of the aggregate consideration to be received by the APIE eligible policyholders, pursuant to the plan of conversion and the merger agreement, is fair, from a financial point of view, to the APIE eligible policyholders, as a group. The consideration was agreed upon through arms length negotiations between the parties and Raymond James did not recommend the amount of the consideration to be paid by APSG. In requesting Raymond James’ opinion, the APIE board of directors imposed no limitations upon Raymond James with respect to the investigations made or procedures followed by it in rendering its opinion. Raymond James’ opinion does not address the fairness of consideration to be received by holders of refundable deposit certificates.

The full text of Raymond James’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Raymond James is attached as Annex D to this proxy statement. APIE subscribers are urged to read the opinion in its entirety. Any description of or reference to Raymond James’ opinion is subject to, and qualified in its entirety by reference to, full text of such opinion. Raymond James’ opinion is directed to the APIE Board of Directors and does not constitute a recommendation to any APIE subscriber or any other person as to whether such person should vote to approve the conversion and merger.

In connection with its review of the proposed conversion and merger and the preparation of its opinion, Raymond James, among other things: (i) reviewed the plan of conversion and draft amendment to the plan of conversion; (ii) reviewed the financial terms and conditions as stated in the merger agreement and draft amendment to the merger agreement; (iii) reviewed the Annual Statements of APIE filed with the Texas Department of Insurance for the years ended December 31, 2004 and 2005; (iv) reviewed the Quarterly Statements of APIE filed with the Texas Department of Insurance for the quarters ended March 31, 2006 and June 30, 2006; (v) reviewed the audited financial statements of APIE prepared in accordance with statutory accounting procedures as of, and for the years ended December 31, 2002, 2003, 2004, and 2005; (vi) reviewed the draft audited financial statements of APIE prepared in accordance with GAAP for the years ended December 31, 2003, 2004 and 2005; (vii) reviewed the unaudited financial statements of APIE prepared in accordance with GAAP for the six months ended June 30, 2006; (viii) reviewed the management agreement between APIE and its attorney-in-fact, which is a subsidiary of APSG; (ix) reviewed the reserve reports as of December 31, 2005 and June 30, 2006 of APIE’s independent actuarial firm, dated April 7, 2006 and August 7, 2006, respectively; (x) reviewed certain internal financial analyses and forecasts for APIE prepared by its attorney-in-fact; (xi) reviewed certain internal financial analyses and forecasts for APSG as prepared by the management of APSG; (xii) reviewed the business plan and prospects for APIE and APSG, as provided by the attorney-in-fact and APSG, respectively; (xiii) reviewed APSG’s Annual Reports filed on Form 10-K for the years ended 2003, 2004, and 2005; (xiv) reviewed APSG’s quarterly report filed on Form 10-Q for the six months ended June 30, 2006; (xv) reviewed other APIE and APSG financial and operating information requested from and/or provided by APIE, the attorney-in-fact, and APSG; (xvi) reviewed certain other publicly available information on APIE and APSG; and (xvii) discussed with members of the senior management of the attorney-in-fact and APSG, APIE’s independent actuarial firm, and the APIE board of directors certain information relating to the foregoing matters and any other matters which Raymond James deemed relevant to their inquiry. In addition, Raymond James reviewed the financial terms, to the extent publicly available, of certain recent business combinations in the medical malpractice insurance industry, certain demutualizations of insurance companies and the current market environment generally and the medical malpractice insurance industry environment in particular.

Raymond James’ opinion is necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to them as of August 22, 2006 and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is under no obligation to undertake.

Raymond James expressed no opinion as to the underlying business decision to effect the conversion or merger, the structure or tax consequences of the conversion or merger or the availability or advisability of any alternatives to the conversion and merger. Raymond James did not structure the conversion or merger, nor did it negotiate the final terms of the plan of conversion or merger agreement. Raymond James did not express any opinion as to the likely trading range of APSG common stock following the merger as contemplated in the merger agreement, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of APSG at that time. Raymond James’ opinion is limited to the fairness, from a financial point of view, of the aggregate consideration to be received by the eligible policyholders in connection with the conversion and merger. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the APIE board of directors to approve or consummate the conversion or merger.

Raymond James’ opinion expressly excludes any opinion as to: (i) the construction of the class of APIE’s subscribers and certain other policyholders and former subscribers that are to be included among the eligible policyholders or (ii) the fairness of the consideration to be paid to any individual or group of eligible policyholders in connection with the conversion or merger. Raymond James’ opinion does not constitute a recommendation to any person as to how such person should vote with respect to the proposals.

In preparing its opinion, Raymond James relied on and assumed the accuracy and completeness of the financial and other information that was provided by APIE, its attorney-in-fact or was publicly available and did not attempt to independently verify the same. Raymond James, with APIE’s consent, assumed that forecasts provided by APIE or its attorney-in-fact were reasonably prepared on a basis reflecting the best currently available estimates and judgments of APIE or the attorney-in-fact, and expressed no opinion with respect to such forecasts or the assumptions on which they are based. In addition, Raymond James did not make or obtain any evaluations or appraisals of the properties, assets, liabilities, reserves or surplus of APIE or APSG, nor was Raymond James furnished with any such appraisals. Raymond James was not furnished with any actuarial analysis or reports, except for certain analysis and reports prepared by APIE’s actuarial advisors. Raymond James is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate any actuarial assumptions. In that regard, Raymond James has made no analysis of, and expresses no opinion as to, the adequacy of APIE’s losses and loss adjustment expense reserves under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Raymond James arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and did not draw conclusions from, or with regard to, any one method of analysis. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

With respect to the comparison of selected comparable companies, merger and acquisition, and selected demutualization transactions analyses no company utilized as a comparison is identical to APIE and no transaction is identical to the conversion and merger. Such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. In conducting its analysis, Raymond James noted several significant factors that cause APIE operations to be meaningfully different than those of the comparable companies and the target companies of the selected merger and acquisition transactions including APIE’s dependence on a third party attorney-in-fact to manage its operations; the terms of the management agreement between APIE and the attorney-in-fact that restrict the ability of APIE to unilaterally terminate the management agreement and engage another attorney-in-fact; and APIE’s small size, geographic concentration, and leveraged structure. In conducting its analysis, Raymond James also took into consideration the view of APIE’s board of directors and the view of senior management of the attorney-in-fact that recent APIE financial results are not sustainable in the long term. They also noted that recent APIE financial results are not in line with present or long term financial performance of the medical malpractice insurance industry as a whole. The board and the senior management of the attorney-in-fact noted that recent APIE financial results were possibly driven by the effects of recent changes in local legislation, which may not yet be fully reflected in current policy pricing. In formulating its opinion, Raymond James placed less emphasis on valuation metrics driven by earnings based multiples.

Summary of Merger Consideration: The conversion and merger provide for APIE eligible policyholders to receive shares of APSG common stock as consideration upon the completion of the merger. The value used to calculate the number of shares to be distributed to eligible policyholders as defined by the plan of conversion and the merger agreement includes the Purchase Price of $39.0 million less the agreed upon value of the APIC Series A redeemable preferred stock issued pursuant to the conversion. The APIE board of directors and APSG negotiated a value of $9.2 million for the APIC Series A redeemable preferred stock, which yielded a value used to calculate the number of shares to be distributed to eligible policyholders of $29.8 million. Based on the announcement price per share of $14.28 defined in the merger agreement, approximately 2.1 million shares will be distributed to eligible policyholders, subject to adjustment as detailed in the merger agreement. For purposes of comparing the transaction value to valuation benchmarks, Raymond James estimated the value of the consideration to be received by eligible policyholders to equal $29.5 million, based on the estimated number of shares to be distributed to eligible policyholders and the 20 day average closing price of shares of APSG through August 21, 2006, the most recent day during which shares of APSG were traded, and included the value of $10.3 million of refundable deposit certificate liabilities to be assumed by APSG. The consideration value may fluctuate based on changes in APSG share price between announcement and closing. See “The Merger—Merger Consideration” on page 123.

Summary of Comparable Companies Analysis: Raymond James compared publicly available historical and projected revenues, operating earnings, net income and capitalization of four publicly held companies in businesses Raymond James believed to be comparable to APIE with certain financial data of APIE. Raymond James used APIE financial data prepared in accordance with statutorily prescribed accounting, or STAT, practices and GAAP as of and for the twelve month period ended June 30, 2006. For the selected companies, Raymond James used the latest available financial information prepared in accordance with GAAP, which was as of and for the twelve month period ended June 30, 2006. The group of selected publicly traded medical malpractice insurance companies consisted of American Physicians Capital, Inc.; FPIC Insurance Group, Inc.; ProAssurance Corporation; and SCPIE Holdings, Inc.

Raymond James reviewed the equity market capitalization of the comparable companies as of August 22, 2006 as a multiple of GAAP common equity as of June 30, 2006 for each of the comparable companies and the stock price of the comparable companies as of August 22, 2006 as a multiple of the following for each of the selected companies: (i) last twelve month net operating income per share as of June 30, 2006; and (ii) 2007 estimated earnings per share. Raymond James then calculated the multiples for the above selected comparable companies and applied the minimum and maximum multiples for those companies to APIE’s GAAP common equity as of June 30, 2006, GAAP net operating earnings for the twelve months ending June 30, 2006 and estimated earnings for 2007 to derive imputed ranges of values for APIE. Raymond James calculated an implied value range of $31.2 million to $235.8 million for the consideration.

($000s)	Selected Ranges
	Min	Max
GAAP Common Equity
6/30/2006 GAAP Common Equity	$26,591	$26,591
Selected multiple (1)	1.17x	1.75x

Implied consideration value	$31,241	$46,551

LTM Net Operating Income
LTM Earnings	$14,360	$14,360
Selected multiple (1)	11.5x	16.4x

Implied consideration value	$164,838	$235,779

2007 Projected Earnings
2007E Earnings (2)	$7,935	$7,935
Selected multiple (1)	10.3x	12.8x

Implied consideration value (3)	$71,391	$91,558

(1)	Based on GAAP trading multiples for selected publicly traded comparable companies.

(2)	APIE 2007 projected earnings are based on management’s statutory accounting projections.
(3)	Subtracts refundable deposit certificate liabilities of $10.3 million.

Although Raymond James included information on the comparable companies in its fairness opinion analysis, it noted that APIE is not comparable to these companies due to many factors including APIE’s dependence on a third party attorney-in-fact to manage its operations; the terms of the management agreement between APIE and the attorney-in-fact that restrict the ability of APIE to unilaterally terminate the management agreement and engage another attorney-in-fact; and APIE’s small size, geographic concentration, and leveraged structure.

Selected Merger and Acquisition Transactions Analysis: Raymond James reviewed seven merger and acquisition transactions announced since 1998 that involved insurance companies considered by Raymond James to be most comparable to APIE for which public information was available. The selected transactions included the sale of Physicians Insurance Company of Wisconsin, Medical Protective Corp., NCRIC Group, Lion Insurance Co., Professionals Group Inc., MMI Cos., and Tenere Group. The primary business, or a significant portion of these companies’ business, was in the medical malpractice business. Raymond James noted that the target companies in the selected merger and acquisition transactions were independently operated companies that were not dependent on unaffiliated third parties to manage their operations. In reviewing these transactions, Raymond James evaluated, among other things, the multiple of equity value relative to the acquired company’s GAAP common equity for the most recent fiscal period-end, enterprise value relative to the acquired company’s statutory net income for the latest twelve-months and the multiple of enterprise value to the acquired company’s statutory capital and surplus for the most recent fiscal period-end. Raymond James then applied the minimum and maximum multiples from the transactions to the financial information of APIE for the twelve months ending June 30, 2006 and calculated an implied range of values for the consideration of $19.8 million to $271.7 million.

($000s)	Selected Ranges
	Min	Max
GAAP Common Equity
6/30/2006 GAAP Common Equity	$26,591	$26,591
Selected multiple (1)	0.74x	0.99x

Implied consideration value	$19,784	$26,381

STAT Capital & Surplus Valuation
6/30/2006 STAT Capital & Surplus (2)	$28,785	$28,785
Selected multiple (1)	1.10x	1.89x

Implied consideration value	$31,729	$54,342

LTM STAT Net Income Valuation
LTM STAT Net Income	$13,977	$13,977
Selected multiple (1)	9.2x	20.2x

Implied consideration value (2)	$118,905	$271,682

(1)	Based on transaction multiples for public and private medical malpractice transactions.
(2)	Subtracts refundable deposit certificate liabilities of $10.3 million.

Selected Demutualization Analysis: Raymond James reviewed financial and operating information for selected companies where value was exchanged for membership interests in a demutualization for which public information was available. The transactions reviewed consisted of the demutualizations of American Physicians Capital, Inc., MIIX Group, NCRIC Group, MEEMIC Holdings, Millers American Group, Summit Holding Southeast, and SCPIE Holdings, Inc. In reviewing these transactions, Raymond James evaluated, among other things, the multiple of equity value relative to the company’s GAAP common equity for the most recent fiscal period-end, enterprise value relative to the company’s statutory net income for the latest twelve-months and the multiple of enterprise value to the company’s statutory capital and surplus for the most recent fiscal period-end.

Raymond James then applied the minimum and maximum multiples from the demutualizations to the financial information of APIE for the twelve months ending June 30, 2006 and calculated an implied range of values for the consideration of $11.3 million to $164.1 million.

($000s)	Selected Ranges
	Min	Max
GAAP Common Equity
6/30/2006 GAAP Common Equity	$26,591	$26,591
Selected multiple (1)	0.43x	1.00x

Implied consideration value	$11,331	$26,591

STAT Capital & Surplus Valuation
6/30/2006 STAT Capital & Surplus (2)	$28,785	$28,785
Selected multiple (1)	0.50x	1.42x

Implied consideration value	$14,286	$40,812

LTM STAT Net Income Valuation
LTM STAT Net Income	$13,977	$13,977
Selected multiple (1)	7.5x	12.5x

Implied consideration value (2)	$94,242	$164,092

(1)	Based on transaction multiples for selected property & casualty insurer demutualizations.
(2)	Subtracts refundable deposit certificate liabilities of $10.3 million.

Discounted Cash Flow Analysis: Raymond James performed an analysis that estimated the future stream of cash flows of APIE through December 31, 2010, assuming that APIE performed in accordance with the earnings projections for 2006 and the years thereafter, provided by senior management of the attorney-in-fact. To approximate the terminal value of APIE at December 31, 2010, Raymond James applied two methods. The first method approximated terminal value using a range of earnings multiples of 7.0x to 11.0x applied to APIE’s 2010 net income. The top end of this selected range reflects earnings multiples observed in the sale transactions of comparable companies. The lower half of this selected range includes a 10% to 20% discount to these observed multiples to reflect APIE’s dependence on a third party attorney-in-fact to manage its operations and the terms of the management agreement between APIE and the attorney-in-fact that restrict the ability of APIE to unilaterally terminate the management agreement and engage another attorney-in-fact. The second method approximated terminal value by applying a range of growth rates of 2.0% to 4.0% to the estimated potential 2010 cash distributions of APIE and dividing the result by a percentage equal to the difference between discount rates that ranged from 10.0% to 14.0% and the different growth rates utilized. The selected range of growth rates is based on the historical growth of the medical malpractice insurance industry as a whole. Net premium written in the medical malpractice sector grew by an annualized rate of approximately 2.3% during the ten year period ended 2004 according to industry-wide statistics published by A.M. Best & Company. Each method then subtracted the projected face value of the remaining subscriber surplus deposits. Raymond James then discounted the cash flow stream and terminal values to present values using different discount rates ranging from 10.0% to 14.0%. This analysis indicated an implied range of values for the consideration of $9.9 million to $32.8 million.

($000s)
Discount Rate	Multiple of 2010 NI
	7.0x	9.0x	11.0x
10.0%	$11,758	$15,828	$19,897
12.0%	$10,766	$14,460	$18,155
14.0%	$9,877	$13,236	$16,595

Discount Rate	Perpetual Growth Rate
	2.0%	3.0%	4.0%
10.0%	$23,342	$27,407	$32,828
12.0%	$16,736	$19,117	$22,093
14.0%	$12,519	$14,048	$15,884

The APIE board of directors retained Raymond James based upon the recognized experience and expertise of its investment banking personnel and its reputation as a nationally recognized investment banking firm. Raymond James, as a part of its investment banking and advisory business, is continually engaged in the valuation of investment securities in connection with mergers and acquisitions, public offerings, private placements, and valuations for estate, corporate and other purposes and provides research reports to its clients on many property and casualty insurance companies. The APIE board of directors selected Raymond James as its financial advisor because of its reputation and because of its experience in transactions similar to the conversion and merger.

In the ordinary course of business, Raymond James may trade in the equity securities of APSG for its own account or for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

APIE and Raymond James entered into a letter agreement, dated February 15, 2006, which was amended on August 21, 2006, relating to the services to be provided by Raymond James in connection with the conversion and merger. APIE will pay Raymond James an aggregate fee of $225,000 for services rendered in connection with delivery of the fairness opinion provided to APIE, $50,000 of which is payable at the earlier of the completion of the merger or December 31, 2006. APIE will also reimburse Raymond James for out-of-pocket expenses. The foregoing fees and expenses were payable regardless of whether Raymond James gave APIE a favorable fairness opinion. APIE has agreed to indemnify Raymond James and its affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons against certain costs, expenses and liabilities to which they may become subject arising out of or in connection with their engagement.

Accounting Treatment of the Merger

APSG intends to account for the merger under the purchase method of business combinations with APSG having been deemed to have acquired APIC. This means that the assets and liabilities of APIC will be recorded, as of the completion of the merger, at their fair values and added to those of APSG.

Merger Consideration

The agreed upon aggregate purchase price for the purchase of APIE is $39,000,000. In the merger, APSG common stock will be exchanged for the 10,000,000 shares of APIC common stock issuable pursuant to the conversion. Each share of APIC common stock will be converted into the number of shares of APSG common stock pursuant to an exchange ratio equal to the aggregate purchase price minus an agreed upon current value of the payments that the Texas Department of Insurance determines that APIC must make with respect to the redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion, divided by $14.28, divided by 10,000,000. The average closing market price of APSG common stock for the twenty consecutive trading days ending June 6, 2006 was $14.28. For instance, and purely by way of example, if the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,000,000, the exchange ratio would be 0.210 shares of APSG common stock for every share of APIC common stock, as follows:

(($39,000,000 – $9,000,000))	÷ 10,000,000 = 0.210
$14.28

APIC common shareholders will receive cash for any fractional shares which they would otherwise receive in the merger.

The merger agreement contains an adjustment provision whereby the exchange ratio will be adjusted, as of the effective time of the merger, in the event the market price of the APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the closing date of the merger, or the closing market price, is greater than $16.42 or less than $12.14. If the closing market price is greater than $16.42, then the exchange ratio will be equal to the aggregate purchase price minus the agreed upon current value of the payments that APIC must make with respect to the redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion, multiplied by 115%, divided by the closing market price, divided by 10,000,000. For instance, and purely by way of example, if the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,000,000 and the closing market price equals $17.14, the exchange ratio would be 0.201 shares of APSG common stock for every share of APIC common stock, as follows:

(($39,000,000 – $9,000,000)×115%	)	÷ 10,000,000 = 0.201
$17.14

If the closing market price is less than $12.14, then the exchange ratio will be equal to the aggregate purchase price minus the agreed upon current value of the payments that APIC must make with respect to the redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion, multiplied by 85%, divided by the closing market price, divided by 10,000,000. For instance, and purely by way of example, if the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,000,000 and the closing market price equals $11.42, the exchange ratio would be 0.223 shares of APSG common stock for every share of APIC common stock, as follows:

(($39,000,000 – $9,000,000)×85%	)	÷ 10,000,000 = 0.223
$11.42

If the closing market price of APSG common stock is more than 25% higher or lower than $14.28, either party has the unilateral right to terminate the merger agreement altogether. If neither party chooses to terminate, the merger consideration shall be calculated as set forth above.

The following table sets forth a possible range of total shares of APSG common stock that may be issued in the merger based on various closing market prices of APSG common stock. These ranges assume that the agreed upon current value of the payments relating to the Series A redeemable preferred stock redemption features equals $9,204,000. Changes to this amount will affect the number of shares of APSG common stock that will be issued in the merger. Also, even if the closing market price of APSG common stock is more than 25% higher or lower than $14.28, the average closing market price of APSG common stock for the twenty consecutive trading days ending June 6, 2006, the parties do not have to terminate the merger agreement, so the minimum and maximum potential shares of APSG common stock that may be issued in the merger cannot be calculated and are not reflected in the table.

Percentage of $14.28	Closing Market Price of APSG Common Shares	Exchange Ratio (# of APSG common shares per APIC common share)	Number of APSG Common Shares to be Issued	% Ownership of APSG Common Shares by APIC Common Shareholders
75%	$10.71	0.236	2,364,762	46.0%
80%	$11.42	0.222	2,217,740	44.4%
85%	$12.14	0.209	2,086,555	42.9%
100%	$14.28	0.209	2,086,555	42.9%
115%	$16.42	0.209	2,086,555	42.9%
120%	$17.14	0.200	1,999,148	41.9%
125%	$17.85	0.192	1,919,630	40.9%

Holders of APIC Series A redeemable preferred shares will become entitled to receive one share of APSG Series A redeemable preferred stock for each share of APIC Series A redeemable preferred stock they would be entitled to receive in the conversion. Fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary.

Since holders of refundable deposit certificates will be entitled to receive one share of APIC Series A redeemable preferred stock for every $1,000 of unreturned surplus evidenced the outstanding balance on APIE’s books as of the closing date of the conversion, the number of shares of APSG Series A redeemable preferred stock that the holders of refundable deposit certificates will receive in the merger will depend on the outstanding balance on APIE’s books as of the closing date of the conversion. For example, and purely by way of illustration, as of September 30, 2006, it was determined that the outstanding balance of unreturned surplus on APIE’s books was $10,295,000, which would result in the holders of refundable deposit certificates receiving 10,295 shares of APSG Series A redeemable preferred stock in the conversion and the merger. Since payments on the refundable surplus are made only in limited circumstances, prior to the annual distribution proscribed by the Texas Department of Insurance, the amount of refundable surplus at closing is not expected to vary materially from the above example.

The shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period in which the holders of such shares are prohibited from transferring their shares. See “The Merger—Federal Securities Laws Consequences; Stock Transfer Restrictions” on page 125, below.

After the merger is completed, APIC policyholders will own approximately 43% of the outstanding common stock of APSG.

Dissenters’ Right of Appraisal

Holders of APSG common stock are not entitled to dissenters’ rights of appraisal in connection with the merger. APIE policyholders and holders of APIE refundable deposit certificates are not entitled to dissenters’ rights of appraisal under applicable Texas law in connection with the conversion or the merger.

Effective Time of the Merger

The merger will become effective upon the date on which the certificate of merger is filed with the Secretary of State of the State of Texas.

Federal Securities Laws Consequences; Stock Transfer Restrictions

Pursuant to the terms of the merger agreement, APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period running from the date of the effectiveness of the merger, during which the shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be held in escrow by the Transfer Agent, acting as an escrow agent, and will not be able to be traded.

Recipients of APSG common stock and Series A redeemable preferred stock in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares issued to any APIC shareholder who may be deemed to be an “affiliate” of APIC or APSG for purposes of Rule 145 under the Securities Act. In addition to the 180-day lock-up, it is expected that each such affiliate will agree not to transfer any APSG common stock or Series A redeemable preferred stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. This joint proxy statement/prospectus does not cover resales of APSG common stock or Series A redeemable preferred stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Organizational Documents, Directors and Officers of APIC

The merger agreement states that the certificate of formation of APIC, as in effect immediately prior to the effective time of the merger, will be the certificate of formation of the entity surviving the merger, until thereafter amended. The amended and restated bylaws of APIC, as in effect immediately prior to the effective time of the merger, will be the operating agreement of the entity surviving the merger until thereafter amended. The form of APIC certificate of formation and bylaws are exhibits to the plan of conversion and the merger agreement and will be approved in connection with the approval of the merger. As specified in the merger agreement, the officers and directors of the surviving entity will be as follows:

Name	Position
Samuel Ray Granett	Director
Norris C. Knight, Jr., M.D.	Director
Maury Lenard Magids	Director, President and Chief Operating Officer
William J. Peche, M.D.	Director
Lawrence Scott Pierce, M.D.	Director
Kenneth S. Shifrin	Director
Richard Samuel Shoberg, Jr., M.D.	Director
Marc Jason Zimmermann	Director, Senior Vice President, Secretary and Chief Financial Officer
Vicky Lynn Gould	Vice President, Claims
Jay Robert Tidey	Treasurer

Directors of APSG

Upon the effectiveness of the merger agreement, Norris C. Knight, Jr., M.D. and William J. Peche, M.D. will be elected by the APSG board of directors to serve on APSG’s board of directors until the next annual meeting of shareholders of APSG.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. APSG shareholders and APIE subscribers should read carefully the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Merger Consideration

In the merger, subscribers and others entitled to receive APIC common stock and Series A redeemable preferred stock in the conversion will receive shares of APSG common stock and Series A redeemable preferred stock, respectively, for each share of APIC common stock and Series A redeemable preferred stock that they become entitled to as a result of the conversion. APIC common stock will be exchanged for APSG common stock pursuant to an exchange ratio to be calculated prior to the effectiveness of the merger. Cash will be paid for any fractional shares of APSG common stock which would otherwise be issued in the merger. APIC Series A redeemable preferred stock will be exchanged for APSG Series A redeemable preferred stock on a one-for-one basis. See “The Merger—Merger Consideration” on page 123.

Consummation of the Merger

The merger will be consummated when we file the certificate of merger with the Secretary of State of the State of Texas. We will file the certificate of merger as soon as practicable after the satisfaction or, where permissible, waiver of the closing conditions in the merger agreement, which are described below. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day “lock-up” period commencing on the closing of the merger during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the plan of conversion and merger agreement have been approved by the two-thirds vote of all APIE subscribers;

•	the issuance of the shares of APSG common stock in the merger has been approved by the affirmative vote of holders of a majority of all shares of APSG common stock outstanding as of the record date;

•	all necessary approvals of the Texas Department of Insurance for the conversion and merger have been obtained;

•	the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part has been declared effective by the SEC and no stop orders suspending the effectiveness thereof have been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC;

•	no preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, will be in effect that would make the conversion or the merger illegal or otherwise prevent the consummation thereof;

•

the representations and warranties of APSG and APIC, respectively, set forth in the merger agreement are accurate and complete in all material respects (except with respect to provisions including the word

“material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of the merger agreement and as of the closing date of the merger;

•	APSG and APIE, respectively, have performed and complied with, in all material respects, all covenants and obligations required to be performed by each of them, respectively, under the merger agreement at or prior to the closing date of the merger;

•	the Advisory Services Agreement has been entered into between APIC and API Advisor;

•	the board of directors of APSG has approved the election of Norris C. Knight, Jr., M.D. and William J. Peche, M.D. to serve on the APSG board of directors upon the effectiveness of the merger;

•	APSG and APIE have each received reasonable assurances from their tax advisors that the conversion and merger should qualify as tax free reorganizations under Section 368(a) of the Internal Revenue Code; and

•	immediately prior to the effectiveness of the merger, the conversion has been consummated.

Neither APSG nor APIE can provide assurance that all of the conditions precedent to the merger will be satisfied or, where permitted, waived by the party permitted to do so. Further, APSG and APIE cannot at this point determine whether either of them would resolicit proxies in the event that they decided and were permitted to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to each of APSG’s and APIE’s decision to complete the merger. In making each of their determinations, APSG and APIE, respectively, would likely consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the deal fair to the APSG shareholders or the APIE subscribers from a financial point of view, the availability of alternative transactions and the prospects of APSG and APIE, as applicable, as an independent entity.

Fiduciary Duties

The merger agreement provides that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, APIE will not, directly or indirectly, enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint ventre, labor organization, unincorporated organization or governmental body other than APSG, relating to (a) any acquisition or purchase of any assets of APIE (other than in the ordinary course) or (b) any merger, consolidation or business combination involving APIE. APIE has agreed to notify APSG immediately if any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint ventre, labor organization, unincorporated organization or governmental body makes any written proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

Subject to the restrictions in the above paragraph, if the board of directors of APIE or APSG approves a superior proposal, APIE or APSG, as applicable, must first provide notice to the other party of its intent to enter into the superior proposal. If, within three days of receipt of such notice of the superior proposal, the other party does not make an offer to enter into a transaction which the notifying party’s board of directors determines in good faith is at least as favorable to the such notifying party’s shareholders (or in the case of APIE, the subscribers) from a financial point of view as the superior proposal, then the party can terminate the merger agreement and enter into the superior proposal by paying the non-terminating party a termination fee of $1,500,000 and reimbursing all applicable transaction expenses.

The term “superior proposal” means any bona fide written proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, acquisition, liquidation, direct or indirect business combination, or other similar transaction as a result of which the shareholders of APSG (or in the case of APIE, the subscribers) cease to own at least 50% of the voting ownership interests of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of such party, which in any such case, is on terms that the board of directors of such party determines in its good faith judgment:

•	would, if consummated, result in a transaction that is more favorable to APSG’s shareholders (or in the case of APIE, the subscribers) from a financial point of view than the transactions contemplated by the merger agreement (including the terms of any proposal by the other party to modify the terms of the transactions contemplated by the agreement); and

•	is reasonably likely to be financed and otherwise completed without undue delay.

In making its determination in good faith, the board of directors of such party accepting the superior proposal, shall take into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of non-consummation, the ability of the person making the proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by the APIE subscribers:

(1) by mutual written consent of APSG and APIE;

(2) by either APIE or APSG if there has been a breach of any representation, warranty, or covenant contained in the merger agreement on the part of the other party in any material respect (except with respect to materiality for any provisions containing the word “material” or words of similar import and APIE’s representations regarding its financial statements, in which case such termination rights will arise upon any breach), which breach has not been cured by the breaching party within 10 days following written notice to the breaching party;

(3) by either APIE or APSG if the market of the APSG common stock for the twenty consecutive trading days ending on the business day immediately prior to the closing date of the merger is greater than $17.85 or less than $10.71;

(4) prior to the approval by the APSG shareholders of the issuance of the APSG common stock, by either APIE (if APIE has not breached its no solicitation obligations) or APSG if the board of directors of the terminating party authorizes a superior proposal and pays the other party the applicable termination fee and expenses;

(5) by either APIE or APSG if any judgment, order, decree, statute, law, ordinance, rule, regulation or other legal restraint or prohibition that would make the merger illegal or otherwise prevent the consummation thereof will be in effect and will have become final and nonappealable; and

(6) automatically without any action by APIE or APSG in the event the merger has not been consummated by March 31, 2007.

Expenses

In the merger agreement, the parties agreed that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated. If the merger agreement is terminated and the termination fee is payable as a result thereof, in addition to the payment of the termination fee, the terminating party will pay the non-terminating party, or reimburse such party for, all out-of-pocket fees and expenses incurred by the non-terminating party (including the fees and expenses of its counsel, financial advisor and financing sources) in connection with the merger agreement and the transactions contemplated thereby, without limitation.

Conduct of Business Pending the Merger

In the merger agreement, APIE agreed that, prior to the effective time of the merger, except as necessary to consummate the conversion and the merger, APIE will conduct its business in the ordinary course consistent with past custom and practice and will not do any of the following:

•	sell, lease, transfer or assign any assets exceeding $10,000 singularly or $25,000 in the aggregate (other than sales of assets for a fair consideration in the ordinary course of business);

•	enter into any agreement outside the ordinary course of business or involving more than $10,000 (other than contracts for the sale of insurance in the ordinary course of business);

•	permit the imposition of any restriction of any kind on any APIE assets;

•	make any capital expenditure outside the ordinary course of business or involving more that $10,000 individually or $25,000 in the aggregate;

•	make an capital investment in any loan or acquisition of securities outside the ordinary course of business or involving more that $10,000 individually or $25,000 in the aggregate;

•	issue any note, bond, or other debt security or create, incur, assume or guarantee any liability for borrowed money or capitalized leases either involving more that $10,000 individually or $25,000 in the aggregate;

•	delay or postpone the payment of accounts payable or other liabilities outside the ordinary course of business or involving more that $10,000 individually or $25,000 in the aggregate;

•	cancel, compromise, waive or release any action or proceeding outside the ordinary course of business or involving more that $100,000;

•	grant any contracts or any other rights with respect to its intellectual property;

•	make or authorize any change to APIE’s formation documents and bylaws, other than as contemplated by the conversion and the merger;

•	declare, set aside or pay any dividend or make any distribution with respect to its ownership, equity or participation interests in APIE;

•	experience any damage, destruction or loss (whether or not covered by insurance) to its tangible properties;

•	make any loan to or enter into any other transaction with, any of its directors, officers, or employees;

•	enter into any employment, collective bargaining or similar agreement or modify the terms of any existing such agreement;

•	commit to pay any bonus or grant any increase in the base compensation (i) of any director or officer, or an employee who is also a subscriber or an affiliate of a subscriber, or (ii) outside of the ordinary course of business, of any of its other employees;

•	adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or similar arrangement for the benefit of any of its directors, officers, or employees (or take any such action with respect to any other employee benefit plan);

•	make any other change in employment terms for (i) any officer or employee that is a subscriber or an affiliate of a subscriber, or (ii) outside of the ordinary course of business, any of its other directors, officers or employees;

•	make or pledge to make any charitable or other capital contribution outside the ordinary course of business or involving more than $10,000 (individually or in the aggregate);

•	effect any other occurrence, event, incident, action, failure to act or transaction with respect to APIE outside the ordinary course of business or involving more than $10,000 (individually or in the aggregate); or

•	commit to any of the foregoing.

Amendment

The merger agreement may be amended by APSG and APIE at any time before or after approval of the merger agreement and the transactions contemplated thereby by the respective boards of directors of APSG and APIE or the APSG shareholders or APIE subscribers; provided that after any such approval by the APIE subscribers, no amendment will be made that in any way reduces the amount or changes the consideration to be received by APIE policyholders pursuant to the merger or that otherwise would require that subscribers’ approval under applicable corporate and insurance laws or the APIE organizational documents unless such subscriber approval is obtained. The merger agreement may not be amended except by an agreement in writing signed on behalf of each of the parties thereto.

Any failure of any of the parties to the merger agreement to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived at any time prior to the effective time of the merger by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Extensions; Waiver

At any time prior to the effectiveness of the merger, either APSG or APIE, to the extent legally allowed, may extend the time for the performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement to an extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the waiving party.

No waiver by any party of any default, misrepresentation, or breach of warranty or covenant in the merger agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising because of any prior or subsequent such occurrence.

Representations and Warranties

The merger agreement contains customary representations and warranties of APSG, Merger Sub and APIE relating to various aspects of the respective businesses and financial statements of the parties and other matters. The representations and warranties will not survive the merger, but they will serve as the basis of conditions to each of APSG’s and APIE’s obligations to complete the merger.

Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the merger, the merger agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed to between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the parties that differ from those applicable to shareholders or APIE policyholders. The assertions embodied in such representations and warranties are qualified by information contained in disclosure letters that the parties exchanged and attached to the merger agreement. Accordingly, APSG shareholders and APIE subscribers should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the parties’ public disclosures.

Conversion and Merger

Immediately prior to the merger, APIE will convert into a Texas stock insurance company (APIC) and the APIE policyholders and holders of APIE refundable deposit certificates will become entitled to receive shares of APIC common stock and Series A redeemable preferred stock, respectively, pursuant to the conversion as described in “The Conversion—Conversion Consideration” on page 105.

At the effective time of the merger and immediately after the conversion:

(1) Each share of APIC common stock that would be issued in the conversion will be converted into, and exchanged for, the right to receive the number of fully paid and nonassessable share of APSG common stock equal to the exchange ratio. The exchange ratio will be finally determined the day prior to the effective date of the merger based on the formula described in “The Merger—Merger Consideration” on page 123.

(2) APSG will pay cash for any fractional shares of common stock that would otherwise be issued in the merger.

(3) Each share of APIC Series A redeemable preferred stock that would be issued pursuant to the conversion will be converted into, and exchanged for, shares of APSG Series A redeemable preferred stock. Fractional shares of APIC Series A redeemable preferred stock will be issued as necessary.

After the merger is completed, APIE policyholders will own approximately 43% of the outstanding shares of APSG common stock.

Exchange of Shares; Fractional Shares

The shares of APIC common stock and Series A redeemable preferred stock that would be issued pursuant to the conversion will not be represented by stock certificates and, pursuant to the merger, the recipients of shares of APIC common stock and Series A redeemable preferred stock will be deemed to have surrendered such shares to the Transfer Agent in exchange for the applicable merger consideration.

Prior to the merger, APSG will appoint an exchange agent to effect the issuance of certificated APSG common stock and Series A redeemable preferred stock to be issued in the merger. Following the merger, APSG will deposit with the exchange agent certificates representing new APSG common stock, Series A redeemable preferred stock, and cash for fractional shares of APSG common stock. The shares of APSG common stock and Series A redeemable preferred stock will be subject to a 180-day lock-up period commencing on the closing of the merger, during which time the common and preferred shares issued by APSG in the merger will be held in escrow or subject to similar arrangements such that the shares cannot be traded for 180 days.

No fractional shares of APSG common stock will be issued in the merger and fractional share interests will not entitle the owner thereof to vote or to any rights of an APSG shareholder. In lieu of such fractional shares, each holder of fractional share interests will receive cash in an amount equal to the product of such fractional part of a share multiplied by $14.28 or the average of the closing market prices on the twenty trading days ending June 6, 2006, if such average closing market price is used in the calculation of the exchange ratio used to determine the merger consideration to APIC common shareholders. No interest will be paid in connection with the exchange of such fractional shares. Fractional shares of APSG Series A redeemable preferred stock will be issued in the merger, as necessary.

The Advisory Services Agreement

It is a condition to the merger that APIC enter into an Advisory Services Agreement with API Advisor, an entity to be formed by the current members of the APIE board of directors. Under the terms of the Advisory Services Agreement, attached as Annex E to this joint proxy statement/prospectus, API Advisor will provide APIC with advisory and consulting services. Its relationship with APIC will be that of an independent contractor, not an attorney-in-fact, employee, partner or any other type of relationship. API Advisor will provide up to nine persons to serve on an advisory board of directors of APIC, which will meet concurrently with the APIC board of directors. The advisory board will provide advice and counsel to the APIC board on matters coming before the APIC board or otherwise specifically requested by the APIC board, but advisory board members do not have any right to vote on matters brought before the APIC board. APSG may elect one or more directors of the advisory board to the APIC board of directors. API Advisor will assign directors on the advisory board to participate on one or more committees of APIC. APIC will compensate the members of the advisory board and the committees directly based on meeting attendance. API Advisor will retain, compensate and provide a medical director to APIC. The medical director will be subject to the operational authority of the chief operating officer and the board of APIC. APIC will pay the medical director and one administrative assistant directly. In addition to the fees and payments mentioned above, APIC will also reimburse API Advisor for reasonable out-of-pocket costs and expenses incurred by API Advisor in the performance of its obligations under the Advisory Services Agreement. API Advisor is subject to confidentiality under the Advisory Services Agreement. The Advisory Services Agreement has a five-year term with an automatic five-year renewal term. If terminated by APIC at the end of the first term or prior to the expiration of the second term, API Advisor and each member of the advisory board may execute a non-compete agreement in favor of APIC, in exchange for a payment of $200,000 each.

The Advisory Services Agreement will allow the parties to retain physician involvement in APIC, continue APIE’s philosophy of physicians working for physicians, and ensure the provision of consulting services to APIC by persons who already have a strong working knowledge of APIE.

API Advisor will be a Texas limited liability company established and owned by the current members of the APIE board of directors. It is anticipated that the initial advisory board members provided to APIC by API Advisor will be most or all of the current board members of APIE.

Also, APSG shall maintain customary officers and directors’ liability insurance with an endorsement naming the persons designated by API Advisor to provide advisory and consulting services to APIC as additional insureds thereunder, with respect to their services as advisory directors of APIC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF

THE CONVERSION AND MERGER

The following discussion is the opinion of Deloitte Tax LLP, tax advisor to APIE, as to the material U.S. federal income tax consequences of the (i) conversion to APIE subscribers and other eligible insureds who were as of June 1, 2006 and are at the effective time of the conversion either premium paying policyholders or former subscribers who have earned or paid for an extended reporting endorsement (tail coverage) within the last three years, which we collectively refer to as the APIE policyholders, holders of APIE refundable deposit certificates, APIE and APIC; and (ii) merger to APIC, APSG and to APIC shareholders. This discussion is based on the Internal Revenue Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the conversion and the merger. This discussion applies only to APIE policyholders, holders of APIE refundable deposit certificates and APIC shareholders that hold their interests in APIE or APIC, and will hold any shares of APSG common or preferred stock received in exchange for their interests in APIE and APIC, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all federal income tax consequences of the conversion and the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples that may apply to APIE policyholders, holders of APIE refundable deposit certificates or APIC shareholders that may make them subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders of shares of APIE interests or APIC stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders who have a “functional currency” other than the U.S. dollar; holders who are foreign persons; holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and holders who acquired their interests in APIE or APIC through stock option or stock purchase programs or otherwise as compensation. In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction.

APIE POLICYHOLDERS, HOLDERS OF APIE REFUNDABLE DEPOSIT CERTIFICATES AND APIC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE CONVERSION AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Treatment of the Conversion and the Merger each as a Reorganization. In the opinion of Deloitte Tax LLP, the conversion and the merger should each be treated as a transaction that qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. This tax opinion is given in reliance on customary representations and assumptions as to certain factual matters, including the following: (i) the conversion and the merger will take place in accordance with all of the terms and conditions of the conversion and the merger as described in this prospectus without the waiver or modification of any of those terms or conditions, (ii) none of APSG, APIE, APIC, or any related party acquires or redeems, in connection with the conversion or the merger, shares of APIC common or Series A redeemable preferred stock issued to APIE policyholders or holders of APIE refundable deposit certificates pursuant to the conversion or shares of APSG common or Series A redeemable preferred stock issued to APIC shareholders in the merger (other than pursuant to an open market stock repurchase program or in connection with the payment of cash in lieu of fractional shares of APSG common stock), (iii) after the conversion and the merger, APIC, a wholly owned subsidiary of APSG, will continue APIE’s historic business, or will use a significant portion of APIE’s historic business assets in a business, and (iv) the description of APSG’s business operations set forth in its SEC filings is accurate in all material respects and there will be no material changes in such operations prior to the closing of the merger.

The qualified nature of the opinion reflects that the tax consequences of the conversion and merger are not certain. In this case, Deloitte Tax LLP has issued a qualified opinion, rather than an unqualified opinion, because the conversion of a reciprocal insurance exchange into a stock company followed by a merger of the converted company with another corporation is an unusual transaction on which there is no direct authority as to the tax consequences. Nevertheless, since there is analogous authority that supports the conclusion that the conversion and the merger constitute tax-free reorganizations, Deloitte Tax LLP believes that it is unlikely the Internal Revenue Service would reach a different conclusion.

If the conversion fails to qualify as a tax free reorganization for federal income tax purposes, the exchange of APIE Policyholder Interests for APIC common stock in the conversion will be taxable to the APIE Policyholders, and the exchange of APIE Refundable Deposit Certificates for APIC preferred stock in the conversion will be taxable to holders of APIE Refundable Deposit Certificates. If the merger fails to qualify as a tax free reorganization for federal income tax purposes, the exchange of APIC common stock for APSG common stock in the merger will be taxable to holders of APIC common stock, and the exchange of APIC preferred stock for APSG preferred stock in the merger will be taxable to holders of APIC preferred stock.

APIE, APIC, and APSG do not intend to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the conversion and the merger. The tax opinion will not bind the courts or the Internal Revenue Service, nor will it preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinion. No assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. In addition, the tax opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. The following are the material federal income tax consequences to (i) APIE and APIC as a result of the conversion, (ii) APIC and APSG as a result of the merger; (iii) APIE policyholders and holders of APIE refundable deposit certificates who, consistent with the tax opinion referred to above, receive their shares of APIC common stock and/or Series A redeemable preferred stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (iv) APIC shareholders who, consistent with the tax opinion referred to above, receive their shares of APSG common stock and/or Series A redeemable preferred stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code .

Consequences to APIE Policyholders, Holders of APIE Refundable Deposit Certificates and APIC Shareholders. The U.S. federal income tax consequences of the conversion and the merger to each APIE policyholder and holders of APIE refundable deposit certificates will vary depending on whether they are a subscriber, an APIE holder of a refundable deposit certificate, or other eligible insured.

APIE Subscribers who Exchange APIE Subscriber Interests Solely for APIC Common Stock. APIE subscribers who exchange all their APIE subscriber interests solely for APIC common stock in the conversion should not recognize gain or loss for United States federal income tax purposes. Each subscriber’s aggregate tax basis in the APIC common stock received in the conversion should be the same as his or her aggregate tax basis in the APIE subscriber interest surrendered in the transaction. The holding period of the APIC common stock received in the conversion by an APIE subscriber should include the holding period of the subscriber interest that he or she surrendered. If an APIE subscriber has differing tax bases and/or holding periods in respect of his or her subscriber interest in APIE, the subscriber should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of APIC common stock that the subscriber receives.

Other Eligible Insureds who Solely Receive APIC Common Stock. Eligible insureds of APIE who are not subscribers and who receive solely APIC common stock in exchange for their interests in the conversion should not recognize gain or loss for United States federal income tax purposes. Each eligible insured’s aggregate tax basis in the APIC common stock received in the conversion should be the same as his or her aggregate tax basis in the APIE interest surrendered in the transaction, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the APIC common stock received in the conversion should include the holding period of the eligible insured’s interest that he or she surrendered. If an eligible insured has differing tax bases and/or holding periods in respect of his or her interest in APIE, the eligible insured should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of APIC common stock that the eligible insured receives.

APIE Subscribers and Other Eligible Insureds who receive APIC Preferred Stock for their Deposit Certificates. APIE subscribers and other eligible insureds that receive both APIC common stock and APIC preferred stock in the Conversion as a result of holding both APIE subscriber interests and APIE Deposit Certificates generally should recognize gain, but not loss, equal to the lesser of: (i) the difference between the fair market value of the APIC Series A redeemable preferred stock received and the tax basis for the deposit certificates converted into and exchanged therefor, or (ii) the fair market value of the APIC Series A redeemable preferred stock received in the conversion. The amount and character of gain should be computed separately for each refundable deposit certificate held by an APIE holder. Any recognized gain should be capital gain and any such capital gain should be long term if, as of the effective date of the conversion, such holder held a refundable deposit certificate for more than one year or should be short term if, as of such date, such holder has held the refundable deposit certificate for one year or less. Each holder’s aggregate tax basis in the APIC Series A redeemable preferred stock received in the conversion should equal the fair market value of such preferred stock on the effective date of the conversion. The holding period of the APIC Series A redeemable preferred stock received in the conversion by a holder of an APIE refundable deposit certificate should not include the holding period of the refundable deposit certificate converted into, and exchanged for, the APIC Series A redeemable preferred stock received.

APIE Holders of Refundable Deposit Certificates who Solely receive APIC Preferred Stock in Exchange for their Deposit Certificates. APIE holders of refundable deposit certificates who receive solely APIC Series A redeemable preferred stock in the conversion should generally recognize gain or loss equal to the difference between the fair market value of the APIC Series A redeemable preferred stock received and the tax basis for the deposit certificates converted into and exchanged therefor. The amount and character of gain or loss should be computed separately for each refundable deposit certificate held by an APIE holder. Any recognized gain or loss should be capital gain or loss and any such capital gain or loss should be long term if, as of the effective date of the conversion, such holder held a refundable deposit certificate for more than one year or should be short term if, as of such date, such holder has held the refundable deposit certificate for one year or less. Each holder’s aggregate tax basis in the APIC Series A redeemable preferred stock received in the conversion should equal the fair market value of such preferred stock on the effective date of the conversion. The holding period of the APIC Series A redeemable preferred stock received in the conversion by a holder of an APIE refundable deposit certificate should not include the holding period of the refundable deposit certificate converted into, and exchanged for, the APIC Series A redeemable preferred stock received.

APIC shareholders who Exchange APIC Common or APIC Series A Redeemable Preferred Stock Solely for APSG Common or APSG Series A Redeemable Preferred Stock. APIC shareholders who exchange all their APIC common stock or APIC Series A redeemable preferred stock solely for APSG common stock or APSG Series A redeemable preferred stock, respectively, in the merger should not recognize gain or loss for United States federal income tax purposes on such exchange, except with respect to cash, if any, they receive in lieu of a fractional share of APSG common stock. Each APIC shareholder’s aggregate tax basis in the APSG common stock or APSG Series A preferred stock received in the merger should be the same as his or her aggregate tax basis in the respective APIC common stock or APIC Series A redeemable preferred stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional common share interest for which cash is received. The holding period of the APSG common stock or APSG Series A redeemable preferred stock received in the merger by an APIC shareholder should include the holding period of the APIC common stock or APIC Series A redeemable preferred stock that he or she surrendered. If an APIC shareholder has differing tax bases and/or holding periods in respect of his or her APIC common stock or APIC Series A redeemable preferred stock, the APIC shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of APSG common stock or APSG Series A redeemable preferred stock that such shareholder receives in the merger.

The Receipt of Cash in Lieu of a Fractional Share. An APIC shareholder who receives cash in lieu of a fractional share of APSG common stock should generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in their interest in APIC common stock that is allocable to the respective fractional share of APSG common stock that they otherwise would have received. That gain or loss generally should constitute capital gain or loss.

Consequences to APIE, APIC, and APSG. None of APIE, APIC or APSG should recognize gain or loss as a result of the conversion and the merger.

Information Reporting and Backup Withholding. Certain U.S. holders may be subject to information reporting with respect to any cash received in exchange for an interest in APIE or APIC, including cash received instead of a fractional share interest in shares of APSG common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE

THE CONVERSION AND MERGER

As a Texas reciprocal insurance exchange, the conversion and merger must be approved by the Commissioner of the Texas Department of Insurance. APIE has filed a plan of conversion with the Commissioner and APIE policyholders, holders of refundable deposit certificates and other interested persons have the right to provide the Commissioner with comments on the plan of conversion and the merger. On September 13, 2006, the Commissioner held a hearing to consider the fairness of the exchange of the APIE policyholders’ interests for shares of APSG common stock and the rights to repayment from APIE’s refundable surplus for shares of APSG Series A redeemable preferred stock, and to consider the testimony presented and information filed by interested parties, APSG and APIE. APIE provided advance written notice of the September 13, 2006 hearing to each APIE policyholder and each holder of a refundable deposit certificate. In addition, public notice of the hearing was made through publication by the Commissioner in the Texas Register. The hearing was held on September 13, 2006 in the public hearings room of the Texas Department of Insurance in Austin, Texas. In his opening remarks, the Commissioner indicated for the record that the Texas Department of Insurance would not make a decision on fairness at the conclusion of the hearing, but would solicit input on fairness and allow Texas Department of Insurance staff to ask questions of the representatives of the parties and any other persons who chose to speak. The Commissioner accepted testimony from representatives of the APIE board of directors and their legal counsel. The Commissioner questioned these representatives at some length concerning the rationale for the conversion and the merger and the determination and allocation of the purchase price. The Commissioner also questioned representatives of APIE’s investment advisor, Raymond James & Associates, Inc., concerning the process utilized in analyzing the terms of the conversion and the merger for purposes of rendering their opinion thereon dated August 22, 2006 to the board of directors of APIE. The Commissioner also questioned representatives of APSG and its legal counsel. No one made an appearance to speak in opposition to the conversion and the merger, although Texas Department of Insurance staff indicated for the record that they had received some written comments in that regard. No rulings or indications of a decision were made by the Commissioner during or at the conclusion of the hearing. The approval of the plan of conversion by the Texas Department of Insurance and is a condition of the conversion.

APIE has been advised by legal counsel in Arkansas, Dover Dixon Horne PLLC, that approval by the Arkansas Insurance Department is not required for the conversion or merger.

We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of the State of Texas.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APSG and APIE are providing the following unaudited pro forma condensed consolidated financial statements to present a picture of the results of operations and financial position of the combined company after giving effect to the merger, absent any operational or other changes, had APSG’s and APIE’s businesses been combined for the periods and at the dates indicated. The pro forma condensed consolidated balance sheet as of the period ended September 30, 2006 is presented as if the merger occurred on September 30, 2006. The pro forma condensed consolidated statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 are presented as if the merger occurred on January 1, 2005. The unaudited pro forma condensed consolidated financial statements were prepared using the purchase method of accounting with APSG treated as the acquiring entity.

The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable, and a complete purchase accounting valuation will be finalized after closing. There are no contingent conditions relating to the purchase price of $39,000,000. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. The unaudited pro forma condensed consolidated financial statements and the related notes thereto should be read in conjunction with the consolidated financial statements of APSG and the financial statements of APIE for the years ended December 31, 2005, 2004 and 2003, and condensed financial statements as of September 30, 2006 and 2005, and for the nine months then ended, and the related notes thereto and other information in “Selected Historical Consolidated Financial Data,” “APSG Management’s Discussion and Analysis of Financial Condition and Results of Operations of APSG” and “APIE Management’s Discussion and Analysis of Financial Condition and Results of Operations of APIE.”

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2006

(In thousands, except per share data)

	APIE Historical Sept. 30, 2006	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical Sept. 30, 2006	Pro Forma Adjustments Merger		Consolidated Pro Forma Sept. 30, 2006
		(Note 4)			(Note 5)
ASSETS
Investments
Fixed maturities available for sale, at fair value	$128,221	$—	$128,221	$15,318	$(2,500	)(n)	$141,039
Fixed maturities—restricted, at fair value	—	—	—	—	2,500	(n)	2,500
Equities securities, at fair value	5,879	—	5,879	4,663	—		10,542
Other invested assets	1,119	—	1,119	—	417	(l)	1,536

Total investments	135,219	—	135,219	19,981	417		155,617
Cash and cash equivalents	3,926	—	3,926	7,113	—		11,039
Accrued investment income	560	—	560	—	—		560
Management fees and other receivables	—	—	—	1,964	(752	)(c)	1,212
Premium, maintenance fees and receivables	20,833	—	20,833	—	—		20,833
Other amounts receivable under reinsurance contracts	5,014	—	5,014	—	—		5,014
Reinsurance recoverables on paid & unpaid loss and loss adjustment expenses	29,674	—	29,674	—	(935	)(l)	28,739
Prepaid reinsurance premiums	364	—	364	—	—		364
Deferred policy acquisition costs	2,862	—	2,862	—	—		2,862
Notes receivable	—	—	—	893	—		893
Federal income taxes receivable	—	—		483	—		483
Deferred tax asset	4,205	—	4,205	900	—		5,105
Subrogation recoverables	761	—	761	—	(50	)(l)	711
Goodwill	—	—	—	1,247			1,247
Property and equipment	—	—	—	588	—		588
Other assets	818	—	818	1,387	(532	)(l)	1,653
					(20	)(l)

Total	$204,236	$—	$204,236	$34,556	$(1,872)		$236,920

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2006

(In thousands, except per share data)

	APIE Historical Sept. 30, 2006	Pro Forma Adjustments Conversion		APIC After Conversion	APSG Historical Sept. 30, 2006	Pro Forma Adjustments Merger		Consolidated Pro Forma Sept. 30, 2006
		(Note 4)				(Note 5)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Reserve for losses and loss adjustment expenses	$109,414	$—		$109,414	—	—		$109,414
Unearned premiums and maintenance fees	44,083	—		44,083	—	—		44,083
Reinsurance premiums payable	838	—		838	—	—		838
Funds held under reinsurance treaties	3,033	—		3,033	—	—		3,033
Amounts withheld or retained by APIE	1,566	—		1,566	—	—		1,566
Refundable subscriber deposits	10,295	(10,295	)(b)	—	—	—		—
Mandatorily redeemable preferred stock—APIC	—	10,295	(b)	10,295	—	(10,295	)(k)	—
Mandatorily redeemable preferred stock—APSG	—	—		—	—	9,204	(i)	9,204
Accounts payable	—	—		—	3,879	—		3,879
Accrued incentive compensation	—	—		—	1,360	—		1,360
Accrued expenses and other liabilities	—	—		—	1,343	—		1,343
Federal income taxes payable	2,074	—		2,074	—	515	(d)	2,285
						(197	)(m)
						(107	)(j)
Other liabilities	2,790	—		2,790	244	(752	)(c)	1,400
						(1,514	)(d)
						318	(l)
						314	(j)

Total Liabilities	174,093	—		174,093	6,826	(2,491)		178,405

Minority interests	—	—		—	20	—		20

Shareholders’ Equity
Retained Earnings—APIE	31,995	(31,995	)(a)	—	—	—		—
Accumulated other comprehensive income, net of taxes—APIE	(1,852)	—		(1,852)	443	1,852	(k)	443
Common Stock—APIC	—	10,000	(a)	10,000	—	(10,000	)(k)	—
Additional paid-in capital—APIC	—	21,995	(a)	21,995	—	(21,995	)(k)	—
Common Stock—APSG	—	—		—	279	209	(i)	488
Additional paid-in capital—APSG	—	—		—	7,502	29,587	(i)	37,669
						580	(m)
Retained earnings—APSG	—	—		—	19,486	999	(d)	19,895
						(207	)(j)
						(383	)(m)

Total Shareholders’ Equity	30,143	—		30,143	27,710	642		58,495

Total	$204,236	$—		$204,236	$34,556	$(1,849)		$236,920

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Nine Months Ended September 30, 2006

(In thousands, except per share data)

	APIE Historical September 30, 2006	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical September 30, 2006	Pro Forma Adjustments Merger		Consolidated Pro Forma September 30, 2006
		(Note 4)			(Note 5)
REVENUES
Premiums and maintenance fees written	$61,560	$—	$61,560	$—	$—		$61,560
Premiums ceded	(5,627)	—	(5,627)	—	—		(5,627)
Change in unearned premiums & maintenance fees	(3,528)	—	(3,528)	—	—		(3,528)

Net Premiums and maintenance fees earned	52,405	—	52,405	—	—		52,405
Investment income, net of investment expense of $136 in September 2006	4,625	—	4,625	793	—		5,418
Realized capital gains, net	265	—	265	15	—		280
Financial services	—	—	—	11,421	—		11,421
Other revenue	—	—	—	10,556	(10,583	)(e)	254
					281	(g)

Total revenues	57,295	—	57,295	22,785	(10,302)		69,778

EXPENSES
Losses and loss adjustment expenses	29,880	—	29,880	—	—		29,880
Other underwriting expenses	10,536	—	10,536	—	(1,514	)(d)	7,848
					(6,815	)(e)
					281	(g)
					4,780	(h)
					580	(m)
Amortization of deferred policy acquisition costs	(356)	—	(356)	—	—		(356)
General and administrative	—	—	—	9,984	(3,768	)(e)	1,750
					(4,780	)(h)
					314	(j)
Financial services expenses	—	—	—	10,348	—		10,348

Total expenses	40,060	—	40,060	20,332	(10,922)		49,470

Income from operations	17,235	—	17,235	2,453	620		20,308
Federal income tax expense	5,832	—	5,832	882	515	(d)	6,925
					(197	)(m)
					(107	)(j)
Minority interests	—	—	—	2	—		2

Net income	$11,403	$—	$11,403	$1,569	$409		$13,381

Net Income per Share (Note 6)
Basic	$—	$—	$—	$0.57	$—		$2.75
Diluted	$—	$—	$—	$0.53	$—		$2.66

Basic weighted average shares outstanding	—	—	—	2,773	2,087		4,860
Diluted weighted average shares outstanding	—	—	—	2,942	2,087		5,029

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In thousands, except per share data)

	APIE Historical 2005	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical 2005	Pro Forma Adjustments Merger		Consolidated Pro Forma 2005
		(Note 4)			(Note 5)
REVENUES
Premiums and maintenance fees written	$79,301	$—	$79,301	$—	$—		$79,301
Premiums ceded	(12,885)	—	(12,885)	—	—		(12,885)
Change in unearned premiums & maintenance fees	(2,233)	—	(2,233)	—	—		(2,233)

Net Premiums and maintenance fees earned	64,183	—	64,183	—	—		64,183
Investment income, net of investment expense of $520 in 2005	5,131	—	5,131	701	—		5,832
Realized capital gains, net	552	—	552	3,101	—		3,653
Financial services	—	—	—	18,459	—		18,459
Other revenue	—	—	—	15,514	(15,421	)(f)	468
					375	(g)

Total revenues	69,866	—	69,866	37,775	(15,046)		92,595

EXPENSES
Losses and loss adjustment expenses	43,976	—	43,976	—	—		43,976
Other underwriting expenses	12,767	—	12,767	—	—		7,963
					(11,045	)(f)
					375	(g)
					5,866	(h)
Amortization of deferred policy acquisition costs	(96)	—	(96)	—	—		(96)
General and administrative	—	—	—	12,999	(4,376	)(f)	3,179
					(5,866	)(h)
					422	(j)
Financial services expenses	—	—	—	16,263	—		16,263

Total expenses	56,647	—	56,647	29,262	(14,624)		71,285

Income from operations	13,219	—	13,219	8,513	(422)		21,310
Federal income tax expense	4,188	—	4,188	3,039	(143	)(j)	7,084
Minority interests	—	—	—	14	—		14

Net income	$9,031	$—	$9,031	$5,460	$(279)		$14,212

Net Income per Share (Note 6)
Basic	$—	$—	$—	$2.03	$—		$2.98
Diluted	$—	$—	$—	$1.86	$—		$2.83

Basic weighted average shares outstanding	—	—	—	2,688	2,087		4,775
Diluted weighted average shares outstanding	—	—	—	2,931	2,087		5,018

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Basis of Presentation

The accompanying unaudited pro forma balance sheet and statements of operations present the pro forma effects of the merger of APSG and APIE through the exchange of common and preferred shares of stock. The balance sheet is presented as though the merger occurred on September 30, 2006. The statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 are presented as though the merger occurred on January 1, 2005.

2. Method of Accounting for the Merger

APSG will account for the merger using the purchase method of accounting for business combinations. APSG is deemed to be the acquirer for accounting purposes based on a number of factors determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The purchase method of accounting requires that APIE’s assets acquired and liabilities assumed by APSG be recorded at their estimated fair values.

3. Adjustments to Historical Financial Statements for Comparability

APIE’s balance sheet, in conformity with GAAP as applied to insurance companies, prepares its balance sheet without classification as to the short and long term nature of its assets and liabilities. Following the merger we will primarily be an insurance company and, accordingly, we have reclassified APSG’s balance sheet and statements of operations in the unaudited pro forma financial information to conform to GAAP as applied to insurance companies.

4. Pro Forma Adjustments related to the Conversion

Pursuant to the plan of conversion, APIE will convert from a Texas reciprocal insurance exchange into a Texas stock insurance company called American Physicians Insurance Company, or APIC.

APIE eligible policyholders will receive their portion of the 10,000,000 shares of $1 par value APIC common stock as part of the conversion. Also, pursuant to the conversion, each holder of refundable deposit certificates representing unpaid surplus contributions which have not been fully refunded will receive one share of Series A redeemable preferred stock of APIC ($1 par value) for every $1,000 of unreturned surplus evidenced by the outstanding balance on the APIE’s books as of the date of closing.

The pro forma adjustments related to the unaudited pro forma balance sheet and statements of operations as a result of the conversion are described below:

(a)	Records the issuance of APIC common stock to eligible policyholders as a result of conversion

(b)	Records the exchange of refundable subscriber deposits for APIC mandatory redeemable preferred stock as a result of the conversion

5. Pro Forma Adjustments Related to the Merger

Pursuant to the merger agreement, immediately following the conversion of APIE to APIC, APSG ACQCO, Inc., a newly formed, wholly owned subsidiary of APSG, will merge into APIC with APIC becoming a wholly owned subsidiary of APSG.

At the effective time of the merger, each share of common stock of APIC issued in the conversion will be converted into, and exchanged for, the right to receive the number of shares of APSG common stock based upon an exchange ratio to be calculated after the occurrence of certain events. The exchange ratio will be equal to a purchase price of $39,000,000 minus the agreed upon current value of the payments authorized by the Texas

Department of Insurance that must be made by APSG to comply with the mandatory redemption features of the APIC Series A redeemable preferred stock issued pursuant to the conversion in exchange for the APIE refundable deposit certificates, divided by $14.28 (see Note 5(i)), divided by the 10,000,000 shares of APIC common stock being issued in the conversion. The exchange ratio may be adjusted, as of the effective time of the merger, in the event the market price for APSG’s common stock fluctuates over or under a certain range. See “The Merger—Merger Consideration” on page 123 for examples of the impact of such fluctuation on the market price of APSG’s common stock.

Each share of Series A redeemable preferred stock of APIC that would be issued in the conversion will be converted into the right to receive one share of APSG Series A redeemable preferred stock. The shares of APSG common stock and Series A redeemable preferred stock issued in the merger will be subject to a 180-day lock-up period in which the holders of such shares are prohibited from transferring their shares. See “The Merger—Merger Consideration” on page 123 and “The Merger—Federal Securities Laws; Stock Transfer Restrictions” on page 125.

The pro forma calculations regarding the number of APSG common and Series A redeemable preferred shares to be issued in the merger are based on the following assumptions: (i) the discounted present value of the payments to the holders of shares of APIC Series A redeemable preferred stock, based on the outstanding balance of unreturned surplus on APIE’s books as of the closing date of the conversion, is $9,204,000, (ii) the closing market price of APSG stock as of the effective time of the merger will not be more than 15% higher or lower than $14.28, resulting in an assumed exchange ratio, for the purposes of these pro forma calculations, of 0.210 shares of APSG common stock for every share of APIC common stock, and an issuance of approximately 2,087,000 shares of APSG common stock in the merger.

The purchase accounting and pro forma adjustments related to unaudited pro forma balance sheet and statements of operations as a result of the merger are described below:

(c)	Eliminates inter-company receivables between APSG and APIE as of September 30, 2006.

(d)	As of and for the nine months ended September 30, 2006, APIE had recorded the pro-rata portion of the annual profit sharing component of the management fee expense to APSG. APSG has not historically recognized any of the profit sharing component of the management fee revenue until December of each year. Consequently, to make the historical statements consistent and comparable to each other, $1,514,000 of other underwriting expense related to the profit sharing component of management fees has been eliminated and federal income tax expense has been adjusted accordingly ($515,000) for the nine months ended September 30, 2006. The balance sheet has been adjusted to reflect the reduced payable of $1,514,000, additional income taxes payable of $515,000 and the net effect to retained earnings of $999,000.

(e)	Records the elimination of the revenue component of management fee and sub-producer commissions by APSG, the management fee expense by APIE and the sub-producer expenses by APSG for the period ending September 30, 2006.

(f)	Records the elimination of both the revenue component and the profit sharing component of management fee by APSG and the management fee expense by APIE for the year ending December 31, 2005.

(g)	Records commissions expense incurred by APIE that is currently reimbursed by APSG. There will be no reimbursement following the merger. The reimbursement was eliminated in the APSG financial statements.

(h)	Reclassifies the remaining expenses of the attorney-in-fact that would remain as part of the combined entity such as salaries, marketing, professional fees, etc.

(i)	Records the APSG common stock and APSG preferred stock to be issued for APIC common stock and APIC preferred stock as part of the merger. Described below is the calculation of common stock as defined in “The Merger—Merger Consideration” on page 123 and the basis of recording the APSG mandatorily redeemable preferred stock issued in the merger.

The APSG common stock component of the merger consideration, as follows:

Agreed price for APSG common and preferred stock:	$39,000,000
Less, value of the Series A preferred shares:	(9,204,000)

Value of the APSG common stock:	$29,796,000

The agreement specifies that the price per share of APSG common stock will be the average of the closing price of the stock over the twenty days including and preceding June 6, 2006, which was $14.28.

$29,796,000 $14.28
	=	2,087,000 shares

Capital stock at $0.10 par value:	$209,000
Additional paid in capital:
Value of the APSG common stock	$29,796,000
Less the par value	(209,000)

$29,587,000

The value of the APSG Series A redeemable preferred stock is defined in the agreement as the value of the APIC Series A redeemable preferred stock, whose value in turn is based on the balance of APIE’s refundable surplus at the closing date. Since payments on the refundable surplus are made only in limited circumstances, prior to the annual distribution proscribed by the Texas Department of Insurance, the amount of refundable surplus at closing is not expected to vary materially from the above example. More likely to vary over the period from the announcement of the merger until closing is the market value of the APSG common shares. The following table assumes the value of the APSG Series A convertible preferred to be $9,204,000 and shows a range of average market prices for the APSG common stock within the specified range of 25% above and below the $14.28 price defined in the Merger Agreement. For each value in the share price range the table discloses the impact on the number of shares issued, the value of the APSG common stock, and the total merger consideration. While the number of shares to be issued to each APIC shareholder may vary depending on the price of the APSG shares, the manner in which they are allocated will remain constant.

Percentage of $14.28	Average closing price		Shares to be issued	Value of common stock	Value of preferred stock	Total merger consideration
75%	$10.71	(1)	2,365,000	25,330,000	9,204,000	34,534,000
80%	$11.42		2,218,000	25,330,000	9,204,000	34,534,000
85%	$12.14		2,087,000	25,330,000	9,204,000	34,534,000
100%	$14.28		2,087,000	29,796,000	9,204,000	39,000,000
115%	$16.42		2,087,000	34,261,000	9,204,000	43,465,000
120%	$17.14		1,999,000	34,261,000	9,204,000	43,465,000
125%	$17.85	(1)	1,920,000	34,261,000	9,204,000	43,465,000

Note 1.	These numbers represent the maximum stock price variance from the $14.28 contractual price before either party has the right to withdraw from the merger or renegotiate its terms.

APSG will issue Series A redeemable preferred stock in exchange for APIC redeemable preferred stock as part of the consideration. APIC Series A redeemable preferred stock is created when holders of APIE refundable deposit certificates exchange those certificates for the Series A redeemable preferred at conversion. Under FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, it requires an issuer to classify an instrument as a liability if it is issued in the form of shares that are mandatorily redeemable if it embodies an unconditional obligation that requires the issuer to redeem the shares by transferring the entity’s assets at a specified or determinable date(s) or upon an event that is certain to occur. The preferred stock’s mandatory cash redemption feature coupled with a fixed redemption date and fixed amount requires that it be classified as debt, rather than equity. Terms of the agreement call for the stock to be redeemed over ten years with a 3% dividend rate. The Texas Department of Insurance’s approval of the conversion and merger is conditioned upon APSG maintaining certain funds in escrow. APSG will place $2,500,000 in an escrow account with a bank to remain until the aggregate remaining redemption obligation on the outstanding APSG Series A redeemable preferred stock is less than the amount of the escrow balance, with no withdrawals to be made from this escrow account without prior approval from the Texas Department of Insurance. Per FAS 150, the debt will be recorded at fair market value calculated at its present value of APSG’s rate of return on investment assets, 5.35%, which is $9,204,000.

(j)	Records the three percent (3%) dividend on the APSG Series A preferred stock and the imputed interest from recording the liability at fair value.

(k)	Eliminates the beginning equity of APIC in consolidation.

(l)	In June 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement 142, Goodwill and Other Intangible Assets. In accordance with these pronouncements, when there is an excess of fair value of acquired net assets over their cost, the excess shall be allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the non-current assets, except financial assets, assets to be disposed of by sale, deferred tax assets, and prepaid assets relating to pension or other postretirement benefits.

The excess of fair value of acquired net assets over cost is as follows:

Merger consideration	$39,000,000
Transaction costs	850,000

Total purchase price	$39,850,000

APIC stated equity	$30,143,000
Add: Adjustment of assets to fair value	417,000
Debt to be replaced by APSG Series A preferred stock	10,295,000

Net assets acquired at fair value	40,855,000

Excess of fair value of acquired net assets over cost	$1,005,000

Note:	Transaction costs of $850,000 above consist of $532,000 which has been incurred and capitalized as of September 30, 2006 and $318,000 of anticipated additional fees, which are to be capitalized.

The allocation of excess fair value over costs to acquired APIC assets is as follows:

Asset classification	Total	Long-term Portion	%	Adjustment
Reinsurance recoverables	$29,674	$15,700	94%	($945)
Subrogation recoverables	761	761	5%	(50)
Other assets	818	236	1%	(10)

	$31,253	$16,697	100%	($1,005)

The adjustment of assets to fair value shown above represents the adjustment to present value of a receivable with an interest rate in excess of current market interest rates. The carrying value of all other assets and liabilities was reviewed and determined to be an accurate representation of fair value. APIE has no fixed assets, a common area for adjustments, its largest asset, its investment portfolio, is adjusted to market in its GAAP financial statements, and its other assets and liabilities are of short duration and will be realized/paid at the carrying value. We also reviewed APIE for intangible assets that could result from the merger. We reviewed trademarks and trade names and determined that they would not carry over to the new entity. We considered customer lists and determined that there was no information that was not readily available from the Texas Board of Medical Examiners. We examined customer relationships and, while we consider them good, we do not believe they provide an advantage over our two larger competitors in this highly competitive environment. No other intangibles, as defined in Statement of Financial Accounting Standards No. 141 Business Combinations were determined to be applicable.

(m)	Stock based compensation—As an inducement to attract and retain physician members of the Advisory Board to be formed in conjunction with the merger and to compensate that Advisory Directors for future services, 148,000 of APSG common stock options are to be issued as part of the merger.

For the year ended December 31, 2005, we applied the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”), but applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for our option plans.

On January 1, 2006 we adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment and included the fair value of stock options in our financial statements. The fair value of the common stock options was calculated using the Black-Scholes-Merton option pricing model, based on 148,000 options at an exercise price of $13.94, expected volatility of ..348, an expected life of 3.71 years, an expected dividend yield of 2.11%, a risk free rate of return of 4.69% and an estimated tax rate of 34%.

Fair value of options to be granted	$580,000
Tax at 34%	(197,000)

Fair value of options, net of related tax effects	$383,000

The net effect of $383,000 is recorded in the income statement and retained earnings.

(n)	The Texas Department of Insurance’s approval of the conversion and merger is conditioned upon APSG maintaining certain funds in escrow. APSG will place $2,500,000 in an escrow account with a bank to remain until the aggregate remaining redemption obligation on the outstanding APSG Series A redeemable preferred stock is less than the amount of the escrow balance, with no withdrawals to be made from this escrow account without prior approval from the Texas Department of Insurance.

6. Common Shares Outstanding

Pro forma net income per share for the nine months ended September 30, 2006 and the year ended December 31, 2005 have been calculated based on the weighted average number of shares outstanding as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
	(In thousands)
Basic :
APSG weighted average common shares outstanding	2,773	2,688
Shares to be issued in the merger transaction, based on $14.28/sh	2,087	2,087

Pro forma weighted average APSG shares outstanding	4,860	4,775

Diluted:
APSG weighted average common shares outstanding	2,942	2,931
Shares to be issued in the merger transaction, based on $14.28/sh	2,087	2,087

Pro forma weighted average APSG shares outstanding	5,029	5,018

The following table shows a range of shares that could be issued in the transaction, based on the market value of the APSG common shares, varying plus or minus 25% from the $14.28 price in the Merger Agreement. The following table shows how net income per share would vary as the number of shares issued varies, based on consolidated pro forma net income of $13,381,000 and $14,212,000 for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively:

		(In thousands)
		Pro Forma weighted average shares outstanding				Consolidated Pro Forma Net Income Per Share
		Basic		Diluted		Nine months ended September 30, 2006		Year ended December 31, 2005
Percentage of $14.28	Range of shares to be issued	Sept 30, 2006	Dec 31, 2005	Sept 30, 2006	Dec 31, 2005	Basic	Diluted	Basic	Diluted
75%	2,365	5,138	5,053	5,307	5,296	2.60	2.52	2.81	2.68
80%	2,218	4,991	4,906	5,160	5,149	2.68	2.59	2.90	2.76
100%	2,087	4,860	4,775	5,029	5,018	2.75	2.66	2.98	2.83
120%	1,999	4,772	4,687	4,941	4,930	2.80	2.71	3.03	2.88
125%	1,920	4,693	4,608	4,862	4,851	2.85	2.75	3.08	2.93

7. Book Value per Share

Had the merger taken place at September 30, 2006 pro forma book value per share would be as follows:

	APIE Historical Sept. 30, 2006	Pro Forma Adjustments Conversion	APIC After Conversion	APSG Historical Sept. 30, 2006	Pro Forma Adjustments Merger	Consolidated Pro Forma Sept. 30, 2006
					(Note 5)
Common shares issued and outstanding	$—	$—	$—	$2,793	$2,087	$4,880
Total Shareholders’ Equity	$30,143	$—	$30,143	$27,710	$642	$58,495

Book Value per Share	$—	$—	$—	$9.92	$—	$11.99

OTHER INFORMATION REGARDING

DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT SHAREHOLDERS OF APSG

The following table sets forth certain information as of September 30, 2006 regarding the amount and nature of the beneficial ownership of APSG common stock by (a) each person who is known by APSG to be the beneficial owner of more than five percent of the outstanding shares of its common stock, (b) each of APSG’s directors, (c) each of the named executivse officers, and (d) all of APSG’s officers and directors as a group:

	Pre Merger		Post Merger
Beneficial Owner	Number of Shares Beneficially Owned (1)	% of Class	Number of Shares Beneficially Owned	% of Class
Hoak Public Equities, LP (2)	138,202	5.0%	138,202	2.9%
Boston Avenue Capital, LLC (3)	263,661	9.6%	263,661	5.5%
Daniel Zeff (4)	274,834	10.0%	274,834	5.7%
First Wilshire Securities Management, Inc. (5)	226,018	8.3%	226,018	4.7%
Kenneth S. Shifrin (6)	657,554	23.3%	657,554	13.4%
Lew N. Little, Jr.	26,500	1.0%	26,500	0.5%
Jackie Majors	41,500	1.5%	41,500	0.9%
William A. Searles	30,000	1.1%	30,000	0.6%
Cheryl Williams	31,063	1.1%	31,063	0.6%
Norris C. Knight, Jr., M.D. (7)	—	—	23,067	0.5%
William J. Peche, M.D. (7)	—	—	29,781	0.6%
W.H. Hayes	60,253	2.2%	60,253	1.2%
Maury L. Magids	91,000	3.2%	91,000	1.9%
Thomas R. Solimine	20,360	0.7%	20,360	0.4%
All officers and directors as a group	1,006,590	32.7%	1,059,438	20.3%

(1)	Includes options exercisable within 60 days of September 30, 2006.
(2)	The address for Hoak Public Equities, LP is 500 Crescent Court, Suite 220, Dallas, TX 75201. We have not been able to determine the person or persons controlling the fund through publicly available information.
(3)	The address for Boston Avenue Capital, LLC is 415 South Boston, 9th Floor, Tulsa, Oklahoma 74103. Charles M. Gillman is the fund manager.
(4)	The address for Daniel Zeff is c/o Zeff Holding Company, LLC, 50 California Street, Suite 1500, San Francisco, CA 94111.
(5)	The address for First Wilshire Securities Management, Inc. is 600 South Lake Street, Suite 100, Pasadena, CA 91106. We have not been able to determine the person or persons controlling the fund through publicly available information.
(6)	The address for Kenneth S. Shifrin is 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746-6550.
(7)	To be elected to the APSG board of directors at the effective time of the merger. Reflects shares acquirable under options pursuant to the merger agreement and an estimate of the shares received as merger consideration.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Directorship of APSG

Pursuant to the adoption of the merger agreement, APSG’s board of directors has agreed to add Norris C. Knight, Jr., M.D. and William J. Peche, M.D., both current members of the board of directors of APIE, to the board of directors at the effective time of the merger, to serve until the next annual meeting of APSG shareholders or until their earlier death, resignation or removal or until their successors are duly elected and qualified in accordance with the articles of incorporation and bylaws of APSG.

Consideration to the APIE Board of Directors

Pursuant to the merger agreement, APSG will issue options to each of the current members of the APIE board of directors to purchase a total of 148,000 shares of APSG common stock as follows:

Name	# Shares
Duane Kenneth Boyd, Jr.	2,000
Freddie Lee Contreras, M.D.	5,000
Thomas William Eades, M.D.	27,000
Michael Lewis Green, Jr. M.D.	2,000
Gregory Mann Jackson, M.D.	16,000
Norris Crockett Knight, Jr., M.D.	22,000
William Joseph Peche, M.D.	29,000
Lawrence Scott Pierce, M.D.	17,000
Richard Samuel Shoberg, Jr., M.D.	28,000

148,000

Each of the options will have an exercise price of $13.94, will be exercisable for a period of 5 years and will be fully vested as of the date of the grant.

Each member of the APIE board of directors except Duane K. Boyd are APIE policyholders and will receive APSG common stock pursuant to the conversion and merger in the same manner as other APIE policyholders.

As described further below, it is anticipated that most or all of the current members of the APIE board of directors will receive fees from APIC after the merger for advisory services under the terms of the advisory services agreement. Additionally it is expected that Dr. Jackson will be designated as the medical director under the advisory services agreement and will be compensated in the amount of approximately $15,417 per month for such duties.

Advisory Services Agreement

Pursuant to the merger agreement, APIC will enter into an Advisory Services Agreement with API Advisory, LLC, or API Advisor, an entity to be formed and owned in equal interests of 11.11% each by the nine current members of the APIE board of directors. The Advisory Services Agreement is described in greater detail in the section entitled, “The Merger Agreement—The Advisory Services Agreement” on page 132. Pursuant to this agreement, certain directors of API Advisor will be compensated directly for providing advisory and consulting services to APIC. These advisory services will include participation in committee meetings regarding claims, underwriting, rates and risk management. The committee members will be selected based on the vote of a majority of the board of directors of APIC. While not required under the terms of the Advisory Services Agreement, it is anticipated that most or all of the current members of the APIE board of directors will be the persons designated to provide these services and receive the related compensation from APIC. The compensation will be payable on a per meeting basis, as described below, and may vary amongst directors depending on the number of board and committee positions held and the frequency of meetings. Furthermore, Dr. Knight, Dr. Peche, Dr. Shoberg and Dr. Pierce will own interests in API Advisor and will serve on the board of APIC after the merger. The Advisory Services Agreement requires APIC to maintain customary officers and directors’ liability insurance with an endorsement naming, as additional insureds thereunder, the persons designated by API Advisor to provide advisory and consulting services to APIC, with respect to their services as advisory directors of APIC.

Under the terms of the Advisory Services Agreement, compensation for the directors is $2,500 for each board meeting attended in person and $250 per hour if attended by telephone with the same rates applicable to each committee of the board. API Advisor will be reimbursed for its out of pocket costs incurred in connection with the provision of the services, plus any amount paid to directors for board and committee meetings, medical director, or executive secretary if those are not paid directly by APIC.

PROPOSALS TO AMEND THE

APSG 2005 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

APSG has adopted, with shareholder approval, the 2005 Incentive and Non-Qualified Stock Option Plan, which we refer to as the 2005 Incentive Plan. The 2005 Incentive Plan provides for the issuance of up to 350,000 shares of common stock to its directors, key employees and consultants and advisors. A total of 153,000 of these options have been granted as of November 6, 2006, 136,000 of which are currently exercisable.

In connection with the merger, APSG has agreed to grant options to purchase exactly 148,000 shares to the APIE board members, leaving only 49,000 options remaining to be granted under the terms of the current plan. The APSG board believes that it is in the best interests of the company to be able to continue to provide to the persons who are responsible for the continued growth of APSG’s business an opportunity to acquire a proprietary interest in APSG, thereby creating an increased interest in and greater concern for the growth, success and welfare of the company.

APSG’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE 2005 INCENTIVE PLAN.

The 2005 Incentive Plan also currently provides for APSG to be able to, at any time, offer to exchange or buy out any previously granted stock option for a payment in cash, common stock of APSG or another stock option under the 2005 Incentive Plan. APSG’s board of directors has determined that this exchange provision is deemed to be unfair to shareholders under current standards of corporate governance. The APSG board of directors has never utilized this provision and has no intention of doing so, but believes that deleting it from the 2005 Incentive Plan clarifies its position and better protects shareholders during the remaining life of the plan. The APSG board of directors continues to believe that it is in the best interests of all shareholders for employees and directors to have a direct financial stake in APSG through stock options and further believes that those option holders should share the same risks and rewards as all other shareholders.

APSG’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO ELIMINATE THE EXCHANGE PROVISION FROM THE 2005 INCENTIVE PLAN.

Therefore, the APSG board has determined that it is advisable, fair and in the best interests of APSG and its shareholders to amend the 2005 Incentive Plan to (i) provide for the issuance of up to an additional 300,000 shares of common stock to its directors, key employees and consultants and advisors; and (ii) eliminate the provision allowing APSG to exchange or buy out any previously granted stock option at any time.

The following is a brief summary of the 2005 Incentive Plan incorporating the proposed changes. The amendment is attached as Annex F to this joint proxy statement/prospectus and reference is made to such Appendix for a complete statement of the provisions of the amendment.

The 2005 Incentive Plan provides for the granting of options to purchase up to 650,000 shares of APSG common stock; provided that the maximum number of shares of common stock with respect to which options may be granted to any individual during any calendar year is 150,000. If any option expires or terminates prior to its exercise in full, the shares of APSG’s common stock allocable to the unexercised portion of such option may again be available for options under the 2005 Incentive Plan. The plan will be administered by an administrative body, referred to as the Committee, designated by APSG’s board of directors. The board may designate itself as the Committee or appoint two or more “nonemployee” and “outside” directors, within the meaning of the federal securities laws and the Internal Revenue Code of 1986, as amended, or the Code, to serve as the Committee. Participants under the 2005 Incentive Plan will be selected by the Committee upon the recommendation of APSG’s management. All employees will be eligible for selection to participate in the 2005 Incentive Plan. The

Committee will determine the number of shares underlying options granted to any individual under the plan, and options will vest and become exercisable in the manner and within the periods specified by the Committee in its discretion. The number and kind of shares subject to the 2005 Incentive Plan can be appropriately adjusted in the event of any change in the capital structure of the APSG (such as a stock split, reverse stock split, stock dividend, combination or reclassification of APSG’s common stock).

The 2005 Incentive Plan enables APSG to grant either “incentive stock options”, as defined in Section 422 of the Code, or options that are not intended to be “incentive stock options”. Options may be granted only to APSG’s employees, directors and consultants and advisors. No options may be granted under the 2005 Incentive Plan later than April 6, 2015. Any options granted under the 2005 Incentive Plan must have an exercise period of no more than ten years.

The exercise price per share for each option may not be less than the fair market value on the date of grant, as “fair market value” is defined in the 2005 Incentive Plan. The plan provides that payment of the exercise price may be made in cash, by delivery of already owned shares of APSG’s common stock, valued at its fair market value on the exercise date, or through such cashless exercise procedures that are deemed acceptable by the Committee. Proceeds received from the optioned shares will be used for general corporate purposes. To the extent that the aggregate fair market value (determined as of the time such option is granted) of the common stock for which any employee may have incentive stock options vest in any calendar year exceeds $100,000, such excess incentive stock options will be treated as non-qualified options.

No options are assignable or transferable by the optionee except by will or by the laws of descent and distribution or by Committee approved transfer to a “family member” as defined in the 2005 Incentive Plan, and each option is exercisable during the lifetime of an optionee only by the optionee or the optionee’s guardian or legal representative.

Upon a “Change in Control” (as defined in the 2005 Incentive Plan), dissolution or liquidation, corporate separation or division, or sale of substantially all assets, the Committee may provide for (1) the continuation of the then outstanding options (if APSG is the surviving corporation), (2) the assumption of the 2005 Incentive Plan and the then outstanding options by the surviving entity or its parent, (3) the substitution by the surviving entity or its parent of options with substantially similar terms as the then outstanding options, (4) the cancellation of outstanding options for a cash payment equal to the in-the-money value thereof or (5) the cancellation of outstanding options without payment of consideration. If vested options would be cancelled without payment, the option holder would have the right to exercise such options before such cancellation. In connection with the alternatives described above, the Committee may in its discretion accelerate unvested options.

The APSG’s board of directors, subject to certain exceptions, may suspend, terminate or amend the 2005 Incentive Plan at its discretion.

The following awards have been made under the 2005 Incentive Plan as of November 6, 2006: Mr. Shifrin, 15,000 shares; Mr. Magids, 25,000 shares; Mr. Hayes, 5,000 shares; Mr. Solimine, 5,000 shares; Mr. Searles, 10,000 shares; all executive officers as a group, 60,000 shares; all directors, who are not executive officers, as a group, 45,000 shares; and all employees, including current officers who are not executive officers, as a group, 48,000 shares. Except with respect to the issuance of options covering 148,000 shares to the current directors of APIE pursuant to the plan of conversion and merger agreement, no determination has been made with respect to future recipients of options under the 2005 Incentive Plan and it is not possible to specify the names or positions of the persons to whom options may be granted, or the number of shares, within the limitations of the 2005 Incentive Plan, to be covered by such options.

Under currently applicable provisions of the Code, an optionee will not be deemed to receive any income for federal income tax purposes upon the grant of any option under the 2005 Incentive Plan, nor will APSG be entitled to a tax deduction at that time. Upon the exercise of a non-incentive option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the exercise price and the market price of the shares on the exercise date. APSG will be allowed an income tax deduction equal to the excess of market value of the shares on the date of exercise over the cost of such shares to the optionee. No income will be recognized by the optionee at the time of exercise of an incentive stock option. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a capital gain or loss upon sale, measured as the difference between the exercise price and the sale price. If both of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed by APSG with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above.

Under the Code, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by APSG or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the rights to exercise an option beyond those provided by its terms.

LEGAL MATTERS

The validity of the APSG common stock and APSG Series A redeemable preferred stock offered hereby will be passed upon for APSG by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

The validity of the APIC common stock and the APIC Series A redeemable preferred stock offered hereby will be passed upon for APIE by Graves, Dougherty, Hearon & Moody, P.C.

TAX MATTERS

Deloitte Tax LLP has delivered an opinion to APIE as to certain tax matters.

EXPERTS

APSG. The consolidated financial statements of American Physicians Service Group, Inc. as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, have been included herein in reliance upon the report of BDO Seidman, LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

APIE. The financial statements of American Physicians Insurance Exchange, as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Any APSG shareholders meeting certain minimum stock ownership and holding period requirements may present a proposal to be included in APSG’s proxy statement for action at the APSG annual meeting of shareholders to be held in 2007 pursuant to Rule 14a-8 of the Exchange Act. Such shareholder must deliver such proposal to APSG’s principal executive offices no later than January 6, 2007, unless APSG notifies shareholders otherwise. Only those proposals that are appropriate for shareholder action and otherwise meet the requirements of Rule 14a-8 of the Exchange Act may be included in APSG’s proxy statement.

An APSG shareholder who otherwise intends to present business, other than for the nomination of a person for election to APSG’s board of directors, at its 2007 annual meeting of shareholders must comply with the requirements set forth in APSG’s bylaws, which require, among other things, that to bring business before the 2007 annual meeting, a shareholder must give written notice that complies with APSG’s bylaws to its Secretary at APSG’s principal executive offices. A shareholder’s notice shall be timely if received by APSG’s Secretary no earlier then January 5, 2007 and no later than February 7, 2007, unless APSG notifies its shareholders otherwise.

An APSG shareholder who intends to nominate a person for election to the APSG board of directors at the 2007 annual meeting must give written notice that complies with APSG’s bylaws to its Secretary at APSG’s principal executive offices no earlier then January 5, 2007 and no later than February 7, 2007, unless APSG notifies its shareholders otherwise.

As a result, a notice of an APSG shareholder proposal for the 2007 annual meeting, submitted other than pursuant to Rule 14a-8, will be untimely if not received by APSG within the time deadlines required by its bylaws as described above. As to any such proposals, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless APSG receives notice of the matter to be proposed within the time deadlines required by APSG’s bylaws as described above. Even if proper notice is received on a timely basis, the proxies named in management’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter to the extent permitted under Rule 14a-4(c)(2) of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

APSG files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information that APSG files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov.

Copies of the APSG documents may also be obtained without charge from APSG on the internet at www.amph.com, under the “Investor Relations” section, or by contacting American Physicians Service Group, Inc., 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, (512) 328-0888.

If you wish to obtain any of these documents from APSG, you should, to ensure timely delivery, make your request no later than                     , 2007.

APIE is subject to the laws and regulations of the State of Texas applicable to reciprocal insurance exchanges and, in accordance therewith, files financial reports and other public information with the Texas Department of Insurance. The publicly available financial reports and other information regarding APIE can be inspected at the offices of the Texas Department of Insurance at Financial Monitoring Section, Hobby Building Tower 3, 3rd Floor, 333 Guadalupe Street, Austin, Texas 78701, during normal business hours.

APIE filed an Application to Convert to a Stock Insurance Company with the Commissioner of Insurance of the State of Texas that describes the conversion and contains other information required by the Texas Insurance Code, including such information requested by the commissioner and other public materials submitted to the commissioner concerning the application.

Copies of certain APIE documents are available at no cost upon request by contacting APIE at American Physicians Insurance Exchange; Attn: Sharon Stripling; 1301 S. Capital of Texas Highway, Suite C-300, Austin, Texas 78746, or may be obtained on the internet at www.apie.us. Such documents include the bylaws of APIE, as amended, and the annual statement filed with the Texas Department of Insurance.

APSG FINANCIAL STATEMENTS	F-2

Condensed Consolidated Balance Sheets as of September 30, 2006 (Unaudited) and December 31, 2005	F-2

Condensed Consolidated Statements of Operations for the Three and Nine Months ended September 30, 2006 and September 30, 2005 (Unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2006 and September 30, 2005 (Unaudited)	F-6

Condensed Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) for the Nine Months ended September 30, 2006 and September 30, 2005 (Unaudited)	F-7

Notes to Condensed Consolidated Financial Statements for the Statements as of or ended September 30, 2006 or 2005 (Unaudited)	F-8

Report of Independent Registered Public Accounting Firm	F-18

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-19

Consolidated Statements of Operations for the Years ended December 31, 2005, 2004 and 2003	F-21

Consolidated Statement of Cash Flows for the Years ended December 31, 2005, 2004 and 2003	F-23

Consolidated Statement of Shareholders’ Equity and Comprehensive Income (Loss)	F-24

Notes to Consolidated Financial Statements for the Statements as of or ended December 31, 2005, 2004 or 2003	F-26

Schedule II—Valuation and Qualifying Accounts for the Years ended December 31, 2005, 2004 and 2003	F-48

APIE FINANCIAL STATEMENTS	F-49

Condensed Balance Sheets as of September 30, 2006 (Unaudited) and December 31, 2005	F-49

Condensed Statements of Operations for the Three and Nine Months ended September 30, 2006 and 2005 (Unaudited)	F-50

Condensed Statements of Cash Flows for the Nine Months ended September 30, 2006 and 2005 (Unaudited)	F-51

Condensed Statements of Changes in Members’ Equity for the Year ended December 31, 2005 and the Nine Months ended September 30, 2006 (Unaudited)	F-52

Notes to Financial Statements for the Three and Nine Months ended September 30, 2006 and 2005 (Unaudited)	F-53

Independent Auditors’ Report	F-59

Balance Sheets as of December 31, 2005 and 2004	F-60

Statements of Operations for the Years ended December 31, 2005, 2004 and 2003	F-61

Statements of Cash Flows for the Years ended December 31, 2005, 2004 and 2003	F-62

Statements of Changes in Members’ Equity for the Years ended December 31, 2005, 2004 and 2003	F-63

Notes to Financial Statements as of and for the Years ended December 31, 2005, 2004 and 2003	F-64

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2006	December 31, 2005
	(In thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$3,590	$6,231
Cash-restricted (Note 8)	3,523	449
Trade receivables, net	503	42
Notes receivable—current	546	599
Management fees and other receivables	960	3,192
Deposit with clearing organization	501	501
Investment in available-for-sale fixed income securities—current (Note 10)	13,435	9,662
Federal income tax receivable	483	—
Net deferred income tax asset	345	355
Prepaid expenses and other (Note 11)	1,137	632

Total current assets	25,023	21,663

Notes receivable, less current portion	347	326
Property and equipment, net	588	687
Investment in available-for-sale equity securities (Note 9)	4,663	5,017
Investment in available-for-sale fixed income securities—non-current (Note 10)	1,883	3,584
Net deferred income tax asset	555	686
Goodwill	1,247	1,247
Other assets	250	295

Total Assets	$34,556	$33,505

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS, continued

(Unaudited)

	September 30, 2006	December 31, 2005
	(In thousands, except share data)
LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,879	$736
Accrued incentive compensation	1,360	2,595
Accrued expenses and other liabilities (Note 12)	1,343	1,912
Federal income tax payable	—	71
Deferred gain	244	469

Total current liabilities	6,826	5,783

Total liabilities	6,826	5,783

Minority interests	20	15
Commitments and contingencies (Note 3)

Shareholders’ Equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.10 par value, shares authorized 20,000,000; 2,793,418 and 2,784,120 issued and outstanding at 9/30/06 and 12/31/05, respectively	279	278
Additional paid-in capital	7,502	8,204
Retained earnings	19,486	18,737
Accumulated other comprehensive income, net of taxes	443	488

Total shareholders’ equity	27,710	27,707

Total Liabilities, Minority Interests and Shareholders’ Equity	$34,556	$33,505

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Revenues:
Insurance services	$3,726	$3,732	$10,556	$10,462
Financial services	3,043	5,450	11,421	12,415

Total revenues	6,769	9,182	21,977	22,877

Expenses:
Insurance services	3,147	2,931	8,548	7,856
Financial services	2,905	4,788	10,348	11,009
General and administrative	436	573	1,436	1,961
Gain on sale of assets (Note 4)	(13)	(47)	(15)	(131)

Total expenses	6,475	8,245	20,317	20,695

Operating income	294	937	1,660	2,182
Gain on investments (Note 5)	90	1,114	110	3,091
Loss on impairment of investment (Note 6)	—	(96)	—	(193)
Gain on extinguishment of debt (Note 7)	—	24	—	24

Income from operations before interest, income taxes and minority interest	384	1,979	1,770	5,104
Interest income	248	166	668	413

Other income	16	3	26	87
Interest expense	9	6	11	10
Income tax expense	230	747	882	1,966
Minority interests	—	—	2	13

Net income	$409	$1,395	$1,569	$3,615

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, continued

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Net income per common share

Basic:
Net income	$0.15	$0.52	$0.57	$1.36

Diluted:
Net income	$0.14	$0.48	$0.53	$1.24

Basic weighted average shares outstanding	2,767	2,702	2,773	2,667

Diluted weighted average shares outstanding	2,892	2,885	2,942	2,920

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
	(in thousands)
Cash flows from operating activities:
Net Income	$1,569	$3,615
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	323	264
Extinguishment of debt and other	266	190
Common stock awarded	102	159
Gain on sale of assets	(15)	(131)
Gain on investments	(110)	(3,091)
Impairment of investment	—	193
Excess tax benefits from stock-based compensation	(456)	(408)
Stock options expensed	189	—
Changes in operating assets and liabilities:
Trade receivables	(461)	(394)
Income tax receivable	(298)	473
Deferred income tax	141	(789)
Receivable from clearing organization	—	(331)
Deferred compensation	22	—
Management fees & other receivables	2,232	964
Prepaid expenses & other assets	(575)	(163)
Deferred income	(210)	(372)
Trade payables	69	519
Accrued expenses & other liabilities	(1,663)	(1,148)

Net cash provided by (used in) operating activities	1,125	(450)

Cash flows from investing activities:
Capital expenditures	(131)	(247)
Proceeds from the sale of available-for-sale equity and fixed income securities	7,357	6,174
Purchase of available-for-sale equity securities	(8,946)	(8,483)
Funds loaned to others	(266)	(800)
Collection of notes receivable	32	249

Net cash used in investing activities	(1,954)	(3,107)

Cash flows from financing activities:
Exercise of stock options	791	823
Purchase and cancellation of treasury stock	(2,239)	(1,574)
Excess tax benefits from stock-based compensation	456	408
Dividends paid	(820)	(671)

Net cash used in financing activities	(1,812)	(1,014)

Net change in cash and cash equivalents	(2,641)	(4,571)

Cash and cash equivalents at beginning of period	6,231	9,673

Cash and cash equivalents at end of period	$3,590	$5,102

Supplemental information:
Cash paid for taxes	$754	$1,806
Cash paid for interest	11	10

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

For the nine months ended September 30, 2005 and September 30, 2006

(Unaudited)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Comprehensive Income (loss)	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders’ Equity
	(In thousands)
Balance December 31, 2004	$265	$7,919	$13,948	$—	$2,081	$—	$24,213

Comprehensive income:
Net income	—	—	3,615	$3,615	—	—	3,615
Other comprehensive income:
Unrealized loss on securities, net of taxes of $789	—	—	—	(1,532)	(1,532)	—	(1,532)

Comprehensive income	—	—	—	$2,083	—	—	—

Stock options exercised	20	803	—	—	—	—	823
Tax benefit from exercise of stock options	—	408	—	—	—	—	408
Dividend paid (per share - $0.25)	—	—	(671)		—	—	(671)
Treasury stock purchase	—	—	—	—	—	(1,574)	(1,574)
Cancelled treasury stock	(13)	(1,561)	—	—	—	1,574	—
Stock awarded	1	158	—	—	—	—	159

Balance September 30, 2005	$273	$7,727	$16,892	$—	$549	$—	$25,441

Balance December 31, 2005	$278	$8,204	$18,737	$—	$488	$—	$27,707

Comprehensive income:
Net income	—	—	1,569	$1,569	—	—	1,569
Other comprehensive income:
Unrealized gain on securities, net of taxes of $34	—	—	—	(45)	(45)	—	(45)

Comprehensive income	—	—	—	$1,524	—	—	—

Stock options expensed	—	189	—	—	—	—	189
Stock options exercised	16	775	—	—	—	—	791
Tax benefit from exercise of stock options	—	456	—	—	—	—	456
Dividend paid (per share-$0.30)	—	—	(820)	—	—	—	(820)
Treasury stock purchases	—	—	—	—	—	(2,239)	(2,239)
Cancelled treasury stock	(16)	(2,224)	—	—	—	2,239	—
Stock based compensation	1	101	—	—	—	—	102

Balance September 30, 2006	$279	$7,502	$19,486	$—	$443	$—	$27,710

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

(Unaudited)

1. General

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The consolidated financial statements as of and for the three and nine month periods ended September 30, 2006 and 2005 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Such adjustments consist of only items of a normal recurring nature. These consolidated financial statements have not been audited by our independent registered public accounting firm. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

The notes to consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities Exchange Commission should be read in conjunction with this Quarterly Report on Form 10-Q. There have been no significant changes in the information reported in those notes other than from normal business activities.

2. Management’s Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Contingencies

We are involved in various claims and legal actions that have arisen in the ordinary course of business. Management believes that any liabilities arising from these actions will not have a significant adverse effect on our financial condition or results of operations.

4. Gain on Sale of Assets

During the three and nine month periods ended September 30, 2006, we recognized approximately $141,000 and $422,000, respectively, of deferred gain related to the November 2001 sale and subsequent leaseback of real estate to Prime Medical (now called HealthTronics, Inc.). Recognition of deferred gains was nearly identical in both periods in 2005 as well. Due to our continuing involvement in the property, we deferred recognizing approximately $2,400,000 of the approximately $5,100,000 gain and recognized it in earnings, as a reduction of rent expense, monthly through September 2006. As of September 30, 2006 no more of these deferred gains remain to be recognized. In addition, 15% of the gain ($760,000) related to our then 15% ownership in the purchaser, was deferred. As our ownership percentage in HealthTronics declines through our sales of HealthTronics common stock, we recognize these gains proportionately to our reduction of our interest in HealthTronics. During the three and nine month periods ended September 30, 2006 we recognized approximately $13,000 and $15,000, respectively, of these deferred gains as a result of HealthTronics common stock sold in these periods. As of September 30, 2006, there remained a balance of approximately $31,000 in deferred gains to be recognized in future periods.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

5. Gain on Investments

Our gains resulted primarily from the sales of available-for-sale equity and fixed income securities. During the three and nine month periods ended September 30, 2006 we recognized gains of $90,000 and $110,000, respectively, resulting from sales of Healthtronics common stock and from scheduled maturities of fixed income securities. These gains are down substantially from the comparative periods in 2005 where we recognized $1,114,000 and $3,091,000 in the three and nine month periods, respectively, as a result of selling far fewer shares of an equity security in 2006 resulting from a drop in its market value.

6. Loss on Impairment of Investment

Although there has been no loss taken in 2006, we had a loss in 2005 due to the impairment in value of our investment in FIC common stock. During 2004, the value of our investment in FIC had declined significantly. In October 2004, we determined that this decline in market price should be considered “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, we recorded pre-tax charges to earnings totaling $2,567,000 in 2004. These charges reduced our cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which was equal to the quoted market price of FIC shares on December 31, 2004. During the first nine months of 2005, we took additional pre-tax charges to earnings totaling $135,000 further reducing our cost basis in FIC to $2,945,000, or $7.65 per share. While we continue to have the ability and the intent to hold the stock indefinitely, we concluded that the additional uncertainty created by FIC’s late SEC filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July 2005, FIC was able to file its 2003 Form 10-K and in October, 2006 FIC filed its 2004 Form 10-K, but it still has yet to file any 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market.

7. Gain on Forgiveness of Debt

The gain of $24,000 during the three and nine months ended September 30, 2005 represents that amount of liability that was released in the respective periods by participants in our loan to a former affiliate, net of any interest due them from prior period payments made by that affiliate. Due to poor operating results, a former affiliate, Uncommon Care, was in default and not making scheduled payments under its loan agreement with us in which the participations had been sold. As a result, the loan participants released us from any obligations under the participation agreements. The $24,000 recorded in the third quarter of 2005 represents the final loan obligation to be released. Accordingly, no such gains were recorded during 2006.

8. Cash—Restricted

Restricted cash represents cash deposits advanced from customers for trade claim transactions that do not close by the end of the period. It occurs when a customer remits payment for a transaction by check instead of via wire transfer. As checks of this size normally take several business days to clear, we ask our customers to pay in advance for transactions expected to close in the near future. At the time of receipt, Cash—Restricted and Accounts Payable are increased for an equal amount as no part of this cash is ours until the transaction closes.

9. Investment in Available-For-Sale Equity Securities

A portion of this balance sheet account is comprised of our investment in FIC common stock. As mentioned in Note 6 above, during 2005 and 2004, we recognized “other than temporary” impairment losses and, accordingly,

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

our original cost basis in the 385,000 shares of FIC common stock we own has been reduced from $14.67 per share to $7.65 per share during 2004 and 2005. The effect of any “other than temporary” impairment loss is to reclassify from accumulated other comprehensive income (loss) the unrealized loss to realized loss in the statement of operations. We classify all of these shares as securities available-for-sale and record temporary unrealized changes in their value, net of tax, in our balance sheet as part of Accumulated Other Comprehensive Income (Loss) in Stockholders’ Equity. Changes in their fair market value deemed to be “other than temporary” are charged to earnings in the period that the determination was made. As FIC has traded above $7.65 per share throughout 2006, no impairment charges were necessary for either the three or nine month periods ended September 30, 2006.

10. Investment in Available-For-Sale Fixed Income Securities

We have invested primarily in U.S. government-backed securities with maturities varying from one to two years, as well as three corporate bonds with Standard and Poor’s ratings of no lower than B (investment grade).

11. Prepaid and Other Current Assets

In June 2006 we announced plans for a strategic merger with our medical malpractice partner, American Physicians Insurance Exchange (“APIE”). Both ours and APIE’s Boards of Directors voted to approve the transaction subject to approval by the Texas Department of Insurance, necessary filings with the SEC and the approval of the shareholders of APS and subscriber-policyholders of APIE. We account for this transaction consistent with Statement of Financial Standards No. 141, Business Combinations, whereby direct costs of the business combination are capitalized and become part of the total purchase price. Should the merger not take place, these direct costs would be expensed in the period that it is determined that the merger will not occur. As of September 30, 2006, we have capitalized a total of $532,000, comprised primarily of legal, accounting, auditing and tax consulting fees incurred by us related to this proposed, pending transaction.

12. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following:

	September 30 2006	December 31 2005
Commissions payable	$920,000	$1,258,000
Taxes payable	73,000	219,000
Vacation	171,000	161,000
401(k) plan matching	169,000	208,000
Other accrued liabilities	10,000	66,000

	$1,343,000	$1,912,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

13. Net Income Per Share

Basic income per share is based on the weighted average shares outstanding without any dilutive effects considered. Diluted income per share reflects dilution from all contingently issuable shares, such as options and convertible debt. A reconciliation of income and weighted average shares outstanding used in the calculation of basic and diluted income per share from operations follows:

	For the Three Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$409,000	2,767,000	$0.15

Diluted EPS
Effect of dilutive securities	—	125,000

Net income	$409,000	2,892,000	$0.14

	For the Three Months Ended September 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$1,395,000	2,702,000	$0.52

Diluted EPS
Effect of dilutive securities	—	183,000

Net income	$1,395,000	2,885,000	$0.48

	For the Nine Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$1,569,000	2,773,000	$0.57

Diluted EPS
Effect of dilutive securities	—	169,000

Net income	$1,569,000	2,942,000	$0.53

	For the Nine Months Ended September 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income	$3,615,000	2,667,000	$1.36

Diluted EPS
Effect of dilutive securities	—	253,000

Net income	$3,615,000	2,920,000	$1.24

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

14. Segment Information

The Company’s segments are distinct by type of service provided. Comparative financial data for the three and nine month periods ended September 30, 2006 and 2005 are shown as follows:

	Three Months Ended September 30,
	2006	2005
Operating Revenue:
Insurance services	$3,726,000	$3,732,000
Financial services	3,043,000	5,450,000
Corporate	300,000	600,000

Total Segment Revenues	$7,069,000	$9,782,000

Reconciliation to Consolidated Statement of Operations:
Total segment revenues	$7,069,000	$9,782,000
Less: Intercompany dividends	(300,000)	(600,000)

Total Revenues	$6,769,000	$9,182,000

Operating Income
Insurance services	$579,000	$662,000
Financial services	138,000	801,000
Corporate	(423,000)	(526,000)

Total segments operating income	294,000	937,000

Gain on investments	90,000	1,114,000
Loss on impairment of investment	—	(96,000)
Gain on extinguishment of debt	—	24,000

Income from operations before interest, income taxes and minority interest	384,000	1,979,000

Interest income	248,000	166,000
Other gain	16,000	3,000
Interest expense	9,000	6,000
Income tax expense	230,000	747,000

Net income	$409,000	$1,395,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating Revenue:
Insurance services	$10,556,000	$10,462,000
Financial services	11,421,000	12,415,000
Corporate	2,668,000	600,000

Total Segment Revenues	$24,645,000	$23,477,000

Reconciliation to Consolidated Statement of Operations:
Total segment revenues	$24,645,000	$23,477,000
Less: Intercompany dividends	(2,668,000)	(600,000)

Total Revenues	$21,977,000	$22,877,000

Operating Income
Insurance services	$2,008,000	$2,606,000
Financial services	1,073,000	1,406,000
Corporate	(1,421,000)	(1,830,000)

Total segments operating income	1,660,000	2,182,000

Gain on investments	110,000	3,091,000
Loss on impairment of investment	—	(193,000)
Gain on extinguishment of debt	—	24,000

Income from operations before interest, income taxes and minority interest	1,770,000	5,104,000

Interest income	668,000	413,000
Other gain	26,000	87,000
Interest expense	11,000	10,000
Income tax expense	882,000	1,966,000
Minority interest	2,000	13,000

Net income	$1,569,000	$3,615,000

15. Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123 (R)). The standard amends SFAS 123, Accounting for Stock-Based Compensation, and concludes that services received from employees in exchange for stock-based compensation results in a cost to the employer that must be recognized in the financial statements. The cost of such awards should be measured at fair value at grant date.

On January 1, 2006 we adopted SFAS No. 123R. We use the Black-Scholes-Merton option-pricing model to determine the fair value of stock-based awards, consistent with that used for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. We have elected the modified prospective transition method as permitted by SFAS No, 123R and accordingly prior periods have not been restated to reflect the impact of SFAS No. 123R. SFAS No. 123R requires that stock-based compensation be recorded for all new and unvested stock options expected to vest as the requisite service is rendered beginning January 1, 2006, the first day of our 2006 fiscal year. Stock-based compensation expense for awards granted on or before December 31, 2005, but unvested as of that date, is based on the grant date fair value as determined under the pro forma provisions of

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

SFAS No. 123. For the three and nine months ended September 30, 2006 we recorded compensation cost related to stock options of $32,000 and $189,000 and a related reduction in income taxes of $11,000 and $64,000, respectively. The compensation cost is the total fair value, at date of grant, of shares that vested during the three and nine month periods. No compensation costs were capitalized in the three and nine month periods ended September 30, 2006.

During the three and nine month periods ended September 30, 2006, 48,000 and 159,000 options were exercised with an intrinsic value of $560,000 and $1,666,000, respectively. We received proceeds of $287,000 and $791,000 from the exercise of these options during the three and nine month periods ended September 30, 2006. Based on unvested options outstanding at September 30, 2006 compensation costs to be recorded in future periods are expected to be recognized as follows: 2006, $32,000; 2007, $21,000; 2008, $19,000; and 2009, $4,000.

We have adopted, with shareholder approval, the “2005 Incentive and Non-Qualified Stock Option Plan” (“Incentive Plan”). The Incentive Plan provides for the issuance of up to 350,000 shares of common stock to our directors and key employees. A total of 153,000 of these options have been granted as of September 30, 2006 and 197,000 are available for grants. Of those granted, 5,000 shares have been exercised, 133,000 options are exercisable and 15,000 are not yet exercisable. The previous plan, “1995 Incentive and Non-Qualified Stock Option Plan”, provided for the issuance of 1,600,000 shares of common stock to our directors and key employees. All of the approved options have been granted as of September 30, 2006, 1,136,000 shares have been exercized, 264,000 shares are exercisable, 41,000 are not yet exercisable and 159,000 options have been cancelled. Upon the exercise of an option we issue the shares from our authorized, but un-issued shares.

The exercise price for each non-qualified option share is determined by the Compensation Committee of the Board of Directors (“the Committee”). The exercise price of a qualified incentive stock option has to be at least 100% of the fair market value of such shares on the date of grant of the option. Under the Plans, option grants are limited to a maximum of ten-year terms; however, the Committee has issued all currently outstanding grants with five-year terms. The Committee also determines vesting for each option grant and traditionally has had options vest in three approximately equal annual installments beginning one year from the date of grant.

Presented below is a summary of the stock options held by our employees and our directors and the related transactions for the three and nine months ended September 30, 2006.

	Three Months Ended September 30, 2006		Nine Months Ended September 30, 2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Balance at Beg. of Period	501,000	$9.16	573,000	$7.92
Options granted	—	—	40,000	13.94
Options exercised	(48,000)	6.01	(159,000)	4.97
Options forfeited/expired	—	—	—	—

Balance at end of period	453,000	$9.49	453,000	$9.49

Options exercisable	397,000	$9.35	397,000	$9.35

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

The weighted average fair value of Company stock options granted is $3.87 per option for the nine months ended September 30, 2006. No options were granted in the three month period ended September 30, 2006. The fair value of the options was calculated using the Black-Scholes-Merton option pricing model with the following assumptions:

Nine months ended September 30, 2006
Expected option term:	3.7 years
Expected volatility	0.350
Expected dividend yield	2.01%
Risk-free rate of return	4.33%

The expected volatility assumptions we used are based on the historical volatility of our common stock over the most recent period commensurate with the estimated expected life of our stock options, such estimated life being based on the historical experience of our stock option exercises. The following table summarizes the Company’s options outstanding and exercisable options at September 30, 2006:

Stock Options Outstanding				Stock Options Exercisable
Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)	Average Remaining Contractual Life	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)	Average Remaining Contractual Life
453,000	$9.49	$3,238,000	2.8 yrs.	397,000	$9.35	$2,892,000	2.8 yrs.

(1)	Based on the $16.63 closing price of our stock at September 30, 2006.

Prior to the adoption of SFAS No. 123R, we adopted the disclosure-only provision of SFAS No. 123, but applied APB Option No. 25, “Accounting for Stock Issued to Employees”, in accounting for our stock option plans. No compensation expense was recognized for the three and nine months ended September 30, 2005 under the provisions of APB No. 25. If we had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with Statement 123, net income and earnings per share would have changed to the pro forma amounts indicated below:

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net income as reported	$1,395,000	$3,615,000
Deduct: Total additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(45,000)	(180,000)

Pro forma net income	$1,350,000	$3,435,000

Net income per share
Basic—as reported	$0.52	$1.36

Basic—pro forma	$0.50	$1.29

Diluted—as reported	$0.48	$1.24

Diluted—pro forma	$0.47	$1.18

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

16. Recent Accounting Pronouncements

In February, 2006 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. SFAS 155 becomes effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations or cash flows.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. We have not yet determined the impact this interpretation will have on our results from operations or financial position.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 157, “Accounting for Fair Value Measurements”, effective for fiscal years beginning after November 15, 2007. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations or cash flows.

In September, 2006 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, or SFAS No. 158, “Accounting for Defined Benefit and Other Postretirement Plans” effective as of the end of the fiscal year ending after December 15, 2006. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations or cash flows.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(Unaudited)

17. Plans for a Strategic Merger

On June 5, 2006 we announced plans for a strategic merger with our medical malpractice partner, American Physicians Insurance Exchange (“APIE”). Both APSG’s and APIE’s boards of directors voted to approve the transaction subject to approval by the Texas Department of Insurance, necessary filings with the SEC and the approval of the shareholders of APSG and subscriber-policyholders of APIE. The original purchase price was $33 million, comprised of approximately 1.7 million shares of APS common stock issued to the policyholders of APIE and the assumption of approximately $10.4 million in obligations, which will be converted to APS preferred stock with a cash redemption requirement. On August 24, 2006, we announced that we agreed to an increase in the purchase price of APIE, which was also approved by APIE. The revised purchase price is $39 million, comprised of approximately 2.1 million shares of APS common stock issued to the policyholders of APIE and the assumption of approximately $10.4 million in obligations, which will be converted to APS preferred stock with a 3% dividend and a cash redemption requirement payable over ten years. We can give no assurances that this merger will close, or if it does, that there will not be further changes to the terms of the deal. We will account for this transaction consistent with the Statement of Financial Standards No. 141, “Business Combinations”, whereby direct costs of the business combination are capitalized and become part of the total purchase price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

American Physicians Services Group, Inc.

Austin, Texas

We have audited the accompanying consolidated balance sheets of American Physicians Services Group, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2005. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Physicians Services Group, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

BDO Seidman, LLP

Houston, Texas

March 2, 2006

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$6,680	$9,673
Trade receivables, net	42	19
Management fees and other receivables	3,192	1,815
Notes receivable (Note 3)	599	777
Deposit with clearing organization	501	660
Investment in available-for-sale fixed income securities—current	9,662	1,983
Federal income tax receivable	—	76
Net deferred income taxes	355	124
Prepaid expenses and other current assets	632	642

Total current assets	21,663	15,769

Notes receivable, less current portion (Note 3)	326	141
Property and equipment, net (Note 6)	687	619
Investment in available-for-sale securities:
Equity	5,017	9,417
Fixed Income	3,584	2,920
Net deferred income tax asset	686	—
Goodwill	1,247	1,247
Other assets	295	330

Total Assets	$33,505	$30,443

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED BALANCE SHEETS, cont’d

	December 31,
	2005	2004
	(In thousands except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable—trade	$736	$266
Accrued incentive compensation	2,595	2,500
Accrued expenses and other liabilities (Note 7)	1,912	1,842
Deferred gain—current	469	488
Federal income tax payable	71	—

Total current liabilities	5,783	5,096

Payable under loan participation agreements	—	24
Deferred income tax liability	—	482
Deferred gain—non-current	—	627

Total liabilities	5,783	6,229

Minority interests	15	1
Commitments and contingencies (Note 9)

Shareholders’ Equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.10 par value, shares authorized 20,000,000; 2,784,120 and 2,624,372 issued and outstanding at 12/31/05 and 12/31/04, respectively (Note 18)	278	265
Additional paid-in capital	8,204	7,919
Retained earnings	18,737	13,948
Accumulated other comprehensive income, net of taxes	488	2,081

Total shareholders’ equity	27,707	24,213

Total Liabilities and Shareholders’ Equity	$33,505	$30,443

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
REVENUES
Financial services	$18,459	$16,705	$19,623
Insurance services	15,514	15,316	10,826

Total revenues	33,973	32,021	30,449

EXPENSES
Financial services	16,263	14,538	16,584
Insurance services	10,262	9,968	7,841
General and administrative	2,737	2,227	2,069
Gain on sale of assets	(134)	(56)	(8)

Total expenses	29,128	26,677	26,486

Operating income	4,845	5,344	3,963
Gain on investments, net (Note 5)	3,160	245	127
Loss on impairment of investments (Note 5)	(217)	(2,567)	—
Gain on extinguishment of debt	24	75	—

Income from continuing operations before interest, income taxes, minority interests and equity in earnings of unconsolidated affiliates	7,812	3,097	4,090

Interest income	587	365	304
Other income (loss)	124	15	(38)
Interest expense	10	7	7
Income tax expense (Note 10)	3,039	1,317	1,640
Minority interests	14	1	197
Equity in earnings of unconsolidated affiliates (Note 15)	—	—	260

Income from continuing operations	5,460	2,152	2,772

Discontinued operations (Note 13):
Gain on disposal of discontinued segment net of income tax expense of $14 in 2003	—	—	27

Net income	$5,460	$2,152	$2,799

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

(In thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Net income per common share:
Basic:
Income from continuing operations	$2.03	$0.85	$1.26
Discontinued operations	—	—	0.01

Net income	$2.03	$0.85	$1.27

Diluted:
Income from continuing operations	$1.86	$0.76	$1.13
Discontinued operations	—	—	0.01

Net income	$1.86	$0.76	$1.14

Basic weighted average shares outstanding	2,688	2,545	2,207

Diluted weighted average shares outstanding	2,931	2,838	2,449

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
Cash flows from operating activities:
Net Income	$5,460	$2,152	$2,799
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	364	304	206
Extinguishment of debt and other	297	39	164
Common stock awarded	159	231	—
Deferred compensation	150	—	—
Minority interest in consolidated earnings	14	1	197
Undistributed earnings of affiliates	—	—	(260)
Loss (gain) on sale of assets	(134)	(56)	(8)
Deferred gain on sale of building	(513)	(488)	(488)
Tax benefit from exercise of stock options	708	589	—
Impairment of investment	217	2,567	—
Gain on investments	(3,160)	(245)	(127)
Provision for bad debt	—	20	(58)
Changes in operating assets and liabilities:
Trade and other receivables	(23)	(179)	(325)
Trading account securities	—	67	66
Income tax receivable	(28)	1,602	(996)
Deferred income tax	(577)	744	2,511
Management fees & other receivables	(1,377)	(746)	(316)
Prepaid expenses & other assets	(81)	(74)	207
Receivable from clearing organization	159	—	—
Trade accounts payable	470	66	(138)
Deferred income	—	—	(122)
Accrued expenses & other liabilities	208	(1,137)	1,331

Net cash provided by operating activities	2,313	5,457	4,643

Cash flows from investing activities:
Capital expenditures	(307)	(421)	(319)
Proceeds from the sale of available-for-sale equity and fixed income securities	8,503	1,116	4,080
Purchase of available-for-sale equity securities	(11,688)	(4,405)	(5,697)
Purchase of minority interest	—	—	(2,050)
Receipts from (advances to) affiliate	—	—	175
Funds loaned to others	(810)	(620)	(155)
Collection of notes receivable	346	20	745

Net cash used in investing activities	(3,956)	(4,310)	(3,221)

Cash flows from financing activities:
Payment of long-term debt	—	—	—
Exercise of stock options	1,036	758	1,351
Purchase and cancellation of treasury stock	(1,715)	(703)	(285)
Dividends paid	(671)	(518)	—
Distribution to minority interest	—	—	(190)

Net cash provided by (used in) financing activities	(1,350)	(463)	876

Net change in cash and cash equivalents	(2,993)	684	2,298

Cash and cash equivalents at beginning of year	9,673	8,989	6,691

Cash and cash equivalents at end of year	$6,680	$9,673	$8,989

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders’ Equity
Balance December 31, 2002	$213	$5,584	$9,515	$—	$1,830	$—	$17,142
Comprehensive income:
Net income	—	—	2,799	2,799	—	—	2,799
Other comprehensive income, net of tax:
Unrealized loss on securities, net of reclassification adjustment (Note 21)	—	—	—	(2,201)	(2,201)	—	(2,201)
Comprehensive income	—	—	—	598	—	—	—
Treasury stock purchases	—	—	—	—	—	(284)	(284)
Retired treasury stock	(6)	(279)	—	—	—	284	—
Stock options exercised	38	1,313	—	—	—	—	1,351
Tax benefit from exercise of stock options	—	300	—	—	—	—	300

Balance December 31, 2003	$245	$6,918	$12,314	$—	($371)	$—	$19,106

Comprehensive income:
Net income	—	—	2,152	2,152	—	—	2,152
Other comprehensive income, net of tax:
Unrealized gain on securities, net of reclassification adjustment (Note 21)	—	—	—	2,452	2,452	—	2,452
Comprehensive income	—	—	—	4,604	—	—	—
Treasury stock purchases	—	—	—	—	—	(703)	(703)
Retired treasury stock	(7)	(696)	—	—	—	703	—
Stock options exercised	25	733	—	—	—	—	758
Tax benefit from exercise of stock options	—	589	—	—	—	—	589
Dividend paid (per share—$0.20)	—	—	(518)	—	—	—	(518)
Stock awarded	2	229	—	—	—	—	231
Forgiveness of Uncommon Care Debt	—	146	—	—	—	—	146

Balance December 31, 2004	$265	$7,919	$13,948	$—	$2,081	$—	$24,213

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS), continued

(In thousands, except per share amounts)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income (loss)	Treasury Stock	Total Shareholders’ Equity
Balance December 31, 2004	$265	$7,919	$13,948	$—	$2,081	$—	$24,213
Comprehensive income:
Net income	—	—	5,460	5,460	—	—	5,460
Other comprehensive income, Unrealized loss on securities, net of taxes of $821	—	—	—	(1,593)	(1,593)	—	(1,593)
Comprehensive income	—	—	—	3,867	—	—	—
Treasury stock purchases	—	—	—	—	—	(1,715)	(1,715)
Stock options exercised	25	1,011	—	—	—	—	1,036
Tax benefit from exercise of stock options	—	708	—	—	—	—	708
Dividend paid (per share— $0.25)	—	—	(671)	—	—	—	(671)
Cancelled treasury stock	(14)	(1,701)	—		—	1,715	—
Forgiveness of Uncommon Care debt	—	(40)	—	—	—	—	(40)
Stock awarded	1	158	—	—	—	—	159
Deferred Compensation	1	149	—	—	—	—	150

Balance December 31, 2005	$278	$8,204	$18,737	$—	$488	$—	$27,707

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General

We, through our subsidiaries, provide financial services that include brokerage and asset management services to individuals and institutions, and insurance services that consist of management services for a malpractice insurance company. The financial services business has clients nationally. Insurance management is a service provided primarily in Texas, but is available to clients nationally. During the three years presented in the financial statements, financial services generated 54%, 52% and 64% of total revenues and insurance services generated 46%, 48% and 36% in 2005, 2004 and 2003, respectively.

(b) Management’s Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Principles of Consolidation

The consolidated financial statements include our accounts and the accounts of our subsidiary companies more than 50% owned. Investments in affiliated companies and other entities, in which our investment is less than 50% of the common shares outstanding and where we exert significant influence over operating and financial policies, are accounted for using the equity method. Investments in other entities in which our investment is less than 20%, and in which we do not have the ability to exercise significant influence over operating and financial policies, are accounted for using the cost method. In the event that we retain sufficient risk of loss in a disposed subsidiary to preclude us from recognizing the transaction as a divestiture, we would continue to consolidate the subsidiary as an entity in which we have a variable interest under the guidance of FIN 46R.

We own 100% of our insurance services segment after repurchasing the 20% formerly owned by Florida Physicians Insurance Group, Inc. (“FPIC”), on September 30, 2003 (see Note 14). Before this date, we recorded minority interest to reflect the 20% of its net income or loss attributable to the minority shareholder.

All significant intercompany transactions and balances have been eliminated from the accompanying consolidated financial statements.

(d) Revenue Recognition

Our investment services revenues related to securities transactions are recognized on a trade date basis. Asset management revenues are recognized monthly based on the amount of funds under management.

Our insurance services revenues related to management fees are recognized monthly as a percentage of the earned insurance premiums of the managed company. The profit sharing component of the management services agreement is recognized when it is reasonably certain that the managed company will have an annual profit, generally in the fourth quarter of each year.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(e) Marketable Securities

Our investments in debt and equity securities are classified in three categories and accounted for as follows:

Classification	Accounting
Held-to-maturity	Amortized cost

Trading securities	Fair value, unrealized gains and losses included in earnings

Available-for-sale	Fair value, unrealized gains and losses excluded from earnings and reported in equity as a component of accumulated other comprehensive income, net of applicable income taxes. Realized gains and losses are included in earnings.

We have included our marketable securities, held as inventory at our broker/dealer, in the trading securities category. We have included investments in marketable securities not held as inventory at our broker/dealer in the available-for-sale securities category.

We account for our equity and fixed income securities as available-for-sale. In the event a decline in fair value of an investment occurs, management may be required to determine if the decline in market value is other than temporary. Management’s assessments as to the nature of a decline in fair value are based on the quoted market prices at the end of a period, the length of time an investment’s fair value has been in decline and our ability and intent to hold the investment. If the fair value is less than the carrying value and the decline is determined to be other than temporary, an appropriate write-down is recorded against earnings.

(f) Property and Equipment

Property and equipment is stated at cost net of accumulated depreciation. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets (3 to 5 years). Leasehold improvements are depreciated using the straight-line method over the life of the lease or their expected useful life, whichever is shorter.

(g) Long-Lived Assets

Long-lived assets, principally property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized if there is a difference between the fair value and carrying value of the asset.

Investments are evaluated for impairment in the event of a material change in the underlying business. Such evaluation takes into consideration our intent and time frame to hold or to dispose of the investment and takes into consideration available information, including recent transactions in the stock, expected changes in the operations or cash flows of the investee, or a combination of these and other factors. Management’s evaluation of our investments resulted in impairment charges in both 2005 and 2004, as detailed in Note 5 to these consolidated financial statements.

(h) Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair value of net assets acquired. We account for goodwill and other intangible assets according to the Statement of Financial Accounting Standards (“SFAS”) No. 142,

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

“Goodwill and Other Intangible Assets”, which addresses financial accounting and reporting matters for acquired goodwill and other intangible assets. Under the provision of SFAS No. 142, goodwill is not amortized, but is evaluated annually for impairment or more frequently if circumstances indicate that impairment may exist. The goodwill valuation is largely influenced by projected future cash flows and, therefore, is significantly impacted by estimates and judgments.

We amortize other identifiable intangible assets on a straight-line basis over the periods expected to be benefited. The components of these other intangible assets, recorded in Other Assets in the accompanying consolidated balance sheets, consist primarily of a non-compete agreement.

(i) Allowance for Doubtful Accounts

When applicable, we record an allowance for doubtful accounts based on specifically identified amounts that we believe to be uncollectible. If our actual collections experience changes, revisions to our allowance may be required. We have a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in one of those customers’ credit standing or rating could have a material affect on our results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

(j) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets to the extent realization is not judged to be more likely than not.

(k) Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with a maturity date at purchase of 90 days or less. We deposit our cash and cash equivalents with high credit quality institutions. Periodically such balances may exceed applicable FDIC insurance limits. Management has assessed the financial condition of these institutions and believes the possibility of credit loss is minimal.

(l) Notes Receivable

Notes receivable are recorded at cost, less allowances for doubtful accounts when deemed necessary. Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a note to be impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. The present value of the impaired loan will change with the passage of time and may change because of revised estimates of cash flows or timing of cash flows. Such value changes are reported as bad debt expense in the same manner in which impairment initially was recognized. No interest income is accrued on impaired loans. Cash receipts on impaired loans are recorded as reductions of the principal amount.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(m) Stock-Based Compensation

We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”), but apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for our stock option plans. In 2003 we purchased 15,000 unexpired options from a grantee. This purchase in effect modified the terms of the option and, accordingly, we recognized $34,000 of compensation expense in 2003, as required for a modification of terms under FIN 44. No other compensation expense from stock-based compensation awards was recognized in 2005, 2004 and 2003. If we had elected to recognize compensation expense for options granted based on their fair values at the grant dates, consistent with Statement 123, net income and earnings per share would have changed to the pro forma amounts indicated below:

	Year Ended December 31,
	2005	2004	2003
Net income, as reported	$5,460,000	$2,152,000	$2,799,000

Add: Stock-based employee compensation expense included in net income, net of tax	—	—	22,000

Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(421,000)	(550,000)	(241,000)

Pro forma net income	$5,039,000	$1,602,000	$2,580,000

Net income per share
Basic—as reported	$2.03	$0.85	$1.27

Basic—pro forma	$1.87	$0.63	$1.17

Diluted—as reported	$1.86	$0.76	$1.14

Diluted—pro forma	$1.72	$0.56	$1.05

The stock-based employee compensation expense above was determined using the Black Scholes option- pricing model with the following assumptions:

	2005	2004	2003
Risk-free interest rate	4.33%	3.03%	2.44%
Expected holding period	3.6 years	3.8 years	3.8 years
Expected volatility	.363	.429	.407
Expected dividend yield	2.15%	-0-	-0-

(n) Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. SFAS 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a material effect on its financial position, results of operations or cash flows.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

In December 2003, the Financial Accounting Standards Board published FIN No. 46-R, “Consolidation of Variable Interest Entities (revised December 2003),” superseding FIN 46, and exempting certain entities from the provisions of FIN 46. Generally, application of FIN 46-R is required in financial statements of public entities that have interests in structures commonly referred to as special-purpose entities for periods ending after December 15, 2003, and for other types of VIEs for periods ending after March 15, 2004. We currently do not have any variable interest entities therefore the adoption of this standard did not have a material effect on our financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments used. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. We are required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. We estimate that our pre-tax expense from applying 123 (R) in 2006 and 2007 will be $109,000 and $2,000 respectively, based on unvested options at December 31, 2005. We are unable to estimate the expense of any options that may be issued in 2006 and subsequent years due to the uncertainties of quantity, stock prices, and all other variables affecting such an estimate.

(o) Reclassification

Certain reclassifications have been made to amounts presented in 2004 and 2003 to be consistent with the 2005 presentation.

(2) MANAGEMENT FEES AND OTHER RECEIVABLES

Management fees and other receivables consist of the following:

	December 31,
	2005	2004
Management fees receivable	$2,723,000	$1,667,000
Accrued interest receivable	125,000	67,000
Other receivables	344,000	81,000

	$3,192,000	$1,815,000

We earn management fees by providing management services to American Physicians Insurance Exchange (“APIE”) under the direction of APIE’s Board of Directors. APIE is a reciprocal insurance exchange, which is wholly owned by its subscriber physicians. Subject to the direction of APIE’s Board, and subject to a management services agreement, FMI sells and issues medical insurance policies, investigates, settles and defends claims, and otherwise manages APIE’s affairs. The management agreement with FMI obligates APIE to

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

pay management fees to FMI based on a percentage of APIE’s earned premiums before payment of reinsurance premiums. In addition, the management agreement provides that any profits, as defined, of APIE will be shared equally with FMI so long as the total payment (fees and profit sharing) does not exceed a cap based on premium levels. Management fees attributable to profit sharing were $2,007,000, $1, 929, 000, and $722,000 for the years ended December 31, 2005, 2004 and 2003. We earned total management fees and other related income of $15,514,000, $15,316,000, and $10,826,000, including management fee income of $11,038,000, $10,609,000, and $7,276,000 and including expense reimbursements, principally for our independent agents’ commissions, of $4,376,000, $4,482,000, and $3,373,000 for the years ended December 31, 2005, 2004 and 2003, respectively, related to these agreements.

The summarized financial information for APIE as of and for the year ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Total Investments	$113,233,000	$97,874,000	$78,539,000
Other assets	61,600,000	47,854,000	44,981,000

Total Assets	$174,833,000	$145,728,000	$123,520,000

Total liabilities	$155,591,000	$133,827,000	$117,616,000
Member’s Equity	19,242,000	11,901,000	5,904,000

Total liablilities and member’s equity	$174,833,000	$145,728,000	$123,520,000

Total revenue	$69,866,000	$69,313,000	$56,148,000
Net income	$9,031,000	$5,815,000	$692,000

Other receivables in 2005, 2004 and 2003 are primarily from our brokerage and investment advisory services and are principally comprised of commissions earned by our brokers for trades in the last week of December 2005, 2004 and 2003.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(3) NOTES RECEIVABLE

Notes receivable consist of the following:

	December 31,
	2005	2004
FemPartners, Inc. (Formerly due from Syntera HealthCare Corporation) Originally due September 1, 2004, the note has been amended three times since December 2003. Each amendment has extended the note and modified the payment terms. The current amendment calls for payments of interest plus principal of $10,000, quarterly, through 2006. The note is scheduled to be repaid in full in 2007 in three quarterly payments. The note contains an acceleration clause in the event that FemPartners conducts an initial public offering or other public sale.	$390,000	$420,000

APS Financial Joint Venture Partner
Unsecured term note, principal and interest, at 8% payable monthly until maturity on October 15, 2005. This note was written off in 2005 with a total charge at the time of write-off amounting to $160,000.	- 0 -	235,000

Alianza
Alianza identifies under-payments from insurance companies to medical providers and recovers the additional amounts. Our loan is to be repaid from recovery proceeds, with APS receiving a higher percentage of proceeds if the advances are not repaid within twelve months. In lieu of interest, we are to receive 15% of gross recoveries.	301,000	- 0 -

Employees

Loans are periodically made to non-officer employees, primarily as employment retention inducements. Employee notes receivable at December 31, 2005 consisted of three notes of $73,000, $86,000, and $75,000, which are being amortized through May 2006, December 2006, and June 2007, respectively, provided the employees remain with us; and a note for $8,000 due currently.

Employee notes receivable at December 31, 2004 consisted of two notes of $2,000 and $248,000, which are being amortized through October 31, 2005 and June 30, 2006, respectively, provided the employees remain with us; a note for $14,000 due currently; and two loans totaling $13,000 to a key employee for advanced education fees. The latter two notes are forgivable in the amount of approximately $13,000 on each January 1st that the employee is employed by the Company beginning in 2001 and continuing through 2005. They are due within 90 days should the employee terminate employment.	242,000	277,000

	933,000	932,000
Less current portion and allowance for doubtful accounts of $8,000 and $14,000 in 2005 and 2004, respectively.	(607,000)	(791,000)

Long term portion	$326,000	$141,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

For financial instruments the estimated fair value equals the carrying value as presented in the consolidated balance sheets. Fair value estimates, methods, and assumptions are set forth below for our financial instruments.

Notes Receivable

The fair value of notes has been determined using discounted cash flows based on our management’s estimate of current interest rates for notes of similar credit quality. The carrying value of notes receivable approximates their fair value.

Deposit with Clearing Organization

The carrying amounts approximate fair value because the funds can be withdrawn on demand and there is no unanticipated credit concern.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the aforementioned estimates.

(5) MARKETABLE SECURITIES

The following table summarizes by major security type the cost, fair market value, and unrealized gains and losses of the investments that we have classified as available-for-sale:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005

Governmental obligations	$12,418,000	$12,000	$(60,000)	$12,370,000
Corporate obligations	888,000	1,000	(13,000)	876,000
Equity securities	4,217,000	800,000	—	5,017,000

Total	$17,523,000	$813,000	$(73,000)	$18,263,000

December 31, 2004

Governmental obligations	$3,492,000	$—	$(26,000)	$3,466,000
Corporate obligations	1,406,000	51,000	(20,000)	1,437,000
Equity securities	6,268,000	3,149,000	—	9,417,000

Total	$11,166,000	$3,200,000	$(46,000)	$14,320,000

Amounts reflected in the table above include equity securities of HealthTronics with a fair value of $1,095,000 and $5,900,000 and corporate obligations of HealthTronics with a fair value of zero and $944,000 at December 31,

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

2005 and 2004, respectively. At December 31, 2005 and 2004, amounts also include equity securities of Financial Industries Corporation (“FIC”) with a fair value of $3,196,000 and $3,080,000, respectively.

Maturities of fixed income securities were as follows at December 31, 2005:

	Cost	Fair Value
Due within one year	$9,689,000	$9,662,000
Due after one year	3,617,000	3,584,000

Total	$13,306,000	$13,246,000

HealthTronics is the largest provider of lithotripsy (a non-invasive method of treating kidney stones) services in the United States and is an international supplier of specialty vehicles for the transport of high technology medical, broadcast/communications and homeland security equipment. Through selling of shares since our initial investment of 3,540,000 shares in 1989, our holdings of common stock at December 31, 2005 stood at 143,000, or less than 1% of the common stock outstanding. We account for HealthTronics as an available-for-sale equity security and record changes in its value, net of tax, in our balance sheet as part of “accumulated other comprehensive income.”

Financial Industries Corporation (“FIC”) is a holding company primarily engaged in the life insurance business through ownership of several life insurance companies. In June 2003, we purchased from FIC and the Roy F. and Joann Mitte Foundation, 339,879 shares of FIC’s common stock as an investment. Earlier in 2003 we had purchased 45,121 FIC shares in the open market. The 385,000 shares represented an approximate $5,647,000, which was all sourced from our cash reserves. During 2004, the value of our investment in FIC had declined significantly. In October 2004, we determined that this decline in market price was “other than temporary” as defined in Statements of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as amended. Consequently, we recorded pretax charges to earnings totaling $2,567,000 in 2004. These charges reduced our cost basis in FIC from $5,647,000, or $14.67 per share, to $3,080,000, or $8.00 per share which was equal to the quoted market price of FIC shares on December 31, 2004. During 2005, we took additional pretax charges to earnings totaling $135,000, further reducing our cost basis in FIC to $2,945,000, or $7.65 per share. While we currently continue to have the ability and the intent to hold the stock indefinitely, we concluded that the additional uncertainty created by FIC’s late filings, together with the lack of its current financial information, dictated that the 2004 and 2005 declines should be viewed as other than temporary. In July, 2005 FIC was able to file its 2003 Form 10-K but has yet to file any 2004 or 2005 Forms 10-Q or 10-K and thus continues to be de-listed on the NASDAQ Stock Market. We will continue to monitor and evaluate the situation at FIC and further determine if changes in fair market value of the investment are temporary or “other than temporary”.

The following table summarizes our recognized gains and losses on investments. Costs on assets sold were determined on the basis of specific identification.

	Year ended December 31,
	2005	2004	2003
Proceeds from sales	$8,503,000	$1,116,000	$4,080,000

Gain on investments, net	3,160,000	245,000	127,000

Loss on impairment of investments	(217,000)	(2,567,000)	—

Net gains (losses)	$2,943,000	$(2,322,000)	$127,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(6) PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2005	2004
Equipment	$1,289,000	$1,150,000
Furniture	647,000	628,000
Software	783,000	643,000
Leasehold improvements	332,000	332,000

	3,051,000	2,753,000

Accumulated depreciation	(2,364,000)	(2,134,000)

	$687,000	$619,000

Property and equipment are stated at cost. Depreciation expense of $239,000, $181,000 and $173,000 in 2005, 2004 and 2003, respectively, is computed principally on the straight-line method over the estimated useful lives of the assets. The useful lives for equipment ranges from three to five years, furniture ranges from five to seven years, software is depreciated over three years, and leasehold improvements are depreciated over the life of the lease or their expected useful life, whichever is shorter.

(7) ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following as of December 31:

	2005	2004
Commissions payable	$1,258,000	$1,260,000
Taxes payable	219,000	205,000
401(k) plan matching	208,000	169,000
Vacation payable	161,000	153,000
Other	66,000	55,000

	$1,912,000	$1,842,000

(8) DEFERRED GAIN

In November 2001 we sold all of the remaining 46,000 square feet of condominium space we owned in an office project located in Austin, Texas to our former affiliate, HealthTronics. In conjunction with the sale we leased back approximately 23,000 square feet that housed our operations prior to the sale. Gain on the sale amounted to approximately $5.1 million, of which $1.9 million was recognized in 2001 and the balance of gain was deferred. Deferred income of approximately $2.4 million related to our continuing involvement in 50% of the useable space was recorded and is being recognized monthly over the five-year lease term through September 2006. Income recognition related to this deferral was $512,692 in 2005, and $488,000 in 2004 and 2003. In addition, 15% of the gain ($0.76 million) related to our then 15% ownership in the purchaser was deferred as we accounted for HealthTronics using the equity method of accounting through the year ended December 31, 2001. We reduced our investment in HealthTronics and subsequently recognized a proportionate percentage of the deferred gain, amounting to $133,000, $56,000 and $8,000 in 2005, 2004, and 2003, respectively. Recognition of the deferred gain is recorded as a reduction of rent expense in operating expenses in the accompanying financial statements.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(9) COMMITMENTS AND CONTINGENCIES

Rental expenses under all operating leases were $1,133,000, $1,098,000, and $997,000, for the years ended December 31, 2005, 2004 and 2003, respectively. Future minimum payments for leases that extend for more than one year through 2010 were $278,000; $164,000; $34,000; $5,000, $0 for 2006, 2007, 2008, 2009 and 2010, respectively.

We are involved in various claims and legal actions that have arisen in the ordinary course of business. Management believes that any liabilities arising from these actions will not have a significant adverse effect on our consolidated financial condition or results of operations.

(10) INCOME TAXES

Income tax expense consists of the following:

	Year Ended December 31,
	2005	2004	2003
Continuing Operations:

Federal
Current	$2,577,000	$1,049,000	$(978,000)
Tax benefit of stock options	708,000	589,000	—
Deferred	(446,000)	(505,000)	2,511,000
State-Current	200,000	184,000	107,000

Total from Continuing Operations	3,039,000	1,317,000	1,640,000

Discontinued Operations	—	—	14,000

	$3,039,000	$1,317,000	$1,654,000

A reconciliation of expected income tax expense computed by applying the United States federal statutory income tax rate of 34% to earnings from continuing operations before income taxes to tax expense from continuing operations in the accompanying consolidated statements of operations follows:

	Year Ended December 31,
	2005	2004	2003
Expected federal income tax expense from continuing operations	$2,889,000	$1,179,000	$1,500,000
State taxes	132,000	121,000	72,000
Minority interest	—	—	67,000
Other, net	18,000	17,000	1,000

	$3,039,000	$1,317,000	$1,640,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The tax effect of temporary differences that gives rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below:

	Year Ended December 31,
	2005	2004
Current deferred tax assets (liabilities):
Accrued expenses	$334,000	$113,000
Allowance for doubtful accounts	21,000	11,000

Total current deferred tax asset	355,000	124,000

Non-current deferred tax assets (liabilities):
Write-off of investment in excess of tax loss	946,000	873,000
Other investments	—	8,000
Sales/Leaseback deferred income	159,000	378,000
Investment in available-for-sale securities	(175,000)	(677,000)
Market value allowance on investments	(251,000)	(1,072,000)
Other	168,000	136,000
Tax depreciation in excess of book	(161,000)	(128,000)

Total non-current net deferred tax liability	686,000	(482,000)

Net deferred tax asset (liability)	$1,041,000	$(358,000)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences at December 31, 2005.

(11) EMPLOYEE BENEFIT PLANS

We have an employee benefit plan qualifying under Section 401(k) of the Internal Revenue Code for all eligible employees. Employees become eligible upon meeting certain service and age requirements. Employee deferrals may not exceed $14,000 in 2005 unless participant is over age 50, in which case the maximum deferral is $18,000. We may, at our discretion, contribute up to 200% of the employees’ deferred amount. For the years ended December 31, 2005, 2004 and 2003 our contributions aggregated $208,000, $170,000 and $176,000, respectively.

In December 2004, the Board of Directors approved the “American Physicians Service Group, Inc. Affiliate Group Deferred Compensation Master Plan” (“Deferred Compensation Plan”), a non-qualified compensation plan designed to give us more flexibility in compensating key employees and directors through ownership of our common stock. The adoption of the Deferred Compensation Plan was approved by our shareholders at the 2005 Annual Meeting. Under the Deferred Compensation Plan we may elect to defer a portion of an employee’s incentive compensation or director’s board compensation in the form of a deferred stock grant. Shares become eligible for withdrawal with the passage of time and participants may withdraw eligible shares upon attaining the

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

age of sixty or upon leaving our service. Plan participants may withdraw all shares granted to them ratably over four years, provided they have entered into a non-competition agreement with us. We plan for this to be an unfunded plan. Shares to be withdrawn will be purchased in the open market or issued from the authorized shares. In 2005, a total of 21,108 shares were awarded, for which we recorded an expense of $252,000.

(12) STOCK OPTIONS

We have adopted, with shareholder approval, the “2005 Incentive and Non-Qualified Stock Option Plan” (“Incentive Plan”). The Incentive Plan provides for the issuance of up to 350,000 shares of common stock to our directors and key employees. A total of 113,000 of these options have been granted as of December 31, 2005, all of which are exercisable. Simultaneously with shareholder approval of the Incentive Plan, we cancelled the 149,000 shares not granted under the “1995 Incentive and Non-Qualified Stock Option Plan” (“the 1995 Plan”). Under the 1995 Plan 460,000 options remain unexercised, of which 370,000 are exercisable at December 31, 2005.

The exercise price for each non-qualified option share is determined by the Compensation Committee of the Board of Directors (“the Committee”). The exercise price of a qualified incentive stock option has to be at least 100% of the fair market value of such shares on the date of grant of the option. Under the Plans, option grants are limited to a maximum of ten-year terms; however, the Committee has issued all currently outstanding grants with five-year terms. The Committee also determines vesting for each option grant and substantially all outstanding options vest in two or three approximately equal annual installments beginning one year from the date of grant.

Presented below is a summary of the stock options held by our employees and our directors and the related transactions for the years ended December 31, 2005, 2004 and 2003.

	Years Ended December 31,
	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Balance at January 1	721,000	$6.04	815,000	$4.49	939,000	$3.51
Options granted	113,000	11.60	146,000	9.93	330,000	6.46
Options exercised	(251,000)	4.13	(240,000)	3.16	(378,000)	3.57
Options repurchased	—	—	—	—	(15,000)	4.29

Options forfeited/expired	(10,000)	9.10	—	—	(61,000)	5.73

Balance at December 31	573,000	$7.92	721,000	$6.04	815,000	$4.49

Options exercisable	483,000	$7.96	389,000	$5.80	289,000	$3.01

The weighted average fair value (the theoretical option value calculated using the Black Scholes option pricing model) of Company stock options granted is $3.19, $3.58 and $2.20 per option during the years ended December 31, 2005, 2004 and 2003, respectively. In this case, as of December 31, 2005, the weighted average theoretical option value per share of Company stock options ($14.79) less the weighted average exercise price of options granted ($11.60) equals the weighted average fair value of options granted ($3.19).

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The following table summarizes the Company’s options outstanding and exercisable options at December 31, 2005:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Shares	Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$2.50 to $9.00	209,000	1.6 years	$4.00	179,000	$3.95
$9.01 to $11.95	364,000	3.8 years	$10.17	304,000	$10.31

Total	573,000			483,000

(13) DISCONTINUED OPERATIONS

Effective November 1, 2002, we completed the sale of APS Consulting to its management as we determined the division’s operations were not consistent with our long-term strategic plan. We sold all of our APS Consulting shares for a de minimus amount of cash plus a $250,000 seven-year term note at the prime rate plus 3%. Our existing contract, which was entered into October 1, 2002, provides administrative support services to APS Consulting for a period of approximately seven years, and remained in effect. Fees under this contract are dependent on APS Consulting’s pre-tax earnings but may not be less than $200,000 or more than $518,000 over the life of the agreement. Because we were dependent upon the future successful operation of the division to collect our proceeds from the disposal and because we had a security interest in the assets of the division, we had retained a sufficient risk of loss to preclude us from recognizing the divestiture of APS Consulting under the guidance of FASB Interpretation No 46. Accordingly, we did not recognize the divestiture of APS Consulting and continued to consolidate the division as an entity in which we have a variable interest that will absorb the majority of the entity’s operating losses if they occurred.

Effective November 1, 2003, APS Consulting was able to obtain third party financing and repay their note payable to us in exchange for our agreeing to discount the note by $35,000. We provided no guarantees or credit enhancements in connection with APS Consulting securing this financing. Accordingly, we no longer have a risk of loss related to these operations and have recognized the transaction as a divestiture. As a result, we ceased consolidation of APS Consulting financial statements effective November 1, 2003. In addition, we were able to recognize a gain of $27,000, net of tax, and administrative support fees totaling $84,000 for the period from November 1, 2002 through October 31, 2003 that had previously been eliminated as intercompany revenues. The accompanying financial statements reflect the financial position, results of operations and cash flows of APS Consulting as discontinued operations.

(14) REPURCHASE OF MINORITY INTEREST

On October 1, 2003 we purchased for $2,050,000 cash the 20% interest in APS Insurances Services, Inc., which was owned by FPIC Insurance Group, Inc. (“FPIC”). We believe the acquisition provided us more control over operating decisions and improved our earnings and return on capital with minimal risk. As a result of this transaction, we now own a 100% interest in APS Insurance Services. Prior to our repurchase of the minority interest, we consolidated the assets, liabilities and operations of APS Insurance Services and recorded 20% of its after tax net income as minority interest. As a part of the purchase agreement we maintained an agreement with FPIC that limits them from competing with us in Texas through February 2007. The Company has assigned a value of $410,000 to this non-compete agreement based on a determination by an outside consulting firm. The agreement is being amortized on the straight-line method through its expiration in 2007.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The total cost of the acquisition was $2,050,000 and was allocated to the 20% interest acquired in APS Insurance Services based on the fair values of its net assets on the date of acquisition, in accordance with the purchase method of accounting for business combinations.

A summary of the purchase price allocation for this transaction is as follows:

Purchase price of 20% interest	$2,050,000
Basis of recorded minority interest	(393,000)
Allocated to non-competition agreement	(410,000)

Excess of purchase price over assets acquired (goodwill)	$1,247,000

Other intangible assets as of December 31, 2005 and 2004, subject to amortization expense, contains the following:

	Gross Carrying Amount	Accumulated Amortization	Net
For the year ended December 31, 2005
Non-compete	$410,000	$270,000	$140,000
Managing general agent license	160,000	38,000	122,000

Total	570,000	308,000	262,000

For the year ended December 31, 2004
Non-compete	$410,000	$149,000	$261,000
Managing general agent license	160,000	34,000	126,000

Total	570,000	183,000	387,000

We assume no residual value and estimate annual amortization expense over the remaining life of the non-compete agreement to be as follows:

Year	Amount
2006	120,000
2007	20,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The unaudited pro forma income statement data below for the year ended December 31, 2003 show the impact of the repurchase as if it had happened prior to the reporting periods:

2003
Revenue:
As reported	$30,449,000
Pro forma	30,449,000

Net earnings as reported	$2,799,000

Add: Minority Interest attributable to APS Insurance Services, net of income taxes	197,000

Pro forma net earnings	$2,996,000

Earnings per share:
Basic—as reported	$1.27

Basic—pro forma	$1.36

Diluted—as reported	$1.14

Diluted—pro forma	$1.22

(15) INVESTMENT IN UNCONSOLIDATED AFFILIATES

For the year ended December 31, 2005, 2004 and 2003, respectively, our equity in the earnings of unconsolidated affiliates consisted of the following:

	December 31,
	2005	2004	2003
Prime Medical Services, Inc.	$—	$—	$—

Uncommon Care	—	—	$260,000

Earnings	$—	$—	$260,000

On October 12, 1989, we purchased 3,540,000 shares (42%) of the common stock of Prime Medical. In the ensuing years, the sale of stock, stock exchanges and stock issuances reduced our ownership and at December 31, 2005 our holdings stood at 143,000 or less than 1% of the common stock outstanding.

In connection with the sales of Prime Medical (or HealthTronics as of 2004) shares during the year, we recognized gains of $3,020,000 in 2005, $245,000 in 2004, and $64,000 in 2003. The gains are classified as “Gain on Sale of Investments” in the accompanying consolidated financial statements. Changes in market value of our HealthTronics shares are included in shareholders’ equity as “accumulated other comprehensive income.”

HealthTronics is an SEC registrant and additional information on the company can be found on the SEC’s web site at www.sec.gov.

On January 1, 1998 we invested approximately $2,078,000 in the convertible preferred stock of Uncommon Care, Inc. and extended notes totaling $4,430,000. Uncommon Care is a developer and operator of Alzheimer’s care facilities. We accounted for Uncommon Care using the equity method.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Recording our share of Uncommon Care’s accumulated losses had reduced the carrying value of our investment and our notes to zero by December 31, 2002. Following Uncommon Care’s payment default to its senior lender in 2003 we sold our interest for a de minimus amount and wrote off the notes.

Some of our officers and directors participated in the $2,400,000 line of credit to Uncommon Care. For financial purposes this participation has been treated as a secured borrowing. In the aggregate, these officers and directors contributed approximately $259,000 to fund a 10.8% interest in the loan. They participate in the loan under the same terms as the Company.

We recorded $24,000 and $75,000 in 2005 and 2004, respectively, as gain on forgiveness of debt. These gains represent that amount of liability that was released in the respective periods by participants in our loan to a former affiliate, net of any interest due them fro prior period payments made by that affiliate. Due to poor operating results, Uncommon Care was in default and not making scheduled payments under its loan agreement with us in which the participations had been sold. As a result, the loan participants released us from any obligations under thee participation agreements. The $24,000 recorded in 2005 represents the final loan obligation to be released.

During 2003 we decided not to extend any future cash advances to Uncommon Care. Consequently, we took into income cash payments previously received from Uncommon Care. Total cash receipts recorded as equity in earnings of unconsolidated affiliates was $260,000 in 2003.

(16) SEGMENT INFORMATION

Our segments are distinct by type of service provided. Each segment has its own management team and separate financial reporting. Our Chief Executive Officer allocates resources and provides overall management based on the segments’ financial results.

Our financial services segment includes brokerage and asset management services to individuals and institutions.

Our insurance services segment includes financial management for an insurance company that provides professional liability insurance to doctors.

Corporate is the parent company and derives its income from interest, investments and dividends paid by the other segments.

Income from the discontinued consulting segment was derived from operations in 2002 and from gains on disposal in 2003.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

	2005	2004	2003
Operating Revenues
Financial services	$18,459,000	$16,705,000	$19,623,000
Insurance services	15,514,000	15,316,000	10,826,000
Other	1,600,000	4,760,000	2,567,000

	$35,573,000	$36,781,000	$33,016,000

Reconciliation to Consolidated Statements of Operations:
Total segment revenues	35,573,000	36,781,000	33,016,000
Less: intercompany dividends	(1,600,000)	(4,760,000)	(2,567,000)

Total Revenues	$33,973,000	$32,021,000	$30,449,000

Operating Income (Loss):
Financial services	2,196,000	2,167,000	3,039,000
Insurance services	5,252,000	5,348,000	2,985,000
Other	(1,003,000)	2,589,000	506,000

	$6,445,000	$10,104,000	$6,530,000

Reconciliation to Consolidated Statements of Operations:
Total segment operating profit	$6,445,000	$10,104,000	$6,530,000
Less: intercompany dividends	(1,600,000)	(4,760,000)	(2,567,000)

Operating income	4,845,000	5,344,000	3,963,000
Gain (loss) on investments	2,943,000	(2,322,000)	127,000
Gain on extinguishment of debt	24,000	75,000	—

Income from continuing operations before interest, income taxes, minority interests and equity in gain and loss of unconsolidated affiliates	7,812,000	3,097,000	4,090,000
Interest income	587,000	365,000	304,000
Other income	124,000	15,000	(38,000)
Interest expense	10,000	7,000	7,000
Income tax expense	3,039,000	1,317,000	1,640,000

Minority interests	14,000	1,000	197,000
Equity in profit (loss) of affiliates	—	—	260,000

Income from continuing operations	5,460,000	2,152,000	2,772,000

Gain on disposal of discontinued operations, net of income tax	—	—	27,000

Net income	$5,460,000	$2,152,000	$2,799,000

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

	2005	2004	2003
Identifiable assets:
Financial services	$6,061,000	$5,106,000	$4,970,000
Insurance services:
Intangible assets	1,387,000	1,507,000	1,627,000
Other	5,033,000	4,526,000	3,965,000
Corporate:
Investment in available for sale securities	18,263,000	14,320,000	9,626,000
Other	2,761,000	4,984,000	5,450,000

	$33,505,000	$30,443,000	$25,638,000

Capital expenditures:
Financial services	$47,000	$10,000	$32,000
Insurance Services	187,000	362,000	160,000
Corporate	73,000	49,000	31,000
Discontinued Operations	—	—	96,000

	$307,000	$421,000	$319,000

Depreciation/amortization expenses:
Financial services	$28,000	$27,000	$31,000
Insurance Services	274,000	217,000	110,000
Corporate	62,000	60,000	65,000
Discontinued Operations	—	—	—

	$364,000	$304,000	$206,000

During the years ended December 31, 2005, 2004 and 2003, a single customer represented 46% ($15,514,000), 48% ($15,316,000) and 36% ($10,826,000) of our consolidated revenues.

At December 31, 2005, 2004 and 2003 we had long-term contracts with that customer and were therefore not vulnerable to the risk of a near-term severe impact from a reasonably possible loss of the revenue. However, should that customer default or be unable to satisfy its contractual obligations, there would be a material adverse effect on our financial condition and results of operations.

Operating income (loss) is operating revenues less related expenses and is all derived from domestic operations. Identifiable assets are those assets that are used in the operations of each business segment (after elimination of investments in other segments). Corporate assets consist primarily of cash and cash equivalents, notes receivable, investments in available-for-sale securities, investments in affiliates and intangible assets.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(17) NET INCOME PER SHARE

Basic income per share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all contingently issuable shares, including options. A reconciliation of income and average shares outstanding used in the calculation of basic and diluted earnings per share from continuing and discontinued operations follows:

	For the Year Ended December 31, 2005
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Income from continuing operations	$5,460,000
Basic EPS:
Income available to common stockholders	5,460,000	2,688,000	$2.03

Effect of dilutive securities	—	243,000

Diluted EPS:
Income available to common stockholders	$5,460,000	2,931,000	$1.86

	For the Year Ended December 31, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Income from continuing operations	$2,152,000
Basic EPS:
Income available to common stockholders	2,152,000	2,545,000	$0.85

Effect of dilutive securities	—	293,000

Diluted EPS:
Income available to common stockholders	$2,152,000	2,838,000	$0.76

	For the Year Ended December 31, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Income from continuing operations	$2,772,000
Discontinued operations, net of tax	27,000
Basic EPS:
Income available to common stockholders	2,799,000	2,207,000	$1.27

Effect of dilutive securities	—	242,000

Diluted EPS:
Income available to common stockholders	$2,799,000	2,449,000	$1.14

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

(18) SHAREHOLDERS’ EQUITY

The following table presents changes in shares outstanding for the period from December 31, 2003 to December 31, 2005:

	Common Shares Outstanding	Treasury Stock
Balance December 31, 2002	2,133,843	—
Options excercised	377,800	—
Treasury stock purchases	—	56,976
Treasury stock retirements	(56,976)	(56,976)

Balance December 31, 2003	2,454,667	—

Options excercised	240,200	—
Treasury stock purchases	—	70,495
Treasury stock retirements	(70,495)	(70,495)

Balance December 31, 2004	2,624,372	—

Options excercised	251,000	—
Deferred compensation	47,855	—
Treasury stock purchases	—	139,107
Treasury stock retirements	(139,107)	(139,107)

Balance December 31, 2005	2,784,120	—

(19) SUPPLEMENTAL CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter to quarter comparisons of results of operations have been and may be materially impacted by bond market conditions and whether or not there are profits at the medical malpractice insurance company which we manage and whose profits we share. We believe that the historical pattern of quarterly sales and income as a percentage of the annual total may not be indicative of the pattern in future years. The following tables set forth selected quarterly consolidated financial information for the years ended December 31, 2005, 2004 and 2003:

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Revenues	$6,662	$7,033	$9,182	$11,096

Net Income	853	1,367	1,395	1,845

Basic net income per share:	$0.32	$0.51	$0.52	$0.67

Diluted income per share:	$0.30	$0.48	$0.48	$0.64

2004

Revenues	$7,290	$7,295	$7,593	$9,843

Net Income	694	689	(834)	1,603

Basic net income per share:	$0.28	$0.28	$(0.32)	$0.62

Diluted income per share:	$0.25	$0.25	$(0.32)	$0.58

AMERICAN PHYSICIANS SERVICE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Results for the fourth quarter of 2005, 2004 and 2003 include profit sharing with APIE totaling $2,007,000, $1,929,000 and $722,000, respectively.

Certain amounts previously classified as cost of revenues at Insurance Services have been classified as general and administrative in the consolidated statements of income for the years ended 2004 and 2003. For the year ended December 31, 2004 the amount of reclassifications totaled $590,000. For the year ended December 31, 2003 the amount of reclassifications totaled $741,000.

(20) CONCENTRATION OF CREDIT RISK

Marketable securities

As of December 31, 2005 we owned marketable securities of HealthTronics and Financial Industries Corporation with a combined fair market value of $4,291,000, or approximately 13% of our total assets. An event having a material adverse effect on HealthTronics and/or Financial Industries, and resulting in a devaluation of their securities could also have a material adverse effect on our results of operations.

Geographic concentration of insurance services

Most of the managed insurance company’s business is concentrated in Texas. Regulatory or judicial actions in that state that affected rates, competition, or tort law could have a significant impact on the insurance company’s business. Consequently, our insurance management business, which is based on the premiums and profitability of the managed company, could be adversely affected.

Financial market concentration of investment services

Investment Services derives most of its revenue through commissions earned on the trading of fixed-income securities. Should conditions reduce the market’s demand for fixed-income products, and should Investment Services be unable to shift it emphasis to other financial products, it could have a material adverse impact on our financial condition and results of operations.

(21) OTHER COMPREHENSIVE INCOME

The following chart discloses the reclassification adjustments for gains and losses included in net income during the years ended December 31:

2005	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount

Unrealized holding gains arising during the period	$254	$(87)	$167
Reclassification adjustment for gains included in net income	(2,667)	907	(1,760)

Net unrealized losses on securities	$(2,413)	$820	$(1,593)

2004
Unrealized holding gains arising during the period	$1,393	$(474)	$919
Reclassification adjustment for losses included in net income	2,322	(789)	1,533

Net unrealized gains on securities	$3,715	$(1,263)	$2,452

2003
Unrealized holding losses arising during the period	$(3,246)	$1,104	$(2,142)
Reclassification adjustment for gains included in net income	(89)	30	(59)

Net unrealized losses on securities	$(3,335)	$1,134	$(2,201)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

American Physicians Service Group, Inc. and Subsidiaries

Years Ended December 31, 2005, 2004 and 2003

	Balance at Beginning of Years	Costs and Expenses	Deductions	Balance at End of Year
	(in thousands)
Allowance for Doubtful Accounts

2005	$14	$—	$6	$8

2004	$—	$47	$33	$14

2003	$64	$15	$79	$—

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED BALANCE SHEETS

AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS

INVESTMENTS:
Fixed maturities available for sale—at fair value	$128,221,316	$106,118,180
Equity securities—at fair value	5,878,527	5,153,180
Short-term investments	—	798,599
Other invested assets	1,119,476	1,162,835

Total investments	135,219,319	113,232,794

CASH AND CASH EQUIVALENTS	3,925,961	3,515,844

ACCRUED INVESTMENT INCOME	559,857	456,372

PREMIUM AND MAINTENANCE FEES RECEIVABLE	20,833,044	13,703,089

OTHER AMOUNTS RECEIVABLE UNDER REINSURANCE CONTRACTS	5,014,181	6,802,295

REINSURANCE RECOVERABLES ON UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	29,597,742	27,588,622

REINSURANCE RECOVERABLES ON PAID LOSS AND LOSS ADJUSTMENT EXPENSES	76,530	261,750

PREPAID REINSURANCE PREMIUMS	363,797	507,247

DEFERRED POLICY ACQUISITION COSTS	2,861,899	2,506,057

DEFERRED TAX ASSET	4,204,803	3,221,185

SUBROGATION RECOVERABLES	761,433	1,587,957

FEDERAL INCOME TAXES RECOVERABLE	—	515,752

OTHER ASSETS	817,688	933,628

TOTAL	$204,236,254	$174,832,592

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Reserve for losses and loss adjustment expenses	$109,414,237	$95,371,649
Unearned premiums and maintenance fees	44,083,358	40,698,631
Reinsurance premiums payable	132,830	669,578
Funds held under reinsurance treaties	3,738,103	1,521,225
Amounts withheld or retained by the Exchange	1,566,351	3,333,856
Refundable subscriber deposits	10,294,802	10,567,520
Federal income taxes payable	2,073,761	—
Other liabilities	2,790,061	3,428,077

Total liabilities	174,093,503	155,590,536

COMMITMENTS AND CONTINGENCIES (Note 8)

MEMBERS’ EQUITY:
Retained earnings	31,994,376	20,591,546
Accumulated other comprehensive income (loss), net of deferred tax expense (benefit) of ($953,869) and ($695,193)	(1,851,625)	(1,349,490)

Total members’ equity	30,142,751	19,242,056

TOTAL	$204,236,254	$174,832,592

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
REVENUES:
Gross premiums and maintenance fee written— direct and assumed	$24,121,344	$26,921,100	$61,560,465	$64,821,303
Premiums ceded	(3,372,232)	(3,725,550)	(5,627,157)	(11,332,948)
Change in unearned premiums and maintenance fees	(5,666,662)	(8,034,785)	(3,528,178)	(5,235,360)

Net premiums and maintenance fees earned	15,082,450	15,160,765	52,405,130	48,252,995
Investment income, net of investment expenses	1,638,710	1,469,101	4,624,287	3,883,403
Realized capital gains—net	124,012	201,767	265,175	270,416

Total revenues	16,845,172	16,831,633	57,294,592	52,406,814

EXPENSES:
Losses and loss adjustment expenses	10,680,873	11,650,467	29,879,458	35,535,207
Other underwriting expenses	4,113,914	3,689,390	10,536,333	9,429,452
Net change in deferred acquisition costs	(426,949)	(650,991)	(355,841)	(368,786)

Total expenses	14,367,838	14,688,866	40,059,950	44,595,873

INCOME FROM OPERATIONS	2,477,334	2,142,767	17,234,642	7,810,941

FEDERAL INCOME TAX EXPENSE (BENEFIT):
Current	924,905	545,627	6,556,756	2,550,865
Deferred	(88,146)	187,945	(724,944)	(174,612)

Total federal income tax expense	836,759	733,572	5,831,812	2,376,253

NET INCOME	$1,640,575	$1,409,195	$11,402,830	$5,434,688

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

	NINE MONTHS ENDED
	September 30, 2006	September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,402,830	$5,434,688
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and accretion of investments	(37,990)	(34,032)
Net realized gains on investments	(265,175)	(270,416)
Deferred policy acquisition costs—net of related amortization	(355,841)	(368,786)
Deferred income tax benefit	(724,944)	(174,612)
Changes in operating assets and liabilities:
Premium and maintenance fee receivables—net	(7,129,955)	1,688,593
Accrued investment income	(103,485)	(63,482)
Other amounts receivable under reinsurance contracts	1,788,114	1,504,821
Reinsurance recoverables on unpaid loss and loss expenses	(2,009,120)	(1,087,305)
Reinsurance recoverables on paid loss and loss expenses	185,220	491,760
Federal income taxes recoverable	515,752	(184,288)
Other assets	1,095,484	(79,555)
Reinsurance payables	(536,748)	(4,180,291)
Losses and loss adjustment expenses	14,042,590	8,859,565
Unearned premiums and maintenance fees	3,384,727	5,422,949
Federal income taxes payable	2,073,761	(2,030,409)
Other liabilities	(188,644)	(5,521,387)

Net cash provided by operating activities	23,136,576	9,407,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale and maturities of investments	13,157,462	21,826,253
Purchases of investments	(35,611,203)	(36,630,259)

Net cash used in investing activities	(22,453,741)	(14,804,006)

CASH FLOWS FROM FINANCING ACTIVITIES—Subscriber deposits refunded	(272,718)	(163,756)

NET CHANGE IN CASH AND CASH EQUIVALENTS	410,117	(5,559,949)
CASH AND CASH EQUIVALENTS—Beginning of year	3,515,844	8,583,855

CASH AND CASH EQUIVALENTS—End of year	$3,925,961	$3,023,906

SUPPLEMENTAL INFORMATION—Cash paid (received) for:
Federal income taxes paid	$4,000,000	$4,855,408
Federal income tax refunds received	$122,606	$—

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2005 AND THE NINE MONTHS

ENDED SEPTEMBER 30, 2006 (Unaudited)

	Accumulated Other Comprehensive Income	Retained Earnings	Total
BALANCE—January 1, 2005	$339,762	$11,561,020	$11,900,782
Net income	—	9,030,526	9,030,526
Other comprehensive income—net of tax	(1,689,252)	—	(1,689,252)

BALANCE—December 31, 2005	$(1,349,490)	$20,591,546	$19,242,056

Net income	—	11,402,830	11,402,830
Other comprehensive income—net of tax	(502,135)	—	(502,135)

BALANCE—September 30, 2006	$(1,851,625)	$31,994,376	$30,142,751

See notes to condensed financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

1. NATURE OF OPERATIONS

American Physicians Insurance Exchange (“APIE” or the ”Exchange”) is a reciprocal insurance exchange. The Exchange was organized in the State of Texas on November 23, 1975, and commenced operations on June 1, 1976. APIE is licensed as a multiple-line insurer under the provisions of the Texas Insurance Code.

A reciprocal insurance exchange is an organization under which policyholders (members) effectively “exchange” insurance contracts and thereby insure each other and become members of the Exchange. The Exchange is managed by its attorney-in-fact, APS Facilities Management, Inc. (“FMI”), subject to the direction of the Exchange’s board of directors.

APIE principally writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas (99%) and Arkansas (1%). Most of the Exchange’s coverage is written on a “claims-made and reported” basis. The coverage is provided only for claims that are first reported to the Exchange during the insured’s coverage period and that arise from occurrences during the insured’s coverage period. The Exchange also makes extended or “tail” coverage available for purchase by policyholders in order to cover claims that arise from occurrences during the insured’s coverage period, but that are first reported to the Exchange after the insured’s coverage period and during the term of the applicable tail coverage.

2. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements include the accounts and operations of American Physicians Insurance Exchange. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. For example, the timing and magnitude in determining the claim losses incurred by our insurance operations due to the estimation process inherent in determining the liability for losses and loss adjustment expenses can be relatively more significant to results of interim periods than to results for a full year. The accompanying condensed financials statements should be read in conjunction with the December 31, 2005 audited financial statements and notes thereto.

3. PLAN OF CONVERSION AND PLAN OF MERGER

Effective June, 1 2006, the Board of Directors of the Exchange adopted a plan of conversion and a plan of merger with APS Facilities Management, Inc’s. (“FMI”) parent company, American Physicians Service Group, Inc. (“APSG”), a publicly traded company on the National Association of Securities Dealer and Automated Quotation System (“NASDAQ”) under the NASDAQ symbol AMPH. The plan of conversion and plan of merger are subject to the approval by the Exchange’s policyholders, APSG’s shareholders and the Texas Department of Insurance.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

4. INVESTMENTS

The amortized cost and estimated fair values of investments in debt securities at September 30, 2006 and December 31, 2005 are as follows (in thousands):

September 30, 2006	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S treasury notes	$1,059	$18	$6	$1,071
U.S government agency bonds	2,852	41		2,893
U.S government agency mortgage-backed bonds	22,172	9	653	21,528
U.S. government agency collateralized mortgage obligations	50,428	68	1,065	49,431
Collateralized mortgage obligations	55,121	10	1,833	53,298

Total fixed maturities	131,632	146	3,557	128,221
Equity securities	5,273	794	188	5,879

Total fixed maturities and equity securities	$136,905	$940	$3,745	$134,100

December 31, 2005	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed maturities:
U.S treasury notes	$522	$19	$3	$538
U.S government agency mortgage-backed bonds	19,515	1	568	18,948
U.S. government agency collateralized mortgage obligations	44,567	—	1,163	43,404
Collateralized mortgage obligations	44,322	20	1,114	43,228

Total fixed maturities	108,926	40	2,848	106,118
Equity securities	4,390	814	51	5,153

Total fixed maturities and equity securities	$113,316	$854	$2,899	$111,271

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

Gross realized gains and losses on fixed maturity and equity securities for the three and nine months ended September 30, 2006 and 2005 were as follows (in thousands):

	Three Months ended		Nine Months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Realized gains (losses):
Fixed maturities:
Gross realized gains	$—	$15	$10	$27
Gross realized losses	—	—	—	—

Net realized gains (losses)	—	15	10	27

Equities:
Gross realized gains	124	187	307	291
Gross realized losses	—	—	(52)	(48)

Net realized gains (losses)	124	187	255	243

Total net realized gains	$124	$202	$265	$270

The major categories of the Exchange’s net investment income are summarized for the three and nine months ended September 30, 2006 and 2005, as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Investment income:
Fixed maturities	$1,599	$1,314	$4,482	$3,463
Equity securities	21	12	64	28
Short-term investments and other	68	45	168	95
Finance charges on premiums receivable	57	144	238	444
Structured annuity	23	23	67	67

Total investment income	1,768	1,538	5,019	4,097
Investment expense	(129)	(69)	(395)	(214)

Net investment income	$1,639	$1,469	$4,624	$3,883

The increases in gross unrealized losses from $2.8 million at December 31, 2005 to $3.6 million at September 30, 2006 in fixed maturity investments are primarily the result of rising interest rates. The fixed maturity investments are all investment grade securities. The Exchange has the ability and intent to hold securities with unrealized losses until they recover their value, which may be maturity. As of September 30, 2006 and December 31, 2005, there have been no impairments in value or write-downs for these securities. In the future, information may come to light or circumstances may change that would cause the Exchange to write-down or sell these securities and incur a realized loss.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

Provided below is a summary of securities which were in an unrealized loss position at September 30, 2006 and December 31, 2005. The Exchange believes the deterioration in value is attributable to changes in market interest rates and not credit quality of the issuer and therefore considers these investments to be only temporarily impaired.

	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
September 30, 2006:
U.S. treasury notes	$964	$3	$106	$3	$1,070	$6
U.S. government agency bonds	2,893	—	—	—	2,893
U.S. government agency mortgage-backed bonds	5,451	18	16,078	635	21,529	653
U.S. government agency collateralized mortgage obligations	22,759	180	26,673	885	49,432	1,065
Collateralized mortgage obligations	15,586	391	37,711	1,442	53,297	1,833
Equity Securities	4,487	185	1,392	3	5,879	188

Total temporarily impaired securities	$52,140	$777	$81,960	$2,968	$134,100	$3,745

	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
December 31, 2005:
U.S. treasury notes	$281	$3	$—	$—	$281	$3
U.S. government agency mortgage-backed bonds	4,087	95	14,465	473	18,552	568
U.S. government agency collateralized mortgage obligations	26,713	597	16,690	566	43,403	1,163
Collateralized mortgage obligations	24,912	753	15,373	361	40,285	1,114
Equity Securities	1,144	41	202	10	1,346	51

Total temporarily impaired securities	$57,137	$1,489	$46,730	$1,410	$103,867	$2,899

At September 30, 2006 and December 31, 2005, investments with a fair market value of $1,039,577, and $1,048,700, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

5. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

The reserve for unpaid losses and loss adjustment expenses represent the estimated liability for unpaid claims reported to the Exchange, plus claims incurred but not reported (“IBNR”) and the related estimated loss adjustment expenses. The reserve for losses and loss adjustment expenses is determined based on the Exchange’s actual experience, available industry data and projections as to future claims frequency, severity, inflationary trends and settlement patterns.

The Exchange writes medical malpractice policies which have a lengthy period for reporting a claim (tail coverage) and a long process of litigating a claim through the courts and whose risk factors expose its reserves for loss and loss adjustment expenses to significant variability. These conditions subject the Exchange’s open reported claims and incurred but not reported claims to increases due to inflation, changes in legal proceedings, and changes in the law. While the anticipated effects of inflation is implicitly considered when estimating reserves for loss and loss adjustment expenses, the increase in average severity of claims is caused by a number

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

of factors. Future average severities are projected based on historical trends adjusted for changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual experience and are modified as necessary to reflect any changes in the development of ultimate losses and loss adjustment expenses to the Exchange. These specific risks, combined with the variability that is inherent in any reserve estimate, could result in significant adverse deviation from the Exchange’s carried net reserve amounts. Settlement of the Exchange’s claims is subject to considerable uncertainty. The Exchange’s management believes the reserves for loss and loss adjustment expenses are reasonably stated for all obligations of the Exchange as of September 30, 2006 and December 31, 2005.

The following table reflects the activity in the liability for reserve for losses and loss adjustment expenses showing the changes for the twelve month periods beginning January 1, 2005 and ending December 31, 2005 and the nine month period ending September 30, 2006 (in thousands):

	September 30, 2006	2005
Reserve for losses and loss adjustment expenses—January 1	$95,372	$69,445
Less reinsurance recoverable on paid losses and unpaid losses	27,850	11,203

Net balance—January 1	67,522	58,242

Incurred—net of reinsurance—related to:
Current years	31,081	28,261
Prior years	(1,202)	15,715

Net incurred	29,879	43,976

Paid—net of reinsurance—related to:
Current years	3,361	4,062
Prior years	14,300	30,634

Net paid	17,661	34,696

Net balance—September 30 and December 31	79,740	67,522
Plus reinsurance recoverable on paid losses and unpaid losses	29,674	27,850

Reserve for losses and loss adjustment expenses—September 30 and December 31	$109,414	$95,372

After evaluation of open claims and trend assumptions, APIE recorded a decrease of $1,200,000 for the nine months ended September 30, 2006 for incurred loss and loss adjustment expenses for prior-year development as a result of favorable trends in the underlying claims data. The adjustment was due to accident years 2004 and 2005 developing favorably by $8,200,000 most of which is attributable to the passage of Texas tort reform effective September 1, 2003, offset by $7,000,000 of adverse development for pre-tort reform years which continue to develop unfavorably with increasing levels of severity and loss expenses.

6. REINSURANCE AGREEMENTS

Reinsurance Ceded—Certain premiums are ceded to other insurance companies under various reinsurance agreements. These reinsurance agreements provide the Exchange with increased capacity to write additional risk and the ability to write specific risk within its capital resources and underwriting guidelines. The Exchange enters into reinsurance contracts, which provide coverage for losses in excess of the Exchange’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2006 contain variable premium ceding rates based on loss experience. The ceded premium charged under these contracts will depend upon the development of ultimate

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO CONDENSED FINANCIAL STATEMENTS—(Continued)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (Unaudited)

losses ceded to the reinsurers under their retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis are reviewed by treaty year, with each treaty year giving rise to either an asset or liability on the balance sheet. For the nine months ended September 30, 2006, the Exchange recorded favorable net development reducing ceded premiums by $2,840,848. Additionally, each treaty year requires a 24 or 36-month holding period before any cash can be returned or paid. During the nine months ending September 30, 2006, the exchange received $6.1 million due to the expiration of the 2002 treaty year 36-month holding period. As a result, at September 30, 2006, the Exchange had an asset (Other Amounts Receivable Under Reinsurance Contracts) of $5,014,181 and a liability (Funds Held Under Reinsurance Treaties) of $3,738,103.

7. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

The Exchange’s management contract with its attorney-in-fact, FMI, is treated as an affiliated transaction. However, there is no ownership between the two entities. They have separate boards of directors and their duties to each other are based on the management contract. Transactions with parties related to FMI are also treated as affiliated transactions. American Physicians Insurance Agency, Inc. (“APIA”), and APS Financial Corporation (“APS”) are considered affiliates of FMI through common ownership.

FMI serves as the attorney-in-fact for the Exchange. In accordance with the terms of a management agreement, FMI performs the administrative functions related to the operations of the Exchange. FMI receives a management fee from the Exchange for providing these services. The management fee, which is calculated as a percentage of the direct gross earned premiums and statutory net income including contingent management fees of the Exchange, were $2,699,400 and $2,731,400 for the three months ended September 30, 2006 and 2005, respectively. Management fees for the nine months ended September 30, 2006 and 2005 were $6,814,500 and $6,833,200, respectively. Contingent management fees are based upon the financial performance of the Exchange. The Exchange recorded amounts payable to affiliates of $2,266,000 and $2,723,200 as of September 30, 2006 and December 31, 2005, respectively, and are included in other liabilities in the balance sheets.

In addition to the management fees paid to FMI, the Exchange received reimbursement of commission expenses from FMI in the amount of $375,000 in 2006 and 2005, respectively.

APS manages the bond portfolio within the investment guidelines established by the Board of Directors, provides advisory services on key investment decisions and manages accounting services for the Exchange. The Exchange pays APS standard markup fees on trades of fixed-income securities.

8. COMMITMENTS AND CONTINGENCIES

The Exchange is named as a defendant in various legal actions primarily arising from claims made under insurance policies and contracts. These actions are considered by the Exchange in estimating the loss and loss adjustment expense reserves. The Exchange’s management believes that the resolution of these actions will not have a material adverse effect on the Exchange’s financial position or results of operations. There are no other material commitments or contingencies as of September 30, 2006.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

American Physicians Insurance Exchange

Austin, Texas

We have audited the accompanying balance sheets of American Physicians Insurance Exchange (the “Exchange”) as of December 31, 2005 and 2004, and the related statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Exchange’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Dallas, Texas

August 9, 2006

AMERICAN PHYSICIANS INSURANCE EXCHANGE

BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

INVESTMENTS:
Fixed maturities available for sale—at fair value	$106,118,180	$91,853,806
Equity securities—at fair value	5,153,180	3,362,945
Short-term investments	798,599	1,584,415
Other invested assets	1,162,835	1,072,385

Total investments	113,232,794	97,873,551
CASH AND CASH EQUIVALENTS	3,515,844	8,583,855
ACCRUED INVESTMENT INCOME	456,372	384,213
PREMIUM AND MAINTENANCE FEES RECEIVABLE	13,703,089	14,971,065
OTHER AMOUNTS RECEIVABLE UNDER REINSURANCE CONTRACTS	6,802,295	4,959,418
REINSURANCE RECOVERABLES ON UNPAID LOSS AND LOSS ADJUSTMENT EXPENSES	27,588,622	10,631,250
REINSURANCE RECOVERABLES ON PAID LOSS AND LOSS ADJUSTMENT EXPENSES	261,750	571,828
PREPAID REINSURANCE PREMIUMS	507,247	387,774
DEFERRED POLICY ACQUISITION COSTS	2,506,057	2,409,908
DEFERRED TAX ASSET	3,221,185	2,229,993
SUBROGATION RECOVERABLES	1,587,957	1,893,366
FEDERAL INCOME TAXES RECOVERABLE	515,752	89,847
OTHER ASSETS	933,628	742,047

TOTAL	$174,832,592	$145,728,115

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES:
Reserve for losses and loss adjustment expenses	$95,371,649	$69,444,502
Unearned premiums and maintenance fees	40,698,631	38,345,518
Reinsurance premiums payable	669,578	3,640,011
Funds held under reinsurance treaties	1,521,225	64,583
Amounts withheld or retained by the Exchange	3,333,856	3,866,838
Refundable subscriber deposits	10,567,520	11,001,133
Federal income taxes payable		2,030,409
Other liabilities	3,428,077	5,434,339

Total liabilities	155,590,536	133,827,333

CONTINGENCIES (Note 12)

MEMBERS’ EQUITY:
Retained earnings	20,591,546	11,561,020
Accumulated other comprehensive income (loss), net of deferred tax expense (benefit) of ($695,193) and $175,029	(1,349,490)	339,762

Total members’ equity	19,242,056	11,900,782

TOTAL	$174,832,592	$145,728,115

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
REVENUES:
Gross premiums and maintenance fees written—direct and assumed	$79,301,001	$84,570,995	$70,993,380
Premiums ceded	(12,884,812)	(12,878,126)	(10,351,899)
Change in unearned premiums and maintenance fees	(2,233,640)	(7,076,744)	(7,797,809)

Net premiums and maintenance fees earned	64,182,549	64,616,125	52,843,672

Investment income, net of investment expenses of $520,400 in 2005, $301,300 in 2004, and $212,400 in 2003	5,131,170	4,088,778	3,119,389
Realized capital gains—net	552,460	608,284	184,949

Total revenues	69,866,179	69,313,187	56,148,010

EXPENSES:
Losses and loss adjustment expenses	43,976,005	48,654,932	44,545,795
Other underwriting expenses	12,767,518	12,102,544	9,804,313
Net change in deferred acquisition costs	(96,149)	(680,890)	(105,685)

Total expenses	56,647,374	60,076,586	54,244,423

INCOME FROM OPERATIONS	13,218,805	9,236,601	1,903,587

FEDERAL INCOME TAX EXPENSE (BENEFIT):
Current	4,309,247	3,624,566	1,765,028
Deferred	(120,968)	(203,344)	(553,851)

Total federal income tax expense	4,188,279	3,421,222	1,211,177

NET INCOME	$9,030,526	$5,815,379	$692,410

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,030,526	$5,815,379	$692,410
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and accretion of investments	(65,935)	274,563	462,657
Net realized gains on investments	(552,460)	(608,284)	(184,949)
Deferred policy acquisition costs—net of related amortization	(96,149)	(680,890)	(105,685)
Deferred income tax benefit	(120,968)	(203,344)	(553,851)
Changes in operating assets and liabilities:
Premium receivables—net	1,163,607	(4,742,861)	(1,764,695)
Maintenance fee receivables	104,369	125,481	(294,933)
Accrued investment income	(72,159)	(89,400)	(60,659)
Other amounts receivable under reinsurance contracts	(1,842,877)	(1,617,734)	(1,608,874)
Reinsurance recoverables on unpaid loss and loss expenses	(16,957,372)	3,901,915	2,047,329
Reinsurance recoverables on paid loss and loss expenses	310,078	(125,342)	896,598
Federal income taxes recoverable	(425,905)	109,491	273,097
Other assets	(5,645)	1,806,956	(2,839,622)
Reinsurance payables	(2,970,433)	3,375,126	(1,328,379)
Losses and loss adjustment expenses	25,927,147	5,731,847	9,525,919
Unearned premiums and maintenance fees	2,353,113	7,310,292	7,812,562
Federal income taxes payable	(2,030,409)	1,173,970	856,439
Other liabilities	(1,082,602)	1,087,905	1,591,346

Net cash provided by operating activities	12,665,926	22,645,070	15,416,710

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale and maturities of investments	27,474,351	35,346,530	59,809,505
Purchases of investments	(44,774,675)	(56,079,834)	(81,895,324)

Net cash used in investing activities	(17,300,324)	(20,733,304)	(22,085,819)

CASH FLOWS FROM FINANCING ACTIVITIES—Subscriber deposits refunded	(433,613)	(460,232)	(116,461)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,068,011)	1,451,534	(6,785,570)

CASH AND CASH EQUIVALENTS—Beginning of year	8,583,855	7,132,321	13,917,891

CASH AND CASH EQUIVALENTS—End of year	$3,515,844	$8,583,855	$7,132,321

SUPPLEMENTAL INFORMATION—Cash paid (received) for:
Federal income taxes paid	$6,855,408	$2,450,596	$909,476

Federal income taxes refunds received	$—	$(109,491)	$(164,507)

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Accumulated Other Comprehensive Income	Retained Earnings	Total
BALANCE—January 1, 2003	$119,100	$5,053,232	$5,172,332
Net income	—	692,410	692,410
Other comprehensive income—net of tax	38,974	—	38,974

BALANCE—December 31, 2003	158,074	5,745,642	5,903,716
Net income	—	5,815,378	5,815,378
Other comprehensive income—net of tax	181,688	—	181,688

BALANCE—December 31, 2004	339,762	11,561,020	11,900,782
Net income	—	9,030,526	9,030,526
Other comprehensive income (loss)—net of tax	(1,689,252)	—	(1,689,252)

BALANCE—December 31, 2005	$(1,349,490)	$20,591,546	$19,242,056

See notes to financial statements.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

1. NATURE OF OPERATIONS

American Physicians Insurance Exchange (“APIE” or the ”Exchange”) is a reciprocal insurance exchange. The Exchange was organized in the State of Texas on November 23, 1975, and commenced operations on June 1, 1976. APIE is licensed as a multiple-line insurer under the provisions of the Texas Insurance Code.

A reciprocal insurance exchange is an organization under which policyholders (members) effectively “exchange” insurance contracts and thereby insure each other and become members of the Exchange. The Exchange is managed by its attorney-in-fact, APS Facilities Management, Inc. (“FMI”), subject to the direction of the Exchange’s board of directors.

APIE principally writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas (99%) and Arkansas (1%). Most of the Exchange’s coverage is written on a “claims-made and reported” basis. The coverage is provided only for claims that are first reported to the Exchange during the insured’s coverage period and that arise from occurrences during the insured’s coverage period. The Exchange also makes extended or “tail” coverage available for purchase by policyholders in order to cover claims that arise from occurrences during the insured’s coverage period, but that are first reported to the Exchange after the insured’s coverage period and during the term of the applicable tail coverage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of GAAP financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the accompanying financial statements are the reserve for losses and loss adjustment expenses, provision for federal income taxes, reinsurance premiums recoverable/payable, and premiums ceded. The significant accounting policies followed by the Exchange are summarized below:

Investments—The Exchange classifies all of its investments in bonds or fixed maturity investments as available-for-sale. Investments classified as available-for-sale are reported at fair value, and unrealized gains and losses on such available-for-sale securities are excluded from earnings and included, net of related income tax effects, in equity as “accumulated other comprehensive income (loss)” until realized. Amortization of premium and accretion of discount are included in net investment income.

All single class and multi-class mortgage-backed and collateralized mortgage obligations (“CMOs”) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium of such securities using the prospective method. If high credit quality securities are adjusted, the retrospective method is used. If it is determined that a decline in fair value is other-than-temporary, the cost basis of the security is written down to the undiscounted estimated future cash flows.

Investments in equity securities are carried at fair value based on publicly quoted markets. The change in fair value of common stocks, net of related tax effects, is recorded as a component of “accumulated other comprehensive income (loss)”.

Net realized gains or losses on investments sold are determined by the specific identification method and are recorded on the trade date. If it is determined that a decline in fair value is other-than-temporary, the cost basis of

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

the security is written down to the fair value at the time such determination is made. Bonds are considered impaired if it is probable that the Exchange will be unable to collect all amounts due according to the contractual terms of the security in effect at the date of acquisition of the bond. Common stocks are considered to be impaired if the decline in fair value of the stock is considered other-than-temporary. Impairment charges are recorded as realized losses in the period determined.

The Exchange owns a structured annuity which is classified as an other invested asset. During 1985, the Exchange purchased a structured annuity to settle a claim. Under the terms of the structured annuity, upon the death of the claimant, payments under the terms of the structured annuity are payable to the Exchange. As of December 31, 2005, the Exchange expects to receive future payments totaling $3,660,000 through 2043.

Cash equivalents are short-term highly liquid investments with original maturities of three months or less.

Premiums and Maintenance Fees Receivable—The Exchange allows its policyholders to pay their premiums and maintenance fees in installments, recording the policy premium and maintenance fees in full at issue and collecting the premium over the policy term. Some of these receivables may not be collected due to policy cancellations or nonpayment by the policyholder. The Exchange records an allowance for doubtful premiums and maintenance fees that are past due. As of December 31, 2005 and 2004, the Exchange did not have any accounts over 90 days past due and management has determined that no allowance was necessary.

Reinsurance—The Exchange enters into reinsurance agreements whereby other insurance entities agree to assume a portion of the risk associated with the policies issued by the Exchange. In return, the Exchange agrees to pay a premium to the reinsurers. The Exchange utilizes reinsurance to provide for greater diversification of business, which allows management to control exposure to potential losses arising from large risks, and allows APIE to have additional capacity for growth.

Reinsurance recoveries are the estimated amount of future loss payments that will be recoverable from reinsurers, and represent the portion of losses incurred during the period that are estimated to be allocable to reinsurers. Premiums ceded are the estimated premiums that will be due to reinsurers with respect to premiums earned and losses incurred during the period.

These estimates are based upon management’s estimates of ultimate losses and loss adjustment expenses and the portion of those losses and loss adjustment expenses that are allocable to reinsurers under the terms of the related reinsurance agreements. Given the uncertainty of the ultimate amounts of losses and loss adjustment expenses, these estimates may vary significantly from the ultimate outcome. Management regularly reviews these estimates and any adjustments necessary are reflected in the period in which the change in estimate is determined. Adjustment to the estimated reinsurance recoverable balance could have a material effect on the Exchange’s results of operations for the period in which the change is made.

Reinsurance contracts do not relieve the Exchange from its obligations to policyholders. The Exchange continually monitors its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Any amount found to be uncollectible is written off in the period in which the uncollectible amount is identified. The Exchange requires letters of credit from any reinsurance company that does not meet certain regulatory requirements, and or credit ratings. As of December 31, 2005 and 2004, all of the Exchanges reinsurance contracts were with companies in strong financial condition, and management felt there was not any need to establish an allowance for uncollectible reinsurance recoverable.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Deferred Policy Acquisition Costs—The costs of acquiring and renewing insurance business that vary with and are directly related to the production of such business are deferred and amortized ratably over the period the related premiums are earned. Such costs include commissions, premium taxes, and certain underwriting and policy issuance costs. Deferred acquisition costs are recorded net of ceding commissions. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income. If such costs are estimated to be unrecoverable, they are expensed in the period the determination is made.

Subrogation Recoverable—A portion of the insurance claims settled by the Exchange are recoverable from third parties. The Exchange estimates the amount of the subrogation using a “case-basis” method. The recoverable amounts are reported net of an allowance for doubtful collections.

Reserve for Losses and Loss Adjustment Expenses—Loss and loss adjustment expense reserves represent management’s best estimate of the ultimate cost of all reported and unreported losses incurred. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the reserves for losses and loss adjustment expenses are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in income in the period the need for an adjustment is determined. The effects of inflation are implicitly considered in the reserving process and are part of the recorded reserve balance. Ceded reserves for loss and loss adjustment expenses are included within reinsurance recoverables. Additionally, the Exchange writes insurance coverage with claim deductibles for which the policyholder is liable. The Exchange pays all loss and loss adjustment expenses upfront in the process of litigating and settling claims against its policyholders. The deductible portion is then invoiced to the policyholder for collection. The Exchange is at risk of the policyholder defaulting on paying the deductible to the Exchange. The Exchange mitigates this risk by requiring letters of credit and escrow balances on any accounts with large deductibles therefore no allowance for doubtful accounts is needed. The Exchange also invoices and collects a majority of the deductibles prior to final settlement of a claim.

Death, Disability, and Retirement Reserves—The Exchange has established a death, disability, and retirement reserve for policyholders, which is intended to set aside a portion of the policy premium to account for the coverage provided for the extended reporting period or tail coverage offered by the Exchange upon the death and/or disability and/or retirement of a policyholder which is provided at no additional cost to the policyholder. The death, disability, and retirement reserve is included in unearned premiums.

Funds Held or Retained by the Exchange—The Exchange records as a liability funds received but not earned in advance of the policy coverage period. Additionally, the exchange holds certain funds under escrow agreements related to certain high-deductible policies. These escrow accounts will be held until all claims incurred under the agreement are settled.

Refundable Subscriber Deposits—The Exchange was initially capitalized by contributions from the policy holders. While no new deposits have been required since 1992, the exchange has an obligation to repay these amounts and has classified these as a liability. As more fully described under new accounting standards, Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity has been adopted. Additionally, see Note 8 for more complete information.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Revenue Recognition—The Exchange issues policies written on a claims-made basis. A claims-made policy provides coverage for claims reported during the policy year. The Exchange charges both a base premium and a premium maintenance fee. Policies are written for a one-year term and premiums and maintenance fees are earned on a pro-rata basis over the term of the policy. Premium maintenance fees are charged to offset the costs incurred by the Exchange to issue and maintain policies. Unearned premiums and maintenance fees are determined on a monthly pro-rata basis. Upon termination of coverage, members may purchase an extended reporting period (tail) endorsement for additional periods of time. These extended reporting period coverage endorsement premiums are earned when written.

Income Taxes—The Exchange computes income taxes utilizing the asset and liability method. The Exchange recognizes current and deferred income tax expense, which is comprised of estimated provisions for Federal income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to the deferred tax assets will not be realized. The Exchange has not established a valuation allowance because it believes it is more likely than not the Exchange’s deferred tax assets will be fully recovered.

Fair Values of Financial Instruments—Fair value for cash, short-term investments, receivables and payables approximates carrying value. Fair values for investment securities are based on quoted market prices, where available. Otherwise, fair values are based on quoted market prices of comparable instruments. The fair value of the structured annuity is based upon the present value of the future payments discounted at current market interest rates for annuities.

Concentration of Credit Risk—Financial instruments subject the Exchange to concentration of credit risk. These risks occur principally with fixed-maturity investments. Concentration of credit risk with respect to fixed maturities, are limited by the volume of such investments and their distribution across different issues and geographic areas.

The Exchange also has exposure to concentration of credit risk with its ceded reinsurance agreements. Ceded reinsurance is placed with a number of individual companies and also syndicates associated with Lloyd’s of London to minimize the concentration of credit risk. A majority of the Exchange’s reinsurance agreements are with companies that are rated A- or better by A.M. Best. Less than 1% of the recoverables are with lower rated reinsurance companies and the Exchange has letters of credit with these companies back their risk.

New Accounting Standards—Since its inception in 1975 through March 1992, members of the Exchange were required to make refundable subscriber deposits to become eligible to purchase insurance issued by the Exchange. The Exchange adopted SFAS No. 150, Accounting of Certain Financial Instruments with characteristics of both Liabilities and Equity (“SFAS No. 150”), as of January 1, 2004, and recorded these subscriber deposits as a liability. SFAS No. 150 established standards as to how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The Exchange has determined that its refundable subscriber deposits fall within the scope of SFAS No. 150. The Exchange discontinued requiring refundable subscriber deposits in 1992. The exchange may return full subscriber deposits to active policyholders upon death,

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

disability, and retirement and may elect to refund up to $200,000 per year to former subscribers without approval from the Texas Department of Insurance (“TDI”) subject to Board of Director approval of the Exchange and specific TDI requirements.

In November 2005, the FASB issued Staff Position No. FSP 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“FSP 115-1 and 124-1”). FSP 115-1 and 124-1 supersedes Emerging issues Task Force Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments and amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and Accounting Principles Board No. 18, The Equity Method of Accounting for Investments in Common Stock. FSP 115-1 and 124-1 address the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also includes provision for accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 is effective for periods beginning after December 15, 2005, with earlier adoption permitted. The Company adopted FSP 115-1 and 124-1 during the fiscal quarter ended December 31, 2005. The adoption of FSP 115-1 and 124-1 did not have a material effect on the Exchange’s financial position or results of operations.

Statutory Accounting—The Exchange is required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from GAAP. Statutory net income was $8,704,700, $4,296,200 and $1,299,400 for the years ended December 31, 2005, 2004, and 2003, respectively. The Exchange’s members’ equity on a statutory basis was $29,789,100 and $21,237,800, at December 31, 2005 and 2004, respectively. Additionally under statutory accounting refundable subscriber deposits collected from current and former policyholders are treaty as a component of surplus. Under GAAP accounting, these refundable subscriber deposits are treated as liabilities of the Exchange (see Note 8).

3. INVESTMENTS

The amortized cost and estimated fair values of investments in debt securities at December 31, 2005 and 2004, are as follows (in thousands):

2005	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Fixed maturities:
U.S treasury notes	$522	$19	$3	$538
U.S government agency mortgage-backed bonds	19,515	1	568	18,948
U.S. government agency collateralized mortgage obligations	44,567	—	1,163	43,404
Collateralized mortgage obligations	44,322	20	1,114	43,228

Total fixed maturities	108,926	40	2,848	106,118

Equity securities	4,390	814	51	5,153

Total fixed maturities and equity securities	$113,316	$854	$2,899	$111,271

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

2004	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Fixed maturities:
U.S government agency mortgage-backed bonds	$18,650	$42	$159	$18,533
U.S. government agency collateralized mortgage obligations	32,711	98	234	32,575
Collateralized mortgage obligations	40,829	176	259	40,746

Total fixed maturities	92,190	316	652	91,854

Equity securities	2,513	901	51	3,363

Total fixed maturities and equity securities	$94,703	$1,217	$703	$95,217

A summary of the amortized cost and fair value of the Exchange’s investments in fixed maturities at December 31, 2005, by contractual maturity, is as follows (in thousands):

	Amortized Cost	Estimated Fair Value
Due after one year though five years	$109	$106
Due after five years through ten years	175	175
Due after ten years	238	257

	522	538

Mortgage-backed securities	108,404	105,580

Total	$108,926	$106,118

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from sales of investments in debt securities in 2005, 2004, and 2003 were $2,580,800, $4,533,300, and $58,688,100, respectively. Gross gains of $22,500, $32,500, and $166,500 and gross losses of $0, $0, and $40,000 were realized in 2005, 2004, and 2003, respectively.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Provided below is a summary of securities which were in an unrealized loss position at December 31, 2005 and 2004 (in thousands). The unrealized losses are comprised of securities in a continuous loss position for less than 12 months, which consisted primarily of CMOs. The Exchange believes the decrease in fair value is attributable to changes in market interest rates and not credit quality of the issuer and therefore considers these investments to be only temporarily impaired. During 2005, 2004 and 2003, the Exchange did not record any impairments for other-than-temporary declines in the value of investments as the Exchange has the intent and ability to hold these securities until they recover their value, which may be maturity.

	Less Than 12 Months		12 Months or More		Total
2005	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. treasury notes	$281	$3	$—	$—	$281	$3
U.S. government agency mortgage-backed bonds	4,087	95	14,465	473	18,552	568
U.S. government agency collateralized mortgage obligations	26,713	597	16,690	566	43,403	1,163
Collateralized mortgage obligations	24,912	753	15,373	361	40,285	1,114
Equity securities	1,144	41	202	10	1,346	51

Total temporarily impaired securities	$57,137	$1,489	$46,730	$1,410	$103,867	$2,899

	Less Than 12 Months		12 Months or More		Total
2004	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss

U.S. government agency mortgage-backed bonds	$12,477	$149	$2,200	$10	$14,677	$159
U.S. government agency collateralized mortgage obligations	4,526	35	11,388	198	15,914	233
Collateralized mortgage obligations	11,927	107	14,489	153	26,416	260
Equity securities	351	50	17	1	368	51

Total temporarily impaired securities	$29,281	$341	$28,094	$362	$57,375	$703

At December 31, 2005, the carrying value of the fixed maturities was $106,118,180, representing 93.7% of the total investment portfolio. The net unrealized position associated with the fixed maturity portfolio included $2,848,000 in unrealized losses consisting of 0.5% U.S. treasury notes, 17.8% U.S. government agency mortgage-back bonds, 40.9% U.S. government agency mortgage-back CMOs and 40.8% non-government backed CMOs. Gross unrealized losses in any single issuer were less than 2.0% of the carrying of the total general account fixed maturity portfolio.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

The following tables summarize fixed maturity and equity securities in an unrealized loss position at December 31, 2005 and 2004, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position (in thousands).

	2005		2004
	Estimated Fair Value	Gross Unrealized Loss	Estimated Fair Value	Gross Unrealized Loss
Fixed maturity securities:
0–6 months	$46,777	$1,057	$16,275	$150
7–12 months	22,490	642	12,655	140
13–24 months	15,482	524	28,077	362
Greater than 24 months	17,772	625	—	—

Total fixed maturity securities	102,521	2,848	57,007	652

Equity securities:
0–6 months	677	29	223	40
7–12 months	664	21	128	10
13–24 months	5	1	—	—
Greater than 24 months	—	—	17	1

Total equity securities	1,346	51	368	51

Total fixed maturity and equity securities	$103,867	$2,899	$57,375	$703

Gross realized gains and losses on fixed maturity and equity securities were as follows (in thousands):

	2005	2004	2003
Realized gains (losses):
Fixed maturities:
Gross realized gains	$27	$32	$167
Gross realized losses	—	—	(40)

Net realized gains (losses)	27	32	127

Equities:
Gross realized gains	586	585	177
Gross realized losses	(61)	(9)	(119)

Net realized gains (losses)	525	576	58

Total net realized gains	$552	$608	$185

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

The major categories of the Exchange’s net investment income are summarized at December 31, 2005, 2004, and 2003, as follows (in thousands):

	2005	2004	2003
Investment income:
Fixed Maturities	$4,785	$3,495	$2,368
Equity securities	44	47	33
Short-term investments and other	143	96	141
Finance charges on premiums receivable	589	668	710
Structured annuity	90	84	79

Total investment income	5,651	4,390	3,331

Investment expense	(520)	(301)	(212)

Net investment income	$5,131	$4,089	$3,119

At December 31, 2005 and 2004, investments with a fair market value of $1,048,700, and $1,050,500, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

4. OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income (loss) shown in the statement of members’ equity is comprised of net unrealized gains (losses) on securities available for sale, net of taxes. The components of “other comprehensive income (loss)” at December 31, 2005, 2004, and 2003, (in thousands) are as follows:

	2005	2004	2003
Unrealized holdings gains (losses) before taxes	$(2,117)	$684	$273
Tax (expense) benefit	719	(232)	(93)

Net gain (loss) after tax	(1,398)	452	180

Less reclassification adjustments for gains (losses) included in net income	442	409	214
Tax (expense) benefit thereon	(151)	(139)	(73)

Other comprehensive income (loss)—net of tax	$(1,689)	$182	$39

5. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES

The reserve for unpaid losses and loss adjustment expenses represent the estimated liability for unpaid claims reported to the Exchange, plus claims incurred but not reported (“IBNR”) and the related estimated loss adjustment expenses. The reserve for losses and loss adjustment expenses is determined based on the Exchange’s actual experience and available industry data.

The Exchange writes medical malpractice policies which have a lengthy period for reporting a claim (tail coverage) and a long process of litigating a claim through the courts and whose risk factors expose its reserves for loss and loss adjustment expenses to significant variability. These conditions subject the Exchange’s open reported claims and incurred but not reported claims to increases due to inflation, changes in legal proceedings, and changes in the law. While the anticipated effects of inflation is implicitly considered when estimating

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

reserves for loss and loss adjustment expenses, the increase in average severity of claims is caused by a number of factors. Future average severities are projected based on historical trends adjusted for changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual experience and are modified as necessary to reflect any changes in the development of ultimate losses and loss adjustment expenses to the Exchange. These specific risks, combined with the variability that is inherent in any reserve estimate, could result in significant adverse deviation from the Exchange’s carried net reserve amounts. Settlement of the Exchange’s claims is subject to considerable uncertainty. Actual developments will likely vary, perhaps significantly, from the current estimated amounts reflected in the accompanying financial statements. The Exchange’s management estimated the reserves for loss and loss adjustment expenses with the assistance of its independent actuaries. Management believes the reserves for loss and loss adjustment expenses are reasonably stated for all obligations of the Exchange as of December 31, 2005 and 2004.

Activity in the reserves for losses and loss adjustment expenses for the years ended December 31, 2005, 2004, and 2003, are summarized as follows (in thousands):

	2005	2004	2003
Reserve for loss and loss adjustment expenses—January 1	$69,445	$63,713	$54,187
Less reinsurance recoverable on paid losses and unpaid losses	11,203	14,980	17,924

Net balance—January 1	58,242	48,733	36,263

Incurred—net of reinsurance—related to:
Current years	28,261	29,305	33,650
Prior years	15,715	19,350	10,896

Net incurred	43,976	48,655	44,546

Paid—net of reinsurance—related to:
Current years	4,062	4,181	5,371
Prior years	30,634	34,965	26,705

Net paid	34,696	39,146	32,076

Net balance—December 31	67,522	58,242	48,733
Plus reinsurance recoverable on paid losses and unpaid losses	27,850	11,203	14,980

Reserve for loss and loss adjustment expenses—December 31	$95,372	$69,445	$63,713

The estimates used in establishing these reserves are continually reviewed and updated and any resulting adjustments are reflected in current operations. Due to the nature of insurance risks written, including the impact of changes in claims severity, frequency, and other factors, the reserves established for losses and loss adjustment expenses may be more or less than the amount ultimately paid upon settlement of the claims.

During 2004, after careful evaluation of open claims and trend assumptions, the Exchange determined that the length of time needed to litigate 2003 pre-tort reform claims would continue to increase due to the potential financial impact of these claims in relation to post-tort reform claims. As a result, the Exchange increased the estimate for ultimate losses and loss adjustment expenses for claims incurred in 2003 and prior years by $19,350,000. During 2005, the Exchange continued to review the impact of tort reform and while current accident year reported claims were substantially lower, loss costs and legal expenses on prior-year claims continued to trend significantly higher. The Exchange determined that the effect of tort reform not only increased

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

the number of claims reported in 2003, but also increased the cost of litigating remaining open cases for other open prior accident years as well. As a result, during 2005, the Exchange continued to increase incurred loss and loss adjustment expense reserves related to prior accident years by $15,715,000. The net incurred increase in claim estimates related to prior years did not result in any direct accrual of additional premiums nor did it result in any additional ceded premiums during 2005 and 2004.

For the 2003 year, the Exchange increased incurred loss and loss adjustment expenses by $10,896,000 for prior-year development as a result of unfavorable trends in the underlying claims data including a slowdown in the overall closure rate of pending claims, and an increase in the severity of indemnity paid during 2003 relating to prior periods. Tort reform increased the number of claims reported during 2003 as many cases were filed to beat the filing deadline and made existing claims for prior years more difficult to settle due to the time devoted to the number of new filings. As a result, reserves for prior-year open accident years were increased to appropriately reflect the frequency and potential severity of claims filed prior to the passage of tort reform.

6. DEFERRED POLICY ACQUISITION COSTS

Underwriting and insurance costs directly related to the production of new and renewal premiums are considered as acquisition costs and are capitalized and amortized to expense over the period in which the related premiums are earned.

A summary of deferred acquisition costs deferred and amortized for the years ended December 31, 2005, 2004, and 2003, is as follows (in thousands):

	2005	2004	2003
Balance—beginning of year	$2,410	$1,729	$1,623
Costs deferred	5,362	5,447	3,832
Costs amortized	(5,266)	(4,766)	(3,726)

Balance—end of year	$2,506	$2,410	$1,729

7. REINSURANCE AGREEMENTS

Reinsurance Ceded—Certain premiums and benefits are ceded to other insurance companies under various reinsurance agreements. These reinsurance agreements provide the Exchange with increased capacity to write additional risk and the ability to write specific risk within its capital resources and underwriting guidelines. The Exchange enters into reinsurance contracts, which provide coverage for losses in excess of the Exchange’s retention of $250,000 on individual claims and beginning in 2002, $350,000 on multiple insured claims related to a single occurrence. The reinsurance contracts for 2002 through 2005 contain variable premium ceding rates based on loss experience. The actual percentage rate charged under these contracts will depend upon the development of ultimate losses ceded to the reinsurers under their retrospective treaties. Estimates of ultimate reinsurance ceded premium amounts compared to the amounts paid on a provisional basis, give rise to an asset or liability on the balance sheet. As a result, at December 31, 2005, the Exchange had an asset of $6,802,300 and a liability of $1,521,200. As of December 31, 2004, the Exchange recorded an asset of $4,959,400 and a liability of $64,600.

The Exchange has also entered into reinsurance agreements relating to its non-standard policies, legal defense endorsements, and certain dental policies. Reinsurance premiums ceded under these reinsurance agreements are $1,144,200, $798,000, and $319,800 for the years ended December 31, 2005, 2004, and 2003, respectively. Losses incurred were $445,909, $253,093, and $152,142 for 2005, 2004, and 2003, respectively.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

Unsecured reinsurance recoverables at December 31, 2005, that exceeded 10% of total reinsurance on paid and unpaid loss and loss adjustment expenses are summarized as follows (in thousands):

Company Name	2005
Transatlantic Reinsurance	$3,872
Swiss Reinsurance	16,791

The Exchange requires letters of credit from any reinsurance company that does not meet certain regulatory requirements, and/or credit ratings. As of December 31, 2005, all of the Exchange’s reinsurance contracts were with companies in strong financial condition, and Management felt there was not any need to establish an allowance for doubtful reinsurance recoverable.

Total losses and loss adjustment expenses incurred by the Exchange under reinsurance agreements was $20,723,000, $(1,669,000), and $1,000,000 for the years ended December 31, 2005, 2004, and 2003 respectively.

The effect of reinsurance on premiums written and earned is as follows (in thousands):

	2005		2004		2003
	Written	Earned	Written	Earned	Written	Earned
Direct premium and maintenance fees including converted surplus deposits	$79,301	$76,948	$84,571	$77,027	$67,682	$59,885
Assumed	—	—	—	—	3,311	3,311
Ceded	(12,885)	(12,765)	(12,878)	(12,411)	(10,352)	(10,352)

Net premiums	$66,416	$64,183	$71,693	$64,616	$60,641	$52,844

Reinsurance Assumed—The Exchange had assumed reinsurance liabilities on medical professional liability policies written by other insurance companies in the state of Texas. In the course of assuming this business, the Exchange has established letters of credit for the benefit of those ceding companies in the amount of $3.0 million and pledged assets in the amount of $3.2 million to secure those letters of credit as of December 31, 2005. Losses and loss adjustment expenses assumed were $1,262,700, $6,259,900, and $2,576,500 for 2005, 2004, and 2003, respectively. Reserves for losses and loss adjustment expenses assumed were $2,228,900 and $5,409,100 at December 31, 2005 and 2004, respectively.

8. REFUNDABLE SUBSCRIBER DEPOSITS

From inception of the Exchange through March 1992, as periodically determined and approved by the Exchange’s Board of Directors, eligible physicians desiring to purchase insurance through the Exchange were required to make a refundable subscriber deposit. For refundable deposits made to the Exchange prior to January 1, 1987, interest was accrued on the outstanding balance. Effective January 1, 1989, accrual of interest on refundable deposits was suspended by the Exchange’s Board of Directors. Refundable deposits made subsequent to January 1, 1987, were noninterest bearing. As of December 31, 2005 and 2004, the Exchange had surplus deposits of $10,567,520 and $11,001,133, respectively, which included accrued interest of $45,600 and $45,900, respectively. These deposits are included in the accompanying financial statements as a liability in accordance with SFAS No. 150.

The Exchange requested authorization from the Texas Department of Insurance (“TDI”) to refund Subscriber Deposits for individuals who are no longer active policyholders. TDI has authorized partial pro-rata

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

distributions of subscriber deposits to former subscribers and the Exchange’s Board of Directors elected to authorize maximum refunds of $200,000 and $250,000 for 2005 and 2004, respectively. The Board of Directors may elect to continue to refund up to $200,000 per year in the future contingent on specific TDI requirements. The TDI has authorized the Exchange to return full subscriber deposits to active policyholders upon death, disability, or retirement. Total refunds made in 2005, 2004, and 2003 were $324,900, $245,100, and $53,800, respectively.

Beginning in 1991, physicians who were previously members of the Exchange and subsequently return are allowed to apply their current refundable deposits against current premiums and to satisfy any current and future subscriber deposit requirements. The Exchange continues to allow existing subscribers to convert their refundable deposits in this manner. The amounts of such conversions were $108,800, $215,100, and $62,700 during 2005, 2004, and 2003, respectively.

9. MANAGEMENT AGREEMENTS

FMI serves as the attorney-in-fact for the Exchange. In accordance with the terms of a management agreement, FMI performs the administrative functions related to the operations of the Exchange. FMI receives a management fee from the Exchange for providing these services. The management fee, which is calculated as a percentage of the direct gross earned premiums and statutory net income including contingent management fees of the Exchange, were $11,038,400, $10,608,800, and $7,275,800 in 2005, 2004, and 2003, respectively. Contingent management fees are based upon the financial performance of the Exchange. The Exchange recorded amounts payable to affiliates of $2,723,200 and $1,667,200 as of December 31, 2005 and 2004, respectively, and are included in other liabilities in the balance sheets. Management fees were allocated as follows in the accompanying statements (in thousands):

Allocation of Management Fees	2005	2004	2003
Loss and loss adjustment expense	$4,592	$5,029	$3,354
Underwriting expenses	4,063	3,973	2,774
General and administrative expenses	1,978	1,442	1,029
Investment expenses	405	165	119

Total management fees	$11,038	$10,609	$7,276

10. TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

The Exchange’s management contract with its attorney-in-fact, FMI, is treated as an affiliated transaction. However, there is no ownership between the two entities. They have separate boards of directors and their duties to each other are based on the management contract. Transactions with parties related to FMI are also treated as affiliated transactions. American Physicians Insurance Agency, Inc. (“APIA”), and APS Financial Corporation (“APS”) are considered affiliates of FMI through common ownership.

In addition to the management fees paid to FMI described in Note 9, the Exchange received reimbursement of commission expenses from FMI in the amount of $375,000 in 2005, 2004, and 2003, respectively.

APS manages the bond portfolio within the investment guidelines established by the Board of Directors, provides advisory services on key investment decisions and manages investment accounting services for the Exchange. The Exchange pays APS standard markup fees on trades of bonds. Fees paid to APS for services were $654,900, $656,500, and $776,620 for 2005, 2004, and 2003, respectively.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

11. INCOME TAXES

The components of the income tax expense (benefit) reported in the statements of operations at December 31, 2005, 2004, and 2003, are summarized as follows (in thousands):

	2005	2004	2003
Current	$4,309	$3,624	$1,765
Deferred	(121)	(203)	(554)

Total taxes incurred	$4,188	$3,421	$1,211

The income tax expense (benefit) and the deferred income tax expense (benefit) incurred for the years ended December 31, 2005, 2004, and 2003 differs from the amount computed by applying the federal statutory rate of 34% to income before income tax as follows (in thousands):

	2005	2004	2003
Computed expected expense	$4,495	$3,141	$647
Dividends received deduction	(13)	(14)	(10)
Adjustments to prior years’ taxes	(55)	—	—
Section 835 election expense (recovery)	(248)	248	580
Other income tax adjustments	9	46	(6)

Total income tax expense	$4,188	$3,421	$1,211

The Exchange filed its 2005 tax return with an 835 election which allowed it to consolidate its tax return with its attorney-in fact management company (“FMI”). This election had an unfavorable impact in 2003 on the Exchange’s income. The Exchange petitioned the Internal Revenue Service to discontinue the 835 election and was granted permission to do so in 2005 and was effective for the 2004 and future tax years.

The main components of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004, are as follows (in thousands):

	2005	2004
Deferred tax assets:
Reserve for losses and loss adjustment expenses	$1,486	$1,368
Unearned premiums and maintenance fees	2,337	2,244
Net unrealized losses on investments	695	—

Total deferred tax assets	4,518	3,612

Deferred tax liabilities:
Net unrealized gains on investments	—	175
Bond discount accumulated	50	23
Structured annuity contract	395	365
Deferred acquisition costs	852	819

Total deferred tax liabilities	1,297	1,382

Net deferred tax asset	$3,221	$2,230

AMERICAN PHYSICIANS INSURANCE EXCHANGE

NOTES TO FINANCIAL STATEMENTS—(Continued)

AS OF DECEMBER 31, 2005 AND 2004, AND FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

At December 31, 2005, the Exchange did not have any unused operating loss carryforward to offset future taxable income. The Exchange has recorded income tax expense that will be available for recovery in the event of future net losses. The amount of federal income taxes incurred in the current and prior years that will be available for recovery in the event of future net losses is $4,611,800, $3,327,800, and $1,760,000 from 2005, 2004, and 2003, respectively.

The Exchange is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Exchange will have sufficient taxable income or carry-back potential plus feasible tax strategies to realize the net deferred tax asset and, therefore, no such valuation allowance has been established.

12. CONTINGENCIES

Various lawsuits against the Exchange have arisen in the normal course of the Exchange’s business. It is management’s opinion that liabilities, if any, arising from these claims will not have a significant adverse effect on the financial position, results of operations or cash flows of the Exchange.

13. FAIR VALUE DISCLOSURES

The Exchange’s financial instruments consist of cash, short-term investments, fixed maturities, equity securities, and a structured annuity which is described on the balance sheet as “other invested assets”. The carrying amount for cash, short-term investments, fixed maturity securities, and equity securities approximate their fair value. The fair value of investments in fixed maturities and equity investments are estimated based on bid prices published in financial newspapers or bid quotations received from security dealers. The fair value of the structured annuity is based upon the present value of the future payments discounted at current market rates for annuities.

(in thousands)	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed maturities securities	$106,118	106,118	$91,854	91,854
Equity securities	5,153	5,153	3,363	3,363
Structured annuity (other invested assets)	1,163	1,694	1,072	1,626
Refundable subscriber deposits	10,568	10,568	11,001	11,001

14. SUBSEQUENT EVENTS

Effective June 1 2006, the Board of Directors of the Exchange adopted a plan of conversion and a plan of merger with FMI’s parent company, American Physicians Service Group, Inc. (“APSG”), a publicly traded company on the National Association of Securities Dealer and Automated Quotation System (“NASDAQ”) under the NASDAQ symbol AMPH. These plans of conversion and merger are subject to the approval by the Exchange’s policyholders, APSG’s shareholders, and the Texas Department of Insurance. It is anticipated with these approvals, that the merger with APSG will be completed by December 31, 2006.

LIST OF ANNEXES

Annex A	Merger Agreement and Plan of Merger, as amended

Annex B	Plan of Conversion, as amended

Annex C	Tax Opinion

Annex D	Opinion of APIE’s Financial Advisor

Annex E	Advisory Services Agreement

Annex F	Amendment to APSG 2005 Incentive and Non-Qualified Stock Option Plan

Annex

ANNEX A

MERGER AGREEMENT AND PLAN OF MERGER

by and among

American Physicians Service Group, Inc.,

APSG ACQCO, INC.

and

American Physicians Insurance Exchange

Dated: June 1, 2006

ARTICLE 1. DEFINITIONS		2

ARTICLE 2. THE MERGER		7
2.1	The Conversion	7
2.2	The Merger	7
2.3	Closing	7
2.4	Actions and Deliveries at Closing	7
2.5	Effect of the Merger	8
2.6	Charter and Bylaws	8
2.7	Directors and Officers	8
2.8	Effect on Capital Stock	8
2.9	Surrender of Insurance Company Common Stock	10
2.10	No Fractional Common Shares	11
2.11	Tax Treatment	11
2.12	Shares of Dissenting Shareholders	11
2.13	Taking of Necessary Action; Further Action	11

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE APSG PARTIES		11
3.1	Entity Status	12
3.2	Power and Authority; Enforceability	12
3.3	No Violation	12
3.4	Brokers’ Fees	12
3.5	APSG Merger Sub	12
3.6	Capitalization	12
3.7	SEC Filings	13
3.8	Representations Complete	13

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE INSURANCE COMPANY		13
4.1	Entity Status	13
4.2	Power and Authority; Enforceability	13
4.3	No Violation	14
4.4	Brokers’ Fees	14
4.5	Subscriber Information	14
4.6	No Dividends or Distributions	14
4.7	Records	14
4.8	Financial Statements	14
4.9	Subsequent Events	15
4.10	Liabilities	16
4.11	Legal Compliance	17
4.12	Tax Matters	17
4.13	Title to and Condition of Assets	17
4.14	Intellectual Property	17
4.15	Contracts	17
4.16	Receivables	18
4.17	Powers of Attorney	18
4.18	Insurance	19
4.19	Litigation	19
4.20	Labor; Employees	19
4.21	Employee Benefits	19

i

4.22	Subscribers and Other Insureds	19
4.23	Permits	19
4.24	TDI Refundable Deposit Order	19
4.25	Certain Business Relationships with the Insurance Company	20
4.26	Real Property	20
4.27	Accuracy of Information Furnished	20
4.28	Representations Complete	20

ARTICLE 5. PRE-CLOSING COVENANTS		20
5.1	General	20
5.2	Notices and Consents	20
5.3	Refundable Deposit	22
5.4	Operation of Business	22
5.5	No Shop	22
5.6	Preservation of Business	22
5.7	Full Access	22
5.8	Notice of Developments	22
5.9	Confidentiality; Publicity	23
5.10	Financial Statements	23

ARTICLE 6. CLOSING CONDITIONS		24
6.1	Conditions Precedent to Obligation of the APSG Parties	24
6.2	Conditions Precedent to Obligation of the Insurance Company	25

ARTICLE 7. TERMINATION		26
7.1	Termination of Agreement	26
7.2	Effect of Termination	27

ARTICLE 8. EFFECT OF REPRESENTATIONS AND WARRANTIES		27

ARTICLE 9. MISCELLANEOUS		28
9.1	Schedules	28
9.2	Entire Agreement	28
9.3	Successors	28
9.4	Assignments	28
9.5	Notices	29
9.6	Specific Performance	29
9.7	Submission to Jurisdiction; No Jury Trial	30
9.8	Time	30
9.9	Counterparts	30
9.10	Headings	30
9.11	Governing Law	30
9.12	Amendments	30
9.13	Extensions; Waiver	31
9.14	Severability	31
9.15	Expenses	31
9.16	Construction	31
9.17	Incorporation of Exhibits, Annexes, and Schedules	32
9.18	Remedies	32
9.19	Electronic Signatures	32

ii

ATTACHMENTS

Exhibits

Exhibit A	–	Plan of Conversion
Exhibit B	–	Form of Merger Certificate
Exhibit C	–	Form of the Insurance Company’s Closing Certificate
Exhibit D	–	Form of the APSG Parties’ Officers’ Certificate
Exhibit E	–	Form of the APSG Parties’ Secretary’s Certificate
Exhibit F	–	Form of the Certificate of Formation of Insurance Company
Exhibit G	–	Form of Amended and Restated Bylaws of Insurance Company
Exhibit H	–	TDI Refundable Deposit Order
Exhibit I	–	Advisory Services Agreement

Schedules
Schedule 2.7(a)		Surviving Corporation’s Directors and Officers
Schedule 2.7(b)		Director Nominees to APSG Parent
Schedule 3.3		APSG Parent Required Consents
Schedule 3.6(a)		Commitments of APSG Parent Common Shares
Schedule 4.1		Insurance Company’s Officers and Directors
Schedule 4.3		Insurance Company Required Consents
Schedule 4.8		Insurance Company’s Financial Statements
Schedule 4.9		Subsequent Events
Schedule 4.12		Actuarial Services Taxes
Schedule 4.14		Intellectual Property
Schedule 4.15		Contracts
Schedule 4.19		Litigation
Schedule 4.23		Permits
Schedule 5.3		Refundable Deposit

iii

Merger Agreement and Plan of Merger

This Merger Agreement and Plan of Merger (this “Agreement”) dated as of June 1, 2006, is by and among (i) American Physicians Service Group, Inc., a Texas corporation (“APSG Parent”), (ii) APSG ACQCO, INC., a Texas corporation and a wholly-owned subsidiary of APSG Parent (“APSG Merger Sub”, and together with APSG Parent the “APSG Parties”), and (iii) American Physicians Insurance Exchange, a reciprocal and inter-insurance exchange (the “Insurance Company”). The Insurance Company together with the APSG Parties are sometimes referred to as the “Parties.”

RECITALS:

A. Contemporaneously with the execution of this Agreement, the Insurance Company adopted that certain Plan of Conversion attached as Exhibit A to this Agreement (as subsequently amended, the “Plan of Conversion”) pursuant to which, among other things (and subject to obtaining all necessary Consents of Governmental Bodies), (i) the Insurance Company will be converted (the “Conversion”) into a Texas stock insurance company, (ii) the Persons who are Subscribers under the governing documents of the Insurance Company (the “Subscribers”) and certain other insureds of the Insurance Company (as more particularly set forth in the Plan of Conversion) will receive shares of the $1.00 par value common stock of Insurance Company (the “Insurance Company Common Stock”), and (iii) the Persons who hold rights to repayment of Refundable Deposits will receive shares of the $1.00 par value mandatorily redeemable preferred stock of the Insurance Company (the “Insurance Company Preferred Stock”).

B. Each Party’s Board of Directors believes it is in its and its respective owners’ best interests that immediately following the Conversion, APSG Parent acquire the Insurance Company through the statutory merger of APSG Merger Sub with and into the Insurance Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

C. Pursuant to the Merger, all of Insurance Company Common Stock will be converted into the right to receive shares of APSG Parent’s common stock, par value $0.10 per share (“APSG Parent Common Shares”) and all of Insurance Company Preferred Stock will be converted into the right to receive shares of APSG Parent’s mandatorily redeemable preferred stock, par value $1.00 per share (“APSG Parent Preferred Shares”).

D. The Parties desire to make certain representations and warranties and other agreements in connection with the Conversion and the Merger.

E. As required pursuant to Chapter 942 of the Texas Insurance Code, substantially all of the Insurance Company’s day-to-day operations have been, and at all time prior to the Conversion will be, managed by an attorney-in-fact (the “Attorney-in-Fact”).

F. For federal income tax purposes, the Parties intend to adopt a plan of reorganization within the meaning of, and to cause the Conversion and the Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, each APSG Party and the Insurance Company agrees as follows:

ARTICLE 1.

DEFINITIONS

“180-Day Lock Up” means the 180 day period of time commencing on the Closing Date during which the APSG Parent Common Shares and the APSG Parent Preferred Shares issued in the Merger will be held in escrow or subject to a similar arrangement such that the Shares cannot be traded.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Agreements” means the Plan of Conversion, the Amended and Restated Bylaws of the Insurance Company, the Certificate of Formation of the Insurance Company and the Advisory Services Agreement.

“Announcement Exchange Ratio” is defined in Section 2.8(d).

“Announcement Market Price” is defined in Section 2.8(d).

“APSG Merger Sub” is defined in the preamble to this Agreement.

“APSG Parent” is defined in the preamble to this Agreement.

“APSG Parent Common Shares” is defined in the recitals to this Agreement.

“APSG Parent Preferred Shares” is defined in the recitals to this Agreement.

“APSG Parties” is defined in the preamble to this Agreement.

“AID” means the Arkansas Insurance Department.

“Attorney-in-Fact” is defined in the recitals to this Agreement.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

“Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person calculated immediately prior to the Closing Date.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Closing Exchange Ratio” is defined in Section 2.8(d).

“Closing Market Price” is defined in Section 2.8(d).

“Code” is defined in the recitals to this Agreement.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Confidential Information” means any confidential information concerning the businesses and affairs of any Party.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Conversion” is defined in the recitals to this Agreement.

“Conversion Record Date” means June 1, 2006.

“Corporate Laws” means Chapter 10 of the Texas Business Organizations Code and applicable provisions of the Texas Insurance Code.

“Damages” means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses, costs of burdens associated with performing injunctive relief, and other costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, and of expert witnesses and other costs (including the allocable portion of the relevant Person’s internal costs) of investigation, preparation and litigation in connection with any Action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Dissenting Shareholder” is defined in Section 2.12.

“Effective Time” is defined in Section 2.4.

“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable”—a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Ratio” is defined in Section 2.8(d).

“Expiration Date” means December 31, 2006.

“Financial Statements” is defined in Section 4.8.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi- governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Company” is defined in the preamble to this Agreement.

“Insurance Company Common Stock” is defined in the recitals to this Agreement.

“Insurance Company Common Equity” is defined in Section 2.8(d).

“Insurance Company Preferred Stock” is defined in the recitals to this Agreement.

“Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications, (c) any (i) patents and patent applications, and (ii) business methods, inventions, and discoveries that may be patentable, (d) computer software or middleware, and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“Interim Financial Statements” is defined in Section 4.8(b).

“IRS” means the Internal Revenue Service.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter only if any individual who is serving as an officer of such Person or a Subsidiary of such Person (or in each case any similar capacity) has, or at any time had, Knowledge of such fact or other matter. The Insurance Company will be deemed to have “Knowledge” of a particular fact or other matter only if a current Insurance Company Director has, or at any time had, Knowledge of such fact or other matter.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Advisory Services Agreement” means that certain Advisory Services Agreement between API Advisors, LLC, a Texas limited liability company and the Surviving Corporation in the form attached hereto as Exhibit I.

“Material Adverse Change (or Effect)” means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects.

“Merger” is defined in the recitals to this Agreement.

“Merger Certificate” is defined in Section 2.4.

“Merger Consideration” is defined in Section 2.8(b).

“Most Recent Year End” is defined in Section 4.8(a).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality, and frequency) of the relevant Person.

“Organizational Documents” means the articles of incorporation, certificate of formation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Plan of Conversion” is defined in the recitals to this Agreement and attached as Exhibit A.

“Present Value of the Redemption Obligation” is defined in Section 2.8(d).

“Purchase Price” is defined in Section 2.8(d).

“Receivables” means all receivables of the Insurance Company, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

“Refundable Deposit” means the obligation of the Insurance Company to refund those refundable surplus deposits contributed by subscribers in accordance with all orders of TDI in effect as of the Closing.

“Schedules” means the Schedules to this Agreement.

“SEC” means the U. S. Securities and Exchange Commission.

“SEC No-Action Letter” is defined in Section 5.2(e).

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Shareholders” means the record holders of the Insurance Company Common Stock as they may be constituted from time-to-time.

“statutory accounting” is defined in Section 4.8.

“Subscribers” is defined in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Superior Proposal” is defined in Section 7.1(f).

“Surviving Corporation” is defined in Section 2.2.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“TDI” means the Texas Department of Insurance.

“TDI Refundable Deposit Order” means TDI Consent Order No. 04-0856, effective September 3, 2004, as amended by Amended Consent Order No. 05-0874, effective October 12, 2005.

“Termination Date” means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 7.1 (other than Section 7.1(b)).

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Conversion, the filing of the Plan of Conversion, the issuance by the Insurance Company of Insurance Company Common Stock to the Subscribers and certain other insureds, and the issuance of Insurance Company Preferred Stock to Persons entitled to repayment of the Refundable Deposits; (b) the Merger, the filing of the Merger Certificate, and APSG Parent’s delivery of the Merger Consideration hereunder; (c) the 180-Day Lock Up; (d) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Ancillary Agreement; and (e) the performance by the APSG Parties, the Insurance Company, and the Shareholders of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

ARTICLE 2.

THE MERGER

2.1 The Conversion.

Prior to the Effective Time, the Insurance Company will exercise its Best Efforts to effect the Conversion in accordance with the Plan of Conversion.

2.2 The Merger.

At the Effective Time, subject to this Agreement and the Corporate Laws, APSG Merger Sub will be merged with and into the Insurance Company, the separate corporate existence of APSG Merger Sub will cease, and the Insurance Company will continue as the surviving corporation and a wholly-owned Subsidiary of APSG Parent. The Insurance Company as the surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”

2.3 Closing.

The closing of the Merger (the “Closing”) will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in Austin, Texas, commencing 10:00 am local time on the second business day following the satisfaction or waiver of all conditions to consummate the Merger (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as APSG Parent and the Insurance Company may mutually determine (the “Closing Date”).

2.4 Actions and Deliveries at Closing.

On the Closing Date, the Parties will cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of Texas and, if necessary, with TDI and AID, substantially in the form of Exhibit B (the “Merger Certificate”), in accordance with the applicable Corporate Law. The date and time the Merger becomes effective as specified in the Merger Certificate or as otherwise provided in accordance with the applicable Corporate Law is referred to as the “Effective Time.” In addition, at the Closing,

(a) The Insurance Company will deliver to APSG Parent:

(i) A closing certificate certified by the secretary and chairman of the Insurance Company, substantially in the form of Exhibit C, duly executed on behalf of the Insurance Company, as to whether each condition specified in Sections 6.1(a)–(d) has been satisfied in all respects.

(b) APSG Parent will deliver to the Insurance Company:

(i) An Officers’ certificate, substantially in the form of Exhibit D, duly executed on behalf of the APSG Parties, as to whether each condition specified in Sections 6.2(a)–(c) has been satisfied in all respects.

(ii) A Secretary’s certificate, substantially in the form of Exhibit E, duly executed on on behalf of the APSG Parties.

2.5 Effect of the Merger.

At the Effective Time, the effect of the Merger will be as provided in the applicable Corporate Law. At the Effective Time all the property, rights, privileges, powers, and franchises of APSG Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, and duties of APSG Merger Sub, including the rights and obligations under the agreements, if any, of APSG Merger Sub, will become the Surviving Corporation’s debts, liabilities, obligations, and duties. Notwithstanding anything to the contrary contained herein, the Merger will not affect the policy coverage of any policy of insurance issued by the Insurance Company. Additionally, all policies and obligations, if any, of APSG Merger Sub shall be assumed by the Surviving Corporation on the same terms as if such policies and obligations were still being carried by APSG Merger Sub.

2.6 Charter and Bylaws.

At the Effective Time, the Certificate of Formation of the Insurance Company in the form attached to this Agreement as Exhibit F will be the Surviving Corporation’s Certificate of Formation until thereafter amended as provided by Law and such Certificate of Formation, and the Amended and Restated Bylaws of the Insurance Company in the form attached as Exhibit G to this Agreement, will be the bylaws of the Surviving Corporation until thereafter amended.

2.7 Directors and Officers.

(a) The individuals listed on Schedule 2.7(a) will be the initial director(s) and officers of the Surviving Corporation.

(b) At the Effective Time, the individuals listed on Schedule 2.7(b) will be elected by the Board of Directors of APSG Parent to serve on the Board of Directors of APSG Parent until the next annual meeting of shareholders of APSG Parent.

2.8 Effect on Capital Stock.

At the Effective Time, because of the Merger and without any action on the part of APSG Parent, APSG Merger Sub or the Insurance Company:

(a) Conversion of Insurance Company Preferred Stock. Each share of Insurance Company Preferred Stock issued pursuant to the Conversion and outstanding immediately prior to the Effective Time will be converted into a like number of shares of APSG Parent Preferred Shares. The APSG Parent Preferred Shares will have the same redemption provisions as the Insurance Company Preferred Stock. All Insurance Company Preferred Stock, when so converted, shall automatically be cancelled and shall cease to exist. There will not be any certificates issued to represent the outstanding Insurance Company Preferred Stock in the Conversion, and the holders of Insurance Company Preferred Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Preferred Stock except the right to receive APSG Parent Preferred Shares.

(b) Conversion of Insurance Company Common Stock. Subject to Sections 2.10 and 2.12, each share of Insurance Company Common Stock issued pursuant to the Conversion and outstanding immediately prior to the Effective Time will be converted into the number of APSG Parent Common Shares equal to the Exchange Ratio. All Insurance Company Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist. There will not be any certificates issued to represent the outstanding Insurance Company Common Stock in the Conversion, and the holders of Insurance Company Common Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Common Stock except the right to receive: (i) the APSG Parent Common Shares as determined herein and (ii) cash in lieu of fractional APSG Parent Common Shares under Section 2.10, in each case without interest (together with the APSG Parent Preferred Shares, collectively, the “Merger Consideration”).

(c) Rights Associated with Insurance Company Common Stock and Insurance Company Preferred Stock. Since there will not be any certificates issued to represent the outstanding Insurance Company Common Stock or Insurance Company Preferred Stock, the holders of Insurance Company Common Stock and Insurance Company Preferred Stock will have only the right to receive their respective Merger Consideration.

(d) Certain Additional Definitions. For this Agreement the following terms will have the indicated meanings:

“Announcement Exchange Ratio” means (a) the quotient of (i) the Purchase Price divided by (ii) the Announcement Market Price; divided by (b) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $7 million (making the Purchase Price $26 million), the Announcement Market Price is $13 per share, and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Announcement Exchange Ratio would be:

($26,000,000)	÷	10,000,000	=	1
$13				5

Therefore, five (5) shares of Insurance Company Common Stock issued in the Conversion would be exchanged for one (1) APSG Parent Common Share.

“Announcement Market Price” means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the date this Agreement is fully executed by all of the Parties and announced to the public by appropriate SEC filings and the issuance of the mutually agreed upon press release.

“Closing Exchange Ratio” means the Announcement Exchange Ratio; provided, however, that in the event the Closing Market Price is more than 115% of the Announcement Market Price or is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal:

(i) if the Closing Market Price is more than 115% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 115% divided by (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $7 million (making the Purchase Price $26 million), the Announcement Market Price is $10 per share, the Closing Market Price is $12 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be:

($26,000,000 x 115%	)	÷	10,000,000	=	1
$12					4

Therefore, four (4) shares of Insurance Company Common Stock issued in the Conversion would be exchanged for one (1) APSG Parent Common Share.

(ii) if the Closing Market Price is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 85% divided by (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $7 million (making the Purchase Price $26 million), the Announcement Market Price is $10 per share, the Closing Market Price is $8 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be:

($26,000,000 x 85%	)	÷	10,000,000	=	1
$8					3.6

Therefore, slightly more than three and one-half (3 1/2) shares of Insurance Company Common Stock issued in the Conversion would be exchanged for one (1) APSG Parent Common Share.

“Closing Market Price” means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the Closing Date.

“Insurance Company Common Equity” means the aggregate number of shares of Insurance Company Common Stock that the Subscribers and certain policyholders of the Insurance Company become entitled to receive in the Conversion.

“Present Value of the Redemption Obligation” means the net present value of the stream of payments authorized by TDI (as of the Closing) that must be made by the Insurance Company to comply with the mandatory redemption features of the Insurance Company Preferred Stock issued in the Conversion in full satisfaction of the Refundable Deposit determined on the basis of a constant discount rate of 5.35%.

“Purchase Price” means $33 million, less the Present Value of the Redemption Obligation.

2.9 Surrender of Insurance Company Common Stock.

(a) Exchange Procedures. As soon as practicable after Closing, (i) the holders of Insurance Company Common Stock and Insurance Company Preferred Stock shall be deemed to have surrendered such interests to APSG Parent (or, if applicable, APSG Parent’s designated exchange agent), (ii) upon surrender of Insurance Company Common Stock and Insurance Company Preferred Stock the holder thereof will be entitled to receive, subject to the 180-Day Lock Up, the applicable Merger Consideration, and (iii) the Insurance Company Common Stock and Insurance Company Preferred Stock so surrendered will forthwith be canceled.

(b) Transfers of Ownership. APSG Parent will not issue any APSG Parent Common Shares or other Merger Consideration in any name other than the name of a holder of Insurance Company Common Stock. APSG Parent will not issue any APSG Parent Preferred Shares or other Merger Consideration in any name other than the name of a holder of Insurance Company Preferred Stock.

(c) No Further Ownership Rights in Insurance Company Common Stock. All Merger Consideration will be deemed to have been issued in full satisfaction of all rights pertaining to the Insurance Company Common Stock and Insurance Company Preferred Stock.

2.10 No Fractional Common Shares.

No fractional APSG Parent Common Shares will be issued in the Merger and fractional share interests will not entitle the owner thereof to vote or to any rights of an APSG Parent shareholder. All Shareholders that would be entitled to receive fractional APSG Parent Common Shares will be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of an APSG Parent Common Share to which such holder would otherwise have been entitled by the Announcement Market Price or the Closing Market Price, as applicable.

2.11 Tax Treatment.

The Parties intend that the Conversion and the Merger will constitute a tax free reorganization under Code Section 368(a).

2.12 Shares of Dissenting Shareholders.

Any Insurance Company Common Stock or Insurance Company Preferred Stock held by a Person properly exercising its dissent or appraisal rights under the Corporate Law (a “Dissenting Shareholder”) will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder under the Corporate Law; except that Insurance Company Common Stock or Insurance Company Preferred Stock outstanding at the Effective Time that a Dissenting Shareholder holds for which, after the Effective Time, such Dissenting Shareholder withdraws its demand to exercise dissenters or appraisal rights or loses its right to exercise dissenters or appraisal rights as provided in the Corporate Law, will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration. The Insurance Company will give APSG Parent (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other instruments served under the Corporate Law, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the Corporate Law. The Insurance Company will not voluntarily make any payment with respect to any purchase demands and will not, except with APSG Parent’s prior written consent, settle or offer to settle any such demands.

2.13 Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Insurance Company, the officers and directors of the Insurance Company and APSG Parent are fully authorized in the name of their respective corporations or otherwise to take, and the Insurance Company and APSG Parent will cause them to take, all such lawful and necessary action.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE APSG PARTIES

Each APSG Party represents and warrants to the Insurance Company that the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 3).

3.1 Entity Status.

Each APSG Party is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization. APSG Parent has the requisite power and authority to own or lease its properties and to carry on its business as currently conducted. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any APSG Party.

3.2 Power and Authority; Enforceability.

Each APSG Party has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Each APSG Party has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions, including but not limited to obtaining the necessary Consents by the shareholders and the Board of Directors of the APSG Parent, pursuant to Section 5.2. Each Transaction Document to which an APSG Party is party has been duly authorized, executed and delivered by, and is Enforceable against, such APSG Party.

3.3 No Violation.

Except as listed on Schedule 3.3, the execution and delivery of the Transaction Documents to which an APSG Party is party by such APSG Party and the performance and consummation of the Transactions by each APSG Party will not (i) Breach any Law or Order to which such APSG Party is subject or any provision of its Organizational Documents; (ii) Breach any Contract, Order, or Permit to which such APSG Party is a party or by which it is bound or to which any of its assets is subject; (iii) require any Consent, except (A) any applicable filings required under the HSR Act, (B) any SEC, TDI, AID and other filings required to be made by any APSG Party, and (C) any other notifications or filings to or consent from relevant state or federal regulatory agencies.

3.4 Brokers’ Fees.

No APSG Party has Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Shareholder could become Liable.

3.5 APSG Merger Sub.

APSG Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, APSG Merger Sub has not conducted any business activities and does not have any material Liabilities.

3.6 Capitalization.

(a) APSG Parent’s authorized capital stock consists of 20,000,000 APSG Parent Common Shares, of which 2,751,672 shares were issued and outstanding as of May 15, 2006 and zero (0) shares were held in treasury. All of the issued and outstanding APSG Parent Common Shares (i) have been duly authorized, are validly issued, fully paid, and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, and (iii) were not issued in Breach of any Commitments. APSG Parent participates in a previously announced stock repurchase plan through which the APSG Parent can repurchase APSG Parent Common Shares from time to time. Except as otherwise set forth herein and described in APSG Parent’s Form 10-K for the year ended December 31, 2005 filed with the SEC and as issued in the ordinary course of APSG Parent’s business since the date thereof and more particularly set forth in Schedule 3.6(a), no Commitments exist with respect to any APSG Parent Common Shares and no such Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of APSG Parent’s capital stock. APSG Parent is not obligated to redeem or otherwise acquire any of its outstanding capital stock.

(b) The APSG Parent Common Shares and the APSG Parent Preferred Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and nonassessable and will be issued in compliance with all applicable federal and state securities Laws and in accordance with an effective registration statement filed with the SEC such that all of such shares shall be fully registered shares subject only to the 180-Day Lock Up.

3.7 SEC Filings.

APSG Parent has timely filed with the SEC any and all reports and other filings required to be filed under the federal securities Laws, and all such reports and other filings required to be filed were made in compliance with the federal securities Laws, were complete and accurate as of the date of such filing with the SEC and, subject to any further filings thereafter made with the SEC, remain complete and accurate.

3.8 Representations Complete.

Except as and to the extent set forth in this Agreement, no APSG Party makes any representations or warranties whatsoever, and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to the Insurance Company or any Shareholder or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Insurance Company or any Shareholder by any director, officer, employee, agent, consultant, or representative of any APSG Party or Affiliate thereof).

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE INSURANCE COMPANY

The Insurance Company represents and warrants to APSG Parent that the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4), except as set forth in the Schedules the Insurance Company has delivered to APSG Parent on the date hereof.

4.1 Entity Status.

The Insurance Company is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. The Insurance Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, and has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and any businesses in which it currently proposes to engage. Schedule 4.1 lists the directors and officers of the Insurance Company. The Insurance Company has delivered to APSG Parent correct and complete copies of its Organizational Documents, as amended to date. The Insurance Company is not in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of the Insurance Company.

4.2 Power and Authority; Enforceability.

The Insurance Company has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Board of Directors of the Insurance Company has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of the Insurance Company’s obligations thereunder, and the consummation of the Transactions, and shall prior to the Closing Date undertake Best Efforts to obtain all necessary approvals of the Transactions by TDI, ADI and Subscribers of the Insurance Company, pursuant to Section 5.2. Each Transaction Document to which the Insurance Company is a party has been duly authorized, executed, and delivered by, and is Enforceable against, the Insurance Company.

4.3 No Violation.

Except as listed on Schedule 4.3, the execution and the delivery of the applicable Transaction Documents by the Insurance Company and the performance of its obligations hereunder and thereunder, and consummation of the Transactions by the Insurance Company will not (a) Breach any Law or Order to which the Insurance Company is subject or any provision of the Organizational Documents of the Insurance Company; (b) Breach any Contract, Order, or Permit to which the Insurance Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (c) require any Consent, except (i) any applicable filings required under the HSR Act and (ii) any notifications to, filings with, or consent by TDI, AID, and the SEC; or (d) trigger any rights of first refusal, preferential purchase, or similar rights.

4.4 Brokers’ Fees.

The Insurance Company does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which APSG Parent, APSG Merger Sub, or the Insurance Company could become directly or indirectly Liable.

4.5 Subscriber Information.

No one other than the current Subscribers has any voting rights in the Insurance Company of any type or nature whatsoever. Notwithstanding the foregoing, the parties acknowledge that certain policyholders and former Subscribers may obtain interests in the Insurance Company as provided in the Plan of Conversion.

4.6 No Dividends or Distributions.

No dividends or other distributions have been or will be declared or made to the holders of the Insurance Company Common Stock or Insurance Company Preferred Stock, other than payment of the applicable Merger Consideration.

4.7 Records.

The copies of the Insurance Company’s Organizational Documents that were provided to APSG Parent are accurate and complete and reflect all amendments made through the date hereof. The Insurance Company’s minute books and other records made available to APSG Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the Subscribers, directors, members, managers, or other such representatives of the Insurance Company taken by written consent, at a meeting, or otherwise since formation.

4.8 Financial Statements.

Set forth on Schedule 4.8 are the following financial statements (collectively the “Financial Statements”):

(a) audited statutory financial statements of the Insurance Company as of and for the fiscal years ended December 31, 2005 (the “Most Recent Year End”), 2004, 2003, 2002 and 2001 prepared in accordance with the statutory accounting principles prescribed by TDI;

(b) unaudited quarterly statutory financial statements (the “Interim Financial Statements”) filed with TDI for each quarter ended prior to the Closing.

The Financial Statements have been prepared in conformity with insurance accounting (“statutory accounting”) practices prescribed or permitted by TDI. Statutory accounting principles are designed primarily to reflect the Insurance Company’s ability to meet obligations to policyholders. The State of Texas has adopted the National Association of Insurance Commissioners statutory accounting practices as the basis of its statutory accounting practices except that it has retained certain prescribed practices.

The Financial Statements have been prepared in accordance with statutory accounting principles prescribed by TDI, as specified above, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Insurance Company as of such dates and the results of operations for such periods, are correct and complete, and are consistent with the books and records of the Insurance Company; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Most Recent Year End, the Insurance Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in the statutory accounting principles prescribed by TDI.

4.9 Subsequent Events.

Except as set forth in Schedule 4.9, since the Most Recent Year End the Insurance Company has operated in the Ordinary Course of Business and, as of the date hereof there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Insurance Company. Without limiting the foregoing, since that date, and except as set forth on Schedule 4.9, none of the following has occurred:

(a) The Insurance Company has not sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business and sales of assets not exceeding $10,000 singularly or $25,000 in the aggregate.

(b) The Insurance Company has not entered into any Contract (or series of related Contracts) either involving more than $10,000, except for Contracts for the sale of insurance in the Ordinary Course of Business, or outside the Ordinary Course of Business.

(c) No Encumbrance has been imposed upon any assets of the Insurance Company.

(d) The Insurance Company has not made any capital expenditure (or series of related capital expenditures) involving more than $10,000 individually, $25,000 in the aggregate, or outside the Ordinary Course of Business.

(e) The Insurance Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $10,000 singularly, $25,000 in the aggregate, or outside the Ordinary Course of Business.

(f) The Insurance Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $10,000 individually or $25,000 in the aggregate.

(g) The Insurance Company has not delayed or postponed the payment of accounts payable or other Liabilities either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(h) The Insurance Company has not canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $100,000 or outside the Ordinary Course of Business.

(i) The Insurance Company has not granted any Contracts or any rights under or with respect to any Intellectual Property.

(j) There has been no change made or authorized to be made to the Organizational Documents of the Insurance Company, other than as contemplated by the Transactions.

(k) The Insurance Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests.

(l) The Insurance Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its tangible properties.

(m) The Insurance Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

(n) The Insurance Company has not entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

(o) The Insurance Company has not committed to pay any bonus or granted any increase in the base compensation (i) of any director or officer, or an employee who is also a Subscriber or an Affiliate of a Subscriber, or (ii) outside of the Ordinary Course of Business, of any of its other employees.

(p) The Insurance Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan).

(q) The Insurance Company has not made any other change in employment terms for (i) any officer or employee thereof that is a Subscriber or an Affiliate thereof, or (ii) outside of the Ordinary Course of Business, any of its other directors, officers, or employees.

(r) The Insurance Company has not made or pledged to make any charitable or other capital contribution either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(s) There has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the Insurance Company either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(t) The Insurance Company has not committed to any of the foregoing.

4.10 Liabilities.

To the Insurance Company’s Knowledge, the Insurance Company does not have any Liability (and there is no Basis for any present or future Action or Order against it giving rise to any Liability), except for (a) Liabilities quantified on the face of the Interim Financial Statements (rather than in any notes thereto) and not heretofore paid or discharged, and (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the Interim Financial Statements (rather than any notes thereto) none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law, or arose out of any Action or Order.

4.11 Legal Compliance.

The Insurance Company and its predecessors and Affiliates have complied with all applicable Laws, and no Action is pending or Threatened (and there is no Basis therefor) against it alleging any failure to so comply. No material expenditures are, or based on applicable Law, will be required of the Insurance Company for it and its business and operations to remain in compliance with applicable Law.

4.12 Tax Matters.

Except as set forth in Schedule 4.12, the Insurance Company is not subject to any Liabilities for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the Interim Financial Statements or those incurred since the Balance Sheet Date in the Ordinary Course of Business. The Insurance Company has duly filed when due all Tax reports and returns in connection with and in respect of its business, assets, and employees, and has timely paid and discharged all amounts shown as due thereon. The Insurance Company has made available to APSG Parent accurate and complete copies of all of its Tax reports and returns for all periods, except those periods for which returns are not yet due. The Insurance Company has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it. There are no Encumbrances for Taxes upon, pending against or Threatened against, any asset of the Insurance Company. The Insurance Company is not subject to any Tax allocation or sharing Contract.

4.13 Title to and Condition of Assets.

The Insurance Company has no tangible assets of any material amount.

4.14 Intellectual Property.

Except as set forth in Schedule 4.14, the Insurance Company owns, or possesses adequate rights to use, all Intellectual Property used in its business as currently, or as currently proposed to be, conducted. No Consent of any Person is required for the Insurance Company’s interest in such Intellectual Property to continue to be Enforceable by the Insurance Company following the Transactions. The Insurance Company’s use of such Intellectual Property in its business as currently conducted (and the operation of its business) does not and the use of such Intellectual Property by the Insurance Company and its Affiliates after Closing will not, infringe upon any rights any other Person owns or holds.

4.15 Contracts.

Except as otherwise disclosed in Schedule 4.14, Schedule 4.15 lists the following Contracts to which the Insurance Company is a party, as of the date hereof:

(a) Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum.

(b) Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Insurance Company, or involve consideration in excess of $10,000.

(c) Any Contract concerning a limited liability company, partnership, joint venture, or similar arrangement.

(d) Any Contract (or group of related Contracts) under which the Insurance Company has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $10,000, or under which the Contract has imposed or the Insurance Company has suffered to exist an Encumbrance on any of its assets, except for Contracts related to the Refundable Deposit as described under the terms of the TDI Refundable Deposit Order attached hereto as Exhibit H.

(e) Any Contract concerning confidentiality or noncompetition.

(f) Any Contract with any Subscriber or any Affiliates of any Subscriber, other than the Insurance Company.

(g) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees.

(h) Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits.

(i) Any Contract under which it has advanced or loaned any amount to any of its directors or officers or any Subscriber or, outside the Ordinary Course of Business, to its employees that are not Subscribers or Affiliates of any Subscriber.

(j) Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $50,000.

The Insurance Company has delivered to APSG Parent a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.15 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.15. To the Insurance Company’s Knowledge, with respect to each such Contract:

(i) the Contract is Enforceable;

(ii) the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) Neither the Insurance Company nor, to the Insurance Company’s Knowledge any counter-party, is in Breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a Breach under the Contract; and

(iv) no party to the Contract has repudiated any provision thereof.

4.16 Receivables.

To the Insurance Company’s Knowledge, all of the Receivables are Enforceable, represent bona fide transactions, arose in the Ordinary Course of Business of the Insurance Company, and are reflected properly in their books and records; all of the Receivables are good and collectible receivables, are current, and will be collected in accordance with past practice and the terms of such Receivables (and in any event within six months following the Closing Date), without set off or counterclaims; and no customer or supplier of the Insurance Company has any Basis to believe that it has or would be entitled to any payment terms other than terms in the Ordinary Course of Business, including any prior course of conduct.

4.17 Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of the Insurance Company, except for the Attorney-in-Fact.

4.18 Insurance.

The Insurance Company has a Directors and Officers Policy with limits of $1,000,000 with retention of $100,000 on certain types of claims. The policy is in force for calendar year 2006. In 1990 the Insurance Company established an Indemnification Trust which provides additional funds in the event of a claim against a Director. Frost Bank serves as trustee and the value of the Trust as of December 31, 2005 was $168,262.

4.19 Litigation.

Schedule 4.19 sets forth each instance in which the Insurance Company (a) is subject to any outstanding Order or (b) is a party, the subject of, or is Threatened to be made a party or the subject of any Action, except for litigation related to professional medical liability in the Ordinary Course of Business. No Action required to be set forth in Schedule 4.19 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to the Insurance Company, and the Insurance Company has no Basis to believe that any such Action may be brought against the Insurance Company.

4.20 Labor; Employees.

The Insurance Company has two (2) employees, neither of whom are a party to or are bound by any collective bargaining Contract or employment agreement.

4.21 Employee Benefits.

There are no employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) under which the Insurance Company has or in the future could have directly, or indirectly through a commonly controlled entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any Liability with respect to the Insurance Company’s or commonly controlled entity’s current or former employees.

4.22 Subscribers and Other Insureds.

The APSG Parties have been provided a complete list of all Subscribers and the other Persons covered by insurance policies issued by the Insurance Company as of April 30, 2006.

4.23 Permits.

The Insurance Company possesses all Permits required to be obtained for its businesses and operations. Schedule 4.23 sets forth a list of all such Permits. Except as set forth in Schedule 4.23, with respect to each such Permit:

(a) it is valid, subsisting and in full force and effect;

(b) there are no violations of such Permit that would result in a termination of such Permit; and

(c) the Insurance Company has not received notice that such Permit will not be renewed; and

(d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

4.24 TDI Refundable Deposit Order.

The TDI Refundable Deposit Order, attached hereto as Exhibit I, is in full force and effect and has not been changed or modified from the form attached and will not be changed or modified prior to Closing except pursuant to the Conversion. The Insurance Company is in full compliance with the TDI Refundable Deposit Order.

4.25 Certain Business Relationships with the Insurance Company.

Except insurance policies issued by the Insurance Company in the Ordinary Course of Business, any Subscriber’s Agreement and Power of Attorney (or similar agreements), service as a member of the Board of Directors or Medical Director of the Insurance Company, or as provided on the list provided to the APSG Parties referred to in Section 4.22, no Subscriber or any of its Affiliates has been involved in any business arrangement or relationship with the Insurance Company within the past 12 months, and no Subscriber or any of its Affiliates owns any asset that is used in the Insurance Company’s business.

4.26 Real Property.

The Insurance Company does not own or lease any real property.

4.27 Accuracy of Information Furnished.

No representation, statement, or information contained in this Agreement (including the Schedules) or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to APSG Parent or its representatives by the Insurance Company contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Insurance Company has provided APSG Parent with correct and complete copies of all documents listed or described in the Schedules.

4.28 Representations Complete.

Except as and to the extent expressly set forth in this Agreement, neither the Insurance Company nor any Subscriber or other insureds makes any representations or warranties whatsoever (INCLUDING, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to any APSG Party and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to any APSG Party or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to any APSG Party by any director, officer, employee, agent, consultant, or representative of the Insurance Company or Subscriber).

ARTICLE 5.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination Date:

5.1 General.

Each Party will use its Best Efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 6).

5.2 Notices and Consents.

(a) The Insurance Company will obtain a written Consent or certified resolutions by the Board of Directors of the Insurance Company approving of the Merger and the Transactions as set forth herein.

(b) The APSG Parent will obtain a Consent by the Board of Directors of the APSG Parent approving of the Merger and the Transactions as set forth herein.

(c) The Insurance Company will (subject to SEC approval of any proxy or joint proxy information that may be used in connection with such a meeting or submission to a vote) call and hold a meeting of its Subscribers as soon as practicable after the date hereof, at which meeting the Board of Directors of the Insurance Company will submit and recommend the Agreement and the Transactions described herein to its Subscribers, and, if the requisite approval is obtained, will undertake promptly to consummate the Merger and the Transactions as set forth herein.

(d) The APSG Parent will (subject to SEC approval of any proxy or joint proxy information that may be used in connection with such a meeting or submission to a vote) call and hold a meeting of its shareholders as soon as practicable after the date hereof, at which meeting the Board of Directors of such APSG Party will, subject to its fiduciary obligations to shareholders, submit and recommend the Agreement and the Transactions described herein to its shareholders, and, if the requisite approval is obtained, will undertake promptly to consummate the Merger and the Transactions as set forth herein.

(e) The Insurance Company will make the necessary notifications to or filings with TDI, AID, the SEC and any other relevant state or federal regulatory agencies, including but not limited to obtaining a No-Action Letter from the SEC stating that the Insurance Company Common Stock and Insurance Company Preferred Stock, issued pursuant to the Conversion, are exempt from registration with the SEC (the “SEC No-Action Letter”) and will use its Best Efforts to provide the APSG Parties with all the information needed to make the necessary notifications and filings with the SEC.

(f) Each APSG Party will make notifications to or filings with TDI, AID, the SEC, and any other relevant state or federal regulatory agencies, which are required to be made by any APSG Party in order to consummate the Merger and the Transactions as set forth herein.

(g) The Insurance Company will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 4.3, or that APSG Parent reasonably may otherwise request in connection with the matters referred to in Section 4.3.

(h) Each APSG Party will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 3.3, or that the Insurance Company reasonably may otherwise request in connection with the matters referred to in Section 3.3.

(i) Each Party will cooperate and use its Best Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions. Without limiting the foregoing, each Party (i) will file any notification and report forms and related material that such Party may be required to file under the HSR Act, (ii) if requested by APSG Parent, will use their Best Efforts to obtain an early termination of the applicable waiting period, and (iii) will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. APSG Parent and the Insurance Company will bear the cost of the HSR Act filing fee equally. No Party shall be obligated to file a suit or to appeal from any adverse ruling by the Commissioner of TDI or the Commissioner of AID, and neither the APSG Parent nor the Insurance Company shall be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval.

(j) Nothing in this Section 5.2 will require that (i) APSG Parent or its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) APSG Parent, its Affiliates, or the Insurance Company (the determination with respect to which APSG Parent will make) take any actions that could affect the normal and regular operations of APSG Parent, its Affiliates, or the Insurance Company after the Closing.

5.3 Refundable Deposit.

The Insurance Company’s Refundable Deposit that remains an obligation of the Insurance Company as of April 30, 2006 is equal to the amount set forth on Schedule 5.3. To the Insurance Company’s Knowledge, the annual partial pro rata distributions of the Refundable Deposit are not to exceed $200,000, in accordance with the TDI Refundable Deposit Order, and there has been no further approval by the Commissioner of TDI to change this amount. The Insurance Company has met and will continue to meet the conditions set out in the Exhibit A attached to the TDI Refundable Deposit Order regarding the Insurance Company’s plan to make annual partial pro rata distributions of the Refundable Deposit until the TDI Refundable Deposit Order is eliminated or modified in the Conversion.

5.4 Operation of Business.

Except as necessary to consummate the Transactions, the Insurance Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Closing or the Termination Date, the Insurance Company will confer on a regular and frequent basis with one or more representatives of APSG Parent to report on operational matters and the general status of the Insurance Company’s ongoing business, operations and finances and will promptly provide to APSG Parent or its representatives copies of all material filings they make with any Governmental Body during such period.

5.5 No Shop.

The Insurance Company agrees that it has not and will not, directly or indirectly, enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any Person other than the APSG Parties relating to (a) any acquisition or purchase of any assets of the Insurance Company (other than in the ordinary course) or (b) any merger, consolidation or business combination involving the Insurance Company. The Insurance Company will notify the APSG Parent immediately if any Person makes any written proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

5.6 Preservation of Business.

The Insurance Company will keep its business and properties substantially intact, including its present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

5.7 Full Access.

The Insurance Company will permit representatives of APSG Parent (including financing providers) to have full access to all premises, properties, personnel, books, records, Contracts, and documents pertaining to the Insurance Company and will furnish copies of all such books, records, Contracts, and documents and all financial, operating and other data, and other information as APSG Parent may reasonably request; provided, however, that no investigation pursuant to this Section 5.7 will effect any representations or warranties made herein or the conditions of the Parties’ obligations to consummate the Transactions.

5.8 Notice of Developments.

The Insurance Company will give prompt written notice to APSG Parent of any development occurring after the date of this Agreement, or any item about which the Insurance Company did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 4. The Parties acknowledge that the Insurance Company intends to amend its bylaws shortly after the execution of this Agreement and the Insurance Company agrees to promptly deliver such amended bylaws to APSG Parent. APSG Parent will give prompt written notice to the Insurance Company of any development occurring after the date of this Agreement, or any item about which such APSG Party did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 3. No disclosure by any Party pursuant to this Section 5.8 will be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or Breach of any representation, warranty, or covenant.

5.9 Confidentiality; Publicity.

Except as may be required by Law, stock exchange or regulation or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents and representatives will disclose to any Person the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of the Insurance Company or APSG Parent, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party. Notwithstanding the foregoing, APSG Parent may make such public disclosure of the existence of this Agreement, the principal economic terms thereof, and the status with respect to achieving the Closing as it desires; provided, that APSG Parent will consult with the Insurance Company prior to releasing any such public disclosure so that the Insurance Company may notify the Insurance Company’s employees of the Transactions. Neither the Insurance Company nor any of its Affiliates will issue any press release or other public announcement related to this Agreement or the Transactions without APSG Parent’s prior written approval.

5.10 Financial Statements.

On or before June 30, 2006, the Insurance Company will deliver to APSG Parent the following financial statements:

(a) audited balance sheets as of December 31, 2005 and 2004 and the related statements of operations, changes in members’ equity, and cash flows of the Insurance Company for the each of the three year periods ending 2005, 2004 and 2003, prepared in accordance with GAAP;

(b) unaudited balance sheets as of December 31, 2003, 2002 and 2001 and the related statements of operations, changes in member’s equity, and cash flows of the Insurance Company for the each of the periods ending 2002 and 2001, prepared in accordance with GAAP; and

(c) unaudited balance sheets and statements of operations, changes in member’s equity, and cash flows of the Insurance Company for each quarter ended prior to the Closing Date with comparative preceding year financial statements, prepared in accordance with GAAP.

Each of the above have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Insurance Company as of such dates and the results of operations for such periods, are correct and complete, and are consistent with the books and records of the Insurance Company; provided, however, that the Section 5.10(c) financial statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Most Recent Year End, the Insurance Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in the statutory accounting principles prescribed by TDI.

ARTICLE 6.

CLOSING CONDITIONS

6.1 Conditions Precedent to Obligation of the APSG Parties.

The APSG Parties’ obligation to effect the Merger and consummate the other Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to an APSG Party in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of an APSG Party (regardless of whether the Insurance Company is given notice of any such matter): (i) consummation by the APSG Parties of the Transactions, (ii) any inspection or investigation, if any, of the Insurance Company, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the Insurance Company, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 4 and Section 5.10 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, and except with respect to materiality, as reflected under statutory accounting principles, for purposes of Section 4.8, and under GAAP, with respect to Section 5.10, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import and except with respect to materiality, as reflected under statutory accounting principles, for purposes of Section 4.8, and under GAAP, with respect to Section 5.10, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules.

(b) Compliance with Obligations. The Insurance Company must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) No Material Adverse Change or Destruction of Property. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Insurance Company. Without limiting the foregoing, (i) there must have been no Material Adverse Change to the Insurance Company, (ii) there must not have been any action or inaction by a Governmental Body, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Change to the Insurance Company, and (iii) there must not have been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which event could reasonably be expected to have a Material Adverse Effect on the Insurance Company.

(d) No Adverse Litigation. There must not be pending or Threatened any Action by or before any Governmental Body, arbitrator, or mediator which will seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or which, in the judgment of APSG Parent, makes it inadvisable to proceed with the Transactions.

(e) Consents. The Insurance Company and APSG Parent must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of the Insurance Company from any Person (i) from whom such Consent is required, including under any Contract listed or required to be listed in Schedules 4.14 and 4.15, under the HSR Act or other Law, from AID and TDI, including obtaining all necessary approvals of the Plan of Conversion and from the SEC, including obtaining the SEC No-Action Letter, and obtaining all necessary shareholder approvals, as applicable, or (ii) who as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law.

(f) Dissenting Shares. The holders of no more than two percent (2%) of either the Insurance Company Common Stock or the Insurance Company Preferred Shares may have exercised their right to dissent from the Merger under the applicable Corporate Law.

(g) Advisory Services Agreement. The Advisory Services Agreement must have been fully executed as of the Closing Date and be in full force and effect.

(h) Tax Assurances. The Insurance Company and APSG Parent must have received reasonable assurances from their tax advisors that, for federal income tax purposes, the Conversion and the Merger qualify as a tax-free reorganization under Section 368(a) of the Code.

6.2 Conditions Precedent to Obligation of the Insurance Company.

The Insurance Company’s obligation to effect the Merger and consummate the other Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to any Shareholder in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of any Shareholder or the Insurance Company (regardless of whether APSG Parent is given notice of any such matter): (i) consummation by the Insurance Company of the Transactions, (ii) any inspection or investigation, if any, of APSG Parent, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to APSG Parent, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 3 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date.

(b) Compliance with Obligations. Each APSG Party must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

(d) Consents; HSR Act Waiting Period. The Insurance Company must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of the Insurance Company from any Person (i) from whom such Consent is required under the HSR Act or other Law, from AID and TDI, including obtaining all necessary approvals of the Plan of Conversion and from the SEC, including obtaining the SEC No-Action Letter, and obtaining all necessary Subscriber approvals or (ii) who as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law.

(e) The Insurance Company must have received the required Consents to the Transactions from TDI, AID, and the SEC, and any applicable waiting period under the HSR Act must have expired or been terminated.

(f) Advisory Services Agreement. The Advisory Services Agreement must have been fully executed as of the Closing Date and be in full force and effect.

(g) Organizational Documents. The Organizational Documents of APSG Merger Sub must be in place and have been completed, executed and filed as applicable.

(h) Elections of Directors. APSG Parent must have elected the directors to the Board of Directors of the APSG Parent as set forth in Section 2.7.

(i) Tax Assurances. The Insurance Company and APSG Parent must have received reasonable assurances from their tax advisors that, for federal income tax purposes, the Conversion and the Merger qualify as a tax-free reorganization under Section 368(a) of the Code.

ARTICLE 7.

TERMINATION

7.1 Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(a) APSG Parent and the Insurance Company may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

(b) APSG Parent or the Insurance Company may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice will not have caused such failure to close.

(c) APSG Parent may terminate this Agreement by giving written notice to the Insurance Company at any time prior to the Closing if the Insurance Company has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import and Section 4.8, in which case such termination rights will arise upon any Breach), which breach has not been cured by the Insurance Company within ten (10) days following written notice to the Insurance Company.

(d) The Insurance Company may terminate this Agreement by giving notice to APSG Parent at any time prior to the Closing if any APSG Party has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach), which breach has not been cured by APSG Parent within ten (10) days following written notice to APSG Parent.

(e) Either APSG Parent or the Insurance Company may terminate if the Closing Market Price is more than 25% greater than or less than the Announcement Market Price.

(f) Either APSG Parent or, in the event the Insurance Company has not breached Section 5.5 of this Agreement, the Insurance Company, may terminate this Agreement prior to the approval of this Agreement by the shareholders of APSG Parent if (1) the Board of Directors of such Party authorizes such Party to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and such Party notifies the other Party in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (2) the other Party does not make, within three business days of receipt of such written notification of the intention to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, an offer that the Board of Directors of such Party determines, in its good faith judgment is at least as favorable to the Party’s shareholders (or in the case of the Insurance Company, the Subscribers) from a financial point of view as the Superior Proposal, and (3) the terminating Party prior to such termination pays to the other Party in immediately available funds (A) a termination fee of $1,500,000 and (B) an amount equal to all actual out-of-pocket fees and expenses incurred by the non-terminating Party (including, without limitation, the fees and expenses of its counsel, financial advisor, accountants, and financing sources) in connection with this Agreement and the transactions contemplated hereby. The term “Superior Proposal” means any bona fide written proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, acquisition, liquidation, direct or indirect business combination, or other similar transaction as a result of which the shareholders of the Party (or in the case of the Insurance Company, the Subscribers) cease to own at least 50% of the voting ownership interests of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of such Party, which in any such case, is on terms that the Board of Directors of such Party determines in its good faith judgment, taking into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of non-consummation, the ability of the Person making the proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to such Party’s shareholders (or in the case of the Insurance Company, the Subscribers) from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by the other Party to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

(g) This Agreement will automatically terminate on the Expiration Date.

7.2 Effect of Termination.

Except for the obligations under Section 5.9, this ARTICLE 7, and ARTICLE 9, if this Agreement is terminated under Section 7.1, then, except as provided in this Section 7.2, all further obligations (excluding specifically any remaining obligation to pay any termination fee and reimburse expenses as provided in Section 7.1(f) above) of the Parties under this Agreement will terminate. Notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that the rights of termination pursuant to Sections 7.1(c) or 7.1(d) shall be the sole and exclusive remedies of any Party in the event of a Breach of any representation, warranty, or covenant contained in this Agreement, and no Party shall pursue any legal remedies for Damages in such an event.

ARTICLE 8.

EFFECT OF REPRESENTATIONS AND WARRANTIES

APSG Parent and the Insurance Company acknowledge and agree that the only right resulting from a breach of any of the representations and warranties contained in ARTICLE 3 or ARTICLE 4 is the right of the non-breaching party not to close, as set forth in Sections 6.1(a) and 6.2(a). Without limiting the foregoing, APSG Parent and the Insurance Company acknowledge and agree that no Party to this Agreement and no party by or through any Party to this Agreement shall have the right to assert any Action whatsoever as a result of a breach of any of the representations and warranties contained in this Agreement, whether arising at law or equity. All of the representations and warranties will expire at the time of the Closing and have no further force or effect.

ARTICLE 9.

MISCELLANEOUS

9.1 Schedules.

(a) The disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(d) The mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

9.2 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions. There are no third party beneficiaries having rights under or with respect to this Agreement.

9.3 Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. No person or entity not a signatory hereto shall have any rights or claim to any cause of action except as contemplated by this Agreement or the Transactions hereby.

9.4 Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APSG Parent and (i) before the Closing, the Insurance Company, and (ii) after the Closing, a majority in interest of the Shareholders; provided, however, that APSG Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases APSG Parent nonetheless will remain responsible for the performance of all of its obligations hereunder).

9.5 Notices.

All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to APSG Parent and after Closing to the Insurance Company:

Attn: Mr. Kenneth Shifrin

1301 Capital of Texas Highway

Austin, TX 78746

Tel: (512) 328-0888

Fax: (512) 314-4398

Copy to (which will not constitute notice):

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Attn: Tim LaFrey

300 West Sixth Street, Suite 2100

Austin, TX 78703

Tel: (512) 499-6296

Fax: (512) 703-1111

If to the Subscribers and before Closing to the Insurance Company:

Attn: Sharon Stripling

21729 Forest Waters Circle

San Antonio, TX 78266

Tel: (210) 651-9358

Fax: (210) 651- 9374

Copy to (which will not constitute notice):

Graves, Dougherty, Hearon & Moody, P.C.

Attn: Clarke Heidrick

401 Congress Avenue, Suite 2200

Austin, TX 78701

Tel: (512) 480-5600

Fax: (512) 480-5836

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.6 Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Beaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 9.7 and 9.11, in addition to any other remedy to which they may be entitled, at Law or in equity.

9.7 Submission to Jurisdiction; No Jury Trial.

(a) Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Austin, Texas, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b) Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transactions, including, Contract claims, tort claims, breach of duty claims, and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written consent to trial by a court.

9.8 Time.

Time is of the essence in the performance of this Agreement.

9.9 Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.10 Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

9.11 Governing Law.

This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of Law principles.

9.12 Amendments.

The Parties may amend this Agreement by action taken by or on behalf of the respective Boards of Directors of APSG Parent and the Insurance Company at any time prior to the Effective Time. Notwithstanding the foregoing, after the Subscribers approve and adopt this Agreement and the Transactions, no amendment to this Agreement may be made that would reduce the amount of or change the Merger Consideration or otherwise would require the Subscribers to approve such amendment under the Corporate Law, unless the Subscribers approve such amendment in accordance with the applicable Corporate Law. Amendments to this Agreement must be in writing that the Insurance Company and APSG Parties have signed.

9.13 Extensions; Waiver.

(a) At any time prior to the Effective Time, the APSG Parties, on the one hand, and the Insurance Company, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

(b) No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

9.14 Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

9.15 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

9.16 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.17 Incorporation of Exhibits, Annexes, and Schedules.

The Exhibits, Annexes, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

9.18 Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

9.19 Electronic Signatures.

(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et.seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

(b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

American Physicians Service Group, Inc.

By:	/s/ Kenneth S. Shifrin
Name:	Kenneth S. Shifrin
Title:	CEO and President

APSG ACQCO, INC.

By:	/s/ Kenneth S. Shifrin
Name:	Kenneth S. Shifrin
Title:	CEO and President

American Physicians Insurance Exchange

By:	/s/ Norris C. Knight, MD
Name:	Norris C. Knight, MD
Title:	Chairman

Signature Page to the Merger Agreement and Plan of Merger

EXHIBIT A

PLAN OF CONVERSION

SEE ANNEX B TO THE JOINT PROXY STATEMENT/PROSPECTUS

EXHIBIT B

FORM OF MERGER CERTIFICATE

CERTIFICATE OF MERGER

OF

APSG ACQCO, INC., a Texas corporation

WITH AND INTO

[AMERICAN PHYSICIANS INSURANCE COMPANY], A TEXAS STOCK INSURANCE COMPANY

Pursuant to the provisions of Chapter 10 of the Texas Business Organizations Code and Chapter 824 of the Texas Insurance Code, APSG ACQCO, Inc. a Texas corporation (“APSG ACQCO”), and [American Physicians Insurance Company], a Texas stock insurance company (“APIC”), hereby execute and adopt the following Articles of Merger this             day of             , 2006 and certify that:

FIRST: The name and jurisdiction of incorporation of each of the constituent corporations of the merger are:

(a) APSG ACQCO, Inc., a Texas corporation; and

(b) [American Physicians Insurance Company], a Texas stock insurance company; and

SECOND: A plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of the laws of the State of Texas and by all action required under the laws of the State of Texas.

THIRD: The name of the surviving corporation is [American Physicians Insurance Company], a Texas stock insurance company.

FOURTH: The Certificate of Formation of APIC will be the Certificate of Formation of the surviving corporation, except that [all references to preferred stock] is to be amended and deleted in its entirety.

FIFTH: The executed plan of merger is on file at 1301 South Capital of Texas Highway, Suite C300, Austin, TX 78746, the address of the principal place of business of the surviving corporation.

SIXTH: A copy of the plan of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of the constituent corporations.

SEVENTH: The plan of merger has been approved by each of the undersigned corporation in the manner required by the laws of the State of Texas and by the respective Certificate of Formation and Bylaws of each corporation.

EIGHTH: The merger is to become effective on [            , 2006]/[ on the date that these Articles of Merger are issued by the Texas Department of Insurance.

NINTH: The surviving company will be responsible for the payment of all fees and franchise and/or premium taxes and will be obligated to pay such fees and franchise and/or premium taxes if they are not timely paid.

TENTH: The surviving company will be responsible and liable for all the liabilities and obligations, including the rights and obligations under the agreements of the merged corporation.

IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed as of the day and year first written above.

[American Physicians Insurance Company]

By:

Name:

Title:

By:

Name:

Title:

APSG ACQCO, INC.

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT C

FORM OF THE INSURANCE COMPANY’S CLOSING CERTIFICATE

APIE CLOSING CERTIFICATE

We certify that we are the duly elected, qualified, and acting Secretary and Chairman, respectively, of American Physicians Insurance Exchange, a Texas reciprocal and inter-insurance exchange (“APIE”), and that, as such, we are familiar with the facts herein certified and are duly authorized to certify the same and do hereby certify, on behalf of APIE, subject to the fact that, as required pursuant to Chapter 942 of the Texas Insurance Code, substantially all of APIE’s day-to-day operations have been, and at all time prior to the Conversion will be, managed by an attorney-in-fact, as follows:

1. Attached as Exhibit A is a true, correct, and complete copy of APIE’s Bylaws, as amended, which are in full force and effect as of today.

2. Attached as Exhibit B is a true, correct, and complete copy of the resolutions of APIE’s Board of Directors approving the Transactions. Such resolutions have not been rescinded or modified in any way, and are in full force and effect on the date hereof.

3. Attached as Exhibit C is a true, correct, and complete copy of the certificate of authority for APIE, issued by the Texas Department of Insurance.

4. Attached as Exhibit D is a true, correct, and complete copy of a certificate of good standing for APIE regarding APIE’s tax account status, issued by the Texas Comptroller of Public Accounts.

5. We have carefully reviewed the Merger Agreement and Plan of Merger dated as of June     , 2006, by and among American Physicians Services Group, Inc., a Texas corporation, and APSG ACQCO, INC., a Texas corporation and a wholly-owned subsidiary of APSG, and APIE (the “Merger Agreement”), and the schedules and exhibits thereto.

6. To our knowledge, each representation and warranty set forth in Article 4 and Section 5.10 of the Merger Agreement was accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties were accurate and complete) as of the date of the Merger Agreement, and is accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties are accurate and complete) as of the date hereof, as if made on the date hereof.

7. To our knowledge, APIE has performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

8. To our knowledge, since the date of the Merger Agreement there has been no event, series of events, or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on APIE. Without limiting the foregoing, (i) there has not been any Material Adverse Change to APIE, (ii) there has not been any action or inaction by a Governmental Body, arbitrator or mediator which could reasonably be expected to cause a Material Adverse Change to APIE, and (iii) there has not been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for damage resulting therefrom) which event could reasonably be expected to have a Material Adverse Effect on APIE.

9. To our knowledge, there is no pending or Threatened Action by or before any Governmental Body, arbitrator, or mediator which seeks to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions.

10. The Secretary of APIE has examined the signatures of APSG’s chairman signing the Merger Agreement, and the exhibits and other documents delivered in connection therewith, and such signatures are his true signature. As of the date hereof (and the date of such signatures), the chairman is (was) the duly elected, qualified and acting chairman of APIE, holding the office specified beside his name.

11. This Certificate is being delivered on APIE’s behalf pursuant to the Merger Agreement.

12. Undefined capitalized terms herein are defined in the Merger Agreement.

[signature page follows]

IN WITNESS WHEREOF, I have executed this certificate on June     , 2006.

By:

Printed Name:

Title: Secretary

By:

Printed Name:

Title: Chairman

Signature Page to the APIE Certificate

EXHIBIT D

FORM OF THE APSG PARTIES’ OFFICERS’ CERTIFICATE

APSG OFFICERS’ CERTIFICATE

We certify that we are the duly elected, qualified, and acting President and Chief Executive Officer and Secretary and Chief Financial Officer, respectively, of American Physicians Service Group, Inc., a Texas corporation (“APSG”), and that, as such, we are familiar with the facts herein certified and are duly authorized to certify the same and do hereby certify, on behalf of APSG and APSG ACQCO, INC., a Texas corporation and a wholly-owned subsidiary of APSG (“APSG Merger Sub”), as follows:

1. Each of us has carefully reviewed the Merger Agreement and Plan of Merger dated as of June             , 2006, by and among APSG, APSG Merger Sub and American Physicians Insurance Exchange, a Texas reciprocal and inter-insurance exchange (the “Merger Agreement”), and the schedules and exhibits thereto.

2. Each representation and warranty set forth in Article 3 of the Merger Agreement was accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties were accurate and complete) as of the date of the Merger Agreement, and is accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties are accurate and complete) as of the date hereof, as if made on the date hereof.

3. APSG has performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

4. There is no Order issued and in effect restraining or prohibiting the Transactions.

5. This Certificate is being delivered on APSG’s behalf pursuant to the Merger Agreement.

6. Undefined capitalized terms herein are defined in the Merger Agreement.

IN WITNESS WHEREOF, we have executed this certificate on             , 2006.

By:

Printed Name: Kenneth S. Shifrin

Title: President and Chief Executive Officer

By:

Printed Name: William H. Hayes

Title: Secretary and Chief Financial Officer

EXHIBIT E

FORM OF THE APSG PARTIES’ SECRETARY’S CERTIFICATE

APSG SECRETARY’S CERTIFICATE

I certify that I am the duly elected, qualified, and acting Secretary of American Physicians Service Group, Inc., a Texas corporation (“APSG”), and that, as such, I am familiar with the facts herein certified and am duly authorized to certify the same and do hereby certify, on behalf of APSG and APSG ACQCO, INC., a Texas corporation and a wholly-owned subsidiary of APSG (“APSG Merger Sub”), as follows:

1. Attached as Exhibit A is a true, correct, and complete copy of APSG’s Articles of Incorporation, certified by the Secretary of State of Texas, which are in full force and effect as of today.

2. Attached as Exhibit B is a true, correct, and complete copy of APSG’s Bylaws, as amended, which are in full force and effect as of today.

3. Attached as Exhibit C is a true, correct, and complete copy of the resolutions of APSG’s Board of Directors approving the Transactions. Such resolutions have not been rescinded or modified in any way, and are in full force and effect on the date hereof.

4. Attached as Exhibit D is a true, correct, and complete copy of a recent certificate of existence and good standing for APSG, issued by the Secretary of State of Texas.

5. I have examined the signatures of APSG’s officers signing the Merger Agreement and Plan of Merger dated as of June     , 2006, by and among APSG, APSG Merger Sub and American Physicians Insurance Exchange, a Texas reciprocal and inter-insurance exchange (the “Merger Agreement”), and the exhibits and other documents delivered in connection therewith, and such signatures are their true signatures. As of the date hereof (and the date of such signatures), such officers are (were) duly elected, qualified and acting officers of APSG, holding the office specified beside their names.

6. This Certificate is being delivered on APSG’s behalf pursuant to the Merger Agreement.

7. Undefined capitalized terms herein are defined in the Merger Agreement.

IN WITNESS WHEREOF, I have executed this certificate on             , 2006.

By:
Printed Name: William H. Hayes
Title: Secretary and Chief Financial Officer

EXHIBIT F

[REPLACED BY EXHIBIT F TO

THE AMENDMENT TO MERGER AGREEMENT AND PLAN OF MERGER]

EXHIBIT G

[REPLACED BY EXHIBIT G TO

THE AMENDMENT TO MERGER AGREEMENT AND PLAN OF MERGER]

EXHIBIT H

TDI REFUNDABLE DEPOSIT ORDER

Texas Department of Insurance

General Counsel and Chief Clerk, Mail Code 113-2A

333 Guadalupe • P. O. Box 149104, Austin, Texas 78714-9104

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

The Commissioner of Insurance, as the chief administrative and executive officer and custodian of records of the Texas Department of Insurance has delegated to the undersigned the authority to certify the authenticity of documents filed with or maintained by or within the custodial authority of the Office of the General Counsel and Chief Clerk of the Texas Department of Insurance.

Therefore, I hereby certify that the attached document is a true and correct copy of the document described below. I further certify that the document described below is filed with or maintained by or within the custodial authority of the Office of the General Counsel and Chief Clerk of the Texas Department of Insurance.

The certified document consists of complete copy of:

Official Order No. 05-0874 of the Commissioner of Insurance of the State of Texas, dated October 11, 2005 consisting of nine (9) pages;

Subject considered:

Application for Authorization to Return Subscriber Deposits

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Austin, Texas

AMENDED ORDER

APPROVING PLAN TO DISTRIBUTE SUBSCRIBER DEPOSITS

This certification does not include records relevant to an inquiry, if any, by the Texas Department of Insurance’s Insurance Fraud Unit which are confidential pursuant to Tex. Ins. Code art. §701.151, §5(a) and an Op. Tex. Att’y Gen. No. OR95-1536 (1995).

IN TESTIMONY WHEREOF, witness my hand and seal of office at Austin, Texas, this

12th day of October A.D. 2005

MIKE GEESLIN COMMISSIONER OF INSURANCE

By	/s/ Judy Woolley
Judy Woolley
Deputy Chief Clerk
Texas Department of Insurance

OFFICIAL ORDER

OF THE

COMMISSIONER OF INSURANCE

of the

STATE OF TEXAS

AUSTIN, TEXAS

Date: OCT 11 2005

Subject Considered:

Application for Authorization to Return Subscriber Deposits.

AMERICAN PHYSICIANS INSURANCE EXCHANGE Austin, Texas

AMENDED ORDER APPROVING PLAN TO DISTRIBUTE SUBSCRIBER DEPOSITS

General remarks and official action taken:

On this day, the Commissioner of Insurance considered the application of AMERICAN PHYSICIANS INSURANCE EXCHANGE, Austin, Texas, (“AMERICAN PHYSICIANS”), for approval to make a partial distribution of subscriber deposits in an amount not to exceed $250,000 and for approval of its plan to make annual pro rata partial distributions of subscriber deposits.

Jurisdiction

The Commissioner of Insurance has jurisdiction over this matter, pursuant to TEX. INS. CODE ANN. § 942.155 (formerly art. 19.06), which provides that an exchange shall maintain at all times an unencumbered surplus over and above all liabilities that is at least equal to the minimum capital stock and surplus required of a stock insurance company engaged in the same kinds of business and that such exchange shall maintain at all times the reserves required by the laws of this state or by rules adopted by the Commissioner of Insurance (including 28 TEX. ADMIN. CODE § 7.410, Minimum Risk-Based Capital and Surplus Requirements for Property/Casualty Insurers), as well as TEX. INS. CODE ANN. arts. 1.32 and 21.28-A. The Commissioner has authority to dispose of these matters as set forth in TEX. INS. CODE ANN. § 36.104, TEX. Gov’t CODE ANN. § 2001.56, and 28 TEX. ADMIN. CODE § 1.47.

Waiver

AMERICAN PHYSICIANS acknowledges the existence of certain procedural rights related to the issuance of this Consent Order, including issuance and service of notice of hearing, a public hearing, a proposal for decision, rehearing by the Commissioner of Insurance, review by the Texas Department of Insurance, and judicial review, as provided for in TEX. INS. CODE ANN. Ch. 36, and TEX. Gov’t CODE ANN. Ch. 2001. And, by the signature of its authorized representative on this Order, AMERICAN PHYSICIANS expressly acknowledges the Commissioner’s jurisdiction in this matter and waives each and every one of these procedural rights. AMERICAN PHYSICIANS elects to informally settle this matter under TEX. INS. CODE ANN. § 36.104, TEX. Gov’t CODE ANN. § 2001.056, and 28 TEX. ADMIN. CODE § 1.47, stipulates to the Findings of Fact and Conclusions of Law contained in this Order, and agrees to the entry of this Order.

2

Findings of Fact

Based on information provided by AMERICAN PHYSICIANS, and with AMERICAN PHYSICIANS’ agreement, the Commissioner makes the following Findings of Fact:

1.	AMERICAN PHYSICIANS is a reciprocal exchange holding a license under TEX. INS. CODE ANN. Ch. 942, authorizing the Company to engage in the business of insurance in the State of Texas;

2.	AMERICAN PHYSICIANS is not currently in hazardous financial condition, as contemplated by TEX. INS. CODE ANN. § 1.32 or § 21.28-A;

3.	AMERICAN PHYSICIANS requires each subscriber to sign a subscriber’s agreement before being eligible to purchase insurance;

4.	between 1976 and 1993, the subscriber deposit agreement required each subscriber to make a refundable deposit to AMERICAN PHYSICIANS; AMERICAN PHYSICIANS provided a subscriber’s certificate that detailed each subscriber’s right to a refund and set out the following conditions;

a.	the subscriber cannot be an active policyholder;

b.	there must be a minimum period of 24 months from the date of deposit;

c.	AMERICAN PHYSICIANS must have minimum surplus as approved by its board of director and in excess of amounts specified in agreements reached with respective departments of insurance in which AMERICAN PHYSICIANS is licensed; and

d.	the refundable interest shall be calculated at annualized simple rates with interest compounded annually;

5.	between 1993 and 2003, the subscriber deposit agreement required a non-refundable deposit; the current subscriber agreement does not require a deposit;

6.	as of September 30, 2003, AMERICAN PHYSICIANS reported $11,468,727 in refundable subscriber deposits;

7.	if AMERICAN PHYSICIANS were required to refund subscriber deposits immediately and in full, it would no longer comply with the financial requirements set out in the Texas Insurance Code and Title 28 of the Texas Administrative Code;

8.	in 1989, AMERICAN PHYSICIANS developed and presented a plan for partial refunds eligible subscriber deposits, establishing minimum surplus requirements before refunds could be made. The Commissioner signed off on the plan indicating his approval. In 1990, the Commissioner extended approval of the plan for partial refunds and provided that AMERICAN PHYSICIANS could make no refund that would reduce surplus below $5,000,000. AMERICAN PHYSICIANS sought and received the Commissioner’s approval to make partial pro rata distributions to eligible subscribers in 1989, 1990, 1995, and 1999, and made these distributions in accordance with the Commissioner’s approval; AMERICAN PHYSICIANS sought but did not receive the Commissioner’s approval in 1992, and, therefore, did not make a distribution in 1992;

9.	In 2004, AMERICAN PHYSICIANS submitted a request to make an additional partial pro rata distribution not to exceed a total of $250,000 in 2004 and also submitted an up-dated plan seeking approval to make partial pro rata distributions each year after 2004, which the Commissioner approved;

10.	The Commissioner entered Official Order No. 04-0856, Consent Order Approving Partial Pro Rata Distribution and Approving Plan to Distribute Subscriber Deposits; and

11.	AMERICAN PHYSICIANS has submitted an application to issue or reissue previously approved refunds or partial refunds that were inadvertently omitted or sent to the wrong address and an up-dated plan seeking approval to expand its authority to make partial pro rata distributions each year; the up-dated plan is attached to this Order as Exhibit A and incorporated herein by reference as if fully set out.

3

Conclusions of Law

Based upon the foregoing Findings of Fact, the Commissioner makes the following Conclusions of Law:

1.	the Commissioner has jurisdiction over this matter under TEX. INS. CODE ANN. §§ 942.155, 942.156, 822.203, 822.210, and 36.104, TEX. ADMIN. CODE § 7.410, and TEX. Gov’t CODE ANN. § 2001.056; and

2.	the Commissioner has authority to informally dispose of this matter under TEX. INS. CODE ANN. § 36.104, TEX. GOV’T CODE ANN. § 2001.056, and 28 TEX. ADMIN. CODE § 1.47.

Based upon the Findings of Fact and Conclusions of Law, the Department recommends approval of AMERICAN PHYSICIANS’ application to make annual partial pro rata distributions not to exceed $200,000 without further approval of the Commissioner, provided AMERICAN PHYSICIANS meets the conditions set out in the attached Exhibit A.

The Commissioner, THEREFORE, ORDERS that AMERICAN PHYSICIANS’ application to issue or reissue previously approved refunds or partial refunds that were inadvertently omitted or sent to the wrong address be, and is, approved.

The Commissioner FURTHER ORDERS that AMERICAN PHYSICIANS’ application for approval of its up-dated plan to make annual partial pro rata distributions, as described in the attached Exhibit A be, and is, approved.

The Commissioner FURTHER ORDERS that AMERICAN PHYSICIANS apply for and obtain the Commissioner’s approval before making any distribution of subscriber deposits that does not comply with the terms of this Order.

The approval is effective on and after the date of this Order.

MIKE GEESLIN COMMISSIONER OF INSURANCE

By:	/s/ Betty Patterson
Betty Patterson, CPA, CFE Senior Associate Commissioner The Financial Program Commissioner’s Order No. 01-0665

4

Recommended by:

/s/ Edward P. Roush
Edward P. Roush, Analyst Financial Analysis and Examinations

Reviewed by:

/s/ Angel Garrett
Angel Garrett, Supervising Analyst Financial Analysis and Examinations

5

Agreed and consented to by American Physicians Insurance Exchange on October 6 2005:

By:	/s/ Maury L. Magids
Maury L. Magids

President, APMC Insurance Services, Inc. Attorney-In-Fact for American Physicians Insurance Exchange

6

APIE PLAN FOR PARTIAL AND FULL REFUND OF SUBSCRIBER DEPOSITS

A.	Partial Refund Program:

1.	All former subscribers with refundable deposits will participate in the partial refund program on a consistent and prorata basis.

2.	All partial refunds of subscriber deposits from the exchange shall be subject to the Commissioner’s prior written approval and the approval of the APIE Board of Directors.

3.	APIE can make partial refunds in the aggregate amount of $200,000 in each year without prior approval of the Commissioner if the following criteria are met:

a.	The refund is approved by the APIE Board of Directors.

b.	APIE would be in compliance with all applicable law, before and after the refund is issued, including risk-based capital requirements.

c.	The refund is made only from earned surplus of APIE.

d.	The amount to be distributed must not cause a significant reduction in APIE’s total adjusted capital for risk-based capital purposes.

e.	All former subscribers with a refundable deposit would have the right to participate in the refund.

4.	APIE will distribute a minimum of $50.00 to each subscriber. APIE will also calculate an additional pro rata amount to add to each subscriber’s distribution. This additional amount will be based on the difference between $200,000 and the total of all minimum $50.00 distributions to former subscribers eligible to receive a partial refund.

5.	APIE may seek the Commissioner’s approval to make total distributions in excess of $200,000, if the conditions set out in paragraph A(3) above are met:

6.	If the death of a former subscriber occurs after termination of the policy, APIE will offer the estate a one-time settlement of the deposit account of 50% of the remaining refundable deposit or allow the estate to participate in partial refunds until the full deposit has been paid through partial refunds.

B.	Full Refund Program:

1.	APIE will make a full refund of refundable deposits on-hand only to an individual who is a current subscriber/insured at the time coverage is terminated and only when the first four criteria listed under paragraph A(3) above are met. To qualify for a full refund, the reason for termination must be based on one of the following conditions:

a.	The subscriber/insured is retiring completely from the practice of medicine at the time of termination; or

b.	The reason for termination of the insured’s policy is the death of the subscriber/insured; or,

c.	The reason for termination of the insured’s policy is the total disability of the subscriber/insured.

2.	For all subscriber/insureds who have refundable deposits on-hand with APIE at the time of termination but do not meet one of the criteria above, then the partial refund program will apply.

7

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

Maury L. Magids personally appear before me, the undersigned notary public, and stated the following after being sworn:

1. “My name is Maury L. Magids. I am of sound mind, am capable of making this statement, and am personally acquainted with the facts stated herein.

2. “I am the President of American Physicians Insurance Exchange, which is licensed in the State of Texas. As an officer and Attorney-In-Fact, I am authorized to make this statement, and I agree to and execute this Consent Order on behalf of American Physicians Insurance Exchange.

3. “American Physicians Insurance Exchange agrees with and consents to the issuance and service of the foregoing Consent Order by the Texas Commissioner of Insurance.”

/s/ Maury L. Magids
Maury L. Magids

SWORN TO AND SUBSCRIBED before me, the undersigned authority, by Maury L. Magids, the President of American Physicians Insurance Exchange on this 6th day of October 2005.

/s/ Georgia Lynn Porcher
Signature of Notary Public

Georgia Lynn Porcher
Printed Name of Notary Public Notary Public in and for the State of Texas My Commission Expires:8-26-2006

8

Texas Department of Insurance

General Counsel and Chief Clerk, Mail CODE 113-2A

333 Guadalupe • P.O. Box 149104, Austin, Texas 78714-9104

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

The Commissioner of Insurance, as the chief administrative and executive officer and custodian of records of the Texas Department of Insurance has delegated to the undersigned the authority to certify the authenticity of documents filed with or maintained by or within the custodial authority of the Office of the Chief Clerk of the Texas Department of Insurance, excluding records relevant to an inquiry, if any, by the Texas Department of Insurance’s Insurance Fraud Unit.

Therefore, I hereby certify that the attached document is a true and correct copy of the document described below. I further certify that the document described below is filed with or maintained by or within the custodial authority of the Office of the Chief Clerk of the Texas Department of Insurance.

The certified document consists of complete copy of:

Official Order No. 04-0856 of the Commissioner of Insurance

of the State of Texas, September 3, 2004

consisting of five (5) pages;

Subject considered:

Application for Authorization to Return Subscriber Deposits

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Austin, Texas

CONSENT ORDER APPROVING PARTIAL PRO RATA DISTRIBUTION AND

APPROVING PLAN TO DISTRIBUTE SUBSCRIBER DEPOSITS

This certification does not include records relevant to an inquiry, if any, by the Texas Department of Insurance’s Insurance Fraud Unit, which are confidential pursuant to TEX. Ins. CODE art. 1.10D, §5(a) and an Op. TEX. Att’y Gen. No. OR95-1536 (1995).

IN TESTIMONY WHEREOF, witness my hand and seal of office at Austin, Texas, this

29th day of October A.D. 2004

JOSE MONTEMAYOR COMMISSIONER OF INSURANCE

By	/s/ Judy Woolley
Judy Woolley Deputy Chief Clerk Texas Department of Insurance

OFFICIAL ORDER

of the

COMMISSIONER OF INSURANCE

of the

STATE OF TEXAS

AUSTIN, TEXAS

Date: SEP 03 2004

Subject Considered:

Application for Authorization to Return Subscriber Deposits

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Austin, Texas

CONSENT ORDER APPROVING PARTIAL PRO RATA DISTRIBUTION AND

APPROVING PLAN TO DISTRIBUTE SUBSCRIBER DEPOSITS.

General remarks and official action taken:

On this day, the Commissioner of Insurance considered the application of AMERICAN PHYSICIANS INSURANCE EXCHANGE, Austin, Texas, (“AMERICAN PHYSICIANS”), for approval to make a partial distribution of subscriber deposits in an amount not to exceed $250,000 and for approval of its plan to make annual pro rata partial distributions of subscriber deposits.

Jurisdiction

The Commissioner of Insurance has jurisdiction over this matter, pursuant to TEX. INS. CODE ANN. § 942.155 (formerly art. 19.06), which provides that an exchange shall maintain at all times an unencumbered surplus over and above all liabilities that is at least equal to the minimum capital stock and surplus required of a stock insurance company engaged in the same kinds of business and that such exchange shall maintain at all times the reserves required by the laws of this state or by rules adopted by the Commissioner of Insurance (including 28 TEX. ADMIN. CODE § 7.410, Minimum Risk-Based Capital and Surplus Requirements for Property/Casualty Insurers), as well as TEX. INS. CODE ANN. arts. 1.32 and 21.28-A. The Commissioner has authority to dispose of these matters as set forth in TEX. INS. CODE ANN. § 36.104, TEX. GOV’T CODE ANN. § 2001.56, and 28 TEX. ADMIN. CODE § 1.47.

Waiver

AMERICAN PHYSICIANS acknowledges the existence of certain procedural rights related to the issuance of this Consent Order, including issuance and service of notice of hearing, a public hearing, a proposal for decision, rehearing by the Commissioner of Insurance, review by the Texas Department of Insurance, and judicial review, as provided for in TEX. INS. CODE ANN. Ch. 36, and TEX. GOV’T CODE ANN. Ch. 2001. And, by the signature of its authorized representative on this Order, AMERICAN PHYSICIANS expressly acknowledges the Commissioner’s jurisdiction in this matter and waives each and every one of these procedural rights. AMERICAN PHYSICIANS elects to informally settle this matter under TEX. INS. CODE ANN. § 36.104, TEX. GOV’T CODE ANN. § 2001.056, and 28 TEX. ADMIN. CODE § 1.47, stipulates to the Findings of Fact and Conclusions of Law contained in this Order, and agrees to the entry of this Order.

2

Findings of Fact

Based on information provided by AMERICAN PHYSICIANS, and with AMERICAN PHYSICIANS’ agreement, the Commissioner makes the following Findings of Fact:

1.	AMERICAN PHYSICIANS is a reciprocal exchange holding a license under TEX. INS. CODE ANN. Ch. 942, authorizing the Company to engage in the business of insurance in the State of Texas;

2.	AMERICAN PHYSICIANS is not currently in hazardous financial condition, as contemplated by TEX. INS. CODE ANN. § 1.32 or § 21.28-A;

3.	AMERICAN PHYSICIANS requires each subscriber to sign a subscriber’s agreement before being eligible to purchase insurance;

4.	between 1976 and 1993, the subscriber deposit agreement required each subscriber to make a refundable deposit to AMERICAN PHYSICIANS; AMERICAN PHYSICIANS provided a subscriber’s certificate that detailed each subscriber’s right to a refund and set out the following conditions:

a.	the subscriber cannot be an active policyholder;

b.	there must be a minimum period of 24 months from the date of deposit;

c.	AMERICAN PHYSICIANS must have minimum surplus as approved by its board of directors and in excess of amounts specified in agreements reached with respective departments of insurance in which AMERICAN PHYSICIANS is licensed; and

d.	the refundable interest shall be calculated at annualized simple rates with interest compounded annually;

5.	between 1993 and 2003, the subscriber deposit agreement required a non-refundable deposit; the current subscriber agreement does not require a deposit;

6.	as of September 30, 2003, AMERICAN PHYSICIANS reported $11,468,727 in refundable subscriber deposits;

7.	if AMERICAN PHYSICIANS were required to refund subscriber deposits immediately and in full, it would no longer comply with the financial requirements set out in the Texas Insurance Code and Title 28 of the Texas Administrative Code;

8.	in 1989, AMERICAN PHYSICIANS developed and presented a plan for partial refunds eligible subscriber deposits, establishing minimum surplus requirements before refunds could be made. The Commissioner signed off on the plan indicating his approval. In 1990, the Commissioner extended approval of the plan for partial refunds and provided that AMERICAN PHYSICIANS could make no refund that would reduce surplus below $5,000,000. AMERICAN PHYSICIANS sought and received the Commissioner’s approval to make partial pro rata distributions to eligible subscribers in 1989, 1990, 1995, and 1999, and made these distributions in accordance with the Commissioner’s approval; AMERICAN PHYSICIANS sought but did not receive the Commissioner’s approval in 1992, and, therefore, did not make a distribution in 1992;

9.	AMERICAN PHYSICIANS has submitted a request to make an additional partial pro rata distribution not to exceed a total of $250,000 in 2004;

10.	AMERICAN PHYSICIANS would still be in compliance with TEX. INS. CODE ANN. 942.155 after making the proposed partial pro rata distribution not to exceed $250,000 in 2004; and

11.	AMERICAN PHYSICIANS has also submitted an up-dated plan seeking approval to make partial pro rata distributions each year after 2004; the up-dated plan is attached to this Order as Exhibit A and incorporated herein by reference as if fully set out.

3

Conclusions of Law

Based upon the foregoing Findings of Fact, the Commissioner makes the following Conclusions of Law:

1.	the Commissioner has jurisdiction over this matter under TEX. INS. CODE ANN. §§ 942.155, 942.156, 822.203, 822.210, and 36.104, TEX. ADMIN. CODE § 7.410, and TEX. GOV’T CODE ANN. § 2001.056; and

2.	the Commissioner has authority to informally dispose of this matter under TEX. INS. CODE ANN. § 36.104, TEX. GOV’T CODE ANN. § 2001.056, and 28 TEX. ADMIN. CODE § 1.47.

Based upon the Findings of Fact and Conclusions of Law, the Department recommends approval of AMERICAN PHYSICIANS’ application to make a partial pro rata distribution not to exceed $250,000 in 2004 as well as AMERICAN PHYSICIANS’ application to make annual partial pro rata distributions not to exceed $200,000 without further approval of the Commissioner, provided AMERICAN PHYSICIANS meets the conditions set out in the attached Exhibit A.

The Commissioner, THEREFORE, ORDERS that AMERICAN PHYSICIAN’S application for approval to make a partial distribution of subscriber deposits not to exceed $250,000 in 2004 be, and is, approved.

The Commissioner FURTHER ORDERS that AMERICAN PHYSICIANS’ application for approval of its up-dated plan to make annual partial pro rata distributions, as described in the attached Exhibit A be, and is, approved.

The Commissioner FURTHER ORDERS that AMERICAN PHYSICIANS apply for and obtain the Commissioner’s approval before making any distribution of subscriber deposits that does not comply with the terms of this Order.

The approval is effective on and after the date of this Order.

JOSE MONTEMAYOR COMMISSIONER OF INSURANCE

By:	/s/ BETTY PATTERSON
BETTY PATTERSON
SENIOR ASSOCIATE COMMISSIONER
FINANCIAL PROGRAM
COMMISSIONER’S ORDER NO. 01-0665

RECOMMENDED BY:

/s/ EDWARD P. ROUSH
EDWARD P. ROUSH, ANALYST
FINANCIAL ANALYSIS AND EXAMINATIONS

REVIEWED BY:

/s/ ANGEL GARRETT
ANGEL GARRETT, SUPERVISING ANALYST
FINANCIAL ANALYSIS AND EXAMINATIONS

4

APIE PLAN FOR PARTIAL AND FULL

REFUND OF SUBSCRIBER DEPOSITS

A.	Partial Refund Program:

1.	All former subscribers with refundable deposits will participate in the partial refund program on a consistent and prorata basis.

2.	All partial refunds of subscriber deposits from the exchange shall be subject to the Commissioner’s prior written approval and the approval of the APIE Board of Directors.

3.	APIE can make partial refunds in the aggregate amount of $200,000 in each year without prior approval of the Commissioner if the following criteria are met:

a.	The refund is approved by the APIE Board of Directors.

b.	APIE would be in compliance with all applicable law, before and after the refund is issued, including risk-based capital requirements.

c.	The refund is made only from earned surplus of APIE.

d.	The amount to be distributed must not cause a significant reduction in APIE’s total adjusted capital for risk-based capital purposes.

e.	All former subscribers with a refundable deposit would have the right to participate in the refund.

4.	APIE will distribute a minimum of $50.00 to each subscriber. APIE will also calculate an additional pro rata amount to add to each subscriber’s distribution. This additional amount will be based on the difference between $200,000 and the total of all minimum $50.00 distributions to former subscribers eligible to receive a partial refund.

5.	APIE may seek the Commissioner’s approval to make total distributions in excess of $200,000, if the conditions set out in paragraph A(3) above are met.

6.	If the death of a former subscriber occurs after approval of this Plan, APIE will offer the estate a one-time settlement of the deposit account of 50% of the remaining refundable deposit or allow the estate to participate in partial refunds until the full deposit has been paid through partial refunds.

B.	Full Refund Program:

1.	APIE will make a full refund of refundable deposits on-hand only to an individual who is a current subscriber/insured at the time coverage is terminated and only when the first four criteria listed under paragraph A(3) above are met. To qualify for a full refund, the reason for termination must be based on one of the following conditions:

a.	The subscriber/insured is retiring completely from the practice of medicine at the time of termination; or

b.	The reason for termination of the insured’s policy is the death of the subscriber/insured; or

c.	The reason for termination of the insured’s policy is the total disability of the subscriber/insured.

2.	For all subscriber/insureds who have refundable deposits on-hand with APIE at the time of termination but do not meet one of the criteria above, then the partial refund program will apply.

5

EXHIBIT I

ADVISORY SERVICES AGREEMENT

SEE ANNEX E TO THE JOINT PROXY STATEMENT/PROSPECTUS

AMENDMENT TO MERGER AGREEMENT

AND

PLAN OF MERGER

This Amendment to Merger Agreement and Plan of Merger (this “Amendment”) amends that certain Merger Agreement and Plan of Merger (the “Merger Agreement”) by and among American Physicians Service Group, Inc., APSG ACQCO, Inc. and American Physicians Insurance Exchange dated June 1, 2006.

R E C I T A L S:

Each parties’ Board of Directors believes it is in its and its prospective owners’ best interests to amend the Merger Agreement as set forth in this Amendment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made each APSG Party and the Insurance Company agree as follows:

1. Definitions.

A. Unless otherwise specifically defined in this Amendment, capitalized terms shall have the definitions set forth in the Merger Agreement.

B. The definition of “Expiration Date” in Article I of the Merger Agreement is hereby amended to mean March 31, 2007.

2. Charter and Bylaws. The Certificate of Formation of the Insurance Company attached to the Merger Agreement as Exhibit F is hereby deleted and replaced in its entirety with the Certificate of Formation attached as Exhibit F to this Amendment. Furthermore, the Amended and Restated Bylaws of the Insurance Company attached to the Merger Agreement as Exhibit G are hereby deleted and replaced in their entirety with the Amended and Restated Bylaws attached as Exhibit G to this Amendment. Except for the substitution of these exhibits, Section 2.6 of the Merger Agreement shall remain in full force and effect in accordance with its terms.

3. Effect on Capital Stock. Section 2.8 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

2.8 Effect on Capital Stock.

At the Effective Time, because of the Merger and without any action on the part of APSG Parent, APSG Merger Sub or the Insurance Company:

(a) Conversion of Insurance Company Preferred Stock. Each share of Insurance Company Preferred Stock issued pursuant to the Conversion and outstanding immediately prior to the Effective Time will be converted into, and exchanged for, a like number of shares of APSG Parent Preferred Shares. The APSG Parent Preferred Shares will have the same redemption and dividend provisions as the Insurance Company Preferred Stock. There will not be any certificates issued to represent the outstanding Insurance Company Preferred Stock in the Conversion, and the holders of Insurance Company Preferred Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Preferred Stock except the right to receive APSG Parent Preferred Shares. Immediately following the Effective Time, APSG will be the holder of all of the issued and outstanding Insurance Company Preferred Stock.

(b) Conversion of Insurance Company Common Stock. Subject to Sections 2.10 and 2.12, each share of Insurance Company Common Stock issued pursuant to the Conversion and outstanding immediately prior to the Effective Time will be converted into, and exchanged for, the number of APSG Parent Common Shares equal to the Exchange Ratio. There will not be any certificates issued to represent the outstanding Insurance Company Common Stock in the Conversion, and the holders of Insurance Company Common Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Common Stock except the right to receive: (i) the APSG Parent Common Shares as determined herein and (ii) cash in lieu of fractional APSG Parent Common Shares under Section 2.10, in each case without interest (together with the APSG Parent Preferred Shares, collectively, the “Merger Consideration”). Immediately following the Effective Time, APSG will be the holder of all of the issued and outstanding Insurance Company Common Stock.

(c) Rights Associated with Insurance Company Common Stock and Insurance Company Preferred Stock. Since there will not be any certificates issued to represent the outstanding Insurance Company Common Stock or Insurance Company Preferred Stock, the holders of Insurance Company Common Stock and Insurance Company Preferred Stock will have only the right to receive their respective Merger Consideration.

(d) Certain Additional Definitions. For this Agreement the following terms will have the indicated meanings:

“Announcement Exchange Ratio” means (a) the quotient of (i) the Purchase Price divided by (ii) the Announcement Market Price; divided by (b) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $9 million (making the Purchase Price $30 million), the Announcement Market Price is $14.28 per share, and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Announcement Exchange Ratio would be 0.210 APSG Parent Common Shares for every share of Insurance Company Common Stock issued in the Conversion, as follows:

($30,000,000)	÷ 10,000,000 = 0.210
$14.28

“Announcement Market Price” means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the date this Agreement is fully executed by all of the Parties and announced to the public by appropriate SEC filings and the issuance of the mutually agreed upon press release, which price is $14.28 per share.

“Closing Exchange Ratio” means the Announcement Exchange Ratio; provided, however, that in the event the Closing Market Price is more than 115% of the Announcement Market Price or is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal:

(i) if the Closing Market Price is more than 115% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 115% divided by (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $9 million (making the Purchase Price $30 million), the Announcement Market Price is $14.28 per share, the Closing Market Price is $17.14 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be 0.201 APSG Parent Common Shares for every share of Insurance Company Common Stock issued in the Conversion, as follows:

($30,000,000 x 115%	)	÷ 10,000,000 = 0.201
$17.14

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(ii) if the Closing Market Price is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 85% divided by (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $9 million (making the Purchase Price $30 million), the Announcement Market Price is $14.28 per share, the Closing Market Price is $11.42 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be 0.223 APSG Parent Common Shares for every share of Insurance Company Common Stock issued in the Conversion, as follows:

($30,000,000 x 85%	)	÷ 10,000,000 = 0.223
$11.42

“Closing Market Price” means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the Closing Date.

“Insurance Company Common Equity” means the aggregate number of shares of Insurance Company Common Stock that the Subscribers and certain policyholders of the Insurance Company become entitled to receive in the Conversion.

“Present Value of the Redemption Obligation” means the net present value of the stream of payments authorized by TDI (as of the Closing) that must be made by the Insurance Company to comply with the mandatory redemption features of the Insurance Company Preferred Stock issued in the Conversion in full satisfaction of the Refundable Deposit determined on the basis of a constant discount rate of 5.35%.

“Purchase Price” means $39 million, less the Present Value of the Redemption Obligation.

4. Due Authorization. Each of the Parties represents and warrants to the other Parties that it has the relevant entity power and authority to execute and deliver this Amendment and has taken all necessary action to authorize the execution and delivery of this Amendment.

5. Merger Agreement. Except as specifically amended hereby, the Merger Agreement shall remain binding and enforceable in accordance with its terms.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the 25th day of August, 2006.

American Physicians Service Group, Inc.

By:	/s/ Kenneth S. Shifrin
Name:	Kenneth S. Shifrin
Title:	CEO and President

APSG ACQCO, INC.

By:	/s/ Kenneth S. Shifrin
Name:	Kenneth S. Shifrin
Title:	CEO and President

American Physicians Insurance Exchange

By:	/s/ Norris C. Knight MD
Name:	Norris C. Knight MD
Title:	Chairman of the Board

Signature Page to the Amendment to Merger Agreement and Plan of Merger

EXHIBIT F

CERTIFICATE OF FORMATION OF APIC

EXHIBIT F

ARTICLES OF INCORPORATION

OF

AMERICAN PHYSICIANS INSURANCE COMPANY

In connection with the conversion (the “Conversion”) of American Physicians Insurance Exchange (the “Corporation”) from a Texas reciprocal and inter-insurance exchange to a Texas stock property and casualty insurance company, the Corporation (i) has elected to adopt the Business Organizations Code of the State of Texas (the “TBOC”), in accordance with Section 402.003 thereof and, (ii) hereby, files this Articles of Incorporation of the Corporation (this “Articles”) in accordance with the applicable provisions of the Texas Insurance Code (the “Insurance Code”).

ARTICLE I

NAME AND TYPE OF ENTITY

The name of the entity is American Physicians Insurance Company. The Corporation is a Texas stock property and casualty insurance company.

ARTICLE II

CONVERSION

By converting from a reciprocal and inter-insurance exchange to a stock property and casualty insurance company and by duly executing and filing these Articles, the Corporation ceases to be organized as a reciprocal and inter-insurance exchange under the applicable provisions of the Insurance Code and is, as of the date hereof and hereafter, organized as a stock property and casualty insurance company under the applicable provisions of the Insurance Code.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be (i) to write fire, allied lines coverages, hail (growing crops only), rain, inland marine, ocean marine, aircraft liability, aircraft physical damage, workers’ compensation and employer’s liability, employer’s liability, auto liability, auto physical damage, liability lines other than automobile, fidelity and surety, glass, burglary and theft, forgery, boiler and machinery, credit, livestock, and any and all other forms of insurance against hazards or risks of every kind and description which may lawfully be the subject of insurance except life insurance, accident and health insurance, endowment insurance, and contracts for the payment of annuities; (ii) to accept and to cede reinsurance of any such risks or hazards; and (iii) to engage in any lawful act or activity for which corporations may be organized under the Texas Insurance Code and the Texas Business Organizations Code.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Shares. The Corporation shall be authorized to issue Ten Million and Twenty-Five Thousand (10,025,000) shares of stock, consisting of (i) Ten Million and Ten Thousand (10,010,000) Common Shares with a par value of One Dollar ($1.00) each (the “Common Shares”), and (ii) Fifteen Thousand (15,000) Preferred Shares with a par value of One Dollar ($1.00) each (the “Preferred Shares”), amounting in the aggregate to Ten Million and Twenty-Five Thousand Dollars ($10,025,000), of which shares there shall always be issued, outstanding, and fully paid at least fifty percent (50%) of the aggregate par value of the shares authorized to be issued. The Corporation shall also have at all times at least One Million Dollars ($1,000,000) in capital and One Million Dollars ($1,000,000) in surplus, as required by Section 822.054 of the Texas Insurance Code.

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Section 4.2 Common Shares.

(a) The holders of Common Shares shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of Common Shares are entitled to vote. Notwithstanding the foregoing the holders of Common Shares shall be entitled to one vote per holder (and shall not be entitled to one vote per share) with respect to the approval of the acquisition of the Corporation by American Physicians Services Group, Inc. through the statutory merger of APSG ACQCO, INC. with and into the Corporation. Except as otherwise provided by law or these Articles, at any annual or special meeting of the shareholders the Common Shares shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders.

(b) Subject to the rights of the holders of Preferred Shares, the holders of Common Shares shall be entitled to receive such dividends and other distributions when, as and if declared thereon by the Board of Directors (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary winding-up or termination of the Corporation, after payment or provision for payment of the debts, liabilities and obligations of the Corporation and subject to the rights of the holders of Preferred Shares in respect thereof, the holders of Common Shares shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of Common Shares held by them.

Section 4.3 Preferred Shares.

(a) General.

The Preferred Shares shall consist of a series designated as the Series A Redeemable Preferred Stock (hereinafter referred to as the “Series A Redeemable Preferred Stock”). Each share of Series A Redeemable Preferred Stock shall be identical in all respects with the other shares of the Series A Redeemable Preferred Stock subject to the provisions of Sections 4.3(e)(v) and 4.3(e)(vi).

The number of authorized shares of the Series A Redeemable Preferred Stock shall initially be Fifteen Thousand (15,000) which number may from time to time be increased (but not above the total number of authorized Preferred Shares) or decreased (but not below the number of shares of the Series A Redeemable Preferred Stock then outstanding) by resolution of the Board. Series A Redeemable Preferred Stock may be issued in fractions of a share. Shares of Series A Redeemable Preferred Stock redeemed or purchased by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares, undesignated as to series.

Shares of Series A Redeemable Preferred Stock shall be non-certificated shares. The record holders of the shares of the Series A Redeemable Preferred Stock, the number of shares of the Series A Redeemable Preferred Stock held thereby, and the total number of outstanding shares of the Series A Redeemable Preferred Stock shall be recorded in the stock books of the Corporation.

Shares of Series A Redeemable Preferred Stock may not be sold or transferred to, or encumbered by, any person, but shall be subject to redemption in accordance with these Articles.

(b) Dividends; No Preemptive Rights.

The shareholders in whose name such Series A Redeemable Preferred Stock is registered in the stock books of the Corporation (the “holders”) shall be entitled to receive, out of funds legally available for such purpose, dividends which shall accrue at the rate of 3.00% per annum of the Redemption Price of such stock and shall compound annually, payable upon: (i) liquidation as provided in Section 4.3(c)(i) or (ii) a redemption

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pursuant to Section 4.3(d)(i) or Section 4.3(d)(ii). Dividends shall be payable in cash to the holders entitled to the Liquidation Payment or Redemption payment, as the case may be. Dividends in arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than sixty (60) nor less then ten (10) days preceding the payment date thereof, as may be fixed by the Board. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Series A Redeemable Preferred Stock which may be in arrears. Dividends on each share of Series A Redeemable Preferred Stock shall be cumulative and shall accrue beginning the third (3rd) calendar day following the date of issuance. The date on which the Corporation initially issues any share of Series A Redeemable Preferred Stock shall be its issue date, regardless of the number of times transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such shares. No dividends may be paid with respect to any shares of Corporation Common Shares unless all accrued dividends have been paid at some point within the last twelve (12) months with respect to all shares of Series A Redeemable Preferred Stock.

The holders of shares of the Series A Redeemable Preferred Stock shall not be entitled to any preemptive or subscription right in respect of any securities of the Corporation.

(c) Liquidation.

In the event of any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, each holder of Series A Redeemable Preferred Stock shall be entitled to receive an amount in cash equal to the Redemption Price of the shares of the Series A Redeemable Preferred Stock owned of record by such holder, plus accrued dividends (the “Liquidation Payment”) before any distribution is made to holders of Common Shares (and any other class or series of shares of the Corporation hereafter authorized over which the Series A Redeemable Preferred Stock has preference or priority in the distribution of assets on any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation) upon any such liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation. If, upon any liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of the Series A Redeemable Preferred Stock and the holders of any shares of capital stock ranking on a parity with the Series A Redeemable Preferred Stock with respect to any distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets and proceeds of the Corporation thus distributable shall be distributed among the holders of Series A Redeemable Preferred Stock and the holders of such capital stock so ranking on a parity with the Series A Redeemable Preferred Stock ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

For the purposes of this Section 4.3(c), neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.

After the payment in cash to the holders of shares of the Series A Redeemable Preferred Stock of the full amount of the Liquidation Payment with respect to outstanding shares of the Series A Redeemable Preferred Stock, (1) the holders of such shares shall cease to be shareholders with respect to such shares, (2) such shares shall no longer be deemed to be outstanding on the books of the Corporation and (3) such holders shall have no interest in or claim against the Corporation or any of the remaining assets of the Corporation.

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(d) Redemption.

Subject to Section 4.3(e)(v), at any time, the Corporation, at its option, may redeem outstanding shares of the Series A Redeemable Preferred Stock, in whole or in part, in accordance with Section 4.3(e) (each, an “Optional Redemption”).

Subject to Section 4.3(e), the Corporation shall redeem, by the end of each fiscal year of the Corporation during which there are shares of the Series A Redeemable Preferred Stock outstanding, a number of shares of the Series A Redeemable Preferred Stock outstanding on such redemption date with an aggregate Redemption Price equal to $1 million (each, a “Mandatory Redemption”), in accordance with Section 4.3(e). Notwithstanding the foregoing, the Corporation shall redeem all remaining outstanding shares of Series A Redeemable Preferred Stock on or before December 31, 2016. The Corporation’s obligations under this Section 4.3(d) shall not be affected by any Optional Redemption.

The Series A Redeemable Preferred Stock shall not be redeemable except as set forth in Sections 4.3(d)(i) or 4.3(d)(ii) above.

(e) Terms of Redemption. Any Optional Redemption or Mandatory Redemption (each, a “Redemption”) shall be effected in the manner and with the effect set forth in this Section 4.3(e).

The redemption price (the “Redemption Price”) payable in respect of Series A Redeemable Preferred Stock redeemed pursuant to a Redemption shall be $1,000 per share, adjusted accordingly for fractions of a share.

The redemption price for any Redemption shall be paid in cash.

The Corporation shall give notice of any Optional Redemption by mail, postage prepaid, not less than twenty (20) days nor more than sixty (60) days prior to the date fixed for such redemption, to each holder of record of the shares of the Series A Redeemable Preferred Stock to be redeemed appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice to any holder shall state the redemption date; the number of shares to be redeemed and, if less than all outstanding shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder; the Redemption Price; and the procedure for receiving payment of the Redemption Price therefor (including, the place at which the shareholders may obtain payment of the Redemption Price). Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of the Series A Redeemable Preferred Stock to be redeemed shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Redeemable Preferred Stock.

If notice of Redemption of shares of the Series A Redeemable Preferred Stock to be redeemed on a redemption date shall have been duly given, then upon such redemption date (if on or before such redemption date all funds in cash necessary for redemption of such shares shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of such shares, so as to be and continue to be available therefor), (1) the holders of such shares shall cease to be shareholders with respect to such shares, (2) such shares shall no longer be deemed to be outstanding on the books of the Corporation, and (3) such holders shall have no interest in or claim against the Corporation with respect to such shares except only the right to receive from the Corporation the amount payable on redemption thereof, without interest (or, in the case of such deposit, from such bank or trust company the funds so deposited, without interest). Any funds so deposited in a bank or trust company and unclaimed at the end of two (2) years from the date fixed for redemption shall, to the extent permitted by law, be repaid to the Corporation upon its request, after which the holders of such shares shall look only to the Corporation for payment thereof.

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Any Redemption shall be affected only out of funds legally available for such purpose. If on any date the Corporation is required to redeem any shares of the Series A Redeemable Preferred Stock pursuant to a Mandatory Redemption and does not have sufficient funds legally available to redeem all such shares on such date, the Corporation shall use any funds that are legally available to redeem such portion of all such shares pro rata (as nearly as may be) on such redemption date as such funds are sufficient therefor and shall redeem the remaining shares of the Series A Redeemable Preferred Stock (required to be redeemed pursuant to such Mandatory Redemption) on the earliest practicable date(s) next following the day on which the Corporation shall first have funds legally available for the redemption of such shares.

If less than all of the outstanding shares of the Series A Redeemable Preferred Stock are to be redeemed pursuant to any Optional Redemption or Mandatory Redemption, the shares of the Series A Redeemable Preferred Stock to be redeemed shall be determined pro rata (as nearly as may be, with adjustments to equalize for any prior Redemption that was not precisely pro rata) among all holders of Series A Redeemable Preferred Stock, according to the respective number of shares of the Series A Redeemable Preferred Stock held by such holders.

Upon any Redemption of shares of the Series A Redeemable Preferred Stock, the shares of the Series A Redeemable Preferred Stock so redeemed shall be cancelled and shall revert to authorized but unissued Preferred Shares, undesignated as to series, and the number of Preferred Shares that the Corporation shall have authority to issue shall not be decreased by such Redemption.

In any case where any redemption date shall not be a business day, then (notwithstanding any other provision of these Articles) payment of redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the redemption date; provided, however, that no interest shall accrue on such amount of redemption price for the period from and after such redemption date.

If on any date any Mandatory Redemption required to be effected on or prior to such date by Section 4.3(d)(ii) or Section 4.3(d)(iii), respectively, (without giving effect to Section 4.3(e)(v)) shall not have been effected, the Corporation shall not on such date, directly or indirectly, redeem, purchase, or otherwise acquire for value, or set apart money for any discharge, any sinking or other similar fund for the redemption or purchase of, any shares of any class or series of stock of the Corporation ranking on a parity with Series A Redeemable Preferred Stock upon liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation (except for shares of the Series A Redeemable Preferred Stock redeemed pursuant to the second sentence of Section 4.3(e)(v)).

(f) Voting. The holders of shares of the Series A Redeemable Preferred Stock shall not be entitled to vote on any matters, including without limitation, any matters described in Articles 4.03 or 5.01 — 5.20 of the Texas Business Corporation Act (“TBCA”) or any matters which are a “fundamental action” or a “fundamental business transaction” under the TBOC, as either may hereafter be amended from time to time.

(g) No Other Rights. The shares of the Series A Redeemable Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions of any powers, designations, preferences or rights of such shares, other than as set forth herein or as may be provided by law.

ARTICLE V

PRINCIPAL PLACE OF BUSINESS

The principal place of business of this Corporation is in the City of Austin, Travis County, Texas. All of the Corporation’s accounts and records shall be maintained at its principal place of business or at such other location determined by its Board, with the prior approval of the Texas Department of Insurance.

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ARTICLE VI

DIRECTORS

The number of directors constituting the Board shall be no less than seven (7), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are duly elected and qualified are as follows:

Name	Address
Freddie L. Contreras, M.D.	1002 Texas Blvd., Suite 406 Texarkana, Texas 75501

Thomas Eades, M.D.	1303 McCullough, #300 San Antonio, Texas 78212

Gregory M. Jackson, M.D.	5307 Broadway San Antonio, Texas 78209

Norris C. Knight, Jr., M.D.	1002 Texas Boulevard, Suite 407 Texarkana, Texas 75501

William J. Peche, M.D.	311 Camden, Suite 403 San Antonio, Texas 78215

Lawrence S. Pierce, M.D.	1105 Central Expressway North, #380 Allen, Texas 75013

Richard S. Shoberg, Jr., M.D.	3705 Medical Parkway, Suite 570 Austin, Texas 78705

Duane K. Boyd, Jr.	8700 Silver Hill Lane Austin, Texas 78759

Michael L. Green, Jr., M.D.	119 Weston Lane Southlake, Texas 76092

ARTICLE VII

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

Any action required to be taken at any annual or special meeting of shareholders, and any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which holders of all shares entitled to vote on the action were present and voted.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Liability. No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for an act or omission in such person’s capacity as a director of the Corporation, except to the extent such limitation or elimination of liability is not permitted by applicable law, as the same exists or hereafter may be changed. If applicable law is hereafter

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changed to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its shareholders shall be limited or eliminated to the fullest extent permitted by applicable law, as so changed. Any repeal or amendment of this Section 8.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2 Indemnification.

(a) Each person who was or is a respondent or defendant, or is threatened to be made a respondent or defendant, or testifies or otherwise participates, in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (any of the foregoing hereinafter called a “proceeding”), whether or not by or in the right of the Corporation, because such person is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary of another foreign or domestic corporation, limited or general partnership, limited liability company, business trust, real estate investment trust, joint venture, joint stock company, cooperative, association, bank, insurance company, credit union, association, proprietorship, trust, employee benefit plan, other enterprise or other organization (hereinafter a “Covered Person”) shall be indemnified by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments (including arbitration awards), court costs, penalties, excise and similar taxes, fines, settlements, reasonable attorneys’ fees and other expenses (all of the foregoing hereinafter called “expenses”) actually incurred by such person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by this Section 8.2 shall be a contract right and shall include the right to be paid or reimbursed by the Corporation the reasonable expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition upon receipt by the Corporation of a written affirmation by the Covered Person of the Covered Person’s good faith belief that the person has met the standard of conduct necessary for indemnification under the TBOC or the TBCA and a written undertaking by or on behalf of the person to repay all amounts so advanced if it shall be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person has not met that standard or that indemnification of the Covered Person against expenses incurred by such person in connection with that proceeding is prohibited by the TBOC or the TBCA.

(b) The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, these Articles, the bylaws of the Corporation, an agreement, vote of shareholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment, change in law or adoption permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

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ARTICLE IX

SHAREHOLDER VOTE ON CERTAIN MATTERS

Except as otherwise provided in these Articles, the vote of shareholders required for approval of any action for which the TBOC or the TBCA requires a shareholder vote, shall, if a greater vote of shareholders is provided for by the TBOC or TBCA, instead be the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and a majority of the outstanding shares otherwise entitled to vote thereon. Notwithstanding the foregoing, the holders of share of the Series A Redeemable Preferred Stock shall not be entitled to vote on any matters, including without limitation, any matters described in Articles 4.03 or 5.01 — 5.20 of the TBCA or any matters which are a “fundamental action” or a “fundamental business transaction” under the TBOC, as either may hereafter be amended from time to time.

ARTICLE X

BYLAWS; AMENDMENT OF ARTICLES

Section 10.1 Bylaws. The Board is authorized to adopt the Amended and Restated Bylaws of the Corporation (the “Bylaws”), to amend or repeal the Bylaws or to adopt new Bylaws, subject to any limitations that may be contained in such Bylaws.

Section 10.2 Amendment of Articles. To the maximum extent permitted by the Section 21.155 of the TBOC or Article 2.13 of the TBCA, the Board is vested with the authority to amend these Articles, including without limitation the authority to establish series of unissued shares of any class by fixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations, and relative rights could be stated if fully set forth in these Articles.

ARTICLE XI

COMMENCEMENT OF BUSINESS

The Corporation will not commence doing business until it has received for the issuance of its shares consideration of at least One Million Dollars ($1,000,000) in capital and One Million Dollars ($1,000,000) in surplus, paid in cash, with not less than fifty percent of the authorized shares being fully subscribed and paid for.

ARTICLE XII

TERM

This Corporation shall exist for a term which shall be perpetual.

ARTICLE XII

REGISTERED AGENT AND REGISTERED ADDRESS

The address of the registered office of the Corporation is 1021 Main Street, Suite 1150, Houston, Texas, 77002, and the name of the initial registered agent at such address is CT Corporation System.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be executed by its                                         ,                                         , on the             day of                         , 2006.

AMERICAN PHYSICIANS INSURANCE COMPANY

By:

Name:

Title:

S-1

EXHIBIT G

AMENDED AND RESTATED BYLAWS OF APIC

EXHIBIT G

AMENDED AND RESTATED BYLAWS

AMERICAN PHYSICIANS INSURANCE COMPANY

AMENDED AND RESTATED BYLAWS

AMERICAN PHYSICIANS INSURANCE COMPANY

A Texas Insurance Corporation

PREAMBLE

These bylaws are subject to, and governed by, Chapter 822 of the Texas Insurance Code, the Texas Business Organizations Code and the Articles of Incorporation of American Physicians Insurance Company (the “Corporation”). In the event of a direct conflict between the provisions of these bylaws and the mandatory provisions of the Texas Insurance Code or the provisions of the Articles of Incorporation of the Corporation, such provisions of the Texas Insurance Code or the Articles of Incorporation of the Corporation, as the case may be, will be controlling.

ARTICLE ONE: OFFICES

1.01 Registered Office and Agent. The registered office of the Corporation within the State of Texas will be located at either (a) the principal place of business of the Corporation in the State of Texas or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Texas.

1.02 Other Offices. The Corporation may, in addition to its registered office in the State of Texas, have such other offices and places of business, both within and without the State of Texas, as the board of directors of the Corporation may from time to time determine or as the business and affairs of the Corporation may require. The principal place of business of this Corporation shall be in the City of Austin, Travis County, Texas. All of the Corporation’s books and records shall be maintained at its principal place of business in the City of Austin, Travis County, Texas, or at such other location determined by the board of directors; provided, however, if the Corporation’s books and records are moved out-of-state, prior notice to the Texas Department of Insurance is required.

ARTICLE TWO: SHAREHOLDERS

2.01 Annual Meetings. An annual meeting of shareholders of the Corporation shall be held on or before April 30th during each calendar year at such time as shall be designated by the board of directors and stated in the notice of the meeting, if not a legal holiday in the place where the meeting is to be held, and, if a legal holiday in such place, then on the next business day following, at the time specified in the notice of the meeting. At such meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

2.02 Special Meetings. A special meeting of the shareholders may be called at any time by the president, the board of directors, or the holders of not less than ten percent of all shares entitled to vote at such meeting. Only business within the purpose or purposes described in the notice of special meeting may be conducted at such special meeting.

2.03 Place of Meetings. The annual meeting of shareholders may be held at any place within or without the State of Texas designated by the board of directors. Special meetings of shareholders may be held at any place within or without the State of Texas designated by the person or persons calling such special meeting as provided in Section 2.02 above. Meetings of shareholders shall be held at the principal office of the Corporation unless another place is designated for meetings in the manner provided herein.

2.04 Notice. Except as otherwise provided by law, written or printed notice stating the place, day, and hour of each meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting by or at the direction of the president, the secretary, or the person calling the meeting, to each shareholder of record entitled to vote at such meeting.

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2.05 Voting List. At least ten days before each meeting of shareholders, the secretary shall prepare a complete list of shareholders entitled to vote at such meeting, arranged in alphabetical order, including the address of each shareholder and the number of voting shares held by each shareholder. For a period of ten days prior to such meeting, such list shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder during usual business hours. Such list shall be produced at such meeting, and at all times during such meeting shall be subject to inspection by any shareholder. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list.

2.06 Voting of Shares. Treasury shares, shares of the Corporation’s own stock owned by another corporation the majority of the voting stock of which is owned or controlled by the Corporation, and shares of the Corporation’s own Stock held by the Corporation in a fiduciary capacity shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares. Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent, or proxy as the bylaws of such corporation may authorize or, in the absence of such authorization, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without transfer of such shares into his name so long as such shares form a part of the estate served by him and are in the possession of such estate. Shares held by a trustee may be voted by him, either in person or by proxy, only after the shares have been transferred into his name as trustee. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without transfer of such shares into his name if authority to do so is contained in the court order by which such receiver was appointed. A shareholder whose shares are pledged shall be entitled to vote such shares until they have been transferred into the name of the pledgee, and thereafter, the pledgee shall be entitled to vote such shares. The holders of shares of the Corporation’s Series A Redeemable Preferred Stock shall not be entitled to vote on any matters, including without limitation, any matters described in Articles 4.03 or 5.01 through 5.20 of the Texas Business Corporation Act, or any matters which are a “fundamental action” or a “fundamental business transaction” under the Texas Business Organizations Code, as either may hereinafter be amended from time to time.

2.07 Quorum. The holders of at least fifty-one percent (51%) of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders, except as otherwise provided by law, the Articles of Incorporation, or these bylaws. If a quorum shall not be present or represented at any meeting of shareholders, a majority of the shareholders entitled to vote at the meeting, who are present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any reconvening of an adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which could have been transacted at the original meeting, if a quorum had been present or represented.

2.08 Majority Vote; Withdrawal of Quorum. If a quorum is present in person or represented by proxy at any meeting, the vote of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one on which, by express provision of the Texas Insurance Code, the Articles of Incorporation, or these bylaws, a different vote is required, in which event such express provision shall govern and control the decision of such question. The shareholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding any withdrawal of shareholders which may leave less than a quorum remaining.

2.09 Method of Voting; Proxies. Every shareholder of record shall be entitled at every meeting of shareholders to one vote on each matter submitted to a vote, for every share standing in his name on the original stock transfer books of the Corporation except, (a) to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation, or (b) if, and to the extent, the Articles of Incorporation of the Corporation provide for the holders of one or more classes of shares of stock of the Corporation to vote or consent as a class with respect to any particular matter or to have other special voting or consent rights. Such stock transfer books shall be prima facie evidence as to the identity of shareholders entitled to vote. At any meeting of shareholders, every shareholder having the right to vote may vote either in person or

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by a proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the secretary of the Corporation before, or at the time of, the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. If no date is stated on a proxy, such proxy shall be presumed to have been executed on the date of the meeting at which it is to be voted. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

2.10 Closing of Transfer Books; Record Date. For the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders or any reconvening thereof, or entitled to receive a distribution (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors may provide that the stock transfer books of the Corporation shall be closed for a stated period but not to exceed in any event sixty days. If the stock transfer books are closed for the purpose of determining shareholders entitled to notice of, or to vote at, a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the board of directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the stock transfer books are not closed and if no record date is fixed for the determination of shareholders entitled to notice of, or to vote at, a meeting of shareholders or entitled to receive a distribution (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the date on which the notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such distribution or share dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.

2.11 Officers Duties at Meetings. The Chairman of the Board shall preside at, and the secretary shall prepare minutes of, each meeting of shareholders, and in the absence of either such officer, his duties shall be performed by some person or persons elected by the vote of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy.

ARTICLE THREE: DIRECTORS

3.01 Management. The business and property of the Corporation shall be managed by the board of directors, and subject to the restrictions imposed by law, the Articles of Incorporation, or these bylaws, the board of directors may exercise all the powers of the Corporation.

3.02 Number; Election; Term; Qualification. The number of directors which shall constitute the board of directors shall be not more than eleven (11) and shall never be less than seven (7). The number of directors which shall constitute the entire board of directors shall be as provided in the Articles of Incorporation, or, in absence of applicable provisions in the Articles of Incorporation, as determined by resolution of the board of directors at any meeting thereof or by the shareholders at any meeting thereof, but shall never be less than one. At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. No director need be a shareholder, a resident of the State of Texas, or a citizen of the United States.

3.03 Changes in Number. No decrease in the number of directors constituting the entire board of directors shall have the effect of shortening the term of any incumbent director. Any directorship to be filled by reason of an increase in the number of directors may be filled by (i) the shareholders at any annual or special meeting of shareholders called for that purpose or (ii) the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

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Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the Articles of Incorporation, any newly created directorship(s) of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected or by the vote of the holders of the outstanding shares of such class or series, and such directorship(s) shall not in any case be filled by the vote of the remaining directors or by the holders of the outstanding shares of the Corporation as a whole unless otherwise provided in the Articles of Incorporation.

3.04 Removal. At any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of such director.

3.05 Vacancies. Any vacancy occurring in the board of directors may be filled by (i) the shareholders at any annual or special meeting of shareholders called for that purpose or (ii) the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve for the unexpired term of his predecessor in office. Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the Articles of Incorporation, any vacancies in such directorship(s) may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected or by the vote of the holders of the outstanding shares of such class or series, and such directorship(s) shall not in any case be filled by the vote of the remaining directors or the holders of the outstanding shares of the Corporation as a whole unless otherwise provided in the Articles of Incorporation.

3.06 Place of Meetings. The board of directors may hold its meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places within or without the State of Texas as the board of directors may from time to time determine.

3.07 First Meeting. Each newly elected board of directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of shareholders, and notice of such meeting shall not be necessary.

3.08 Regular Meetings. Regular meetings of the board of directors may be held without notice at such times and places as may be designated from time to time by resolution of the board of directors and communicated to all directors.

3.09 Special Meetings; Notice. Special meetings of the board of directors shall be held whenever called by the president or by the chairman of the board, if any. The person calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each director at least two days before such special meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the board of directors need be specified in the notice or waiver of notice of any special meeting.

3.10 Quorum; Majority Vote. At all meetings of the board of directors, a majority of the directors, fixed in the manner provided in these bylaws, shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the board of directors, unless the act of a greater number is required by law, the Articles of Incorporation, or these bylaws.

3.11 Procedure; Minutes. At meetings of the board of directors, business shall be transacted in such order as the board of directors may determine from time to time. The board of directors shall appoint at each meeting a

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person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be delivered to the secretary of the Corporation for placement in the minute books of the Corporation.

3.12 Presumption of Assent. A director of the Corporation who is present at any meeting of the board of directors at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

3.13 Compensation. Directors, in their capacity as directors, may receive, by resolution of the board of directors, a fixed sum and expenses of attendance, if any, for attending meetings of the board of directors or a stated salary. No director shall be precluded from serving the Corporation in any other capacity or receiving compensation therefor.

ARTICLE FOUR: COMMITTEES

4.01 Designation. The board of directors may, by resolution adopted by a majority of the entire board of directors, designate or dissolve one or more committees, including the executive and other committees, each committee to consist of one or more directors and may include non-voting advisory members.

4.02 Number; Qualification; Term. Each committee shall consist of one or more directors appointed by resolution adopted by a majority of the entire board of directors. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire board of directors. Each committee member shall serve as such until the earliest of (i) the expiration of his term as director, (ii) his resignation as a committee member or as a director, or (iii) his removal, as a committee member or as a director.

4.03 Authority. Each committee, to the extent expressly provided in the resolution establishing such committee, shall have and may exercise all of the authority of the board of directors in the management of the business and property of the Corporation, including, without limitation, the power and authority to declare a dividend and to authorize the issuance of shares of the Corporation. Notwithstanding the foregoing, however, no committee shall have the authority of the board of directors in reference to:

(a)	amending the Articles of Incorporation;

(b)	approving a plan of merger or consolidation;

(c)	recommending to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business;

(d)	recommending to the shareholders a voluntary dissolution of the Corporation or a revocation thereof;

(e)	amending, altering, or repealing these bylaws or adopting new bylaws;

(f)	filling vacancies in the board of directors or of any committee;

(g)	filling any directorship to be filled by reason of an increase in the number of directors;

(h)	electing or removing officers or committee members;

(i)	fixing the compensation of any committee member; or

(j)	altering or repealing any resolution of the board of directors which by its terms provides that it shall not be amendable or repealable.

4.04 Committee Changes; Removal. Except as set forth in the Articles of Incorporation, the board of directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any

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committee. However, a committee member may be removed by the board of directors, only if, (a) in the judgment of the board of directors, the best interests of the Corporation will be served thereby, and (b) such removal is not inconsistent with the Articles of Incorporation.

4.05 Regular Meetings. Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.

4.06 Special Meetings. Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least two days before such special meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

4.07 Quorum; Majority Vote. At meetings of any committee, a majority of the number of members designated by the board of directors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Articles of Incorporation, or these bylaws.

4.08 Minutes. Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the board of directors upon the request of the board of directors. The minutes of the proceedings of each committee shall be delivered to the secretary of the Corporation for placement in the minute books of the Corporation.

4.09 Executive Committee. During the intervals between meetings of the board of directors, and subject to such limitations as may be required by law or by resolution of the board of directors, the Executive Committee shall have and may exercise all of the authority of the board of directors.

4.10 Ethics and Internal Affairs. The Ethics and Internal Affairs Committee shall review and advise the Board regarding internal matters involving the Advisory Directors.

4.11 Underwriting. The Underwriting Committee shall review and advise the Board with respect to all rate changes for insurance policies issued by the Corporation and advise management on marketing and underwriting of such policies.

4.12 Claims. The Claims Committee shall review, analyze and consult with the Corporation regarding insured claims presented to the committee by the Claims Department, and such other matters as may be designated from time to time by the Board.

4.13 Finance. The Finance Committee shall review and monitor the financial status of the Corporation for the purpose of optimizing the Corporation’s use of accounting, actuarial, regulatory and investment analysis to enhance and accelerate the decision-making process in response to financial trends.

4.14 Political Affairs. The Political Affairs Committee monitor tort reform issues and other legislative matters affecting the Corporation and physician policyholders.

4.15 Physician Liaison. The Physician Liaison Committee shall provide insured physicians with the opportunity to meet directly with the Board Members and/or Advisory Board Members regarding applications for insurance, policy renewals, premiums and any other underwriting concerns.

4.16 Responsibility. The designation of any committee and the delegation of authority to it shall not operate to relieve the board of directors or any director of any responsibility imposed upon it or such director by law.

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ARTICLE FIVE: GENERAL PROVISIONS RELATING TO MEETINGS

5.01 Notice. Whenever by law, the Articles of Incorporation, or these bylaws, notice is required to be given to any committee member, director, or shareholder and no provision is made as to how such notice shall be given, it shall be construed to mean that any such notice may be given (a) in person, (b) in writing, by mail, postage prepaid, addressed to such committee member, director, or shareholder at his address as it appears on the books of the Corporation or, in the case of a shareholder, the stock transfer records of the Corporation, or (c) by any other method permitted by law. Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail, postage prepaid, and addressed as aforesaid. Any notice required or permitted to be given by telegram, telex, cable, telecopy, or similar means shall be deemed to be delivered and given at the time transmitted with ail charges prepaid and addressed as aforesaid.

5.02 Waiver of Notice. Whenever by law, the Articles of Incorporation, or these bylaws, any notice is required to be given to any committee member, shareholder, or director of the Corporation, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time notice should have been given, shall be equivalent to ‘the giving of such notice. Attendance of a committee member, shareholder, or director at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.03 Telephone and Similar Meetings. Shareholders, directors, or committee members may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.04 Action Without Meeting.

(a) Any action which may be taken, or is required by law, the Articles of Incorporation, or these bylaws to be taken, at a meeting of the directors, or any committee members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors, or committee members, as the case may be, entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect, as of the date stated therein, as a unanimous vote of such directors, or committee members, as the case may be, and may be stated as such in any document filed with the Secretary of State of Texas or in any certificate or other document delivered to any person. The consent may be in one or more counterparts so long as each director or committee member signs one of the counterparts. The signed consent shall be placed in the minute books of the Corporation.

(b) Any action which may be taken, or which is required by law or the Articles of Incorporation or bylaws of the Corporation to be taken, at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE SIX: OFFICERS AND OTHER AGENTS

6.01 Number; Titles; Election; Term; Qualification. The officers of the Corporation shall be a president and secretary, and if the board of directors determines appropriate, one or more vice presidents (and, in the case of each vice president, with such descriptive tire, if any, as the board of directors shall determine), and a treasurer.

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The Corporation may also have a chairman of the board, one or more assistant treasurers, one or more assistant secretaries, and such other officers and such agents as the board of directors may from time to time elect or appoint. The board of directors shall elect a president and secretary and such other officers as it deems appropriate at its first meeting at which a quorum shall be present after the annual meeting of shareholders or whenever a vacancy exists. The board of directors then, or from time to time, may also elect or appoint one or more other officers or agents as it shall deem advisable. Each officer and agent shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified. Any person may hold any number of offices. Except as provided in Section 6.07, no officer or agent need be a shareholder, a director, a resident of the State of Texas, or a citizen of the United States.

6.02 Removal. Any officer or agent elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interest of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

6.03 Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the board of directors.

6.04 Authority. Officers shall have such authority and perform such duties in the management of the Corporation as are provided in these bylaws or as may be determined by resolution of the board of directors not inconsistent with these bylaws.

6.05 Compensation. The compensation, if any, of officers and agents shall be fixed from time to time by the board of directors; provided, that the board of directors may by resolution delegate to any one or more officers of the Corporation the authority to fix such compensation.

6.06 Chairman of the Board. The chairman of the board shall have such powers and duties as may be prescribed by the board of directors.

6.07 President. Unless and to the extent that such powers and duties are expressly delegated to a chairman of the board by the board of directors, the president shall be the chief executive officer of the Corporation and, subject to the supervision of the board of directors, shall have general management and control of the business and property of the Corporation in the ordinary course of its business with all such powers with respect to such general management and control as may be reasonably incident to such responsibilities, including, but not limited to, the power to employ, discharge, or suspend employees and agents of the Corporation, to fix the compensation of employees and agents, and to suspend, with or without cause, any officer of the Corporation pending final action by the board of directors with respect to continued suspension, removal, or reinstatement of such officer. The president may, without limitation, agree upon and execute all division and transfer orders, bonds, contracts, and other obligations in the name of the Corporation. To the extent required by law, the president shall be a non-voting member of the Board of Directors.

6.08 Vice Presidents. Each vice president shall have such powers and duties as may be prescribed by the board of directors or as may be delegated from time to time by the president and (in the order as designated by the board of directors, or in the absence of such designation, as determined by the length of time each has held the office of vice president continuously) shall exercise the powers of the president during that officer’s absence or inability to act. As between the Corporation and third parties, any action taken by a vice president in the performance of the duties of the president shall be conclusive evidence of the absence or inability to act of the president at the time such action was taken.

6.09 Treasurer. The treasurer shall have custody of the Corporation’s funds and securities, shall keep full and accurate accounts of receipts and disbursements, and shall deposit all moneys and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the board of

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directors. The treasurer shall audit all payrolls and vouchers of the Corporation, receive, audit, and consolidate all operating and financial statements of the Corporation and its various departments, shall supervise the accounting and auditing practices of the Corporation, and shall have charge of matters relating to taxation. Additionally, the treasurer shall have the power to endorse for deposit, collection, or otherwise all checks, drafts, notes, bills of exchange, and other commercial paper payable to the Corporation and to give proper receipts and discharges for all payments to the Corporation. The treasurer shall perform such other duties as may be prescribed by the board of directors or as may be delegated ‘ from time to time by the president.

6.10 Assistant Treasurers. Each assistant treasurer shall have such powers and duties as may be prescribed by the board of directors or as may be delegated from time to time by the president. The assistant treasurers (in the order as designated by the board of directors or, in the absence of such designation, as determined by the length of time each has held the office of assistant treasurer continuously) shall exercise the powers of the treasurer during that officer’s absence or inability to act. As between the Corporation and third parties, any action taken by an assistant treasurer in the performance of the duties of the treasurer shall be conclusive evidence of the absence or inability to act of the treasurer at the time such action was taken.

6.11 Secretary. The secretary shall maintain minutes of all meetings of the board of directors, of any committee, and of the shareholders or consents in lieu of such minutes in the Corporation’s minute books, and shall cause notice of such meetings to be given when requested by any person authorized to call such meetings. The secretary may sign with the president, in the name of the Corporation, all contracts of the Corporation and affix the seal of the Corporation thereto. The secretary shall have charge of the certificate books, stock transfer books, stock ledgers, and such other stock books and papers as the board of directors may direct, all of which shall at all reasonable times be open to inspection by any director at the office of the Corporation during business hours. The secretary shall perform such other duties as may be prescribed by the board of directors or as may be delegated from time to time by the president.

6.12 Assistant Secretaries. Each assistant secretary shall have such powers and duties as may be prescribed by the board of directors or as may be delegated from time to time by the president. The assistant secretaries (in the order designated by the board of directors or, in the absence of such designation, as determined by the length of time each has held the office of .assistant secretary continuously) shall exercise the powers of the secretary during that officer’s absence or inability to act. As between the Corporation and third parties, any action taken by an assistant secretary in the performance of the duties of the secretary shall be conclusive evidence of the absence or inability to act of the secretary at the time such action was taken.

ARTICLE SEVEN: CERTIFICATES AND SHAREHOLDERS

7.01 Certificated and Uncertificated Shares. The shares of the Corporation may be either certificated shares or uncertificated shares. As used herein, the term “certificated shares” means shares represented by instruments in bearer or registered form, and the term “uncertificated shares” means shares not represented by instruments and the transfers of which are registered upon books maintained for that purpose by or on behalf of the Corporation.

7.02 Certificates for Certificated Shares. The certificates representing certificated shares of stock of the Corporation shall be in such form as shall be approved by the board of directors in conformity with law. The certificates shall be consecutively numbered, shall be entered as they are issued in the books of the Corporation or in the records of the Corporation’s designated transfer agent, if any, and shall state upon the face thereof: (a) that the Corporation is organized under the laws of the State of Texas; (b) the name of the person to whom issued; (c) the number and class of shares and the designation of the series, if any, which such certificate represents; (d) the par value of each share represented by such certificate, or a statement that the shares are without par value; and (e) such other matters as may be required by law. The certificates shall be signed by the president or any vice president and also by the secretary, an assistant secretary, or any other officer; however, the

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signatures of any of such officers may be facsimiles. The certificates may be sealed with the seal of the Corporation or a facsimile thereof.

7.03 Issuance. Shares with par value of at least $1.00 may be issued for such consideration and to such persons as the board of directors may from time to time determine, except in the case of shares with par value the consideration must be at least equal to the par value of such shares. Shares may not be issued until the full amount of the consideration has been paid. After the issuance of uncertificated shares, the Corporation or the transfer agent of the Corporation shall send to the registered owner of such uncertificated shares a written notice containing the information required to be stated on certificates representing shares of stock as set forth in Section 7.02 above and such additional information as may be required by the Texas Uniform Commercial Code as currently in effect and as the same may be amended from time to time hereafter.

7.04 Consideration for Shares. The consideration for the issuance of shares shall consist of money paid, labor done (including services actually performed for the Corporation), or property (tangible or intangible) actually received. Neither promissory notes nor the promise of future services shall constitute payment or part payment for the issuance of shares. In the absence of fraud in the transaction, the judgment of the board of directors as to the value of consideration received shall be conclusive. When consideration, fixed as provided by law, has been paid, the shares shall be deemed to have been issued and shall be considered fully paid and nonassessable. The consideration received for shares shall be allocated by the board of directors, in accordance with law, between stated capital and capital surplus accounts.

7.05 Lost, Stolen, or Destroyed Certificates. The Corporation shall issue a new certificate or certificates in place of any certificate representing shares previously issued if the registered owner of the certificate:

(a)	Claim. Makes proof by affidavit, in form and substance satisfactory to the board of directors, that a previously issued certificate representing shares has been lost, destroyed, or stolen;

(b)	Timely Request. Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c)	Bond. Delivers to the Corporation a bond in such form, with such surety or sureties, and with such fixed or open penalty, as the board of directors may direct, in its discretion, to indemnify the Corporation (and its transfer agent and registrar, if any) against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and

(d)	Other Requirements. Satisfies any other reasonable requirements imposed by the board of directors.

7.06 Transfer of Shares. Shares of stock of the Corporation shall be transferable only on the books of the Corporation by the shareholders thereof in person or by their duly authorized attorneys or legal representatives. With respect to certificated shares, upon surrender to the Corporation or the transfer agent of the Corporation for transfer of a certificate representing shares duly endorsed and accompanied by any reasonable assurances that such endorsements are genuine and effective as the Corporation may require and after compliance with any applicable law relating to the collection of taxes, the Corporation or its transfer agent shall, if it has no notice of an adverse claim or if it has discharged any duty with respect to any adverse claim, issue one or more new certificates to the person entitled thereto, cancel the old certificate, and record the transaction upon its books. With respect to uncertificated shares, upon delivery to the Corporation or the transfer agent of the Corporation of an instruction originated by an appropriate person (as prescribed by the Texas Uniform Commercial Code as currently in effect and as the same may be amended from time to time hereafter) and accompanied by any reasonable assurances that such instruction is genuine and effective as the, Corporation may require and after compliance with any applicable law relating to the collection of taxes, the Corporation or its transfer agent shall, if it has no notice of an adverse claim or has discharged any duty with respect to any adverse claim, record the transaction upon its books, and shall send to the new registered owner of such uncertificated shares, and, if the shares have been transferred subject to a registered pledge, to the registered pledgee, a written notice containing

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the information required to be stated on certificates representing shares of stock set forth in Section 7.02 above and such additional information as may be required by the Texas Uniform Commercial Code as currently in effect and as the same may be amended from time to time hereafter.

7.07 Registered Shareholders. The Corporation shall be entitled to treat the shareholder of record as the shareholder in fact of any shares and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have actual or other notice thereof, except as otherwise provided by law.

7.08 Legends. The board of directors shall cause an appropriate legend to be placed on certificates representing shares of stock as may be deemed necessary or desirable by the board of directors in order for the Corporation to comply with applicable federal or state securities or other laws.

7.09 Regulations. The board of directors shall have the power and authority to make all such roles and regulations as it may deem expedient concerning the issue, transfer, registration, or replacement of certificates representing shares of stock of the Corporation.

ARTICLE EIGHT: MISCELLANEOUS PROVISIONS

8.01 Dividends. Subject to provisions of applicable statutes and the Articles of Incorporation, dividends may be declared by and at the discretion of the board of directors at any meeting and may be paid in cash, in property, or in shares of stock of the Corporation.

8.02 Reserves. The board of directors may create out of funds of the Corporation legally available therefor such reserve or reserves out of the Corporation’s surplus as the board of directors from time to time, in its discretion, considers proper to provide for contingencies, to equalize dividends, to repair or maintain any property of the Corporation, or for such other purpose as the board of directors shall consider beneficial to the Corporation. The board of directors may modify or abolish any such reserve.

8.03 Books and Records. The Corporation shall keep correct and complete books and records of account, shall keep minutes of the proceedings of its shareholders, board of directors, and any committee, and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each shareholder. The board of directors shall keep a full and complete record of all of its transactions.

8.04 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

8.05 Seal. The seal, if any, of the Corporation shall be in such form as may be approved from time to time by the board of directors. If the board of directors approves a seal, the affixation of such seal shall not be required to create a valid and binding obligation against the Corporation.

8.06 Attestation by the Secretary. With respect to any deed, deed of trust, mortgage, or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage, or other instrument a valid and binding obligation against the Corporation unless the resolutions, if any, of the board of directors authorizing such execution expressly state that such attestation is necessary.

8.07 Resignation. Any director, committee member, officer, or agent may resign by so stating at any meeting of the board of directors or by giving written notice to the board of directors, the president, or the secretary. Such resignation shall take effect at the time specified in the statement at the board of directors’ meeting or in the written notice, but in no event may the effective time of such resignation be prior to the time such statement is made or such notice is given. If no effective time is specified in the resignation, the resignation

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shall be effective immediately. Unless a resignation specifies otherwise, it shall be effective without being accepted.

8.08 Securities of Other Corporations. The president or any vice president of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent, or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute, and deliver any waiver, proxy, or consent with respect to any such securities.

8.09 Amendment of Bylaws. The power to amend or repeal these bylaws or to adopt new bylaws is vested in the board of directors, but is subject to the right of the shareholders to amend or repeal these bylaws or to adopt new bylaws.

8.10 Invalid Provisions. If any part of these bylaws is held invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

8.11 Headings. The headings used in these bylaws are for convenience only and do not constitute matter to be construed in the interpretation of these bylaws.

8.12 Indemnification. The Corporation shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may grant indemnification to a director under the Texas Business Organizations Code, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Section 8.12 is in effect. Any repeal or amendment of this Section 8.12 shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment of this Section 8.12. Such right shall include the right to be paid or reimbursed by the Corporation for expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Organizations Code, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Texas Business Organizations Code, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, special legal counsel, or shareholders) that such indemnification or advancement is not permissible, shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest

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extent permitted by law. To the extent permitted by then applicable law, the grant of mandatory indemnification to any person pursuant to this Section 8.12 shall extend to proceedings involving the negligence of such person.

As used herein, the term “proceeding” means any threatened; pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

8.13 Other Indemnification. In addition to the indemnification provided for in Section 8.12 of these Bylaws and in the Articles of Incorporation, the Corporation may enter into agreements relating to indemnification with any person who is an officer or director of the Corporation, and any such agreement shall not be restricted, limited or impaired by any of the provisions of Section 8.12, and shall be enforceable against, and binding upon, the Corporation to the maximum extent permitted by law.

8.14 Advisory Directors. The Advisory Board to the Corporation shall meet concurrently with the Board of Directors. The Advisory Board shall not have any right to vote on matters before the Board, but the Advisory Board shall have the right to review information provided to the Board of Directors and to provide the Board with advice and counsel regarding such matters.

The undersigned, the Secretary of the Corporation, hereby certifies that the foregoing bylaws were adopted by the board of directors of the Corporation as of                                         , 2006.

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ANNEX B

PLAN OF CONVERSION

OF

AMERICAN PHYSICIANS INSURANCE EXCHANGE

Under Chapters 942 and 822 of the Texas Insurance Code

and Chapter 10 of the Texas Business Organizations Code

PREAMBLE

WHEREAS, American Physicians Insurance Exchange (the “Company”) is a Texas reciprocal exchange organized under Chapter 942 of the Texas Insurance Code (formerly Chapter 19 of the Texas Insurance Code of 1951) and has no authorized capital stock; and

WHEREAS, the Company proposes to convert to a stock insurance company (the “Insurance Company”) under Chapter 822 (as defined below) by (i) adopting the provisions of Chapter 822 of the Texas Insurance Code; (ii) adopting its Certificate of Formation pursuant to the Texas Insurance Code, among other things, to authorize the issuance of capital stock and change its corporate name to “American Physicians Insurance Company”; and (iii) taking such other actions as are provided for in this Plan of Conversion (collectively, the “Conversion”); and

WHEREAS, past surplus contributions from subscribers have not been fully refunded and constitute a significant portion of the surplus of the Company in the form of outstanding Subscriber’s Deposit Certificates (the “Surplus Certificates”); and

WHEREAS, the Conversion will allow the Company to compete more effectively in the medical professional liability business of the Company; and

WHEREAS, the Conversion will give the Company the ability to grow by enabling access to capital for the development of additional capacity, new products and services, and possible acquisitions; and

WHEREAS, the Conversion will allow the Company to obtain and achieve long-term stability as well as achieve financial ratings in the financial markets and allow comparison with similar insurers by financial analysts; and

WHEREAS, the Conversion will continue the corporate existence of the Company without interruption under the name “American Physicians Insurance Company”; and

WHEREAS, at the Effective Time of the Conversion (defined below), shares of the $1.00 par value voting common stock of the Insurance Company (the “Insurance Company Common Stock”) will be issued to the Eligible Policyholders (as defined below) in exchange for their Subscriber Interests (as defined below) on the basis of the Conversion Formula (as defined below); and

WHEREAS, at the Effective Time of the Conversion, shares of $1.00 par value non-voting preferred stock of the Insurance Company, and having such rights, privileges, preferences and limitations as are set forth in the Certificate of Formation of the Insurance Company (the “Insurance Company Preferred Stock”) will be issued to Surplus Certificate Holders (as defined below) in exchange for their Surplus Certificates; and

WHEREAS, every Policy (as defined below) of the Company that is in force at the Effective Time of the Conversion shall continue as a Policy of the Insurance Company and all policy and contract rights of such Policies, except the related Subscriber Interests, shall remain as they exist at the Effective Time of the Conversion; and

WHEREAS, at the Effective Time of the Conversion, all Subscriber Interests shall be extinguished; and

WHEREAS, at the Effective Time of the Conversion, each Surplus Certificate shall be extinguished; and

WHEREAS, immediately following the Effective Time of the Conversion, APSG ACQCO, INC., a Texas corporation (“Merger Sub”), a wholly-owned subsidiary of American Physicians Service Group, Inc., a Texas corporation (“APSG”), shall merge with and into the Insurance Company, with the Insurance Company as the surviving company (the “Merger”); and

WHEREAS, the Company, APSG, and Merger Sub are parties to that certain Agreement and Plan of Merger dated June 1, 2006 (the “Merger Agreement”) which shall govern the terms and conditions of the Merger; and

WHEREAS, pursuant to the Merger Agreement, APSG will issue shares of its fully registered $.10 par value common stock (the “APSG Common Stock”) to the holders of the Insurance Company Common Stock on the terms provided in the Merger Agreement in exchange for, and extinguishment of, their shares of Insurance Company Common Stock; and

WHEREAS, pursuant to the Merger Agreement, APSG will issue shares of its unregistered no par value preferred stock (the “APSG Preferred Stock”) to the holders of the Insurance Company Preferred Stock on the terms provided in the Merger Agreement in exchange for, and extinguishment of, the shares of Insurance Company Preferred Stock; and

WHEREAS, the Board of Directors of the Company believes the Conversion to be in the best interests of the Company and to be fair and equitable to its Subscribers, Policyholders and holders of Surplus Certificates and, at a meeting duly called and held on June 1, 2006 (the “Adoption Date”), unanimously approved the Conversion, adopted this Plan of Conversion and authorized and directed the execution of this Plan of Conversion subject to the terms and conditions more particularly set forth in this Plan of Conversion; and

WHEREAS, the Board of Directors of the Company has directed that an Application to Convert to Insurance Company (the “Application”) be submitted to the Commissioner of Insurance of the State of Texas (the “Commissioner”) for approval as provided by law; and

WHEREAS, the Board of Directors of the Company has directed that the Plan of Conversion be submitted to the Eligible Subscribers for approval as provided by law and by the Company’s Bylaws.

NOW, THEREFORE, this Plan of Conversion is hereby adopted by the Company, all as more particularly provided below.

ARTICLE I

DEFINITIONS

As used in this Plan of Conversion and in the Preamble hereto, the following words or phrases have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Adoption Date” has the meaning specified in the Preamble.

“Amended and Restated Bylaws” has the meaning specified in Section 2.2.

“APSG Stock” has the meaning specified in the Preamble.

“Certificate of Formation” has the meaning set forth in Section 2.2.

“Chapter 822” means Chapter 822 of the Texas Insurance Code, as amended from time to time.

“Conversion” is defined in the Preamble.

“Conversion Formula” means the method of allocation (set forth below) for determining that portion of the Total Common Shares to be received by each Eligible Policyholder:

Thirty percent (30%) of the Total Common Shares shall be divided equally among all of the Eligible Subscribers on a per Eligible Subscriber basis; and

Seventy percent (70%) of the Total Common Shares shall be divided among the Eligible Policyholders based upon the “Attributable Earned Premium” of each Eligible Policyholder during the three year period beginning June 1, 2003 and ending on the May 31, 2006 in relation to the Attributable Earned Premium of all Eligible Policyholder over such period of time. “Attributable Earned Premium” means earned premium attributable to such Eligible Policyholders under a Policy issued by the Company, but excluding maintenance fees and legal defense premiums.

“Effective Time” has the meaning specified in Section 3.4.

“Eligible Policyholders” means the Eligible Subscribers and the Other Eligible Insureds, collectively.

“Eligible Subscriber” means each Subscriber under an In Force Policy (as defined below) on the Record Date who does not voluntarily terminate his or her Policy by cancellation prior to the Effective Time. A Subsequent Policyholder shall not be an Eligible Subscriber.

“Insurance Company” has the meaning specified in the Preamble.

“Other Eligible Insured” means each health care provider who is not a Subscriber, but who is (a) an insured under a Policy in force on the Record Date, such as certified registered nurse anesthetists, nurse midwives, and similar insureds who do not voluntarily terminate his or her Policy coverage by cancellation prior to the Effective Time, (b) a former Subscriber who paid a premium within the three (3) years preceding the Record Date to purchase an extended reporting endorsement (tail coverage), or (c) a former Subscriber who within the three (3) years preceding the Record Date earned an extended reporting endorsement (tail coverage).

“Person” means an individual, corporation, joint venture, partnership, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A person who is the holder of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.

“Plan of Conversion” means this Plan of Conversion (including all Exhibits and Schedules hereto), as it may be amended from time to time in accordance with Section 5.5.

“Policy” has the meaning specified in Section 4.1.

“Policyholder” means a Person who is an insured under a Policy in force at the Effective Time.

“Policy Rights” means any contractual rights of a Policyholder under the Policy but specifically excluding any rights in, to, or regarding the Company otherwise arising as a result of its existence and status as a reciprocal exchange such as any right to vote on any matter affecting the Company and the right to receive dividends.

“Record Date” means June 1, 2006

“SEC” means the Securities and Exchange Commission.

“Subsequent Policyholder” has the meaning specified in Section 4.4(a).

“Subscriber” means a Person who has signed a Subscriber Agreement and Power of Attorney with the Company as a subscriber.

“Subscriber Interests” means the rights of a Subscriber of the Company to vote as provided for in the bylaws of the Company and under the Subscriber Agreement and Power of Attorney executed by such Person, along with such other rights as are provided by law, but shall not include any contractual rights as an insured expressly conferred by any Policy.

“Subscriber Meeting” has the meaning specified in Section 3.3(a).

“Surplus Certificate Holders” means the holders of the Surplus Certificates at the Effective Time.

“TBOC” means the Texas Business Organization Code.

“Total Common Shares” means Ten Million (10,000,000) shares of Insurance Company Common Stock.

ARTICLE II

CONVERSION

2.1 The Conversion. At the Effective Time and in accordance with the terms of this Plan of Conversion and the applicable provisions of the TBOC, the Company shall convert into a stock insurance company, and continue the existence of the Company as a stock insurance company without interruption.

2.2 Conversion into the Insurance Company.

(a) Conversion. At the Effective Time, the Company shall, without further act or deed, adopt the provisions of Chapter 822 of the Texas Insurance Code, convert into a stock property and casualty insurance company and adopt Certificate of Formation pursuant to the provisions of Section 822.052 of the Texas Insurance Code to become a stock property and casualty insurance company authorized to issue capital stock; and shall change its corporate name to “American Physicians Insurance Company.” All of the shares of Insurance Company Common Stock and Insurance Company Preferred Stock shall be uncertificated shares and shall be issued in exchange for the Subscriber Interests of the Eligible Policyholders and the Surplus Certificates, which shall be the sole consideration for the issuance of such shares.

(b) Continuation of Corporate Existence. At the Effective Time and thereafter:

(i) The corporate existence of the Company shall continue in the Insurance Company without interruption from June 26, 1975, its initial date of formation, and all of its rights, privileges, powers, permits and licenses and all of its duties, liabilities and obligations shall be, remain and continue unaffected.

(ii) All assets, rights, franchises, and interests of the Company in and to property, real, personal, or mixed, and any accompanying things in action, shall be vested in the Insurance Company, without a deed or transfer, and the Insurance Company shall assume all the obligations and liabilities of the Company.

(iii) The Insurance Company shall have all of the rights and privileges and shall be subject to all of the requirements and regulations imposed on stock property and casualty insurance companies formed under Chapter 822 of the Texas Insurance Code and any other laws of the State of Texas relating to the regulation and supervision of stock property and casualty insurance companies but shall not exercise rights or privileges that other stock property and casualty insurance companies may not exercise.

(c) Adopted Certificate of Formation and Amended and Restated Bylaws of the Insurance Company. At the Effective Time of the Conversion, the Certificate of Formation of the Insurance Company shall, without further act or deed, be adopted substantially as set forth in the Certificate of Formation filed as Exhibit A to the Application (the “Certificate of Formation”). At the Effective Time, the bylaws of the Insurance Company shall, without further act or deed, be amended and restated substantially as set forth in the Amended and Restated Bylaws filed as Exhibit B to the Application (the “Amended and Restated Bylaws”).

2.3 Issuance of Insurance Company Common Stock in Exchange for Subscriber Interests and All Other Rights. At the Effective Time of the Conversion and immediately after the Company converts to the Insurance Company pursuant to Section 2.2 hereof, the Insurance Company shall issue the Total Common Shares as provided herein. Each Eligible Policyholder shall receive the number of shares of Insurance Company Common Stock as provided under the Conversion Formula. Upon such issuance, all Subscriber Interests and all other rights of all Policyholders (except for the Policy Rights of such Policyholders) in the Company shall be extinguished.

2.4 Issuance of Insurance Company Preferred Stock to Surplus Certificate Holders. At the Effective Time of the Conversion, the Insurance Company shall issue to each of the Surplus Certificate Holders that number of shares or fractions of a share of Insurance Company Preferred Stock as are equal to the number of dollars of unreturned surplus evidenced by the Surplus Certificate held by such Surplus Certificate Holder as of the Effective Time, divided by one thousand (1,000). Upon such issuance, all rights of each Surplus Certificate Holder under and with respect to each Surplus Certificate, including, without limitation, all rights to any additional payments by the Insurance Company with respect to the same, shall be fully extinguished and entirely replaced by the Insurance Company Preferred Stock issued in consideration of such extinguishment.

2.5 Exchange of Shares of APSG Common Stock for Shares of Insurance Company Common Stock. At the Effective Time of the Merger (as defined in the Merger Agreement), each outstanding share of Insurance Company Common Stock shall be cancelled in consideration of the issuance by APSG of APSG Common Stock as more particularly provided in the Merger Agreement.

2.6 Exchange of Shares of APSG Preferred Stock for Shares of Insurance Company Preferred Stock. At the Effective Time of the Merger (as defined in the Merger Agreement), each outstanding share of Insurance Company Preferred Stock shall be cancelled in consideration of the issuance by APSG of APSG Preferred Stock as more particularly provided in the Merger Agreement.

2.7 Continuation of Policies. Each Policy that is in force at the Effective Time shall remain in effect as a Policy of the Insurance Company and, except as provided herein, all Policy Rights shall be and remain as they exist at the Effective Time. All rights with respect to the Subscriber Interests shall be extinguished at the Effective Time including, but not limited to, (a) any voting rights of Policyholders or Subscribers, and (b) any right to share in the surplus or profits of the Company or to receive dividends.

ARTICLE III

APPROVAL, CONDITIONS AND EFFECTIVE TIME OF CONVERSION

3.1 Filing with Commissioner. The Company has filed an application with the Commissioner for approval of the Plan of Conversion. Such application includes all documents and information required by Chapter 822. The Plan of Conversion is subject to approval by the Commissioner, and a public hearing will be held in accordance with the provisions of Chapter 823.

3.2 Notice to Eligible Policyholders and Surplus Certificate Holders. The Company has sent to each Eligible Policyholder and Surplus Certificate Holder a notice advising such Persons of the adoption and filing with the Commissioner of the initial Plan of Conversion and such Person’s right to provide to the Commissioner and the Company comments on the Plan of Conversion. Such notice to Eligible Policyholders and Surplus Certificate Holders is substantially in the form filed as Exhibit C to the Application. The Company will promptly provide the Commissioner a copy of any written comments received from Eligible Policyholders or Surplus Certificate Holders.

3.3 Approval by Eligible Subscribers.

(a) Subscriber Meeting. The Plan of Conversion is subject to approval by the Eligible Subscribers. The Company shall hold a meeting of Eligible Subscribers (the “Subscriber Meeting”). At such Subscriber Meeting, the Eligible Subscribers shall be entitled to vote on the proposal to approve the Plan of Conversion, and the proposal to approve the Certificate of Formation. Each Eligible Subscriber shall be entitled to one vote. The adoption of the Plan of Conversion and the Certificate of Formation shall be approved by the Eligible Subscribers if at least two-thirds of the Eligible Subscribers cast votes “FOR” the Plan of Conversion and the Certificate of Formation.

(b) Notice of Eligible Subscriber Meeting. Notice by the Company of the time and place of the Subscriber Meeting, in form satisfactory to the Commissioner, shall be mailed to all Eligible Subscribers by first class mail to the last known address of each Eligible Subscriber as it appears on the records of the Company within 60 days after the Commissioner’s approval of the Plan of Conversion and not less than 30 days prior to the Subscriber Meeting.

(c) Form of Notice. The notice of the Subscriber Meeting shall be substantially in the form filed as Exhibit D to the Application.

3.4 Conditions and Effective Time. Upon satisfaction of all conditions as provided in Subsections (a), (b), (c), (d) and (e) of this Section 3.4, the Company shall file the Certificate of Formation, the Amended and Restated Bylaws and the minutes of the Subscriber Meeting with the Commissioner. This Plan of Conversion shall take effect when the Certificate of Formation as approved by the Eligible Subscribers is filed with the Commissioner (the “Effective Time”).

(a) Regulatory Approvals. The Conversion shall not become effective unless:

(i) As provided in Section 3.1 hereof, the Plan of Conversion shall have been filed with the Commissioner, the Commissioner shall have held a public hearing on the Plan of Conversion, and the Commissioner shall have approved the Plan of Conversion.

(ii) The Articles shall have been filed and approved by the Commissioner as part of the Plan of Conversion.

(b) Subscriber Approval. The Conversion shall not become effective unless the Plan of Conversion and the Articles shall have been approved by the Eligible Subscribers as provided in Section 3.3.

(c) Tax Considerations. The Conversion shall not become effective unless on or prior to the Effective Time the Company shall have obtained rulings from the Internal Revenue Service or obtained an opinion of tax counsel satisfactory to the Company with respect to certain tax aspects of the Conversion and of the Merger.

(d) Securities Considerations. The Conversion shall not become effective unless on or prior to the Effective Time the Company shall have (i) obtained a no-action letter from the SEC in form and substance satisfactory to the Company relating to matters pertaining to applicable federal securities laws and/or (ii) received an opinion of independent legal counsel in form and substance satisfactory to the Company with respect to federal and state securities law matters.

(e) Merger Considerations. The Conversion shall not become effective unless on or prior to the Effective Time all conditions precedent (exclusive of the Conversion) to the closing of the Merger shall have been satisfied or waived by the parties to the Merger Agreement.

ARTICLE IV

POLICY OWNERSHIP AND IN FORCE DATES

4.1 Policies.

(a) Each insurance policy that has been bound or issued by the Company is deemed to be a “Policy” for purposes of this Plan of Conversion.

(b) For the purposes of this Plan of Conversion, any insurance policy assumed by the Company, as a reinsurer on an indemnity reinsurance basis, shall not constitute a Policy.

4.2 Determination of Eligible Policyholders. Unless otherwise stated herein, the Eligible Policyholder under any Policy as of a given date shall be determined on the basis of the Company’s records as of such date in accordance with the following provisions:

(a) The Eligible Policyholder shall be as shown as an insured under an active policy on the Company’s records.

(b) Except as otherwise set forth in this Article IV, the identity of the Eligible Policyholder shall be determined without giving effect to any interest of any other Person in such Policy.

(c) In any situation not expressly covered by the foregoing provisions of this Section 4.2, the subscribers under a Policy, as reflected on the records of, and as determined in good faith by, the Company, shall conclusively be presumed to be the Eligible Subscriber(s) under such Policy for purposes of this Section 4.2, and the Company shall not be required to examine or consider any other facts or circumstances.

(d) The mailing address of an Eligible Policyholder as of any date for purposes of the Plan of Conversion shall be the Eligible Policyholder’s last known address as shown on the records of the Company as of such date.

4.3 In Force.

(a) A Policy shall be deemed to be in force as of a given date if, as shown on the Company’s records, both paragraphs (i) and (ii) are met:

(i) coverage has been bound or a policy has been issued as of such date; and

(ii) such Policy has not expired, cancelled, non-renewed or otherwise terminated, provided that a Policy shall be deemed to be in force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.

(b) The date of the expiration, cancellation or termination of a Policy shall be as shown on the Company’s records.

4.4 Subsequent Policyholders.

(a) On issuance of a Policy that becomes effective after the Adoption Date but before the Effective Time, the Company shall send to the policyholder to whom the Policy is issued (the “Subsequent Policyholder”) a written notice regarding the Plan of Conversion, substantially in the form attached as Exhibit E to the Application.

(b) Except as otherwise provided by law, each Subsequent Policyholder is entitled to receive the notice described by Section 4.4(a) and shall be advised of such Subsequent Policyholder’s right to (i) cancel the Policy, and (ii) receive a pro rata refund of unearned premiums.

ARTICLE V

ADDITIONAL PROVISIONS

5.1 No Transfer or Exchange. The Conversion shall not be construed to result in any reinsurance or in any real or constructive issuance or exchange of any insurance policy or contract or any other transfer of any assets, rights or obligations of the Company, nor shall the Conversion be construed to result in a liquidation of the Company.

5.2 Directors and Officers. The directors and officers of the Company serving at the Effective Time shall serve as the initial directors and officers of the Insurance Company, at and after the Effective Time, until such time as their successors are duly elected and qualified, or until their earlier death, resignation or removal pursuant to the Certificate of Formation and Amended and Restated Bylaws of the Insurance Company.

5.3 Compensation of Officers, Directors and Employees.

(a) No officer, director or employee of the Company shall receive any fee, commission or other consideration, other than their usual salary and other compensation, for aiding, promoting, or assisting in the Conversion, except as provided in this Plan of Conversion. This Section 5.3 shall not (i) prohibit the payment of reasonable fees and compensation to an attorney, accountant, or actuary for professional services performed by that person, even if the attorney, accountant, or actuary is also a director or officer of the Company, or (ii) prohibit the issuance of capital stock pursuant to the Plan of Conversion to any officer, director or employee of the Company in such Person’s capacity as an Eligible Policyholder or Surplus Certificate Holder.

(b) Notwithstanding the foregoing, the Company Directors shall receive stock options issued by APSG as partial consideration for their willingness to serve as advisory directors of the Insurance Company following the Conversion and Merger. The stock options issued to the Company Directors shall have such the terms and shall be in such amounts as set forth on Exhibit F to the Application.

5.4 Notices. If the Company complies substantially and in good faith with the notice requirements of the Texas Insurance Code, the TBOC or the terms of the Plan of Conversion, its failure in any case to give notice to any person or persons entitled thereto shall not impair the validity of the actions and proceedings taken under the Texas Insurance Code, the TBOC, or the Plan of Conversion or entitle such person to any damages, or injunctive or other equitable relief with respect thereto.

5.5 Revocation of Power of Attorney with Attorney-in-Fact. At the Effective Time, the power of attorney vested in the Company’s Attorney-in-Fact shall be revoked pursuant to the terms of the revocation letter in the form attached hereto as Exhibit G.

5.6 Amendment of Plan of Conversion. At any time prior to the Effective Time, the Company, by the affirmative vote of not less than two-thirds of the members of the Board of Directors of the Company, may amend the Plan of Conversion (including the amendment, deletion or addition of Exhibits and Schedules hereto). No amendment made after approval by the Commissioner pursuant to Section 3.1 hereof and approval at the

Subscriber Meeting may change the Plan of Conversion in a manner that the Commissioner determines is materially adverse to the interests of Eligible Subscribers, Surplus Certificate Holders or Policyholders unless approved by the Commissioner. Except as otherwise required by the Commissioner, the Plan of Conversion as amended need not be submitted for reconsideration by Eligible Subscribers if the amendment is made after this Plan of Conversion has been approved at the Subscriber Meeting.

5.7 Withdrawal of Plan of Conversion. The Board of Directors of the Company, by the affirmative vote of not less than two-thirds of its members, may withdraw the Plan of Conversion at any time prior to the Effective Time notwithstanding prior approval by the Commissioner or the Eligible Subscribers at the Subscriber Meeting. No person shall have any rights or claims against the Company or its Board of Directors based on a withdrawal of the Plan of Conversion.

5.8 Corrections. The Company may, until the Effective Time, by an instrument executed by its Chairman, Vice Chairman, Chief Executive Officer, President or any Executive Vice President, attested by its Secretary or Assistant Secretary under the Company’s corporate seal and submitted to the Commissioner, make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the Plan of Conversion (including the amendment, deletion or addition of Exhibits and Schedules). The Company may in the same manner also make such modifications as may be required by the Commissioner as a condition to approval of the Conversion. The Board of Directors of the Company, by the affirmative vote of not less than two-thirds of its members, may interpret the application and implementation of any provisions of the Plan of Conversion consistent with any requirements of the Insurance Code and any such interpretation by the Board of Directors shall be final and binding.

5.9 GOVERNING LAW. THE TERMS OF THE PLAN OF CONVERSION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS.

5.10 Headings. Article and section headings contained in the Plan of Conversion are for convenience only and shall not be considered in construing or interpreting any of the provisions hereof.

5.11 Preamble. The Preamble is a general expression of the concepts of the Plan of Conversion. It is not, and shall not be construed to be, a substantive part of the Plan of Conversion except for definitions included therein.

5.12 Time Periods. Unless otherwise expressly stated, all references herein to numbers of days shall refer to calendar days.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, American Physicians Insurance Exchange, by authority of its Board of Directors, has caused this Plan of Conversion to be signed by its Chairman and its Chief Executive Officer and its corporate seal to be affixed hereto attested by its Secretary on             , 2006.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:	/s/ Norris C. Knight
Name:Norris Knight, M.D. Title:Chairman of the Board

ATTEST:

/s/ Greg Jackson
Name:Greg Jackson, M.D.
Title:Secretary

EXHIBIT A

[REPLACED BY EXHIBIT A TO

THE AMENDMENT TO PLAN OF CONVERSION]

EXHIBIT B

[REPLACED BY EXHIBIT B TO

THE AMENDMENT TO PLAN OF CONVERSION]

EXHIBIT C

NOTICE

June 22, 2006

Dear Policyholder:

I am pleased and excited to announce that the Board of Directors of American Physicians Insurance Exchange (the “Exchange”) has adopted a plan of conversion (the “Plan of Conversion”) providing for the conversion of the Exchange from a reciprocal exchange to a Texas stock insurance company (the “Conversion”). In addition, the Board of Directors of the Exchange has also adopted a Merger Agreement (the “Plan of Merger”) in which the newly converted Texas stock insurance company will merge (the “Merger”) with a wholly owned subsidiary of American Physicians Service Group, Inc. (“APSG”), a publicly traded Texas corporation. The Conversion along with the Merger is collectively referred to as the “Plan”. I have included the press release announcing the Merger with this letter for your review.

The Exchange has filed the Plan and required documentation for review and approval by the Commissioner of Insurance of the State of Texas (the “Commissioner”). The Plan is available for review on our web site at www.apie.us, but terms of the Plan may change as a result of the Commissioner’s review. If the Commissioner approves the Plan, the Exchange will then submit the Plan for approval by the Exchange’s Eligible Subscribers1 as defined in the Plan of Conversion.

If you were a subscriber with an in force policy with the Exchange on June 1, 2006 (the “Adoption Date”) and if the Plan is approved, you will be an “Eligible Subscriber”2 entitled to vote on the Plan at a special meeting of the Exchange’s Subscribers. However, in order to receive consideration in the Merger you must hold an in force policy with the Exchange at the closing date. If the Commissioner approves the Plan, the Exchange will send you a copy of the Plan as approved by the Commissioner along with other information and notify you of the date, time and place of a special meeting of the Subscribers to vote on the Plan.

In addition, as an Eligible Subscriber you are entitled to provide comments regarding the Plan while it is being reviewed by the Texas Department of Insurance.

Any comments you wish to make should be in writing. Comments may be submitted to the Exchange at the following:

American Physicians Insurance Exchange

1301 S. Capital of Texas Hwy, Suite-C300

Attn: Sharon Stripling, Executive Secretary

Austin, Texas 78746

Email: sstripling@amph.com

Fax: 512-314-4398

The Exchange will promptly provide the Texas Department of Insurance with a copy of any written comments received by the Exchange. If you want to send comments directly to the Texas Department of Insurance, those comments can be sent to the following:

Texas Department of Insurance

P.O. Box 149104

Mail Code MC 305-2C

Austin, Texas 78714-9104

Attn: Mr. Jeff Hunt

Email: jeff.hunt@tdi.state.tx.us

Fax: 512-322-3550

[1]	Eligible Subscribers are those policyholders who have a signed Subscribers Agreement & Power of Attorney providing rights in the Exchange including the right to vote on this Plan and are under an in force policy on the Adoption Date.
[2]	Other Eligible Insureds as defined in the Plan of Conversion are also included in this mailing, but are not entitled to vote for the Conversion since this group of insureds does not have an executed Subscribers Agreement and Power of Attorney giving them the right to vote. However, Other Eligible Insureds will receive consideration in the transaction. Other Eligible Insureds include those former subscribers that either earned (Death, Disability or Retirement) or paid for extended reporting endorsement (“tail”) during the last three years and Physician Extenders (CRNAs, Nurse Practitioners, etc) that are currently paying premium to the Exchange.

The Commissioner may hold a public hearing. If a hearing is held, the Exchange will provide you with no less than 30 days’ notice of the date, time, and location.

This letter provides you with background information regarding some of the reasons that the Board of Directors of the Exchange chose to pursue the Plan and a summary of the key provisions of the Plan that was approved by the Board.

BACKGROUND AND REASONS FOR THE PLAN

American Physicians Insurance Exchange (“APIE” or the ”Exchange”) is a reciprocal exchange. The Exchange was organized in the State of Texas on November 23, 1975 and commenced operations on June 1, 1976. It is licensed as a multiple-line insurer under the provisions of the Texas Insurance Code. A reciprocal exchange is an organization under which policyholders (subscribers) effectively “exchange” insurance contracts and thereby insure each other and become members of the Exchange. As required by Chapter 942 of the Texas Insurance Code, the Exchange is managed by its attorney-in-fact, APS Facilities Management, Inc. (“FMI”), a wholly owned subsidiary of APSG, and is subject to the supervision of the Exchange’s Board of Directors.

APIE writes professional liability insurance coverage for physician groups, individual physicians and other healthcare providers in the states of Texas and Arkansas. Most of the Exchange’s coverage is written on a “claims-made and reported” basis. The coverage is provided only for claims that are first reported to the Exchange during the coverage period and that arise from occurrences during the coverage period. The Exchange also provides extended or “tail” coverage available for purchase in order to cover claims that arise from occurrences during the coverage period, but that are first reported to the Exchange after the coverage period and during the term of the applicable tail coverage.

The Exchange has provided medical malpractice insurance to physicians for 30 years and has demonstrated the ability to sustain and grow through the many cycles of the market. During this period of time, there have been numerous medical professional liability crises whereby carriers have entered the market only to quickly leave or raise rates substantially leaving physicians scrambling for coverage. The Exchange has consistently provided stability and dependability of coverage for the markets it serves.

The Board has spent considerable time and effort in carefully researching and exploring alternatives for growth to continue to strengthen the Exchange and continue to provide stability to marketplace, as in years past. As a reciprocal exchange, the Exchange cannot access capital through stock offerings. The Board believes that the Plan will allow the Exchange to continue to prosper through its ability to access capital through public markets and that the policyholders will benefit from outside capital, in addition to what is being generated by its stand-alone financial performance.

Several medical malpractice companies operating in other states have converted to stock companies for the purpose to access capital to support growth and provide financial stability. The Board views access to capital as a component for the Exchange to grow and to compete in a changing marketplace. Additional capital will only further strengthen the Exchange and provide a platform for growth by increasing market capacity. Furthermore, the Board anticipates that the Plan, if approved, will allow the Exchange to pursue and eventually achieve meaningful ratings with A.M. Best and other rating agencies. The Exchange believes the ability to achieve a meaningful A.M. Best rating will further enhance the converted company to write insurance for more medical professionals that may be required to purchase insurance from a Best rated carrier.

While the Exchange intends to convert to a Texas stock insurance company, it does not intend to change the overall philosophy of how services are provided to policyholders. The current physician members of the Exchange’s Board of Directors will continue to be very involved in all areas of the insurance business including

2

claims, underwriting, and risk management. Under the Plan as approved by the Board, insured physicians will continue to have the opportunity to meet with the physician members of the Board of Directors through a Physician Liaison Committee.

The Board believes that approval of this Plan will enhance the ability of the Exchange to continue as a reliable, stable insurance market for physicians. The Exchange will also continue to maintain the high quality of services and insurance products for physicians. The Exchange is committed to maintaining its philosophy – “Physicians for Physicians” within the fabric of the company.

CONCLUSION

This letter constitutes notice of (i) the adoption of the Plan by the Board of Directors of the Exchange, (ii) filing of the Plan for review and approval by the Commissioner, and (iii) your right to provide comments regarding the Plan to the Exchange and the Commissioner.

Please note that you are not being requested to vote on the Plan at this time. If the Plan is approved by the Commissioner, the Exchange will send you a copy of the Plan as approved by the Commissioner along with other information and notify you of the date, time and place of a special meeting to vote on the Plan.

We look forward to receiving any comments you may have on the Plan. It is requested that comments be provided within thirty (30) days of receipt of this letter.

Should you have any additional questions for the Exchange with regard to the Plan, please feel free to contact the Exchange at (800)252-3628.

Very truly yours,

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:
Norris C. Knight, Jr., MD Chairman of the Board

3

EXHIBIT D

EXHIBIT E

EXHIBIT F

STOCK OPTIONS

EXHIBIT F

Stock Options

Name	# Options
Duane Kenneth Boyd, Jr.	2,000
Freddie Lee Contreras, MD	5,000
Thomas William Eades, MD	27,000
Michael Lewis Green, Jr. MD	2,000
Gregory Mann Jackson, MD	16,000
Norris Crockett Knight, Jr., MD	22,000
William Joseph Peche, MD	29,000
Lawrence Scott Pierce, MD	17,000
Richard Samuel Shoberg, Jr., MD	28,000

148,000

The terms of the above stock options include, but are not limited to:

•	The exercise price is the day before the announcement market price

•	The term of the exercise of the option is five years except for the following:

•	The term of the exercise shall be 3 months after the date of which the Advisory or Director relationship is terminated for any other reason other than death or permanent and total disability

•	The term of the exercise of the option shall be 12 months after the date of which the Advisory or Director relationship is terminated by reason of the permanent and total disability

•	In the event of the death while serving as an Advisory Director or Director of the Company, the executors or administrators for the above individuals may exercise the option within12 months following the date of death

•	Immediate vesting

•	The Options are granted for future service as either Advisory Directors or Directors of American Physicians Insurance Company based on years of experience and knowledge serving as Company Directors

EXHIBIT G

REVOCATION OF ATTORNEY-IN-FACT

REVOCATION OF AUTHORITY OF ATTORNEY-IN-FACT

WHEREAS, American Physicians Insurance Exchange (“APIE”) and APS Facilities Management, Inc. (“APSFM”), as successor to American Physicians Service Corporation, n/k/a American Physicians Service Group, Inc. (“APSG”), are parties to that certain Management Agreement of Attorney-in-Fact for American Physicians Insurance Exchange, as amended from time to time (the “Agreement”); and

WHEREAS, APIE, APSG and APSG ACQCO, Inc. are parties to that certain Merger Agreement and Plan of Merger, dated June 1, 2006, pursuant to which APIE intends to convert to a Texas stock insurance company; and

WHEREAS, upon conversion of APIE to a Texas stock insurance company pursuant to the Plan of Conversion filed with the Texas Department of Insurance, APIE will no longer be managed by an attorney-in-fact; and

WHEREAS, APIE and APSFM wish to revoke the attorney-in-fact powers delegated to APSFM upon the effective time of the conversion of APIE;

NOW, THEREFORE, it is agreed by and between the parties:

1. Upon the effective time of the conversion of APIE from a Texas reciprocal insurance exchange into a Texas stock insurance company, all authority of the APSFM under and pursuant to such Agreement shall be revoked by APIE without further action by APIE.

Executed this             day of             , 2006.

APS Facilities Management, Inc.

By:

Name:

Title:

American Physicians Insurance Exchange

By:

Name:

Title:

AMENDMENT TO PLAN OF CONVERSION

This Amendment to The Plan of Conversion (this “Amendment”) amends that certain Plan of Conversion (the “Plan of Conversion”) adopted and approved by the Board of Directors of American Physicians Insurance Exchange dated June 1, 2006.

R E C I T A L S:

WHEREAS, on or about June 1, 2006, the Board of Directors of American Physicians Insurance Exchange adopted a Plan of Conversion to convert to a stock insurance company pursuant to the terms of the Plan of Conversion; and

WHEREAS, the Board of Directors believes it is in its and its prospective owners’ best interests to amend the Plan of Conversion as set forth in this Amendment.

A G R E E M E N T:

NOW, THEREFORE, the Plan of Conversion is amended as follows:

1. Certificate of Formation and Bylaws. The Certificate of Formation of the Insurance Company attached to the Plan of Conversion as Exhibit A is hereby deleted and replaced in their entirety with the Articles of Incorporation attached as Exhibit A to this Amendment. Furthermore, the Amended and Restated Bylaws of the Insurance Company attached to the Plan of Conversion as Exhibit B are hereby deleted and replaced in their entirety with the Amended and Restated Bylaws attached as Exhibit B to this Amendment. Except for the substitution of these exhibits, Section 2.2(c) of the Plan of Conversion shall remain in full force and effect in accordance with its terms.

2. Except as specifically amended hereby, the Plan of Conversion shall remain adopted and approved by the Board of Directors in accordance with its terms.

IN WITNESS WHEREOF, American Physicians Insurance Exchange, by authority of its Board of Directors, has caused this Plan of Conversion to be signed by its Chairman and its Chief Executive Officer and its corporate seal to be affixed hereto attested by its Secretary on August 25, 2006.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:	/s/ Norris C. Knight
Name:Norris Knight, M.D. Title:Chairman of the Board

ATTEST:

/s/ Gregory M. Jackson, M.D.
Name:Gregory M. Jackson, M.D. Title:Secretary

EXHIBIT A

CERTIFICATE OF FORMATION OF APIC

[SEE EXHIBIT F TO AMENDED MERGER AGREEMENT AND PLAN OF MERGER]

EXHIBIT B

AMENDED AND RESTATED BYLAWS OF APIC

[SEE EXHIBIT G TO AMENDED MERGER AGREEMENT AND PLAN OF MERGER]

ANNEX C

January 26, 2007

Dr. Norris C. Knight

Chairman of the Board

American Physicians Insurance Exchange

1301 S. Capital of Texas Hwy., Suite C-300

Austin, Texas 78746

Re: APIE Conversion and Acquisition

Dear Dr. Knight:

This letter is in response to your request for the opinion of Deloitte Tax LLP (“Deloitte Tax”), set forth below, regarding certain U.S. federal income tax consequences resulting from (i) the conversion of American Physicians Insurance Exchange (“APIE”) into a stock insurance company to be named American Physicians Insurance Company (“APIC”) (the “Conversion”) and (ii) the subsequent acquisition of APIC by American Physician Service Group, Inc. (“APSG”) through the merger of APSG’s wholly owned subsidiary with and into APIC in exchange for APSG stock. (the “Merger,” and together with the Conversion, the “Transactions”).

This tax opinion letter (the “Opinion”) is limited to the specific U.S. federal income tax issues addressed herein. Additional tax issues may exist that could affect the U.S. federal tax treatment of the transactions that are the subject of this Opinion, and this Opinion does not consider or provide a conclusion with respect to any additional tax issues. This Opinion was not written, and cannot be used by the taxpayer, for the purposes of avoiding penalties with respect to any significant U.S. federal tax issues outside the limited scope of this Opinion (see section of this letter entitled “ISSUES PRESENTED”).

The conclusions expressed herein are based on our understanding of the facts, assumptions, documents, and representations described in this letter, as well as the current tax laws and tax authorities in effect as of the date of this letter. If any of these items are incorrect or change after the date of this letter, or if the tax law changes, the conclusions likewise would be subject to change. Deloitte Tax assumes no obligation to update this letter for any future changes in the tax law, regulations, or other authoritative interpretations, and does not intend to, unless it is specifically requested to do so.

In preparing this Opinion, we have (with your permission) reviewed and relied upon the following documents and the attachments thereto:

1.	Representation Letter, dated January 26, 2007, and executed by APSG;

2.	Representation Letter, dated January 26, 2007, and executed by APIE;

3.	The Form of Plan of Conversion, dated June 1, 2006, as amended on August 25, 2006 and adopted by APIE (the “Plan”);

4.	The Form of Merger Agreement and Plan of Merger, dated June 1, 2006 as amended on August 25, 2006, and executed by and among APSG, APSG ACQCO, Inc. (“ACQCO”), and APIE (the “Agreement”);

5.	The Form of Advisory Services Agreement, to be executed by and among API Advisory, LLC (“Advisor”) and APIC (the “Advisory Services Agreement”);

6.	The Form of Articles of Incorporation of APIC, to be filed with Texas Department of Insurance (“Certificate of Formation”);

7.	The Form of Certificate of Designation executed by APSG pursuant to Article 2.13 of the Texas Business Corporation Act (the “TBCA”);

8.	The Form of Stock Option Agreement (Non-Qualified) to be executed by APSG and certain directors of APIE;

9.	The United States Securities and Exchange Commission (the “SEC”) Amendment No. 4 Form S-4 registration statement under the Securities Act of 1933 (the “Securities Act”) filed by APSG on January 26, 2007, (the “Registration Statement”);[1] and

10.	APSG’s SEC Form 10-K Annual Report for the fiscal year ended December 31, 2005.

11.	Official Consent Order of the Commissioner of Insurance of the State of Texas Approving Conversion and Merger dated January 26, 2007 (the “Consent Order”);

12.	The Form of Escrow Agreement to be executed by and between PlainsCapital Bank, Wealth Management and Trust and APSG (the “Escrow Agreement”).

I. FACTS

The following is a summary of the facts upon which we have based the conclusions in this Opinion.

1.	CORPORATE STRUCTURE – APSG

A.	APSG

APSG, a Texas corporation with its principal place of business in Austin, Texas, is a management and financial services firm whose subsidiaries and affiliates provide: (i) brokerage and investment services to institutions and individuals; and (ii) management services to APIE. APSG was organized in October 1974 and began trading on the NASDAQ Market under the symbol AMPH in 1983.

As of December 31, 2005, APSG had 20,000,000 authorized shares of $.10 par value common stock, with 2,784,120 shares issued and outstanding (with 139,107 treasury shares purchased and retired), and 1,000,000 authorized shares of $1.00 par value preferred stock, none of which had been issued. In addition, 483,000 shares of APSG common stock were subject to outstanding options. The average closing price of APSG common stock for the twenty consecutive trading days ending June 6, 2006 was $14.28 per share.

B.	ACQCO

ACQCO, a Texas corporation, is a wholly owned subsidiary of APSG. ACQCO was formed and organized for the purpose of merging with and into APIC as part of the Transactions. ACQCO engages in no business activities and it has no material assets or liabilities, other than those assets and liabilities incident to its formation and those liabilities to be incurred in connection with the Merger.

C.	The Advisor

Advisor, a Texas limited liability company to be owned by members of APIE’s current Board of Directors, will be formed in connection with the Transactions and organized for the purpose of providing the APIC Board of Directors (the “APIC Board”) with advisory and consulting services under the Advisory Services Agreement. The obligations of APIC under the Advisory Services Agreement will be guaranteed by APSG.

APIC will establish an Advisory Board of Directors (the “Advisory Board”), with no more than nine members, with such members to be provided by Advisor. Under the Advisory Services Agreement, the Advisory Board will participate in APIC Board discussions, but in no event will the Advisory Board members have any right to vote on matters brought before the APIC Board. Advisor will retain the sole right to remove, appoint, or substitute persons to serve as members of the Advisory Board as it deems necessary to fulfill its obligations under the Advisory Services Agreement.

[1]	References to the Registration Statement also include prior registration statements filed in connection with the Merger, including the original registration statement filed on August 31, 2006 and subsequent amendments.

The APIC Board will be elected by its shareholders. However, APSG may, in its sole discretion, appoint one or more members of the Advisory board to serve on the APIC Board. The members of the Advisory Board (and any member of the Advisory Board appointed to the APIC Board) provided by the Advisor will be compensated directly by APIC for their services as a member of the Advisory Board or the APIC Board, however, no person shall serve or be compensated as both a member of the APIC Board and the Advisory Board.

In addition to appointing members of the Advisory Board, the Advisor will also be responsible for appointing Advisory Board members to serve on certain operating committees of APIC. Each APIC operating committee will consist of one or more members of the APIC Board appointed by an APIC Board resolution, and certain of these committees will include Advisory Board members appointed by the Advisor. Each committee, to the extent expressly provided in the APIC Board resolution establishing such committee, will have and may exercise all of the authority of the APIC Board in the management of the business and property of APIC, including the power and authority to declare a dividend and to authorize the issuance of shares of the Corporation, but will not have and may not exercise the authority of the APIC Board in certain other areas.2 Under the Advisory Services Agreement, the Advisory Board members appointed to serve on operating committees of APIC will participate in APIC operating committee discussions, but in no event will such Advisory Board members have any right to vote on matters brought before the APIC operating committees.

The APIC Board will have the power at any time to fill vacancies in, to change the membership of, and to discharge any APIC committee. However, a committee member may be removed by the APIC, only if, (a) in the judgment of the board of directors, the best interests of the APIC will be served thereby, and (b) such removal is not inconsistent with the APIC Certificate of Formation.

Further, the Advisor will be responsible for retaining on behalf of APIC the services of a Medical Director and an Executive Secretary, both of which will be subject to the operational authority of the chief executive officer of APIC and the APIC Board. Although APIC will advance the compensation of the Medical Director and the Executive Secretary, such compensation will be the responsibility of the Advisor.

2.	CORPORATE STRUCTURE—APIE

A.	APIE

APIE is a Texas reciprocal insurance exchange organized under Chapter 942 of the Texas Insurance Code. The purpose of APIE is to provide its policyholders with liability and other insurance coverage. A reciprocal insurance exchange is an organization under which insurance policyholders effectively “exchange” insurance contracts and thereby insure each other by becoming subscribers of the insurance exchange. APIE’s insurance policyholders include (i) physicians who hold medical professional liability insurance contracts underwritten by APIE (the “Subscribers”) and (ii) non-Subscribers who are either (a) former Subscribers who have purchased or earned an extended reporting endorsement (tail coverage) within the last three years or (b) non-physician health care providers who hold professional liability insurance contracts underwritten by APIE (“Other Eligible Insureds”) (collectively, Subscribers and Other Eligible Insureds are referred to herein as “Policyholders”). APIE has no shareholders or any authorized capital stock. The APIE by-laws provide that the Subscribers hold certain

[2]	No APIC committee will have the authority of the APIC Board in reference to: (i) amending the Certificate of Formation of APIC; (ii) approving a plan of merger or consolidation; (iii) recommending to APIC shareholders the sale, lease, or exchange of all or substantially all of the property and assets of APIC otherwise than in the usual and regular course of its business; (iv) recommending to the APIC shareholders a voluntary dissolution of the APIC or a revocation thereof; (v) amending, altering, or repealing the APIC bylaws or adopting new bylaws; (vi) filling vacancies in the APIC Board or of any APIC committee; (vii) filling any directorship to be filled by reason of an increase in the number of directors; (viii) electing or removing officers or committee members; (ix) fixing the compensation of any committee member; or (x) altering or repealing any resolution of the APIC Board which by its terms provides that it shall not be amendable or repealable.

rights in APIE (the “Subscriber Interests”), including the rights to select and terminate members of the APIE Board of Directors, as well as the exclusive rights to amend the APIE by-laws as it relates to the rights of Subscribers. Thus, the Subscribers hold proprietary interests in APIE. Although the Other Eligible Insureds are not entitled to vote for members of the APIE Board of Directors or on any other matter, APIE’s bylaws provide that such insureds hold a non-voting proprietary interest in APIE (collectively, the Subscriber Interests and interests in APIE held by Other Eligible Insureds are referred to herein as “Policyholder Interests”).

APIE only has two employees, and is managed through an attorney-in-fact contract discussed below. The Subscribers have the power to approve and terminate the attorney-in-fact under the APIE bylaws.

APIE is authorized to do business in Texas and Arkansas, and specializes in writing medical professional liability insurance for healthcare providers. It writes insurance in Texas primarily through purchasing groups and is not fully subject to certain rate and policy form regulations issued by the Texas Department of Insurance. It reviews applicants for insurance coverage based on the nature of their practices, prior claims records, and other underwriting criteria. APIE is one of the largest medical professional liability insurance companies in Texas and is the only such company that is wholly owned by its Subscribers.

Generally, medical professional liability insurance is offered on either a “claims made” basis or an “occurrence” basis. “Claims made” policies insure physicians only against claims that are reported during the period covered by the policy. “Occurrence” policies insure physicians against claims based on occurrences during the policy period regardless of when they are reported. APIE offers only a “claims made” policy in Texas and Arkansas, but provides for an extended reporting option upon termination of the policy. APIE reinsures 100 percent of all Texas and Arkansas coverage risk between $250,000 and $1,000,000 per medical incident, primarily through certain domestic and international insurance companies. In addition, APIE provides medical professional liability insurance policies with liability limits up to $1,000,000 per occurrence for nurses, nurse assistants, physician assistants, physical therapist, nurse midwives and “moonlighters” or medical residents who choose to practice medicine outside of their training program.

APIE is managed by its attorney-in-fact, APS Facilities Management, Inc., d.b.a. APMC Insurance Services (“APMC”), a wholly owned subsidiary of APSG, subject to the direction of APIE’s Board of Directors. For these services, APIE pays APMC a management fee in an amount that is based on a percentage of the combination of statutory earned premiums of APIE and a percentage of APIE’s statutory profits, subject to a ceiling limitation based on premium levels. APMC’s assets are not subject to any insurance claims by the insureds of APIE.

APMC has been APIE’s exclusive attorney-in-fact since APIE’s inception in 1975. The management agreement between APMC and APIE provides for full management by APMC of the day-to-day operations of APIE under the direction of APIE’s physician Board of Directors. Subject to the direction of the APIE Board, APMC sells and issues policies, investigates, settles, and defends claims on behalf of APIE, and otherwise manages APIE’s affairs. APMC pays salaries, personnel-related expenses, rent, office operations costs, information technology costs, and many other operating expenses of APIE. APIE is responsible for the payment of all claims, claims expenses, peer review expenses, directors’ fees and expenses, legal, actuarial and auditing expenses, its taxes, outside agent commissions, and certain other specific expenses. Under the management agreement, APMC’s authority to act as attorney-in-fact of APIE is automatically renewed each year unless a majority of the Subscribers of APIE elect to terminate the management agreement by reason of an adjudication that APMC has been grossly negligent, has acted in bad faith or with fraudulent intent, or has committed willful misfeasance in its management activities.

Due to APIE’s unique structure, APIE has limited access to capital markets and can build surplus only through earnings or Subscriber deposits (“Deposits”). APIE was initially capitalized through refundable Deposits and has historically utilized Deposits to offset significant underwriting losses. From APIE’s inception through March 1992 (the date of the Board decided it would no longer utilize refundable Deposits), as periodically determined and approved by the APIE Board of Directors, eligible physicians desiring to purchase insurance through APIE were required to make a refundable Deposit in exchange for a Deposit certificate (collectively, the “Deposit Certificates”). The amount of a refundable Deposit varied during this period based on the physician’s medical specialty and the surplus requirements of APIE.

APIE’s balance sheet currently identifies Deposits made by current and former Subscribers as “refundable surplus deposits.” Historically, for statutory insurance purposes, these Deposits have been recorded on its financial statements as a component of surplus similar to a surplus debenture. Past Deposits from Subscribers have not been fully refunded and constitute a significant portion of APIE’s surplus.

By Consent Order No. 04-0856, effective September 3, 2004 (the “Order”) the Texas Department of Insurance (the “TDI”) approved on a prospective basis a partial pro-rata refund of Deposits to former Subscribers and full refunds of Deposits to current Subscribers upon their death, disability, or retirement. By Amended Consent Order No. 05-0874 (the “Amended Order”), the TDI allowed APIE to refund such Deposits retrospectively and not just prospectively.

As of December 31, 2005, the total balance of Deposits was $10,567,520 of which (i) $488,558 is attributable to 95 current Subscribers and (ii) $10,078,961 is attributable to 2,292 former Subscribers who are no longer insured with APIE. Pursuant to the Amended Order, such former Subscribers may receive partial refunds in the aggregate amount of $200,000 per year provided the conditions in the Amended Order are met. Pursuant to the terms of the Amended Order, upon the death of a former Subscriber, the estate of such former Subscribers may request a refund of 50 percent of the outstanding balance of the Deposit. Pursuant to the Amended Order, current Subscribers may receive a full refund of their Deposits upon their death, disability, or retirement. No interest has accrued to Deposit holders since 1989.

Only Deposit holders (both current and former Subscribers) who provided a Deposit to APIE while insured by the company and who still have a balance owed to them by APIE should be holding a Deposit Certificate. Each Deposit Certificate on its face highlights the terms of refund, the interest rate, the rights of the Subscriber to vote, payments in the event of liquidation, and the lack of rights in APIE upon cancellation of his or her insurance policy.

3.	THE TRANSACTIONS

A.	General Summary

On the effective date of the Transactions, APIE will convert pursuant to the Texas Insurance Code (“TIC”) and the Texas Business Organization Code (“TBOC”) into a stock insurance company, change its name to APIC, and continue its corporate existence as a stock insurance company without interruption.

In the Conversion, the proprietary interests of the Policyholders will be exchanged for shares of APIC voting common stock, and the Deposit Certificates will be cancelled in exchange for shares of non-voting, mandatorily redeemable APIC preferred stock. Except for the common and preferred shares of APIC stock, no other consideration will be offered in the Conversion to the Policyholders or holders of Deposit Certificates.

Following the Conversion, provided that certain conditions are satisfied, APSG, ACQCO, and APIC will effect the Merger. Pursuant to the Merger, ACQCO will merge with and into APIC with APIC surviving. Although the Boards of Directors of both APSG and APIE have approved the Merger, completion of the Merger is subject to: (i) approval by the TDI; (ii) necessary filings with the SEC; (iii) approval of the shareholders of APSG and the APIE Subscribers; and (iv) the execution of the Advisory Services Agreement. Upon consummation of the Merger, APIC will become a wholly owned subsidiary of APSG.

In the Merger, each outstanding share of APIC common stock will be converted into, and exchanged for, APSG common stock. Likewise, each outstanding share of APIC preferred stock will be converted into, and exchanged for, APSG preferred stock. After the Merger, ACQCO will cease to exist, and APSG will be the holder of all of the issued and outstanding APIC voting common stock and APIC preferred stock. Each APIE insurance policy in force prior to the Transactions will remain in effect after the Merger.

B.	Reason for the Transactions

With post-merger consolidated assets expected to exceed $180 million, consolidated equity exceeding $50 million, and consolidated revenues exceeding $80 million, the management of APSG and APIE believe the Transactions will allow APSG and APIE to build an organization that is positioned for growth and financial success.

The management of APIE believes that the Transactions will allow APIE access to capital not previously available to it as a reciprocal insurance exchange. Additional capital will strengthen APIE, provide a platform for growth by increasing APIE’s market capacity, and provide the opportunity for APIE to obtain a favorable A.M. Best rating. APIE’s Policyholders will benefit directly from this new strength, as well as from the liquidity and opportunity of being shareholders of APSG. The Transactions should not result in any changes in coverage or other contractual obligations in existing insurance policies. In addition, APIE has structured the Transactions to retain the involvement of its physician insureds (through the Advisor) in the insurance operations.

C.	The Conversion

(i)	General Terms

The Conversion will take effect pursuant to the Plan when a Certificate of Formation of a stock insurance company as approved by the APIE’s Subscribers is filed with the Commissioner of Insurance of the State of Texas (the “Commissioner”) (the “Effective Time of the Conversion”). Without further act or deed, APIE will: (i) adopt the provisions of Chapter 822 of the Texas Insurance Code (“TIC”); (ii) adopt a Certificate of Formation pursuant to the provisions of Section 822.052 of the TIC to become a stock property and casualty insurance company authorized to issue capital stock; and (iii) change its corporate name to APIC. All of the shares of APIC common stock and APIC preferred stock will be uncertificated shares and will be issued in exchange for the proprietary interests of eligible Policyholders and for the cancellation of the Deposit Certificates, respectively, which will be the sole consideration for the issuance of such shares.3

The legal existence of APIE will continue as a stock insurance company without interruption from June 26, 1975. Thus, all of APIE’s assets, rights, franchises, privileges, powers, permits, licenses, and interests in and to property, real, personal, or mixed, and any accompanying things in action, will be vested in APIC, without a deed or transfer. In addition, all of APIE’s obligations and liabilities will become obligations and liabilities of APIC.

At the Effective Time of the Conversion, each eligible Subscriber and Other Eligible Insured will receive the number of shares of APIC common stock as provided below:

(I) Thirty percent of the 10 million shares of $1.00 par value APIC common stock will be divided equally among all of the eligible Subscribers on a per eligible Subscriber basis; and

(II) Seventy percent of the 10 million shares of $1.00 par value APIC common stock will be divided among the eligible Subscribers and Other Eligible Insureds based upon the “Attributable Earned Premium” of each eligible Subscriber and Other Eligible Insured during the three year period beginning June 1, 2003 and ending on the May 31, 2006 in relation to the Attributable Earned Premium of all eligible Subscribers and Other Eligible Insureds over such period of time. “Attributable Earned Premium” for this purpose means earned premium attributable to such eligible Subscribers and Other Eligible Insureds under a Policy issued by APIE, but excluding maintenance fees and legal defense premiums.

[3]	Subscribers and Other Eligible Insureds will be eligible to participate in the Conversion if they maintained an insurance policy on June 1, 2006 and did not voluntarily terminate their insurance policy by cancellation prior to the Effective Time of the Conversion.

Upon such issuance, all Policyholder Interests and all other rights of all Policyholders (except for the rights of Policyholders arising under their insurance policies) in APIE will be extinguished.

In addition, APIE Deposit Certificates will be converted into and exchanged for a number of shares or fractional shares of $1.00 par value mandatorily redeemable APIC non-voting preferred stock equal to the number of dollars of unreturned Deposits evidenced by the outstanding balance on APIE’s books at the time of the Conversion, divided by one thousand (1,000). Upon the Conversion, all rights of each Deposit Certificate holder under and with respect to each Deposit Certificate, including, without limitation, all rights to any additional payments by APIC will be fully extinguished and entirely replaced by the shares of APIC redeemable preferred stock issued in consideration of such exchange. The APIC redeemable preferred stock will provide for cumulative dividends thereon at the rate of three percent (3%) per annum payable on the redemption value per share, in priority to the payments of dividends on the common shares. The terms of the APIC redeemable preferred stock will provide that APIC shall redeem, by the end of each fiscal year of APIC during which there are shares of such preferred stock outstanding, a number of shares of such preferred stock outstanding on such redemption date with an aggregate redemption price equal to $1 million. Notwithstanding the foregoing, APIC (i) shall redeem all remaining outstanding shares of the APIC redeemable preferred stock on or before December 31, 2016, and (ii) shall not be required to make the initial redemption prior to twelve (12) months after the Effective Time of the Conversion. Furthermore, the terms of the APIC redeemable preferred stock will provide that APIC shall have an optional right to redeem outstanding shares of the APIC redeemable preferred stock, in whole or in part, at any time.

(ii)	Conditions to the Conversion

The Plan provides that the Conversion will not become effective until certain conditions are met, including:

(I) The Plan is approved by the Commissioner, and a public hearing is held in accordance with the provisions of Chapter 823 of the TIC.

(II) APIE has sent to each Policyholder and each holder of a Deposit Certificate a notice advising such persons of the adoption and filing with the Commissioner of the initial Plan and such person’s right to provide to the Commissioner and APIE comments on the Plan.

(III) Approval of the Plan of Conversion and the Plan of Merger by the eligible Subscribers at a meeting of eligible Subscribers.

(IV) APIE has obtained rulings from the IRS or obtained an opinion from its tax advisors satisfactory to APIE with respect to certain tax aspects of the Conversion and of the Merger.

(V) APIE has (i) obtained a no-action letter from the SEC in form and substance satisfactory to APIE relating to matters pertaining to applicable federal securities laws, and/or (ii) received an opinion of independent legal counsel in form and substance satisfactory to APIE with respect to federal and state securities law matters.

(VI) All conditions precedent (exclusive of the Conversion) to the closing of the Merger have been satisfied or waived by the parties to the Agreement.

D.	The Merger

(i)	General Terms

Following the Conversion, and in accordance with the terms of the Agreement, ACQCO will merge with and into APIC, with APIC surviving. The closing of the Merger (the “Closing”) will be effected by filing a Certificate of Merger with the Secretary of State of Texas and, if necessary, with the TDI and the Arkansas Insurance Department (“AID”), in accordance with the applicable provisions of the TBCA and the TBOC. The Closing will take place after the satisfaction or waiver of the conditions set forth in the Agreement.

On the effective date of the Merger (the “Merger Effective Date”), all of the property, rights, privileges, powers, and franchises of ACQCO will vest in APIC, and all debts, liabilities, obligations, and duties of

ACQCO, including the rights and obligations under the agreements, if any, of ACQCO, will become APIC’s debts, liabilities, obligations, and duties. The Merger will not affect the policy coverage of any policy of insurance issued by APIC and all policies and obligations, if any, of ACQCO will be assumed by APIC.

In the Merger, each share of APIC common stock will be converted into, and exchanged for, the number of shares of APSG common stock, par value $0.10 per share, equal to the Exchange Ratio. There will not be any certificates issued to represent the outstanding APIC common stock received in the Conversion, and the holders of APIC common stock, on the Merger Effective Date, will cease to have any rights with respect to the APIC common stock except the right to receive: (i) the APSG common stock determined under the Agreement and (ii) cash in lieu of fractional shares of APSG common stock, in each case without interest. Immediately following the Merger Effective Date, APSG will be the holder of all of the issued and outstanding APIC common stock.

In the Merger, each share of APIC preferred stock will be converted into, and exchanged for, a like number of shares of APSG mandatorily redeemable voting preferred stock, par value $1.00 per share. The APSG preferred shares will have the same redemption and dividend provisions as the APIC preferred stock including, but not limited to, the requirement that APSG shall redeem, by the end of each fiscal year of APSG during which there are shares of such preferred stock outstanding, a number of shares of such preferred stock outstanding on such redemption date with an aggregate redemption price equal to $1 million and shall redeem all remaining outstanding shares of the APSG redeemable preferred stock on or before December 31, 2016. Furthermore, pursuant to its authority to regulate insurance companies operating in Texas, the TDI has required APIE to agree to the Consent Order as a condition to the completion of the Transactions. Pursuant to the Consent Order, APIE has represented that APSG will deposit $2,500,000 into an escrow account with a bank, pursuant to a separate escrow agreement between APSG and the bank. Pursuant to the Consent Order, no withdrawals will be made from the escrow account without prior approval from the TDI unless all shares of APSG preferred stock have been redeemed and all dividends payable thereon have been paid. Furthermore, the Consent Order provides that the deposited funds will remain in escrow until the aggregate remaining redemption and dividend obligation with respect to the APSG preferred shares is less than the amount of such escrow balance, and, as described above, once all shares of APSG preferred stock have been redeemed and all dividends thereon have been paid, the remaining balance from the escrow account may be withdrawn. In accordance with the Consent Order, APSG will execute the Escrow Agreement pursuant to which it will deposit the funds described in the Consent Order into an escrow account with PlainsCapital Bank, Wealth Management and Trust. APSG has represented that any funds deposited by APSG in the escrow account with respect to the APSG redeemable preferred stock, pursuant to the Escrow Agreement, will remain APSG’s assets and therefore will remain subject to the claims of APSG’s creditors.

There will not be any certificates issued to represent the outstanding APIC preferred stock received in the Conversion, and the holders of APIC preferred stock, on the Merger Effective Date, will cease to have any rights with respect to the APIC preferred stock except the right to receive APSG preferred stock. Immediately following the Merger Effective Date, APSG will be the holder of all of the issued and outstanding APIC common and preferred stock. However, after the Merger, the ability of APIC to pay dividends to APSG or redeem any of the APIC preferred stock that will be held by APSG is subject to regulation by the TDI. In the Consent Order, the TDI, pursuant to its regulatory authority, has prohibited APIC from paying dividends to APSG on the APIC common stock, or redeeming any of the APIC preferred stock that will be held by APSG, in any fiscal year unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG Series A redeemable preferred stock for that year. Pursuant to the Consent Order, without the prior approval of the TDI, aggregate annual dividends on APIC common stock and payments made to redeem APIC preferred stock held by APSG may not exceed the lesser of 10 percent of APIC’s prior year-end policyholder surplus or APIC’s prior year net income, and in no event may exceed APIC’s earned surplus.

ACQCO will cease to exist on the Merger Effective Date. The aggregate APSG common stock, the aggregate APSG preferred stock, and cash in lieu of fractional APSG common stock, in each case without interest, will be collectively referred to as the “Merger Consideration.”

[4]	The 5-year period is subject to termination provisions in Section 4 of the Stock Option Agreement that terminate the option period due to the complete separation of option holder from APSG or its direct and indirect subsidiaries for any reason, including death and disability.

In connection with the Merger, APIC will enter into the Advisory Services Agreement with Advisor, which will be owned at the time of the Merger by current members of APIE’s Board of Directors, all but one of which are also APIC shareholders. The fair market value of the payments to be made by APIC, and guaranteed by APSG, under the Advisory Services Agreement will be commensurate with the value of the services to be provided to APIC by Advisor.

Finally, pursuant to separate agreements to be executed between APSG and former APIE Directors (each of these agreements referred to as a “Stock Option Agreement”), APSG will issue to former APIE Directors in connection with their future service to APSG 148,000 stock options to purchase APSG common stock, par value $0.10 per share, at an agreed upon price of $13.94. Generally, each option holder will have five (5) years from the date of its Stock Option Agreement to exercise the options.4 The options will be issued by APSG in accordance with APSG’s current incentive and non-qualified stock option plan. Such options will have terms substantially identical to the options APSG grants to its existing employees and will be commensurate with the value of the services to be provided to APSG by the former APIE Directors.

(ii)	The Exchange Ratio

Each share of APIC common stock received in the Conversion will be exchanged for a number of APSG common shares equal to the Exchange Ratio. The Exchange Ratio will equal: (a) $39 million, less the discounted value of the future payments to holders of redeemable APIC preferred stock (the “Purchase Price”), divided by the average NASDAQ market closing price of APSG common shares for the twenty trading days immediately prior to the date the Agreement is fully executed and announced in an SEC filing (the “Announcement Market Price”); divided by (b) the aggregate number of shares of APIC common stock entitled to be received in the Conversion.

However, if the average NASDAQ market closing price of APSG common stock for the twenty-day period prior to the closing of the Merger (the “Closing Market Price”) is more than 115 percent of the Announcement Market Price; or is less than 85 percent of the Announcement Market Price, the Exchange Ratio will be modified. In addition, the Agreement may be terminated if the Closing Market Price is more than 25 percent greater than or less than the Announcement Market Price.

(iii)	No Fractional Shares of APSG Common Stock

No fractional shares of APSG common stock will be issued in the Merger and fractional share interests will not entitle the owner thereof to vote or to any rights of an APSG shareholder. All Shareholders that would be entitled to receive fractional APSG common stock will be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of APSG common stock to which such holder would otherwise have been entitled by the Announcement Market Price or the Closing Market Price, as applicable.

(iv)	Dissenting Shareholders

In the Merger, there will be no dissenters rights for either preferred or common shareholders of APIC.

(v)	Conditions to the Merger

The Agreement provides that the Merger will not become effective until certain conditions are met, including:

(I) The representations and warranties of APIE and APSG contained in the Agreement are true and correct, or APIE and APSG have performed all of its obligations required by the Agreement;

(II) The Advisory Services Agreement must have been fully executed as of the Merger Effective Date and be in full force and effect;

(III) APIC and APSG must have received reasonable assurances from their tax advisors that, for federal income tax purposes, the Conversion and the Merger should qualify as a tax-free reorganization under section 368(a) of the Code; and

(IV) There were no legal or regulatory injunctions or impediments to completing the Conversion or the Merger.

(V) Approval of the Plan of Conversion and the Plan of Merger by the eligible Subscribers at a meeting of eligible Subscribers.

II. ISSUES PRESENTED

1.	Whether the Conversion should qualify as a reorganization under section 368(a)(1)(E).

2.	Whether APIE, APIC, the Subscribers, the Other Eligible Insureds, or holders of Deposit Certificates should recognize gain or loss in the Conversion.

3.	Whether the Merger should qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E).

4.	Whether APSG, APIC, or the APIC common and preferred shareholders that receive APSG shares in the Merger should recognize gain or loss in the Merger.

III. CONCLUSIONS

1.	The Conversion should qualify as a reorganization under section 368(a)(1)(E).

2.	Neither APIE nor APIC, should recognize gain or loss in the Conversion.

3.	Subscribers and Other Eligible Insureds should not recognize gain or loss if they only receive APIC common stock in the Conversion. However, Subscribers who also are holders of Deposit Certificates should recognize gain, but not loss, to the extent they receive APIC preferred stock in the Conversion. Holders of Deposit Certificates that only receive APIC preferred stock should recognize gain or loss in the Conversion.

4.	The Merger should qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E).

5.	APSG, APIC, and the APIC common and preferred shareholders that receive APSG shares in the Merger should not recognize gain or loss in the Merger.

IV. LAW AND ANALYSIS

1.	The Conversion should qualify as a reorganization under section 368(a)(1)(E).

To qualify as a reorganization under section 368(a), a transaction must generally: (a) satisfy at least one of the statutory definitions contained in section 368(a)(1); (b) occur pursuant to a plan of reorganization; (c) be consummated for a valid business purpose; (d) satisfy the continuity of business enterprise (“COBE”) requirement; and (e) satisfy the continuity of interest (“COI”) requirement.

A.	Statutory Definition

Section 368(a)(1)(E) provides that the term “reorganization” includes a “recapitalization” (an “E reorganization”). For purposes of section 368(a)(1)(E), a recapitalization has been defined by the U.S. Supreme Court as a “reshuffling of a capital structure within the framework of an existing corporation.”5 Rev. Rul. 2003-19 illustrates three such “reshufflings” in the context of mutual companies converting to stock companies under state law, each of which qualified as a recapitalization, and therefore a reorganization under section 368(a)(1)(E).6

Situation 1 in Rev. Rul. 2003-19 involved Mutual Company, a State Y mutual insurance company whose members had both membership interests in Mutual Company and contractual rights under either insurance policies or annuity contracts. The Mutual Company members received their membership interest in Mutual Company as a result of the purchase of a life insurance or an annuity contract that was inextricably tied to the contract from the time of purchase. A membership interest in Mutual Company entitled the member to vote for the board of directors and to receive assets or other consideration in the event of the demutualization, dissolution, or liquidation of Mutual Company. The rights inherent in each membership interest were created by operation of State Y law solely as a result of the policyholder’s acquisition of the underlying contract from Mutual Company and could not be transferred separately from that contract. Further, if the contract was surrendered by the policyholder or, in the event the contract was otherwise terminated by payment of benefits to the contract beneficiary, these membership interests would cease to exist, having no continuing value.

Pursuant to a plan to convert Mutual Company from a mutual insurance company to a stock insurance company, Mutual Company amended and restated its articles of incorporation and bylaws to authorize the issuance of capital stock and changed its name to Stock Company. Pursuant to State Y law, members of Mutual Company surrendered their membership interests in Mutual Company to Stock Company in exchange for all of Stock Company’s voting common stock.

Because Stock Company was the same corporation as Mutual Company under State Y law, the Internal Revenue Service (the “IRS” or the “Service”) concluded that the conversion from a mutual insurance company to a stock insurance company was an E reorganization, and that the exchange by members of their Mutual Company membership interests for stock in Stock Company was pursuant to that reorganization.
In Situations 2 and 3, following the conversion of Mutual Company to a Stock Company, the shareholders of the Stock Company immediately exchanged their Stock Company shares for stock of another company that acquired control of Stock Company. The Service determined that its conclusion that the conversion of Mutual Company to Stock Company qualified as a reorganization under section 368(a)(1)(E) was “not altered by the fact that there is a subsequent change in the direct ownership of the converted company.”7

Similar to Rev. Rul. 2003-19, the Conversion will result in a reshuffling of the capital structure of APIE. Here, APIC will be the same legal entity as APIE under Texas law. The Conversion will also involve Policyholders exchanging their proprietary interests in APIE for APIC common stock, and Deposit Certificate holders exchanging their Deposit Certificates for preferred stock in APIC. Accordingly, the Conversion should satisfy the definition of a recapitalization, thus meeting the statutory definition of a reorganization under section 368(a)(1)(E).

B.	Plan of Reorganization

In order for a transaction to qualify as a reorganization under section 368(a), it must be effected pursuant to a plan of reorganization. A plan of reorganization must contemplate the execution of a transaction specifically described in section 368(a) and “the bona fide consummation of each requisite act under which non-recognition

[5]	See Helvering v. Southwest Consolidated Corp., 315 U.S. 194 (1942).
[6]	2003-1 C.B. 468.
[7]	2003-1 C.B. 468 (citing Treas. Reg. § 1.368-1 (e) (1); Rev. Rul. 96-29, 1996-1 C.B. 50; Rev. Rul. 77-415, 1977-2 C.B. 311).

of gain is claimed.”8 In addition, any plan of reorganization must appear in the official records of a party to the reorganization, and each party to the reorganization must file a copy of the plan of reorganization, together with a reorganization statement, as part of its U.S. federal income tax return for the year in which the transaction occurs.9

The Conversion will be effected pursuant to the Plan adopted by APIE and referenced in the Agreement. Both the Plan and the Agreement contemplate the execution of a reshuffling of APIE’s corporate structure intended to qualify as a reorganization described in section 368(a)(1)(E). In fact, the Agreement requires that the Plan be executed and approved by the Commissioner prior to the Closing of the Merger. Further, APIE has represented that it will attach a copy of the Plan to its U.S. federal income tax return for the taxable year in which the Conversion is effected. Therefore, based on the representations and the facts and analysis above, the plan of reorganization requirement should be satisfied.

C.	Business Purpose

In addition to meeting one of the specific definitions contained in section 368(a), a reorganization must also be “undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization.”10 If the transaction or series of transactions has no business or corporate purpose, then the transactions will not constitute a reorganization under section 368(a).

APIE has represented that the Conversion will be undertaken for bona fide business purposes unrelated to U.S. federal income taxes. APIE management believes that the Conversion and the subsequent Merger will allow APIE access to capital not previously available to it as a reciprocal insurance exchange. This additional capital will strengthen APIE, provide a platform for growth by increasing APIE’s market capacity, and provide the opportunity for APIE to obtain a favorable A.M. Best rating. For these reasons, the Conversion should satisfy the business purpose requirement.

D.	COBE and COI Not Required

As noted above, for most transactions to qualify as a reorganization under section 368(a), the transaction must satisfy the continuity of business enterprise (“COBE”) requirement and the continuity of interest (“COI”) requirement under Treas. Reg. § 1.368-1(d) and (e). Both the COBE and COI requirements are intended to determine whether a transaction involves an otherwise taxable transfer of stock or assets of one corporation to another corporation, as distinguished from a tax-free reorganization, which assumes only a readjustment of continuing interests under a modified corporate form.11 However, a recapitalization does not involve a transfer from one corporation to another; rather a recapitalization entails the restructuring of capital within a single corporation.12 Accordingly, Treas. Reg. § 1.368-1(b) provides that COI and COBE are not required for a transaction to qualify as an E reorganization. Thus, the Conversion should not need to satisfy the COI or COBE requirements to qualify as a reorganization under section 368(a)(1)(E).

E.	The Conversion should be a Reorganization under section 368(a)(1)(E).

Because the Conversion should (a) satisfy the statutory definition of a reorganization under section 368(a)(1)(E), (b) occur pursuant to a plan of reorganization; and (c) be consummated for a valid business purpose, the Conversion should qualify as a reorganization under section 368(a)(1)(E) for U.S. federal income tax purposes.

[8]	Treas. Reg. § 1.368-1(c).
[9]	Treas. Reg. § 1.368-3.
[10]	Treas. Reg. § 1.368-2(g).
[11]	Treas. Reg. § 1.368-1(b).
[12]	See Reg-106889-04, 69 Fed. Reg. 49836 (August 12, 2004), in the preamble to the proposed regulations, the Treasury Department cited earlier revenue rulings in which the Service determined that the COI and COBE requirements are necessary in an acquisitive reorganization (to ensure that the transaction does not involve an otherwise taxable transfer of stock or assets), but that they are not necessary when the transaction involves only a single corporation.

2.	Tax Consequences of a reorganization under section 368(a)(1)(E)

A.	APIC should be a party to a reorganization

Section 368(b)(1) provides that the term “a party to a reorganization” includes a corporation resulting from a reorganization. Accordingly, with respect to the Conversion APIC should be a party to a reorganization.

B.	APIC should recognize no gain or loss in the Conversion

Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Accordingly, no gain or loss should be recognized by APIC on the receipt of the APIE Policyholder Interests and the cancellation of the Deposit Certificates in exchange for newly issued APIC common and preferred stock in the Conversion.

Notwithstanding section 1032, section 61(a)(12) provides that income from discharge of indebtedness (“COD income”) constitutes an item of gross income. Section 108(e)(8) further provides that for purposes of determining COD income, if a debtor corporation transfers stock to a creditor in satisfaction of its recourse or nonrecourse indebtedness, such corporation shall be treated as having satisfied the indebtedness with an amount of money equal to the fair market value of the stock. The issuing corporation realizes COD income if and to the extent that the amount of debt exceeds the value of the stock and other consideration transferred in the exchange. However, if an interest in the issuing corporation does not constitute indebtedness, then its discounted discharge does not constitute COD income under section 61(a)(12) or section 108(e)(8).

Regardless of whether or not an obligation constitutes indebtedness, no COD income should arise for the obligor from the discharge of an obligation where the obligor does not realize an accession to wealth. Courts have routinely endorsed this principle and reasoned that the amount of the income with respect to the discharged obligation is only equal to the offsetting increase to the obligor’s assets that occurs by virtue of the discharge.13

The Deposit Certificates should not constitute indebtedness. In Policyholder’s National Life Insurance Company v. Commissioner, the U.S. Board of Tax Appeals (the “BTA”) held that obligatory payments made on “founder’s certificates” by a mutual insurance company did not constitute deductible interest because the instruments did not constitute indebtedness for federal income tax purposes.14 In Policyholder’s, the policyholders of a mutual insurance company were required to purchase in addition to their policy an endowment feature that was repayable in full after six years, or upon the election of the insured, convertible to a founder’s certificate at that time. Each founder’s certificate was to be treated as a distinct and separate liability of the insurance company that would be exchanged for corporate stock upon the conversion of the mutual company to a stock company. Until the conditions necessary for conversion to a stock company were obtained, the company’s board of directors were authorized to make interest payments on the founder’s certificates not to exceed 6 percent per annum if, in their judgment, the financial condition of the company warranted such payment. The BTA found that that the holders of the founder’s certificates had a proprietary interest in the company because the company did not obligate itself to pay interest on the Founders Certificates. Furthermore, although the company was obligated to convert to a stock company and issue stock to the certificate holders when a company fund reached a certain dollar amount, such fund was always at the risk of the business like any other surplus of the company. Accordingly, the BTA held that any payments made on the founder’s certificates were voluntary distributions of the company’s profits and not deductible interest.

In Commissioner v. Union Mutual Insurance Company of Providence, the U.S. Tax Court held and the U.S. Court of Appeals for the First Circuit affirmed that guaranty certificates issued by a mutual insurance company

[13]	See United States v. Kirby Lumber, 284 U.S. 1 (1931); Fashion Park, Inc. v. Comm’r, 21 T.C. 600 (1954), nonacq., 1955-1 C.B.; United States v. U.S. Steel Corp., 848 F.2d 1232 (Fed. Cir. 1988), rev’g 11 Cl. Ct. 375 (1986).
[14]	37 B.T.A. 60 (1938).

constituted indebtedness for federal income tax purposes.15 In Union Mutual, a mutual insurance company had issued “guaranty fund certificates” to provide a reserve that would enable it under state law to write policies free of any contingent liability on the part of its policyholders. The guaranty fund certificates were issued for a fixed amount, provided for semi-annual interest payments of not more than 5 percent nor less than 3 1/2 percent, and were transferable. The company made semi-annual payments for every year, including loss years, on the guaranty fund certificates. However, such payments were permitted to be made only from surplus funds above the company’s required reserves. In addition, the guaranty certificates provided holders the right to elect some members of the company’s board of directors.

In arriving at its decision, the First Circuit distinguished the certificates issued in Union Mutual from those at issue in Policyholder’s. Regular payments on the guaranty fund certificates in Union Mutual were contingent on the company having excess capital above state mandated levels, whereas the payments in Policyholder’s were wholly contingent on the judgment of the company’s board of directors that the company was financially able to make such payments.16

In Rev. Rul. 68-515, the Service stated that it would follow the First Circuit’s decision in Union Mutual by treating guaranty fund certificates similar to those issued by the taxpayer in Union Mutual as debt so that payments made on such certificates are deductible as interest expense for federal income tax purposes.17

Here, some of the Deposit Certificates are non-interest bearing, while others bear interest at a rate determined by the APIE Board of Directors. However, this interest rate was set at zero in 1989 and has not been changed, such that no Deposit Certificate has accrued interest since 1989. Therefore, similar to the distinguishing feature in Policyholder’s, the APIE Board of Directors is under no obligation to make interest payments on the Deposit Certificates. In addition, under the terms of the Deposit Certificate, refund of the Deposit is conditional on the existence of a minimum surplus in APIE as specified and approved by the APIE Board of Directors. Thus, unlike the facts of Union Mutual, refund of the Deposit Certificate is wholly contingent on the specification and approval of the APIE Board of Directors. Accordingly, because both interest payments and refunds of the Deposit Certificates are wholly contingent on the discretion of the APIE Board of Directors, the Deposit Certificates are distinguishable from those in Union Mutual and, under Policyholder’s, should not constitute indebtedness of APIE.

Moreover, the issuance of the APIC preferred stock by APIC to the Deposit Certificate holders in exchange for the cancellation of their Deposit Certificates should not result in an accession to the wealth of APIC. As noted above, the Deposit Certificates have not accrued interest since 1989 (in fact, Deposit Certificates issued since 1987 have been non-interest bearing). There is no fixed maturity date on the Deposit Certificates. The APIC preferred stock that will be issued to the Deposit Certificate holders will be equal to the number of dollars of unreturned Deposits evidenced by the outstanding balance on APIE’s books at the time of the Conversion. Additionally, the APIC preferred stock will have redemption features more favorable than the contingent and indefinite refund features of the Deposit Certificates. The APIC preferred stock will be mandatorily redeemable at $1 million per year, with all such stock to be redeemed by APIC by December 31, 2016. Also, unlike holders of the APIE Deposit Certificates, holders of APIC redeemable preferred stock will be entitled to cumulative dividends thereon at the rate of three percent (3%) per annum payable on the redemption value per share, in

[15]	386 F.2d 974 (1st Cir. 1967). See also Jones v. U.S., 659 F.2d 618 (5th Cir. 1981) (“surplus capital notes” issued by a mutual insurance company that provided for fixed payments and fixed maturity dates that were both contingent upon the company having funds in excess of the state imposed minimum capital requirements constituted hybrid instruments that should be afforded debt treatment for federal income tax purposes); Anchor National Life Insurance Company v. Commissioner, 93 T.C. 382 (1989) (payments made on “certificates of contribution” issued by a stock insurance company to its sole shareholder that were contingent upon maintaining capital reserves at state imposed levels constituted deductible interest because certificates constituted debt for federal income tax purposes).
[16]	386 F.2d at 977-978.
[17]	1968-2 C.B. 297.

priority to the payments of dividends on the APIC common shares. Accordingly, the increase to APIC’s assets by virtue of the cancellation of the Deposit Certificates should be no greater than the amount of the Deposit Certificates cancelled.

Thus, because the Deposit Certificates should not constitute indebtedness, and because the cancellation of the Deposit Certificates should not result in an accession to wealth for APIC, no COD income should be recognized by APIC on the cancellation of the Deposit Certificates in exchange for newly issued APIC preferred stock in the Conversion.

C.	Policyholders receiving only APIC common stock, should recognize no gain or loss in the Conversion

Section 1001 generally provides for the recognition of gain or loss upon an exchange of property equal to the difference between the amount of property received and the basis in the property exchanged therefore. Section 354 provides an exception to this general rule. Section 354(a)(1) provides that no gain or loss shall be recognized to a shareholder if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. However, section 354(a)(2)(C) provides that any nonqualified preferred stock (“NQPS”) received in exchange for stock other than NQPS is not treated as stock or securities exchanged in a reorganization, but as money or other property.

NQPS is defined in section 351(g)(2) as preferred stock having certain rights or obligations associated with it, including an obligation by the issuing corporation to redeem such stock within the 20 year period beginning on the date of issuance. For this purpose, preferred stock is defined as stock that is limited or preferred as to dividends and does not participate in corporate growth to any significant extent.

If a shareholder receives money or other property in addition to stock or securities in a party to the reorganization, section 354 will not apply. Section 356 provides, in part, that if section 354 would apply but for the fact that money or other property is received in addition to property permitted to be received in an exchange to which section 354 would apply, then gain, but not loss, will be recognized to the extent of the fair market value of the money and other property received. That gain generally will constitute capital gain if the property exchanged was held as a capital asset.

As discussed above, with respect to the Conversion, APIC should be a party to a reorganization. In the context of a non-stock corporation, the proprietary interests in the corporation should be treated as voting stock.18 For this purpose, a proprietary interest in a corporation is an interest that represents a definite and substantial interest in the affairs of a corporation, and possesses three or more of the following characteristics: (i) the only ownership instrument in the corporation; (ii) the right to vote on matters for which the corporation’s management must obtain shareholder approval; (iii) the right to receive dividends rather than interest on their interests but no legal right to have a dividend declared or to have a fixed return on their investment; and (iv) the right to a pro rata distribution of any remaining assets after a solvent dissolution.19 APIE has represented that the Policyholders’ interests in APIE constitute the only ownership interest in APIE. In addition, the Subscribers’ interests in APIE possess the right to vote for the APIE Board. Furthermore, all Policyholders have a right to a pro rata distribution of APIE’s assets upon a solvent dissolution. Taxpayer has represented the interests in APIE held by the Policyholders constitute proprietary interests in APIE. Accordingly, for U.S. federal income tax purposes, the APIE Policyholder Interests should constitute proprietary interests in APIE and be treated as voting stock.

In the Conversion, the APIE Policyholders will surrender their proprietary interests in APIE for APIC common stock.20 Thus, such Policyholders’ Interests should be viewed as surrendered in exchange solely for the

[18]	See Rev. Rul. 69-3, 1969-1 C.B. 103; Rev. Rul. 2003-19, 2003-1 C.B. 468.
[19]	See Rev. Rul. 78-286, 1978-2 C.B. 145; Rev. Rul. 80-105, 1980-1 C.B. 78.
[20]	See, e.g, Rev. Rul. 69-142, 1969-1 C.B. 107; Rev. Rul. 70-41, 1970-1 C.B. 77; Rev. Rul. 78-408, 1978-2 C.B. 203; Rev. Rul. 98-10, 1998-1 C.B. 643, modifying Rev. Rul. 69-142, Rev. Rul. 70-41, Rev. Rul. 78-408.

APIC common stock received in the Conversion. Accordingly no gain or loss should be recognized by such Policyholders because they exchanged their previously held Policyholder Interests solely for APIC common stock.

As detailed above, holders of Deposit Certificates will surrender their Deposit Certificates solely in exchange for redeemable APIC preferred stock. Pursuant to the terms of the preferred stock, APIC shall redeem, by the end of each fiscal year of APIC during which there are shares of such preferred stock outstanding, a number of shares having a fair market value of $1 million per year, and in any event, APIC shall redeem all remaining outstanding shares of the APIC redeemable preferred stock on or before December 31, 2016. In addition, APIC will not be required to redeem any APIC preferred stock until twelve months after the Effective Time of the Conversion. Furthermore, APIC shall have an optional right to redeem outstanding shares of the APIC redeemable preferred stock, in whole or in part, at anytime after the Conversion.

Because the APIC preferred stock will be limited and preferred as to dividends, and APIC will have the exclusive right to redeem the APIC preferred stock at anytime, the APIC preferred stock should constitute NQPS for purposes of section 354(a)(2)(C). Thus, the APIC preferred stock should not be treated as stock or securities for purposes of section 354, but as money or other property.

If a Policyholder holds a Deposit Certificate in addition to a Policyholder Interest, and thereby receives APIC preferred stock as well as APIC common stock, section 354 should not apply to provide non-recognition treatment to such Policyholder in the Conversion. Rather, under section 356, a Policyholder that receives both APIC common stock and APIC preferred stock should recognize gain, but not loss, equal to the lesser of: (i) the gain realized upon the surrender of the Deposit Certificate, or (ii) the fair market value of the APIC preferred stock received in exchange therefore.

If a Deposit Certificate holder is not also a Policyholder, and thus surrenders only a Deposit Certificate in exchange for APIC preferred stock in connection with the Conversion, section 354 should not apply to provide non-recognition treatment to such Policyholder in the Conversion. Section 356 will also not apply because such Policyholder will only receive NQPS in the Conversion. Accordingly, holders of Deposit Certificates that are not also Policyholders that receive APIC common stock in the Conversion should recognize gain or loss under section 1001 upon the exchange of their previously held Deposit Certificates for newly issued shares of APIC preferred stock.

D.	Basis in APIC common and preferred stock

Section 358(a)(1) provides that in the case of an exchange to which Section 354 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend).

In the Conversion, the Policyholders and Deposit Certificate holders will receive APIC common stock and APIC preferred stock, respectively. Therefore, the basis of the newly issued APIC common stock in the hands of the APIC shareholders should generally be the same as the basis of the APIE Policyholder Interests. However, if such Policyholders also recognize gain upon the receipt of Deposit Certificates, the basis of their APIC common stock should be increased by the amount of such gain. Finally, Deposit Certificate holders that recognize gain or loss on the receipt of APIC preferred stock in the Conversion should hold such stock with a fair market value basis.

E.	Holding period in APIC common and preferred stock

Section 1223(1) provides that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as the property exchanged. In the case of such exchanges after March 1, 1954, the property exchanged at the time of such exchange must be a capital asset as defined in Section 1221 or property described in Section 1231.

The basis of the newly issued APIC common stock received by APIE Policyholders in the Conversion should have the same basis as the APIE Policyholder Interests surrendered in exchange therefor. Accordingly, the holding period of APIC common stock received by the APIC shareholders in the Conversion should include the period during which such persons held their respective APIE Policyholder Interests, provided that these interests were held as a capital asset at the Effective Time of the Conversion. The holding period of APIC shareholders that should recognize gain or loss on the receipt of APIC preferred stock should not include any period prior to the Effective Time of the Conversion.

F.	APIC should retain APIE tax attributes

Section 381(a) provides generally for the carryover of tax attributes to the acquiring corporation in certain reorganizations specified in section 381(a)(2). However, section 381(a)(2) excludes a reorganization under section 368(a)(1)(E) because there is no acquiring corporation in a recapitalization, and because the recapitalized corporation does not terminate or otherwise cease, dissolve, or merge. Furthermore, in Rev. Rul 54-482,21 the Service reiterated that a corporation, before and after a recapitalization, is the same corporation for U.S. federal income tax purposes. Thus, the Service concluded that the recapitalized corporation’s earnings and profits, and net operating losses sustained before the reorganization, would be available to the reorganized corporation.

As discussed above, the Conversion should qualify as a reorganization under section 368(a)(1)(E). Accordingly, the tax attributes of APIE, including net operating losses incurred prior to the Conversion, if any, should be available for use by APIC following the recapitalization.

3.	The Merger should qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E)

To qualify as a reorganization under section 368(a), a merger of one corporation into another must: (a) satisfy at least one of the statutory definitions contained in section 368(a)(1); (b) occur pursuant to a plan of reorganization; (c) satisfy the continuity of business enterprise requirement; (d) satisfy the continuity of interest requirement; and (e) be consummated for a valid business purpose.

A.	Statutory Definition

Section 368(a)(1)(A) provides that the term “reorganization” includes a statutory merger. The regulations under section 368 define a statutory merger as a transaction effected under the statute or statutes necessary to effect the merger, if the operation of such statute or statutes simultaneously transfers all of the assets and liabilities of a transferor corporation to a transferee corporation and ceases the separate legal existence of the transferor corporation for all purposes following the effective time of the transaction.22

Section 368(a)(2)(E) further provides that a transaction otherwise qualifying under section 368(a)(1)(A) will not be disqualified by reason of the fact that stock of a corporation (referred to as the “controlling corporation”), which before the merger was in control (as defined in section 368(c)23) of the merged corporation, is used in the transaction if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the

[21]	1954-2 C.B. 148.
[22]	Treas. Reg. § 1.368-2(b)(1)(ii).
[23]	Section 368(c) defines “control” to mean the ownership of stock possessing at least 80 percent of the total combined voting power of each class of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation.

transaction); and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

The Merger will involve the merger of ACQCO into APIC effected under the TBCA and the TBOC. The specific Texas merger statutes used to effect the Merger should meet the requirements of Treas. Reg. § 1.368-2(b)(1) because the assets and liabilities of ACQCO are automatically transferred to APIC by operation of law. At the time of the Merger, APSG will own 100 percent of the issued and outstanding stock of ACQCO, and thus, should be in control of ACQCO within the meaning of section 368(c). The APIC shareholders will exchange their APIC stock for shares of APSG stock. Accordingly, if the requirements of section 368(a)(2)(E) are satisfied, the Merger should satisfy the statutory definition of a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E).

i.	“Substantially All” Requirement

The Service has concluded that the test for substantially all “will depend upon the facts and circumstances in each case rather than upon any particular percentage. Among the elements of importance that are to be considered in arriving at the conclusion are the nature of the properties retained by the transferor, the purpose of the retention, and the amount thereof.”24 For advance ruling purposes the Service has indicated that the “substantially all” requirement of section 368(a)(2)(E)(i) is satisfied if there is a transfer (and in the case of a surviving corporation under section 368(a)(2)(E)(i), the retention) of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer.25

For purposes of satisfying the advance ruling requirement of the Service, amounts used by APIC to pay its reorganization expenses, and any redemptions of APIC mandatorily redeemable preferred stock made by APIC immediately preceding the transaction which are part of the transaction will be considered as assets held by APIC immediately prior to the transaction.26 It has been represented that following the Merger, APIC will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of ACQCO’s net assets and at least 70 percent of the fair market value of ACQCO’s gross assets held immediately prior to the Merger.

Treas. Reg. § 1.368-2(j)(3)(iii) provides that “[i]n applying the ‘substantially all’ test to the merged corporation, assets transferred from the controlling corporation to the merged corporation in pursuance of the plan of reorganization are not taken into account.” Therefore, any amounts transferred from APSG to ACQCO in pursuance to the plan of reorganization are not taken into account for purposes of the substantially all test.

Prior to the Merger, APIC intends to redeem no more than eight percent of the APIC preferred stock issued to APIE Deposit Certificate holders in the Conversion. Because APIC will retain at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets after the Merger, the “substantially all” requirement of section 368(a)(2)(E)(i) should be satisfied.

ii.	Control Requirement

Based on section 368(a)(2)(E)(ii), Treas. Reg. § 1.368-2(j)(3)(i) provides, in part, that “[i]n the transaction, shareholders of the surviving corporation must surrender stock in exchange for voting stock of the controlling corporation. Further, the stock so surrendered must constitute control of the surviving corporation. Control is defined in section 368(c).”

[24]	Rev. Rul. 57-518, 1957-2 C.B. 253.
[25]	Section 3.04 of Rev. Proc. 77-37, 1977-2 C.B. 568.
[26]	Id.

After the Conversion, APIC will have outstanding one class of common stock and one class of redeemable preferred stock. The holders of APIC common stock will be entitled to one vote for each share on each matter properly submitted to the shareholders on which the holders of common stock are entitled to vote. However, holders of the redeemable preferred stock will not be entitled to vote on any matters.

Pursuant to Stock Option Agreements executed between APSG and former APIE Directors, APSG will issue 148,000 stock options for the purchase of APSG common stock as compensation for future employment with APSG. Because these stock options will be issued by APSG in accordance with APSG’s current incentive and non-qualified stock option plan, with terms substantially identical to the options APSG grants to its existing employees, and for future services to be performed on behalf of APSG, these options should not be treated as consideration for the APIC stock of these former APIE directors.

In addition, APIC will enter into the Advisory Services Agreement with Advisor, which will be owned at the time of the Merger by members of APIC’s Board of Directors, all but one of whom are also APIC shareholders. Because the Advisory Services Agreement will be entered into in connection with the Merger, it is possible that the compensatory rights afforded these APIC shareholders under the Advisory Services Agreement could be viewed as property provided in consideration for APIC shares. However, the fair market value of the payments to be made by APIC, and guaranteed by APSG, under the Advisory Services Agreement will be commensurate with the value of the services to be provided to APIC by Advisor.

In the Merger, APSG will exchange APSG voting common stock and APSG voting preferred stock for APIC voting common stock and APIC non-voting preferred stock, respectively. Thus, APSG will acquire at least 80 percent of the APIC common stock in exchange for APSG voting common stock and at least 80 percent of the APIC preferred stock in exchange for APSG voting preferred stock. Because shares of APIC common and preferred stock representing control (within the meaning of section 368(c)) of APIC, will be exchanged in the Merger solely for APSG voting stock, the requirement in section 368(a)(2)(E)(ii) should be satisfied.

As discussed above, pursuant to its regulatory authority, the TDI, in the Consent Order, has required APIE to represent that APSG will place $2,500,000 into an escrow account with a bank to remain in escrow. Pursuant to the Consent Order no withdrawals will be made from the escrow account without prior approval from the TDI unless all shares of APSG preferred stock have been redeemed and all dividends thereon have been paid. Furthermore, the Consent Order provides that the deposited funds will remain in escrow until the aggregate remaining redemption and dividend obligation with respect to the APSG preferred shares is less than the amount of such escrow balance, and, as described above, once all shares of APSG preferred stock have been redeemed and all dividends thereon have been paid, the remaining balance from the escrow account may be withdrawn. In addition, after the Merger, the ability of APIC to pay dividends to APSG or redeem any of the APIC preferred stock that will be held by APSG will be restricted by the TDI. In the Consent Order, under its regulatory authority, the TDI has prohibited APIC from paying dividends to APSG unless and until APSG has complied with the redemption and dividend payment obligation to the holders of APSG redeemable preferred stock for that year. The restrictions placed on APSG pursuant to the Consent Order should not be viewed either as property provided in consideration for APIC shares or as an indication that any other party other APSG owns stock of APIC after the Merger. As represented by APSG and APIE, the funds in the escrow account will remain assets of APSG that are subject to the claims of APSG’s creditors. In addition, the $2,500,000 in the escrow account represents only 25 percent of APSG’s aggregate $10 million redemption obligation with respect to the preferred shares. Furthermore, neither the Consent Order nor the Escrow Agreement will affect APSG’s ownership of all of the stock of APIC. The only restrictions on APIC’s ownership of all of the stock of APIC and on APIC’s right to redeem or pay dividends on APIC stock held by APSG are those contained in the Consent Order, which was issued by the TDI solely pursuant to its regulatory authority. All of the stock of APIC will be held by APSG following the Merger. Accordingly, neither the Consent Order nor the Escrow Agreement should prevent APSG from satisfying the acquisition of control requirement in section 368(a)(2)(E)(ii).

B.	Pursuant to a Plan of Reorganization

In order for a transaction to qualify as a reorganization under section 368(a), it must be effected pursuant to a plan of reorganization. A plan of reorganization must contemplate the execution of a transaction specifically

[27]	Treas. Reg. § 1.368-1(c).
[28]	Treas. Reg. § 1.368-3.
[29]	Treas. Reg. § 1.368-1(b).
[30]	Treas. Reg. § 1.368-1(d)(2) and (3).
[31]	Treas. Reg. § 1.368-1(d)(5), Ex. 1.
[32]	Treas. Reg. § 1.368-1(b).
[33]	Treas. Reg. § 1.368-1(e)(1)(i).

described in section 368(a) and “the bona fide consummation of each requisite act under which non-recognition of gain is claimed.”27 In addition, any plan of reorganization must appear in the official records of a party to the reorganization, and each party to the reorganization must file a copy of the plan of reorganization, together with a reorganization statement, as part of its return for the year in which the transaction occurs.28

The Merger will be effected pursuant to the Agreement executed by APSG and APIC and referenced in the Plan. The Agreement contemplates the execution of a transaction intended to qualify as a reorganization described in section 368(a)(1)(A), by reason of section 368(a)(2)(E). Further, APSG and APIE have represented that they will each attach a copy of the Agreement to their U.S. federal income tax return for the taxable year in which the Merger is effected. Therefore, based on the representations and the facts and analysis above, the plan of reorganization requirement should be satisfied.

C.	Continuity of Business Enterprise

In order for a reorganization to qualify under section 368(a)(1), there must be a continuity of the target corporation’s business enterprise under the modified corporate form.29 The continuity of business enterprise requirement will be met if an acquiring corporation either continues the acquired corporation’s historic business or uses a significant portion of the acquired corporation’s business assets in the operation of a trade or business.30 In general, a corporation’s historic business is the business it has conducted most recently and is not one that the corporation enters into as part of a plan of reorganization. A corporation’s historic business assets are assets used in its historic business.

Example 1 of Treas. Reg. § 1.368-1(d)(5) involves a target corporation (T) that conducts three lines of business. The example states that the lines of businesses are approximately equal in value. On July 1, 1981, T sells two of the three business lines to a third party for cash and marketable securities. On December 31, 1981, T transfers all of its assets to P solely for P voting stock. P continues the third business without interruption. The example states that the continuity of business enterprise requirement is met under these facts because “[c]ontinuity of business enterprise requires only that P continue one of T’s three significant lines of business.”31

APIC has represented that after the Merger it will continue its insurance services business and will use a significant portion of its historic business assets in a trade or business. APIC has also represented that any property used to redeem the mandatorily redeemable preferred shares or to service the Advisory Services Agreement will constitute less than 2/3 of APIC’s historic business assets, and that APIC will continue to own a significant portion of its historic business assets after the Merger. A disposition of less than 2/3 of APIC’s historic business assets is less than the amount of assets disposed of prior to the transaction in Example 1 of Treas. Reg. § 1.368-1(d)(5). Thus, the continuity of business enterprise requirement should be met with respect to APIC’s assets and business operations, notwithstanding the planned redemptions and the Advisory Services Agreement.

D.	Continuity of Interest

A transaction will not qualify as a tax-free reorganization unless the continuity of interest requirement is met.32 The continuity of interest requirement is met if, in substance, a substantial part of the value of the proprietary interests in the target corporation is preserved in the reorganization.33

i.	Amount of Continuity

Generally, the proprietary interest in a corporation is measured by reference to the amount of stock (voting or nonvoting) received by the target shareholders as a percentage of the total consideration received in the transaction.34 In the preamble to recently promulgated final regulations (the “COI Regulations”), the Treasury Department and the Service affirmed the principle illustrated in examples contained in proposed regulations that the continuity of interest requirement is satisfied if target shareholders receive an amount of acquiring corporation stock equal to at least 40 percent of the value of the target corporation’s stock at the time of the transaction.35 The examples in the COI Regulations specifically illustrate this principle as well.36

Here, the APIC shareholders will be receiving voting shares of APSG common and preferred stock in exchange for their APIC common and preferred stock. APSG has represented, and the terms of the Agreement provide, that the aggregate consideration received by APIC shareholders in exchange for their shares of APIC common and preferred stock will consist of at least 80 percent APSG common and preferred stock, inclusive of: (i) payments in redemption of APIC preferred stock; and (ii) cash paid in lieu of fractional shares. Accordingly, sufficient continuity of interest should exist at the time of the Merger.

ii.	Preservation of Continuity

A proprietary interest in the target corporation generally is preserved if, in a potential reorganization, (1) it is exchanged for a proprietary interest in the acquiring corporation, (2) it is exchanged by the acquiring corporation for a direct interest in the target corporation’s enterprise, or (3) it otherwise continues as a proprietary interest in the target corporation. However, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, (1) it is acquired by the acquiring corporation for consideration other than stock of the acquiring corporation or (2) stock of the acquiring corporation issued in exchange for a proprietary interest in the target corporation is redeemed or acquired by a related party to the acquirer after a transaction.37

For this purpose, two corporations are related if they are members of the same affiliated group as defined in section 1504 (determined without regard to section 1504(b)); or a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation under section 304(a)(2) (determined without regard to Treas. Reg. § 1.1502-80(b)) because the acquirer or target generally owned 50 percent or more (by vote or value) of a corporation (applying the constructive ownership rules of section 318).38 For this purpose, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.39 Further, acquisitions of stock of any predecessor or successor of the target by the acquirer (or any predecessor or successor of the acquirer) must be taken into account in determining whether a continuity of proprietary interest in the target corporation is preserved.40

Under the terms of the Agreement, and as approved by order of the TDI, APSG must redeem on an annual basis no less than $1 million worth of APSG redeemable preferred. APIC will not be required to redeem any APIC preferred stock until twelve months after the Effective Time of the Conversion. APSG has further represented that except for the required APSG preferred stock redemptions, neither APSG nor any party related to APSG within the meaning of Treas. Reg. § 1.368-1(e)(3) had a present plan or intention to redeem or otherwise reacquire, directly or indirectly, any APSG stock issued in the Merger. Accordingly, there should be sufficient preservation of continuity of interest in APIC to ensure that the Merger should meet the continuity of proprietary interest requirement.

[34]	See Southwest Natural Gas Co. v. Commissioner, 189 F.2d 332, 334 (5th Cir 1951).
[35]	See preamble to T.D. 9225, 70 Fed. Reg. 54631, 54633 (Sept. 16, 2005).
[36]	Treas. Reg. § 1.368-1(e)(2)(v), Exs. 1 and 6.
[37]	Treas. Reg. § 1.368-1(e)(i).
[38]	Treas. Reg. § 1.368-1(e)(4).
[39]	Treas. Reg. § 1.368-1(e)(5).
[40]	Treas. Reg. § 1.368-1(e)(6).

E.	Business Purpose

In addition meeting one of the specific definitions contained in section 368(a), a reorganization must also be “undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization.”41 If the transaction or series of transactions has no business or corporate purpose, then the transactions will not constitute a reorganization under section 368(a).

APSG has represented that the Merger was undertaken for bona fide business purposes unrelated to U.S. federal income taxes. APSG management believes that the integration of APSG and APIC would provide significant beneficial long-term growth prospects for the combined company and would increase shareholder value. With post-merger consolidated assets expected to exceed $180 million, consolidated equity exceeding $50 million and consolidated revenues exceeding $80 million, the management of APSG and APIE believe the Transactions will allow APSG and APIE to build an organization that is poised for growth and financial success. The management of APSG and APIE believe that the Merger is the natural evolution of two companies founded simultaneously with similar purposes. For these reasons, the Merger should satisfy the business purpose requirement.

F.	The Merger should be a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E).

Because the Merger should (a) satisfy the statutory definition of a reorganization under section 368(a)(1)(A), by reason of section 368(a)(2)(E), (b) occur pursuant to a plan of reorganization; (c) satisfy the continuity of business enterprise requirement, (d) satisfy the continuity of interest requirement, and (e) be consummated for a valid business purpose, the Merger should be a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E) for U.S. federal income tax purposes.

4.	Tax Consequences to APSG, APIC, ACQCO, and APIC shareholders.

A.	Tax Consequences to APSG, APIC, and ACQCO.

Based on the discussion above, the Merger should qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E). Because the Merger should satisfy the statutory and nonstatutory requirements of a reorganization under section 368(a)(1)(A), by reason of section 368(a)(2)(E), the tax consequences to the parties involved in the Merger should be determined under the relevant provisions of the Code.

(i)	APIC, APSG, and ACQCO should each be a party to a reorganization.

Section 368(b)(2) provides that the term “a party to a reorganization” includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), the term “a party to reorganization” includes the controlling corporation referred to in section 368(a)(2)(E). Accordingly, APIC, ACQCO, and APSG should each be parties to a reorganization, the Merger.

(ii)	APSG, APIC, and ACQCO should recognize no gain or loss in the Merger.

Section 361(a) provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization. Section 354(a)(1) provides that no gain or loss shall be recognized to a shareholder if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

In the Merger, APIC, APSG, and ACQCO will each be a party to a reorganization and the exchange will be solely for common stock; accordingly, no gain or loss should be recognized to ACQCO on the transfer of its

[41]	See Treas. Reg. § 1.368-2(g).

assets to APIC in exchange for APIC common stock under section 361(a), and no gain or loss should be recognized by APSG, the shareholder of ACQCO, upon the exchange of its ACQCO stock solely for APIC common stock under section 354(a)(1).

(iii)	APSG should recognize no gain or loss on issuance of its stock.

Under section 1032(a), “[n]o gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock . . . of such corporation.” APSG issued shares of its stock in the Merger to APIC shareholders in exchange for their APIC common and preferred stock. Therefore, APSG should not recognize gain or loss on the receipt of APIC common and preferred stock in exchange for APSG stock issued to APIC common and preferred shareholders in connection with the Merger.

(iv)	APSG’s tax basis in APIC stock.

Section 358(a)(1) provides that in the case of an exchange to which section 354 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend).

If a transaction qualifies as both a reverse triangular merger and a stock acquisition under section 368(a)(1)(B), or a section 351 transfer, the acquiring corporation’s adjusted basis in the target corporation stock is based either on the target corporation’s net asset basis or on the aggregate basis of the target corporation stock surrendered in the transaction (as if the transaction were a reorganization under section 368(a)(1)(B)).42

In Rev. Rul. 67-448, the Service held that where, pursuant to a plan of reorganization, a parent corporation (P), issues voting shares to its new subsidiary (S), and S merges into unrelated corporation (Y), with Y surviving and the shareholders of Y receiving from P solely voting shares of P, provided P receives 80 percent or more of the shares of Y, in substance the existence of S is disregarded and the transaction is a tax-free section 368(a)(1)(B) acquisition by P.43

In the Merger, APSG, the shareholder of ACQCO, will receive APIC common in exchange for APSG common and preferred stock. Based on the analysis discussed above, the Merger should qualify as a reverse triangular merger under section 368(a)(2)(E). In addition, the Merger may qualify as a stock acquisition under section 368(a)(1)(B). In such event, APSG’s basis in its APIC stock should be based either on APIC’s net asset basis or on the aggregate basis of the APIC stock surrendered in the transaction (as if the transaction were a reorganization under section 368(a)(1)(B)). The fact that cash will be issued by APSG to the APIC shareholders in lieu of fractional shares, should not affect the characterization of the Merger as a reorganization under section 368(a)(1)(B).44

[42]	Treas. Reg. § 1.358-6(c)(2)(ii). Section 368(a)(1)(B) provides that the term “reorganization” means the acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control (within the meaning of section 368(c)) of such other corporation (whether or not such acquiring corporation had control immediately before the acquisition).
[43]	1967-2 C.B. 144.
[44]	See Rev. Rul. 66-365, 1966-2 C.B. 116 (the “solely for voting stock” requirement of section 368(a)(1)(B) is satisfied where the acquiring corporation pays cash in lieu of issuing fractional shares to shareholders of the acquired corporation provided the cash is not separately bargained-for consideration and merely represents a mechanical rounding-off of the fractions).

B.	Tax Consequences to APIC shareholders as a result of the Merger.

(i)	APIC shareholders receiving solely APSG stock should recognize no gain or loss.

Section 354(a)(1) generally provides that no gain or loss will be recognized if stock or securities in a corporation, a party to a reorganization, are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization. For purposes of section 354, the terms “reorganization” and “party to a reorganization” mean a reorganization or a party to a reorganization as defined in sections 368(a) and 368(b), respectively. As discussed above, the Merger should qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(E). However, section 354(a)(2)(C) provides that any NQPS received in exchange for stock other than NQPS is not treated as stock or securities exchanged in a reorganization.

The holders of APIC common stock will surrender their shares in the Merger in exchange for APSG common stock. Because the APSG preferred stock will be limited and preferred as to dividends, and APSG will have the exclusive right to redeem the APSG preferred stock at anytime, the APSG preferred stock should constitute NQPS for purposes of section 354(a)(2)(C). However, because the APSG preferred stock will be exchanged for APIC preferred stock that is also NQPS, the APSG preferred stock should be treated as stock received in a reorganization for purposes of section 354(a)(1). Accordingly, the holders of APIC preferred stock should be treated as exchanging their APIC preferred stock solely for shares of APSG preferred stock.

Accordingly, APIC shareholders that received APSG common and preferred stock in exchange for their APIC common and preferred stock surrendered in the Merger should not recognize gain or loss in connection with the Merger, except upon the receipt of cash in lieu of fractional shares as described below.

(ii)	Tax basis of APIC shareholders receiving solely APSG stock.

Under section 358(a)(1), the basis of property that is permitted to be received under section 354 without the recognition of gain or loss is the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount that was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction. Under section 358(a)(2), the basis of any other property (except money) received by the taxpayer shall be its fair market value. Accordingly, after the merger, the basis of APIC shareholders in APSG stock received in the Merger should be the same as their basis in the APIC stock surrendered in the Merger.

(iii)	Holding period of APIC shareholders receiving only APSG stock.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, the period that the taxpayer held the property exchanged is included if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in section 1221 as of the date of the exchange. Accordingly, the holding period of the APSG stock in the hands of APIC shareholders receiving only APSG stock should include the period that they held the APIC stock surrendered in Merger, provided the APIC stock was held as a capital asset on the date of the exchange.

(iv)	Treatment of Fractional Shares.

The Service has ruled that when a company pays cash in lieu of fractional shares, it should generally be treated as issuing the fractional shares to all shareholders exchanging target stock and then redeeming these fractional shares in a separate transaction. The Service applies this deemed issuance-redemption construct when the cash in lieu of fractional shares is “merely a mechanical rounding off of the fractions in the exchange, and is not a separately bargained-for consideration.”45 This deemed redemption will be subject to section 302. Any gain or loss recognized generally will constitute capital gain or loss if the common stock was held as a capital asset.

APSG has represented that the cash received by APIC shareholders in lieu of fractional shares was not bargained for with APSG as separate consideration, but is solely for the purpose of avoiding the expense and inconvenience to APSG of issuing fractional shares. The total cash consideration that will be paid in the transaction to the APIC shareholders instead of issuing fractional shares of APSG common and preferred stock will not exceed one percent of the total consideration that will be issued in the Merger to the APIC shareholders in exchange for their shares of APIC stock. The fractional share interest of each APIC shareholder will be aggregated, and no APIC shareholder will receive cash in an amount equal to or greater than the value of one full share of APSG common stock or preferred stock.

Accordingly, cash received by a shareholder of APIC otherwise entitled to receive a fractional share of APSG common stock or preferred stock in exchange for APIC common and preferred stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by APSG. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). The receipt of cash should result in gain or loss measured by the difference between the shareholder’s basis of such fractional share interest exchanged and the cash received. Such gain or loss should be capital gain or loss to an APIC shareholder, provided the APIC shareholder’s stock was a capital asset in the shareholder’s hands.

(v)	Treatment of Dissenters

In the Merger, there will be no dissenters rights for either preferred or common shareholders of APIC.

*    *    *    *    *    *

[45]	See Rev. Rul. 66-365, 1966-2 C.B. 116 (receipt of cash in lieu of fractional shares in a reorganization under section 368(a)(1)(B), or (C) is not treated as “boot” under section 356, but as a redemption of the fractional shares if not bargained for as separate consideration); see also Rev. Proc. 77-41, 1977-2 C.B. 574 (Service will rule that the payment of cash to a shareholder in lieu of issuing fractional shares of acquiring corporation stock is treated as if the fractional shares were issued as part of the reorganization and subsequently reacquired in a redemption subject to section 302); Rev. Rul. 74-515, 1974-2 C.B. 118 (Where shareholders owning both common and preferred stock received cash for the preferred stock and received acquiring common stock for common stock in a reorganization, section 354 applied to shareholders exchanging common stock solely for acquiring common stock, section 302 applied to shareholders only exchanging preferred stock for cash, and section 356 applied to shareholders that exchanged both preferred and common stock).

LIMITATIONS ON THE SCOPE OF THIS OPINION

The conclusions expressed herein are based upon our understanding of the facts and representations set forth in this Opinion and the law, as it exists as of the date of this Opinion. Any subsequent change in the law or the facts that have been provided may affect our conclusions expressed herein. We have no obligation to update this Opinion.

This Opinion is limited to specific U.S. federal income tax issues addressed herein.

This Opinion is based solely upon:

1.	the representations, information, documents, and facts and assumptions that we have included or referenced in this Opinion;

2.	our assumption that all of the representations made by the managements of APIE and APSG used in our analysis and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;

3.	our assumption that there will be timely execution and delivery of and performance as required by the representations and documents;

4.	the understanding that only the specific U.S. federal income tax issues and tax consequences opined upon herein are covered by this Opinion, and no other federal, state, or local taxes of any kind were considered;

5.	the law, regulations, cases, rulings, and other tax authorities in effect as of the date of this Opinion. If there are changes in or to the foregoing tax authorities (for which we assume no responsibility to advise you) such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of this Opinion;

6.	your understanding that this Opinion is not binding on the Service or the courts and should not be considered a representation, warranty, or guarantee that the Service or the courts will concur with our opinion; and

7.	your understanding that this Opinion is limited to the described transaction.

CONSENT OF DELOITTE TAX LLP

We hereby consent to the filing of the opinion regarding certain U.S. federal income tax consequences of the Conversion and Merger to APIE, APIC, APSG, APIE Policyholders, APIE Deposit holders, and APIC shareholders, dated January 26, 2007, as an exhibit to APSG’s Amendment No. 4 Form S-4 Registration Statement and to the use of our name in the Registration Statement.

Very truly yours,

/s/ Deloitte Tax LLP

ANNEX D

August 22, 2006

Board of Directors

American Physicians Insurance Exchange

1301 S. Capital of Texas Highway

Suite C-300

Austin, TX 78746

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by certain policyholders of American Physicians Insurance Exchange (the “Company”) in connection with a series of transactions whereby (i) the Company is converted from a reciprocal and inter-insurance exchange company under Texas law to a stock insurance company and (ii) a subsidiary of American Physicians Service Group, Inc. (“APSG”) will immediately thereafter be merged with and into the Company, pursuant and subject to The Plan of Conversion dated June 1, 2006, the draft Amendment to The Plan of Conversion date August 22, 2006 (together with The Plan of Conversion, the “Plan”), the Merger Agreement and Plan of Merger between the Company and APSG dated June 1, 2006, and the draft Amendment to Merger Agreement and Plan of Merger dated August 22 (together with the Merger Agreement and Plan of Merger, the “Agreement”), respectively. In exchange for their subscriber interests, Eligible Policyholders (as defined in the Plan) of the Company (the “Members”) will receive 2,086,024 shares of APSG, subject to adjustment as described in the Agreement, with a market value equal to approximately $28.9 million, as of the close of the markets on August 22, 2006.

In connection with our review of the proposed Plan and Agreement and the preparation of our opinion herein, we have, among other things:

1. reviewed the Plan;

2. reviewed the financial terms and conditions as stated in the Agreement;

3. reviewed the Annual Statements of the Company filed with the Texas Department of Insurance for the years ended December 31, 2004 and 2005;

4. reviewed the Quarterly Statements of the Company filed with the Texas Department of Insurance as of June 30, 2006;

5. reviewed the audited financial statements of the Company prepared in accordance with statutory accounting procedures as of, and for the years ended December 31, 2002, 2003, 2004, and 2005;

6. reviewed the draft audited financial statements of the Company prepared in accordance with generally accepted accounting procedures (“GAAP”) for the years ended December 31, 2003, 2004, and 3005;

7. reviewed the unaudited financial statements of the Company prepared in accordance with GAAP for the six months ended June 30, 2006;

8. reviewed the management agreement between the Company and its attorney in fact, which is a subsidiary of APSG (the “Attorney in Fact”);

9. reviewed the reports of the Company’s independent actuarial firm, dated April 7, 2006 and August 6, 2006;

10. reviewed certain internal financial analyses and forecasts for the Company prepared by its Attorney in Fact;

11. reviewed certain internal financial analyses and forecasts for APSG as prepared by the management of APSG;

12. reviewed the business plan and prospects for the Company and APSG, as provided by the Attorney in Fact and APSG, respectively;

13. reviewed APSG’s Annual Reports filed on Form 10-K for the years ended 2003, 2004, and 2005;

14. reviewed APSG’s quarterly report filed on Form 10-Q for the six months ended June 30, 2006;

15. reviewed other Company and APSG financial and operating information requested from and/or provided by the Company, the Attorney in Fact, and APSG;

16. reviewed certain other publicly available information on the Company and APSG; and

17. discussed with members of the senior management of the Attorney in Fact and APSG, the Company’s independent actuarial firm and the Board of Directors of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Attorney in Fact, APSG, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Board of Directors of the Company, the Attorney in Fact, or APSG, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. In addition, we have assumed that the final forms of all documents will not differ in any material respect form the drafts of such documents reviewed by us as of the date of this letter.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 22, 2006 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Plan or the Agreement, the structure or tax consequences of the Plan or Agreement or the availability or advisability of any alternatives to the Plan and Agreement. We did not structure the Plan or Agreement or negotiate the final terms of the Plan or Agreement. This letter does not express any opinion as to the likely trading range of APSG stock following the merger as contemplated in the Agreement, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of APSG at that time. Our opinion is limited to the fairness, from a financial point of view, of the aggregate consideration to be received by the Members in connection with the Plan and Agreement. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Plan or Agreement.

We do not express any opinion as to (i) the construction of the class of the Company’s policyholders that are to be included among the Members or (ii) the fairness of the consideration to be paid to any individual Member or to any group of Members in connection with the Plan or Agreement. Our opinion does not constitute a recommendation to any Member as to how such Member should vote with respect to the Plan.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of APSG;

(iii) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; (iv) financial and operating information concerning selected insurance demutualizations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Plan and Agreement and will receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of APSG for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Plan and Agreement and does not constitute a recommendation to any Member of the Company regarding how said Member should vote on the proposed Plan or Agreement, nor is this letter intended to confer rights or remedies upon APSG, Members of the Company or other policyholders, or shareholders of APSG. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of August 22, 2006, the consideration to be received by the Members of the Company pursuant to the Plan and Agreement is fair, from a financial point of view, to the Members.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX E

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (hereinafter referred to as this “Agreement”), dated and effective as of             , 2006, is made by and between API Advisory, LLC, a Texas limited liability company (hereinafter referred to as the “Advisor”) and American Physicians Insurance Company, a Texas insurance company (hereinafter referred to as “Insurer”).

RECITALS

WHEREAS, the Advisor is able and qualified to provide advisory and consulting services to Insurer as are set forth in this Agreement; and

WHEREAS, Insurer desires to contractually engage the Advisor to provide advisory and consulting services in connection with its operations, as more particularly specified hereinafter in this Agreement; and

WHEREAS, the Advisor desires to perform such advisory and consulting services for Insurer in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I ADVISORY SERVICES

1.1 ENGAGEMENT OF ADVISOR. Insurer hereby engages the Advisor to provide, with respect to Insurer and its operations, the advisory and consulting services hereinafter specified, and the Advisor hereby accepts such engagement upon the terms and conditions set forth herein and agrees to provide such advisory and consulting services in accordance herewith.

1.2 ADVISORY SERVICES. The Advisor shall provide the following advisory and consulting services to the Insurer as set forth in Article II below, subject, however, to the following:

(a)	The Advisor shall perform its responsibilities, duties, and functions in a manner consistent with the policies established by the Articles of Incorporation of Insurer, the Bylaws of Insurer and the Board of Directors of the Insurer (“Board”).

(b)	Nothing in this Agreement shall be construed to be a delegation from Insurer to the Advisor of any power or authority required by any applicable statute or regulation to be exercised directly by Insurer.

(c)	It is agreed and understood by and between the parties hereto that the Advisor is associated with Insurer, for purposes of this Agreement, only for the purposes and to the extent set forth herein, and that the relationship of the Advisor to Insurer with respect to its duties, functions, and responsibilities under this Agreement shall, during the term hereof, be that of an independent contractor. This Agreement shall not be construed as an agreement of employment, a partnership, or any other form of business entity, or as creating any other type of relationship than the contractual relationship expressly specified herein.

ARTICLE II DUTIES, AUTHORITIES, AND FUNCTIONS OF THE ADVISOR

2.1 ADVISORY BOARD MEMBERS. The Insurer shall have an Advisory Board of Directors (“Advisory Board”), which Advisory Board shall meet concurrently with the Board and have full access to information as provided to the Board (excluding Board deliberations related to this Agreement). The Advisory Board shall provide advice and counsel to the Board on matters coming before the Board or otherwise specifically requested by the Board. The Board and Advisory Board will meet not less than three (3) times per year. At least one Board meeting per year will be held away from the principal offices of Insurer and last up to three (3) days, and the Advisory Board will meet concurrently at these meetings also, subject to reimbursement of expenses associated therewith by Insurer pursuant to Section 3.2.

(a)	The Advisor shall provide persons to serve on the Advisory Board. The Advisor shall determine, subject to the terms of this Agreement, the number of persons, not to exceed nine (9) persons, who shall to serve on the Advisory Board. The Advisory Board shall have the right and opportunity to participate in Board discussions, but in no event shall the Advisory Board members have any right to vote on matters brought before the Board for a vote. The Advisor shall retain the sole right to remove or appoint substitute persons to serve as members of the Advisory Board as it deems necessary to fulfill its obligations under this Agreement.

(b)	Insurer’s sole shareholder may, at its sole election, but is not required to, appoint one or more Advisory Board members to serve as a member of the Board, in which event such person shall have the rights and obligations of a member of the Board. Furthermore, upon such an appointment, the number of persons the Advisor shall provide to serve on the Advisory Board pursuant to this Section 2.1 shall be reduced by the number of representatives of Advisor who are then serving as a member of the Board. Furthermore, no person shall serve or be compensated as both a member of the Board and as a member of the Advisory Board at the same time.

(c)	The members of the Advisory Board (and any member of the Advisory Board appointed to the Board by the Insurer) provided by the Advisor shall be compensated directly by the Insurer for their service as a member of the Advisory Board. The compensation paid to such Advisory Directors shall initially be $2500 per meeting per day (or $1250 for meetings lasting one-half a day) or $250 per hour for meetings attended by telephone. The per meeting compensation is (i) payable for actual attendance at Advisory Board meetings held concurrently with the Board only and (ii) also applicable for attendance at duly called committee meetings pursuant to Section 2.2. The Advisor may increase the per meeting compensation annually by giving sixty (60) days written notice to Insurer, but in no event shall any such increase exceed the Annual Increase Cap. The “Annual Increase Cap” means an amount equal to the lesser of (x) 10% of the amount paid for the applicable service in the prior year or (y) the percentage increase in the CPI during the prior year. The “CPI” as used herein shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average (All Items; Base Year 1982 = 100) published by the United States Department of Labor, Bureau of Labor Statistics for the immediately preceding year.

2.2 COMMITTEE MEMBERS. The Advisor shall further be obligated to provide persons to serve on certain committees of the Insurer, which persons shall be selected by Advisor from among those persons provided by Advisor to serve on the Advisory Board. A person may serve on both the Advisory Board and one or more committees. The committees will meet at such times as shall be determined by Insurer; provided, the Claims Committee will meet at least once per month, unless otherwise agreed by the parties, the Physician Liaison Committee will meet when and only if the Claims Committee meets, and the other committees (excluding the Political Affairs Committee, which meets as needed only) will meet at least once per quarter. The committees of the Insurer and the maximum number of persons to be provided by the Advisor for such committees are as follows:

Claims Committee	up to 9 persons;

Finance Committee	up to 4 persons;

Ethics and Internal Affairs Committee	up to 4 persons;

Underwriting Committee	up to 4 persons;

Physician Liaison Committee	up to 9 persons; and

Political Affairs Committee	1 person.

2.3 MEDICAL DIRECTOR. The Advisor shall retain, compensate and provide to Insurer a person fully qualified to serve as the Medical Director of Insurer. The Advisor shall retain the sole right to remove or appoint substitute persons to serve as the Medical Director as the Advisor, in its sole discretion, deems necessary to fulfill its obligations under this Agreement. Notwithstanding the foregoing, the Medical Director shall be subject to the operational authority of the chief executive officer of Insurer and the Board. Insurer shall reimburse Advisor for all costs of compensation and reasonable benefits incurred by Advisor in connection with the provision of the Medical Director. The parties acknowledge and agree that (i) the aggregate reimbursement due for compensation (excluding insurance and retirement benefits) under this Section for the first year of this Agreement is $185,000, and (ii) the maximum increase for each subsequent year shall not exceed the Annual Increase Cap. Reasonable benefits include reasonable vacation and sick leave (included in the compensation amounts described in the preceding sentence), reasonable health, dental, life and long-term disability insurance and a 401K plan. The Medical Director shall not be entitled to any further compensation under Section 2.1 for attendance at Advisory Board or committee meetings.

2.4 EXECUTIVE SECRETARY. The Advisor shall retain, compensate and provide to Insurer a person fully qualified to serve as the Executive Secretary of Insurer. The Advisor shall retain the sole right to remove or appoint substitute persons to serve as the Executive Secretary as the Advisor, in its sole discretion, deems necessary to fulfill its obligations under this Agreement. Notwithstanding the foregoing, the Executive Secretary shall be subject to the operational authority of the chief executive officer of Insurer and the Board. Insurer shall reimburse Advisor for all costs of compensation and reasonable benefits incurred by Advisor in connection with the provision of the Executive Secretary. The parties acknowledge and agree that (i) the aggregate reimbursement due for compensation (excluding insurance and retirement benefits) under this Section for the first year of this Agreement is $62,500, and (ii) the maximum increase for each subsequent year shall not exceed the Annual Increase Cap. Reasonable benefits include reasonable vacation and sick leave (included in the compensation amounts described in the preceding sentence), reasonable health, dental, life and long-term disability insurance and a 401K plan. The Executive Secretary shall not be entitled to any further compensation under Section 2.1 for attendance at Advisory Board or committee meetings.

2.5 LIMITS TO ADVISOR AUTHORITY. The Advisor agrees that it shall neither have authority to, nor shall it make, invest, or obligate, or commit to make, invest, or obligate on behalf of Insurer any capital expenditure, investment, indebtedness, obligation, cost, or expense except for those reimbursement and compensation obligations of Insurer specifically provided for herein.

ARTICLE III FEES AND EXPENSES

3.1 PAYMENT OF ADVISORY FEES. Insurer shall pay to Advisor all fees, expenses and other amounts owed to Advisor pursuant to the terms of this Agreement within thirty (30) days after the date of Advisor’s invoice. All amounts payable by Insurer hereunder shall be paid in United States dollars at Insurer’s address for notice or at such other address as may be specified by Insurer from time to time, without any setoff or deduction. Insurer agrees to pay interest at the rate of one and one-half percent (1.5%) per month, or the maximum legal rate allowed by law, whichever is less, on any outstanding balance due to Advisor for such time as the outstanding balance remains past due.

3.2 ADMINISTRATIVE EXPENSES. Insurer shall bear responsibility for reimbursement of all reasonable out-of-pocket costs and expenses incurred by Advisor in the performance of its obligations under this Agreement, including, without limitation, all reasonable costs incurred by the Advisor for the travel and lodging of the Advisory Board members incurred in connection with the performance of Advisor’s duties under this Agreement.

3.3 ADVANCEMENT OF FEES AND EXPENSES. Without limiting the Advisor’s right to reimbursement of any amounts as provided in this Agreement, the Advisor shall be entitled to direct Insurer to pay directly any amounts for which reimbursement would otherwise be due hereunder, and Insurer agrees to pay such amounts directly to the extent legally permissible.

ARTICLE IV COVENANTS

4.1 COVENANT REGARDING OWNERSHIP OF MATERIALS. All published reports, documents and materials prepared by the Advisor in connection with its duties, responsibilities and functions under this Agreement shall be the property of Insurer. Insurer will allow the Advisor reasonable access to and use of all documents and materials maintained at its offices necessary for the Advisor to perform its responsibilities, functions and duties required by this Agreement.

4.2 COVENANT REGARDING EMPLOYEES. It is agreed that, while this Agreement is in effect, Insurer and any of its officers, board members and affiliates (other than the Advisor and its affiliates) will not hire or otherwise contract for services with any employee of the Advisor except as provided under this Agreement.

4.3 COVENANT REGARDING SERVICES FOR AFFILIATES OF INSURER. In the event that any Affiliate (defined below) of the Insurer is engaged in the business similar to that of Insurer or offering insurance products of the same business line as those offered by Insurer, then the Advisor shall be required to provide to such affiliate services identical to those provided to Insurer under the terms of this Agreement, but without any additional consideration. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person, and the term “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

4.4 NON-INTERFERENCE WITH BUSINESS RELATIONS. Advisor agrees that during the Term (as hereinafter defined) Advisor shall not, directly or indirectly, (a) solicit, advise, persuade or otherwise induce any person to participate in or with any entity or person which provides services comparable to those provided by the Insurer, (b) do anything intentionally to discredit or otherwise injure the reputation or goodwill of the Insurer or any of its affiliates, (c) solicit, induce or attempt to solicit or induce any current or prospective client, customer, company, independent contractor, policyholder, subscriber, or any other business relation of the Insurer (or any affiliate) to cease or reduce the level of business between such business relation and the Insurer (or any affiliate), (d) influence, induce, or encourage, or attempt to influence, induce or encourage, any person who is a current or prospective employee of the Insurer to leave the employment of the Insurer, or (e) in any way interfere with the Insurer’s (or any affiliates’) relationship with any customer, employee, independent contractor, policyholder, subscriber, or any other business relation of the Insurer or affiliate.

4.5 NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)	During the Term, Advisor will have access to Confidential Information, including Confidential Information Advisor has not accessed prior to the date of this Agreement. Advisor recognizes that the Insurer’s business interests require the fullest practical protection and confidential treatment of the Confidential Information. At all times during the Term and thereafter, Advisor will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with Advisor’s services for the Insurer or as required by law or legal process. Advisor agrees that all Confidential Information, whether prepared by Advisor or otherwise coming into Advisor’s possession, shall remain the exclusive property of the Insurer during Advisor’s employment with the Insurer. Advisor will obtain the Insurer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Advisor’s work at the Insurer, any Confidential Information and/or any material that incorporates any Confidential Information. Advisor hereby assigns to the Insurer any rights Advisor may have or acquire in such Confidential Information and recognizes that all Confidential Information is the sole property of the Insurer and its assigns.

(b)	“Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by the Insurer relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Advisor expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Insurer (or its affiliates, customers or suppliers, as the case may be). Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Advisor or by any other person or entity under a duty or obligation to maintain the confidentiality thereof.

(c)	Advisor understands that violation of any non-disclosure provision of this Agreement shall be a material breach of this Agreement.

4.6 REASONABLENESS OF RESTRICTIONS. Advisor acknowledges and agrees that the restrictions imposed upon Advisor by this Article Iv and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Insurer and its affiliates without unduly restricting Advisor. Advisor specifically recognizes and affirms that the restrictive covenants contained in this ARTICLE IV are material and important terms of this Agreement.

4.7 SEVERABILITY. The covenants set forth in this ARTICLE IV each constitute separate agreements independently supported by good and adequate consideration. If a court of competent jurisdiction determines that any restriction in a clause or provision of this ARTICLE IV is void, illegal, or unenforceable, the other clauses and provisions of this ARTICLE IV shall remain in full force and effect.

4.8 RETURN OF THE INSURER PROPERTY. Upon termination or expiration of this Agreement for any reason, Advisor will promptly (within twenty-four (24) hours) deliver to the Insurer any and all Confidential Information, drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof and any other material containing or disclosing any works made for hire, or third party information. Advisor further agrees that any property situated on the Insurer’s premises and owned by the Insurer including computers, computer disks and computer hard disk drives and other computer storage media, filing cabinets or other work areas, is subject to inspection by the Insurer personnel at anytime with or without notice.

4.9 APPLICABILITY TO REPRESENTATIVES. Advisor acknowledges and agrees it will be responsible for compliance with, and any violation of, a covenant set forth in ARTICLE IV by its employees, officers, members, agents or representatives, including without limitation any person provided by Advisor to serve as a member of the Advisory Board or any committees of Insurer.

ARTICLE V TERMINATION

5.1 TERMINATION OF AGREEMENT. This Agreement shall terminate upon the first to occur of any of the following:

(a)	The mutual agreement, in writing, of the parties hereto;

(b)	A default in the performance or breach of any material term, condition, covenant, duty, responsibility, or function contained in this Agreement, which default or breach shall continue for a period of ninety (90) days after written notice to the party committing such default or breach by the other party stating the specific nature of such default or breach and requiring it to be remedied; provided, however, if such default cannot be reasonably cured within such 90-day period, the length of such cure period shall be extended for the period reasonably required therefor if the defaulting party commences covering such default within such 90-day period and continues the curing thereof with reasonable diligence and continuity.

(c)	The giving of one hundred eighty (180) days written notice of termination by either party to the other (with or without cause) which notice may be given only during the ninety (90) day period that is between two hundred seventy (270) and one hundred eighty (180) days prior to expiration of the Initial Term of this Agreement (the “Termination Notice Period”); provided, however, if such notice is given by Insurer, such termination shall be conditioned upon Insurer’s satisfaction of the requirements of Section 5.3.

In the event of a termination of this Agreement prior to the expiration of the Additional Term (as defined below), the party initiating such termination shall provide written notice to the Texas Department of Insurance simultaneous with such notice being provided to the other party to this Agreement.

5.2 TERM OF AGREEMENT. The term of this Agreement shall commence on             , 2006, and end on December 31, 2011 (the “Initial Term”). Unless terminated as provided by Section 5.1(b) or (c), the term of the Agreement shall extend for a second five-year term, commencing on January 1, 2012 and ending on December 31, 2016 (“Additional Term” and together with the Initial Term, the “Term”). Without limiting the foregoing, the Insurer shall provide the Texas Department of Insurance notice at the end of the Termination Notice Period if this Agreement has not been terminated as provided herein. The parties acknowledge and agree that the Texas Department of Insurance shall have the right during the thirty (30) days following the end of the Termination Notice Period to provide notice of its intent to review and approve this Agreement prior to the commencement of the Additional Term.

5.3 NON-COMPETE AGREEMENTS UPON TERMINATION. Upon the termination of the Agreement for any reason other than termination pursuant to Section 5.1(a) or the expiration of the Additional Term without a written agreement between the Advisor and the Insurer to extend this Agreement, then the Advisor shall be required to execute a non-compete agreement in favor of Insurer and shall undertake best efforts to obtain written non-compete agreements in favor of Insurer from each member of the Advisory Board (or representative of Advisor appointed to the Board) serving in such capacity as of the date of termination. Upon receipt of each such written non-compete agreement in substantially the form attached hereto as Exhibit A, Insurer shall be obligated to pay the sum of $200,000 (“Non-Compete Payment”) to each member of the Advisory Board who provides such written non-compete agreement to the Insurer. In addition, Insurer shall be obligated to pay a Non-Compete Payment to the Advisor upon the Advisor’s delivery of an executed non-compete agreement to Insurer in substantially the form attached hereto as Exhibit A.

ARTICLE VI FURTHER OBLIGATIONS

6.1 INSURANCE. Insurer shall maintain customary officers and directors’ liability insurance with an endorsement naming the Medical Director and Advisory Directors as additional insureds thereunder.

ARTICLE VII MISCELLANEOUS

7.1 CAPTIONS. The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof, nor shall they be utilized in the construction or interpretation of this Agreement.

7.2 NOTICES. Whenever this Agreement or law requires or permits any consent, approval, notice, request, or demand, from one party to another, such consent, approval, notice, request, or demand must be in writing to be effective, and shall be deemed to have been given on the earlier of (i) receipt, or (ii) the third business day after it is enclosed in an envelope, addressed to the party to be notified at the address stated below (or at such other addresses as may have been designated by written notice in accordance with this Section), properly stamped, sealed and deposited in the United States mail, certified, return receipt requested. The initial address of each party for the purposes of this Agreement is as listed for that party on the signature page hereof.

7.3 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable during the term of this Agreement, including any renewal hereof, such provision shall be fully severable from the other provisions hereof. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

7.4 AMENDMENTS. This Agreement may be amended at any time and from time to time in whole or in part by an instrument in writing setting forth the particulars of such amendment duly executed by an authorized officer of each of the parties. Any amendments to this Agreement or increases in compensation to be paid hereunder are subject to review and approval by the Texas Department of Insurance.

7.5 ASSIGNMENT. Neither this Agreement nor any rights or obligations of any party hereunder may be transferred or assigned by such party without the prior written consent of the other party.

7.6 ENTIRE AGREEMENT. This Agreement (including any instruments, documents, agreements, schedules and exhibits delivered pursuant hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, if any, relating to the subject matter hereof.

7.7 LAWS GOVERNING. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

7.8 BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns.

7.9 WAIVERS AND CONSENTS. One or more waivers of any covenant, term, or provision of this Agreement by any party, shall not be construed as a waiver of any subsequent default or breach of the same covenant, term, or provision, nor shall it be considered as a waiver of any other then existing or subsequent default or breach of a different covenant, term, or provision. The consent or approval by either party to or with respect to any act by the other party requiring such consent or approval shall not be deemed to be a waiver or render unnecessary consent to or approval of any subsequent similar act. No custom or practice of either party shall constitute a waiver of either party’s rights to insist upon strict compliance with the terms of this Agreement. Pursuit by a party of any remedy provided in this Agreement shall not preclude the pursuit by such party of any of the other remedies provided by law or at equity.

7.10 MULTIPLE COUNTERPARTS. This Agreement shall be executed in a number of identical counterparts, each of which, for all purposes, is deemed to be an original, and all of which constitute, collectively, the Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.11 GUARANTY OF APSG. American Physician Service Group, Inc. hereby guarantees all obligations of Insurer hereunder and executes this Agreement solely to evidence such guaranty.

IN WITNESS WHEREOF, this Agreement is effective as of the date first written above.

API ADVISORY, LLC

By:

Title:

Address for Notice:

AMERICAN PHYSICIANS INSURANCE COMPANY

By:

Title:

Address for Notice:

[SOLELY FOR THE PURPOSES SPECIFIED IN SECTION 7.11:]

[AMERICAN PHYSICIANS SERVICE GROUP, INC.]

By:

Title:

Address for Notice:

EXHIBIT “A”

Form of Non-Compete Agreement

NONCOMPETE AND CONFIDENTIALITY AGREEMENT

THIS NONCOMPETE AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into effective the             day of             , by             (“Advisor”), in favor and for the benefit of [American Physicians Insurance Company], a Texas insurance company (“Company”), and the parties agree as follows:

1. Recitals.

(a) This Agreement is executed pursuant to that certain Advisory Services Agreement (the “ASA”) dated effective             , 2006, by and among API Advisory, LLC (“API Advisory”) and the Company;

(b) Capitalized terms used in this Agreement which are not otherwise defined are used with the same meanings given such terms in the ASA;

(c) Company is in the business of selling and servicing medical malpractice insurance policies to health care providers (the “Business”);

(d) Prior to the date of this Agreement, Advisor has served as a consultant and advisor to the Company and has been integrally involved in the operation and development of the Business;

(e) It is fair and reasonable for the Company to take steps to protect the goodwill of the Company, and its customers, suppliers and employees, following the termination of the ASA;

(f) Each of Advisor and Company acknowledges that it, she or he has received, good, valuable, present and sufficient consideration to support its or his obligations under this Agreement.

2. Noncompetition.

Advisor expressly agrees, confirms, represents and covenants for the benefit of Company, as follows:

(a) For the period set forth below (the “Noncompete Period”) Advisor shall not engage in competition in the Business with Company, or any of its successors or affiliates, within the Applicable Territory (defined below), and in particular, Advisor shall not, as owner, operator, advisor, employee, consultant, independent contractor, agent, salesperson, officer, director, shareholder, investor, guarantor, partner or member of a joint venture, or otherwise, directly or indirectly, engage in any manner in the Business within the Applicable Territory. For purposes of this Agreement, the term “Applicable Territory” shall mean and include any state in the United Sates of America in which the Company is doing business as of the date of this Agreement; and,

(b) The “Noncompete Period” shall begin as the date of this Agreement and end five (5) years following the date of this Agreement; and

(c) During the Noncompete Period, Advisor shall not solicit or encourage any employee, distributor, supplier or customer of the Company to modify or discontinue his, her or its relationship with the Company or the Business; and,

(d) Advisor agrees to return all tangible Confidential Information to the Company at the inception of this Agreement, without retaining any copies, summaries or extracts thereof. During and after the Noncompete Period, Advisor shall not use or divulge to any person or entity any Confidential Information of the Company. “Confidential Information” means all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined in the ASA), business plans, training materials, software programs, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or

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used by the Insurer relating to its business, operations, suppliers, information systems, employees and customers, regardless of whether such information is in writing, on computer disk or disk drive or in any other form. Advisor expressly acknowledges and agrees that Confidential Information constitutes trade secrets and/or confidential and proprietary business information of the Insurer (or its affiliates, customers or suppliers, as the case may be). Confidential Information shall not include information which is or becomes generally available to the public other than through disclosure by Advisor or by any other person or entity under a duty or obligation to maintain the confidentiality thereof; and

(e) The covenants and agreements of Advisor set forth in this Agreement are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration, and the limitations as to time, geographic area and scope of activity to be restrained are reasonable and acceptable to Advisor, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company; and,

(f) If, at some later date, a court of competent jurisdiction determines that any of the provisions set forth in this Agreement do not meet the criteria for enforceability under applicable law, Advisor agrees that this Agreement shall be deemed without further action to be modified to the minimum extent necessary so as to be enforceable to the maximum extent permitted by applicable law, and such court is authorized and requested to reform this Agreement accordingly.

(g) Notwithstanding any term of this Agreement to the contrary, nothing in this Agreement shall in any way restrict the right or ability of Advisor to practice medicine.

3. Remedies.

Advisor acknowledges that any breach by her or him of this Agreement will result in irreparable harm to the Company with respect to which no adequate remedy at law shall exist. Accordingly, in addition to any other remedies available to the Company with respect to any actual or threatened breach of this Agreement, Advisor consents to the entry of any temporary and permanent injunctive relief, together with temporary restraining orders ancillary to the same. Advisor waives any requirement for posting of any bond or other security in connection with any enforcement action by the Company.

4. Governing Law.

This Agreement shall be interpreted in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law, which state shall have jurisdiction of the subject matter hereof.

5. Modification.

The covenants and/or provisions of this Agreement may be modified or waived only by any subsequent written agreement signed by both parties.

6. Counterparts.

This Agreement may be executed in two or more counterparts, and each counterpart shall be deemed an original, but all counterparts shall together constitute a single instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOLLOW]

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ANNEX F

AMENDMENT TO

2005 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

This Amendment to the 2005 Incentive and Non-Qualified Stock Option Plan (this “Amendment”) amends that certain 2005 Incentive and Non-Qualified Stock Option Plan (the “2005 Incentive Plan”) adopted by the shareholders of American Physicians Service Group, Inc. (the “Company”) on June 14, 2005.

R E C I T A L S:

The 2005 Incentive Plan currently provides for the issuance of up to 350,000 shares of common stock of the Company. The Company’s Board of Directors has determined that it is advisable, fair and in the best interests of the Company and its shareholders to amend the 2005 Incentive Plan to provide for the issuance of up to an additional 300,000 shares of common stock, in order to continue to provide to the persons who are responsible for the continued growth of the Company’s business an opportunity to acquire a proprietary interest in the Company.

The 2005 Incentive Plan currently provides for the Company to be able to, at any time, offer to exchange or buy out any previously granted Option for a payment in cash, common stock of the Company or another stock option under the 2005 Incentive Plan. The Company’s Board of Directors has determined that it is advisable, fair and in the best interests of the Company and its shareholders to amend the 2005 Incentive Plan to delete this provision of the 2005 Incentive Plan, in order to better protect shareholders during the remaining life of the 2005 Incentive Plan.

A G R E E M E N T:

NOW, THEREFORE, the 2005 Incentive Plan is amended as follows:

1. Definitions.

A. Unless otherwise specifically defined in this Amendment, capitalized terms shall have the definitions set forth in the 2005 Incentive Plan.

2. Stock Subject to the 2005 Incentive Plan. Article IV of the 2005 Incentive Plan is hereby deleted in its entirety and replaced with the following:

IV. Stock Subject to Plan

The aggregate number of shares of Common Stock that may be issued pursuant to Options granted under this Plan shall not exceed 650,000 shares of Common Stock (subject to adjustment as provided in Article VIII). Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Corporation. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of this Plan shall cease to be subject to this Plan, but, until termination of this Plan, the Corporation shall at all times make available a sufficient number of shares to meet the requirements of this Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares of Common Stock theretofore subject to such Option may again be subject to an Option granted under this Plan to the extent permitted under Rule 16b-3. The aggregate number of shares which may be issued under this Plan shall be subject to adjustment as provided in Article VIII hereof. Exercise of an Option in any manner pursuant to the terms of this Plan and the related Option Agreement shall result in a decrease in the number of shares of Common Stock which may thereafter be available, for purposes of the Plan, by the

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number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Corporation for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Non-Qualified Stock Options.

3. Exchange Provisions Deleted. Article XIII of the 2005 Incentive Plan is hereby deleted in its entirety and replaced with the following:

XIII. Governing Law

This Plan shall be governed by the laws of the State of Texas.

4. 2005 Incentive Plan. Except as specifically amended hereby, the 2005 Incentive Plan shall remain binding and enforceable in accordance with its terms.

[signature page follows]

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American Physicians Service Group, Inc.

By:
W.H. Hayes Senior Vice-President—Finance

Signature Page to 2005 Incentive Plan Amendment

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PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act, or the TBCA, provides that a Texas corporation shall have the power to indemnify anyone who was, is, or may become a defendant or respondent to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, because such person is or was a director of the corporation, provided that (i) such person conducted himself in good faith, (ii) such person reasonably believed (A) that in the case of conduct in his official capacity as a director of the corporation that his conduct was in the corporation’s best interests and (B) in all other cases, that his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, such person has no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that a director is not eligible for indemnification by a corporation. Instead, a person shall be deemed to be liable in respect of any claim, issue or matter only after a court of competent jurisdiction adjudges the person liable and the person has exhausted all available appeals. APSG may not indemnify a director as described above for obligations resulting from a proceeding (i) in which such person is liable on the basis that he improperly received personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (ii) in which such person is found liable to the corporation (except that in such cases APSG may indemnify such director against reasonable expenses the director actually incurs in connection with the proceeding unless the director’s misconduct was willful, in which case APSG may not pay such indemnification).

A corporation may provide indemnification as described above only if a determination of indemnification is made: (i) by a majority vote of a quorum of directors who the proceeding does not name as defendants or respondents at the time of voting, regardless of whether the directors not named defendants or respondents constitute a quorum; (ii) by a majority vote of a committee of the board of directors, if (A) the committee is designated by a majority vote of the directors who at the time of the vote are not named defendants or respondents in the proceeding, regardless of whether the directors not named defendants or respondents constitute a quorum, and (B) the committee consists solely of one or more of the directors not named as defendants or respondents in the proceeding; (iii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (i) and (ii); or (iv) by the shareholders in a vote that excludes the shares held by the directors who are named defendants or respondents in the proceeding. A court may order indemnification even though APSG does not meet certain of these conditions, if the court deems indemnification proper and equitable; provided, however, that if the court determines that the indemnified person is liable to the corporation or that he improperly received a personal benefit, the court-ordered indemnification cannot exceed the reasonable expenses that the indemnified party actually incurred in connection with the proceeding.

A person may be indemnified by a corporation as previously described against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding, provided, that if such a person is found liable to the corporation or is liable on the basis that he or she improperly received a personal benefit, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be available in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

A corporation shall indemnify a director against reasonable expenses incurred by him in connection with the proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. In addition, if a director sues a corporation to recover indemnification in such a case, the court, upon ordering the corporation to pay indemnification, shall also award the director his expenses incurred in securing the indemnification. A corporation may pay, or reimburse a director for, the director’s reasonable expenses incurred because he or she was, is, or may become a defendant correspondent in a proceeding, in advance of any final disposition of the proceeding and without any determination that the director is entitled to such payment or reimbursement under the above-described standards after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA and a written undertaking by or on behalf of the director (which must be an unlimited general obligation but that need not be secured, and that may be accepted without reference to the director’s financial ability to pay) to repay the amount paid or reimbursed if it is ultimately determined that the director has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by such director in connection with that proceeding is prohibited under the standards enumerated above. Notwithstanding the above, a corporation may pay or reimburse a director for expenses incurred in connection with the director’s appearance as a witness or other participation in a proceeding at a time when the director is not a named defendant or respondent in the proceeding.

Article 2.02-1 of the TBCA permits the purchase and maintenance of insurance or another arrangement on behalf of directors, officers, employees and agents of the corporation against any liability asserted against or incurred by them in any such capacity or arising out of the person’s status as such, whether or not the corporation itself would have the power to indemnify any such officer or director against such liability; provided, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if the shareholders of the corporation have approved including coverage for the additional liability.

Any indemnification of, or advance of expenses to, a director must be reported in writing to shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or before the next submission to shareholders of a consent to action without a meeting, and, in any case, within the 12-month period immediately following such indemnification or advance.

A corporation shall indemnify officers and others who are not officers, employees, or agents of the corporation, but who are serving at the corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary for another entity, to the same extent that the corporation indemnifies directors. A corporation may indemnify and advance expenses to such officers and other persons to the same extent that it may indemnify, or advance expenses to, directors.

Article IX of APSG’s restated articles of incorporation provides that, to the extent permitted by applicable law and by resolution or other proper action of the board of directors of APSG, APSG will indemnify its present and former directors and officers, its employees and agents and any other person serving at the request of APSG as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, association, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which any such person is, or is threatened to be made, a party and which may arise by reason of the fact he is or was a person occupying any such office or position. In addition, APSG currently maintains directors and officers’ liability insurance.

Article XVI of APSG’s restated articles of incorporation provides that APSG directors shall not be liable to APSG or its shareholders for monetary damages for an act or omission in the director’s capacity as a director except for liability based upon (i) a breach of duty of loyalty to APSG or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act related to an unlawful stock repurchase or payment of a dividend.

In addition to the indemnifications provided by APSG’s restated articles of incorporation, APSG has entered into indemnity agreements with its officers and directors. The agreements generally provide that, to the extent permitted by law, APSG must indemnify each person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that they were was an officer, director or employee of APSG.

The Texas Insurance Code does not contain express provisions providing indemnity to directors, officers or controlling persons of a Texas stock insurance company. However, Section 8.2 of the articles of incorporation of APIC, which have been submitted for approval by the Texas Commissioner of Insurance in the plan of conversion, contain provisions that would allow indemnification of persons who are a party to, testify or otherwise participate in, any pending or threatened proceeding because such person is or was a director of APIC or, while a director of APIC, is or was serving at the request of APIC in a representative capacity for another organization. Such indemnification is provided to the fullest extent authorized or permitted by applicable law and includes the right to be reimbursed by APIC for the reasonable expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition. In addition, APIE currently maintains directors’ and officers’ liability insurance which will continue to provide coverage for APIC after the conversion.

Furthermore, Section 8.1 of the articles of incorporation of APIC provides that current and former directors of APIC will have no personal liability to APIC or any of its shareholders for monetary damages for any act or omission in such person’s capacity as a director of APIC except to the extent such limitation or elimination of liability is not permitted by applicable law.

The preceding discussion of APSG indemnification agreements, APSG’s restated articles of incorporation, APIC’s articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by the indemnity agreements, restated articles of incorporation and Section 2.02-1 of the Texas Business Corporation Act.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. A list of exhibits filed with this registration statement is contained in the index to exhibits which is incorporated by reference.

(b) Financial Statement Schedules. No separate financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes included herein.

(c) Item 4(b) Information. Incorporated as Annex C to the joint proxy statement-prospectus, which constitutes a part of this registration statement.

Item 22. Undertakings.

Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of its securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph 5 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8) To respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10) To file, promptly upon conversion of American Physicians Insurance Exchange into APIC, a post-effective amendment to this registration statement whereby APIC adopts this registration statement.

(11) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, APSG has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on this 26th day of January, 2007.

AMERICAN PHYSICIANS SERVICE GROUP, INC.

By:	/s/ KENNETH S. SHIFRIN
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.

Signature	Title(s)	Date

/s/ KENNETH S. SHIFRIN Kenneth S. Shifrin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer), APSG	January 26, 2007

/s/ W. H. HAYES W. H. Hayes	Senior Vice President—Finance, Secretary and Chief Financial Officer (Principal Financial Officer) , APSG	January 26, 2007

/s/ THOMAS R. SOLIMINE Thomas R. Solimine	Controller (Principal Accounting Officer), APSG	January 26, 2007

/s/ JACKIE MAJORS Jackie Majors	Director, APSG	January 26, 2007

/s/ LEW N. LITTLE, JR. Lew N. Little, Jr.	Director, APSG	January 26, 2007

/s/ WILLIAM A. SEARLES William A. Searles	Director, APSG	January 26, 2007

/s/ CHERYL WILLIAMS Cheryl Williams	Director, APSG	January 26, 2007

S-1

SIGNATURES

Pursuant to the requirements of the Securities Act, APIE has duly caused this registration statement to be signed on its behalf, and as predecessor-in-interest to American Physicians Insurance Company upon conversion, by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on this 26 day of January, 2007.

AMERICAN PHYSICIANS INSURANCE EXCHANGE

By:	/S/ NORRIS C. KNIGHT, JR., M.D.
Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.

Signature	Title(s)	Date

/s/ NORRIS C. KNIGHT, JR., M.D. Norris C. Knight, Jr., M.D.	Chairman of the Board, APIE	January 26, 2007

/s/ MARC J. ZIMMERMANN Marc J. Zimmermann	Chief Financial Officer, APIE (Principal Financial Officer) and Principal Accounting Officer	January 26, 2007

/s/ GREGORY M. JACKSON, M.D. Gregory M. Jackson, M.D.	Secretary and Director, APIE	January 26, 2007

/s/ DUANE K. BOYD, JR. Duane K. Boyd, Jr.	Director, APIE	January 26, 2007

/s/ FREDDIE L. CONTRERAS, M.D. Freddie L. Contreras, M.D.	Director, APIE	January 26, 2007

/s/ THOMAS EADES, M.D. Thomas Eades, M.D.	Director, APIE	January 26, 2007

/s/ MICHAEL L. GREEN, JR., M.D. Michael L. Green, Jr., M.D.	Director, APIE	January 26, 2007

/s/ WILLIAM J. PECHE, M.D. William J. Peche, M.D.	Director, APIE	January 26, 2007

/s/ LAWRENCE S. PIERCE, M.D. Lawrence S. Pierce, M.D.	Director, APIE	January 26, 2007

/s/ RICHARD S. SHOBERG, JR., M.D. Richard S. Shoberg, Jr., M.D.	Director, APIE	January 26, 2007

S-2

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement and Plan of Merger, dated June 5, 2006, among American Physicians Service Group, Inc., APSG ACQCO, Inc., and American Physicians Insurance Exchange, as amended (included as Annex A to the joint proxy statement/prospectus contained in the Registration Statement).

2.2	Plan of Conversion of American Physicians Insurance Exchange, dated June 1, 2006, as amended (included as Annex B to the joint proxy statement/prospectus contained in the Registration Statement).

3.1	Restated Articles of Incorporation of American Physicians Service Group, Inc. (3)

3.2	Amended and Restated Bylaws of American Physicians Service Group, Inc. (3)

3.3	Bylaws of American Physicians Insurance Exchange. (13)

4.1	Specimen of Common Stock Certificate of American Physicians Service Group, Inc. (1)

4.2	Rights Agreement, dated as of August 15, 1999, between American Physicians Service Group, Inc. and American Stock Transfer & Trust Company, which includes the form of Statement of Resolutions setting forth the terms of the Junior Participating Preferred Stock, Series A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (7)

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding legality of securities being registered. (13)

5.2	Opinion of Graves Dougherty Hearon & Moody, P.C. regarding legality of securities being registered. (13)

8.1	Opinion of Deloitte Tax LLP regarding certain federal income tax matters (included as Annex C to this Registration Statement).

*10.1	1995 Incentive and Non-Qualified Stock Option Plan of American Physicians Service Group, Inc. (4)

*10.2	Form of Stock Option Agreement (ISO). (4)

*10.3	Form of Stock Option Agreement (Non-Qualified). (4)

10.4	Management Agreement of Attorney-in-Fact, dated August 13, 1975, between FMI and American Physicians Insurance Exchange. (1)

*10.5	Profit Sharing Plan and Trust, effective December 1, 1984, of American Physicians Service Group, Inc. (2)

*10.6	First Amendment to 1995 Incentive and Non-Qualified Stock Option Plan of American Physicians Service Group, Inc. Dated December 10, 1997. (5)

*10.7	First Amendment to 1995 Non-Employee Director Stock Option Plan of American Physicians Service Group, Inc. Dated December 10, 1997. (5)

*10.8	2005 Incentive and Non-Qualified Stock Option Plan. (12)

*10.9	Deferred Compensation Master Plan. (12)

*10.10	Contribution and Stock Purchase Agreement dated January 1, 1998 between American Physicians Service Group, Inc., Additional Purchasers, Barton Acquisition, Inc., Barton House, Ltd., Barton House at Oakwell Farms, Ltd., Uncommon Care, Inc., George R. Bouchard, John Trevey and Uncommon Partners, Ltd. (6)

Exhibits-1

Exhibit Number	Description
*10.11	Loan Agreement dated January 1, 1998 between American Physicians Service Group, Inc. and Barton Acquisition, Inc. (6)

10.12	Promissory Note (Line of Credit) dated January 1, 1998 between American Physicians Service Group, Inc. and Barton Acquisition, Inc. in the amount of $2,400,000. (6)

10.13	Security Agreement dated January 1, 1998 between American Physicians Service Group, Inc. and Barton Acquisition, Inc. (6)

10.14	Participation Agreement dated March 16, 1998 between American Physicians Service Group, Inc. and Additional Purchasers referred to as Participants. (6)

10.15	Convertible Promissory Note dated April 27, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.16	Replacement Convertible Promissory Note dated September 30, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.17	Liquidity Promissory Note dated September 30, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.18	Replacement Liquidity Note dated October 15, 1999 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (8)

10.19	$1.25 million Promissory Note dated June 1, 2000 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (9)

10.20	$1.20 million Promissory Note dated June 1, 2000 between American Physicians Service Group, Inc. and Uncommon Care, Inc. (9)

10.21	Agreement dated November 22, 2002 transferring and assigning all capital stock of Eco-Systems from American Physicians Service Group, Inc. to the purchaser. (10)

*10.22	Amended 1995 Incentive and Non-Qualified Stock Option Plan. (10)

10.23	Executive Employment Agreement between American Physicians Service Group, Inc. and Kenneth S. Shifrin. (10)

*10.24	Consulting Agreement between American Physicians Service Group, Inc. and William A. Searles. (10)

*10.25	Executive Employment Agreement between American Physicians Service Group, Inc. and William H. Hayes. (10)

10.26	Stock Purchase Agreement dated October 31, 2003 between American Physicians Service Group, Inc. and FPIC Insurance Group, Inc. (10)

10.27	Revolving Promissory Note dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (11)

10.28	Commercial Loan Agreement dated April 15, 2004 between American Physicians Service Group, Inc. and PlainsCapital Bank. (11)

10.29	Managing General Agency Agreement between American Physicians Insurance Agency, Inc. and American Physicians Insurance Exchange, effective as of May 29, 1996. (13)

10.30	Management Agreement of Attorney-in-Fact for American Physicians Insurance Exchange, effective as of October 1, 1975. (13)

Exhibits-2

Exhibit Number	Description
21.1	List of subsidiaries of American Physicians Service Group, Inc. (13)

23.1	Independent Registered Public Accountants Consent of BDO Seidman, LLP. (13)

23.2	Independent Auditors Consent of Deloitte & Touche LLP. (13)

23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 to this Registration Statement).

23.4	Consent of Deloitte Tax LLP (included in Exhibit 8.1 to this Registration Statement).

23.5	Consent of Graves Dougherty Hearon & Moody, P.C. (included in Exhibit 5.2 to this Registration Statement).

99.1	Form of Proxy Card to be used by APSG. (13)

99.2	Form of Proxy Card to be used by APIE. (13)

99.3	Consent of Raymond James and Associates. (13)

99.4	Consent of Norris C. Knight, Jr., M.D. (13)

99.5	Consent of William J. Peche, M.D. (13)

99.6	Consent of Dover Dixon Horne PLLC. (13)

(*)	Executive Compensation plans and arrangements.

(1)	Filed as an Exhibit to the Registration Statement on Form S-1, Registration No. 2-85321, of American Physicians Service Group, Inc., and incorporated herein by reference.

(2)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1984 and incorporated herein by reference.

(3)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1990 and incorporated herein by reference.

(4)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1995 and incorporated herein by reference.

(5)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1997 and incorporated herein by reference.

(6)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1998 and incorporated herein by reference.

(7)	Filed as an Exhibit to the Current Report on Form 8-K of American Physicians Service Group, Inc. dated September 22, 1999 and incorporated herein by reference.

(8)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 1999 and incorporated herein by reference.

(9)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2000 and incorporated herein by reference.

(10)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2003 and incorporated herein by reference.

(11)	Filed as an Exhibit to the Annual Report on Form 10-K of American Physicians Service Group, Inc. for the year ended December 31, 2004.

(12)	Filed as an Exhibit to the Registration Statement on Form S-8 filed with the SEC on April 26, 2006.

(13)	Filed herewith.

Exhibits-3